      As Filed with the Securities and Exchange Commission on May 26, 1995
                                                       Registration No. 33-*****
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                         ----------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                         ----------------------------

                           TELE-COMMUNICATIONS, INC.
             (Exact Name of Registrant as Specified in its Charter)

       DELAWARE                          4841                    84-1260157
(State or Other Jurisdiction       (Primary Standard         (I.R.S. Employer
    of Incorporation or        Industrial Classification    Identification No.)
       Organization)                  Code Number)

                                5619 DTC Parkway
                        Englewood, Colorado  80111-3000
                                 (303) 267-5500
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                         ----------------------------

                             Stephen M. Brett, Esq.
                           Tele-Communications, Inc.
                                Terrace Tower II
                                5619 DTC Parkway
                        Englewood, Colorado  80111-3000
                                 (303) 267-5500
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                         ----------------------------

                                    Copy to:
                            C. Michael Watson, Esq.
                             Baker & Botts, L.L.P.
                              3000 One Shell Plaza
                             Houston, Texas  77002
                                 (713) 229-1234

                         ----------------------------

     Approximate Date of Commencement of Proposed Sale of the Securities to the
Public:  As soon as practicable after approval by stockholders.

     If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

                        CALCULATION OF REGISTRATION FEE


                                                               Proposed
         Title of Each Class of                                 Maximum        Proposed Maximum       Amount of
            Securities To Be               Amount To Be     Offering Price         Aggregate        Registration
               Registered                  Registered(1)     Per Share(2)      Offering Price(2)       Fee(2)
- ----------------------------------------------------------------------------------------------------------------
Series A TCI Group Common Stock,           571,489,713                 --                   --               --
par value $1.00 per share
- ----------------------------------------------------------------------------------------------------------------
Series B TCI Group Common Stock,            84,864,800                 --                   --               --
par value $1.00 per share
- ----------------------------------------------------------------------------------------------------------------
Series A Liberty Media Group Common Stock, 142,872,428                 --                   --               --
par value $1.00 per share
- ----------------------------------------------------------------------------------------------------------------
Series B Liberty Media Group Common Stock,  21,216,200                 --                   --               --
par value $1.00 per share
- ----------------------------------------------------------------------------------------------------------------
Total                                               --                 --                 $100             $100
================================================================================================================

(1) If the Liberty Media Group Stock Proposal described herein is approved by stockholders, the Series A Liberty Media Group Common Stock, par value $1.00 per share, and Series B Liberty Media Group Common Stock, par value $1.00 per share, will be distributed to holders of the Registrant's Class A Common Stock, par value $1.00 per share, and Class B Common Stock, par value $1.00 per share, respectively, on a one-for-four basis as described herein, and each outstanding share of Class A Common Stock and Class B Common Stock will be redesignated as Series A TCI Group Common Stock and Series B TCI Group Common Stock, respectively. The amount being registered, which is based on the 571,489,713 shares of Class A Common Stock and 84,864,800 shares of Class B Common Stock of the Registrant issued and outstanding at May 1, 1995, is subject to possible increase or decrease due to any change in the number of such issued and outstanding shares between May 1, 1995 and the effectiveness of the Liberty Media Group Stock Proposal.

(2) The shares will be distributed to stockholders without consideration. Accordingly, pursuant to Section 6(b) of the Securities Act of 1933, as amended, the amount of the registration fee is $100. The Registrant previously paid a filing fee of $125 upon the filing of the Proxy Statement/Prospectus included in this Registration Statement. In accordance with Rule 0-11(a)(2) under the Securities Exchange Act of 1934, as amended, the above fee is reduced by the fee paid in connection with the filing of the Proxy Statement/Prospectus. For purposes solely of filing this Registration Statement, the Registrant has included a nominal Proposed Maximum Aggregate Offering Price of $100.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                           TELE-COMMUNICATIONS, INC.

 Cross Reference Sheet Between Items in Form S-4 and Proxy Statement/Prospectus
                   Pursuant to Item 501(b) of Regulation S-K


ITEM                            FORM S-4 CAPTION                                 HEADING IN PROXY STATEMENT/PROSPECTUS
====================================================================================================================================

            A. INFORMATION ABOUT THE TRANSACTION

Item 1.     Forepart of Registration Statement and Outside Front
            Cover Page of Prospectus...............................   Cross Reference Sheet; Pages one through four of the Proxy
                                                                      Statement/Prospectus

Item 2.     Inside Front and Outside Back Cover Pages of
            Prospectus.............................................   Table of Contents; Available Information; Incorporation of
                                                                      Certain Documents by Reference

Item 3.     Risk Factors, Ratio of Earnings to Fixed
            Charges and Other Information..........................   Summary Comparison of Terms of Existing Common Stock with
                                                                      TCI Group Common Stock and Liberty Media Group Common Stock
                                                                      under the Liberty Media Group Stock Proposal; Proxy
                                                                      Statement/Prospectus Summary; Special Considerations

Item 4.     Terms of the Transaction...............................   Summary Comparison of Terms of Existing Common Stock with
                                                                      TCI Group Common Stock and Liberty Media Group Common Stock
                                                                      under the Liberty Media Group Stock Proposal; Proxy
                                                                      Statement/Prospectus Summary; The Liberty Media Group Stock
                                                                      Proposal

Item 5.     Pro Forma Financial Information........................   Available Information; Incorporation of Certain Documents by
                                                                      Reference; Financial Information (Appendix IV)

Item 6.     Material Contracts with the Company Being Acquired.....   *

Item 7.     Additional Information Required for Reoffering by
            Persons and Parties Deemed to be Underwriters..........   *

Item 8.     Interests of Named Experts and Counsel.................   Legal Matters; Experts

Item 9.     Disclosure of Commission Position on Indemnification
            of Securities Act Liabilities..........................   *

            B. INFORMATION ABOUT THE REGISTRANT

Item 10.    Information with Respect to S-3 Registrants............   Available Information; Incorporation of Certain Documents by
                                                                      Reference; Financial Information (Appendix IV)

Item 11.    Incorporation of Certain Information by Reference......   Available Information; Incorporation of Certain Documents by
                                                                      Reference

Item 12.    Information with Respect to S-2 or S-3 Registrants.....   *

Item 13.    Incorporation of Certain Information by Reference......   *

Item 14.    Information with Respect to Registrants Other than S-3
            or S-2 Registrants.....................................   *

            C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED

Item 15.    Information with Respect to S-3 Companies..............   *

Item 16.    Information with Respect to S-2 or S-3 Companies.......   *

Item 17.    Information with Respect to Companies Other than
            S-3 or S-2 Companies...................................   *

            D. VOTING AND MANAGEMENT INFORMATION

 Item 18.   Information if Proxies, Consents or Authorizations
            are to be Solicited....................................  Pages one through six of the Proxy Statement/Prospectus;
                                                                     Available Information; Incorporation of Certain Documents
                                                                     by Reference; Proxy Statement/Prospectus Summary; The Annual
                                                                     Meeting; Election of Directors; The Liberty Media Group Stock
                                                                     Proposal; Voting Securities and Principal Holders Thereof;
                                                                     Concerning Management; Stockholders' Proposals

Item 19.    Information if Proxies, Consents or Authorizations are
            not to be Solicited or in an Exchange Offer............  *

___________________

*  Omitted because inapplicable or answer is in the negative.

                           TELE-COMMUNICATIONS, INC.
                                Terrace Tower II
                                5619 DTC Parkway
                           Englewood, Colorado 80111
                                 (303) 267-5500
                                                                          [Date]
Dear Stockholder:

     You are cordially invited to attend the annual meeting of stockholders of Tele-Communications, Inc. (the "Company"), which will be held at [place] on [date] starting at [time]. A notice of the annual meeting, a proxy card and a proxy statement/prospectus containing important information about the matters to be acted upon at the annual meeting are enclosed.

     At the annual meeting, you will be asked to consider and vote upon the Liberty Media Group Stock Proposal, which would authorize two new series of common stock to be called Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, which are intended to reflect the separate performance of the newly created "Liberty Media Group". The Liberty Media Group consists of the Company's businesses that are engaged in two principal lines of business: (i) production, acquisition and distribution through all available formats and media of branded entertainment, educational and informational programming and software including multimedia products and (ii) electronic retailing, direct marketing, advertising sales relating to programming services, infomercials and transaction processing. Promptly following approval of the Liberty Media Group Stock Proposal, the Company will distribute one-fourth of one share of Series A Liberty Media Group Common Stock on each outstanding share of Class A Common Stock and one-fourth of one share of Series B Liberty Media Group Common Stock on each outstanding share of Class B Common Stock. The Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock (collectively, the "Liberty Media Group Common Stock") distributed would be intended to represent 100% of the equity value of the Company attributable to the Liberty Media Group. Upon effectiveness of the Liberty Media Group Stock Proposal, the existing Class A Common Stock and Class B Common Stock will be redesignated into two new series of common stock to be called Series A TCI Group Common Stock and Series B TCI Group Common Stock, respectively (collectively, the "TCI Group Common Stock"), and will represent the Company's businesses and assets not included in the Liberty Media Group, including the Company's domestic cable and telephony distribution and communications business, international cable, telephony and programming business and technology/venture capital business (the "TCI Group").

     The Liberty Media Group Stock Proposal is intended to provide investors with separate securities reflecting the performance of the TCI Group and the Liberty Media Group, while at the same time enabling the Company's businesses to preserve the benefits of being part of a consolidated enterprise. The Liberty Media Group Stock Proposal will permit separate market valuations of the TCI Group Common Stock and the Liberty Media Group Common Stock, which the Board of Directors believes should result in greater market recognition of the value of each Group. The Liberty Media Group Stock Proposal is also intended to provide the Company greater flexibility with regard to raising capital and making acquisitions and investments, including strategic partnering transactions, with equity securities specifically related to each Group.

     IT IS IMPORTANT TO NOTE THAT HOLDERS OF BOTH TCI GROUP COMMON STOCK AND LIBERTY MEDIA GROUP COMMON STOCK WOULD BE COMMON STOCKHOLDERS OF THE COMPANY AND WOULD BE SUBJECT TO RISKS ASSOCIATED WITH AN INVESTMENT IN THE COMPANY AND ALL OF ITS BUSINESSES, ASSETS AND LIABILITIES.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE LIBERTY MEDIA GROUP STOCK PROPOSAL, BELIEVES ITS ADOPTION IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF THE PROPOSAL.

     In addition to the Liberty Media Group Stock Proposal, you will be asked at the annual meeting to consider and vote upon (i) the election of three directors of the Company to hold office until their successors are elected and qualified,
(ii) the approval of an increase in the number of authorized shares of Class A Common Stock (which would be redesignated as Series A TCI Group Common Stock under the Liberty Media Group Stock Proposal) from 1,100,000,000 to 1,750,000,000 and the number of authorized shares of Series Preferred Stock from 10,000,000 to 50,000,000, (iii) the approval of the Tele-Communications, Inc. 1994 Nonemployee Director Stock Option Plan and (iv) such other business as may properly come before the annual meeting.

     Whether or not you are personally able to attend the annual meeting, please complete, sign and date the enclosed proxy card and return it in the enclosed prepaid envelope as soon as possible. This action will not limit your right to vote in person if you wish to attend the annual meeting and vote personally.

                         Sincerely yours,

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS....................................   1
PROXY STATEMENT/PROSPECTUS..................................................   1
AVAILABLE INFORMATION.......................................................   7
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................   8
SUMMARY COMPARISON OF TERMS OF EXISTING COMMON STOCK WITH
  TCI GROUP COMMON STOCK AND LIBERTY MEDIA GROUP COMMON STOCK
  UNDER THE LIBERTY MEDIA GROUP STOCK PROPOSAL..............................  10
PROXY STATEMENT/PROSPECTUS SUMMARY..........................................  18
SPECIAL CONSIDERATIONS......................................................  34
THE ANNUAL MEETING..........................................................  46
ELECTION OF DIRECTORS.......................................................  48
THE LIBERTY MEDIA GROUP STOCK PROPOSAL......................................  51
  General...................................................................  51
  Background and Reasons for the Liberty Media Group Stock Proposal.........  52
  Recommendation of the Board of Directors..................................  57
  Management and Allocation Policies........................................  57
  Description of TCI Group Common Stock and Liberty Media Group Common
   Stock....................................................................  62
  No Initial Inter-Group Interest...........................................  83
  Dividend Policy...........................................................  86
  Stock Transfer Agent and Registrar........................................  86
  Inclusion in Nasdaq National Market.......................................  86
  No Dissenters' Rights.....................................................  87
  Certain Federal Income Tax Considerations.................................  87
  Effects on Convertible Securities.........................................  91
  Adjustments Under Stock Incentive Plan and Director Stock Option Plan.....  91
  Future Issuances Pursuant to Stock Incentive Plan and Director Stock
   Option Plan..............................................................  91
  Issuance of Series F Preferred Stock......................................  92
DESCRIPTION OF BUSINESS OF LIBERTY MEDIA GROUP..............................  94
THE INCREASED AUTHORIZATION PROPOSAL........................................ 130
THE DIRECTOR STOCK OPTION PLAN PROPOSAL..................................... 132
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF............................. 136
CONCERNING MANAGEMENT....................................................... 144
ANTI-TAKEOVER CONSIDERATIONS................................................ 159
DESCRIPTION OF EXISTING COMMON STOCK AND OTHER CAPITAL STOCK................ 162
LEGAL MATTERS............................................................... 169
EXPERTS..................................................................... 169
STOCKHOLDERS' PROPOSALS..................................................... 171


APPENDIX I - Glossary of Certain Defined Terms.............................. I-1
APPENDIX II - Illustration of Certain Terms.................................II-1
APPENDIX III-A - Proposed Amendments to the Restated Certificate
  of Incorporation (Implementing the Liberty Media Group Stock
  Proposal)............................................................. III-A-1
APPENDIX III-B - Proposed Amendments to the Restated Certificate
  of Incorporation (Implementing the Increased Authorization Proposal).. III-B-1
APPENDIX IV - Financial Information........................................ IV-1
  Index.................................................................... IV-1
  Tele-Communications, Inc. ............................................... IV-3
  Liberty Media Group.................................................... IV-114
  Liberty Media Corporation.............................................. IV-155
APPENDIX V - Tele-Communications, Inc. 1994 Nonemployee Director Stock
  Option Plan............................................................... V-1

                           TELE-COMMUNICATIONS, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                              To be Held on [date]

       NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (including any adjournment or postponement thereof, the "Annual Meeting") of Tele-Communications, Inc., a Delaware corporation (the "Company"), will be held at [place], starting at [time], local time, on [date], for the following purposes:


  1. To elect three directors of the Company to hold office until their successors are elected and qualified.

  2. To consider and vote upon a proposal (the "Liberty Media Group Stock Proposal") to adopt amendments to the Company's Restated Certificate of Incorporation which would (a) provide for the Company's Common Stock, par value $1.00 per share, to be divided into four series and for an increase of 550,000,000 in the number of authorized shares so that the Common Stock would consist of: (i) 500,000,000 newly authorized shares designated Series A Liberty Media Group Common Stock, (ii) 50,000,000 newly authorized shares designated Series B Liberty Media Group Common Stock, (iii) 1,100,000,000 shares of Series A TCI Group Common Stock created by redesignation of the Company's previously authorized Class A Common Stock, par value $1.00 per share (including redesignation of outstanding shares), and (iv) 150,000,000 shares of Series B TCI Group Common Stock created by redesignation of the Company's previously authorized Class B Common Stock, par value $1.00 per share (including redesignation of outstanding shares), and (b) provide for the voting powers and relative, participating, optional and other special rights and qualifications, limitations and restrictions of each of the four series.

  3. To consider and vote upon a proposal (the "Increased Authorization Proposal") to adopt amendments to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Class A Common Stock, par value $1.00 per share (which would be redesignated Series A TCI
Group Common Stock if the Liberty Media Group Stock Proposal is adopted), from 1,100,000,000 to 1,750,000,000 and the number of authorized shares of Series Preferred Stock, par value $.01 per share, from 10,000,000 to 50,000,000 and to clarify that the rights, powers and preferences of any series of the Series Preferred Stock may differ in any respect from those of any other series thereof (except as limited by the rights of any outstanding class or series of preferred stock).

  4. To consider and vote upon a proposal (the "Director Stock Option Plan Proposal") to approve the Tele-Communications, Inc. 1994 Nonemployee Director Stock Option Plan.

  5. To transact such other business as may properly come before the Annual Meeting.

       Holders of record of the Company's Class A Common Stock, Class B Common Stock, Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock (the "Class B Preferred Stock") and Convertible Preferred Stock, Series C (the "Series C Preferred Stock") at the close of business on [record date], the record date for the Annual Meeting, will be entitled to notice of and to vote at the Annual Meeting. Holders of the Class A Common Stock, the Class B Common Stock, the Class B Preferred Stock and the Series C Preferred Stock will be entitled to vote together as a single class in the election of directors, and holders of the Class A Common Stock, the Class B Common Stock and the Series C Preferred Stock will be entitled to vote together as a single class on the Liberty Media Group Stock Proposal, the Increased Authorization Proposal and the Director Stock Option Plan Proposal. In addition, holders of the Class A Common Stock and holders of the Class B Common Stock will each be entitled to vote as a separate class on the Liberty Media Group Stock Proposal.

       To assure that your interests will be represented at the Annual Meeting, regardless of whether you plan to attend in person, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed return envelope, which requires no postage if mailed in the United States. This action will not limit your right to vote in person if you wish to attend the Annual Meeting and vote personally.

       The Company's Annual Report to Stockholders, including financial statements, for the year ended December 31, 1994 accompanies the proxy materials being mailed to all stockholders. The Annual Report is not a part of this proxy solicitation material.

                            By Order of the Board of Directors


                            Stephen M. Brett
                            Secretary

Englewood, Colorado
[date]

PLEASE EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED MAY 26, 1995

                           TELE-COMMUNICATIONS, INC.
                       Terrace Tower II, 5619 DTC Parkway
                           Englewood, Colorado 80111

                          PROXY STATEMENT/PROSPECTUS

              For Annual Meeting of Stockholders to be held [date]

     This Proxy Statement/Prospectus is being furnished to stockholders of Tele-Communications, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the annual meeting of the stockholders of the Company, or any adjournment or postponement thereof (the "Annual Meeting").

     At the Annual Meeting, the stockholders of the Company will be asked to consider and vote upon the following:

     (i) the election of three directors of the Company to hold office until their successors are elected and qualified,

     (ii) a proposal (the "Liberty Media Group Stock Proposal") which would provide for the Company's Common Stock, par value $1.00 per share (the "Common Stock"), to be divided into four series and for an increase of 550,000,000 in the number of authorized shares so that the Common Stock would consist of:

            (a) 500,000,000 newly authorized shares designated Series A Liberty Media Group Common Stock (the "Series A Liberty Media Group Common Stock"),

            (b) 50,000,000 newly authorized shares designated Series B Liberty Media Group Common Stock (the "Series B Liberty Media Group Common Stock," and collectively with the Series A Liberty Media Group Common Stock, the "Liberty Media Group Common
                 Stock"),

            (c)  1,100,000,000 shares of Series A TCI Group Common Stock
                 (the "Series A TCI Group Common Stock") created by redesignation of the Company's previously authorized Class A Common Stock, par value $1.00 per share (the "Class A Common Stock") (including redesignation of outstanding shares), and

            (d)  150,000,000 shares of Series B TCI Group Common Stock
                 (the "Series B TCI Group Common Stock," and collectively with the Series A TCI Group Common Stock, the "TCI Group Common Stock") created by redesignation of the Company's previously authorized Class B Common Stock, par value $1.00 per share (the "Class B Common Stock") (including redesignation of outstanding shares),

     (iii) a proposal (the "Increased Authorization Proposal") to approve an increase in the number of authorized shares of Class A Common Stock (which would be redesignated Series A TCI Group Common Stock under the Liberty Media Group Stock Proposal) from 1,100,000,000 to 1,750,000,000 and the number of authorized shares of Series Preferred Stock, par value $.01 per share (the "Series Preferred Stock"), from 10,000,000 to 50,000,000 and to clarify that the rights, powers and preferences of any series of the Series Preferred Stock may differ in any respect from those of any other series thereof (except as limited by the rights of any outstanding class or series of preferred stock),

     (iv) a proposal (the "Director Stock Option Plan Proposal") to approve the Tele-Communications, Inc. 1994 Nonemployee Director Stock Option Plan (the "Director Stock Option Plan") and

     (v)    such other business as may properly come before the Annual
            Meeting.

     The Liberty Media Group Common Stock is intended to represent the newly created "Liberty Media Group". The Liberty Media Group is engaged in two principal lines of business: (i) production, acquisition and distribution through all available formats and media of branded entertainment, educational and informational programming and software including multimedia products and
(ii) electronic retailing, direct marketing, advertising sales relating to programming services, infomercials and transaction processing. The Liberty Media Group was formed following the August 1994 combination of the businesses of Liberty Media Corporation ("LMC") and the Company's predecessor, Tele-Communications, Inc. ("Old TCI"), and consists primarily of the programming interests previously held by LMC and Old TCI's programming interests (consisting of substantially all of Old TCI's interests in Turner Broadcasting System, Inc. and Discovery Communications, Inc.).

     Subject to the approval by the stockholders of the Liberty Media Group Stock Proposal, the Board of Directors has adopted resolutions declaring a distribution (the "Distribution") of one-fourth of one share of Series A Liberty Media Group Common Stock on each outstanding share of Class A Common Stock and one-fourth of one share of Series B Liberty Media Group Common Stock on each outstanding share of Class B Common Stock, in each case to holders of record on the record date for the Distribution. The record date for the Distribution will be the date the Company's Restated Certificate of Incorporation (the "Charter") is amended pursuant to the Liberty Media Group Stock Proposal, which is expected to occur as promptly as practicable after the Annual Meeting. The Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock so distributed will be intended to reflect 100% of the equity value of the Company attributable to the Liberty Media Group.

     After the issuance of Liberty Media Group Common Stock in the Distribution, it is intended that the Series A TCI Group Common Stock and Series B TCI Group Common Stock will reflect the performance of the businesses and assets of the Company not included in the Liberty Media Group, including the Company's domestic cable and telephony distribution and communications business, international cable, telephony and programming business and technology/venture capital business, as well as any equity value of the Company attributable to the Liberty Media Group that is not represented by outstanding Liberty Media Group Common Stock (an "Inter-Group Interest"). For convenience, the businesses of the Company not attributed to the Liberty Media Group, together with any subsequently created Inter-Group Interest, are sometimes referred to herein as the "TCI Group". Immediately following the Distribution, there will be no Inter-Group Interest. An Inter-Group Interest would be created only if a subsequent transfer of cash or other property from the TCI Group to the Liberty Media Group is specifically designated by the Board of Directors of the Company as being made to create an Inter-Group Interest (in contrast to transfers made for other consideration such as transfers as loans or in purchase and sale transactions) or if outstanding shares of Liberty Media Group Common Stock are purchased with funds attributable to the TCI Group. The Liberty Media Group and the TCI Group are sometimes hereinafter referred to individually as a "Group" and collectively as the "Groups".

     It is intended that the Liberty Media Group Stock Proposal, in addition to allowing greater market recognition of the value of each Group, will provide the Company greater flexibility with regard to raising capital and making acquisitions and investments, including strategic partnering transactions. At the same time, the Liberty Media Group Stock Proposal will enable the Company's businesses to preserve the benefits of being part of a consolidated enterprise.

     Following the Distribution, the Company will report the results of the Liberty Media Group and the TCI Group separately so long as the Liberty Media Group Common Stock is outstanding (in addition to reporting the Company's consolidated results), thereby giving investors an opportunity to gain a better understanding of the respective businesses. Implementation of the Liberty Media Group Stock Proposal will afford investors an opportunity to invest in TCI Group Common Stock or Liberty Media Group Common Stock, depending on their investment objectives. Although the Company will separately report financial information of each Group, the implementation of the Liberty Media Group Stock Proposal will not result in any transfer of assets or liabilities of the Company or any of its subsidiaries or affect the rights of holders of debt of the Company or any of its subsidiaries.

     HOLDERS OF TCI GROUP COMMON STOCK AND OF LIBERTY MEDIA GROUP COMMON STOCK WILL BE COMMON STOCKHOLDERS OF THE COMPANY AND WILL BE SUBJECT TO RISKS ASSOCIATED WITH AN INVESTMENT IN THE COMPANY AND ALL OF ITS BUSINESSES, ASSETS AND LIABILITIES. FINANCIAL EFFECTS ARISING FROM EITHER GROUP THAT AFFECT THE COMPANY'S CONSOLIDATED RESULTS OF OPERATIONS OR FINANCIAL CONDITION COULD AFFECT THE COMBINED RESULTS OF OPERATIONS AND FINANCIAL CONDITION OF BOTH GROUPS OR THE MARKET PRICE OF THE TCI GROUP COMMON STOCK OR THE LIBERTY MEDIA GROUP COMMON STOCK. SEE "SPECIAL CONSIDERATIONS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE LIBERTY MEDIA GROUP STOCK
PROPOSAL.

     The Liberty Media Group Stock Proposal provides that any dividends on the TCI Group Common Stock will be paid only out of the lesser of assets of the Company legally available therefor and the TCI Group Available Dividend Amount (a defined term intended to be similar to the amount that would be legally available for the payment of dividends on the TCI Group Common Stock under the Delaware General Corporation Law (the "DGCL") if the TCI Group were a separate Delaware corporation) and only if equivalent per share dividends are concurrently paid on both the Series A TCI Group Common Stock and the Series B TCI Group Common Stock. Similarly, any dividends on the Liberty Media Group Common Stock will be paid only out of the lesser of assets of the Company legally available therefor and the Liberty Media Group Available Dividend Amount (a defined term intended to be similar to the amount that would be legally available for the payment of dividends on the Liberty Media Group Common Stock under the DGCL if the Liberty Media Group were a separate Delaware corporation) and only if equivalent per share dividends are concurrently paid on both the Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock. For this purpose, equivalent per share dividends include, in the case of distributions of certain securities, distributions of securities having relative voting rights and differences in certain related rights not greater than the corresponding differences between the two series with respect to which the distribution is being made. Under the terms of the Liberty Media Group Common Stock as set forth in the Charter as proposed to be amended pursuant to the Liberty Media Group Stock Proposal (the "Amended Charter"), the Board of Directors will (subject to the foregoing provisions) have the authority to declare and pay dividends on the TCI Group Common Stock and the Liberty Media Group Common Stock in equal or unequal amounts, notwithstanding the relationship between the TCI Group Available Dividend Amount and the Liberty Media Group Available Dividend Amount, the respective amounts of prior dividends declared on, or liquidation rights of, the TCI Group Common Stock or the Liberty Media Group Common Stock or any other factor. The Company has never paid cash dividends on its Class A Common Stock or Class B Common Stock, and the Board of Directors does not anticipate that cash dividends on the TCI Group Common Stock or the Liberty Media Group Common Stock will be paid in the foreseeable future. Any decision to pay dividends in the future will depend on the financial condition, results of operations and business requirements of the Company as a whole. In making a determination as to the allocation of any future dividends among the TCI Group Common Stock and the Liberty Media Group Common Stock, the Board of Directors expects to follow a policy under which it will consider, among other factors, the relative financial condition, results of operations and business requirements of the respective Groups.

     The Liberty Media Group Common Stock will generally vote together with the TCI Group Common Stock as a single class, with the Series A Liberty Media Group Common Stock having one vote per share and the Series B Liberty Media Group Common Stock having ten votes per share. The Class A Common Stock and Class B Common Stock (redesignated Series A TCI Group Common Stock and Series B TCI Group Common Stock, respectively) will continue to have one vote per share and ten votes per share, respectively.

     If the Company disposes of all or substantially all of the properties and assets of the Liberty Media Group (i.e. 80% or more on a current market value basis), other than in a transaction in which the Company receives equity securities of an entity engaged or proposing to engage primarily in a similar or complementary business and other than in connection with the disposition of all or substantially all of the properties and assets of the Company, the Company is required, at its option, either to (i) distribute to holders of the Liberty Media Group Common Stock an amount in cash and/or securities or other property equal to their proportionate interest in the net proceeds of such disposition, either by special dividend or by redemption of all or part of the outstanding shares of Liberty Media Group Common Stock, or (ii) convert each outstanding share of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock into a number (or fraction) of shares of Series A TCI Group Common Stock or Series B TCI Group Common Stock, respectively, equal in each case to 110% of the average daily ratio over a specified period after consummation of the transaction of the market value of one share of Series A Liberty Media Group Common Stock to the market value of one share of Series A TCI Group Common Stock.

     The Company may, in the sole discretion of its Board of Directors, elect at any time to convert each outstanding share of Liberty Media Group Common Stock into a number (or fraction) of shares of TCI Group Common Stock equal to the ratio of the fair value (as determined on the basis of appraisals performed by investment banking firms) of one share of Liberty Media Group Common Stock to the average market value over a specified period prior to the date such appraisal process is initiated of one share of Series A TCI Group Common Stock. In such a case, shares of Series A Liberty Media Group Common Stock would be converted into Series A TCI Group Common Stock and shares of Series B Liberty Media Group Common Stock would be converted into Series B TCI Group Common Stock.

     The Company could at any time, in the sole discretion of its Board of Directors, redeem (without premium) all outstanding shares of Liberty Media Group Common Stock for an aggregate number of shares of any one or more wholly-owned subsidiaries that hold all of the assets and liabilities of the Liberty Media Group equal to the product of the percentage interest in the Liberty Media Group represented by outstanding shares of Liberty Media Group Common Stock and the number of outstanding shares of common stock of each of such subsidiaries. In such a case, the Board of Directors could elect to distribute, with respect to each such subsidiary, either a single class of subsidiary stock or two classes of subsidiary stock having relative voting rights and differences in certain related rights not greater than the corresponding differences between the Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock.

     The rights of holders of the TCI Group Common Stock upon liquidation of the Company will be based on the ratio of the aggregate market capitalization of the TCI Group Common Stock to the aggregate market capitalization of the TCI Group Common Stock and the Liberty Media Group Common Stock, with the Series A TCI Group Common Stock and the Series B TCI Group Common Stock participating equally on a share-for-share basis. The rights of holders of the Liberty Media Group Common Stock upon liquidation of the Company will be based on the ratio of the aggregate market capitalization of the Liberty Media Group Common Stock to the aggregate market capitalization of the TCI Group Common Stock and the Liberty Media Group Common Stock, with the Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock participating equally on a share-for-share basis. For this purpose, market capitalization is determined on the basis of a time-weighted average over a specified period prior to announcement of the liquidation event.


     Following the Distribution, additional authorized shares of Liberty Media Group Common Stock could be issued from time to time at the discretion of the Board of Directors. See "The Liberty Media Group Stock Proposal-General".

     The Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock have been approved for inclusion in the Nasdaq National Market under the symbols "LBTYA" and "LBTYB", respectively. Shares of Series A TCI Group Common Stock and Series B TCI Group Common Stock will continue to be included in the Nasdaq National Market under the symbols "TCOMA" and "TCOMB", respectively. See "The Liberty Media Group Stock Proposal-Inclusion in Nasdaq National Market".

     The Board of Directors has unanimously approved the Liberty Media Group Stock Proposal and recommends that stockholders vote FOR the Proposal.

     UNDER THE DGCL, STOCKHOLDERS OF THE COMPANY DO NOT HAVE DISSENTERS RIGHTS IN CONNECTION WITH THE LIBERTY MEDIA GROUP STOCK PROPOSAL.

     This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to the stockholders of the Company on or about [date].

THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
OFFENSE.

             The date of this Proxy Statement/Prospectus is [date].

     The Company was incorporated in 1994 under the name "TCI/Liberty Holding Company" for the purpose of combining the Company's predecessor, Tele-Communications, Inc. (renamed "TCI Communications, Inc." and referred to herein as "TCIC" or "Old TCI"), and Liberty Media Corporation ("LMC"). On August 4, 1994 the mergers (the "Old TCI/LMC Combination") of Old TCI and LMC with separate wholly-owned subsidiaries of the Company were consummated and each of Old TCI and LMC became wholly-owned subsidiaries of the Company. In connection with the Old TCI/LMC Combination, the Company changed its name to Tele-Communications, Inc. and Old TCI changed its name to TCI Communications, Inc. In connection with the Business Line Restructuring described under the caption "The Liberty Media Group Stock Proposal--Background and Reasons for the Liberty Media Group Stock Proposal--The Business Line Restructuring", LMC changed its name to "TCI Cable Investments, Inc." ("TCI Cable Investments") and LMC's and TCIC's programming assets were transferred to a newly-formed corporation named "Liberty Media Corporation" (referred to herein as "Liberty"). UNLESS THE CONTEXT INDICATES OTHERWISE, AS USED IN THIS PROXY STATEMENT/PROSPECTUS THE TERM "COMPANY" MEANS, ON AND AFTER AUGUST 4, 1994, TELE-COMMUNICATIONS, INC. (FORMERLY NAMED "TCI/LIBERTY HOLDING COMPANY") AND, BEFORE AUGUST 4, 1994, TCIC (FORMERLY NAMED "TELE-COMMUNICATIONS, INC."), AND THEIR RESPECTIVE CONSOLIDATED SUBSIDIARIES.

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

     The Company has filed a Registration Statement on Form S-4 (the "Registration Statement") with the Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering shares of Series A TCI Group Common Stock, Series B TCI Group Common Stock, Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock issuable in connection with the Liberty Media Group Stock Proposal. This Proxy Statement/Prospectus, which also constitutes the Prospectus of the Company filed as a part of the Registration Statement, does not include all of the information set forth in the Registration Statement, as permitted by the rules and regulations of the Commission. The Registration Statement, including any amendments, schedules and exhibits filed or incorporated by reference as a part thereof, is available for inspection and copying as set forth above. Statements contained in this Proxy Statement/Prospectus or in any document incorporated herein by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, and each such statement shall be deemed qualified in its entirety by such reference.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES COVERED BY THIS PROXY STATEMENT/PROSPECTUS OR A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by the Company with the Commission under the Exchange Act (Commission File No. 0-20421) are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1994, as amended by Form 10-K/A (Amendment No. 1), (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995 and
(iii) the Company's Current Reports on Form 8-K dated August 26, 1994, January 23, 1995, February 3, 1995, as amended by Form 8-K/A, February 13, 1995, February 15, 1995, April 6, 1995, April 20, 1995 and May 4, 1995.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the Annual Meeting shall be deemed to be incorporated by reference into this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that is or is deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. All information appearing in this Proxy Statement/Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST BY ANY PERSON TO WHOM THIS PROXY STATEMENT/PROSPECTUS HAS BEEN DELIVERED, FROM STEPHEN M. BRETT, EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL, TELE-COMMUNICATIONS, INC., TERRACE TOWER II, 5619 DTC PARKWAY, ENGLEWOOD, COLORADO 80111 (TELEPHONE 303-267-5500). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE BY [DATE].

      SUMMARY COMPARISON OF TERMS OF EXISTING COMMON STOCK WITH TCI GROUP
                        COMMON STOCK AND LIBERTY MEDIA
        GROUP COMMON STOCK UNDER THE LIBERTY MEDIA GROUP STOCK PROPOSAL

     The following summary is intended only to highlight certain of the terms of the Company's existing Class A Common Stock and Class B Common Stock under the Company's Charter as currently in effect and the terms of the TCI Group Common Stock and the Liberty Media Group Common Stock under the Amended Charter. This summary is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement/Prospectus, the Appendices hereto and the documents incorporated by reference or otherwise referred to herein. See "Proxy Statement/Prospectus Summary", "Special Considerations" and "The Liberty Media Group Stock Proposal--Description of TCI Group Common Stock and Liberty Media Group Common Stock". Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Proxy Statement/Prospectus. See Appendix I--Glossary of Certain Defined Terms. Stockholders are urged to read carefully this Proxy Statement/Prospectus and the Appendices hereto in their entirety.

                                                         Liberty Media Group Stock Proposal
                                                  ----------------------------------------------------
                           Existing                    TCI Group               Liberty Media Group
                         Common Stock                 Common Stock               Common Stock
                        -------------                 ------------             -------------------
 Businesses:           All businesses of the      TCI Group - the Company's   Liberty Media Group is
                       Company.                   businesses and assets not   engaged in two principal
                                                  included in the Liberty     lines of business: (i)
                                                  Media Group, including      production, acquisition
                                                  domestic cable and          and distribution through
                                                  telephony distribution      all available formats and
                                                  and communications,         media of branded
                                                  international cable,        entertainment,
                                                  telephony and programming   educational and
                                                  and technology/venture      informational programming
                                                  capital, together with      and software including
                                                  any subsequently created    multimedia products and
                                                  Inter-Group Interest in     (ii) electronic
                                                  the Liberty Media Group.    retailing, direct
                                                                              marketing, advertising
                                                                              sales relating to
                                                                              programming services,
                                                                              infomercials and
                                                                              transaction processing.

                                                  The TCI Group Common        The Liberty Media Group
                                                  Stock is intended to        Common Stock is intended
                                                  reflect the separate        to reflect the separate
                                                  performance of the TCI      performance of the
                                                  Group. However, holders     Liberty Media Group.
                                                  of TCI Group Common Stock   However, holders of
                                                  will continue to be         Liberty Media Group
                                                  subject to risks            Common Stock will be
                                                  associated with an          subject to risks
                                                  investment in the Company   associated with an
                                                  and all of its              investment in the Company
                                                  businesses, assets and      and all of its
                                                  liabilities. There is no    businesses, assets and
                                                  assurance as to the         liabilities. There is no
                                                  degree to which the         assurance as to the
                                                  market value of the TCI     degree to which the
                                                  Group Common Stock will     market value of the
                                                  reflect the separate        Liberty Media Group
                                                  performance of the TCI      Common Stock will reflect
                                                  Group.                      the separate performance
                                                                              of the Liberty Media
                                                                              Group.

                                                       Liberty Media Group Stock Proposal
                                                    -----------------------------------------------
                         Existing                    TCI Group                  Liberty Media Group
                        Common Stock                Common Stock                  Common Stock
                        ------------                ------------                -------------------
Dividends:              The Company has never       The Company's current       The Company's current
                        paid cash dividends on      policy of paying no cash    policy of paying no cash
                        its Class A Common Stock    dividends on Common Stock   dividends on Common Stock
                        or Class B Common Stock,    would also apply to the     would also apply to the
                        and the Company's current   TCI Group Common Stock.     Liberty Media Group
                        policy is to pay no cash                                Common Stock.
                        dividends on Class A
                        Common Stock or Class B
                        Common Stock.

                        Dividends are payable out   Dividends are payable out   Dividends are payable out
                        of the assets of the        of the lesser of assets     of the lesser of assets
                        Company legally available   of the Company legally      of the Company legally
                        for dividends. If           available therefor and      available therefor and the
                        dividends on the Class A    the TCI Group Available     Liberty Media Group
                        Common Stock or Class B     Dividend Amount. If         Available Dividend Amount.
                        Common Stock are paid,      dividends on the TCI        If dividends on the Liberty
                        they will be concurrently   Group Common Stock are      Media Group Common Stock
                        paid on both the Class A    paid, equivalent per        are paid, equivalent per
                        Common Stock and the        share dividends will be     share dividends will be
                        Class B Common Stock in     concurrently paid on both   concurrently paid on both
                        equal per share amounts.    the Series A TCI Group      the Series A Liberty
                        Share distributions         Common Stock and the        Media Group Common Stock
                        consisting of Class A       Series B TCI Group Common   and the Series B Liberty
                        Common Stock or Class B     Stock. For this purpose,    Media Group Common Stock.
                        Common Stock may be made    equivalent per share        For this purpose,
                        either on the basis of an   dividends include, in the   equivalent per share
                        identical distribution to   case of distributions of    dividends include, in the
                        the holders of              certain securities          case of distributions of
                        outstanding Class A         (including stock            certain securities
                        Common Stock and Class B    dividends consisting of     (including stock
                        Common Stock or on the      any series of Common        dividends consisting of
                        basis of equal per share    Stock), either              Liberty Media Group
                        distributions of Class A    distributions of            Common Stock), either
                        Common Stock to the         identical securities or     distributions of
                        holders of Class A Common   distributions of            identical securities or
                        Stock and Class B Common    securities having           distributions of
                        Stock to the holders of     relative voting rights      securities having
                        Class B Common Stock.       and differences in          relative voting rights
                                                    certain related rights      and differences in
                                                    not greater than the        certain related rights
                                                    corresponding differences   not greater than the
                                                    between the Series A TCI    corresponding differences
                                                    Group Common Stock and      between the Series A
                                                    the Series B TCI Group      Liberty Media Group
                                                    Common Stock.               Common Stock and the
                                                                                Series B Liberty Media
                                                                                Group Common Stock.


                                                       Liberty Media Group Stock Proposal
                                                  -----------------------------------------------
                         Existing                  TCI Group                  Liberty Media Group
                        Common Stock              Common Stock                  Common Stock
                        ------------              ------------                -------------------
Dividends (Cont'd):                               Subject to the foregoing    Subject to the foregoing
                                                  provisions, dividends may   provisions, dividends may
                                                  be declared and paid on     be declared and paid on
                                                  the TCI Group Common        the TCI Group Common
                                                  Stock and/or the Liberty    Stock and/or the Liberty
                                                  Media Group Common Stock    Media Group Common Stock
                                                  in equal or unequal         in equal or unequal
                                                  amounts, notwithstanding    amounts, notwithstanding
                                                  the relationship between    the relationship between
                                                  the TCI Group Available     the TCI Group Available
                                                  Dividend Amount and the     Dividend Amount and the
                                                  Liberty Media Group         Liberty Media Group
                                                  Available Dividend Amount,  Available Dividend Amount,
                                                  the respective amounts of   the respective amounts of
                                                  prior dividends paid on,    prior dividends paid on,
                                                  or liquidation rights of,   or liquidation rights of,
                                                  the TCI Group Common Stock  the TCI Group Common Stock
                                                  or the Liberty Media Group  or the Liberty Media Group
                                                  Common Stock or any other   Common Stock or any other
                                                  factor.                     factor.

                                                  Any decision to pay         Any decision to pay
                                                  dividends in the future     dividends in the future
                                                  will depend on the          will depend on the
                                                  financial condition,        financial condition,
                                                  results of operations and   results of operations and
                                                  business requirements of    business requirements of
                                                  the Company as a whole.     the Company as a whole.
                                                  In making a determination   In making a determination
                                                  as to the allocation of     as to the allocation of
                                                  any future dividends        any future dividends
                                                  among the TCI Group         among the TCI Group
                                                  Common Stock and the        Common Stock and the
                                                  Liberty Media Group         Liberty Media Group
                                                  Common Stock, the Board     Common Stock, the Board
                                                  of Directors expects to     of Directors expects to
                                                  follow a policy under       follow a policy under
                                                  which it will consider,     which it will consider,
                                                  among other factors, the    among other factors, the
                                                  relative financial          relative financial
                                                  condition, results of       condition, results of
                                                  operations and business     operations and business
                                                  requirements of the         requirements of the
                                                  respective Groups.          respective Groups.

                                                       Liberty Media Group Stock Proposal
                                                  -----------------------------------------------
                         Existing                  TCI Group                  Liberty Media Group
                        Common Stock              Common Stock                  Common Stock
                        ------------              ------------                -------------------
Dividend,
Redemption and
Conversion Rights
applicable on
Disposition
of Group Assets:        None.                     None.                       If the Company disposes of all
                                                                              or substantially all of
                                                                              the properties and assets
                                                                              of the Liberty Media
                                                                              Group (i.e. 80% or more
                                                                              on a current market value
                                                                              basis), other than in a
                                                                              Related Business
                                                                              Transaction in which the
                                                                              Company receives
                                                                              Qualifying Securities of
                                                                              an entity engaged or
                                                                              proposing to engage
                                                                              primarily in a similar or
                                                                              complementary business
                                                                              and other than in
                                                                              connection with the
                                                                              disposition of all or
                                                                              substantially all of the
                                                                              properties and assets of
                                                                              the Company, the Company
                                                                              is required, at its
                                                                              option, either to (i)
                                                                              distribute to holders of
                                                                              the Liberty Media Group
                                                                              Common Stock an amount in
                                                                              cash and/or securities or
                                                                              other property equal to
                                                                              their proportionate
                                                                              interest in the Net
                                                                              Proceeds of such
                                                                              disposition, either by
                                                                              special dividend or by
                                                                              redemption of all or part
                                                                              of the outstanding shares
                                                                              of Liberty Media Group
                                                                              Common Stock, or (ii)
                                                                              convert each outstanding
                                                                              share of Series A Liberty Media
                                                                              Group Common Stock and Series B
                                                                              Liberty Media Group Common Stock
                                                                              into a number (or fraction) of
                                                                              shares of Series A TCI Group
                                                                              Common Stock or Series B TCI Group
                                                                              Common Stock, respectively, equal
                                                                              in each case to 110% of the
                                                                              average daily ratio over
                                                                              the ten-trading day
                                                                              period beginning on the
                                                                              16th trading day after

                                                       Liberty Media Group Stock Proposal
                                                  -----------------------------------------------
                          Existing                 TCI Group                  Liberty Media Group
                        Common Stock              Common Stock                  Common Stock
                        ------------              ------------                -------------------
Dividend,
Redemption and
Conversion Rights
applicable on
Disposition of
Group Assets
(Cont'd):                                                                     consummation of the
                                                                              transaction of the Market
                                                                              Value of one share of
                                                                              Series A Liberty Media
                                                                              Group Common Stock to the
                                                                              Market Value of one share
                                                                              of Series A TCI Group
                                                                              Common Stock. In case the
                                                                              Company elects to redeem
                                                                              the Liberty Media Group
                                                                              Common Stock in part
                                                                              following the disposition
                                                                              of substantially all of
                                                                              the properties and assets
                                                                              of the Liberty Media
                                                                              Group, such redemption
                                                                              could be effected pro
                                                                              rata among the holders of
                                                                              such shares or by such
                                                                              other method as may be
                                                                              determined by the Board
                                                                              of Directors to be
                                                                              equitable.

Conversion at
Option of Holder:       Shares of Class B Common  Shares of Series B TCI      Shares of Series B
                        Stock are convertible at  Group Common Stock will     Liberty Media Group
                        any time at the option of be convertible at any       Common Stock will be
                        the holder only into the  time at the option of the   convertible at any time
                        same number of shares of  holder only into the same   at the option of the
                        Class A Common Stock.     number of shares of         holder only into the same
                                                  Series A TCI Group Common   number of shares of
                                                  Stock.                      Series A Liberty Media
                                                                              Group Common Stock.

                                                       Liberty Media Group Stock Proposal
                                                  -----------------------------------------------
                         Existing                  TCI Group                  Liberty Media Group
                        Common Stock              Common Stock                  Common Stock
                        ------------              ------------                -------------------
Conversion at
Option of
 Company:               None.                     None.                       The Company may, in the
                                                                              sole discretion of its
                                                                              Board of Directors, elect
                                                                              at any time to convert
                                                                              each outstanding share of
                                                                              Liberty Media Group
                                                                              Common Stock into a
                                                                              number (or fraction) of
                                                                              shares of Common Stock
                                                                              equal to the ratio of the
                                                                              Fair Value (as determined
                                                                              on the basis of
                                                                              appraisals performed by
                                                                              investment banking firms)
                                                                              of one share of Liberty
                                                                              Media Group Common Stock
                                                                              to the average Market
                                                                              Value over the 20-
                                                                              trading day period prior
                                                                              to the date such
                                                                              appraisal process is
                                                                              initiated of one share of
                                                                              Series A TCI Group Common
                                                                              Stock. In such a case,
                                                                              shares of Series A
                                                                              Liberty Media Group
                                                                              Common Stock would be
                                                                              converted into Series A
                                                                              TCI Group Common Stock
                                                                              and shares of Series B
                                                                              Liberty Media Group
                                                                              Common Stock would be
                                                                              converted into Series B
                                                                              TCI Group Common Stock.

                                                       Liberty Media Group Stock Proposal
                                                  -----------------------------------------------
                         Existing                  TCI Group                  Liberty Media Group
                        Common Stock              Common Stock                  Common Stock
                        ------------              ------------                -------------------
Redemption in
Exchange for Stock
of Subsidiary:          None.                     None.                       The Company could at any
                                                                              time, in the sole
                                                                              discretion of its Board
                                                                              of Directors, redeem
                                                                              (without premium) all
                                                                              outstanding shares of
                                                                              Liberty Media Group
                                                                              Common Stock for an
                                                                              aggregate number of
                                                                              shares of any one or more
                                                                              wholly-owned subsidiaries
                                                                              that hold all of the
                                                                              assets and liabilities of
                                                                              the Liberty Media Group
                                                                              equal to the product of
                                                                              the percentage interest
                                                                              in the Liberty Media
                                                                              Group represented by
                                                                              outstanding shares of
                                                                              Liberty Media Group
                                                                              Common Stock and the
                                                                              number of outstanding
                                                                              shares of common stock of
                                                                              each of such
                                                                              subsidiaries. In such a
                                                                              case, the Board of
                                                                              Directors could elect to
                                                                              distribute, with respect
                                                                              to each such subsidiary,
                                                                              either a single class of
                                                                              subsidiary stock or two
                                                                              classes of subsidiary
                                                                              stock having relative
                                                                              voting rights and
                                                                              differences in certain
                                                                              related rights not
                                                                              greater than the
                                                                              corresponding differences
                                                                              between the Series A
                                                                              Liberty Media Group
                                                                              Common Stock and the
                                                                              Series B Liberty Media
                                                                              Group Common Stock.

Voting Rights:          The Class A Common Stock  The Series A TCI Group      The Series A Liberty
                        is entitled to one vote   Common Stock will be        Media Group Common Stock
                        per share and the Class B entitled to one vote per    will be entitled to one
                        Common Stock is entitled  share and the Series B      vote per share and the
                        to ten votes per share,   TCI Group Common Stock      Series B Liberty Media
                        voting as one class with  will be entitled to ten     Group Common Stock will
                        any preferred stock       votes per share, voting     be entitled to ten votes
                        entitled to vote, except  as one class with the       per share, voting as one
                        to the extent separate    Liberty Media Group         class with the TCI Group
                        class votes are required  Common Stock and any        Common Stock and any
                        by law or the Charter.    preferred stock entitled    preferred stock entitled
                                                  to vote, except to the      to vote, except to the
                                                  extent separate class       extent separate class or
                                                  or series votes are         series votes are required
                                                  required by law or the      by law or the Amended
                                                  Amended Charter.            Charter.


                                                       Liberty Media Group Stock Proposal
                                                  -----------------------------------------------
                         Existing                  TCI Group                  Liberty Media Group
                        Common Stock              Common Stock                  Common Stock
                        ------------              ------------                -------------------
Liquidation:            Holders of shares of      Holders of shares of        Holders of shares of
                        Class A Common Stock and  Series A TCI Group Common   Series A Liberty Media
                        Class B Common Stock are  Stock and Series B TCI      Group Common Stock and
                        entitled to share the     Group Common Stock will     Series B Liberty Media
                        funds of the Company      be entitled to share (on    Group Common Stock will
                        remaining for             an equal per share basis)   be entitled to share (on
                        distribution to its       a portion of the funds of   an equal per share basis)
                        common stockholders.      the Company remaining for   a portion of the funds of
                                                  distribution to its         the Company remaining for
                                                  common stockholders based   distribution to its
                                                  on the ratio of the         common stockholders based
                                                  aggregate Market            on the ratio of the
                                                  Capitalization of the       aggregate Market
                                                  TCI Group Common Stock      Capitalization of the
                                                  to the aggregate Market     Liberty Media
                                                  Capitalization of the       Group Common Stock
                                                  TCI Group Common Stock      to the aggregate Market
                                                  and the Liberty             Capitalization of the
                                                  Media Group Common Stock.   TCI Group Common Stock
                                                  Market Capitalization is    and the Liberty
                                                  determined on the basis     Media Group Common Stock.
                                                  of a time-weighted          Market Capitalization is
                                                  average over a period of    determined on the basis
                                                  20 trading days prior to    of a time-weighted
                                                  announcement of the         average over a period of
                                                  liquidation event.          20 trading days prior to
                                                                              announcement of the
                                                                              liquidation event.
Inclusion in Nasdaq
National Market:        Nasdaq National Market    Nasdaq National Market      Nasdaq National Market
                        under the symbols         under the symbols           under the symbols
                        "TCOMA" and "TCOMB".      "TCOMA" and "TCOMB".        "LBTYA" and "LBTYB".

                      PROXY STATEMENT/PROSPECTUS SUMMARY

     The following summary is intended only to highlight certain information contained elsewhere in this Proxy Statement/Prospectus. This summary is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement/Prospectus, the Appendices hereto and the documents incorporated by reference or otherwise referred to herein. See "Summary Comparison of Terms of Existing Common Stock with TCI Group Common Stock and Liberty Media Group Common Stock under the Liberty Media Group Stock Proposal", "Special Considerations" and "The Liberty Media Group Stock Proposal". Unless otherwise defined herein, capitalized terms used in this summary have the meanings ascribed to them elsewhere in this Proxy Statement/Prospectus. See Appendix I--Glossary of Certain Defined Terms. Stockholders are urged to carefully read this Proxy Statement/Prospectus and the Appendices hereto in their entirety.

The Company

     On August 4, 1994, the Old TCI/LMC Combination was consummated whereby, in a tax free exchange, Class A and Class B shares of both Old TCI and LMC and preferred stock of LMC were exchanged for like shares of the Company. Old TCI shareholders received one share of Common Stock for each of their shares. LMC common shareholders received 0.975 of a share of Common Stock for each of their common shares.

     In the fourth quarter of 1994, the Company's businesses were reorganized (the "Business Line Restructuring") into four divisions, each of which conducts its business through one or more direct wholly owned subsidiaries of the Company. The four divisions and the subsidiaries through which each operates its business are as follows: Domestic Cable and Communications--TCIC and TCI Cable Investments; Programming--Liberty; International Cable and Programming--Tele-Communications International, Inc. ("International"); and Technology/Venture Capital--TCI Technology Ventures, Inc. ("TCI
Technology").

     Since the early 1950's, the Company and its predecessors, through their subsidiaries and affiliates, have been principally engaged in the construction, acquisition, ownership and operation of cable television systems and, more recently, in the provision of satellite delivered programming services to various distribution media, principally cable television systems. The Company has become involved, as an investor and developer, in new television and telecommunications ventures and technologies. The Company is a Delaware corporation, and its executive offices are located at Terrace Tower II, 5619 DTC Parkway, Englewood, Colorado 80111-3000. Its telephone number at that address is (303) 267-5500.

 Liberty Media Group

     The Liberty Media Group, which conducts its businesses through Liberty and Liberty's subsidiaries and affiliates, is primarily engaged in two principal lines of business: (i) production, acquisition and distribution through all available formats and media of branded entertainment, educational and informational programming and software including multimedia products and (ii) electronic retailing, direct marketing, advertising sales relating to programming services, infomercials and transaction processing. The Liberty Media Group has interests in numerous domestic programming businesses, including Turner Broadcasting System, Inc.

("TBS"); Discovery Communications, Inc. ("Discovery"); Home Shopping Network Inc. ("HSN"); QVC, Inc. ("QVC"); Encore Media Corporation ("Encore"); BET Holdings, Inc.; International Family Entertainment, Inc.; E! Entertainment Television; and five national and 15 regional sports networks. The Liberty Media Group also owns Netlink USA ("Netlink"), a provider of programming packages to home satellite dish owners. Liberty Media Group provided service to approximately 451,000 Netlink subscribers at March 31, 1995. Prior to the Old TCI/LMC Combination, LMC was engaged in the cable television industry as an operator of cable television systems and as a provider of satellite-delivered video entertainment, information and home shopping programming services to various video distribution media, principally cable television systems. In the Business Line Restructuring, certain programming assets held by TCIC (primarily its interests in TBS, Discovery and Netlink) were transferred to Liberty, and LMC, which then held only interests in cable television systems, changed its name to TCI Cable Investments, Inc. In order to take advantage of the strong name identification developed by "Liberty Media," the Company decided to continue use of the "Liberty Media" name to identify its programming business.

 TCI Group

     Domestic Cable and Communications. The business activities of TCI Group's Domestic Cable and Communications division are conducted primarily through TCIC and also through TCI Cable Investments and through their respective subsidiaries and affiliates. Based on the number of basic subscribers, the TCI Group is the largest provider of cable television services in the United States. At March 31, 1995, the TCI Group owned cable television systems serving approximately
12.1 million basic cable subscribers throughout the continental United States and Hawaii. Additionally, the TCI Group had approximately 150,000 Primestar Partners subscribers at March 31, 1995.

     Subsidiaries of TCIC, together with Comcast Corporation ("Comcast"), Cox Communications, Inc. ("Cox") and Sprint Corporation ("Sprint"), have formed a series of partnerships (collectively, the "Telephony Joint Venture") to engage in the business of providing wireless communications services and local wireline communications services to residences and businesses on a nationwide basis under the "Sprint" brand. The TCI Group owns a 30% interest in the Telephony Joint Venture.

     With respect to wireless communications, the Telephony Joint Venture has been participating in the auctions being conducted by the Federal Communications Commission ("FCC") of broadband personal communications services ("PCS") licenses and was the winning bidder in 29 of 51 markets in the first round auction which was concluded during the first quarter of 1995. The Telephony Joint Venture also has a 49% limited partnership interest in a company that holds a PCS license for the Washington, D.C.-Baltimore market and is negotiating definitive agreements for a 40% interest in a partnership that will hold a PCS license for the Los Angeles - San Diego market. The TCI Group also owns a 35.3% interest in a partnership with Sprint and Cox which was the winning bidder for a PCS license in the Philadelphia market.

     With respect to wireline communications, the Telephony Joint Venture will serve its customers primarily through the cable television facilities of cable television operators that affiliate with the Telephony Joint Venture in exchange for agreed upon compensation. The modification of existing regulations and laws governing the local telephone market will be necessary in order for the Telephony Joint Venture to provide its proposed wireline communications services on a competitive basis in most states. Subject to agreement upon a business plan, a schedule for the upgrading of its cable television facilities in selected markets and certain other matters, the Company has agreed to affiliate certain of its cable systems with the Telephony Joint Venture. Subsidiaries of TCIC, Comcast, Cox and another cable television operator own Teleport Communications Group, Inc. ("TCG"). TCG has informed the Company that it believes that, based on the number of route miles served by TCG, its subsidiaries and affiliates, it is the nation's largest competitive access provider. The TCI Group, Comcast and Cox have agreed, subject to certain conditions, to contribute their respective interests in TCG and its affiliates to the Telephony Joint Venture.

     The TCI Group also has an investment in Primestar Partners, a direct broadcast satellite service.

     International Cable and Programming. The TCI Group holds its interests, and conducts its operations, in cable television and telephone networks and in certain programming companies outside of the United States through International. The activities of International are currently concentrated in Europe, Latin America and Asia, with particular focus on the United Kingdom, Argentina and Asia. International has ownership interests in companies operating broadband networks that, at December 31, 1994, provided cable television service to an aggregate of approximately 1.4 million basic subscribers and, in the United Kingdom, provided telephone service over approximately 236,000 residential and 35,000 business telephone lines. International also has ownership interests in or manages, through its subsidiaries and affiliates, 26 cable and satellite programming services which, at December 31, 1994, were received by subscribers in at least 21 countries. International filed a registration statement on May 4, 1995 with the Commission pursuant to which it proposes to offer and sell, in an initial public offering, shares of its common equity which will represent between 15 and 20 percent of its outstanding common equity immediately after the closing of the offering. The net proceeds of the offering would be used to repay certain indebtedness to the Company, to fund a portion of International's commitments to contribute capital and make loans to its subsidiaries and affiliates and for other general corporate purposes. No assurance can be given as to when, or whether, the offering will close. Consummation of the International public offering will result in International becoming a public company with minority stockholders to which the board of directors of International will owe fiduciary duties.

     Technology/Venture Capital. The TCI Group's technology/venture capital business is conducted through TCI Technology and through TCI Technology's subsidiaries and affiliates. TCI Technology is an investor in companies and joint ventures involved in developing and providing services for new television and telecommunications technologies. Current investments and technologies under development include interactive and set-top box technology, entertainment software, and other services for wireline and wireless switched broadband interactive networks. TCI Technology has formed a joint venture with Sega of America and Time Warner Entertainment Company, L.P. to develop and market the first video game channel, called "The Sega Channel." TCI Technology has also made investments in TSX Corporation, a producer of communications equipment, Interactive Network, Inc., a developer of interactive television programming systems, and Acclaim Entertainment, Inc. ("Acclaim"). TCI

Technology has formed a joint venture with Acclaim to develop, acquire and distribute games and other interactive entertainment software over various telecommunications networks. TCI Technology also owns the National Digital Television Center, an entity formed by the Company to provide digital compression and authorization services to programming suppliers and to cable television systems and other video distribution outlets. In addition to its technology investments, TCI Technology operates Western Tele-Communications, Inc., a wholesale provider of long distance video, voice, data and other telecommunications services.


The Annual Meeting

     The Annual Meeting will be held at [place], on [date], starting at [time], local time. Holders of record of shares of Class A Common Stock, Class B Common Stock, the Company's 6% Cumulative Redeemable Exchangeable Junior Preferred Stock, par value $.01 per share (the "Class B Preferred Stock"), and the Company's Convertible Preferred Stock, Series C, par value $.01 per share (the "Series C Preferred Stock"), at the close of business on [date] (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. Holders of record of the Class A Common Stock, the Class B Common Stock, the Class B Preferred Stock and the Series C Preferred Stock at the close of business on the Record Date are entitled to vote in the election of directors. Holders of record of the Class A Common Stock, the Class B Common Stock and the Series C Preferred Stock at the close of business on the Record Date are also entitled to vote upon the Liberty Media Group Stock Proposal, the Increased Authorization Proposal and the Director Stock Option Plan Proposal. Each share of Class A Common Stock is entitled to one vote, each share of Class B Common Stock is entitled to ten votes, each share of Class B Preferred Stock is entitled to one vote and each share of Series C Preferred Stock is entitled to one hundred votes, on each matter on which holders of shares of such class or series are entitled to vote at the Annual Meeting.

     The following table summarizes the classes entitled to vote and the vote required for approval of each matter to be voted upon at the Annual
Meeting.

                                Record Holders
                                Entitled to Vote                      Vote Required
                                ----------------                      -------------
Election of Directors:      Class A Common Stock            Plurality of the votes of the shares
                            Class B Common Stock            of Class A Common Stock,
                            Class B Preferred Stock         Class B Common Stock, Class B
                            Series C Preferred Stock        Preferred Stock and Series C
                                                            Preferred Stock represented and
                                                            entitled to vote at the Annual
                                                            Meeting, voting as a single class.

                                Record Holders
                                Entitled to Vote                      Vote Required
                                ----------------                      -------------
Liberty Media Group Stock
Proposal:                   Class A Common Stock            66 2/3% of the combined voting
                            Class B Common Stock            power of the shares of Class A
                            Series C Preferred Stock        Common Stock, Class B Common
                                                            Stock and Series C Preferred
                                                            Stock outstanding on the Record
                                                            Date, voting as a single class;

                                                            Majority of the number of the
                                                            shares of Class A Common Stock
                                                            outstanding on the Record Date,
                                                            voting as a separate class; and

                                                            Majority of the number of the
                                                            shares of Class B Common Stock
                                                            outstanding on the Record Date,
                                                            voting as a separate class.

Increased Authorization
Proposal:                   Class A Common Stock            66 2/3% of the combined voting
                            Class B Common Stock            power of the shares of Class A
                            Series C Preferred Stock        Common Stock, Class B Common
                                                            Stock and Series C Preferred
                                                            Stock outstanding on the Record
                                                            Date, voting as a single class.

Director Stock Option Plan
Proposal:                   Class A Common Stock            Majority of the combined voting
                            Class B Common Stock            power of the shares of Class A
                            Series C Preferred Stock        Common Stock, Class B Common
                                                            Stock and Series C Preferred
                                                            Stock represented and entitled
                                                            to vote at the Annual Meeting,
                                                            voting as a single class; and

                                                            Majority of the combined number
                                                            of the shares of Class A Common
                                                            Stock, Class B Common Stock and
                                                            Series C Preferred Stock
                                                            represented and entitled to vote
                                                            at the Annual Meeting, voting as
                                                            a single class.

     The directors and officers of the Company as of the Record Date owned [6,169,538] outstanding shares of the Class A Common Stock, [63,601,807] outstanding shares of the Class B Common Stock and [438,884] outstanding shares of the Class B Preferred Stock. Of such shares, John C. Malone, the President and Chief Executive Officer of the Company, owns [25,697,083] shares of the Class B Common Stock and [306,000] shares of the Class B Preferred Stock, of which [3,120,000] shares of Class B Common Stock and [40,000] shares of Class B Preferred Stock (the "Restricted Voting Shares") are subject to a repurchase right by the Company and certain voting restrictions and, in accordance therewith, will be voted at the Annual Meeting in the same proportions as votes represented by all other shares are cast with respect to each proposal to be voted upon at the Annual Meeting. The directors and officers of the Company have informed the Company that they intend to vote their shares (exclusive of the Restricted Voting Shares) in favor of the slate of directors to which this solicitation relates, the Liberty Media Group Stock Proposal, the Increased Authorization Proposal and the Director Stock Option Plan Proposal. Such shares represent approximately [42.79]% of the combined voting power of the Class A Common Stock, Class B Common Stock, Class B Preferred Stock and Series C Preferred Stock, [42.81]% of the voting power of the Class A Common Stock, Class B Common Stock and Series C Preferred Stock, [1.08]% of the number of the outstanding shares of Class A Common Stock, [71.27]% of the number of the outstanding shares of Class B Common Stock and [10.63]% of the total number of the outstanding shares of Class A Common Stock, Class B Common Stock and Series C Preferred Stock (exclusive of the Restricted Voting Shares). See "The Annual Meeting".

Election of Directors

     John W. Gallivan, Jerome H. Kern and Bob Magness are the three nominees for election as directors of the Company, with the term of office of each to continue until the 1998 Annual Meeting of Stockholders. Messrs. Gallivan, Kern and Magness are each incumbent directors. See "Election of Directors".

The Liberty Media Group Stock Proposal

 General

     The stockholders of the Company are being asked to consider and approve the Liberty Media Group Stock Proposal, including adoption of the proposed amendments to the Company's Charter set forth in Appendix III-A hereto. The amendments would provide for the Company's Common Stock to be divided into four series and for an increase of 550,000,000 in the number of authorized shares so that the Common Stock would consist of: (i) 500,000,000 newly authorized shares designated Series A Liberty Media Group Common Stock, (ii) 50,000,000 newly authorized shares designated Series B Liberty Media Group Common Stock,
(iii) 1,100,000,000 shares designated Series A TCI Group Common Stock and (iv) 150,000,000 shares designated Series B TCI Group Common Stock. The Series A TCI Group Common Stock and the Series B TCI Group Common Stock would be created by redesignation of the Company's previously authorized Class A Common Stock and Class B Common Stock, respectively. If both the Liberty Media Group Stock Proposal and the Increased Authorization Proposal are approved, the authorized shares of Series A TCI Group Common Stock would be increased from 1,100,000,000 to 1,750,000,000. See "The Increased Authorization Proposal".




     Subject to the approval by the stockholders of the Liberty Media Group Stock Proposal, the Board of Directors has adopted resolutions declaring the Distribution. The Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock issued in the Distribution would be intended initially to reflect 100% of the equity value of the Company attributable to the Liberty Media Group.

     Fractional shares of Liberty Media Group Common Stock will not be issued in the Distribution. If the number of shares of Liberty Media Group Common Stock calculated to be issued to any holder of record of Class A Common Stock or Class B Common Stock includes a fraction of a whole share, the Company will pay the cash value of such fractional share within

60 trading days of the Distribution, based upon the average of the last reported sales prices during the first ten trading days following the Distribution.

     Additional authorized shares of Liberty Media Group Common Stock could be issued from time to time at the discretion of the Board of Directors. See "The Liberty Media Group Stock Proposal-General".


 Special Considerations

     SEE "SPECIAL CONSIDERATIONS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE LIBERTY MEDIA GROUP STOCK PROPOSAL.

 Reasons for the Liberty Media Group Stock Proposal

     The Liberty Media Group Stock Proposal is intended to provide investors with securities reflecting the performance of each Group, while at the same time enabling the Company's businesses to preserve the benefits of being part of a consolidated enterprise. The Board of Directors believes the Liberty Media Group Stock Proposal will enhance stockholder value over the long term by permitting separate market valuations of the TCI Group Common Stock and the Liberty Media Group Common Stock, which will result in greater market recognition of the value of each Group. The Liberty Media Group Stock Proposal is also intended to provide the Company greater flexibility with regard to raising capital and the choice of stock consideration for acquisitions and investments, including strategic partnering transactions. Unlike the case with separate publicly held corporations, however, holders of the TCI Group Common Stock and the Liberty Media Group Common Stock will continue to be subject to all the risks associated with an investment in the Company and all of its businesses, assets and liabilities. See "The Liberty Media Group Stock Proposal-Background and Reasons for the Liberty Media Group Stock Proposal" and "Special Considerations".

 Recommendation of the Board of Directors

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE LIBERTY MEDIA GROUP STOCK PROPOSAL AND BELIEVES THAT ITS ADOPTION IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE LIBERTY MEDIA GROUP STOCK PROPOSAL.


 Description of TCI Group Common Stock and Liberty Media Group Common Stock


     See "Summary Comparison of Terms of Existing Common Stock with TCI Group Common Stock and Liberty Media Group Common Stock under the Liberty Media Group Stock Proposal" above for a summary description of the TCI Group Common Stock and the Liberty Media Group Common Stock. For a detailed description of the TCI Group Common Stock and the Liberty Media Group Common Stock, see "The Liberty Media Group Common Stock Proposal-Description of TCI Group Common Stock and Liberty Media Group Common Stock".

 No Initial Inter-Group Interest

     After issuance of the Liberty Media Group Common Stock pursuant to the Distribution, shares representing 100% of the equity value of the Company attributable to the Liberty Media Group will be outstanding and, accordingly, the TCI Group will not have an Inter-Group Interest in the Liberty Media Group. An Inter-Group Interest would be created only if a subsequent transfer of cash or other property from the TCI Group to the Liberty Media Group is specifically designated by the Board of Directors as being made to create an Inter-Group Interest (in contrast to transfers made for other consideration such as transfers as loans or in purchase and sale transactions) or if outstanding shares of Liberty Media Group Common Stock are purchased with funds attributed to the TCI Group. The terms of the Liberty Media Group Stock Proposal do not permit the Liberty Media Group to have an Inter-Group Interest in the TCI Group.

     The amount of any Inter-Group Interest would be measured on a basis comparable to outstanding shares of Liberty Media Group Common Stock by the "Number of Shares Issuable with respect to the Inter-Group Interest", which is the number of shares of Series A Liberty Media Group Common Stock that could be sold or otherwise issued by the Company for the account of the TCI Group in respect of its Inter-Group Interest. In general, if an Inter-Group Interest is created or increased by a transfer of funds or other assets from the TCI Group to the Liberty Media Group, the Number of Shares Issuable with Respect to the Inter-Group Interest would be increased by the amount of funds or value of the assets transferred divided by the then current Market Value of a share of Series A Liberty Media Group Common Stock. Any decrease in the Number of Shares Issuable with Respect to the Inter-Group Interest resulting from a transfer of funds or other assets from the Liberty Media Group to the TCI Group determined by the Board of Directors to be made in respect of such a decrease would be similarly calculated. Repurchases of shares of Liberty Media Group Common Stock with funds attributed to the TCI Group would increase the Number of Shares Issuable with Respect to the Inter-Group Interest on a share for share basis. Likewise, issuances of shares of Series A Liberty Media Group Common Stock designated by the Board of Directors as being made in reduction of any Inter-Group Interest then existing would reduce the Number of Shares Issuable with Respect to the Inter-Group Interest. Shares of Series B Liberty Media Group Common Stock may not be issued for the account of the TCI Group in respect of a reduction in any Inter-Group Interest.

     The "Outstanding Interest Fraction" means the percentage interest in the equity value of the Company attributable to the Liberty Media Group that is represented at any time by the outstanding shares of Liberty Media Group Common Stock, and the "Inter-Group Interest Fraction" means any remaining percentage interest in the equity value of the Company attributable to the Liberty Media Group that is attributed to the TCI Group. The sum of the Outstanding Interest Fraction and the Inter-Group Interest Fraction would always equal 100%. See "The Liberty Media Group Stock Proposal--No Initial Inter-Group Interest".

 Dividend Policy

     The Company has never paid cash dividends on its Class A Common Stock or Class B Common Stock. If the Liberty Media Group Stock Proposal is approved, the Board of Directors does not currently intend to pay cash dividends on the TCI Group Common Stock or the Liberty Media Group Common Stock. The decision, if any, to pay dividends in the future will depend on the financial condition, results of operations and business requirements of the Company as a whole. Any future dividends on the TCI Group Common Stock and the Liberty Media Group Common Stock would be paid on such basis as the Board of Directors determines, subject to the provisions referred to under "The Liberty Media Group Stock Proposal--Description of TCI Group Common Stock and Liberty Media Group Common Stock--Dividends". In making any determination to pay dividends, the Board of Directors expects to follow a policy under which it will consider, among other factors, the relative financial condition, results of operations and business requirements of the respective Groups. See "The Liberty Media Group Stock Proposal--Dividend Policy".

 Inclusion in Nasdaq National Market

     The Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock have been approved for inclusion in the Nasdaq National Market under the symbols "LBTYA" and "LBTYB", respectively. Shares of Series A TCI Group Common Stock, Series B TCI Group Common Stock and Class B Preferred Stock will continue to be included in the Nasdaq National Market under the symbols "TCOMA", "TCOMB" and "TCOMP", respectively.


 No Dissenters' Rights

     Under the DGCL, stockholders of the Company do not have dissenters' rights in connection with the Liberty Media Group Stock Proposal.

 Certain Federal Income Tax Considerations

     The Company has been advised by counsel that no gain or loss would be recognized by the Company on any distribution or the issuance and sale of the Liberty Media Group Common Stock, and that a distribution of Liberty Media Group Common Stock to stockholders of the Company on a pro rata basis should constitute a tax-free stock dividend. However, there are no current court decisions bearing directly on transactions similar to the Liberty Media Group Stock Proposal, and the Internal Revenue Service has had under study from time to time the federal income tax consequences of transactions similar to the Liberty Media Group Stock Proposal. See "The Liberty Media Group Stock Proposal--Certain Federal Income Tax Considerations".

The Increased Authorization Proposal

     The stockholders of the Company are being asked to consider and approve the Increased Authorization Proposal, including adoption of the proposed amendments to the Company's

Charter set forth in Appendix III-B hereto. The amendments would increase the number of authorized shares of Class A Common Stock (which would be redesignated Series A TCI Group Common Stock under the Liberty Media Group Stock Proposal) from 1,100,000,000 to 1,750,000,000 and the number of authorized shares of Series Preferred Stock from 10,000,000 to 50,000,000 and to clarify that the rights, powers and preferences of any series of the Series Preferred Stock may differ in any respect from those of any other series thereof (except as limited by the rights of any outstanding class or series of preferred stock). Approval of the Increased Authorization Proposal will (i) provide additional shares of capital stock to be available for issuance for general corporate purposes, including, but not limited to, acquisitions, stock dividends and splits and financings, (ii) provide a sufficient number of shares of Class A Common Stock for issuance upon conversion of certain convertible preferred stock of the Company as described under "The Liberty Media Group Stock Proposal--Issuance of Series F Preferred Stock" and (iii) provide for the potential conversion or redemption of the Liberty Media Group Common Stock.

     The Board of Directors would be authorized to reserve and, without further approval of the stockholders, issue the additional shares of Class A Common Stock that would be authorized under the Increased Authorization Proposal or the additional shares of Series Preferred Stock that would be so authorized at such time or times, to such persons, and for such consideration as it may determine, except as may otherwise be required by applicable law, regulation or Nasdaq National Market requirement. The Company's Charter authorizes the Board of Directors to issue shares of the Series Preferred Stock in one or more series and to fix and state the designations, powers, preferences, qualifications, limitations, restrictions and relative rights of the shares of each such series. The amendments to the Charter that would be effected by the Increased Authorization Proposal also contain language that would clarify that the rights, powers and preferences that the Board of Directors may establish for any series of Series Preferred Stock may differ from those of any other series thereof (except as limited by the rights of any outstanding class or series of preferred stock).

     Other than as described above, the Company has no present understanding or agreement with respect to the issuance for any purpose of any of the additional shares that will be authorized for issuance if the Increased Authorization Proposal is approved. Although the Board of Directors of the Company has no present intention of doing so, the additional shares of Class A Common Stock and Series Preferred Stock that would be authorized for issuance if the Increased Authorization Proposal is approved could be issued in one or more transactions (within limitations imposed by applicable law) that would make a takeover of the Company more difficult and, therefore, less likely, even though such a takeover might be economically beneficial to the Company and its stockholders. The Board of Directors and management of the Company have no knowledge of any person or entity that intends to seek a controlling interest in, or to takeover or make a takeover proposal with respect to the Company. See "The Increased Authorization Proposal".

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE INCREASED AUTHORIZATION PROPOSAL AND BELIEVES THAT ITS ADOPTION IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT STOCKHOLDERS VOTE IN FAVOR OF THE INCREASED AUTHORIZATION PROPOSAL.

The Director Stock Option Plan Proposal

     The stockholders of the Company are being asked to consider and approve the Directors Stock Option Plan Proposal. The Board of Directors believes that the Company's ability to attract and retain capable persons as independent directors will be enhanced if it can provide its nonemployee directors with stock options and that the Company will benefit from encouraging a sense of proprietorship of such persons and stimulating the active interest of such persons in the development and financial success of the Company. See "The Director Stock Option Plan Proposal".

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE DIRECTOR STOCK OPTION PLAN PROPOSAL AND BELIEVES ITS ADOPTION IS IN THE BEST INTERESTS OF THE STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE DIRECTOR STOCK OPTION PLAN PROPOSAL.

Price Range Of Class A Common Stock, Class B Common Stock and Class B Preferred Stock

     The Class A Common Stock, the Class B Common Stock and the Class B Preferred Stock are traded on the Nasdaq National Market under the symbols "TCOMA", "TCOMB" and "TCOMP", respectively. The following table sets forth the high and low sales prices of the Class A Common Stock, the Class B Common Stock and the Class B Preferred Stock as reported by the Nasdaq National Market for the periods indicated. The prices do not include retail markups, markdowns or commissions.

                                    Class A              Class B              Class B
                                    Common               Common              Preferred
                                     Stock                Stock                Stock
                                     -----                -----                -----
                                High       Low       High       Low       High       Low
                                ----       ---       ----       ---       ----       ---
Year ended December 31, 1993
 First Quarter                  25 1/2     20 3/4    25 1/2     21        --         --
 Second Quarter                 24         17 1/2    24         18 3/8    --         --
 Third Quarter                  26 3/4     21 5/8    27         22        --         --
 Fourth Quarter                 33 1/4     24 7/8    40         25 1/2    --         --

Year ended December 31, 1994
 First Quarter                  30 1/4     20 3/8    32 3/4     22        --         --
 Second Quarter                 23 3/8     18 1/4    24 3/4     21 1/4    --         --
 Third Quarter*                 24 1/8     19 3/4    25 3/4     21 1/4    71         62
 Fourth Quarter                 25         20 1/4    25 1/2     21 1/2    64 1/8     54

Year ending December 31, 1995
 First Quarter                  23 3/4     19 7/8    25         20 3/4    65 1/2     56
 Second Quarter (through
   May 17, 1995)                21 1/2     17 1/4    21 3/4     18 1/4    66         62 1/2

- -------------------

 *   The Old TCI/LMC Combination was consummated on August 4, 1994.

     On February 8, 1995, the last trading day the Class A Common Stock and the Class B Common Stock traded before the public announcement of the Liberty Media Group Stock Proposal, the last reported sale prices for shares of Class A Common Stock, Class B Common Stock and Class B Preferred Stock were $22.00, $21.75 and $63.00, respectively. On __________, the last trading day before the date of this Proxy Statement/Prospectus, the last reported sale prices for shares of Class A Common Stock, Class B Common Stock and Class B Preferred Stock were $_______, $_______ and $_______, respectively.

     As of the date of this Proxy Statement/Prospectus, there were approximately _______, _______ and _______ holders of record of the Class A Common Stock, the Class B Common Stock and the Class B Preferred Stock, respectively (excluding shares held by subsidiaries of the Company).

Selected Historical and Pro Forma Financial Data

  Tele-Communications, Inc.

     The following table sets forth selected historical financial data for the Company for each of the five fiscal years in the period ended December 31, 1994. The table also sets forth selected unaudited pro forma balance sheet data for the Company as of December 31, 1994, giving pro forma effect to the Company's acquisition of TeleCable Corporation ("TeleCable") by means of a merger (the "TeleCable Merger"), the acquisition of controlling interests in Cablevision S.A., Televisora Belgrano S.A., Construred S.A. and Univent's S.A. (collectively, "Cablevision") (the "Cablevision Acquisition") and the merger of QVC Programming, Inc., a corporation jointly owned by Comcast and Liberty, with QVC (the "QVC Merger") as if such transactions had occurred as of December 31, 1994, and selected unaudited pro forma statement of operations data for the Company for the year ended December 31, 1994, giving pro forma effect to the Old TCI/LMC Combination, the TeleCable Merger, the Cablevision Acquisition and the QVC Merger as if the same had occurred prior to January 1, 1994. The pro forma financial data is not necessarily indicative of the financial position or results of operations that would have been obtained had the Old TCI/LMC Combination, the TeleCable Merger, the Cablevision Acquisition and the QVC Merger been effective at or prior to such assumed dates, or of the future results of operations of the Company. Additionally, such pro forma statement of operations data reflects earnings attributable to the Series A TCI Group Common Stock and Series B TCI Group Common Stock and the Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock common shareholders and earnings per share for the Series A TCI Group Common Stock and Series B TCI Group Common Stock and the Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock after giving effect to the Liberty Media Group Stock Proposal. The following information is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements and notes thereto of the Company and the unaudited condensed pro forma financial statements and notes thereto of the Company.

                                                                               Year Ended December 31,
                                                  ----------------------------------------------------------------------------
                                                      Pro
                                                     Forma
                                                     1994          1994         1993         1992         1991         1990
                                                    ------        ------       ------       ------       ------       ------
                                                                        (In millions, except per share amounts)
Summary of Operations Data:
   Revenue....................................      $ 6,131       $ 4,936      $ 4,153      $ 3,574      $ 3,214      $ 2,940
   Operating, selling, general and
        administrative expenses...............       (4,095)       (3,138)      (2,295)      (1,937)      (1,784)      (1,678)
   Depreciation and amortization..............       (1,173)       (1,018)        (911)        (764)        (756)        (716)
   Operating income...........................          877           788          916          864          674          546
   Earnings (loss) from:
        Continuing operations.................          105            55           (7)           7          (78)        (191)
        Discontinued operations...............           --            --           --          (15)         (19)         (63)
                                                    -------       -------      -------      -------      -------      -------
                                                        105            55           (7)          (8)         (97)        (254)
   Dividend requirement on
        redeemable preferred stocks...........          (31)           (8)          (2)         (15)          --           --
                                                    -------       -------      -------      -------      -------      -------
   Net earnings (loss) attributable to
        common stockholders...................      $    74       $    47      $    (9)     $   (23)     $   (97)     $  (254)
                                                    =======       =======      =======      =======      =======      =======
   Net loss attributable to TCI Series A
        and Series B common shareholders......      $   (30)
   Net earnings attributable to Liberty Media
        Group Series A and Series B
        common shareholders...................      $   104
   Primary earnings (loss) attributable
        to common stockholders per
        common and common equivalent
        share:
              Continuing operations...........      $   .11       $   .09      $  (.02)     $  (.01)     $  (.22)     $  (.54)
              Discontinued operations.........           --            --           --         (.04)        (.05)        (.18)
                                                    -------       -------      -------      -------      -------      -------
                                                    $   .11       $   .09      $  (.02)     $  (.05)     $  (.27)     $  (.72)
                                                    =======       =======      =======      =======      =======      =======
        TCI Group Series A and
        Series B Common Stock.................      $  (.05)
                                                    =======
        Liberty Media Group Series A and
        Series B Common Stock.................      $   .64
                                                    =======
   Primary weighted average common
        shares outstanding
        TCI Series A and Series B
              Common Stock....................          600           541          433          424          360          355
        TCI Group Series A and Series B
              Common Stock....................          600
        Liberty Media Group Series A and
              Series B Common Stock...........          163

Other Data:
   Operating income before
        depreciation, amortization and
        non-cash operating expenses/(1)/......      $ 2,036       $ 1,798      $ 1,858      $ 1,637      $ 1,430      $ 1,262
   Consolidated basic cable and
        satellite subscribers.................         12.5          11.7         10.7         10.2          8.9          8.5

- -----------------------------
/(1)/ Operating income before depreciation, amortization and non-cash operating expenses should not be considered as an alternative to net income or to cash flows provided by operating activities or to any other measure of performance or liquidity as an indicator of an entity's operating performance.

                                                                                  December 31,
                                                  ----------------------------------------------------------------------------
                                                      Pro
                                                     Forma
                                                     1994          1994         1993         1992         1991         1990
                                                    ------        ------       ------       ------       ------       ------
                                                                                  (In millions)
Summary Balance Sheet Data:
   Property and equipment, net..................    $ 6,498       $ 5,876      $ 4,935      $ 4,562      $ 4,081      $ 4,156
   Franchise costs, net.........................     11,738         9,444        9,197        9,300        8,104        7,348
   Net assets of discontinued operations........         --            --           --           --          242           54
   Total assets.................................     22,284        19,528       16,520       16,310       15,166       14,106
   Total debt...................................     11,755        11,162        9,900       10,285        9,455        8,922
   Stockholders' equity.........................      3,844         2,971        2,112        1,726        1,570          748
   Shares outstanding (net of treasury shares):
        Class A Common Stock....................        535           491          403          382          370          310
        Class B Common Stock....................         85            85           47           48           49           48

     Liberty Media Group

     The following table sets forth selected historical combined financial data for the Liberty Media Group for each of the five fiscal years in the period ended December 31, 1994. The table also sets forth selected unaudited pro forma combined balance sheet data for the Liberty Media Group as of December 31, 1994, giving pro forma combined effect to the QVC Merger as if such transaction had occurred as of December 31, 1994, and selected unaudited pro forma combined statement of operations data for the Company for the year ended December 31, 1994, giving pro forma effect to the QVC Merger as if the same had occurred prior to January 1, 1994. The pro forma combined financial data is not necessarily indicative of the financial position or results of operations that would have been obtained had the QVC Merger been effective at or prior to such assumed dates, or of the future results of operations of Liberty Media Group. Additionally, such pro forma statement of operations data reflects earnings attributable to the Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock common shareholders and earnings per share for the Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock after giving effect to the Liberty Media Group Stock Proposal. The following information is qualified in its entirety by, and should be read in conjunction with, the combined financial statements and notes thereto of the Liberty Media Group, and with the consolidated financial statements and notes thereto of the Company and its affiliate, Liberty Media Corporation.

                                                                               Year Ended December 31,
                                                  ----------------------------------------------------------------------------
                                                   Pro Forma
                                                     1994          1994         1993         1992         1991         1990
                                                    ------        ------       ------       ------       ------       ------
                                                                        (In millions, except per share amounts)
Summary of Operations Data:
   Revenue, including amounts from
        TCI Group...............................    $ 1,498       $ 1,498      $ 1,207      $ 209        $ 126        $  78
   Cost of goods sold, operating, selling,
        general and administrative expenses,
        including amounts to TCI Group..........     (1,462)       (1,462)      (1,131)      (189)        (127)         (89)
   Depreciation and amortization................        (50)          (50)         (40)       (14)         (14)         (17)
   Operating loss...............................         (5)           (5)          (4)       (11)         (17)         (28)
   Interest expense, including amounts to
        TCI Group...............................        (15)          (15)         (14)       (14)          (9)         (11)
   Dividend and interest income, primarily
        from affiliates.........................         20            20           23         12           25           28
   Share of earnings of affiliates,
        net.....................................        (19)          (20)          24         24            9            1
   Net earnings.................................        104           105           25         15           31            1
   Earnings attributable to the Liberty Media
        Group Series A and Series B common
        shareholders............................        104
   Primary earnings attributable to Liberty
        Media Group Series A and Series B
        common stock per common and common
        equivalent share........................        .64

Other Data:
   Operating income (loss) before
        depreciation, amortization and
        non-cash operating expenses/(2)/........         36            36           76         20           (1)         (11)
                                                                                  December 31,
                                                  ----------------------------------------------------------------------------
                                                   Pro Forma
                                                     1994          1994         1993         1992         1991         1990
                                                    ------        ------       ------       ------       ------       ------
                                                                                  (In millions)
Summary Balance Sheet Data:
   Investment in affiliates, accounted for
        under the  equity method................    $  197        $  197       $  229       $ 214        $ 208        $ 203
   Investment in Turner Broadcasting
        System, Inc.............................       654           654          487         487          487          406
   Other investments, at cost...................       230           439          235          76           63           61
   Total assets.................................     2,272         2,481        1,732         999          962          791
   Total debt...................................       330           330          400         289          280           50
   Combined equity..............................     1,266         1,386          892         628          643          682

- ------------------------
/(2)/ Operating income before depreciation, amortization and non-cash operating expenses should not be considered as an alternative to net income or to cash flows provided by operating activities or to any other measure of performance or liquidity as an indicator of an entity's operating performance.

                            SPECIAL CONSIDERATIONS

     Stockholders should carefully consider the following factors, in addition to the other information contained elsewhere in this Proxy Statement/Prospectus, the Appendices hereto and the documents incorporated by reference or otherwise referred to herein, in connection with the Liberty Media Group Stock
Proposal.

Stockholders of One Company; Financial Effects on One Business Could Affect Other Businesses

     Notwithstanding the attribution of assets and liabilities, equity and items of income and expense between the Groups for the purpose of preparing the combined financial statements of the Liberty Media Group and the combined financial statements of the TCI Group, the change in the capital structure of the Company contemplated by the Liberty Media Group Stock Proposal will not affect legal title to such assets or responsibility for such liabilities of the Company or any of its subsidiaries. Holders of TCI Group Common Stock and of Liberty Media Group Common Stock will be common stockholders of the Company and will be subject to risks associated with an investment in the Company and all of its businesses, assets and liabilities. Financial effects arising from either Group that affect the Company's consolidated results of operations or financial condition could affect the combined results of operations or financial condition of the other Group and the market price of both the TCI Group Common Stock and the Liberty Media Group Common Stock. In addition, any net losses of either Group, dividends or distributions on, or repurchases of, the TCI Group Common Stock or the Liberty Media Group Common Stock, and dividends on, or certain repurchases of, preferred stock, will reduce legally available funds of the Company for the payment of dividends on both the TCI Group Common Stock and the Liberty Media Group Common Stock. The combined financial statements of the Liberty Media Group and the combined financial statements of the TCI Group should be read in conjunction with the consolidated financial statements of the Company and, for the periods prior to August 4, 1994, the consolidated financial statements of LMC.

     If the Liberty Media Group Stock Proposal is approved, the Company will provide financial statements, management's discussion and analysis and other relevant information for the Company, the Liberty Media Group and the TCI Group to all holders of TCI Group Common Stock and Liberty Media Group Common Stock, so long as the Liberty Media Group Common Stock is outstanding. The combined financial statements of the Liberty Media Group will principally reflect the combined financial position, results of operations and cash flows of the businesses included therein. However, each Group's financial information could also include allocated portions of the individual assets and liabilities that are not separately identified with the operations of a specific Group.

Limited Separate Stockholder Rights; Effects on Voting Power

     Under the Liberty Media Group Stock Proposal, holders of TCI Group Common Stock and Liberty Media Group Common Stock would not be provided any rights specifically related to their corresponding Groups or have any right to vote on matters as a separate class, other than

(i) as set forth in the provisions relating to dividend and liquidation rights and requirements for mandatory dividend, redemption or conversion of Liberty Media Group Common Stock upon the disposition of the Liberty Media Group as described under "The Liberty Media Group Stock Proposal-Description of TCI Group Common Stock and Liberty Media Group Common Stock-Conversion and Redemption" and
(ii) separate voting rights in limited circumstances as required by the DGCL. Separate meetings for the holders of TCI Group Common Stock or Liberty Media Group Common Stock would not be held.

     Under the Liberty Media Group Stock Proposal, holders of TCI Group Common Stock, Liberty Media Group Common Stock and any preferred stock having general voting rights would vote as one class on all matters coming before any meeting of stockholders and would not have any separate class voting rights except in limited circumstances as required by the DGCL. Certain matters on which holders of TCI Group Common Stock and of Liberty Media Group Common Stock would vote together as a single class could involve a divergence or the appearance of a divergence of the interests between the holders of TCI Group Common Stock and the holders of Liberty Media Group Common Stock. For example, the Amended Charter does not require that a merger or consolidation of the Company requiring the approval of the Company's stockholders be approved by a separate vote of holders of any series of Common Stock, and Delaware law requires such approval only in certain circumstances. As a result, if holders of any one or more series of the Company's Common Stock that possess the requisite voting power vote to approve the merger or consolidation, the merger or consolidation could be consummated even if the holders of a majority of some other series of Common Stock vote against the merger or consolidation. See "--Potential Divergence of Interests-Allocation of Proceeds of Mergers or Consolidations". Immediately following the Distribution, the combined voting power of the Series A TCI Group Common Stock and Series B TCI Group Common Stock would represent a majority of the voting power of all classes and series entitled to vote in the election of directors.

     If the Liberty Media Group Stock Proposal is approved by stockholders, the Series A Liberty Media Group Common Stock will have one vote per share and the Series B Liberty Media Group Common Stock will have ten votes per share. The Class A Common Stock and Class B Common Stock (redesignated as Series A TCI Group Common Stock and Series B TCI Group Common Stock, respectively) will continue to have one vote per share and ten votes per share, respectively. See "The Liberty Media Group Stock Proposal-Description of TCI Group Common Stock and Liberty Media Group Common Stock-Voting Rights".

Potential Divergence of Interests

     The existence of the TCI Group Common Stock and the Liberty Media Group Common Stock may give rise to occasions when the interests of the holders of TCI Group Common Stock and the holders of Liberty Media Group Common Stock may diverge or appear to diverge. As further described below, examples include, among others, determinations by the Board of Directors to (i) convert each outstanding share of Liberty Media Group Common Stock into shares of TCI Group Common Stock, (ii) approve the disposition of all or substantially all of the assets of the Liberty Media Group, (iii) allocate consideration to be received by holders of

Common Stock in connection with a merger or consolidation involving the Company among holders of different series of Common Stock, (iv) allocate resources and financial support to or pursue business opportunities or operational strategies through one Group instead of the other Group, (v) if and to the extent there is an Inter-Group Interest, allocate the proceeds of issuances of Liberty Media Group Common Stock either to the TCI Group in respect of a reduction in the Inter-Group Interest or to the equity of the Liberty Media Group, (vi) pay or omit dividends on TCI Group Common Stock or Liberty Media Group Common Stock or (vii) approve transactions involving the transfer of funds or assets from one Group to the other or make other operational or financial decisions with respect to one Group that could be considered to be detrimental to the other Group. Other than as described under "The Liberty Media Group Stock Proposal--Management and Allocation Policies", no specific procedures have been adopted for consideration of matters involving a divergence of interests between the holders of TCI Group Common Stock and Liberty Media Group Common Stock. Rather than develop additional specific procedures in advance, the Board of Directors intends to exercise its judgment from time to time, depending on the circumstances, as to how best to obtain information regarding the divergence (or potential divergence) of interests, under what circumstances to seek the assistance of outside advisers, whether a committee of the Board of Directors should be appointed to address the matter, and how to assess which available alternative is in the best interests of the Company and all of its stockholders. The Board of Directors believes the advantages of retaining flexibility in determining how best to fulfill its responsibilities in such circumstances as they may arise outweigh any perceived advantages from adopting additional specific procedures in advance.

 Optional Conversion of Liberty Media Group Common Stock into TCI Group Common Stock

     The Board of Directors may, in its sole discretion, determine to convert each outstanding share of Series A Liberty Media Group Common Stock into shares of Series A TCI Group Common Stock and each outstanding share of Series B Liberty Media Group Common Stock into shares of Series B TCI Group Common Stock, in each case determined based upon the ratio of the Fair Value (as determined on the basis of appraisals performed by investment banking firms) of one share of Liberty Media Group Common Stock to the average Market Value over the 20-trading day period prior to the date such appraisal process is initiated of one share of Series A TCI Group Common Stock. Such a conversion could be effected at any time, including at a time when the Fair Value of the Liberty Media Group Common Stock determined by appraisal differs significantly from the market value of the Liberty Media Group Common Stock reflected in the trading markets, or at a time when the Market Value of the TCI Group Common Stock used in the determination of the conversion ratio reflects what might be considered an overvaluation or undervaluation. Basing the conversion ratio on an appraised Fair Value determination for the Liberty Media Group Common Stock and a trading market valuation for the TCI Group Common Stock could result in the conversion ratio being significantly different from that which would have resulted if the same measure were used for the valuation of both the TCI Group Common Stock and the Liberty Media Group Common Stock. For example, a conversion could be considered dilutive of the interests of the holders of the TCI Group Common Stock if the Market Value of the TCI Group Common Stock is less than the valuation of the TCI Group Common Stock that would have resulted if a similar appraisal procedure to that used in the determination of the Fair Value of the Liberty Media Group Common Stock were used. Such a conversion would also have the effect of precluding holders of Liberty Media Group Common Stock from retaining their investment in a security intended to separately reflect the business of the Liberty Media Group.

 Disposition of Group Assets

     As long as the assets of a Group continue to represent less than substantially all of the properties and assets of the Company, the Board of Directors may, in its sole discretion, approve sales and other dispositions of any amount of the properties and assets of such Group without stockholder approval, because under the DGCL and the Amended Charter stockholder approval is required only for a sale or other disposition of all or substantially all of the properties and assets of the entire Company. The Amended Charter, however, contains provisions which, in the event of a Disposition of all or substantially all of the properties and assets of the Liberty Media Group in one transaction or a series of related transactions, other than in a Related Business Transaction in which the Company receives Qualifying Securities of an entity engaged or proposing to engage primarily in a similar or complementary business (and other than in connection with the disposition of all or substantially all of the assets of the entire Company), require the Company either to (i) distribute by dividend or redemption to the holders of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock an amount in cash and/or securities or other property equal to their proportionate interest in the Net Proceeds of such Disposition or (ii) convert outstanding shares of Series A Liberty Media Group Common Stock into shares of Series A TCI Group Common Stock and outstanding shares of Series B Liberty Media Group Common Stock into shares of Series B TCI Group Common Stock, such conversion in each case to be at a 10% premium. The provisions of the Amended Charter do not require the Board of Directors to select the option which would result in the distribution with the highest value to the holders of the Liberty Media Group Common Stock or with the smallest effect on the TCI Group Common Stock. The Amended Charter does not require the Company to take such actions upon sales or other dispositions of less than substantially all of the properties and assets of the Liberty Media Group or upon two or more unrelated sales or other dispositions which together constitute the sale of substantially all of the assets of the Liberty Media Group. See "The Liberty Media Group Stock Proposal--Description of TCI Group Common Stock and Liberty Media Group Common Stock--Conversion and Redemption". The appropriate disposition of proceeds in the latter case would be subject to determination by the Board of Directors in accordance with the Amended Charter, approved allocation policies and in the exercise of its fiduciary duties. See "--Fiduciary Duties of the Board of Directors".

 Allocation of Proceeds of Mergers or Consolidations

     The Amended Charter does not contain any provisions governing how consideration to be received by the Company's stockholders in connection with a merger or consolidation involving the Company (in which the Common Stock is to be converted into other securities, cash or other property) is to be allocated among holders of the TCI Group Common Stock and the Liberty Media Group Common Stock. In any such merger or consolidation, the allocation of consideration would be determined by the Board of Directors. See "--Limited Separate Stockholder Rights; Effects on Voting Power".

 Allocation of Resources and Financial Support; Pursuit of Business Opportunities or Operational Strategies

     The Board of Directors could, in its sole discretion, from time to time, allocate resources and financial support to or pursue business opportunities or operational strategies through one Group instead of the other Group. The decision to allocate resources and financial support to one Group may adversely affect the ability of the other Group to obtain funds sufficient to implement its business strategies. Because both the Liberty Media Group and the TCI Group (through International) have significant interests in entities which provide programming services to markets outside the United States, and also have business strategies which anticipate expansion into international markets, it is likely that the Board of Directors of the Company will be presented with opportunities which could be pursued through either International or the Liberty Media Group, or jointly between the two. See "The Liberty Media Group Stock Proposal--Management and Allocation Policies".

 Allocation of Proceeds Upon Issuance of Liberty Media Group Common Stock

     If and to the extent there is an Inter-Group Interest at the time of any sale of shares of Liberty Media Group Common Stock, the Board of Directors would, in its sole discretion, determine the allocation of the proceeds of such sale between the TCI Group and the Liberty Media Group. In such case, the Board of Directors could allocate 100% of the net proceeds of the sale of Liberty Media Group Common Stock to the TCI Group or the Liberty Media Group, and such net proceeds would be reflected entirely on the combined financial statements of the Group to which such proceeds were allocated. Any such allocation of net proceeds to the TCI Group would reduce the Inter-Group Interest.

 No Assurance of Payment of Dividends

     The Company has never paid cash dividends on its Class A Common Stock or Class B Common Stock. If the Liberty Media Group Stock Proposal is approved, the Board of Directors does not currently intend to pay cash dividends on the TCI Group Common Stock or the Liberty Media Group Common Stock. Dividends on the TCI Group Common Stock and the Liberty Media Group Common Stock are limited to funds of the Company legally available for such purpose, which are determined on the basis of the entire Company, and are further subject to the prior payment of dividends on outstanding shares of any class or series of capital stock of the Company with preferential dividend provisions. Any net losses of the Company (without regard to whether such losses arose from any specific Group), and any dividends or distributions on, or repurchases of, the TCI Group Common Stock or the Liberty Media Group Common Stock, and dividends on, and certain repurchases of, preferred stock, will reduce the funds of the Company legally available for payment of dividends on both the TCI Group Common Stock and the Liberty Media Group Common Stock. Subject to limitations of the DGCL and the Amended Charter, the Board of

Directors may, in its sole discretion, declare and pay dividends on TCI Group Common Stock and Liberty Media Group Common Stock in equal or unequal amounts, or may decide not to declare and pay such dividends, notwithstanding the relationship between the TCI Group Available Dividend Amount and the Liberty Media Group Available Dividend Amount, the respective amounts of prior dividends paid on, or liquidation rights of, the TCI Group Common Stock or the Liberty Media Group Common Stock or any other factor. See "The Liberty Media Group Stock Proposal--Description of TCI Group Common Stock and Liberty Media Group Common Stock--Dividends" and "--Dividend Policy".

 Operational and Financial Decisions

     The Board of Directors could, in its sole discretion, from time to time make operational and financial decisions that affect the Groups disproportionately, such as transfers of funds or assets between Groups, the allocation of funds for capital expenditures, the determination to expand into new areas and the allocation of resources and personnel that may be suitable for more than one Group. The decision to provide funds to one Group may adversely affect the ability of the other Group to obtain funds sufficient to implement its business strategies. For further discussion of potential divergence of interests arising from financial decisions, see "--Transfer of Funds between Groups; Equity Contributions from the TCI Group."

Fiduciary Duties of the Board of Directors

     Under Delaware law, the Board of Directors has a duty to act with due care and in the best interests of all the Company's stockholders, including the holders of TCI Group Common Stock and Liberty Media Group Common Stock. The existence of the TCI Group Common Stock and the Liberty Media Group Common Stock may give rise to occasions when the interests of the holders of TCI Group Common Stock and Liberty Media Group Common Stock may diverge or appear to diverge.
See "--Potential Divergence of Interests". The Board of Directors will address and resolve any issues involving material divergence of interests between the holders of TCI Group Common Stock and Liberty Media Group Common Stock.

     Although the Company is not aware of any precedent concerning the manner in which principles of Delaware law would be applied in the context of a capital structure involving multiple classes or series of capital stock the rights of which include terms designed to reflect the separate performance of specified businesses, principles of Delaware law provide that a board of directors must act in accordance with its good faith business judgment of the corporation's best interests, taking into consideration the interests of all stockholders regardless of class or series. Under these principles of Delaware law and the "business judgment rule", a good faith determination made by a disinterested and adequately informed Board of Directors with respect to any matter having a disparate impact upon the holders of TCI Group Common Stock and the holders of Liberty Media Group Common Stock would be a defense to any challenge to such determination made by or on behalf of any of such groups of holders. Nevertheless, a Delaware court hearing a case involving such a challenge may decide to apply principles of Delaware law other than those discussed above, or may fashion new principles of Delaware law, in order to decide such a case, which would be a case of first impression. There may arise circumstances involving a divergence of interests in which the Board of Directors is held to have properly discharged its responsibilities to act with due care and in the best interests of the Company and all of its stockholders, but in which holders of either the TCI Group Common Stock or the Liberty Media Group Common Stock consider themselves to be disadvantaged relative to the other series. In such a case, such holders would not have any other remedy under Delaware law with respect to the circumstances giving rise to the divergence of interests.

     Disproportionate ownership interests of members of the Board of Directors in the TCI Group Common Stock and the Liberty Media Group Common Stock or disparate values of the TCI Group Common Stock and the Liberty Media Group Common Stock could create or appear to create potential conflicts of interest when directors are faced with decisions that could have different implications for different series. See "-Potential Divergence of Interests". Nevertheless, the Company believes that a director would be able to discharge his or her fiduciary responsibilities even if his or her interests in shares of TCI Group Common Stock and Liberty Media Group Common Stock were disproportionate or had disparate values.

Transfer of Funds Between Groups; Equity Contributions from the TCI Group

     If the Liberty Media Group Stock Proposal is approved by stockholders, all debt incurred or preferred stock issued by the Company and its subsidiaries would be specifically attributed to and reflected on the combined financial statements of the TCI Group, except debt incurred by entities included in the Liberty Media Group and to the extent otherwise determined by the Board of Directors. The Board of Directors could determine from time to time that debt of the Company not incurred by entities included in the Liberty Media Group or preferred stock and the proceeds thereof should be specifically attributed to and reflected on the combined financial statements of the Liberty Media Group to the extent that the debt is incurred or the preferred stock is issued for the benefit of the Liberty Media Group.

     To the extent cash needs of the Liberty Media Group exceed cash provided by the Liberty Media Group, the TCI Group may transfer funds to the Liberty Media Group. Conversely, to the extent cash provided by the Liberty Media Group exceeds cash needs of the Liberty Media Group, the Liberty Media Group may transfer funds to the TCI Group. The TCI Group will initially provide centralized cash management functions under which cash receipts of certain entities attributed to the Liberty Media Group are remitted to the TCI Group and certain cash disbursements of the Liberty Media Group will be funded by the TCI Group on a daily basis. Such transfers of funds between the TCI Group and the Liberty Media Group will be reflected as borrowings from and loans to the TCI Group or, if determined by the Board of Directors, in the case of a transfer from the TCI Group to the Liberty Media Group, reflected as the creation of or an increase in any Inter-Group Interest or, in the case of a transfer from the Liberty Media Group to the TCI Group, reflected as a reduction in any Inter-Group Interest. There are no specific criteria for determining when a transfer will be reflected as a borrowing from or loan to the TCI Group or as an increase or reduction in any Inter-Group Interest. The Board of Directors expects to make such determinations, either in specific instances or by setting generally applicable policies from time to time, taking into account relevant circumstances, including the use of proceeds by the recipient Group, the capital expenditure plans of and the investment opportunities available to each Group, the business prospects of each Group and the availability, cost and time associated with alternative financing sources. Generally, it is expected that entities included in the Liberty Media Group will seek their own long-term debt financing.

     Borrowings from or loans to the TCI Group would bear interest at such rates and have such repayment schedules and other terms as are established from time to time by, or pursuant to procedures established by, the Board of Directors.
In making such determinations, either in specific instances or by setting generally applicable policies from time to time, the Board of Directors expects to take into account considerations it deems relevant, including the use of proceeds by and creditworthiness of the recipient Group, the capital expenditure plans and investment opportunities available to each Group and the availability, cost and time associated with alternative financing sources.

     Although the creation of or any increase in an Inter-Group Interest resulting from an equity contribution by the TCI Group to the Liberty Media Group or any decrease in the Inter-Group Interest resulting from a transfer of funds from the Liberty Media Group to the TCI Group would be determined by reference to the then current Market Value of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, as applicable, such an increase could occur at a time when such shares could be considered undervalued and such a decrease could occur at a time when such shares could be considered overvalued.

Management and Allocation Policies Subject to Change

     The Board of Directors has adopted certain management and allocation policies described herein with respect to cash management, corporate expenses, allocation of assets and liabilities and inter-Group transactions, any and all of which could be modified or rescinded by the Board of Directors, in its sole discretion, without the approval of stockholders, although there is no present intention to do so. The Board of Directors could also adopt additional policies depending upon the circumstances. Any determination to modify or rescind such policies, or to adopt additional policies, including any such decision that could have disparate effects upon holders of TCI Group Common Stock or Liberty Media Group Common Stock, would be made by the Board of Directors as set forth under "-Fiduciary Duties of the Board of Directors". See "The Liberty Media Group Stock Proposal-Management and Allocation Policies".

No Assurance as to Market Price

     Because there has been no prior market for the Liberty Media Group Common Stock, there can be no assurance as to the market price of the Liberty Media Group Common Stock following the Distribution. Moreover, it is not possible to predict the impact of the issuance of the Liberty Media Group Common Stock pursuant to the Distribution on the market price of the Company's existing Class A Common Stock and Class B Common Stock (to be redesignated Series A TCI Group Common Stock and Series B TCI Group Common Stock) and, accordingly, there can be no assurance that the combined market values of the TCI Group Common Stock and the Liberty Media Group Common Stock held by a stockholder after the Distribution will equal or exceed the market value of the Company's existing Class A Common Stock and Class B Common Stock held by such stockholder prior to the Distribution. See "Proxy Statement/Prospectus Summary-Price Range of Class A Common Stock, Class B Common Stock and Class B Preferred Stock".

     The market prices of the TCI Group Common Stock and the Liberty Media Group Common Stock after the Distribution would be determined in the trading markets and could be influenced by many factors, including the consolidated results of the Company, as well as the respective performances of the Groups, investors' expectations for the Groups, trading volumes, regulatory environment and general economic and market conditions. There can be no assurance as to the extent to which investors would assign values to the TCI Group Common Stock and the Liberty Media Group Common Stock based on the reported financial results or other measures of performance or prospects of the relevant businesses.
Financial effects of the Groups that affect the Company's consolidated results of operations or financial condition could affect the market prices of the TCI Group Common Stock and the Liberty Media Group Common Stock. In addition, the Company cannot predict the impact on the market price of the TCI Group Common Stock or the Liberty Media Group Common Stock of certain terms of such securities, such as basing the consideration to be paid if all or substantially all of the assets of the Liberty Media Group are sold in a Disposition on the Net Proceeds of such Disposition, the ability of the Company to convert shares of Liberty Media Group Common Stock into TCI Group Common Stock at a conversion ratio based on an appraised fair value determination for the Liberty Media Group Common Stock and a trading market valuation for the TCI Group Common Stock or the discretion of the Board of Directors to make various other determinations with respect to the Groups and the TCI Group Common Stock and Liberty Media Group Common Stock. There is no assurance that the Series A Liberty Media Group Common Stock will be included in any stock market index in which the Company's existing Class A Common Stock is now included, or that the redesignated Series A TCI Group Common Stock will continue to be included in such index. Not being included in an index could adversely affect demand for the Liberty Media Group Common Stock or the TCI Group Common Stock and, consequently, the market price thereof.

Potential Conversion of Liberty Media Group Common Stock

     The Liberty Media Group Stock Proposal will permit the conversion, solely at the Company's option, of all of the outstanding shares of Liberty Media Group Common Stock into TCI Group Common Stock upon the terms described under "The Liberty Media Group Stock Proposal-Description of TCI Group Common Stock and Liberty Media Group Common Stock-Conversion and Redemption". The Company cannot predict the impact on the market prices of the TCI Group Common Stock or the Liberty Media Group Common Stock of its ability to effect any such conversion or the effect, if any, that the exercise by the Company of this conversion right would have on the market price of the TCI Group Common Stock or the Liberty Media Group Common Stock prevailing at such time. See "--Potential Divergence of Interests-Optional Conversion of Liberty Media Group Common Stock into TCI Group Common Stock".

Potential Effects of Possible Disposition of Assets of the Liberty Media
Group

     The terms of the Liberty Media Group Common Stock provide that if the Company were to dispose of all or substantially all of the properties and assets of the Liberty Media Group, other than in a Related Business Transaction in which the Company receives Qualifying Securities of an entity primarily engaged in a similar or complementary business and other than in connection with the disposition of all or substantially all of the assets of the Company, the Company would be required, at its option, either to (i) distribute to holders of Liberty Media Group Common Stock an amount equal to their proportionate interest in the Net Proceeds of such Disposition, either by special dividend or by redemption of all or part of the outstanding shares of Liberty Media Group Common Stock or (ii) convert outstanding shares of Liberty Media Group Common Stock into shares of the corresponding series of TCI Group Common Stock at a conversion ratio based on 110% of the average Market Value of a share of Series A Liberty Media Group Common Stock to the average Market Value of a share of Series A TCI Group Common Stock over a specified period. "Net Proceeds" means the proceeds of such Disposition after payment of certain specified costs, including taxes to be paid by the Company in respect of the Disposition or such dividend or redemption, transaction costs and liabilities attributed to the Liberty Media Group. If the Liberty Media Group were a separate independent company and its shares were acquired by another person, certain of those costs, including corporate level taxes, might not be payable in connection with such an acquisition. As a result, the consideration that would be received by stockholders of such a separate independent company in connection with such a stock acquisition might be greater than the Net Proceeds that would be received by holders of Liberty Media Group Common Stock if the assets of the Liberty Media Group were sold. In addition, no assurance can be given that the Net Proceeds per share of Liberty Media Group Common Stock to be received in connection with a Disposition will be equal to or more than the market value per share of Liberty Media Group Common Stock prior to or after announcement of such Disposition. See "--Potential Conversion of Liberty Media Group Common Stock" and "--No Assurance as to Market Price" above and "The Liberty Media Group Stock Proposal--Description of TCI Group Common Stock and Liberty Media Group Common Stock--Conversion and Redemption".

Potential Issuances of Liberty Media Group Common Stock upon Conversion of Outstanding Securities

     After the Distribution, existing securities of the Company that are convertible into or exchangeable for shares of Class A Common Stock will, as a result of the operation of antidilution provisions, be adjusted so that there will be delivered upon their conversion or exchange (in addition to the same number of shares of redesignated Series A TCI Group Common Stock as were theretofore issuable thereunder) the number of shares of Series A Liberty Media Group Common Stock that would have been issuable in the Distribution with respect to the Class A Common Stock had such conversion or exchange occurred prior to the Distribution. Options to purchase Class A Common Stock outstanding at the time of the Distribution will be adjusted by issuing to the holders of such options separate options to purchase that number of shares of Series A Liberty Media Group Common Stock which the holder would have been entitled to receive had the holder exercised such option to purchase

Class A Common Stock prior to the Distribution. A sufficient number of shares of Series A Liberty Media Group Common Stock will be reserved for issuance upon conversion or exchange of such existing securities or exercise of such Liberty Media Group options. These reserved shares will not constitute an Inter-Group Interest in the Liberty Media Group and will only be issued upon the conversion or exchange of such securities or exercise of such Liberty Media Group options. The issuance of shares of Series A Liberty Media Group Common Stock upon such conversion, exchange or exercise will not result in any transfer of funds or other assets from the TCI Group to the Liberty Media Group or a reduction in any Inter-Group Interest that then may exist, in consideration of such issuance. In the case of the exercise of options to purchase Series A Liberty Media Group Common Stock, the proceeds received upon the exercise of such option will be attributed to the Liberty Media Group. As of the date of this Proxy Statement/Prospectus, the Company has outstanding preferred stock and debt securities convertible into or exchangeable for [55,763,474] shares of Class A Common Stock and options to purchase [12,757,328] shares of Class A Common Stock (excluding shares issuable upon conversion of convertible securities of the Company held by subsidiaries of the Company). After the Distribution, such preferred stock, debt securities and options will be convertible into or exchangeable or exercisable for [17,130,200] shares of Series A Liberty Media Group Common Stock.

Limitations on Potential Acquisition of a Group

     If each Group were a separate publicly held corporation, any person interested in acquiring such corporation without negotiation with management could seek control of the outstanding stock of such corporation by means of a tender offer or proxy contest. Although adoption of the Liberty Media Group Stock Proposal would authorize issuance of the Liberty Media Group Common Stock with economic terms designed to reflect the separate performance of the Liberty Media Group, a person interested in acquiring only one Group without negotiation with the Company's management would still be required to seek control of the voting power represented by all of the outstanding capital stock of the Company, including the TCI Group Common Stock and the Liberty Media Group Common Stock. See "The Liberty Media Group Stock Proposal-Description of TCI Group Common Stock and Liberty Media Group Common Stock-Voting Rights".

Absence of Approval Rights with Respect to Future Issuances of Authorized
Shares

     The authorized but unissued shares of capital stock would be available for issuance from time to time by the Company at the sole discretion of the Board of Directors for any proper corporate purpose. Such issuances could include shares of TCI Group Common Stock or Liberty Media Group Common Stock, as well as the issuance of such shares upon the conversion or exercise of securities of the Company that are convertible into or exercisable for such shares. The approval of the stockholders of the Company will not be sought by the Company for the issuance of authorized but unissued shares of TCI Group Common Stock or Liberty Media Group Common Stock (or the reissuance of previously issued shares that have been reacquired by the Company) or securities of the Company that are convertible into or exercisable for such shares, unless deemed advisable by the Board of Directors or required by applicable law, regulation or Nasdaq National Market requirements.

Anti-Takeover Considerations

     The DGCL, the Charter and the Company's Bylaws contain provisions which may serve to discourage or make more difficult a change in control of the Company without the support of the Board of Directors or without meeting various other conditions. The Company is subject to Section 203 of the DGCL, which, in general, prohibits a "business combination" between a corporation and an "interested stockholder" unless certain conditions are met. Charter and Bylaw provisions which may discourage or make more difficult a change in control of the Company include the requirement of a supermajority vote to approve specified actions, the authorization of the Company's Board of Directors to issue additional shares of preferred stock without further action by the Company's stockholders, certain procedures required in connection with the nomination of directors of the Company and the other provisions described under "Anti-Takeover Considerations". In addition, the existence of the Liberty Media Group Common Stock would present complexities and could in certain circumstances pose obstacles, financial and otherwise, to an acquiring person. For example, a potential acquiror would have to take into consideration that holders of different series of Common Stock might be more or less receptive to the acquiror's proposal, that a tender offer would have to be structured so as to take into account different prices at which shares of the different series might be acquired, that a merger would require allocation of consideration among the different series of Common Stock and the effects of actions the Company might take such as causing a conversion of the Liberty Media Group Common Stock. The provisions of the DGCL, the Amended Charter and the Company's Bylaws and the existence of the Liberty Media Group Common Stock could, under certain circumstances, prevent stockholders from profiting from an increase in the market value of their shares as a result of a change in control of the Company by delaying or preventing such change in control. See "Anti-Takeover Considerations".

                              THE ANNUAL MEETING

     This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies from the holders of Class A Common Stock, Class B Common Stock, Class B Preferred Stock and Series C Preferred Stock by the Board of Directors for use at the Annual Meeting.

Time and Place; Purposes

     The Annual Meeting will be held at [place], on [date], starting at [time], local time. At the Annual Meeting, the stockholders of the Company will be asked to consider and vote upon the election of three directors of the Company to hold office until their successors are elected and qualified, the Liberty Media Group Stock Proposal, the Increased Authorization Proposal, the Director Stock Option Plan Proposal and such other matters as may properly come before the Annual Meeting.

Voting Rights; Votes Required for Approval

     The Board of Directors has fixed the close of business on [date] as the date for the determination of holders of Class A Common Stock, Class B Common Stock, Class B Preferred Stock and Series C Preferred Stock entitled to notice of and to vote at the Annual Meeting. Only holders of record of shares of Class A Common Stock, Class B Common Stock, Class B Preferred Stock and Series C Preferred Stock at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. Holders of record of the Class A Common Stock, the Class B Common Stock, the Class B Preferred Stock and the Series C Preferred Stock at the close of business on the Record Date are entitled to vote in the election of directors. Holders of record of the Class A Common Stock, the Class B Common Stock and the Series C Preferred Stock at the close of business on the Record Date are also entitled to vote upon the Liberty Media Group Stock Proposal, the Increased Authorization Proposal and the Director Stock Option Plan Proposal. At the close of business on the Record Date, there were [571,489,713] shares of Class A Common Stock outstanding and entitled to vote at the Annual Meeting held by ____________ stockholders of record, [84,864,800] shares of Class B Common Stock outstanding and entitled to vote held by _________ stockholders of record, [1,620,026] shares of Class B Preferred Stock outstanding and entitled to vote held by _____ stockholders of record and [70,559] shares of Series C Preferred Stock outstanding and entitled to vote held by _______ stockholders of record.

     The presence, in person or by proxy, of the holders of a majority of the combined voting power of the outstanding shares of Class A Common Stock, Class B Common Stock, Class B Preferred Stock and Series C Preferred Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Directors will be elected by a plurality of the votes of the shares of Class A Common Stock, Class B Common Stock, Class B Preferred Stock and Series C Preferred Stock, represented in person or by proxy and entitled to vote at the Annual Meeting, voting as a single class. The affirmative vote, in person or by proxy, of (i) the holders of record of at least 66 2/3% of the combined voting power of the shares of Class A Common Stock, Class B Common Stock and Series C Preferred Stock, voting together as a single class, (ii) the holders of record of a majority of the total number of shares of Class A Common Stock, voting as a separate class, and (iii) the holders of record of a majority of the total number of shares of Class B Common Stock, voting as a separate class, in each case issued and outstanding on the Record Date, is required to approve the Liberty Media Group Stock Proposal. The affirmative vote, in person or by proxy, of the holders of record of at least 66 2/3% of the combined voting power of the shares of Class A Common Stock, Class B Common Stock and Series C Preferred Stock issued and outstanding on the Record Date, voting together as a single class, is required to approve the Increased Authorization Proposal. The affirmative vote of a majority of the combined voting power and a majority of the combined number of the shares of the Class A Common Stock, Class B Common Stock and Series C Preferred Stock represented in person or by proxy and entitled to vote at the Annual Meeting, voting as a single class, is required to approve the Director Stock Option Plan Proposal. Each holder of record as of the Record Date of (i) Class A Common Stock is entitled to cast one vote per share,
(ii) Class B Common Stock is entitled to cast ten votes per share, (iii) Class B Preferred Stock is entitled to one vote per share and (iv) Series C Preferred Stock is entitled to cast 100 votes per share, on each matter on which holders of shares of such class or series are entitled to vote at the Annual
Meeting.

     The directors and officers of the Company as of the Record Date owned [6,169,538] outstanding shares of the Class A Common Stock, [63,601,807] outstanding shares of the Class B Common Stock, [438,884] outstanding shares of Class B Preferred Stock and no shares of Series C Preferred Stock. Of such shares, John C. Malone, the President and Chief Executive Officer of the Company, owns [25,697,083] shares of the Class B Common Stock and [306,000] shares of the Class B Preferred Stock, of which [3,120,000] shares of Class B Common Stock and [40,000] shares of Class B Preferred Stock are subject to a repurchase right by the Company and certain voting restrictions and, in accordance therewith, will be voted at the Annual Meeting in the same proportions as votes represented by all other shares are cast with respect to each proposal to be voted upon at the Annual Meeting. The directors and officers of the Company have informed the Company that they intend to vote their shares (exclusive of the Restricted Voting Shares) in favor of the slate of directors to which this solicitation relates, the Liberty Media Group Stock Proposal, the Increased Authorization Proposal and the Director Stock Option Plan Proposal. Such shares represent approximately [42.79]% of the total voting power of the Class A Common Stock, Class B Common Stock, Class B Preferred Stock and Series C Preferred Stock, [42.81]% of the total voting power of the Class A Common Stock, Class B Common Stock and Series C Preferred Stock, [1.08]% of the total number of the outstanding shares of Class A Common Stock, [71.27]% of the total number of the outstanding shares of Class B Common Stock and [10.63]% of the total number of the outstanding shares of Class A Common Stock, Class B Common Stock and Series C Preferred Stock (exclusive of the Restricted Voting Shares).
Proxies

     All shares of Class A Common Stock, Class B Common Stock, Class B Preferred Stock and Series C Preferred Stock represented by properly executed proxies received prior to or at the Annual Meeting, and not revoked, will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR the election of the three nominees listed under "Election of Directors" below, FOR the Liberty Media Group Stock Proposal, FOR the Increased Authorization Proposal and FOR the Director Stock Option

Plan Proposal. So far as the Company's Board of Directors is aware, the election of the three nominees as directors, the Liberty Media Group Stock Proposal, the Increased Authorization Proposal and the Director Stock Option Plan Proposal are the only matters to be acted upon at the Annual Meeting. As to any other matter which may properly come before the Annual Meeting, the persons named in the accompanying proxy card will vote thereon in accordance with their best judgment. A properly executed proxy marked "ABSTAIN", although counted for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power represented and entitled to vote at the Annual Meeting, will not be voted and, therefore, except in the case of the election of directors, will have the same effect as a vote cast against the matter to which such instruction is indicated. Shares represented by "broker non-votes" (i.e., shares held by brokers or nominees which are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will also be counted for purposes of determining whether there is a quorum at the Annual Meeting, and, with respect to the Liberty Media Group Stock Proposal and the Increased Authorization Proposal, will have the same effect as a vote cast against such proposals and, with respect to the other matters, will be deemed shares not entitled to vote and will not be included for purposes of determining the aggregate voting power and number of shares represented and entitled to vote on such matter.

     A stockholder may revoke his or her proxy at any time prior to its use by delivering to the Secretary of the Company a signed notice of revocation or a later dated signed proxy or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in itself constitute the revocation of a proxy.

     The cost of solicitation of proxies will be paid by the Company. In addition to solicitation by mail, officers and regular employees of the Company may solicit proxies by telephone, telegram or personal interviews. Such persons will receive no additional compensation for such services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed for their reasonable expenses.

                             ELECTION OF DIRECTORS

     The persons named in the accompanying proxy will vote for the election of three directors, with the term of office of each to continue until the 1998 Annual Meeting of Stockholders or until his successor shall have been duly elected and qualified, unless authority to vote is withheld. John W. Gallivan, Jerome H. Kern and Bob Magness are the three nominees for election as directors of the Company, and the Company is informed that these nominees are willing to serve as directors. However, if any such nominee should decline or shall become unable to serve as a director for any reason, votes will be cast for a substitute nominee, if any, designated by the Board of Directors, or, if none is so designated prior to the election, votes will be cast according to the judgment in such matters of the person or persons voting the proxy. Messrs. Gallivan, Kern and Magness are each incumbent directors.

     The following lists the three nominees for election as directors of the Company and the six directors of the Company whose term of office will continue after the Annual Meeting, including the birth date of each person, the positions with the Company or principal occupations of each person, certain other directorships held and the year each person became a director of the Company. The numbers of shares of Class A Common Stock, Class B Common Stock and Class B Preferred Stock owned beneficially by each such person as of May 1, 1995, are set forth in "Voting Securities and Principal Holders Thereof".

     Directors will be elected by a plurality of the votes of the shares of Class A Common Stock, Class B Common Stock, Class B Preferred Stock and Series C Preferred Stock, present in person or represented by proxy at the Annual Meeting and entitled to vote thereon, voting as a single class.

Nominees for Election as Directors

                        Bob Magness:  Born June 3, 1924;
            Chairman of the Board of the Company since June of 1994
               and of TCIC since 1973; TCIC director since 1968.

                     John W. Gallivan:  Born June 28, 1915;
                  director of the Company since June of 1994;
   Chairman of the Board of Kearns-Tribune Corporation, a newspaper publishing concern;
                 also a director of Silver King Mining Company;
                   TCIC director from 1980 to August of 1994.

                      Jerome H. Kern:  Born June 1, 1937;
                  director of the Company since June of 1994;
             TCIC director from December of 1993 to August of 1994;
      also is a senior partner with the law firm of Baker & Botts, L.L.P., since September of 1992.
           Prior to joining Baker & Botts, L.L.P., was senior partner with the Law Offices of Jerome H. Kern from January 1, 1992 to September 1, 1992 and, prior to that, was a senior partner with the law firm of Shea & Gould from 1986 through December 31, 1991.

Directors Whose Term Expires in 1996

                      John C. Malone:  Born March 7, 1941;
                  director of the Company since June of 1994;
      Chief Executive Officer and President of TCI since January of 1994;
     Chief Executive Officer of TCIC from March of 1992 to October of 1994 and President of TCIC from 1973 to October of 1994;
       is President and a director of many of the Company's subsidiaries; also a director of Turner Broadcasting System, Inc., BET Holdings, Inc.,
              and The Bank of New York; TCIC director since 1973.

                       Tony Coelho:  Born June 14, 1942;
                  director of the Company since June of 1994;
              TCIC director from March of 1994 to August of 1994;
   also President and Chief Executive Officer of Wertheim Schroder Investment
                                   Services;
          Managing Director of Wertheim Schroder & Co., Incorporated;
was formerly U.S. Representative from California from January 1979 through June
                                      1989
           and the Majority Whip of the U.S. House of Representatives
                     from December 1986 through June 1989;
 also a director of Circus Circus Enterprises, Inc., ICF Kaiser International,
                                     Inc.,
        Service Corporation International, Specialty Retail Group, Inc.,
          Tanknology Environmental, Inc. and Crop Growers Corporation

                   Robert A. Naify:  Born February 17, 1922;
                  director of the Company since June of 1994;
                   TCIC director from 1987 to August of 1994;
         also Co-Chairman, Co-Chief Executive Officer and a director of
                            The Todd-AO Corporation.


Directors Whose Term Expires in 1997

                      Donne F. Fisher:  Born May 24, 1938;
                  director of the Company since June of 1994;
  Executive Vice President and Treasurer of the Company since January of 1994;
   Executive Vice President of TCIC from December of 1991 to October of 1994; was previously Senior Vice President of TCIC since 1982 and Treasurer since
                                     1970;
   also a director of General Communication, Inc.; TCIC director since
1980.

                        Kim Magness:  Born May 17, 1952;
director of the Company since June of 1994; TCIC director from 1985 to August of
                                     1994;
            manages numerous personal and business investments, and is Chairman and President of a company developing liners for irrigation canals.

                     R.E. Turner:  Born November 19, 1938;
                  director of the Company since June of 1994;
               TCIC director from June of 1994 to August of 1994;
                  also Chairman of the Board and President of
                  Turner Broadcasting System, Inc. since 1970.

                    THE LIBERTY MEDIA GROUP STOCK PROPOSAL

General

     The stockholders of the Company are being asked to consider and approve the Liberty Media Group Stock Proposal, including adoption of the proposed amendments to the Company's Charter set forth in Appendix III-A hereto. The amendments would (a) provide for the Company's Common Stock to be divided into four series and for an increase of 550,000,000 in the number of authorized shares so that the Common Stock would consist of: (i) 500,000,000 newly authorized shares designated Series A Liberty Media Group Common Stock, (ii) 50,000,000 newly authorized shares designated Series B Liberty Media Group Common Stock, (iii) 1,100,000,000 shares designated Series A TCI Group Common Stock and (iv) 150,000,000 shares designated Series B TCI Group Common Stock and
(b) establish the voting powers and relative, participating, optional and other special rights and qualifications, limitations and restrictions of the new series. The Series A TCI Group Common Stock and the Series B TCI Group Common Stock would be created by redesignation of the Company's previously authorized Class A Common Stock and Class B Common Stock, respectively. If both the Liberty Media Group Stock Proposal and the Increased Authorization Proposal are approved, the authorized shares of Series A TCI Group Common Stock would be increased from 1,100,000,000 to 1,750,000,000. See "The Increased Authorization Proposal".

     If the Liberty Media Group Stock Proposal is approved by stockholders, the Company anticipates filing with the Secretary of State of the State of Delaware a Certificate of Amendment to the Charter including the amendments substantially in the form set forth in Appendix III-A hereto (the "Certificate of Amendment"). It is currently anticipated that such filing will be made as promptly as practicable after the Annual Meeting.

     Subject to approval of the Liberty Media Group Stock Proposal by stockholders, the Board of Directors has adopted resolutions declaring a distribution to holders of record of outstanding Class A Common Stock and Class B Common Stock at the close of business on the date the Company files the Certificate of Amendment with the Secretary of State of the State of Delaware, of one-fourth of one share of Series A Liberty Media Group Common Stock on each outstanding share of Class A Common Stock and one-fourth of one share of Series B Liberty Media Group Common Stock on each outstanding share of Class B Common Stock. The Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock issued in the Distribution would be intended to reflect 100% of the equity value of the Company attributable to the Liberty Media Group. The distribution ratio described in this paragraph was determined by the Board of Directors in consultation with Lehman Brothers Inc. and The First Boston Corporation, the Company's financial advisors in connection with the Liberty Media Group Stock Proposal, and is based upon the desired initial trading range of the Liberty Media Group Common Stock and the equity value of the Company attributable to the Liberty Media Group. This equity value was established by taking into account the assets and liabilities to be assigned to the Liberty Media Group, the Liberty Media Group's recent historical financial performance relative to its competitors that are publicly traded and the current state of the markets for public offerings and other stock transactions.

     If the Liberty Media Group Stock Proposal is approved by the stockholders at the Annual Meeting, the Company anticipates that certificates representing Liberty Media Group Common Stock will be mailed promptly after the resolutions declaring the Distribution are adopted. Fractional shares of Liberty Media Group Common Stock will not be issued in the Distribution. If more than one share of Common Stock is held by the same holder of record, the Company will aggregate the number of shares of Liberty Media Group Common Stock issuable to such holder pursuant to the Distribution (including any fractions of shares).
If the number of shares of Liberty Media Group Common Stock to be issued to any holder of record of Class A Common Stock or Class B Common Stock includes a fraction of a whole share, the Company will pay the cash value of such fractional share within 60 trading days of the Distribution, based upon the average of the last reported sales prices of such Liberty Media Group Common Stock on the Nasdaq National Market during the first ten trading days following the Distribution. Stockholders who own their stock beneficially through brokers or other nominees listed as holders of record will have their fractional shares handled according to the practices of such broker or nominee, which may result in such stockholders receiving a price that is higher or lower than the price paid by the Company to holders of record. If the necessary trading of Liberty Media Group Common Stock does not occur within 20 trading days after the Distribution, the Board of Directors will determine the fair value of a share of Liberty Media Group Common Stock and the amount to be paid in lieu of fractional shares.

     Following the Distribution, the Company may from time to time, by action of its Board of Directors, (i) offer shares of TCI Group Common Stock and Liberty Media Group Common Stock for cash in one or more public offerings, (ii) issue shares of TCI Group Common Stock and Liberty Media Group Common Stock as consideration for acquisitions or investments, (iii) issue shares of TCI Group Common Stock and Liberty Media Group Common Stock to employees of the Company pursuant to employee benefit plans or (iv) issue shares of TCI Group Common Stock and Liberty Media Group Common Stock for any other proper corporate purpose. So long as sufficient authorized shares are available, the timing, sequence, size and terms of such transactions would be determined by the Board of Directors, without further approval of the stockholders, unless deemed advisable by the Board of Directors or required by applicable law, regulation or Nasdaq National Market requirements.

     The affirmative vote of 66 2/3% of the outstanding shares of the Class A Common Stock, Class B Common Stock and Series C Preferred Stock, voting together as a single class, a majority of the outstanding shares of Class A Common Stock, voting as a separate class, and a majority of the outstanding shares of Class B Common Stock, voting as a separate class, is required for approval of the Liberty Media Group Stock Proposal.

Background and Reasons for the Liberty Media Group Stock Proposal

 Liberty Media Corporation

     LMC was formed in connection with an exchange offer made to stockholders of Old TCI in 1991. At that time, numerous proposals were pending before Congress and the FCC relating to increased regulation of the cable television industry. Certain of these proposals contemplated imposing horizontal limits on the number of subscribers that could be served by cable systems in which a particular entity had an attributable ownership interest. Other proposals contemplated placing vertical limits on the ownership by cable system operators of interests in entities producing cable television programming, or imposing limitations on the programming decisions that cable operators, who also owned interests in cable programming entities, could make. Because Old TCI at that time had substantial interests in both cable television systems and cable programming producers, management of Old TCI believed that enactment or adoption of certain of such proposals, or variants thereof, could require divestiture by the Company of a significant portion of such interests, as well as materially limit the Company's opportunities for growth in cable-related areas in the future.

     Faced with these legislative and regulatory uncertainties, Old TCI's Board of Directors adopted a restructuring plan, through which Old TCI hoped to avoid or reduce the likelihood of forced divestitures of assets at some unknown time in the future by contributing selected assets to a new public company, LMC, in which Old TCI's stockholders would have the opportunity to participate. Because of its smaller size and the composition of its assets, the Board determined that LMC might have greater freedom than would be available to Old TCI under future legislation or regulations to pursue growth opportunities in the areas of producing cable television programming and providing cable television services.

     In order to implement this restructuring plan, in early 1991 the Company contributed to LMC (i) substantially all of Old TCI's interests in entities that produced programming for distribution on cable television (other than TBS and Discovery) and (ii) the Company's interests (consisting primarily of minority interests) in certain cable television operating companies. In exchange for the assets contributed by it, Old TCI received shares of several different classes and series of LMC's preferred stock. Thereafter, LMC effected exchange offers with the holders of each class of Old TCI's common stock and holders of certain options and convertible debt securities that were exercisable for or convertible into common stock by issuing to such holders rights to acquire shares of LMC common stock in exchange for shares of Old TCI's common stock. Upon consummation of these exchange offers, LMC commenced its separate existence as a public company.

     In October 1992 the Cable Television Consumer Protection Act of 1992 (the "1992 Cable Act") was enacted. The 1992 Cable Act directed the FCC to issue regulations establishing horizontal limitations upon the number of subscribers which may be reached by a multiple system cable operator and vertical limitations upon the number of channels on a cable system which can be occupied by programmers in which the cable system operator has an attributable ownership interest. The FCC issued these regulations in September 1993. The effect of these regulations on Old TCI and LMC was twofold: First, because of the cross-ownership of securities between Old TCI and LMC and because certain directors of Old TCI were also directors of LMC, the regulations would require that Old TCI and LMC be considered together for purposes of determining compliance with the vertical and horizontal restrictions contained in the regulations. Second, despite the business of LMC being attributed to Old TCI, the combined Old TCI/LMC entity would fit within the limitations created by the regulations. As a result, management of Old TCI began to consider the possibility of re-combining the two companies. Formal negotiations were undertaken in October 1993 regarding such a combination. These negotiations ultimately led to the execution of a merger agreement between Old TCI and LMC, which culminated in the Old TCI/LMC Combination in August 1994.

 The Business Line Restructuring

     Following the Old TCI/LMC Combination, the Board of Directors of the Company determined to undertake the Business Line Restructuring and to restructure the Company's businesses into four separate business lines:
Domestic Cable and Communications; Programming; International Cable and Programming; and Technology/Venture Capital. The Business Line Restructuring, which was accomplished by the transfer of certain assets among the subsidiaries of the Company, was intended to create a structure that would help the Company realize the management and organizational benefits anticipated in connection with the Old TCI/LMC Combination. In addition, the Board determined that restructuring the Company into four distinct business lines would facilitate increased investor understanding of the different lines of business and enhance opportunities to finance the operations of each division separately, where appropriate, through financing tailored specifically to the capital needs of the division in question. In addition, the Board determined that the separation into divisions could encourage strategic partnering with other companies in that line of business.

     In the Business Line Restructuring, stock of certain indirect subsidiaries was acquired by the Company from certain other subsidiaries and then transferred by the Company to existing or newly created subsidiaries as capital contributions. The consideration used in such transactions was shares of Class A Common Stock and/or Series E Preferred Stock. See "--Issuance of Series F Preferred Stock". In the Business Line Restructuring, TCIC transferred stock of its subsidiaries that owned its international-related assets and technology/venture capital-related assets to International and TCI Technology, respectively. Because of transfer restrictions related to the cable television system-related assets held by LMC, these assets were retained by LMC while stock of LMC's subsidiaries that owned its cable television programming-related assets was transferred to a new subsidiary of the Company, together with stock of TCIC's subsidiaries that owned the programming-related assets of TCIC (which consisted primarily of the Company's interests in TBS, Discovery and Netlink). After these transfers, the assets held in LMC consisted solely of cable television system assets. LMC was then re-named "TCI Cable Investments, Inc." The entity formed to hold the Company's programming assets was named "Liberty Media Corporation" in order to take advantage of the brand-name recognition established by LMC prior to the Old TCI/LMC Combination. As a result of the Business Line Restructuring, Liberty, through its subsidiaries and affiliates, now holds all of the cable television programming assets held by LMC prior to the Old TCI/LMC Combination as well as certain programming assets previously held by TCIC.

 Consideration of Alternatives

     Following the Old TCI/LMC Combination in August 1994, the Board of Directors of the Company directed management to study various methods of enhancing stockholder value. This direction resulted from the Board's belief that the Company was undervalued by the capital markets, in part because the market focused primarily upon the Company's dominant cable television business and did not give full value to the Company's diverse assets, such as its programming, international and technology businesses. The Board noted that companies which operated in several lines of business were often valued based upon the business considered "dominant." The Board believed that overall stockholder value would be enhanced if there was increased recognition in the investment community of the Company's individual lines of business and the value of the assets used in such businesses. The Board believed that separate equity securities would enable investors to gain a better understanding of each Group, and the separate reporting of their results would create a framework for increased and more focused equity research coverage by the investment community.

     Management proceeded to review with its financial advisors potential actions which the Company could undertake in order to increase market recognition of the value of the Company's assets used in each of its lines of business. Among the actions considered by management were a spin-off to the Company's stockholders of all or part of one or more of its divisions, public offerings of minority interests in one or more of the divisions, and the issuance of separate securities of the Company the economic attributes of which would be defined by reference to the performance of one or more of its divisions (commonly known as "tracking stock" or "targeted stock").


     After considering the various alternatives, the Board determined that the issuance of tracking stock came closest to meeting the Board's objectives. Because each tracking stock would be a security of the Company, the Company would be able to maintain the benefits of being a consolidated enterprise. Because the tracking stock could track the performance of a single line of business, it would also provide the Company with flexibility in future financings, which could be targeted to investors interested primarily in securities of companies in that line of business. In addition, issuance of tracking stock would enable the Company to engage in strategic partnering with companies in particular lines of business and could also be used as currency for investments and acquisitions in particular lines of business. The Board also took into account, however, that in a tracking stock structure, unlike the case with separate publicly held corporations, holders of each class of common stock would continue to be subject to the risks associated with an investment in the Company and all of its businesses, assets and liabilities, and that there would be no assurance as to the degree to which the market value of a tracking stock would reflect the separate performance of the business group to which it relates.

     The Board then considered with its financial advisors which divisions of the Company would be appropriate for the issuance of tracking stock. In November 1994, the Board approved and the Company announced a proposal in which the Company would seek authorization for tracking stocks related to each of its four divisions, with the timing and manner of issuance of any particular tracking stock to be left for subsequent determination by the Board. After considering further the capital needs of each division, the ability to raise capital through other means, and the anticipated uses for the tracking stock, such as acquisitions and strategic partnering, the Board determined that the Company's programming business was the best candidate for the creation of a tracking stock and determined to seek authorization only for tracking stock related to that business. In making this determination, the material matters considered by the Board were: the relative size of the programming business, the public perception of programming company stocks, the capital requirements of the programming business, which have few revenue generating assets which would enable it to service indebtedness effectively, and the Company's prior experience with respect to LMC's growth since it became a public company in 1991. The Board also determined that the financing needs of the remaining divisions could be satisfied through other methods, such as the anticipated sale of a minority interest in International.

 The Liberty Media Group Stock Proposal

     On February 8, 1995, the Board of Directors determined that the Liberty Media Group Stock Proposal was in the best interests of the Company and its stockholders and unanimously declared it advisable and recommended that the Company's stockholders vote in favor of the Liberty Media Group Stock Proposal.

     The Liberty Media Group Stock Proposal is intended to provide investors with securities reflecting the separate performance of each Group, while at the same time enabling the Company's businesses to preserve and retain the benefits of being part of a consolidated enterprise, including the absence of certain costs associated with operation of separate, publicly held corporations. The Board of Directors believes the Liberty Media Group Stock Proposal will enhance stockholder value over the long term by permitting separate market valuations of the TCI Group Common Stock and the Liberty Media Group Common Stock, which will result in greater market recognition of the value of each Group. The Liberty Media Group Stock Proposal is also intended to provide the Company greater flexibility with regard to raising capital and the choice of stock consideration for acquisitions and investments, including strategic partnering transactions. Unlike the case with separate publicly held corporations, however, holders of TCI Group Common Stock and Liberty Media Group Common Stock will continue to be subject to all the risks associated with an investment in the Company and all of its businesses, assets and liabilities. See "Special Considerations-Stockholders of One Company; Financial Effects on One Business Could Affect Other Businesses".

     In connection with its approval of the Liberty Media Group Stock Proposal, the Board of Directors also evaluated the potentially adverse aspects, including the lack of assurance as to the degree to which the market price of the Liberty Media Group Common Stock will reflect the separate performance of the Liberty Media Group, the uncertainty as to the impact of the proposal on the market price of the TCI Group Common Stock, as well as the fact that implementation of the Liberty Media Group Stock Proposal will, to an extent, make the capital structure of the Company more complex and may give rise to occasions when the interests of the holders of TCI Group Common Stock and the holders of Liberty Media Group Common Stock may diverge or appear to diverge. See "Special Considerations-No Assurance as to Market Price" and "--Potential Divergence of Interests". The Board determined, however, that the positive aspects of the Liberty Media Group Stock Proposal outweighed any potentially adverse aspect.

Recommendation of the Board of Directors

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE LIBERTY MEDIA GROUP STOCK PROPOSAL AND BELIEVES THAT ITS ADOPTION IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE LIBERTY MEDIA GROUP STOCK PROPOSAL.

Management and Allocation Policies

     If the Liberty Media Group Stock Proposal is approved by stockholders, the Company will prepare consolidated financial statements of the Company, combined financial statements of the Liberty Media Group and combined financial statements of the TCI Group. The combined financial statements of the Liberty Media Group and the combined financial statements of the TCI Group, taken together, would effectively comprise all the accounts reflected as consolidated financial statements of the Company. The combined financial statements of the Liberty Media Group and the combined financial statements of the TCI Group will reflect the financial position, results of operations and cash flows of the businesses included therein. Consistent with the Amended Charter and applicable policies, the Group financial information could also include allocated portions of individual assets and liabilities. Notwithstanding allocations of assets and liabilities for the purpose of preparing Group combined financial statements, holders of both TCI Group Common Stock and Liberty Media Group Common Stock would continue to be subject to risks associated with an investment in the Company and all of its businesses, assets and liabilities. See "Special Considerations-Stockholders of One Company; Financial Effects on One Business Could Affect Other Businesses" above.

     If the Liberty Media Group Stock Proposal is approved by stockholders, upon initial issuance of Liberty Media Group Common Stock, cash management, taxes and allocation of principal corporate activities between the TCI Group and the Liberty Media Group would be based upon methods that management of the Company believes to be reasonable and would be reflected in the respective Group financial information as follows:

                 (i) All debt incurred or preferred stock issued by the Company and its subsidiaries would be specifically attributed to and reflected on the combined financial statements of the TCI Group, except (a) debt incurred by entities included in the Liberty Media Group and (b) to the extent otherwise determined by the Board. The Board of Directors could determine from time to time that debt of the Company not incurred by entities included in the Liberty Media Group or preferred stock and the proceeds thereof should be specifically attributed to and reflected on the combined financial statements of Liberty Media Group to the extent that the debt is incurred or the preferred stock is issued for the benefit of Liberty Media
           Group.

                (ii) For all periods prior to the Distribution, all financial impacts of equity offerings are attributed entirely to the TCI Group. After the Distribution, all financial impacts of issuances of additional shares of TCI Group Common Stock will be attributed entirely to the TCI Group, all financial impacts of issuances of additional shares of Liberty Media Group Common Stock the proceeds of which are attributed to the Liberty Media Group will be reflected entirely in the combined financial statements of the Liberty Media Group, and all financial impacts of issuances of additional shares of Liberty Media Group Common Stock the proceeds of which are attributed to the TCI Group in respect of a reduction in any Inter-Group Interest will be reflected entirely in the combined financial statements of the TCI Group. Financial impacts of dividends or other distributions on, and purchases of, TCI Group Common Stock will be attributed entirely to the TCI Group, and financial impacts of dividends or other distributions on Liberty Media Group Common Stock will be attributed entirely to the Liberty Media Group, except that the TCI Group will be attributed an amount equal to the product of the aggregate amount of such dividend or other distribution and a fraction the numerator of which is the Inter-Group Interest Fraction, if any, and the denominator of which is the Outstanding Interest Fraction. Financial impacts of repurchases of Liberty Media Group Common Stock the consideration for which is charged to the Liberty Media Group will be reflected entirely in the combined financial statements of the Liberty Media Group, and financial impacts of repurchases of Liberty Media Group Common Stock the consideration for which is charged to the TCI Group will be reflected entirely in the combined financial statements of the TCI Group.

               (iii) To the extent cash needs of the Liberty Media Group exceed cash provided by the Liberty Media Group, the TCI Group may transfer funds to the Liberty Media Group. Conversely, to the extent cash provided by the Liberty Media Group exceeds cash needs of the Liberty Media Group, the Liberty Media Group may transfer funds to the TCI Group. The TCI Group will initially provide centralized cash management functions under which cash receipts of certain entities attributed to the Liberty Media Group are remitted to the TCI Group and certain cash disbursements of the Liberty Media Group will be funded by the TCI Group on a daily basis. Such transfers of funds between the TCI Group and the Liberty Media Group will be reflected as borrowings from and loans to the TCI Group or, if determined by the Board of Directors, in the case of a transfer from the TCI Group to the Liberty Media Group, reflected as the creation of or an increase in any Inter-Group Interest or, in the case of a transfer from the Liberty Media Group to the TCI Group, reflected as a reduction in any Inter-Group Interest. There are no specific criteria for determining when a transfer will be reflected as a borrowing from or loan to the TCI Group or as an increase or reduction in any Inter-Group Interest. The Board of Directors expects to make such determinations, either in specific instances or by setting generally applicable policies from time to time, taking into account relevant circumstances, including the use of proceeds by the recipient Group, the capital expenditure plans of and the investment opportunities available to each Group, the business prospects of each Group and the availability, cost and time associated with alternative financing sources. Generally, it is expected that entities included in the Liberty Media Group will seek their own long-term debt financing.

                (iv) Borrowings from or loans to the TCI Group would bear interest at such rates and have such repayment schedules and other terms as are established from time to time by, or pursuant to procedures established by, the Board of Directors. In making such determinations, either in specific instances or by setting generally applicable policies from time to time, the Board of Directors expects to take into account considerations it deems relevant, including the use of proceeds by and creditworthiness of the recipient Group, the capital expenditure plans and investment opportunities available to each Group and the availability, cost and time associated with alternative financing sources.

                 (v) In the event of a transfer of funds from the TCI Group to the Liberty Media Group that the Board of Directors has determined to reflect as creating or increasing an Inter-Group Interest, the Number of Shares Issuable with Respect to the Inter-Group Interest would be increased by an amount equal to the amount of such transfer divided by the Market Value of a share of Liberty Media Group Common Stock, and the Inter-Group Interest Fraction would be increased and the Outstanding Interest Fraction would be decreased accordingly. In the event of a transfer of funds from the Liberty Media Group to the TCI Group that the Board of Directors has determined to reflect as a decrease in any Inter-Group Interest, the Number of Shares Issuable with Respect to the Inter-Group Interest would be decreased by an amount equal to the amount of such transfer divided by the Market Value of a share of Liberty Media Group Common Stock and the Inter-Group Interest Fraction would be decreased and the Outstanding Interest Fraction would be increased accordingly.

                (vi) The combined financial statements of the TCI Group would reflect its net loans to or borrowings from the Liberty Media Group, and the combined balance sheets of the Liberty Media Group would reflect its net loans to or borrowings from the TCI Group. Similarly, the respective financial information of the TCI Group and the Liberty Media Group would reflect interest income or expense, as the case may be, associated with such loans or borrowings and the statements of combined cash flows of the Liberty Media Group would reflect changes in the amounts of loans or borrowings deemed outstanding. In the historical financial information included in this Proxy Statement/Prospectus and the Appendices hereto, net borrowings from or loans to the TCI Group have been included as a component of the Liberty Media Group's combined equity. Until the Distribution, the net borrowings from or loans to the TCI Group will continue to be characterized as a component of the Liberty Media Group's combined equity.

               (vii) Certain corporate general and administrative costs (including, but not limited to, certain corporate, legal, finance, accounting, tax, data processing, employee benefit and insurance costs) would be charged to the Liberty Media Group at rates set at the beginning of each year based on projected utilization for that year. The balance of such costs would be reflected on the combined financial statements of the TCI Group. The utilization based charges will be set at levels that management believes to be reasonable and that would approximate the costs that the Liberty Media Group would incur for comparable services on a stand-alone basis. Assuming the Distribution had occurred on January 1, 1995, such costs were expected to aggregate approximately $3,100,000 for the year ended December 31, 1995. Certain other corporate general and administrative costs related specifically to management of the Liberty Media Group would be allocated entirely to the Liberty Media Group. The scope of the services charged to the Liberty Media Group on an allocated basis could be adjusted from time to time depending on the extent to which it is determined that services should instead be performed directly by employees of entities included in the Liberty Media Group. The historical combined statements of operations for Liberty Media Group included in this Proxy Statement/Prospectus do not reflect the allocation of corporate general and administrative costs in the aforementioned manner because the majority of the entities attributable to the Liberty Media Group were owned, directly or indirectly, for the majority of the periods reflected in the statements of operations included in this Proxy Statement/Prospectus,by LMC before LMC became a subsidiary of the Company.


              (viii) Federal income taxes and certain state and local taxes would be paid on a consolidated basis. However, pursuant to a tax sharing agreement, federal income taxes would be calculated, with certain adjustments, on a separate return basis for each corporation in each Group (applying provisions of the Internal Revenue Code of 1986, as amended, and related regulations as if such corporation filed a separate return for federal income tax purposes). In addition, pursuant to such agreement, state and local income taxes would be calculated on a separate return basis for each Group (applying provisions of state and local tax law and related regulations as if the Group were a separate unitary or combined group for tax purposes). Based upon these separate calculations, an allocation of tax liabilities would be made such that the Liberty Media Group (or each separate corporation within the Liberty Media Group, as the case may be) is responsible to the Company for its gross share of the Company's consolidated, combined or unitary tax liabilities, such gross share being determined without regard to (a) tax benefits that are attributable to the TCI Group or (b) certain tax benefits that are attributable to the Liberty Media Group (or its constituent corporations) but that are taken into account in determining the Company's consolidated, combined or unitary tax benefit carryovers. Similarly, the Company is responsible to the Liberty Media Group (or its constituent corporations) for tax benefits attributable to the Liberty Media Group (or its constituent corporations) and actually used by the Company in determining its consolidated, combined or unitary tax liability. Tax attributes, including but not limited to net operating losses, investment tax credits, alternative minimum tax net operating losses, alternative minimum tax credits, deferred intercompany gains and tax basis in assets would be inventoried and tracked for the entities comprising each Group. The Company would retain the right to file all returns, make all elections and control all audits and contests.

                (ix) The Board of Directors of the Company has informed International that it currently intends, except as provided below, to make available to International any opportunity to acquire, develop, manage and/or operate programming services originated outside of the United States (an "International Programming Opportunity") that is presented to the Company or any of its controlled affiliates, including those that are a part of the Liberty Media Group. The foregoing does not apply to (a) existing programming services that are owned or managed by the Liberty Media Group (including The International Channel, Prime Sports Network and Encore), (b) programming services acquired, developed, managed and/or operated by subsidiaries or affiliates of the Company that are not controlled by the Company or (c) the distribution outside of the United States of a programming service that is or was initially created for distribution within the United States. If the board of directors of International determines not to pursue an International Programming Opportunity presented to it by the Company, the Board of Directors of the Company may determine to pursue such International Programming Opportunity through the Liberty Media Group, or subject to the approval of the board of directors of International, through a joint venture between International and the Liberty Media Group. In addition, to the extent that the Company or any of its controlled affiliates owns rights to worldwide or regional sporting events, the Company (through the Liberty Media Group) or such affiliates will be entitled to utilize those rights to provide "backdrop" service to programming channels outside of the United States. The Board of Directors does not intend to make available to International any International Programming Opportunity to the extent the Company or any of its controlled affiliates is legally or contractually prohibited from doing so.
           Any arrangement for making International Programming Opportunities available to International will also be terminable at such time as the Company ceases to own at least a majority in voting power of the outstanding shares of International.

     Notwithstanding the policies described above, determinations with respect to the transfer of funds from one Group to the other would be made at the discretion of the Board of Directors. Nothing in the foregoing policies obligates the Board of Directors to cause either Group to provide funds to the other if the Board of Directors determines it is in the best interests of the Company not to do so.

     The above management and allocation policies could be modified or rescinded by the Board of Directors, in its sole discretion, without approval of stockholders, although there is no present intention to do so. The Board of Directors could also adopt additional policies depending upon the circumstances. The Board of Directors intends that any determination it might make to modify or rescind such policies, or to adopt additional policies, including any such decision that could have disparate effects upon holders of different series of Common

Stock, would be made by the Board of Directors as set forth under "Special Considerations-Fiduciary Duties of the Board of Directors".

Description of TCI Group Common Stock and Liberty Media Group Common Stock

          THE FOLLOWING DESCRIPTION IS QUALIFIED BY REFERENCE TO THE GLOSSARY OF CERTAIN DEFINED TERMS CONTAINED IN APPENDIX I TO THIS PROXY STATEMENT/PROSPECTUS AND TO APPENDIX III-A TO THIS PROXY STATEMENT/PROSPECTUS, WHICH CONTAINS THE FULL TEXT OF THE PROPOSED AMENDMENTS TO THE CHARTER.

 General

     The Charter currently provides that the Company is authorized to issue 1,262,375,096 shares of capital stock, including (i) 1,250,000,000 shares of common stock, of which 1,100,000,000 shares are designated as Class A Common Stock and 150,000,000 shares are designated as Class B Common Stock, and (ii) 12,375,096 shares of preferred stock, of which 700,000 shares are designated as Class A Preferred Stock, par value $0.01 per share (the "Class A Preferred Stock"), 1,675,096 shares are designated as Class B Preferred Stock and 10,000,000 shares are designated as Series Preferred Stock, issuable in series. Of the Series Preferred Stock, 80,000 shares are designated as Series C Preferred Stock, 1,000,000 shares are designated as Convertible Preferred Stock, Series D (the "Series D Preferred Stock"), and 400,000 shares are designated as Redeemable Convertible Preferred Stock, Series E (the "Series E Preferred Stock"). If the Liberty Media Group Stock Proposal is approved, the Charter will be amended to provide for the Company's Common Stock to be divided into four series and for an increase of 550,000,000 in the number of authorized shares so that the Common Stock would consist of: (i) 500,000,000 newly authorized shares designated Series A Liberty Media Group Common Stock, (ii) 50,000,000 newly authorized shares designated Series B Liberty Media Group Common Stock, (iii) 1,100,000,000 shares designated Series A TCI Group Common Stock and (iv) 150,000,000 shares designated Series B TCI Group Common Stock. The Series A TCI Group Common Stock and the Series B TCI Group Common Stock would be created by redesignation of the Company's previously authorized Class A Common Stock and Class B Common Stock, respectively. If both the Liberty Media Group Stock Proposal and the Increased Authorization Proposal are approved, the authorized shares of Series A TCI Group Common Stock would be increased from 1,100,000,000 to 1,750,000,000. See "The Increased Authorization Proposal".


     The authorized but unissued shares of TCI Group Common Stock and Liberty Media Group Common Stock will be available for issuance by the Company from time to time, as determined by the Board of Directors, for any proper corporate purpose, which could include raising capital, acquiring other companies or making investments or providing compensation or benefits to employees. The issuance of such shares would not be subject to approval by the stockholders of the Company, unless deemed advisable by the Board of Directors or required by applicable law, regulation or Nasdaq National Market requirements.

 Voting Rights

     Under the Liberty Media Group Stock Proposal, holders of Series A TCI Group Common Stock will be entitled to one vote for each share of such stock held, and holders of Series B TCI Group Common Stock will be entitled to ten votes for each share of such stock held, on all matters presented to such stockholders. Holders of Series A Liberty Media Group Common Stock will be entitled to one vote for each share of such stock held, and holders of Series B Liberty Media Group Common Stock will be entitled to ten votes for each share of such stock held, on all matters presented to such stockholders. Except as may otherwise be required by the DGCL or in the instrument creating or evidencing any class or series of preferred stock, the holders of TCI Group Common Stock, the holders of Liberty Media Group Common Stock and the holders of preferred stock, if any, will vote as one class for all purposes.

     Under the Liberty Media Group Stock Proposal, the term "Voting Securities", as defined in the Amended Charter, will include the Series A TCI Group Common Stock, the Series B TCI Group Common Stock, the Series A Liberty Media Group Common Stock, the Series B Liberty Media Group Common Stock and any class or series of preferred stock entitled to vote with the holders of Common Stock generally upon all matters which may be submitted to a vote of stockholders at any annual meeting or special meeting thereof. The Amended Charter provides that the affirmative vote of holders of at least 66 2/3% of the total voting power of the then outstanding Voting Securities, voting together as a single class, is required for the amendment, alteration or repeal of any provision of the Amended Charter or the addition or insertion of other provisions therein, the adoption, amendment or repeal of any provision of the Company's Bylaws unless approved by at least 75% of the members of the Board of Directors then in office, the merger or consolidation of the Company with or into any other corporation other than a merger or consolidation which does not require the consent of stockholders under the DGCL or which at least 75% of the members of the Board of Directors then in office have approved, the sale, lease or exchange of all or substantially all of the property and assets of the Company or the dissolution of the Company. Any action to remove directors would be required to be for cause and be approved by the holders of a majority of the shares then entitled to vote in the election of directors (which would include the Class B Preferred Stock).


     Neither the holders of Series A TCI Group Common Stock or Series B TCI Group Common Stock, nor the holders of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, will have any rights to vote separately as a class on any matter coming before the stockholders of the Company, except with respect to certain limited class and series voting rights provided under the DGCL. Under the DGCL, the approval of the holders of a majority of the outstanding shares of any class of capital stock of a corporation, voting separately as a class, is required to approve any amendment to the charter that would alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely, provided that, if any amendment would alter or change the powers, preferences or special rights of one or more series of the class so as to affect them adversely, but would not so affect the entire class, then only the shares of the series so affected by the amendment would be entitled to vote thereon separately as a class. Because the Series A TCI Group Common

Stock, the Series B TCI Group Common Stock, the Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock will each be separate series of a single class of stock under the Liberty Media Group Stock Proposal, each series would be entitled to vote separately as a class upon an amendment to the Amended Charter that would alter or change the powers, preferences or special rights of such series so as to affect them adversely only if the other series were not so affected. The DGCL does not provide for any other separate voting rights of a class or series of capital stock (other than with respect to a change in par value or, in certain circumstances not applicable in the case of the Company's outstanding stock, an increase or decrease in the authorized shares of such class or series). Consequently, because most matters brought to a stockholder vote will require the approval of only a specified percentage of all of the Company's outstanding capital stock entitled to vote on such matters (including the TCI Group Common Stock and Liberty Media Group Common Stock) voting together as a single class, if the holders of one or more series of Common Stock have more than the number of votes required to approve any such matter, such holders would be in a position to control the outcome of the vote on such matter.

 Dividends

     Dividends on TCI Group Common Stock and Liberty Media Group Common Stock will be subject to the same limitations as dividends on the existing Class A Common Stock and Class B Common Stock, which are limited to legally available funds of the Company under the DGCL and subject to the prior payment of dividends on outstanding shares of preferred stock. The DGCL limits the amount of distributions on common stock to the funds of the Company legally available for that purpose, which are determined on the basis of the entire Company and not just the Groups. Consequently, the amount of legally available funds will be reduced by the amount of any net losses of the Groups and any dividends or distributions on, or repurchases of, the TCI Group Common Stock or the Liberty Media Group Common Stock and dividends on, or certain repurchases of, preferred stock. Certain loan agreements to which certain subsidiaries of the Company are parties or are subject contain restricted payment provisions that limit the amount of dividends, other than stock dividends, that those companies may pay. Future loan agreements may contain similar provisions.

     Dividends on the TCI Group Common Stock, in addition to the limitations set forth above, will be further limited to an amount not in excess of the TCI Group Available Dividend Amount, which is intended to be similar to the amount that would be legally available for the payment of dividends on the TCI Group Common Stock under the DGCL if the TCI Group were a separate Delaware corporation. There can be no assurance that there will be a TCI Group Available Dividend Amount.

     The "TCI Group Available Dividend Amount", as of any date, means either:

     (a) the excess of (i) the greater of (x) the fair value (as determined by the Board of Directors) of the net assets of the TCI Group and (y) $_____________ (the stockholders' equity of the Company attributable to the TCI Group as of March 31, 1995), increased or decreased, as appropriate, to reflect, after such date,
          (A) Company Earnings (Loss) Attributable to the TCI Group, (B) any dividends or other distributions (including by reclassification or exchange) declared or paid with respect to, or repurchases or issuances of, any shares of Series A TCI Group Common Stock or Series B TCI Group Common Stock or preferred stock attributed to the TCI Group, (C) assets or properties of the TCI Group that are included in the TCI Group as a result of any dividend or other distribution with respect to any shares of Liberty Media Group Common Stock and (D) any other adjustments to stockholders' equity of the Company made in accordance with generally accepted accounting principles and attributed to the TCI Group, over (ii) the sum of the aggregate par value of all outstanding shares of preferred stock attributed to the TCI Group and the aggregate par value of all outstanding shares of Series A TCI Group Common Stock and Series B TCI Group Common Stock; or

     (b) in case there is no such excess, an amount equal to the Company Earnings (Loss) Attributable to the TCI Group (if positive) for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

"Company Earnings (Loss) Attributable to the TCI Group", for any period, means the net earnings or loss of the TCI Group for such period (or for fiscal periods of the Company commencing prior to the date of the first issuance of shares of Liberty Media Group Common Stock, the pro forma net earnings or loss of the TCI Group for such period as if the first day of the fiscal quarter in which such date falls had been the first day of such period) determined in accordance with generally accepted accounting principles in effect at such time, including income and expenses of the Company attributed to the operations of the TCI Group on a substantially consistent basis, including without limitation, corporate administrative costs, net interest and income taxes.

     Dividends on the Liberty Media Group Common Stock, in addition to the limitations set forth in the first paragraph under this caption, will be further limited to an amount not in excess of the Liberty Media Group Available Dividend Amount, which is intended to be similar to the amount that would be legally available for the payment of dividends on the Liberty Media Group Common Stock under the DGCL if the Liberty Media Group were a separate Delaware corporation. There can be no assurance that there will be a Liberty Media Group Available Dividend Amount.

     The "Liberty Media Group Available Dividend Amount", as of any date, means the product of the Outstanding Interest Fraction and either:

     (a) the excess of (i) the greater of (x) the fair value (as determined by the Board of Directors) of the net assets of the Liberty Media Group and (y) $______________ (the stockholders' equity of the Company attributable to the Liberty Media Group as of March 31, 1995) increased or decreased, as appropriate, to reflect, after such date,
          (A) Company Earnings (Loss) Attributable to the Liberty Media Group,
          (B) any dividends or other distributions (including by reclassification or exchange) declared or paid with respect to, or repurchases or issuances of, any shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock or preferred stock attributed to the Liberty Media Group, (C) assets or properties of the Liberty Media Group that are no longer included in the Liberty Media Group as a result of any dividend or other distribution with respect to any shares of Liberty Media Group Common Stock and (D) any other adjustments to stockholders' equity of the Company made in accordance with generally accepted accounting principles and attributed to the Liberty Media Group, over (ii) the sum of the aggregate par value of all outstanding shares of preferred stock attributed to the Liberty Media Group and the aggregate par value of all outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock; or

     (b) in case there is no such excess, an amount equal to the Company Earnings (Loss) Attributable to the Liberty Media Group (if positive) for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

The "Company Earnings (Loss) Attributable to the Liberty Media Group", for any period, means the net earnings or loss of the Liberty Media Group for such period (or for fiscal periods of the Company commencing prior to the date of the first issuance of shares of Liberty Media Group Common Stock, the pro forma net earnings or loss of the Liberty Media Group for such period as if the first day of the fiscal quarter in which such date falls had been the first day of such period) determined in accordance with generally accepted accounting principles in effect at such time, including income and expenses of the Company attributed to the operations of the Liberty Media Group on a substantially consistent basis, including without limitation, corporate administrative costs, net interest and income taxes.

     Except for dividends declared or paid as described below under "-Share Distributions", any dividends paid on the Series A TCI Group Common Stock or the Series B TCI Group Common Stock will be paid only on both classes, in equal amounts per share, and any dividends paid on the Series A Liberty Media Group Common Stock or the Series B Liberty Media Group Common Stock will be paid only on both series, in equal amounts per share.

     The Board of Directors, subject to the provisions described herein under "--Dividends" and below under "--Share Distributions", will have the authority and discretion to declare and pay dividends on all or less than all series of Common Stock in equal or unequal amounts, notwithstanding the relationship between the TCI Group Available Dividend Amount and the Liberty Media Group Available Dividend Amount, the respective amounts of prior dividends declared on, or liquidation rights of, the TCI Group Common Stock or the Liberty Media Group Common Stock or any other factor. See "--Dividend Policy".

     At the time of any dividend or other distribution on the outstanding shares of Liberty Media Group Common Stock (including any dividend of Net Proceeds from the Disposition of all or substantially all of the properties and assets of the Liberty Media Group), the TCI Group will (if at such time there is an Inter-Group Interest) be credited, and the Liberty Media Group will be charged (in addition to the charge for the dividend paid), with an amount equal to the product of (i) the aggregate amount of such dividend or distribution paid or distributed in respect of outstanding shares of Liberty Media Group Common Stock times (ii) a fraction the numerator of which is the Inter-Group Interest Fraction and the denominator of which is the Outstanding Interest Fraction.

     See Appendix II for illustrations of the calculation of the Inter-Group Interest in the Liberty Media Group and the effects of dividends on shares of Liberty Media Group Common Stock.

 Share Distributions

     Distributions on Common Stock. If at any time a distribution paid in TCI Group Common Stock, Liberty Media Group Common Stock or any other securities of the Company (a "share distribution") is to be made with respect to the TCI Group Common Stock, such share distribution will be declared and paid only as follows:

       (i) a share distribution consisting of shares of Series A TCI Group Common Stock (or Convertible Securities convertible into or exercisable for shares of Series A TCI Group Common Stock) to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock, on an equal per share basis; or consisting of shares of Series B TCI Group Common Stock (or Convertible Securities convertible into or exercisable for shares of Series B TCI Group Common Stock) to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock, on an equal per share basis; or consisting of shares of Series A TCI Group Common Stock (or Convertible Securities convertible into or exercisable for shares of Series A TCI Group Common Stock) to holders of Series A TCI Group Common Stock and, on an equal per share basis, shares of Series B TCI Group Common Stock (or like Convertible Securities convertible into or exercisable for shares of Series B TCI Group Common Stock) to holders of Series B TCI Group Common Stock;


      (ii) a share distribution consisting of shares of Series A Liberty Media Group Common Stock (or Convertible Securities convertible into or exercisable for shares of Series A Liberty Media Group Common Stock) to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock, on an equal per share basis; or consisting of shares of Series B Liberty Media Group Common Stock (or Convertible Securities convertible into or exercisable for shares of Series B Liberty Media Group Common Stock) to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock, on an equal per share basis; or consisting of shares of Series A Liberty Media Group Common Stock (or Convertible Securities convertible into or exercisable for shares of Series A Liberty Media Group Common Stock) to holders of Series A TCI Group Common Stock and, on an equal per share basis, shares of Series B Liberty Media Group Common Stock (or like Convertible Securities convertible into or exercisable for shares of Series B Liberty Media Group Common Stock) to holders of Series B TCI Group Common Stock; provided in each case covered by this subparagraph (ii) that the sum of (1) the aggregate number of shares of Series A Liberty Media Group

            Common Stock to be so issued (or the number of such shares which would be issuable upon conversion or exercise of any Convertible Securities to be so issued) and (2) the number of such shares of such series that are subject to issuance upon conversion or exercise of any Convertible Securities then outstanding that are attributed to the TCI Group is less than or equal to the Number of Shares Issuable with Respect to the Inter-Group Interest; and

     (iii) a share distribution consisting of any class or series of securities of the Company other than TCI Group Common Stock or Liberty Media Group Common Stock (or Convertible Securities convertible into or exercisable for shares of TCI Group Common Stock or Liberty Media Group Common Stock), either on the basis of a distribution of identical securities, on an equal per share basis, to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock or on the basis of a distribution of one class or series of securities to holders of Series A TCI Group Common Stock and another class or series of securities to holders of Series B TCI Group Common Stock, provided that the securities so distributed (and, if the distribution consists of Convertible Securities, the securities into which such Convertible Securities are convertible or for which they are exercisable) do not differ in any respect other than relative voting rights and related differences in designation, conversion, redemption and share distribution provisions not greater than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A TCI Group Common Stock and the Series B TCI Group Common Stock and provided that such distribution is otherwise made on an equal per share basis.

     The Company will not reclassify, subdivide or combine the Series A TCI Group Common Stock without reclassifying, subdividing or combining Series B TCI Group Common Stock, on an equal per share basis, and the Company will not reclassify, subdivide or combine the Series B

TCI Group Common Stock without reclassifying, subdividing or combining the Series A TCI Group Common Stock, on an equal per share basis.

     Distributions on Liberty Media Group Common Stock. If at any time a share distribution is to be made with respect to the Liberty Media Group Common Stock, such share distribution will be declared and paid only as follows:

       (i) a share distribution consisting of shares of Series A Liberty Media Group Common Stock (or Convertible Securities convertible into or exercisable for shares of Series A Liberty Media Group Common Stock) to holders of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, on an equal per share basis; or consisting of shares of Series B Liberty Media Group Common Stock (or Convertible Securities convertible into or exercisable for shares of Series B Liberty Media Group Common Stock) to holders of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, on an equal per share basis; or consisting of shares of Series A Liberty Media Group Common Stock (or Convertible Securities convertible into or exercisable for shares of Series A Liberty Media Group Common Stock) to holders of Series A Liberty Media Group Common Stock and, on an equal per share basis, shares of Series B Liberty Media Group Common Stock (or like Convertible Securities convertible into or exercisable for shares of Series B Liberty Media Group Common Stock) to holders of Series B Liberty Media Group Common Stock; and

      (ii) a share distribution consisting of any class or series of securities of the Company other than Liberty Media Group Common Stock (or Convertible Securities convertible into or exercisable for shares of Liberty Media Group Common Stock), either on the basis of a distribution of identical securities, on an equal per share basis, to holders of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock or on the basis of a distribution of one class or series of securities to holders of Series A Liberty Media Group Common Stock and another class or series of securities to holders of Series B Liberty Media Group Common Stock, provided that the securities so distributed (and, if the distribution consists of Convertible Securities, the securities into which such Convertible Securities are convertible or for which they are exercisable) do not differ in any respect other than relative voting rights and related differences in designation, conversion, redemption and share distribution provisions not greater than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock.

     The Company will not reclassify, subdivide or combine the Series A Liberty Media Group Common Stock without reclassifying, subdividing or combining the Series B Liberty Media Group Common Stock, on an equal per share basis, and the Company will not reclassify, subdivide or combine the Series B Liberty Media Group Common Stock without reclassifying, subdividing or combining the Series A Liberty Media Group Common Stock, on an equal per share basis.

 Conversion and Redemption

     Conversion at the Option of the Holder. Each share of Series B TCI Group Common Stock will be convertible, at the option of the holder thereof, into one share of Series A TCI Group Common Stock. Each share of Series B Liberty Media Group Common Stock will be convertible, at the option of the holder thereof, into one share of Series A Liberty Media Group Common Stock. Any such conversion may be effected by surrendering the certificate or certificates representing the Series B TCI Group Common Stock or Series B Liberty Media Group Common Stock to be converted, duly endorsed, at the office of the Company or its transfer agent, together with a written notice that such holder elects to convert all or a specified number of the shares represented by such certificate or certificates and stating the name or names in which such holder desires the certificate or certificates deliverable upon conversion to be issued. If so required by the Company, any certificate for shares surrendered for conversion will be accompanied by instruments of transfer, in form satisfactory to the Company, duly executed by the holder of such shares or the duly authorized representative of such holder. Such conversion will be deemed to have been made at the close of business on the date of receipt by the Company or any such transfer agent of the certificate or certificates, notice and, if required, instruments of transfer referred to above, and the person or persons entitled to receive the Series A TCI Group Common Stock or Series A Liberty Media Group Common Stock issuable on such conversion will be treated for all purposes as the record holder or holders of such Series A TCI Group Common Stock or Series A Liberty Media Group Common Stock on that date. Shares of Series A TCI Group Common Stock will not be convertible into shares of Series B TCI Group Common Stock, and shares of Series A Liberty Media Group Common Stock will not be convertible into shares of Series B Liberty Media Group Common Stock.

     Conversion at the Option of the Company. The Board of Directors may at any time declare that (i) each of the outstanding shares of Series A Liberty Media Group Common Stock will be converted into a number of fully paid and nonassessable shares of Series A TCI Group Common Stock equal to the Optional Conversion Ratio, and (ii) each of the outstanding shares of Series B Liberty Media Group Common Stock will be converted into a number of fully paid and nonassessable shares of Series B TCI Group Common Stock equal to the Optional Conversion Ratio.


     For these purposes, the "Optional Conversion Ratio" means the quotient (calculated to the nearest five decimal places) the numerator of which is the Fair Value of one share of Liberty Media Group Common Stock (determined as described in the two immediately following paragraphs) and the denominator of which is the average Market Value of one share of Series A TCI Group Common Stock for the 20-Trading Day period ending on the Initiation Date (as defined in the following paragraph).

     For purposes of determining the Optional Conversion Ratio, the "Fair Value" of one share of Liberty Media Group Common Stock means an amount determined as described in this paragraph. In the event that the Company determines to establish such Fair Value, on the date as of which such Fair Value is to be determined (the "Initiation Date"), two investment banking firms of recognized national standing will be designated to determine the Fair Value, one designated by the Company (the "First Appraiser") and one designated by a committee of the Board of Directors all of whose members are independent directors as determined under Nasdaq National Market rules (the "Second Appraiser"). Within 20 Trading Days after the Initiation Date, the First Appraiser and the Second Appraiser will each determine its initial view as to the private market value (as described in the following paragraph) of the Liberty Media Group as of the Initiation Date and will consult with one another with respect thereto. By the 30th Trading Day after the Initiation Date, the First Appraiser and the Second Appraiser will each have determined its final view as to such private market value. At that point, if the higher of the respective final views of the First Appraiser and the Second Appraiser as to such private market value (the "Higher Appraised Amount") is not more than 120% of the lower of such respective final views (the "Lower Appraised Amount"), the Fair Value will be the average of those two amounts divided by the sum of the aggregate number of shares of Liberty Media Group Common Stock outstanding and deemed to be outstanding as of the Initiation Date by such investment banking firms (or the average thereof if such aggregate number of shares differ) and the Number of Shares Issuable with Respect to the Inter-Group Interest. Otherwise, the First Appraiser and the Second Appraiser will agree upon and jointly designate a third investment banking firm of recognized national standing (the "Mutually Designated Appraiser") to determine such private market value. The Company will not disclose the final view of the First Appraiser and Second Appraiser to the Mutually Designated Appraiser, nor will the Mutually
Designated Appraiser have the benefit of any of the work of the First
Appraiser and Second Appraiser. The Mutually Designated Appraiser will, no later than the 50th Trading Day after the Initiation Date, determine such private market value (the "Mutually Appraised Amount"), and the Fair Value will be (i) the average of (a) the Mutually Appraised Amount and (b) the Lower Appraised Amount or the Higher Appraised Amount, whichever is closer to the Mutually Appraised Amount, provided that the Mutually Appraised Amount is between the Lower Appraised Amount and the Higher Appraised Amount or (ii) if the Mutually Appraised Amount is greater than the Higher Appraised Amount or less than the Lower Appraised Amount, the average of the Higher Appraised Amount and the Lower Appraised Amount, in either case divided by the sum of the aggregate number of shares of Liberty Media Group Common Stock outstanding or deemed to be outstanding as of the Initiation Date by the two investment banking firms whose determinations of such private market value are averaged to determine the Fair Value (or the average thereof if such aggregate number of shares differ) and the Number of Shares Issuable with Respect to the Inter-Group Interest. If the Company determines to convert shares of Series A Liberty Media Group Common Stock into Series A TCI Group Common Stock and shares of Series B Liberty Media Group Common Stock into Series B TCI Group Common Stock at the Optional Conversion Ratio, such conversion will occur on a conversion date on or prior to the 100th Trading Day following the Initiation Date. If the Company determines not to undertake such conversion, the Company may at any time thereafter undertake to reestablish the Fair Value as of a subsequent date.

     Each of the investment banking firms referred to in the preceding paragraph will be instructed to determine the private market value of the Liberty Media Group as of the Initiation Date based upon the amount a willing purchaser would pay to a willing seller, in an arm's length transaction, if it were acquiring the Liberty Media Group, as if the Liberty Media Group were a publicly traded non-controlled corporation and without consideration of any potential regulatory constraints limiting the potential purchasers of the Liberty Media Group other than that would have existed if the Liberty Media Group were a publicly traded non-controlled entity.

     Any such conversion would dilute the interests of holders of TCI Group Common Stock and would preclude holders of Liberty Media Group Common Stock converted from retaining their interest in a security reflecting separately the business of the Liberty Media Group. See "Special Considerations--Potential Conversion of Liberty Media Group Common Stock".

     Mandatory Dividend, Redemption or Conversion of Liberty Media Group Common Stock. Upon the sale, transfer, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise), in one transaction or a series of related transactions by the Company and its subsidiaries to any one or more persons, entities or groups (a "Disposition") of all or substantially all of the properties and assets of the Liberty Media Group (other than (w) in connection with the Disposition by the Company of all of the Company's properties and assets in one transaction or a series of related transactions which is followed by a liquidation, dissolution or winding up of the Company, (x) on a pro rata basis to (1) the holders of all outstanding shares of Liberty Media Group Common Stock and (2) the Company for the benefit of the TCI Group with respect to the Number of Shares Issuable with Respect to the Inter-Group Interest, (y) to any person, entity or group which the Company, directly or indirectly, after giving effect to the Disposition, controls or (z) in connection with a Related Business Transaction), the Company is required, on or prior to the 85th Trading Day following the consummation of such Disposition, to either:

       (i) subject to the limitations described above under "-Dividends", declare and pay a dividend in cash and/or in securities or other property to the holders of the outstanding shares of Liberty Media Group Common Stock equally on a share for share basis, in an aggregate amount equal to the product of the Outstanding Interest Fraction and the Net Proceeds of such Disposition;

      (ii) provided that there are assets of the Company legally available therefor and the Liberty Media Group Available Dividend Amount would have been sufficient to pay a dividend in lieu thereof as described in clause (i) of this paragraph, then:

                 (A) if such Disposition involves all (not merely substantially all) of the properties and assets of the Liberty Media Group, redeem all outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock in consideration for cash and/or securities or other property in an aggregate amount equal to the product of the Outstanding Interest Fraction and the Net Proceeds of such Disposition, such amount to be allocated to shares of Series A Liberty Media Group Common Stock and Series B

            Liberty Media Group Common Stock in the ratio of the number of shares of each such series outstanding; or

                 (B) if such Disposition involves substantially all (but not all) of the properties and assets of the Liberty Media Group, apply an amount of cash and/or securities or other property equal to the product of the Outstanding Interest Fraction and the Net Proceeds of such Disposition to the redemption of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, such amount to be allocated to shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock in the ratio of the number of shares of each such series outstanding, (1) the number of shares of Series A Liberty Media Group Common Stock to be redeemed to equal the lesser of the whole number nearest the amount so allocated to the redemption of such series divided by the average Market Value of such series during the ten-Trading Day period beginning on the 16th Trading Day following the consummation of such Disposition and the number of shares of such series outstanding and (2) the number of shares of Series B Liberty Media Group Common Stock to be redeemed to equal the lesser of the whole number nearest the amount so allocated to the redemption of such series divided by the average Market Value of such series during the same ten-Trading Day period and the number of shares of such series outstanding; or

     (iii) convert (A) each outstanding share of Series A Liberty Media Group Common Stock into a number of fully paid and nonassessable shares of Series A TCI Group Common Stock and (B) each outstanding share of Series B Liberty Media Group Common Stock into a number of fully paid and nonassessable shares of Series B TCI Group Common Stock, in each case equal to 110% of the average daily ratio (calculated to the nearest five decimal places) of the Market Value of one share of Series B Liberty Media Group Common Stock to the Market Value of one share of Series B TCI Group Common Stock during the ten-Trading Day period referred to in clause (ii) of this paragraph.

     For these purposes, "substantially all of the properties and assets of the Liberty Media Group" means a portion of such properties and assets that represents at least 80% of the then-current market value (as determined by the Board of Directors) of the properties and assets of the Liberty Media Group as of such date.

     A "Related Business Transaction" means any disposition of all or substantially all of the properties and assets of the Liberty Media Group (including, without limitation, by merger, consolidation or sale) in a transaction in which the Company receives primarily Qualifying Securities (as defined below) in consideration for the disposition of such properties and assets. The term "Qualifying Securities" means equity securities (including, without limitation, capital stock, convertible securities, partnership or limited partnership interests and other types of equity securities, without regard to the voting power or contractual or other management or governance rights related to such equity securities) of the purchaser or acquiror of such assets and properties of the Liberty Media Group, any entity which succeeds (by merger, formation of a joint venture enterprise or otherwise) to all or substantially all of the business of the Liberty Media Group or a third party issuer, which purchaser, acquiror or other issuer is engaged or proposes to engage primarily in one or more businesses similar or complementary to the business conducted by the Liberty Media Group prior to such transaction, as determined in good faith by the Board of Directors. The Related Business Transaction exception would enable the Company to enter into transactions in which the properties or assets of the Liberty Media Group may be considered to be "disposed of" in exchange for equity securities of an entity engaged or proposing to engage in similar or complementary business areas to those of the Liberty Media Group while maintaining the capital structure and delineation of business groups contemplated by the Liberty Media Group Stock Proposal.

     The "Net Proceeds" from any Disposition of any of the properties and assets of the Liberty Media Group means an amount, if any, equal to the gross proceeds of such Disposition after any payment of, or reasonable provision for, (a) any taxes payable by the Company in respect of such Disposition or in respect of any resulting dividend or redemption (or which would have been payable but for the utilization of tax benefits attributable to the TCI Group), (b) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses and (c) any liabilities (contingent or otherwise) of, or attributed to, the Liberty Media Group, including, without limitation, any indemnity obligations incurred in connection with the Disposition or any liabilities for future purchase price adjustments and any preferential amounts plus any accumulated and unpaid dividends in respect of preferred stock attributed to the Liberty Media Group. The Company may elect to pay the dividend or redemption price referred to in clause (i) or (ii) above either in the same form as the proceeds of the Disposition were received or in any other combination of cash or securities or other property that the Board of Directors determines will have an aggregate market value, on a fully distributed basis, of not less than the amount of the Net Proceeds.

     The option to convert the Liberty Media Group Common Stock into TCI Group Common Stock in the event of a Disposition provides the Company with additional flexibility by allowing the Company to deliver consideration in the form of shares of TCI Group Common Stock rather than cash or securities or other properties. This alternative could be used, for example, in circumstances when the Company did not have sufficient legally available assets under the DGCL to pay the full amount of an otherwise required dividend or redemption or when the Company desired to retain such proceeds.

     If less than substantially all of the properties and assets of the Liberty Media Group were disposed of by the Company in one transaction (even if an additional transaction were consummated at a later time in which additional properties and assets of the Liberty Media Group were disposed of by the Company, which, together with the properties and assets disposed of in the first transaction, would have constituted substantially all of the properties and assets of the Liberty Media Group at the time of the first transaction), the Company would not be required to pay a dividend on, redeem or convert the outstanding shares of Liberty Media Group Common Stock, unless such transactions constituted a series of related transactions. The second transaction, however, could trigger such requirement if, at the time of the second transaction, the properties and assets disposed of in such transaction constituted at least substantially all of the properties and assets of the Liberty Media Group at such time. If less than substantially all of the properties and assets of the Liberty Media Group were disposed of by the Company, the holders of the Liberty Media Group Common Stock would not be entitled to receive any dividend or have their shares redeemed or converted for TCI Group Common Stock, although the Board of Directors could determine, in its sole discretion, to pay a dividend on the Liberty Media Group Common Stock in an amount related to the proceeds of such disposition.

     At the time of any dividend or redemption made as a result of a Disposition referred to above, the TCI Group will be credited, and the Liberty Media Group will be charged, with an amount equal to the product of (i) the aggregate amount paid in respect of such dividend or redemption times (ii) a fraction the numerator of which is the Inter-Group Interest Fraction and the denominator of which is the Outstanding Interest Fraction.

     After any conversion date or redemption date on which all outstanding shares of Liberty Media Group Common Stock were converted or redeemed, any share of Liberty Media Group Common Stock that is issued on conversion or exercise of any Convertible Securities will, immediately upon issuance pursuant to such conversion or exercise and without any notice or any other action on the part of the Company or its Board of Directors or the holder of such share of Liberty Media Group Common Stock:

          (i) in the event that the shares of Liberty Media Group Common Stock were converted into TCI Group Common Stock on such conversion date pursuant to the provisions described under "-Conversion at the Option of the Company" or "-Mandatory Dividend, Redemption or Conversion of Liberty Media Group Common Stock", be converted into the kind and amount of shares of capital stock, cash and/or other securities or property that a holder of such Convertible Security would have been entitled to receive pursuant to the terms of such Convertible Security had such terms provided that the conversion or exercise privilege in effect immediately prior to any conversion by the Company of any of its capital stock into shares of any other capital stock of the Company would be adjusted so that the holder of any such Convertible Security thereafter surrendered for conversion or exercise would be entitled to receive the kind and amount of shares of capital stock, cash and/or other securities or property such holder would have received immediately following such action had such Convertible Security been converted or exercised immediately prior thereto; or

         (ii) in the event that the shares of Liberty Media Group Common Stock were redeemed in whole pursuant to the provisions described under "- Mandatory Dividend, Redemption or Conversion of Liberty Media Group Common Stock" or redeemed for common stock of the Liberty Media Group Subsidiaries pursuant to the provisions described under "-Redemption in Exchange for Stock of Subsidiaries", be redeemed, to the extent of assets of the Company legally available therefor, for $.01 per share in cash.

The provisions described in this paragraph will not apply to the extent that adjustments in respect of such conversion or redemption are otherwise made pursuant to the provisions of such Convertible Securities.

     Redemption in Exchange for Stock of Subsidiaries. Any time at which all of the assets and liabilities of the Liberty Media Group are held directly or indirectly by any one or more wholly-owned subsidiaries of the Company (the "Liberty Media Group Subsidiaries"), the Board of Directors may, subject to the availability of assets legally available for the purpose and provided that the Liberty Media Group Available Dividend Amount would have been sufficient to pay a dividend in lieu thereof, redeem all of the outstanding shares of Liberty Media Group Common Stock in exchange for an aggregate number of outstanding shares of common stock of each Liberty Media Group Subsidiary equal to the product of the Outstanding Interest Fraction and the number of all of the outstanding shares of common stock of such Liberty Media Group Subsidiary, on a pro rata basis. In effecting such a redemption, the Board of Directors may determine either to (i) redeem shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock in exchange for shares of separate classes or series of common stock of each Liberty Media Group Subsidiary with relative voting rights and related differences in designation, conversion, redemption and share distribution provisions not greater than the corresponding difference in voting rights, designation, conversion, redemption and share distribution provisions between the Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, with shares of Series B Liberty Media Group Common Stock receiving the class or series having the higher relative voting rights, or (ii) redeem shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock in exchange for shares of a single class of common stock of each Liberty Media Group Subsidiary without distinction between the common stock of each Liberty Media Group Subsidiary issued in redemption of the two series of Liberty Media Group Common Stock. If the Company determines to undertake a redemption as described in clause (i) of the preceding sentence, the outstanding shares of common stock of each Liberty Media Group Subsidiary not distributed to holders of Liberty Media Group Common Stock by reason of the existence of any Inter-Group Interest would consist solely of the class or series having the lower relative voting rights.

     General Conversion and Redemption Provisions. Not later than the 10th Trading Day following the consummation of a Disposition referred to above under "-Mandatory Dividend, Redemption or Conversion of Liberty Media Group Common Stock", the Company will announce publicly by press release (i) the Net Proceeds of such Disposition, (ii) the number of outstanding shares of Series A Liberty Media Group Common

Stock and Series B Liberty Media Group Common Stock, (iii) the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock into or for which Convertible Securities are then convertible or exercisable and the conversion or exercise price thereof and (iv) the Outstanding Interest Fraction. Not earlier than the 26th Trading Day and not later than the 30th Trading Day following the consummation of such Disposition, the Company will announce publicly by press release which of the actions described in clauses (i), (ii) or (iii) of the first paragraph under "-Mandatory Dividend, Redemption or Conversion of Liberty Media Group Common Stock" it has irrevocably determined to take.

     If the Company determines to pay a dividend described in clause (i) of such paragraph referred to above, the Company will, not later than the 30th Trading Day following the consummation of such Disposition, cause to be given to each holder of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, and to each holder of Convertible Securities convertible into or exercisable for shares of either such series (unless provision for notice is otherwise made pursuant to the terms of such Convertible Securities), a notice setting forth (i) the record date for determining holders entitled to receive such dividend, which will be not earlier than the 40th Trading Day and not later than the 50th Trading Day following the consummation of such Disposition, (ii) the anticipated payment date of such dividend, (iii) the kind and aggregate amount of shares of capital stock, cash and/or other securities or property to be distributed in respect of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, (iv) the number of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock into or for which outstanding Convertible Securities are then convertible or exercisable and the conversion or exercise prices thereof and (v) in the case of a notice to holders of Convertible Securities, a statement to the effect that holders of such Convertible Securities will be entitled to receive such dividend only if they appropriately convert or exercise them prior to the record date referred to in clause (i) of this sentence.

     If the Company determines to undertake a redemption described in clause
(ii)(A) of such paragraph referred to above, the Company will cause to be given to each holder of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and to each holder of Convertible Securities convertible into or exercisable for shares of either such series (unless provision for such notice is otherwise made pursuant to the terms of such Convertible Securities), a notice setting forth (i) a statement that all outstanding shares of Liberty Media Group Common Stock will be redeemed, (ii) the redemption date, (iii) the kind and aggregate amount of shares of capital stock, cash and/or other securities or property to be paid as a redemption price in respect of outstanding shares of Liberty Media Group Common Stock, (iv) the place or places where certificates for shares of Liberty Media Group Common Stock, properly endorsed or assigned for transfer (unless the Company waives such requirement), are to be surrendered for delivery of certificates for shares of such capital stock, cash and/or other securities or property, (v) the number of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock into or for which such Convertible Securities are then convertible or exercisable and the conversion or exercise prices thereof and (vi) in the case of a notice to holders of Convertible Securities, a statement to the effect that holders of such Convertible Securities will be entitled to participate in such redemption only if such holders appropriately convert or exercise such Convertible Securities on or prior to the redemption date referred to in clause (ii) of this sentence and a statement as to what, if anything, such holders will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, the provision described in the last paragraph under "-Mandatory Dividend, Redemption or Conversion of Liberty Media Group Common Stock" if such holders thereafter convert or exercise such Convertible Securities. Such notice will be sent by first-class mail, postage prepaid, not less than 35 Trading Days nor more than 45 Trading Days prior to the redemption date, at such holder's address as the same appears on the transfer books of the Company.

     If the Company determines to undertake a redemption described in clause
(ii) (B) of such paragraph referred to above, the Company will, not later than the 30th Trading Day following the consummation of such Disposition, cause to be given to each holder of record of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, and to each holder of Convertible Securities convertible into or exercisable for shares of either such series (unless provision for notice is otherwise made pursuant to the terms of such Convertible Securities), a notice setting forth (i) a date not earlier than the 40th Trading Day and not later than the 50th Trading Day following the consummation of such Disposition which will be the date on which shares of the Liberty Media Group Common Stock then outstanding will be subject to redemption, (ii) the anticipated redemption date, (iii) the kind and aggregate amount of shares of capital stock, cash and/or other securities or property to be paid as a redemption price in respect of outstanding shares of Liberty Media Group Common Stock, (iv) the number of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock into or for which outstanding Convertible Securities are then convertible or exercisable and the conversion or exercise prices thereof and (v) in the case of a notice to holders of Convertible Securities, a statement to the effect that holders of such Convertible Securities will be entitled to participate in such redemption only if such holders appropriately convert or exercise such Convertible Securities on or prior to the date referred to in clause (i) of this sentence and a statement as to what, if anything, such holders will be entitled to receive pursuant to the terms of such Convertible Securities and, if applicable, the provision described in the last paragraph under "-Mandatory Dividend, Redemption or Conversion of Liberty Media Group Common Stock" if such holders thereafter convert or exercise such Convertible Securities. Promptly following the date referred to in clause (i) of the preceding sentence, but not less than 35 Trading Days nor more than 45 Trading Days prior to the redemption date, the Company will cause to be given to each holder of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock to be redeemed, a notice setting forth (i) the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock held by such holder to be redeemed, (ii) a statement that such shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock will be redeemed, (iii) the redemption date, (iv) the kind and per share amount of shares of capital stock, cash and/or other securities or property to be received by such holder with respect to each share of such Liberty Media Group Common Stock to be redeemed, including details as to the calculation thereof, and (v) the place or places where certificates for shares of such Liberty Media Group Common Stock, properly endorsed or assigned for transfer (unless the Company waives such requirement), are to be surrendered for delivery of certificates for shares of such capital stock, cash and/or other securities or property. Such notices will be sent by first-class mail, postage prepaid, at such holder's address as the same appears on the transfer books of the Company.

     In the event of any conversion as described above under "--Conversion at the Option of the Company" or "--Mandatory Dividend, Redemption or Conversion of Liberty Media Group Common Stock", the Company will cause to be given to each holder of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and to each holder of Convertible Securities convertible into or exercisable for shares of either such series (unless provision for such notice is otherwise made pursuant to the terms of such Convertible Securities), a notice setting forth (i) a statement that all outstanding shares of Liberty Media Group Common Stock will be converted, (ii) the conversion date, (iii) the per share number of shares of Series A TCI Group Common Stock or Series B TCI Group Common Stock, as applicable, to be received with respect to each share of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, including details as to the calculation thereof, (iv) the place or places where certificates for shares of Liberty Media Group Common Stock, properly endorsed or assigned for transfer (unless the Company waives such requirement), are to be surrendered for delivery of certificates for shares of TCI Group Common Stock, (v) the number of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock into or for which outstanding Convertible Securities are then convertible or exercisable and the conversion or exercise process thereof and (vi) in the case of a notice to holders of Convertible Securities, a statement to the effect that holders of such Convertible Securities will be entitled to receive shares of Series A TCI Group Common Stock or Series B TCI Group Common Stock, as applicable, only if such holders appropriately convert or exercise such Convertible Securities on or prior to the conversion date referred to in clause (ii) of this sentence and a statement as to what, if anything, such holders will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, the provision described in the last paragraph under "--Mandatory Dividend, Redemption or Conversion of Liberty Media Group Common Stock" if such holders thereafter convert or exercise such Convertible Securities. Such notice will be sent by first-class mail, postage prepaid, not less than 35 Trading Days nor more than 45 Trading Days prior to the conversion date, at such holder's address as the same appears on the transfer books of the Company.

     If the Company determines to redeem shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock as described above under "--Redemption in Exchange for Stock of Subsidiaries", the Company will promptly cause to be given to each holder of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and to each holder of Convertible Securities convertible into or exercisable for shares of either such series (unless provision for such notice is otherwise made pursuant to the terms of such Convertible Securities), a notice setting forth
(i) a statement that all outstanding shares of Liberty Media Group Common Stock will be redeemed in exchange for shares of common stock of the Liberty Media Group Subsidiaries, (ii) the redemption date, (iii) the aggregate number of shares of common stock of each Liberty Media Group Subsidiary to be paid as a redemption price in respect of outstanding shares of Liberty Media Group Common Stock, (iv) the place or places where certificates for shares of Liberty Media Group Common Stock, properly endorsed or assigned for transfer (unless the Company waives such requirement), are to be surrendered for delivery of certificates for shares of common stock of the Liberty Media Group Subsidiary,
(v) the number of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock into or for which outstanding Convertible Securities are then convertible or exercisable and the conversion or exercise prices thereof and
(vi) in the case of a notice to holders of Convertible Securities, a statement to the effect that holders of such Convertible Securities will be entitled to receive shares of common stock of the Liberty Media Group Subsidiary upon redemption only if such holders appropriately convert or exercise such Convertible Securities on or prior to the redemption date referred to in clause
(ii) of this sentence and a statement as to what, if anything, such holders will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, the provisions described in the last paragraph under "-Mandatory Dividend, Redemption or Conversion of Liberty Media Group Common Stock" if such holders thereafter convert or exercise such Convertible Securities. Such notice will be sent by first-class mail, postage prepaid, not less than 35 Trading Days nor more than 45 Trading Days prior to the redemption date, at such holder's address as the same appears on the transfer books of the Company.

     If less than all of the outstanding shares of Liberty Media Group Common Stock are to be redeemed as described above under "-Mandatory Dividend, Redemption or Conversion of Liberty Media Group Common Stock," such shares will be redeemed by the Company pro rata among the holders of Liberty Media Group Common Stock or by such other method as may be determined by the Board of Directors to be equitable. Neither the failure to mail any notice to any particular holder of Liberty Media Group Common Stock or of Convertible Securities nor any defect therein will affect the sufficiency thereof with respect to any other holder of outstanding shares of Liberty Media Group Common Stock or of Convertible Securities, or the validity of any conversion or redemption.

     The Company will not be required to issue or deliver fractional shares of any class of capital stock or any fractional securities to any holder of Liberty Media Group Common Stock upon any conversion, redemption, dividend or other distribution described above. If more than one share of Liberty Media Group Common Stock is held at the relevant time by the same holder, the Company may aggregate the number of shares of any class of capital stock that is issuable or the amount of securities that is deliverable to such holder upon any such conversion, redemption, dividend or other distribution (including any fractions of shares or securities). If the number of shares of any class of capital stock or the amount of securities remaining to be issued or delivered to any holder of Liberty Media Group Common Stock is a fraction, the Company will, if such fraction is not issued or delivered to such holder, pay a cash adjustment in respect of such fraction in an amount equal to the fair market value of such fraction on the fifth Trading Day prior to the date such payment is to be made (without interest). For purposes of the preceding sentence, "fair market value" of any fraction will be (i) in the case of any fraction of a share of capital stock of the Company, the product of such fraction and the Market Value of one share of such capital stock and (ii) in the case of any other fractional security, such value as is determined by the Board of Directors.

     No adjustments in respect of dividends will be made upon the conversion or redemption of any shares of Liberty Media Group Common Stock; provided, however, that if such shares are converted or redeemed by the Company after the record date for determining holders of Liberty Media Group Common Stock entitled to any dividend or distribution thereon, such dividend or distribution will be payable to the holders of such shares at the close of business on such record date notwithstanding such conversion or redemption.

     Before any holder of shares of Liberty Media Group Common Stock will be entitled to receive certificates representing shares of any kind of capital stock or cash and/or securities or other property to be received by such holder with respect to any conversion or redemption of such shares described above, such holder is required to surrender at such place as the Company will specify certificates for such shares, properly endorsed or assigned for transfer (unless the Company waives such requirement). As soon as practicable after surrender of certificates for shares of Liberty Media Group Common Stock, the Company will deliver to the person for whose account such shares were so surrendered, or to the nominee or nominees of such person, certificates representing the number of whole shares of the kind of capital stock or cash and/or securities or other property to which such person is entitled, together with any fractional payment for fractional securities referred to above. If less than all of the shares of Liberty Media Group Common Stock represented by any one certificate are to be redeemed, the Company will issue and deliver a new certificate for the shares of Liberty Media Group Common Stock not redeemed.

     From and after any conversion or redemption, all rights of a holder of shares of Liberty Media Group Common Stock that were converted or redeemed will cease except for the right, upon surrender of the certificates representing shares of Liberty Media Group Common Stock, to receive certificates representing shares of the kind and amount of capital stock or cash and/or securities or other property for which such shares were converted or redeemed, together with any payment for fractional securities. No holder of a certificate that, immediately prior to the conversion or redemption of Liberty Media Group Common Stock, represented shares of Liberty Media Group Common Stock will be entitled to receive any dividend or other distribution with respect to shares of any kind of capital stock into or in exchange for which the Liberty Media Group Common Stock was converted or redeemed until surrender of such holder's certificate for a certificate or certificates representing shares of such kind of capital stock. Upon such surrender, there will be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date after the conversion or redemption, but that were not paid by reason of the foregoing, with respect to the number of whole shares of the kind of capital stock represented by the certificate or certificates issued upon such surrender. From and after a conversion or redemption of Liberty Media Group

Common Stock, the Company will, however, be entitled to treat the certificates for Liberty Media Group Common Stock that have not yet been surrendered for conversion or redemption as evidencing the ownership of the number of whole shares of the kind or kinds of capital stock for which the shares of Liberty Media Group Common Stock represented by such certificates have been converted or redeemed, notwithstanding the failure to surrender such certificates.

     The Company will pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of any shares of capital stock and/or other securities on conversion or redemption of shares of Liberty Media Group Common Stock. The Company will not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of any shares of capital stock in a name other than that in which the shares of Liberty Media Group Common Stock so converted or redeemed were registered and no such issue or delivery will be made unless and until the person requesting such issue has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

 Liquidation Rights

     The Liberty Media Group Stock Proposal provides that, in the event of a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Company and subject to the prior payment in full of the preferential amounts to which any preferred stock is entitled, (i) the holders of the outstanding shares of TCI Group Common Stock will share equally, on a share for share basis, in a fraction of the funds of the Company remaining for distribution to its common stockholders equal to the quotient of (A) the sum of
(1) four times the average ratio of X/Z for the five-Trading Day period ending on the Trading Day prior to the date of the public announcement of a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, (2) three times the average ratio of X/Z for the next preceding five-Trading Day period, (3) two times the average ratio of X/Z for the next preceding five-Trading Day period and (4) the average ratio of X/Z for the next preceding five-Trading Day period, divided by (B) ten, and (ii) the holders of the outstanding shares of Liberty Media Group Common Stock will share equally, on a share for share basis, in a fraction of the funds of the Company remaining for distribution to its common stockholders equal to the quotient of (A) the sum of (1) four times the average ratio of Y/Z for the five-Trading Day period ending on the Trading Day prior to the date of the public announcement of a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, (2) three times the average ratio of Y/Z for the next preceding five-Trading Day period, (3) two times the average ratio of Y/Z for the next preceding five-Trading Day period and (4) the average ratio of Y/Z for the next preceding five-Trading Day period, divided by (B) ten, where X is the aggregate Market Capitalization of the Series A TCI Group Common Stock and the Series B TCI Group Common Stock, Y is the aggregate Market Capitalization of the Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock, and Z is the aggregate Market Capitalization of the Series A TCI Group Common Stock, the Series B TCI Group Common Stock, the Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock.

Neither a consolidation, merger nor sale of assets will be construed to be a "liquidation", "dissolution" or "winding up".

     No holder of Liberty Media Group Common Stock shall have any special right to receive specific assets of the Liberty Media Group in the case of any dissolution, liquidation or winding up of the Company.

 Determinations by the Board of Directors

     The Amended Charter will provide that any determinations made by the Board of Directors under any provision described under "-Description of TCI Group Common Stock and Liberty Media Group Common Stock" will be final and binding on all stockholders of the Company, except as may otherwise be required by law. The Company will prepare a statement of any such determination by the Board of Directors respecting the fair market value of any properties, assets or securities and will file such statement with the Secretary of the Company.

 Preemptive Rights

     Under the Liberty Media Group Stock Proposal, the holders of the TCI Group Common Stock and Liberty Media Group Common Stock will not have any preemptive rights to subscribe for any additional shares of capital stock or other obligations convertible into or exercisable for shares of capital stock that may hereafter be issued by the Company.

No Initial Inter-Group Interest

     After issuance of the Liberty Media Group Common Stock pursuant to the Distribution, shares representing 100% of the equity value of the Company attributable to the Liberty Media Group will be outstanding and, accordingly, the TCI Group will not have an Inter-Group Interest in the Liberty Media Group. However, if at any time shares of Liberty Media Group Common Stock representing less than 100% of the equity value of the Company attributable to the Liberty Media Group are outstanding, the remaining equity value will be attributed to the TCI Group as an Inter-Group Interest in the Liberty Media Group. An Inter-Group Interest would be created only if a subsequent transfer of cash or other property from the TCI Group to the Liberty Media Group is specifically designated by the Board of Directors as being made to create an Inter-Group Interest (in contrast to transfers made for other consideration such as transfers as loans or in purchase and sale transactions) or if outstanding shares of Liberty Media Group Common Stock are purchased with funds attributed to the TCI Group. The terms of the Liberty Media Group Common Stock Proposal do not permit the Liberty Media Group to have an Inter-Group Interest in the TCI Group.

     The "Number of Shares Issuable with Respect to the Inter-Group Interest" means the number of shares of Series A Liberty Media Group Common Stock that could be sold or otherwise issued by the Company for the account of the TCI Group in respect of its Inter-Group Interest. Shares of Series B Liberty Media Group Common Stock may not be issued for the account of the TCI Group in respect of the Inter-Group Interest. The "Outstanding Interest Fraction" means the percentage interest in the equity value of the Company attributable to the Liberty Media Group that is represented at any time by the outstanding shares of Liberty Media Group Common Stock, and the "Inter-Group Interest Fraction" means any remaining percentage interest in the equity value of the Company attributable to the Liberty Media Group that is attributed to the TCI Group. The sum of the Outstanding Interest Fraction and the Inter-Group Interest Fraction would always equal 100%. The full definitions of "Number of Shares Issuable with Respect to the Inter-Group Interest", "Outstanding Interest Fraction" and "Inter-Group Interest Fraction" are set forth in Appendix III-A.

     Any Inter-Group Interest in the Liberty Media Group would not be represented by shares of Liberty Media Group Common Stock. Accordingly, the Company will not have any voting rights with respect to any Inter-Group Interest, and the outcome of any class vote of the Liberty Media Group Common Stock would be determined by the holders of the outstanding shares of Liberty Media Group Common Stock.

     The authorized shares of Liberty Media Group Common Stock in excess of the total number of shares outstanding will be available for issuance without further approval by the stockholders of the Company and may be issued at any time at prices that could dilute the value of the outstanding shares of Liberty Media Group Common Stock. If there is an Inter-Group Interest, whenever shares of Liberty Media Group Common Stock are subsequently issued by the Company, it will identify (i) the number of shares of Liberty Media Group Common Stock issued for the account of the TCI Group in respect of a reduction in the Inter-Group Interest, the net proceeds from the sale of which will be reflected in the combined financial statements of the TCI Group, and (ii) the number of such shares issued for the account of the Liberty Media Group as an additional equity interest in the Liberty Media Group, the net proceeds of which will be reflected in the combined financial statements of the Liberty Media Group. Such determination will be made by the Board of Directors, in its sole discretion, after consideration of such factors as it deems relevant, including, without limitation, the relative levels of internally generated cash flow of the Groups, the capital expenditure plans of and investment opportunities available to the Groups, the long-term business prospects for the Groups, and the availability and cost of alternative financing sources. See "Special Considerations-Fiduciary Duties of the Board of Directors". If there is an Inter-Group Interest, whenever additional shares of Liberty Media Group Common Stock are issued for the account of the TCI Group in respect of a reduction in the Inter-Group Interest, the Number of Shares Issuable with Respect to the Inter-Group Interest and the Inter-Group Interest Fraction would decrease and the Outstanding Interest Fraction would increase accordingly. If the Number of Shares Issuable with Respect to the Inter-Group Interest is reduced to zero as a result of such issuances, shares of Liberty Media Group Common Stock could no longer be issued for the account of the TCI Group unless an Inter-Group Interest is again subsequently created. If the net proceeds of any sale of Liberty Media Group Common Stock are allocated to the Liberty Media Group, the Number of Shares Issuable with Respect to the Inter-Group Interest would not be reduced, but the Inter-Group Interest Fraction would decrease and the Outstanding Interest Fraction would increase accordingly.

     If there is an Inter-Group Interest and the Board of Directors determines to issue shares of Liberty Media Group Common Stock as a distribution on the TCI Group Common Stock, such distribution would be treated as a distribution of shares issuable with respect to the Inter-Group Interest, and as a result, the Number of Shares Issuable with Respect to the Inter-Group

Interest would decrease by the number of shares distributed to the holders of TCI Group Common Stock, resulting in a proportionate decrease in the Inter-Group Interest Fraction and increase in the Outstanding Interest Fraction.

     If the Company repurchases shares of Liberty Media Group Common Stock for consideration that is attributed to the TCI Group, the Number of Shares Issuable with Respect to the Inter-Group Interest and the Inter-Group Interest Fraction would increase, and the Outstanding Interest Fraction would decrease accordingly. If the repurchase of shares of Liberty Media Group Common Stock were attributed to the Liberty Media Group, the Number of Shares Issuable with Respect to the Inter-Group Interest in the Liberty Media Group would not be increased, but the Inter-Group Interest Fraction would increase and the Outstanding Interest Fraction would decrease accordingly. The Board of Directors would, in its sole discretion, determine whether repurchases of Liberty Media Group Common Stock should be made with consideration attributed to the TCI Group or the Liberty Media Group, by considering such factors as it deems relevant, including, without limitation, the relative levels of internally generated cash flow of the Groups, the capital expenditure plans of the Groups, the investment opportunities available to the Groups, the long-term business prospects for the Groups, and the availability, costs and time associated with alternative financing sources.

     The Board of Directors could, in its sole discretion, determine from time to time to contribute cash or other property of the TCI Group as additional equity to the Liberty Media Group, which would increase the Number of Shares Issuable with Respect to the Inter-Group Interest by the number equal to the fair value (as determined by the Board of Directors) of such cash or other property divided by the Market Value of one share of Series A Liberty Media Group Common Stock as of the date of such contribution. In such event, the Inter-Group Interest Fraction will increase and the Outstanding Interest Fraction will decrease accordingly. The Board of Directors could, in its sole discretion, also determine from time to time to transfer cash or other property of the Liberty Media Group from the Liberty Media Group to the TCI Group in respect of a reduction in any Inter-Group Interest, in which case the Number of Shares Issuable with Respect to the Inter-Group Interest would be decreased by the number equal to the fair value (as determined by the Board of Directors) of such cash or other property divided by the Market Value of one share of Series A Liberty Media Group Common Stock as of the date of such contribution. In such event, the Inter-Group Interest Fraction would decrease and the Outstanding Interest Fraction would increase accordingly. The Board of Directors could, in its sole discretion, determine to make contributions or other transfers referred to in this paragraph after consideration of such factors as it deems relevant, including, without limitation, the financing needs and objectives of the Groups, the investment objectives of the Groups, the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions.

     The TCI Group will be credited, and the Liberty Media Group will be charged, with an amount equal to the product of (i) the aggregate amount of any dividend or other distribution paid or distributed in respect of outstanding shares of Liberty Media Group Common Stock (including any dividend of Net Proceeds from the Disposition of all or substantially all of the assets and properties of the Liberty Media Group), times (ii) a fraction the numerator of which is the Inter-Group Interest Fraction and the denominator of which is the Outstanding Interest Fraction.

     See Appendix II for illustrations of the calculation of the Inter-Group Interest in the Liberty Media Group and the effects thereon of dividends on, and the issuance or repurchase of, shares of Liberty Media Group Common Stock and contributions of cash or other property of the TCI Group to the Liberty Media Group.

Dividend Policy

     The Company has never paid dividends on its Class A Common Stock or Class B Common Stock. If the Liberty Media Group Stock Proposal is approved, the Board of Directors does not currently intend to pay dividends on the TCI Group Common Stock or the Liberty Media Group Common Stock. However, the Board of Directors reserves the right to pay such dividends at any time and from time to time out of funds legally available therefor.

     Any decision to pay dividends in the future will depend on the financial condition, results of operations and business requirements of the Company as a whole. Any future dividends on the TCI Group Common Stock and the Liberty Media Group Common Stock would be paid on such basis as the Board of Directors determines, subject to the provisions described under "--Description of TCI Group Common Stock and Liberty Media Group Common Stock--Dividends". In making its determination, the Board of Directors expects to follow a policy under which it will consider, among other factors, the relative financial condition, results of operations and business requirements of the respective Groups. See Appendix IV for the Consolidated Financial Information of the Company and the Combined Financial Information of the Liberty Media Group.

     For information concerning dividends on the TCI Group Common Stock and the Liberty Media Group Common Stock, see "--Description of TCI Group Common Stock and Liberty Media Group Common Stock--Dividends".

Stock Transfer Agent and Registrar

     The Company anticipates that the Bank of New York will act as transfer agent and registrar for the Liberty Media Group Common Stock upon issuance thereof.

Inclusion in Nasdaq National Market

     The Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock have been approved for inclusion in the Nasdaq National Market under the symbols "LBTYA" and "LBTYB", respectively. Shares of Series A TCI Group Common Stock, Series B TCI Group Common Stock and Class B Preferred Stock will continue to be included in the Nasdaq National Market under the symbols "TCOMA", "TCOMB" and "TCOMP", respectively.

No Dissenters' Rights

     Under the DGCL, stockholders of the Company do not have dissenters' rights in connection with the Liberty Media Group Stock Proposal.

Certain Federal Income Tax Considerations

     The following summary of the material Federal income tax consequences of the Liberty Media Group Stock Proposal is based on the opinion of Baker & Botts, L.L.P., counsel to the Company. The discussion is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), Treasury Department regulations, published positions of the Internal Revenue Service (the "Service") and court decisions now in effect, all of which are subject to change. In particular, Congress could enact legislation affecting the treatment of stock with characteristics similar to the Liberty Media Group Common Stock or the Treasury Department could change the current law in future regulations, including regulations issued pursuant to its authority under Section 337(d) of the Code. Any further legislation or regulations could be enacted or promulgated so as to apply retroactively to the Liberty Media Group Stock Proposal. However, upon advice of counsel, the Company believes that, as a practical matter, it is unlikely that such legislation or regulations would apply retroactively to the Liberty Media Group Common Stock. In addition, the discussion and counsel's opinion are based on the assumption that the Liberty Media Group Stock Proposal will be implemented as described herein, and on certain assumptions as to the manner in which any offering or distribution of Liberty Media Group Common Stock would be accomplished.

     The Company has not applied for an advance tax ruling from the Service because the Service has announced that it will not issue advance rulings on the classification of stock with characteristics similar to the Liberty Media Group Common Stock.

     It is important to note that the opinion of counsel contained herein is based upon the law in effect as of the date hereof. The Liberty Media Group Stock Proposal contemplates the possibility of the passage of time between the date hereof and the Distribution and any subsequent offering or other distribution of Liberty Media Group Common Stock. Therefore, the Company will seek appropriate advice from its counsel to update this opinion prior to the Distribution and any such offering or distribution.

     Tax Implications to Stockholders. This discussion addresses only those stockholders who hold the Class A Common Stock or Class B Common Stock and would hold Liberty Media Group Common Stock as a capital asset within the meaning of
Section 1221 of the Code and is included for general information only. It does not discuss all aspects of Federal income taxation that could be relevant to a stockholder in light of such stockholder's particular tax circumstances and does not apply to certain types of stockholders who could be subject to special treatment under the Federal income tax laws. Stockholders should consult their own tax advisors with regard to the application of the Federal income tax laws to their particular situation, as well as to the applicability and effect of any state, local, or foreign tax laws to which they could be subject.

     Distribution and Receipt of Liberty Media Group Common Stock. Under the Liberty Media Group Stock Proposal, shares of Liberty Media Group Common Stock will be issued as a distribution on the Class A Common Stock and Class B Common Stock on a pro rata basis. In the opinion of counsel, the Liberty Media Group Common Stock would be common stock of the Company for Federal income tax purposes, and counsel is of the view that such distribution should constitute a tax-free stock dividend. In such case, the basis of the Class A Common Stock and Class B Common Stock held by a stockholder immediately before the distribution would be allocated between the Liberty Media Group Common Stock received and such Class A Common Stock and Class B Common Stock in proportion to the fair market value of the Liberty Media Group Common Stock received and such Class A Common Stock and Class B Common Stock, and the holding period of the Liberty Media Group Common Stock and the Class A Common Stock and Class B Common Stock would include the holding period of the Class A Common Stock and Class B Common Stock, assuming that the Class A Common Stock and Class B Common Stock were a capital asset in the hands of the stockholder on the date of distribution. If such distribution did not constitute a tax-free stock dividend (but assuming the Liberty Media Group Common Stock were common stock of the Company for Federal income tax purposes), then stockholders of Class A Common Stock and Class B Common Stock would be in receipt of a taxable distribution in an amount equal to the value of the shares of Liberty Media Group Common Stock distributed as of the time of the distribution.

     Although it is counsel's opinion that a distribution of Liberty Media Group Common Stock would not result in the recognition of any income, gain or loss or the receipt of a taxable dividend by stockholders, there are no Federal income tax regulations, court decisions or published Service rulings bearing directly on the effect of the dividend and liquidation features of the Liberty Media Group Common Stock. In addition, the Service has announced from time to time that it is studying the Federal income tax consequences of stock which has certain voting and liquidation rights in an issuing corporation, but whose dividend rights are determined by reference to the earnings and profits of a segregated portion of the issuing corporation's assets, and that it would not issue any advance rulings regarding such stock. It is possible, therefore, that the Service could claim that the Liberty Media Group Common Stock represents property other than stock of the Company.

     If the Liberty Media Group Common Stock were treated as property other than stock of the Company, the distribution of the Liberty Media Group Common Stock could be taxed as a dividend to stockholders in an amount equal to the fair market value of the Liberty Media Group Common Stock. In addition, if the Liberty Media Group Common Stock were treated as property other than stock of the Company, the Company could recognize gain on the distribution of Liberty Media Group Common Stock, in an amount equal to the difference between the fair market value of the Liberty Media Group Common Stock and the Company's tax basis in such property. However, as indicated above, counsel is of the opinion that the Liberty Media Group Common Stock would be treated as stock of the Company. The Company will seek appropriate advice from its counsel prior to any distribution of Liberty Media Group Common Stock.

     Sale or Exchange of Common Stock. Upon the taxable sale or exchange of the Liberty Media Group Common Stock, a stockholder would recognize gain or loss equal to the difference between (i) any cash received plus the fair market value of any other consideration received, and (ii) the tax basis of the stock sold or exchanged. Such tax basis could be determined as described under "--Distribution and Receipt of Liberty Media Group Common Stock" above.

     If the Company redeems the Liberty Media Group Common Stock for shares of the Liberty Media Group Subsidiaries, it intends to do so in a manner that will be tax free under Section 355 of the Code. If the redemption does not qualify under Section 355 of the Code, then (i) the Company could recognize gain on the distribution of stock of the Liberty Media Group Subsidiaries in an amount equal to the difference between the fair market value of such stock distributed and the Company's tax basis in such stock, and (ii) the holders of the Liberty Media Group Common Stock could, depending on their individual circumstances, either
(a) recognize gain on the redemption in an amount equal to the difference between the fair market value of the Liberty Media Group Subsidiaries stock received and the stockholders' tax basis in their shares being redeemed or (b) be treated as having received a taxable dividend in an amount equal to the fair market value of the stock.

     A conversion of Liberty Media Group Common Stock into TCI Group Common Stock should constitute a tax free exchange. However, it is not entirely clear that an exchange between holders of shares of Liberty Media Group Common Stock for shares of TCI Group Common Stock, or shares of TCI Group Common Stock for shares of Liberty Media Group Common Stock, will constitute a tax free exchange under Section 1036 of the Code (or any other provision).

     The excess of net long-term capital gains over net short-term capital loss could be taxed at a lower rate than ordinary income for certain noncorporate taxpayers. A capital gain is long-term if the asset is held for more than one year and is short-term if held for one year or less. The distinction between capital gain or loss and ordinary income is also relevant for purposes of, among other things, the limitation on the deductibility of capital losses.

     Adjustments to Convertible Securities. If the Liberty Media Group Stock Proposal is approved by stockholders, any outstanding Convertible Securities convertible into or exercisable for Class A Common Stock and Class B Common Stock may, depending upon the transaction in which the Liberty Media Group Common Stock is issued, become convertible into a combination of TCI Group Common Stock and Liberty Media Group Common Stock, or into an increased amount of TCI Group Common Stock, at the time of such transaction. To the extent that, in connection with such transaction, the right to convert such convertible securities is adjusted only as necessary to prevent dilution, such adjustment should not be deemed a taxable stock distribution to the holders of Convertible Securities.

     United States Alien Holders. Dividend payments received by a United States Alien (as defined below) holder of Liberty Media Group Common Stock would be subject to United States Federal withholding tax in the same manner as such holder is subject to Federal withholding tax on Common Stock. A United States Alien holder would not be subject to United States Federal income or withholding tax on any gain realized on the taxable sale or exchange of any such stock, unless (A) such gain was effectively connected with a United States trade or business of the United States Alien, (B) the United States Alien was an individual who had been present in the United States for a period or periods of 183 days or more during the taxable year and certain other conditions were met or (C) the stock sold or exchanged was a "United States Real Property Interest" as defined in section 897(c)(1) of the Code at any time during the five years prior to the sale or exchange of the stock or at any time during the time that the United States Alien held such stock, whichever time was shorter. The Liberty Media Group Common Stock sold or exchanged would be a United States Real Property Interest only if, at any time during the five years prior to the sale or exchange of such stock or at any time during the period that the United States Alien held such stock, whichever time was shorter, the Company had been a "United States real property holding corporation" as defined in section 897(c)(2) of the Code and the United States Alien directly or constructively had owned more than 5% of such series of Liberty Media Group Common Stock. The Company believes that it is not, has not been and will not become a "United States real property holding corporation" for Federal income tax purposes.

     A "United States Alien" is any person who, for United States Federal income tax purposes, is a foreign corporation, a nonresident alien individual, a nonresident alien fiduciary or a foreign estate or trust, or a foreign partnership that includes as a member any of the foregoing persons.

     Backup Withholding. Certain noncorporate holders of Liberty Media Group Common Stock could be subject to backup withholding at a rate of 31% on the payment of dividends on such stock. Backup withholding would apply only if the holder (i) failed to furnish its Taxpayer Identification Number ("TIN"), which, for an individual, would be his or her Social Security number, (ii) furnished an incorrect TIN, (iii) was notified by the Service that it had failed to properly report payments of interest or dividends, or (iv) under certain circumstances, failed to certify under penalties of perjury that it had furnished a correct TIN and had been notified by the Service that it had failed to properly report payments of interest or dividends. Stockholders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedures for obtaining such an exemption if applicable.

     The amount of any backup withholding from a payment to a holder of Liberty Media Group Common Stock would be allowed as a credit against such stockholder's Federal income tax liability and could entitle such stockholder to a refund, provided that the required information was furnished to the Service.

     Tax Implications to the Company. In the opinion of counsel, the Liberty Media Group Common Stock would be common stock of the Company and no gain or loss would be recognized by the Company on any distribution of Liberty Media Group Common Stock. If, however, the Liberty Media Group Common Stock were treated as property other than stock of the Company, the Company could recognize gain on the distribution of such stock in an amount equal to the difference between the fair market value of such stock and its tax basis in the hands of the Company. If the Liberty Media Group Common Stock were issued and treated as stock of a subsidiary of the Company, and not as Common Stock of the Company, depending upon the amount of stock issued, the Liberty Media Group would not be includable in the Company's consolidated Federal income tax return, and any dividends paid or deemed to be paid to the Company by the Liberty Media Group would be taxed to the Company. Although it is possible that the Service could claim that the Liberty Media Group Common Stock is not stock of the Company, it is the opinion of Baker & Botts, L.L.P., that such a position, if asserted, would not prevail.

Effects on Convertible Securities

     After the Distribution, existing securities of the Company that are convertible into or exchangeable for shares of Class A Common Stock will, as a result of the operation of antidilution provisions, be adjusted so that there will also be delivered upon their conversion or exchange the number of shares of Series A Liberty Media Group Common Stock that would have been issuable in the Distribution with respect to the Class A Common Stock that would have been issuable upon their conversion or exchange prior to the Distribution. The issuance of shares of Series A Liberty Media Group Common Stock upon such conversion or exchange will not result in any transfer of funds or other assets from the TCI Group to the Liberty Media Group or a reduction in any Inter-Group Interest that then may exist, in consideration of such issuance.

Adjustments Under Stock Incentive Plan and Director Stock Option Plan

     Pursuant to applicable provisions of the Company's 1994 Stock Incentive Plan, the Compensation Committee of the Board of Directors will determine appropriate adjustments to outstanding options and stock appreciation rights to take account of the Distribution. Under these adjustments, each holder of an outstanding option or stock appreciation right will receive an additional option or stock appreciation right, as applicable, covering a number of shares of Series A Liberty Media Group Common Stock equal to one-fourth of the number of shares of Class A Common Stock theretofore subject to the outstanding option or stock appreciation right, and the outstanding option or stock appreciation right would continue in effect as an option or stock appreciation right covering the same number of shares of Series A TCI Group Common Stock (as redesignated) that were theretofore subject to the option or stock appreciation right. The aggregate strike price of the outstanding options or stock appreciation rights will be allocated between the outstanding options or stock appreciation rights and the newly issued options or stock appreciation rights in a ratio to be determined by the Compensation Committee.

     If the Director Stock Option Plan is approved at the Annual Meeting, outstanding options granted under that plan in November 1994, subject to approval at the Annual Meeting, will be adjusted so that each holder of an outstanding option will receive an additional option covering a number of shares of Series A Liberty Media Group Common Stock equal to one-fourth of the number of shares of Class A Common Stock theretofore subject to the outstanding option, and the outstanding option will continue in effect as an option covering the same number of shares of Series A TCI Group Common Stock (as redesignated) that were theretofore subject to the option. The aggregate pre-adjustment strike price of such outstanding options will be allocated so that the strike price of the additional options covering Series A Liberty Media Group Common Stock will be 25% of the pre-adjustment strike price and the strike price of the options covering Series A TCI Group Common Stock will be 75% of the pre-adjustment strike price.

Future Issuances Pursuant to Stock Incentive Plan and Director Stock Option Plan

     In the event the Liberty Media Group Stock Proposal is approved by stockholders, the 1994 Stock Incentive Plan and, if the Director Stock Option Plan Proposal is approved, the Director Stock Option Plan will be adjusted in connection with the Distribution to provide for future grants in respect of shares of Series A TCI Group Common Stock and Series A Liberty Media Group Common Stock.

     The 1994 Stock Incentive Plan will be adjusted to provide that the number and type of shares subject to future awards would consist of a number of shares of Series A TCI Group Common Stock equal to the number of shares of Class A Common Stock subject to future awards immediately prior to the Distribution and a number of shares of Series A Liberty Media Group Common Stock equal to one-fourth of the number of shares of Class A Common Stock subject to future awards immediately prior to Distribution. Following the Distribution, the Compensation Committee may in its discretion grant awards, including awards of options on, or stock appreciation rights respecting, shares of Series A TCI Group Common Stock, Series A Liberty Media Group Common Stock, or combinations thereof, in such amounts and types as it determines in accordance with the terms of the 1994 Stock Incentive Plan, as adjusted.

     The adjustments to the Director Stock Option Plan would result in the number of shares reserved for issuance under such Plan being changed from 1,000,000 shares of Class A Common Stock to 1,000,000 shares of Series A TCI Group Common Stock and 250,000 shares of Series A Liberty Media Group Common Stock. In addition, the automatic grant of options to purchase 50,000 shares of Class A Common Stock that the Director Option Plan provides will be made to each person becoming a nonemployee director subsequent to its approval at the Annual Meeting will be changed to an automatic grant of options to purchase 50,000 shares of Series A TCI Group Common Stock and 12,500 shares of Series A Liberty Media Group Common Stock.

     In determining whether awards in respect of Series A TCI Group Common Stock, Series A Liberty Media Group Common Stock, or a combination thereof, are to be made to specific employees, it is anticipated that the Compensation Committee will consider, among other things, the identity of the Group to which the employee in question provides services. It is also anticipated, however, that the Compensation Committee will consider that employees should be rewarded regarding the success of the Company as a whole and that a policy of granting awards solely in respect of the Common Stock relating to the Group for which the employee provides services may be counterproductive to the overall success of the Company. In addition, because of the complementary nature of the businesses of the TCI Group and the Liberty Media Group, it is anticipated that services performed in respect of one Group would have at least an indirect effect upon the business of the other Group. Therefore, it is anticipated that the Compensation Committee could decide that in order to provide the maximum incentive to employees regarding the overall success of the Company, it may be appropriate to grant awards consisting of securities in respect of both Groups to employees performing services for one Group. If the Compensation Committee elects to grant awards to individual employees consisting of stock options on, or stock appreciation rights respecting, both Series A TCI Group Common Stock and Series A Liberty Media Group Common Stock, the allocation between the two will be at the Compensation Committee's discretion.

     In connection with the allocation of expenses related to and proceeds received upon the exercise of options awarded under the Director Stock Option Plan, such expenses and proceeds will be attributed to the TCI Group in the case of options to purchase TCI Group Common Stock and to the Liberty Media Group in the case of options to purchase Liberty Media Group Common Stock. With respect to the allocation of compensation expenses relating to awards under the 1994 Stock Incentive Plan, such compensation expenses will generally be attributed to the Group to which the employee provides services. The proceeds received upon any exercise of options to acquire TCI Group Common Stock or Liberty Media Group Common Stock will be attributed to the corresponding Group.
Stock. Options on, and stock appreciation rights respecting, Liberty Media Group Common Stock will be attributed to the Liberty Media Group.




Issuance of Series F Preferred Stock

     A number of wholly owned subsidiaries of the Company which are part of the TCI Group own shares of common stock and preferred stock of the Company which have been classified for accounting purposes as treasury shares (the "TCI Treasury Shares"). The TCI Treasury Shares were acquired primarily through the Company's acquisition of entities which held shares of common stock of the Company and as a result of the Old TCI/LMC Combination and the Business Line Restructuring. Because the Distribution of the Liberty Media Group Common Stock will be made to all holders of the Company's Class A Common Stock and Class B Common Stock and securities convertible into Class A Common Stock and Class B Common Stock, unless action were taken, shares of Liberty Media Group Common Stock would be issued and issuable in respect of the TCI Treasury Shares held by these subsidiaries and would be attributed to the TCI Group. The Liberty Media Group Stock Proposal provides that the TCI Group will initially not have any Inter-Group Interest in the Liberty Media Group. Therefore, the Company has determined to exchange all of the TCI Treasury Shares that are not cancelled for shares of a new series of Series Preferred Stock designated Convertible Redeemable Participating Preferred Stock, Series F (the "Series F Preferred Stock"), which would not be entitled to receive Liberty Media Group Common Stock in the Distribution.

     Immediately prior to the record date for the Distribution, the Company will cause each of its subsidiaries holding TCI Treasury Shares to exchange such shares for shares of Series F Preferred Stock having an aggregate value of not less than that of the TCI Treasury Shares so exchanged. Each share of Series F Preferred Stock will be convertible, at the option of the holder at any time after the Company amends its Charter to increase the number of authorized shares of Class A Common Stock to a number that would permit the conversion of all securities of the Company that are convertible into or exercisable or exchangeable for shares of Class A Common Stock, including all of the shares of Series F Preferred Stock then outstanding, into 1,000 shares of Class A Common Stock, subject to anti-dilution adjustments. Such condition to the optional conversion of such shares would be satisfied upon stockholder approval of the Increased Authorization Proposal and the filing of the Amended Charter. The anti-dilution provisions of the Series F Preferred Stock will provide that the conversion rate of the Series F Preferred Stock will be adjusted in the event of any non-cash dividend or distribution on the Class A Common Stock to give effect to the value of the securities, assets or other property so distributed; however no such adjustment shall entitle the holder to receive the actual security, asset or other property so distributed upon the conversion of shares of Series F Preferred Stock. Therefore, the Distribution will result in an adjustment to the conversion rate of the Series F Preferred Stock giving such holder the right to receive additional shares of Class A Common Stock rather than the number of shares of Liberty Media Group Common Stock which it would have received had such shares of Series F Preferred Stock been converted immediately prior to the record date for the Distribution.

     The holders of the Series F Preferred Stock are entitled to participate, on an as-converted basis, with the holders of the Class A Common Stock, with respect to any cash dividends or distributions declared and paid on the Class A Common Stock. Dividends or distributions on the Class A Common Stock which are not paid in cash would result in the adjustment of the applicable conversion rate as described above.

     Upon the dissolution, liquidation or winding up of the Company, holders of the Series F Preferred Stock will be entitled to receive from the assets of the Company available for distribution to stockholders an amount, in cash or property or a combination thereof, per share of Series F Preferred Stock, equal to the sum of (x) $.01 and (y) the amount to be distributed per share of Class A Common Stock in such liquidation, dissolution or winding up multiplied by the applicable conversion rate of a share of Series F Preferred Stock.

     The Series F Preferred Stock is subject to optional redemption by the Company at any time after its issuance, in whole or in part, at a redemption price, per share, equal to the issue price of a share of Series F Preferred Stock (as adjusted in respect of stock splits, reverse splits and other events affecting the shares of Series F Preferred Stock), plus any dividends which have been declared but are unpaid as of the date fixed for such redemption. The Company may elect to pay the redemption price (or designated portion thereof) of the shares of Series F Preferred Stock called for redemption by issuing to the holder thereof, in respect of its shares to be redeemed, a number of shares of Class A Common Stock equal to the aggregate redemption price (or designated portion thereof) of such shares divided by the average of the last sales prices of the Class A Common Stock for a period specified, and subject to the adjustments described, in the certificate of designations establishing the Series F Preferred Stock.

                DESCRIPTION OF BUSINESS OF LIBERTY MEDIA GROUP

Business

     The Liberty Media Group, through Liberty and its subsidiaries and affiliates, is an investor in and manager of entities engaged in the production, acquisition and distribution through all available formats and media, including cable television systems, broadcast television stations, C-Band home satellite dishes ("HSDs"), direct broadcast satellite ("DBS"), on-line and interactive services, home video and traditional retail outlets, of branded entertainment, educational and informational programming and software, including multimedia products, delivered in both analog and digital form. The various entertainment, education and information programming and programming-related businesses in which the Liberty Media Group has interests fall into two categories: sports programming services; and general entertainment and information services. The Liberty Media Group is also engaged in electronic retailing, direct marketing, advertising sales relating to programming services, infomercials and transaction processing.

     The following table sets forth the Liberty Media Group's programming interests which are held directly and indirectly through partnerships, joint ventures, common stock investments and instruments convertible into common stock. Ownership percentages in the table are approximate, calculated as of March 31, 1995 and, where applicable, assume conversion to common stock by all holders. In some cases, the Liberty Media Group's interest may be subject to buy/sell procedures, repurchase rights or, under certain circumstances, dilution. In the case of public companies, the number of shares owned by the Liberty Media Group in addition to the primary national securities exchange and trading symbol of those subsidiaries and affiliates which are publicly traded, are set forth in the table.

                            SPORTS PROGRAMMING SERVICES
- ------------------------------------------------------------------------------------------
PROGRAMMING                    SUBSCRIBERS     SUBSIDIARY/AFFILIATE        OWNERSHIP
 SERVICES                          AT                                      INTEREST
                                 3/31/95
- ------------------------------------------------------------------------------------------
                                   NATIONAL SPORTS
                                      NETWORKS
Prime Network                   48,424,000     Prime SportsChannel             34%(1)(2)
NewSport                         5,141,000      Networks Associates

Prime Sports Radio              21,790,000(3)  Liberty Sports, Inc.              100%

Prime Sports Showcase            1,800,000     Liberty Sports, Inc.              100%

Liberty Satellite Sports(4)      1,668,000     Affiliated Regional             68%(1)(2)
                                                Communications, Ltd. ("ARC")

Prime Deportiva                    220,000     Liberty Sports, Inc.              100%
- ------------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------------
  PROGRAMMING                 SUBSCRIBERS      SUBSIDIARY/AFFILIATE                 OWNERSHIP
   SERVICES                       AT                                                INTEREST
                                3/31/95
- ----------------------------------------------------------------------------------------------
                                   REGIONAL SPORTS
                                      NETWORKS
Home Team Sports                 2,919,000     Home Team Sports Limited               20.5%(1)
                                                Partnership

Prime Sports-Intermountain         552,000     Liberty Sports, Inc.                       100%
  West

Prime Sports-KBL                 1,631,000     Liberty Sports, Inc.                       100%

Prime Sports-Southwest           4,288,000     ARC                                      68%(1)

Prime Sports-Midwest               603,000     ARC                                      68%(1)

Prime Sports-Rocky               1,666,000     Liberty Sports, Inc.                   78.5%(1)
  Mountain

Prime Sports-Northwest           2,217,000     LMC Northwest Cable Sports,              60%(2)
                                                Inc.

Prime Sports-West                4,236,000     Liberty Sports, Inc.                       100%

La Cadena Deportiva                904,000     Liberty Sports Inc.                        100%

Prime Sports-Upper                 438,000     Upper Midwest Cable Partners        38.6%(1)(2)
  Midwest

SportsChannel Chicago            2,370,000     SportsChannel Chicago                    50%(2)
                                                Associates

SportsChannel Pacific            3,387,000     SportsChannel Pacific Associates         50%(2)

SportsChannel                    2,384,000     SportsChannel Prism Associates        23%(1)(2)
  Philadelphia/PRISM

SportSouth Network               4,516,000     SportSouth Network, L.P.                 44%(2)

Sunshine Network                 3,590,000     Sunshine Network JV                   38%(1)(2)

                                INTERNATIONAL SPORTS
                                    PROGRAMMING

Premier Sports Network               4,380     LMC International, Inc.                     50%

Prime International                138,000     ARC                                         68%

Prime Deportiva                     65,000     Liberty Sports, Inc.                       100%
- ----------------------------------------------------------------------------------------------

                GENERAL ENTERTAINMENT AND INFORMATION SERVICES

- --------------------------------------------------------------------------------------------------
  PROGRAMMING                 SUBSCRIBERS      SUBSIDIARY/AFFILIATE                 OWNERSHIP
   SERVICES                       AT                                                INTEREST
                                3/31/95
- --------------------------------------------------------------------------------------------------
                                     MOVIE SERVICES
Encore                        5,955,000     Encore Media Corporation                   90%
Love Stories                    312,000
Westerns                        472,000
Mystery                         472,000
Action                          308,000
True Stories and Drama          303,000
WAM! America's Youth            303,000
  Network

STARZ!                        1,924,000     QE+Ltd.                                    90%

Request TV                   26,211,000(5)  Reiss Media Enterprises,                   40%(2)
                                             Inc.

Viewer's Choice              29,067,000(5)  PPVN Holding Company                       10%

                                EDUCATION/INFORMATION

Court TV                     16,935,000     Courtroom Television                       33%(2)(6)
                                             Network

The Discovery Channel        63,578,000     Discovery Communications,                  49%
The Learning Channel         34,493,000      Inc.
Discovery Asia                  690,000
Discovery Europe             10,620,000
TLC Europe                           (7)
Discovery Latin               3,573,000
  America

What on Earth                   100,000(5)  Ingenius                                   50%
X*Change                     29,500,000(5)

International Channel         6,264,000     Encore ICCP, Inc.                          45%(2)

                                GENERAL ENTERTAINMENT

America One                  14,758,000(8)  Liberty Sports, Inc.                      100%

BET Cable Network            41,344,000     BET Holdings, Inc.                         18%
BET Action                    6,500,000      (NYSE-BTV)                        1,831,600 A Common
  Pay-Per-View                                                                 1,831,600 B Common

The Box                   19,919,000(US)    Video Jukebox Network,                    5.5%
                             407,000(UK)     Inc.                               1,203,464 Common
                                             (NASDAQ-JUKE)

Digital Music Express        32,281,000(5)  DMX, Inc.                                 8.6%(2)
   ("DMX")                                   (NASDAQ-TUNE)                      3,409,063 Common
- --------------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------------------------
  PROGRAMMING                 SUBSCRIBERS      SUBSIDIARY/AFFILIATE                 OWNERSHIP
   SERVICES                       AT                                                INTEREST
                                3/31/95
- --------------------------------------------------------------------------------------------------
E! Entertainment             29,300,000     E! Entertainment Television,              10%(2)
                                             Inc.

The Family Channel           60,085,000     International Family                      18.5%
Cable Health Club             4,400,000     Entertainment, Inc.                1,670,986 B Common
The Family Channel UK         3,243,000     (NYSE-FAM)                         220,000 Preferred(9)
                                                                                $23,000,000 Conv.
                                                                                    notes(10)

CNN                          64,100,000     Turner Broadcasting System,               23%
Cartoon Network              13,400,000      Inc.                                225,000 A Common
Headline News                55,600,000      (AMEX - TBS/A; TBS/B)             29,281,771 B Common
TNT                          62,000,000                                            5,939,551 C Preferred (11)
Turner Classic Movies         4,000,000
TBS SuperStation             63,500,000
CNN International                63,700
TNT Latin America                 3,700
Cartoon Latin America             4,200
TNT and Cartoon
  Network Europe                 25,600
TNT and Cartoon
  Network Asia                      900

tv! Network                   6,773,000     TV Network Corporation                   100%
- --------------------------------------------------------------------------------------------------



                         ELECTRONIC RETAILING SERVICES

- --------------------------------------------------------------------------------------------------
  PROGRAMMING                 SUBSCRIBERS      SUBSIDIARY/AFFILIATE                 OWNERSHIP
   SERVICES                       AT                                                INTEREST
                                3/31/95
- --------------------------------------------------------------------------------------------------
Home Shopping Club           63,700,000(12) Home Shopping Network                     41.5%(13)
 (HSN 1, HSN 2, HSN                          (NYSE-HSN)                          17,566,702 Common
 Spree)                                                                         20,000,000 B Common

QVC Network                  50,737,000      QVC, Inc.                              42.6%
Q2                           11,215,000
QVC-The Shopping
  Channel (UK)                3,300,000
QVC Mexico                    6,600,000
- --------------------------------------------------------------------------------------------------

                                         OTHER ASSETS
- --------------------------------------------------------------------------------------------------
  DESCRIPTION                 SUBSCRIBERS      SUBSIDIARY/AFFILIATE                 OWNERSHIP
                                  AT                                                INTEREST
                                3/31/95
- --------------------------------------------------------------------------------------------------
Television Programming             N/A         Americana Television                     66%(2)
  Production                                    Productions LLC

Hardware/software                  N/A         Asian Television and                     44%
  sales and consulting                          Communications LLC

Movie production                   N/A         Cutthroat Island                        7.5%
                                                Productions LP

News/Documentary                   N/A         MacNeil/Lehrer Productions               66%
  Production

Distribution of                  410,000       Netlink USA                             100%
  programming to HSD              20,000       Netlink International

UHF/LPTV broadcast            28,000,000(14)   Silver King                              23%(15)
  TV stations                                   Communications, Inc.               61,630 Common
                                                (NASDAQ-SKTV)

Distribution of TBS           59,584,000       Southern Satellite Systems,             100%
  SuperStation signal (in                       Inc.
  the U.S.)

Distribution of TBS              962,000       Royal Communications, Inc.              100%
  SuperStation signal (in
  Canada)

Marketing Support
  Services                         N/A         Vision Group, Inc.                      100%
- --------------------------------------------------------------------------------------------------

(1)  Includes indirect interest attributed through ARC's ownership.

(2) The interests of the Liberty Media Group in these entities are presently or will become subject to buy-sell procedures under which one owner may initiate the procedure by giving notice setting forth value for the entity and other owners then elect either to buy the interest of the initiating owner or to sell their interests to the initiating owner. In the case of agreements with multiple parties, the parties electing to purchase the initiating party's interest must also purchase the interest of any other party that has elected to sell.

(3)  Population in broadcast areas of affiliate.
(4)  Distributor of Sports Programming to HSD and DBS markets.
(5)  Number of subscribers to whom service is available.

(6) The Liberty Media Group has held discussions with the other general partners regarding restructuring the partnership so that the Liberty Media Group would reduce its interest in Courtroom Television Network in exchange for a reduction of its obligation to the partnership.
(7)  Included with Discovery Europe.

(8) Number of television households in broadcast areas of stations carrying America One.

(9) $22,000,000 face amount, convertible into 3,300,000 shares of Class B common stock at $6.67 per share.

(10) $23,000,000 face amount, convertible into 2,070,000 shares of Class B common stock at $11.11 per share.

(11) Convertible into 6 shares of Class B common stock for each share of preferred.

(12) Includes broadcast households and cable subscribers.

(13) The Liberty Media Group has 80% voting power.

(14) Number of television households in areas of Silver King's broadcast stations.

(15) Assumes exercise of an option to purchase 2,000,000 shares of Class B common stock at $1.50 per share. Exercise of such options is subject to certain regulatory restrictions. See description of Silver King Communications, Inc. in "-Other Assets" below.

Sports Programming Services

National Sports Programming Services

    "Prime Network" is a national "backdrop" service consisting of a variety of professional and collegiate sports events and other sports programming not subject to territorial restrictions, including college football, baseball and basketball games, professional tennis, auto racing, soccer, golf, boxing and skiing. The term backdrop service is used to distinguish between original programming produced by a regional sports network and ancillary programming purchased by the regional sports network from others, such as Prime Network, to supplement its programming service. Prime Network is operated by Prime SportsChannel Networks Associates ("PSC") a partnership between ARC, NBC Cable and Rainbow Program Enterprises. PSC distributes Prime Network primarily to regional sports networks. Such regional sports networks include the backdrop of nationally cleared sports events of Prime Network, together with the local or regional sports programming produced by or for such networks and other ancillary programming acquired by them, in the programming package the regional networks offer to cable operators and other customers.

    "NewSport" is a national service also operated by PSC primarily dedicated to the production and delivery of sports news and related programming. NewSport is distributed primarily to regional sports networks to be used as either a backdrop or a stand alone second service. NewSport is distributed directly by PSC to cable operators and other programming distributors where it is not carried or distributed by a regional sports network. Both Prime Network and NewSport are delivered via satellite. PSC typically charges a per-subscriber fee for the Prime Network or NewSport service. In certain cases fees may be paid or satisfied in part through barter arrangements that permit PSC to include in the Prime Network or NewSport service certain of the regional sports networks' regional programming that is not subject to territorial restrictions and which might be of interest to a national audience. PSC generally operates through multi-year affiliation agreements with third-party and related regional distributors, as well as formal license agreements with rights holders of certain programming to be distributed via Prime Network and NewSport distribution networks.

    "Prime Sports Showcase" is produced and distributed by Liberty Sports, Inc. ("Liberty Sports"). This service was launched on December 31, 1994, is generally offered as an expanded basic service and is initially intended to showcase programming of "Prime Deportiva" (a national Spanish language sports service), "Women's Sports Network" (a national sports service concentrating on women's sports), "Press Box" (sports news programming) and "Classic Sports Network" (nostalgic sports programs). "Prime Deportiva", the national Spanish language sports service, is also available on a full time, 24-hour basis, having been launched on March 1, 1995. Prime Deportiva is also distributed internationally in Latin America and South America. Prime Deportiva is generally offered as an expanded basic service or for distribution on another acceptable tier. Women's Sports is intended for launch later in 1995. Press Box and Women's Sports Network are both produced by Liberty Sports. Classic Sports Network, in which Liberty Sports has no ownership interest, is produced independently. Prime Sports Showcase will also feature other sports programming as part of the service. At launch Prime Sports Showcase was distributed to 1.8 million subscribers, all of which received the service pursuant to an affiliation agreement with Satellite Services, Inc. ("SSI"), a wholly owned subsidiary of TCIC. SSI purchases programming services from programming suppliers and then makes such services available to TCIC's subsidiaries and affiliates and to eligible subsidiaries and affiliates of TCI Cable Investments.

    Liberty Sports also acts on occasion as a syndicator of sports events programming to the broadcast television market.

    In September 1994, Liberty Sports launched Prime Sports Radio ("PSR"), a 24-hour per day all sports radio programming service. PSR currently has affiliate distribution in 24 U.S. markets. The largest affiliated markets are Boston, Houston and Pittsburgh. The programming service is offered to radio stations on a barter basis and delivered via satellite. There are 11,500 radio stations in the U.S. and each of the 261 rated markets has several stations which would meet Liberty Sports' affiliate criteria. The format is designed to provide the affiliates with sports information at a national level with the flexibility to customize for local interest. PSR will cross-promote the Liberty Media Group's regional sports networks with radio in their respective markets.

Regional Sports Programming Services

    The Liberty Media Group has varying interests in several regional sports networks (the "Liberty Sports Networks"), which have been formed for the purpose of acquiring, developing, producing, syndicating and distributing sports programming of primarily local and regional interest by satellite to cable television operators and other multi-channel video programming distributors and to HSD owners, in specified geographic areas. The following table sets forth for each of the Liberty Sports Networks the year of launch, state service area, and significant teams with respect to whose games the network currently has programming rights:

- --------------------------------------------------------------------------------
    Sports Network         Year Launched   Service Area       Current Teams
- --------------------------------------------------------------------------------
Prime Sports-Southwest         1983        AR, LA, NM,       Dallas Mavericks
(formerly Home Sports                        TX, OK          Houston Aeros
   Entertainment)                                            Houston Astros
                                                             Houston Rockets
                                                             Dallas Stars
                                                             San Antonio Spurs
                                                             Texas Rangers
                                                             Metro Conference
                                                             Big 8
                                                             SW Conference

Home Team Sports               1984        DC, DE, MD,       Baltimore Orioles
                                             NC, PA          Washington Bullets
                                             VA, WV          Washington Capitals
                                                             Colonial Conference
                                                             Atlantic 10
                                                             Conference
                                                             Atlantic Coast
                                                             Conference

Prime Sports-KBL               1985        MD, NY, OH,       Pittsburgh Penguins
(formerly KBL Sports                         PA, WV          Pittsburgh Pirates
     Network)                                                University of
                                                             Pittsburgh
                                                             Atlantic 10
                                                             Conference

Prime Sports-Intermountain     1990        ID, MT, NV,       Utah Jazz
 West                                        UT, WY

Prime Sports-Midwest           1989        IL, IN, KY,       St. Louis Cardinals
                                           OH, KS, MO        St. Louis Blues

Prime Sports-Upper Midwest     1990        IA, MN, ND,       Minnesota
                                            SD, WI           Timberwolves

Prime Sports-Northwest         1988        AK, ID, MT,       Seattle Mariners
                                             OR, WA          Big Sky Conference
                                                             PAC-10 Conference
                                                             Oregon State
                                                             University of
                                                             Oregon
                                                             University of
                                                             Washington
                                                             Washington State

Prime Sports-Rocky Mountain    1988        CO, KS, NE,       Denver Nuggets
(formerly Rocky Mountain                     NM, WY          Colorado State
  Prime Sports Network)                                      University
                                                             Denver Grizzlies
                                                             University of New
                                                             Mexico

- --------------------------------------------------------------------------------
    Sports Network         Year Launched   Service Area       Current Teams
- --------------------------------------------------------------------------------
Prime Sports-West              1985        AZ, CA, HI, NV    Los Angeles Lakers
(formerly Prime Ticket                                       Los Angeles Kings
 Network)                                                    Anaheim Mighty
                                                             Ducks
                                                             California Angels
                                                             San Diego Padres
                                                             PAC-10 Conference
                                                             University of
                                                             Hawaii
                                                             San Diego State
                                                             University

La Cadena Deportiva            1993        AZ, CA, HI, NV    Los Angeles Lakers
                                                             Los Angeles Kings
                                                             Anaheim Mighty
                                                             Ducks
                                                             California Angels
                                                             San Diego Padres
                                                             PAC-10 Conference

SportsChannel Chicago          1984        IA, IL, IN, WI    Chicago Blackhawks
                                                             Chicago Bulls
                                                             Chicago White Sox
                                                             Notre Dame
                                                             University

SportsChannel Pacific          1990        CA, NV, HI        Golden State
                                                             Warriors
                                                             Oakland A's
                                                             San Francisco
                                                             Giants
                                                             San Jose Sharks
                                                             PAC-10 Conference
                                                             Stanford University
                                                             University of
                                                             Cal-Berkeley

SportsChannel Philadelphia/    1983        DE, NJ, PA        Philadelphia Flyers
  PRISM                                                      Philadelphia
                                                             Phillies
                                                             Philadelphia 76ers
                                                             Atlantic 10

SportSouth Network             1990        AL, GA, MS,       Atlanta Braves
                                           NC, SC, TN        Atlanta Hawks
                                                             Charlotte Hornets
                                                             Southeast
                                                             Conference
                                                             Atlantic Coast
                                                             Conference

Sunshine Network               1988        FL                Orlando Magic
                                                             Florida State
                                                             University
                                                             University of Miami
                                                             Tampa Bay Lightning
                                                             Florida Marlins
                                                             Florida Panthers
                                                             Miami Heat
- --------------------------------------------------------------------------------

    Liberty Sports has also entered into multi-year agreements for rights to national distribution of certain sports events of the PAC-10 Conference, Big 12 Conference and Conference USA, which will be distributed in part through regional sports networks and in part through other distribution media.

    Effective January 1, 1995, Liberty Sports changed the names of its owned and operated regional sports networks to "Prime Sports". Programming will also be restructured to create uniformity throughout the networks without losing the regional or "home town team" aspect of individual networks. Liberty Sports believes the name changes, and consistent programming and on-air look, will improve national recognition of the networks for both viewers and the advertising community.

    The Liberty Sports Networks derive revenue from two principal sources: (1) fees paid by cable operators pursuant to affiliation agreements entered into with the regional sports networks and (2) the sale of advertising time to local, regional and national advertisers. Each cable operator or other distributor is typically charged a monthly fee per subscriber in its systems receiving the programming service, which fees vary depending on the level of service at which the distributor offers the network to its subscribers and the proximity of the cable system to the venue of the major sporting events distributed by the network. The affiliation agreements generally provide for limited increases during their term in the fees charged by the networks.

    Of the total 35.7 million cable subscribers served at March 31, 1995, by the Liberty Sports Networks, approximately 25% were subscribers of cable television systems that receive such programming pursuant to affiliation agreements with SSI, and approximately 10% were subscribers of cable television systems owned by other companies that have equity interests in the Liberty Sports Networks.

    In addition to owning interests in and operating regional sports networks, Liberty Sports also provides various services to affiliated and non-affiliated networks. Liberty Sports, through Liberty Satellite Sports, acts as a marketing agent to HSD owners and distributors to HSD owners for certain of the regional sports networks with which it is affiliated. In addition, Liberty Sports provides support services, such as master control and satellite uplinking services, and certain program scheduling, post-production and editing services, to certain of its affiliated networks.

    Each of the Liberty Sports Networks sells advertising time to local, regional and national advertisers. In general, each network's own sales force markets and sells advertising time to local and regional advertisers, which currently are the primary sources of advertising revenues for these networks. Liberty Sports' sales force markets advertising time to national sources and is sometimes used alone or in combination with the network's staff to sell advertising time to local or regional sources. The ability to sell advertising time on a network is principally affected by the size of such network's viewing audience and is also affected by viewer demographics and market conditions for local, regional and national advertising. The price at which advertising time may be sold is also a function of the type and schedule of the program that will carry the advertisement. Approximately 25% of the consolidated revenue derived from the Liberty Media Group's sports programming businesses for the year ended December 31, 1994, was derived from advertising sales (including barter transactions). Advertising revenue as a percentage of each network's total revenue varies from network to network, with the more established networks generally deriving a greater percentage of their revenue from advertising sales than the newer networks with fewer subscribers. To date, the networks have concentrated their efforts on increasing the numbers of subscribers to which their programming service is made available and improving the quantity and quality of the programming offered. If the networks are successful in this regard, the Liberty Media Group believes that advertising sales could become a more significant source of revenue for its sports networks in the future.

    The cost of acquiring sports programming rights is the principal expense of the sports networks. The Liberty Sports Networks typically enter into rights contracts with one or more professional sports teams in their regions and acquire rights to collegiate sporting events through arrangements with regional conferences, individual schools and programming syndicators. The duration of the rights agreements with the professional teams range from one to ten years, with most of the existing agreements having remaining terms from two to four years. The rights contracts for collegiate sporting events typically range from two to three years. Pursuant to the professional sports rights agreements, the networks usually acquire the exclusive right to distribute via cable and other forms of pay television, in their respective regions, a specified number of games that are not subject to national cable or broadcast contracts. In some cases, the contract requires the network to exhibit a minimum number of games and permits exhibition of additional games, up to a fixed maximum number. The arrangements with respect to collegiate sports are more varied, but usually also provide exclusive regional distribution rights (other than via free over-the-air broadcast television) as to a specified number of events. The grant of both professional and collegiate rights under such agreements are generally subordinate to rights granted under league or conference national broadcast and national cable contracts. The fee arrangements for the rights granted to the networks under the professional and collegiate sports agreements also vary from contract to contract. In most cases, the contract provides for a charge per game or event, subject to limited increases over the term of the contract, with either a minimum annual exhibition requirement or a minimum payment requirement or both. In certain recent cases a regional network has also acquired broadcast or radio rights to professional team or collegiate events and has sub-licensed such rights to broadcast or radio distributors. Certain factors such as player strikes, or bankruptcy of leagues or individual teams may have an adverse effect on the revenues of the Liberty Sports Networks.

    The value of the exhibition rights granted under sports rights contracts, and in some cases the financial commitments incurred thereunder, are subject to certain contingencies that are not within the control of the networks, such as the relocation of a professional team to a different region, changes in the schools participating in a particular collegiate conference, the terms of applicable national broadcast or cable contracts, and the rules and regulations of the applicable professional or collegiate league, conference or association.

International Sports Programming Services

    Liberty Sports also sells and delivers certain programming internationally to satellite and cable programming distributors in Asia, Europe, Latin America and South America. Such programming consists in part of U.S. domestic sports programming to which Liberty Sports has acquired international distribution rights and, in part, of programming acquired outside the U.S.

    In January 1995, Liberty Sports launched "Premier Sports Network," a sports programming service for distribution in Australia and New Zealand, in partnership with Australia Sports Pty, Ltd. ("Australis"). Liberty Sports produces and manages the service. Premier Sports Network is currently delivered as part of a multi-channel pay television package distributed by Australis to approximately 4,500 subscribers.

General Entertainment and Information Services

Movie Services

    "Encore," which is produced and distributed by Encore Media Corporation ("EMC"), was launched in mid-1991 and primarily airs movies from the 1960's, 1970's and 1980's. As of March 31, 1995, the service was being offered by cable operators and other distribution technologies to approximately 20.6 million households, of which approximately six million subscribed to Encore.
The service is generally offered as a single premium service or in conjunction with other programming services. In either case, the subscription price paid by the subscriber for Encore is generally lower than the prices charged for other premium movie services. During 1994, Encore launched six new thematic multiplex services. Three of these pay services (Love Stories, Westerns and Mystery) launched in July 1994 and the remaining three (Action, True Stories and Drama and WAM!, America's Youth Network) launched in September 1994. Cable operators pay EMC a per subscriber fee for the services. SSI has entered into an affiliation agreement with EMC and currently accounts for approximately 72% of its total subscribers. EMC obtains rights to air movies by entering into film licensing agreements with the holders of distribution rights. EMC has entered into agreements extending through 2005 with various distributors to exhibit certain films. EMC has entered into various other agreements where license fees are contingent on future production, sales and certain other criteria.

    STARZ! is a first-run premium movie programming service which is managed by EMC. As of March 31, 1995, STARZ! was offered by cable operators to approximately 10.4 million subscribers, of which approximately 1.9 million elected to receive STARZ!.

    The Liberty Media Group also has interests in Request TV and Viewer's Choice which provide pay-per-view movies and pay-per-view events to cable operators. Both Request TV and Viewer's Choice act as intermediaries between movie studios and event promoters, on the one hand, and cable operators, on the other hand, providing scheduling for movies to be sold on a pay-per-view basis, satellite distribution of such movies, marketing and promotion, and, in some instances, billing and collection services. For providing these services, they are paid a negotiated percentage of pay-per view revenue generated by their respective affiliated cable operators.


Education/Information Services

    The principal businesses of Discovery are the advertiser-supported basic cable networks "The Discovery Channel", and "The Learning Channel". The Discovery Channel provides nature, science and technology, history, exploration and adventure programming and is distributed to customers in virtually all U.S. cable homes. The Learning Channel broadcasts a variety of educational and non-fiction programming to customers constituting approximately 47% of all cable television customers in the United States. The Learning Channel has increased distribution from less than 14 million cable homes prior to its acquisition by Discovery in 1991 to more than 34.5 million homes as of March 31, 1995. In addition, through internally generated funding, significant investments are being made by Discovery in building a documentary programming library. Discovery is expanding the Discovery brand name by establishing channels based in Europe, Latin America and Asia, a substantial portion of the programming of which is drawn from Discovery's own documentary programming library. Discovery recently announced plans to open more than 300 retail stores to sell CD-ROMs, videos and other products based on its programming. Discovery launched such plans with the acquisition of Discovery Store, Inc., a previously unrelated 11-store retail chain that sells nature and science-themed products.


    Ingenius is a general partnership between the Liberty Media Group and Reuters New Media, Inc. Ingenius operates "X*Change", an information service which is delivered via cable to personal computers. X*Change consists of news, weather, sports and limited stock quotes, and is offered to subscribers as part of their cable service. X*Change is currently available to approximately 30 million households.

    Ingenius has also developed "What On Earth", a daily multimedia learning resource delivered via cable to personal computers using X*Change. What on Earth delivers six news stories each day, including international news articles, world sports, and significant cultural events and features. The news stories comprise text, video, audio pronunciation of key words, glossary, activities associated with each news story and lesson plans for teachers. What on Earth was launched on February 10, 1995 and is currently available to approximately 20,000 educators who already receive X*Change.

    "Court TV" provides live and/or tape delayed coverage and analysis of selected criminal and civil legal proceedings. The Court TV service, which was launched in July of 1991, was received by approximately 16.9 million subscribers at March 31, 1995.

    "International Channel" is a basic cable service providing multi-lingual programming. As of March 31, 1995, International Channel was being carried by 173 cable systems, which account for a total of 6.3 million subscribers. The service is generally carried as a basic service. During 1994, International Channel announced that it will begin development of 12 single language pay services designed primarily to serve viewers who use English as their second language. These services are scheduled to launch during the fourth quarter of 1995 utilizing proprietary compression technology.

General Entertainment

    TBS is a diversified information and entertainment company, which produces, finances and distributes entertainment and news programming worldwide, and has operations in motion pictures, animation and television production, video television syndication, licensing and merchandising and publishing. Through its subsidiaries, TBS owns and operates four domestic entertainment networks (TBS SuperStation, Turner Network Television, the Cartoon Network and Turner Classic Movies); three international entertainment networks (TBS Latin America, Cartoon Network Latin America, and TNT & Cartoon Network Europe); three news networks (Cable News Network, Headline News and Cable News Network International); a motion picture and television production company (Castle Rock Entertainment); and an independent producer and distributor of motion pictures (New Line Cinema Corporation). TBS also has ownership interests in two professional sports teams (the Atlanta Braves and the Atlanta Hawks) and a regional sports network (SportSouth Network, in which the Liberty Media Group also has an interest).


    International Family Entertainment, Inc.'s ("IFE") principal business is "The Family Channel," an advertiser-supported basic cable network carried by cable television systems reaching 95% of all US cable television households. Its programming consists of a variety of comedies, adventures, children's shows, westerns and inspirational and other programs. These programs include original prime-time series, specials and movies produced for The Family Channel, as well as syndicated programs originally broadcast on network television. As of March 31, 1995, The Family Channel was being provided to approximately 60 million subscribers. In addition, IFE owns MTM Entertainment, Inc. ("MTM"), a producer and worldwide distributor of television series and made-for-television movies and the owner of a significant library of television programming. IFE also operates The Family Channel (UK), an advertiser-supported network in the United Kingdom; Cable Health Club, an advertiser-supported health and fitness cable network which operates principally in the United States; Great American Entertainment Company, a producer of live musical variety shows; and the Ice Capades, a touring ice show.

    "BET Cable Network" is a cable television network whose programming targets interests and concerns of black Americans. The network's productions, most of which are live, include hosted music video programs and variety shows. Acquired programs include situation comedies, soap operas, movies, gospel music programs and sports and entertainment specials. As of March 31, 1995, BET Cable Network was being provided to approximately 41.3 million subscribers. "BET Action Pay-Per-View" is a pay-per-view service which distributes films produced by BET Holdings, Inc., and black-oriented feature films produced by major studios.


    "E! Entertainment Television" ("E!") is a 24-hour network devoted to the world of celebrities and entertainment. The network's programming mix includes entertainment news reports, original programs and exclusive live coverage of major awards shows and celebrity events. E! was distributed to more than 29 million subscribers as of the end of March 31, 1995.

    DMX, Inc. (formerly known as International Cablecasting Technologies, Inc.) is primarily engaged in programming, distributing and marketing a premium digital music service, DMX, which provides 24-hour per day, commercial-free, CD quality music programming. DMX is delivered, for a monthly per subscriber license fee, direct to cable operators by C-Band satellite for distribution to residential and commercial cable subscribers. Since June 1994, DMX, Inc. also has delivered DMX by DBS to commercial subscribers. DMX, Inc. plans to expand the marketing of its DBS service to residential customers. Both cable and DBS subscribers receive DMX through a specially designed tuner to their stereo systems. DMX is available in 30 different music formats for cable distribution and in 69 different music formats for DBS distribution. DMX also has services in Canada, Europe, Israel and Central and South America.

    "tv! Network", a new 24-hour basic cable service, features programming from new and existing cable networks which are not widely distributed. tv! Network also previews premium and pay-per-view services and showcases the latest developments in programming, new technology and emerging interactive services. As of March 31, 1995, "tv! Network" had approximately seven million subscribers, all of which received the service pursuant to an affiliation agreement with SSI.


    "The Box" is a viewer interactive music video service produced by Video Jukebox Network, Inc. ("VJN") and offered through cable television systems and low-power television stations that are located within the 900 or 976 telephone service range. Viewers may select the music videos they desire to watch by calling a designated 900 or 976 telephone number, in which case they pay a fee to VJN for their selections, or they may passively view the music videos selected by others, in which case there is no additional charge for the service. VJN has entered into revenue sharing arrangements with cable operators who offer The Box as part of their basic cable service. The Box also has operations in the United Kingdom.

    "America One Television" is a 24-hour general entertainment network providing programming to the broadcast television market. America One currently has 68 affiliated broadcast stations. Included in the America One lineup are sports news and fitness shows provided by Liberty Sports. America One programming also features a 1,100-title library of nostalgic Hollywood movies, classic television series and Westerns. Originally operated as Main Street Television Network ("MSTV"), the assets of MSTV were purchased out of bankruptcy in late November 1994. Subsequently, the programming and operations were upgraded and the name changed to America One Television effective February 1, 1995.

Competition - Programming Companies

    The business of distributing programming for cable television is highly competitive. The number of channels available to the average subscriber of a domestic cable television system is 60 or less. The various sports, entertainment and information programming companies described above in which the Liberty Media Group has interests (the "Programming Companies") directly compete with other programming services for distribution and, when distribution is obtained, the programming offered by the Programming Companies competes, in varying degrees, for viewers and advertisers with other cable programming services and off-air broadcast television, radio, print media, motion picture theaters, video cassettes and other sources of information and entertainment. Important competitive factors are the prices charged for programming, the quantity, quality and variety of the programming offered and effectiveness of marketing efforts. With the advent of new compression technologies, competition for channel capacity may substantially decrease, although additional competitors may have the opportunity to enter the marketplace. No predictions can be made with respect to the viability of these technologies or the extent to which they will ultimately impact the availability of channel capacity.

    In addition to competition for cable distributors, viewers and advertisers, the Programming Companies also compete, to varying degrees, for programming. With respect to the acquisition of sports programming rights, the Programming Companies compete for national rights principally with the national broadcast television networks, a number of national cable services that specialize in or carry sports programming, and television "superstations", which distribute sports and other programming to cable television systems by satellite, and with independent syndicators that acquire and resell such rights nationally, regionally and locally. They also compete for local and regional rights with those competitors, with local broadcast television stations and with other local and regional sports networks. The owners of distribution outlets such as cable television systems may also contract directly with the sports teams in their service areas for the right to distribute a number of such teams' games on their systems. Recently, at least one sports league has entered into an agreement with a national DBS distribution outlet for the distribution of selected league games. With respect to the acquisition of non-sports programming (such as syndicated programs and movies) which is not produced by or specifically for the Programming Companies, competitors include the national broadcast television networks, local broadcast television stations, suppliers of pay-per-view programs and other cable program suppliers.

    As set forth in the discussion of "-Federal Regulation - Programming Companies" below, the FCC's "financial interest and syndication" rules limit the ability of the three major broadcast networks to distribute network programs through syndication to broadcast stations and to acquire certain financial interests or domestic syndication rights in first-run non-network programs. However, these rules are scheduled to expire in November 1995, and the FCC has initiated a proceeding to consider accelerating their expiration. Elimination of these restrictions could permit a myriad of broadcast station/network production/exhibition arrangements, further increasing competition to the Programming Companies in the acquisition and sale of programming.

    In a series of decisions, federal courts have invalidated the statute prohibiting telephone companies from providing video programming and other information directly to subscribers in their telephone service areas. Although these decisions remain subject to review, telephone companies have begun to invest in and/or form entities for the production and/or acquisition of programming. Such entities will provide further competition to the Programming Companies in the creation, acquisition and/or sale of programming. Certain proposals also are pending before the FCC and Congress which would eliminate or relax the statutory restrictions on the provision of video programming by telephone companies.

    Many of the Programming Companies' competitors are owned by large publicly held companies which have greater financial resources than the Liberty Media Group and the Programming Companies.

    Satellite Transponder Agreements. The Liberty Media Group's sports, entertainment and information programming services subsidiaries and 50% owned affiliates described above lease satellite transponders as follows: 6 full time leases and one shared lease on a "protected" or "transponder protected" basis, and 15 full time "unprotected" leases for an aggregate of 21 transponders on 10 domestic and 2 international communications satellites. Domestic communications satellite transponders may be leased full or part time on a "protected", "transponder protected" or "unprotected" basis. When the carrier provides services to a customer on a "protected" basis, replacement transponders are reserved on board the satellite for use in the event the "protected" transponder fails. Should there be no reserve transponders available, the "protected" customer will displace an "unprotected" transponder customer on the same satellite. In certain cases, the carrier also maintains a protection satellite and should a satellite fail completely, all lessors' "protected" transponders would be moved to the protection satellite. The customer who leases an "unprotected" transponder has no reserve transponders available, and may have its service interrupted for an indefinite period when its transponder is required to restore a "protected" service.

    Although the Liberty Media Group believes it has taken reasonable steps to ensure its continued satellite transmission capability, there can be no assurance that termination or interruption of satellite transmissions will not occur. Such a termination or interruption of service by one or more of these satellites could have a material adverse effect on the operation and financial condition of the Liberty Media Group.

    The availability of replacement satellites and transponder time beyond current leases is dependent on a number of factors over which the Liberty Media Group has no control, including competition among prospective users for available transponders and the availability of satellite launching facilities for replacement satellites. Many of the commercial satellites now in orbit will have to be replaced in the next few years. The federal government has placed restrictions on the launching of commercial satellites by means of the space shuttle, causing manufacturers of commercial satellites to rely on alternative delivery systems to place these satellites in orbit. Additional commercial launching facilities are being developed currently, but there can be no assurance that the launch systems currently in place, or to be developed, will be able to replace the domestic communications satellites as their useful lives end.

    The Liberty Media Group anticipates that compressed digital video transmission will be deployed commercially within the next several years. This technology converts as many as ten analog signals (now used to transmit video and voice) into a digital format and compresses such signals (which is accomplished primarily by eliminating the redundancies in television imagery) into the space normally occupied by one analog signal. The industry is currently developing standards for sending and receiving compressed signals. Several of the Liberty Media Group's transponder leases provide the right to use the transponders to provide compressed services. Use of compressed service may result in greater transponder capacity.

Federal Regulation - Programming Companies

    The FCC regulates the providers of satellite communications services and facilities for the transmission of programming services, the cable television systems that carry such services and to some extent the programming services themselves. The Cable Communications Policy Act of 1984 ("1984 Cable Act") and the 1992 Cable Act extensively regulate the cable television industry. Cable television systems are also regulated by municipalities or other local government authorities. Municipalities generally have the jurisdiction to grant and to review the transfer of franchises, to review rates charged to subscribers, and to require public, educational, governmental or leased-access channels, except to the extent that such jurisdiction is preempted by federal law. Any such rate regulation or other franchise conditions could place downward pressure on subscriber fees earned by the Liberty Media Group, and such regulatory carriage requirements could adversely affect the number of channels available to carry the Liberty Media Group's networks.


    The 1992 Cable Act has expanded greatly the scope of federal and local regulation. Because a number of the regulations adopted by the FCC to implement the 1992 Cable Act remain subject to reconsideration and because many of the 1992 Cable Act provisions are currently subject to litigation, it is difficult to predict the impact of this legislation upon the Liberty Media Group.
However, the Liberty Media Group believes that the legislation taken as a whole and as presently implemented is having a material adverse impact upon the cable industry in general and upon the Liberty Media Group's programming operations specifically. Certain of the more significant areas of regulation imposed by the 1992 Cable Act that relate to or may affect programming operations are discussed below.

    Regulation of Program Licensing. The 1992 Cable Act directed the FCC to promulgate regulations regarding the sale and acquisition of cable programming between multichannel video program distributors (including cable operators) and programming services in which a cable operator has an attributable interest.
The legislation and the implementing regulations adopted by the FCC preclude virtually all exclusive programming contracts between cable operators and programmers affiliated with any cable operator (unless the FCC first determines the contract serves the public interest) and generally prohibit a cable operator which has an attributable interest in a programmer from improperly influencing the terms and conditions of sale to unaffiliated multichannel video distributors. Further, the 1992 Cable Act requires that such affiliated programmers make their programming services available to cable operators and competing video technologies such as multi-channel multi-point distribution systems ("MMDS") and DBS services on terms and conditions that do not unfairly discriminate among such technologies.

    Regulation of Carriage of Programming. Under the 1992 Cable Act, the FCC has adopted regulations prohibiting cable operators from requiring a financial interest in a program service as a condition to carriage of such service, coercing exclusive rights in a programming service or favoring affiliated programmers so as to restrain unreasonably the ability of unaffiliated programmers to compete.

    Regulation of Cable Service Rates. Under the 1992 Cable Act, cable systems are subject to extensive rate regulation. The FCC has established standards and procedures governing regulation of rates for basic cable service and equipment to be implemented by state and local cable franchising authorities and for the FCC's review of the "reasonableness" of rates for additional tiers of cable service upon complaint from a franchising authority or a cable subscriber.

    On April 1, 1993, the FCC adopted rate regulations which became effective on September 1, 1993, governing virtually all cable systems. Separately offered services, such as pay television and pay-per-view services, are not subject to rate regulation although packages or collective offerings of such services may be subject to rate regulation. Under such regulations, existing basic and tier service rates are evaluated initially against "benchmark" rates established by the FCC. Equipment and installation charges are regulated based on actual costs. Pursuant to the FCC's initial benchmark rate regulations, if rates for regulated services exceeded the benchmark, operators electing not to make a cost of service showing were required to reverse any price increases taken since September 30, 1992, and to make further reductions of up to 10% of such reduced rates. Local franchising authorities and the FCC also have the authority to require rate refunds in certain instances. The FCC had ordered a moratorium on increases in regulated cable service rates from April 5, 1993 until May 15, 1994.

    On February 22, 1994, the FCC announced that it had adopted revised benchmark regulations pursuant to which those cable systems electing not to make a cost-of-service showing would be required to set their rates for regulated services at a level equal to their September 30, 1992 rates minus 17%. Thus, the revised benchmarks can result in additional rate reductions of up to 7% beyond the maximum reductions established under the FCC's initial benchmark regulations. Certain systems which meet the revised, lower benchmark rates have not been required to reduce their regulated rates by the full 17%, pending completion of additional cost studies by the FCC, and rate regulations have been relaxed for systems owned by small operators.

    On February 22, 1994, the FCC also adopted interim "cost-of-service" rules governing attempts by cable operators to justify higher than benchmark rates based on unusually high costs. The FCC stated that under its interim cost-of-service rules, a cable operator may recover through rates for regulated cable services its normal operating expenses plus an interim rate of return equal to 11.25%, which rate may be subject to change in the future. However, the FCC has presumptively excluded from the rate base acquisition costs above the book value of tangible assets and of allowable intangible assets at the time of acquisition, has declined to prescribe depreciation rates and has suggested that the rules will have limited application. The FCC also adopted rules governing transactions between cost-of-service regulated cable operators and their affiliates.

    The FCC's rate regulations permit cable operators to adjust rates to account for inflation and increases in certain external costs, including increases in programming costs to the extent such increases exceed the rate of inflation. However, a cable operator may pass through increases in the cost of programming services affiliated with such cable operator to the extent such costs exceed the rate of inflation only if the price charged by the programmer to the affiliated cable operator reflects prevailing prices offered in the marketplace by the programmer to unaffiliated third parties or the fair market value of the programming.

    The FCC's rate regulations also provide a mechanism for adjusting rates when regulated tiers are affected by channel additions or deletions. Cable operators adding or deleting channels on a regulated tier will adjust the rate for that tier based on the number of channels offered after the addition or deletion. Additional programming costs resulting from channel additions on basic service will be accorded the same external treatment as other program cost increases, and cable operators presently are permitted to recover a mark-up on such programming cost increases. In November 1994, the FCC adopted "going forward" rules which provide an alternative methodology for adding programming services to cable programming service tiers which includes a flat fee increase per added channel, with an aggregate cap on such increases plus a license fee reserve on price increases through 1996. Increases in the license fees for newly added services are included within such cap. In 1997, an additional flat fee increase will be available and the license fees for additional channels and for increases in existing channels will not be subject to the aggregate cap. These regulations for adding services are scheduled to expire on December 31, 1997. The aggregate cap and flat fee mark-up elements of these regulations may adversely affect higher-cost programming services, including the regional sports networks in which the Liberty Media Group has an ownership interest, while expanding the carriage of programming services with lower license fees, including programming services in which the Liberty Media Group has an ownership interest.

    The FCC recently adopted rules that permit channels of new programming services to be added to cable systems in a separate new product tier which the FCC has determined will not be rate regulated at this time.

    The complexity of and numerous revisions to the FCC's rate regulations have impaired the willingness and ability of cable operators to add programming services and to invest in additional cable plant to expand channel capacity. Consequently, the cumulative impact of the FCC's rate regulation is likely to continue to have an adverse impact on the Liberty Media Group's programming interests.

    Regulation of Carriage of Broadcast Stations. The 1992 Cable Act granted broadcasters a choice of "must carry" rights or "retransmission consent" rights. The 1992 Cable Act imposes obligations to carry "local" broadcast stations should such stations choose a "must carry" right as distinguished from the "retransmission consent" right. The rules adopted by the FCC provide for mandatory carriage by cable systems after September 1, 1993, of all local full-power commercial television broadcast signals (up to one-third of all channels), and, depending on a cable system's channel capacity, at least one non-commercial television broadcast signal. In July 1993, the FCC ruled that stations predominatly used for the transmission of sales presentations or program-length commercials operate in the public interest and are entitled to "must carry" status. A petition for reconsideration of the FCC's ruling currently is pending before the FCC, which petition has been opposed by HSN Alternatively, after October 6, 1993, commercial broadcasters have the right to deny such carriage unless they grant retransmission consent. HSN's full-time broadcast affiliates have all requested "must carry" status in lieu of a retransmission fee.

    Although other "must carry" regulations previously adopted by the FCC had been held unconstitutional by federal appellate courts on two prior occasions and the Supreme Court declined review, the "must carry" provisions of the 1992 Cable Act were upheld by a three-judge panel of the United States District Court for the District of Columbia in Turner Broadcasting System, Inc. v. FCC on April
                                ---------------------------------------
8, 1993. However, on June 27, 1994, the Supreme Court vacated the District Court's decision upholding the law as constitutional because genuine issues of material fact remain unresolved. The "must-carry" and "retransmission consent" statutory provisions and regulations remain in effect pending the outcome of the ongoing proceedings before the District Court. Such statutorily mandated expansion of carriage of broadcast stations coupled with the provisions of the 1984 Cable Act, which require cable television systems with 36 or more "activated" channels to reserve a percentage of such channels for commercial use by unaffiliated third parties and permit franchise authorities to require the cable operator to provide channel capacity, equipment and facilities for public, educational and governmental access, could adversely affect some or substantially all of the programming services in which the Liberty Media Group holds an interest by decreasing the carriage of such services in cable systems with limited channel capacity. However, as a result of "must carry", HSN has experienced increased cable distribution of its programming due to an increase in the number of cable systems that carry HSN programming.

    Ownership Regulations. The 1992 Cable Act required the FCC to, among other things, (1) prescribe rules and regulations establishing reasonable limits on the number of channels on a cable system that will be allowed to carry programming in which the owner of such cable system has an attributable interest and (2) consider the necessity and appropriateness of imposing limitations on the degree to which multichannel video programming distributors (including cable operators) may engage in the creation or production of video programming.

    The FCC adopted regulations in 1993 limiting carriage by a cable operator of national programming services in which the operator holds an attributable interest (generally attributable for these purposes if its voting ownership interest therein is 5% or greater or if there are any common officers or directors) to 40% of the first 75 activated channels on each of the operator's systems. The rules provide for the use of two additional channels or a 45% limit, whichever is greater, provided that the additional channels carry minority-controlled programming services. The regulations also grandfather existing carriage arrangements which exceed the channel limits, but require new channel capacity to be devoted to unaffiliated programming services until the system achieves compliance with the regulations. Channels beyond the first 75 activated channels are not subject to such limitations, and the rules do not apply to local or regional programming services. These rules may limit carriage of the Liberty Media Group's programming services on certain systems of cable operators affiliated with the Liberty Media Group. In the same rulemaking, the FCC concluded that additional restrictions on the ability of multichannel distributors to engage in the creation or production of video programming presently are unwarranted.

    Numerous petitions have been filed with the FCC seeking reconsideration of various aspects of the regulations implementing the 1992 Cable Act. Petitions for judicial review of regulations adopted by the FCC, as well as other court challenges to the 1992 Cable Act and the

FCC's regulations, also remain pending. The Liberty Media Group is uncertain how the courts and/or FCC ultimately will rule or whether such rulings will materially change any existing rules or statutory requirements. Further, virtually all are subject to revision at the discretion of the appropriate governmental authority.

    Proposed Changes in Regulation. The regulation of cable television systems at the federal, state and local levels is subject to the political process and has been in constant flux over the past decade. This process continues in the context of legislative proposals for new laws and the adoption or deletion of administrative regulations and policies. Further material changes in the law and regulatory requirements must be anticipated and there can be no assurance that the Liberty Media Group's business will not be affected adversely by future legislation, new regulation or deregulation.

    Satellites and Uplink. In general, authorization from the FCC must be obtained for the construction and operation of a communications satellite. The FCC authorizes utilization of satellite orbital slots assigned to the United States by the World Administrative Radio Conference. Such slots are finite in number, thus limiting the number of carriers that can provide satellite transponders and the number of transponders available for transmission of programming services. At present, however, there are numerous competing satellite service providers that make transponders available for video services to the cable industry. Certain satellites are more valuable than others to cable television programmers based on whether a particular satellite is used by other programmers of popular cable services. Factors that may affect the Programming Companies' ability to meet their transponder needs in the future include increases in the number of prospective users of available transponder space, the uncertain status of future satellite launches by the United States space shuttle program, by private entities in the United States and by private and governmental entities in other countries. Under current policy, the Galaxy V, Spacenet 2, SatCom C-1 and SatCom C-3 service providers are not subject to the market exit provisions of Section 214 of the Communications Act of 1934, as amended (the "Communications Act"), and may therefore cease providing communications services to customers on short notice, provided that such action is just, reasonable and non-discriminatory, and subject to any additional rights or remedies to which the customer and the carrier may have agreed. The Liberty Media Group has no reason to believe that such service providers have any intention to cease providing transmission services via their respective satellite systems.

    The FCC also grants licenses to construct and operate satellite uplink facilities which transmit signals to satellites. These licenses are generally issued without a hearing if suitable frequencies are available. A number of the Programming Companies have been granted licenses for construction and operation of C-Band and/or Ku-Band satellite uplink facilities.

    Financial Interest and Syndication. The FCC's "financial interest and syndication" rules limit the ability of the three major broadcast networks to distribute network programs through syndication to broadcast stations. The major broadcast networks have not been restricted from distributing network programs to cable or satellite programmers, such as the Programming Companies. However, under the original rules, network programming has been available to non-network broadcast television stations only through syndicators in which the three major networks have no financial interest. At the same time, networks have been prohibited from purchasing syndication rights or obtaining financial interests in programs obtained from outside (non-network) producers. In response to the decision of the United States Court of Appeals for the Seventh Circuit in Schurz
                                                                          ------
Communications, Inc. v. FCC, the FCC released modified financial interest and
- ---------------------------
syndication rules in 1993. Although the FCC relaxed the financial interest and syndication rules in many respects, under the modified rules the three major networks are prohibited from: (a) actively syndicating any prime-time entertainment or first-run non-network programming to television stations in the United States; (b) acquiring financial interests or domestic syndication rights in any first-run non-network program or series distributed in the United States unless that program or series was produced solely "in-house" by the network; and
(c) warehousing programming by withholding it from the syndication market beyond certain defined periods. However, these rules are scheduled to expire in November 1995, and the FCC has initiated a proceeding to consider accelerating their expiration.

    Elimination or further modification of these restrictions could permit a myriad of broadcast station/network production/exhibition arrangements that now only cable operators and the major broadcast networks (to the extent of distributing to cable and satellite programmers) are permitted to undertake, further increasing competition to the Programming Companies in the acquisition and sale of programming. The grant of expanded syndication powers to the three major networks could lessen the attractiveness and/or availability of the major networks' programming to cable system operators and programmers because they would have to compete directly for such programming with broadcast stations and could be less likely to secure cable/broadcast network exclusive distribution and other arrangements.



Electronic Retailing Services

    The Liberty Media Group currently provides electronic retailing services through a subsidiary, HSN and through an equity affiliate, QVC.

HSN

    As of March 31, 1995, the Liberty Media Group owned 41.5% of the common stock of HSN, which represents 80.4% voting control (as a result of multiple voting rights associated with HSN Class B Common Stock held by the Liberty Media Group). The primary business and principal source of revenue of HSN is electronic retail sales of merchandise by Home Shopping Club, Inc. ("HSC"), a wholly owned subsidiary of HSN. HSC sells a variety of consumer goods and services by means of HSC's live, customer-interactive retail sales programs which are transmitted twenty-four hours a day, seven days a week, via satellite to cable television systems, affiliated broadcast television stations and HSD's. HSC produces three separate retail sales programming networks, HSN 1, HSN 2 and HSN Spree. HSN 1 is carried by cable television throughout the country and is the original HSC programming network. HSN 2 is carried by broadcast television stations pursuant to affiliation agreements with HSC. HSN 2 is also carried by cable television systems which primarily retransmit the broadcast television signals of one of the independent broadcast television stations carrying HSN 2. HSN Spree programming is available in one hour segments twenty-four hours per day which allows broadcast and cable affiliates to distribute HSN Spree in available daytime, evening or overnight time slots that would not otherwise produce revenue. HSN has announced that during the second and third quarters of 1995 HSN 1 and 2 will be combined into one network and HSN Spree will be expanded. As of March 31, 1995, HSC programming could be received by approximately 63.7 million homes, including broadcast television households and cable television subscribers.

    HSC's product offerings include: jewelry; hardgoods (such as consumer electronics, housewares and toys); softgoods (primarily clothing); cosmetics; and other product categories which include collectibles and consumables. For calendar 1994, jewelry, hardgoods, softgoods, cosmetics and other categories accounted for approximately 41%, 34%, 14%, 10% and 1% respectively, of HSC's sales. HSC principally purchases merchandise made to its specifications and also purchases inventories from retailers. The mix of products and source of such merchandise depends upon a variety of factors including price and availability. HSC has no long-term commitments with any of its vendors, and, historically, there have been various sources of supply available for each category of merchandise sold by HSC.

    As part of HSC's customer service policy, HSC maintains a return policy under which a customer may, generally within thirty days, return for any reason any item purchased from HSC, except certain special sales items, for a full refund of the purchase price, including the original shipping and handling charges.

    Transmission and Programming. HSC produces retail sales programs in its studios located in St. Petersburg, Florida. These programs are distributed to cable television systems, broadcast television stations and HSD's by means of HSN's satellite uplink facilities to satellite transponders leased by HSN which retransmit the signals received from HSN. Any cable television system, broadcast television station or HSD owner in the United States and the Caribbean Islands equipped with standard satellite receiving facilities is capable of receiving HSC programming.

    HSN has lease agreements securing full time use of three transponders on three domestic communications satellites, Satcom C-3, Satcom C-4 and Galaxy VII. The two Satcom transponders are located on a domestic communications satellite owned by GE American Communications, Inc. ("GE") and the Galaxy VII transponder is located on a domestic communications satellite owned by Hughes Communications Galaxy, Inc. ("Hughes"). Each of the lease agreements which relate to Satcom C-4 used by HSN 1, Satcom C-3 used by HSN 2 and Galaxy VII used by HSN Spree grant HSN "protected" rights. The Galaxy VII transponder may, however, be preempted by Hughes in order to satisfy Hughes' obligations to provide the transponder to another lessee on the satellite in the event that the other lessee cannot be restored to service through the use of spare or reserve transponders (the "Special Termination Right").

    The terms of the Satcom C-3 and Satcom C-4 contracts are for the life of the satellites, which are projected by GE to be through 2004. Galaxy VII was launched in October 1993. The term of the Galaxy VII lease is through December 31, 2006, subject to earlier implementation of the Special Termination Right. HSN's access to three transponders pursuant to long-term agreements would enable HSC to continue transmission of its two primary programming services, HSN 1 and HSN 2, should any one of the satellites fail. Although HSN believes it is taking every reasonable measure to ensure its continued satellite transmission capability, there can be no assurance that termination or interruption of satellite transmission will not occur. Such a termination or interruption of service by one or more of these satellites could have a material adverse effect on the operation and financial condition of HSN. The availability of replacement satellites and transponder time beyond current leases is dependent on a number of factors over which HSN has no control, including competition among prospective users of available transponders and the availability of satellite launching facilities for replacement satellites.


    Affiliation with Cable Systems. HSC enters into affiliation agreements with cable system operators to carry "HSN1", "HSN 2", "HSN Spree" or any combination of the programming. HSC's standard affiliation agreement provides that the cable operator generally will receive a commission of 5% of the net sales of merchandise sold to customers located within the cable operator's franchise area (from both cable and non-cable households). In addition, HSC also purchases advertising time from affiliated operators and in certain markets pays additional commissions for sales above a specified minimum amount. Although there is some variation among affiliation agreements with cable operators, the current standard affiliation agreement provides for an initial term of five years which is automatically renewable for subsequent one year terms. During the past year, due to the possibility of "must carry" regulations being found unconstitutional, HSN embarked on an aggressive campaign to bring the "must carry" households under contract by volunteering to pay commissions to cable operators required to transmit HSN 2. See "--Federal Regulation--Programming Companies" above. As an additional contract incentive, HSN offered to make payments of cable distribution fees, primarily consisting of up-front payments, based on the number of subscribers committed to the contract by the cable operator. In exchange for these payments, HSN required significant long term commitments of up to fifteen years, with an average term of ten years, for the current programming carriage and additional carriage of HSC's HSN 1 programming. Due to HSN's success in obtaining long term carriage commitments, in the event "must carry" is ruled unconstitutional, HSN does not believe the ruling will have a material adverse effect on HSN or result in a significant loss in carriage. Affiliation agreements were entered into during the year with SSI.

    Affiliation Agreements with Broadcast Television Stations. In July 1986, HSN initiated a program to broaden the viewership of HSC's programming services by acquiring broadcast television stations in principal television markets through Silver King Communications, Inc. ("SKC"). On December 28, 1992, HSN distributed the capital stock of SKC to HSN shareholders, in the form of a pro rata stock dividend. Each SKC station has an affiliation agreement with HSC to carry HSC's programming through December 28, 1997 that is automatically renewable at SKC's option for a five-year term, unless written notice is given at least 18 months prior to the expiration date. HSC pays an affiliation fee to SKC based on hourly rates and, upon reaching certain sales levels, commissions on net sales. Certain of the SKC stations have realized additional commissions during the year, and those stations, and possibly others, are expected to continue to receive additional commissions during subsequent years of their affiliation agreements if "must carry" survives legal challenge. See "--Effect on HSN of the 1992 Cable Act" below. SKC owns 12 full power UHF television stations which serve 8 of the 12 largest metropolitan television markets in the U.S. SKC also owns 21 low power television ("LPTV") stations that broadcast HSC's programming services. LPTV stations have lower power transmitters than conventional television stations, and therefore, the broadcast signal of an LPTV station does not cover as broad a geographical area as conventional broadcast stations.

    In addition to affiliation agreements with the SKC broadcast television and LPTV stations, HSC has entered into affiliation agreements with other broadcast television stations and LPTV stations to carry either HSN 2 or HSN Spree for a predetermined number of hours per day. The broadcast station affiliation agreements may generally be terminated upon proper notice and specify the payment of fixed fees for the carriage of HSC programming.

    As of December 31, 1994, HSC had entered into either full or part-time affiliation agreements with 35 broadcast television stations to carry HSN 2 (including broadcast television stations owned by SKC), 71 television stations to carry HSN Spree and 54 LPTV stations to carry HSN 2 or HSN Spree.

    Distribution, Data Processing and Telecommunications. HSN's fulfillment subsidiaries ship merchandise purchased by customers from warehouses located in St. Petersburg, Florida; Salem, Virginia; Waterloo, Iowa; and Reno, Nevada. Substantially all inventory resides at

HSN's four fulfillment centers prior to being offered for sale. Merchandise typically is delivered to customers within 7 to 10 days of placing an order with HSC. HSN currently operates several Unisys main frame computers and has extensive proprietary data processing and order processing systems which facilitate the timely delivery of merchandise to customers. HSN's computerized systems track purchase orders, inventory, customer orders, shipping records and customer payments.

    To facilitate merchandise orders by its customers, HSC installed a state-of-the-art fiber optic telephone system and switching complex which was developed for HSN. HSC also utilizes a computerized voice response phone answering system (the "VRU System") capable of handling incoming sales calls. The VRU System provides callers with the option to place their order by means of touch tone input or to be transferred, in the case of new members or if the customer requires personal service, to an operator.

    Effect on HSN of the 1992 Cable Act. The "must carry" provisions of the 1992 Cable Act, discussed in "Federal Regulations-Programming Companies" above, mandate that cable systems carry the signals of local commercial television stations or, at the station's option, that cable systems and television stations negotiate a fee to be paid by cable systems for the retransmission by such cable systems of the local television station's broadcast signal. HSC's full-time broadcast affiliates have all requested "must carry" status in lieu of a retransmission fee.



    In November 1994 the FCC issued, pursuant to the 1992 Cable Act, "going forward" rules regarding the fees cable operators can impose upon subscribers for new programming, discussed in "--Federal Regulations--Programming Companies" above. The going forward rules provide that cable operators can increase the charges to subscribers due to increases in external programming costs. The cable operator must offset these increases by revenues it receives from all sources other than advertising. Because HSN provides revenue to the cable operator through commissions on merchandise sales, this ruling may have an adverse effect on HSN's ability to seek and maintain new cable carriage. HSN has filed a Petition for Reconsideration asking that such commission revenues be excluded from the cable operator's external cost adjustment.

    In September 1993, the FCC adopted a Notice of Inquiry initiating a proceeding to evaluate the commercial programming practices of broadcast television stations (including stations with shop at home formats) and seeking comment on whether the public interest would be served by establishing limits on the amount of commercial matter broadcast by television stations. The FCC has received comments and reply comments. Although the FCC is only seeking comments at this time and has not made any proposals to limit the amount of commercialization on television stations, there can be no assurance whether or when such proposals will be forthcoming, what the nature of such proposals might be, whether they will be implemented, and thus what impact, if implemented, they would have on HSN.

    Competition-HSN. HSN operates in a highly competitive environment. It is in direct competition with businesses which are engaged in retail merchandising and competes most intensely with other electronic retailers, direct marketing retailers such as mail order companies, companies that sell from catalogs, and other discount volume retail outlets and companies that market through computer technology. HSN also competes for access to its customers with broadcasters and alternative forms of entertainment and information, such as programming for network and independent broadcast television stations, basic and pay cable television services, satellite master antenna systems, HSD's and home entertainment centers. In particular, the price and availability of programming for cable television systems affects the availability of these channels for HSN's programs and the compensation which must be paid to the cable operators for carriage of HSC programming. In addition, HSN believes that due to a number of factors, including the development by cable operators of alternative sources of cable operator owned programming, the competition for channel capacity has substantially increased. With the advent of new compression technologies on the horizon, this competition for channel capacity may substantially decrease, although additional competitors may have the opportunity to enter the marketplace. No predictions can be made with respect to the viability of these technologies or the extent to which they will ultimately affect the availability of channel capacity.

    HSN was the first specialty retailer to market merchandise by means of live, nationally televised sales programs. There are other companies, some having an affiliation or common ownership with cable operators, that now market merchandise by means of live television. A number of other entities are engaged in direct retail sales businesses which utilize television in some form and which target the same markets in which HSN operates. Some of HSN's competitors are larger and more diversified than HSN, or are affiliated with cable operators which have a substantial number of subscribers. HSN cannot predict the degree of success with which it will meet competition in the future.

    In addition to the above factors, HSN's affiliation with broadcast television stations creates another set of competitive conditions. These stations compete for television viewers primarily within the local markets. HSN's affiliated broadcast television stations are located in highly competitive markets and compete against both VHF and UHF stations. Due to technical factors, a UHF television generally requires greater power and a higher antenna to secure substantially the same geographical coverage as a VHF television station. Under present FCC regulations, additional UHF commercial television broadcasting stations may be licensed except in thirty designated markets, including most of the largest cities, under an FCC decision precluding additional applications. HSN cannot quantify the competitive effect of the foregoing or any other sources of video programming on any of HSN's affiliated television stations, nor can it predict whether such competition will have a material adverse effect on its operations.

    In summary, HSN operates in a highly competitive environment in which, among other things, technological change, changes in distribution patterns, media innovations, data processing improvements and new entrants make the competitive position of both HSN and its competitors extremely difficult to predict.

QVC

    The Liberty Media Group owns a 42.6% interest in QVC. The remaining 57.4% of QVC is owned by Comcast, which manages the day-to-day operations of QVC. The Liberty Media Group and Comcast have pledged their shares of QVC as security for QVC's borrowings under a credit facility.

    QVC markets and sells a wide variety of consumer products and services primarily by means of its televised shopping programs, known as "QVC" and "Q2". QVC commenced business in 1986. As of March 31, 1995, QVC's programs were being transmitted by cable television systems on a full-time basis to approximately 42.6 million subscribers and on a part-time basis to approximately
3.1 million subscribers. Cable television system operators that have entered into affiliation agreements with QVC carry its programming as part of their basic service and pursuant to such agreements receive from QVC 5% of net sales of merchandise sold to customers located in the cable operator's service area. QVC is also a joint venturer in the operation of Mexican and British televised shopping programs. QVC faces most of the same competitive factors that HSN does, described above under "--Competition-HSN".

Other Assets

Transmission of TBS SuperStation ("WTBS")

    Southern Satellite Systems, Inc. ("Southern") and Southern's wholly owned subsidiary, Royal Communications, Inc. ("Royal"), transmit the signal of WTBS, a 24-hour independent UHF television station originated by TBS, from the uplinking facilities of LMC SatCom, Inc. ("LMC SatCom"), a wholly owned subsidiary of Southern, in and near Atlanta, Georgia, to a protected transponder on the Galaxy V Satellite. Southern leases such transponder from TBS pursuant to a sublease that expires in the year 2000. Southern makes the WTBS signal available to cable television system operators and operators of other non-broadcast distribution media who receive the signal on their earth stations and offer the service to their subscribers. Southern also makes the WTBS signal available to

HSD owners through program packagers. A substantial portion of Southern's consolidated revenue for calendar year 1994 was derived from the HSD market. No payment to TBS is required for the transmission by Southern of the WTBS signal. See "--Federal Regulation-Southern" below. At March 31, 1995, Southern (and Royal) transmitted WTBS for reception by an estimated 60.5 million homes throughout the United States, Puerto Rico, the U.S. Virgin Islands and Canada. Cable and other operators pay Southern a per-subscriber fee for this service, generally pursuant to written affiliation agreements, the expiration dates of which range from 1995 to 2004. Cable television system operators serving approximately 31% of the U.S. cable subscribers to whom the WTBS service from Southern was made available at December 31, 1994, are served either on a non-contract basis or pursuant to affiliation agreements which expire in the next five years. Approximately 24% of the U.S. cable subscribers to whom WTBS was made available December 31, 1994 received the service pursuant to an affiliation agreement between Southern and SSI which expires in 2001. Royal began distribution in Canada of the WTBS signal in 1991. Approximately 962,000 homes in Canada were receiving the service as of March 31, 1995. Canadian agreements expire between 1995 and 1997. Southern provides the WTBS signal to the Canadian HSD market for a per-subscriber fee pursuant to program packager agreements, most of which terminate between 1995 and 1998. Southern also has an agreement with Primestar, in which TCIC has an interest, and DirecTV. Primestar and DirecTV are medium-power and high power, respectively, DBS distributors.


    Competition-Southern. Although Southern is currently the sole satellite carrier of WTBS, other independent television stations are transmitted by other carriers. Southern does not have an agreement with TBS with respect to the retransmission of the WTBS signal and there are no specific statutory or regulatory restrictions that would prevent any satellite carrier from transmitting the WTBS signal so long as the carrier meets the passive carrier requirements of the Copyright Revision Act of 1976, as amended (the "Copyright Act"), and any applicable requirements of the Communications Act or, if the carrier serves HSD owners, so long as the carrier meets the requirements of the Satellite Home Viewer Act of 1988 (the "SHV Act"). Further, Southern has no control over the programming on such stations. TBS produces and distributes other cable programming services, including "TNT", a basic cable entertainment service, and TBS has and may be expected to continue to give priority to the programming needs of such services in allocating programming owned by it or to which it has national distribution rights. Southern's business could be adversely affected by any change in the type, mix or quality of the programming on WTBS that results in the service being less desirable to cable operators and their subscribers. TBS derives significant revenues from the sale of advertising time on WTBS, however, and the Liberty Media Group therefore believes that TBS has an economic incentive to maintain the audience appeal of WTBS's programming.


    Federal Regulation-Southern. Southern is subject to a number of FCC and Copyright Act regulations. In addition to the copyright and licensing requirements summarized below, Southern is subject to the Regulation of Program Licensing adopted by the FCC under the 1992 Cable Act as summarized above in the discussion under "--Federal Regulation--Programming Companies".

    Copyright Regulations. The Copyright Act provides cable television operators
    ---------------------
with a compulsory copyright license for retransmission of broadcast television programming without having to negotiate program rights with the stations or individual copyright owners. However, see "--Regulation of Carriage of Broadcast Stations" above regarding the imposition of retransmission consent for broadcast stations. Therefore, cable systems that carry distant broadcast signals, such as WTBS, must pay royalty fees to the Register of Copyrights, the amount of which is based upon a formula utilizing the amount of the system's semi-annual gross receipts and the number and type of distant signals carried by the system. Any increases in the required fees could adversely affect the competitive position of WTBS and therefore, Southern. The Copyright Act empowers the Copyright Office to review periodically and adjust copyright royalty rates based on inflation and/or petitions for adjustments due to modifications of FCC rules. Further, the FCC has recommended to Congress the abolition of the compulsory license for cable television carriage of broadcast signals, a proposal that has received substantial support from members of Congress. If the compulsory license is abolished, a cable operator would not be permitted to receive WTBS unless such cable operator reached a licensing agreement with the copyright owners or licensees of the programming contained on the WTBS signal being retransmitted.

    Southern is not permitted to provide the WTBS signal to HSD owners under the separate compulsory license extended to cable systems. Under regulations adopted by the Copyright Office, satellite carriers such as Southern are not "cable systems" within the meaning of the Copyright Act. In 1994 the United States Court of Appeals for the Eleventh Circuit upheld such regulations in an action challenging their validity brought by Southern and other satellite carriers, and the Supreme Court declined to review that decision. Instead, Southern markets the WTBS signal through program packagers to HSD owners. Pursuant to the SHV Act, Congress granted a compulsory copyright license to satellite carriers retransmitting the broadcast signals of "superstations", such as WTBS, and network stations to the public for private home viewing. In 1994, Congress extended this license until December 31, 1999. Pursuant to the provisions of the SHV Act, on May 1, 1992 the Copyright Royalty Tribunal ("CRT") adopted an increase in the compulsory license fees for the HSD market effective January 1, 1993, which Congress has extended through July 1, 1997, thus increasing Southern's copyright payment by 17%. New fees after July 1, 1997, will be determined either through negotiations with the copyright owners of the signals being carried or, if no agreement can be reached, by an arbitration panel conducted under the auspices of the Copyright Office. If the license granted under the SHV Act is not further extended, satellite carriers will be required to negotiate private licenses for the retransmission of copyrighted material to HSD owners after 1999.

    Syndicated Exclusivity.  The FCC's syndicated exclusivity rules, which
    ----------------------
became effective January 1, 1990, require cable systems with more than 1,000 subscribers to delete programming from distant broadcast signals if exclusive local broadcast rights to such programming have been purchased by a television station which broadcasts in the locale of the cable system and such station requests the cable system to "black out" such programming. These rules could lead to cable operators dropping distant broadcast signals from their systems because of the administrative difficulty of providing for the blackout and because the service may be less attractive to subscribers if a material portion of its programming were blacked out. Although such rules could therefore result in additional channels becoming available for certain of the Programming Companies' services, they could have an adverse effect on Southern's business if WTBS were to carry a material amount of programming subject to deletion. TBS has stated that it is programming WTBS to avoid blackouts and that, because it has a reasonable basis for believing that deletions of its programming will not be required, it is offering, as permitted by the FCC, to indemnify cable operators that carry WTBS in order to ensure that its programming is not blacked out. However, Southern cannot control TBS's programming decisions with respect to WTBS.


    FCC Licensing. Satellite carriers, including carriers like Southern that
    -------------
lease transponders from others rather than owning a satellite, may provide their services as a private carrier and/or as a common carrier. Common carriers are required, pursuant to the Communications Act, to provide services on terms and conditions that are just, reasonable and non-discriminatory. The FCC does not set the rates charged by non-dominant common carriers. However, the United States Court of Appeals for the District of Columbia Circuit has invalidated the FCC's permissive de-tariffing rules for non-dominant common carriers in
AT&T Co. v. FCC and its streamlined range rate tariff filing rules for such
- ---------------
carriers in Southwestern Bell Corp. v. FCC. Consequently, even non-dominant
            ------------------------------
carriers are required to file tariffs pursuant to the FCC's rules. Private carriers are subject to a lesser degree of regulation by the FCC. The Copyright Act exempts any carrier from liability for copyright infringement in delivering television broadcast signals to cable television systems if it meets the passive carrier requirements of the Copyright Act.

Netlink USA

    Netlink markets and distributes programming to the U.S. HSD subscriber market. As of March 31, 1995, approximately 410,000 HSD owners subscribed to programming through Netlink. Netlink acquires rights from programmers to market various satellite-transmitted programming, including services such as ESPN, CNN, HBO, WTBS (which it purchases from Southern) and the Discovery Channel, to HSD owners. Netlink offers HSD owners various packages of programming for monthly, quarterly or annual subscription periods. Once a subscriber has ordered service by telephone or through an HSD retailer, Netlink transmits an authorization code to the customer's descrambler, allowing customers to receive the programming. Since 1993, Netlink has also offered pay-per-view services with over one million sales to date.

    In addition, Netlink uplinks and sells the signals of nine broadcast television stations to other HSD packagers and marketers in the U.S. and, through Netlink International, in Canada. As of March 31, 1995, approximately 500,000 HSD households subscribed to one or more of such stations through HSD packages offered by Netlink and other HSD packaging and marketing companies. The other HSD packaging and marketing companies pay Netlink a fee for the right to distribute these services to their customers.

    Netlink markets its HSD services primarily through satellite equipment dealers and distributors. During 1994, approximately 50% of Netlink's new subscribers were generated through satellite equipment dealers. During 1994, Netlink paid commissions to more than 2,000 dealers. New subscribers are also generated as a result of advertising in publications targeted at HSD owners, telemarketing and direct mail. Approximately 96% of Netlink's HSD customers with subscription packages which expired in 1994 renewed their subscriptions with Netlink.

    Competition - Netlink. Netlink competes with several large HSD program packagers, some of which are affiliated with well-known, large programmers and cable television system operators. Because a significant portion of Netlink's sales are generated through HSD dealers, Netlink also competes for dealer relationships on the basis of commission rates and quality of service offered to the dealer and its customers. In addition, the HSD market faces competition from cable television as well as emerging technologies such as DBS services, which were launched in 1994. DBS uses higher power Ku-Band frequencies that can be received by significantly smaller, and possibly less expensive, hardware than HSDs that receive C-Band frequencies. Because of the smaller dish size, DBS may be more widely accepted than HSD systems in urban markets.

    Although the Liberty Media Group is unable to predict the effects of DBS competition, the Liberty Media Group believes that for the foreseeable future more programming will be available for the HSD market than DBS because programming for cable television systems is transmitted on C-Band frequencies. While HSD C-Band dishes can be equipped to receive Ku-Band frequencies, small DBS dishes cannot reliably receive C-Band frequencies. Given the initial investment costs of an HSD system, the Liberty Media Group believes that a significant portion of current HSD owners will continue to use HSD services rather than invest in a DBS system.

    Netlink leases nine satellite transponders on an "unprotected" or "transponder unprotected" basis on two separate communications satellites. Netlink has "seniority status" on such satellite transponders which results in Netlink having favorable ranking should transponders be required to restore a "protected" service.

    In uplinking and selling the signals of broadcast television stations in the United States, Netlink is subject to the FCC regulations and Copyright Act provisions described above under "--Federal Regulation-Southern". Netlink may only distribute the signals of network broadcast stations to "unserved households" which are outside the Grade B contours of a primary station affiliated with such network.

Silver King Communications, Inc.

    SKC owns and operates 12 independent full power UHF television stations, including one television satellite station (the "Stations") which affiliate with and primarily broadcast HSC. See "--Electronic Retailing Services" above. The Stations serve eight of the 12 largest metropolitan television markets in the U.S. As of December 31, 1994, the Stations reached approximately 28 million households, which is one of the largest audience reaches of any owned and operated independent television broadcast group in the U.S. In addition to the HSC programming, the Stations broadcast advertising inserts, issue-responsive programming, children's programming, ethnic, information and/or religious programming and public service announcements. As of December 31, 1994, SKC also owned 21 LPTV stations that broadcast HSC retail sales programming, held options to purchase 5 additional LPTV stations and held construction permits for 2 additional LPTV stations.

    On February 11, 1993, the Liberty Media Group entered into an Option Agreement with RMS Limited Partnership ("RMS") pursuant to which the Liberty Media Group had the right to purchase at $1.00 per share 2,000,000 shares of the Class B Common Stock of SKC. On September 23, 1994, the Liberty Media Group and RMS entered into an Amendment to the Option Agreement which, among other things, extended the exercise period of the option to February 11, 1999, and increases the exercise price by $0.25 each year with the final exercise price from February 12, 1998 to February 11, 1999 being $2.25. The current Option exercise price is $1.50. Upon exercise of the Option, the Liberty Media Group would control SKC by virtue of the voting power of the SKC Class B Stock.

    It is a condition to the exercise of the Option that the Liberty Media Group or its assignee receive all necessary FCC and other approvals prior to the exercise. As of the date hereof, the Liberty Media Group has not filed any application for the consent of the FCC to any such transfer. Under present FCC rules it is unlikely that the Liberty Media Group will be able to obtain the consent of the FCC with respect to the exercise of its options because of the Company's ownership of certain cable television assets. However, FCC rules and regulations do permit certain types of noncontrolling direct and indirect interests in SKC to be held by the Liberty Media Group. If the Liberty Media Group is unable to obtain consent to exercise the option, the Liberty Media Group may assign the option to a third party.

 MacNeil/Lehrer Productions

    In January 1995, the Liberty Media Group acquired a 66 2/3% general partnership interest in MacNeil/Lehrer Productions ("MLP"). MLP is the primary producer of the "MacNeil/Lehrer News Hour" on PBS and a producer of other high-quality documentary and public affairs programming. Liberty is attempting to increase the level of production at MLP by finding new markets for MLP documentary and public affairs programming. These markets may include cable, as well as broadcast networks, on line services and CD-ROM applications.

 Americana Television Productions

    Americana Television Productions ("ATP") is a new production company formed in February 1995 to produce and distribute television shows for the cable, satellite and broadcast markets, as well as home video and audio product. ATP's video library was originally developed for the Americana Television Network, which ceased operations in December 1994, and includes nearly 600 hours of original programming highlighting traditional music, people and crafts which are uniquely American.

Environmental Matters

    Compliance with Federal, state and local provisions which have been enacted or adopted regulating the discharge of material into the environment or otherwise relating to the protection of the environment has had no material effect upon the capital expenditures, results of operations or competitive position of the Liberty Media Group.

Employees

    At December 31, 1994, consolidated entities included in the Liberty Media Group had approximately 6,237 employees. Of these employees, 15 were located in its corporate headquarters, 4,951 were employed by HSN, and the balance were located at the Liberty Media Group's various other facilities in the communities in which the Liberty Media Group owns and/or operates programming interests.


Properties

    The Liberty Media Group's sports, entertainment, information and home shopping programming businesses are primarily conducted through its Liberty Sports, EMC, Southern and HSN subsidiaries. Liberty Sports owns office, production and satellite receiving and transmitting facilities in Texas, and leases office, production and transmitting facilities in certain other states in which its subsidiaries do business. EMC leases its corporate offices in Colorado and regional offices in California, Illinois, Georgia, New Jersey and Texas. Southern owns the land, building and equipment at its uplink and downlink facility in Georgia. HSN owns the premises which house its corporate headquarters, studios, administrative offices, training facilities and a shopping center facility in Florida. HSN owns warehouse and distribution facilities in Iowa and Florida and leases its warehouse and distribution facilities in Nevada and Virginia. HSN also leases retail, office and/or warehouse space in California, Colorado and

Florida for its subsidiary businesses. The facilities of consolidated entities attributed to the Liberty Media Group are, in the opinion of management, suitable and adequate by industry standards.

                     THE INCREASED AUTHORIZATION PROPOSAL

    The stockholders of the Company are being asked to consider and approve the Increased Authorization Proposal, including adoption of the proposed amendments to the Company's Charter set forth in Appendix III-B hereto. The amendments would increase the number of authorized shares of Class A Common Stock (which would be redesignated Series A TCI Group Common Stock under the Liberty Media Group Stock Proposal) from 1,100,000,000 to 1,750,000,000 and the number of authorized shares of Series Preferred Stock from 10,000,000 to 50,000,000 and to clarify that the rights, powers and preferences of any series of the Series Preferred Stock may differ in any respect from those of any other series thereof (except as limited by the rights of any outstanding class or series of preferred stock).

    As of the date of this Proxy Statement/Prospectus, there were [571,489,713] shares of the Company's Class A Common Stock outstanding, and an additional [68,520,802] shares were reserved for issuance upon the exercise or conversion of outstanding stock options and convertible securities (excluding securities of the Company held by subsidiaries of the Company). As of such date, subsidiaries of the Company held [86,030,994] shares of Class A Common Stock and securities convertible into [246,402,000] shares of Class A Common Stock. The Company is also required to reserve shares of the Company's Class A Common Stock for issuance (on a share-for-share basis) upon conversion of the Company's Class B Common Stock at the election of the holder. As of the date of this Proxy Statement/Prospectus, there were [84,864,800] shares of the Company's Class B Common Stock outstanding (excluding [4,172,629] shares held by subsidiaries of the Company). Accordingly, as of such date, the number of the Company's authorized but unissued and unreserved shares of Class A Common Stock was [38,519,064]. Approval of the Increased Authorization Proposal will (i) provide additional shares of capital stock to be available for issuance for general corporate purposes, including, but not limited to, acquisitions, stock dividends and splits and financings, (ii) provide a sufficient number of shares of Class A Common Stock for issuance upon conversion of the convertible securities held by subsidiaries of the Company referred to above and (iii) provide for the potential conversion or redemption of the Liberty Media Group Common Stock.

    The Board of Directors would be authorized to reserve and, without further approval of the stockholders, issue the additional shares of Class A Common Stock that would be authorized under the Increased Authorization Proposal or the additional shares of Series Preferred Stock that would be so authorized at such time or times, to such persons, and for such consideration as it may determine, except as may otherwise be required by applicable law, regulation or Nasdaq National Market requirement. The Nasdaq National Market, on which the Common Stock now trades, currently requires stockholder approval to the issuance of shares in certain instances, including transactions where the issuance could increase the number of outstanding shares by 20% or more. The Company's Charter authorizes the Board of Directors to issue shares of the Series Preferred Stock in one or more series and to fix and state the designations, powers, preferences, qualifications, limitations, restrictions and relative rights of the shares of each such series. The amendments to the Charter that would be effected by the Increased Authorization Proposal also contain language that would clarify that the rights, powers and preferences that the Board of Directors may establish for any series of Series Preferred Stock may differ from those of any other series thereof (except as limited by the rights of any outstanding class or series of preferred stock). The Board of Directors may determine, without any vote or action by the holders of either Class A Common Stock or Class B Common Stock, among other things, the payment and rates of dividends, if any, whether dividends are to be cumulative or noncumulative, whether the series is subject to redemption and, if so, the manner of redemption and the redemption price, the preference of any series over any other series of preferred stock or Class A Common Stock or Class B Common Stock on liquidation or dissolution of the Company, any sinking fund or other retirement provisions for the series and any conversion or exchange rights or other privilege of the holders to acquire shares of any other series of preferred stock or of Class A Common Stock or Class B Common Stock of the Company. The Board of Directors may also determine the number of shares in each series, the stated value for which the series may be issued and the voting rights of each series. The authorization and issuance of shares of a series of Series Preferred Stock will create a new series of stock with rights superior to the Class A Common Stock and Class B Common Stock of the Company outstanding as of the date of this Proxy Statement/Prospectus.

    Other than as described above, the Company has no present understanding or agreement with respect to the issuance for any purpose of any of the additional shares that will be authorized for issuance if the Increased Authorization Proposal is approved. Although the Board of Directors of the Company has no present intention of doing so, the additional shares of Class A Common Stock and Series Preferred Stock that will be authorized for issuance if the Increased Authorization Proposal is approved could be issued in one or more transactions (within limitations imposed by applicable law) that would make a takeover of the Company more difficult and, therefore, less likely, even though such a takeover might be economically beneficial to the Company and its stockholders. The Board of Directors and management of the Company have no knowledge of any person or entity that intends to seek a controlling interest in, or to takeover or make a takeover proposal with respect to, the Company.

    The affirmative vote of 66 2/3% of the outstanding shares of the Class A Common Stock, Class B Common Stock and Series C Preferred Stock, voting together as a single class, is required for approval of the Increased Authorization Proposal.

                    THE DIRECTOR STOCK OPTION PLAN PROPOSAL

    The Board of Directors believes that the Company's ability to attract and retain capable persons as independent directors will be enhanced if it can provide its nonemployee directors with stock options and that the Company will benefit from encouraging a sense of proprietorship of such persons and stimulating the active interest of such persons in the development and financial success of the Company. Accordingly, on November 16, 1994, the Board of Directors of the Company adopted the Director Stock Option Plan and directed that the Director Stock Option Plan Proposal be submitted to a vote of the stockholders of the Company at the Annual Meeting. The Director Stock Option Plan and existing automatic grants thereunder are subject to, and will become effective upon approval of, the Director Stock Option Plan Proposal by the requisite vote of the stockholders at the Annual Meeting. A copy of the Director Stock Option Plan is attached hereto as Appendix V. The following description of the Director Stock Option Plan is subject to, and qualified in its entirety by reference to, the Director Stock Option Plan.

    The Director Stock Option Plan provides for grants to be made of options ("Options") to purchase a maximum of one million shares of Class A Common Stock (which would be redesignated Series A TCI Group Common Stock under the Liberty Media Group Stock Proposal), subject to certain adjustments described below.
If the Liberty Media Group Stock Proposal is approved, there would be added to the one million shares of Series A TCI Group Common Stock reserved for issuance 250,000 shares of Series A Liberty Media Group Common Stock. See "The Liberty Media Group Stock Proposal-Adjustments Under Stock Incentive Plan and Director Stock Option Plan". Shares that are subject to Options that expire or terminate for any reason without having been exercised will return to the pool of such shares underlying Options available for grant under the Director Stock Option Plan.

    Under the Director Stock Option Plan, each of the six directors of the Company who were not employees of the Company or any subsidiary of the Company (any such director, a "Nonemployee Director") as of November 16, 1994 (the "Effective Date") has been granted, subject to stockholder approval of the Director Stock Option Plan Proposal, Options to purchase 50,000 shares of Class A Common Stock. The Director Stock Option Plan provides that each individual who becomes a Nonemployee Director after the Effective Date will automatically be granted Options to purchase 50,000 shares of Class A Common Stock (subject to adjustment as described below) on the date such person first becomes a Nonemployee Director, if the number of shares subject to future grant under the Director Stock Option Plan is sufficient to make all automatic grants required to be made pursuant to the Director Stock Option Plan on such date of grant. If the Liberty Media Group Stock Proposal is approved, future automatic grants will consist of 50,000 shares of Series A TCI Group Common Stock and 12,500 shares of Series A Liberty Media Group Common Stock. The term "subsidiary of the Company" means any corporation of which the Company directly or indirectly owns shares representing more than 50% of the voting power of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the stockholders of such corporation. Options granted pursuant to the Director Stock Option Plan will be nonqualified stock options which do not qualify under Section 422 of the Code.

    The Director Stock Option Plan provides that the exercise price of all Options will be equal to 95% of the fair market value of the Class A Common Stock on the date the Option is granted, with the price resulting from such percentage rounded down to the nearest quarter dollar. In general, fair market value is determined by reference to the last sale price for shares of the Class A Common Stock as reported on the Nasdaq Stock Market on the date of the grant. Such last sale price on the Effective Date was $23.375 per share. If the Director Stock Option Plan is approved, outstanding options that were previously granted subject to such approval will be adjusted so that each holder of such an Option will receive an additional Option covering a number of shares of Series A Liberty Media Group Common Stock equal to one-fourth of the number of shares of Class A Common Stock theretofore subject to the outstanding Option, and the outstanding Option will continue in effect as an option covering the same number of shares of Series A TCI Group Common Stock (as redesignated) that were theretofore subject to the Option. The aggregate pre-adjustment strike price of such outstanding Options will be allocated so that the strike price of the additional Options covering Series A Liberty Media Group Common Stock will be 25% of the pre-adjustment strike price and the strike price of the Options covering Series A TCI Group Common Stock will be 75% of the pre-adjustment strike price.

    Options granted under the Director Stock Option Plan will vest and become exercisable in equal instalments over a five-year period commencing on the first anniversary of the date of the grant. The method of payment of the exercise price of an Option, and of the amount required to satisfy applicable Federal, state and local withholding tax requirements as determined by the Company, may consist of cash, the surrender of shares of Class A Common Stock that have been held by the optionee for more than six months or any combination thereof, at the election of the optionee. Shares of Class A Common Stock surrendered in payment in whole or in part of the Option exercise price and applicable withholding taxes will be valued at their fair market value on the date of exercise.

    Each Option granted pursuant to the Director Stock Option Plan will terminate upon the earliest to occur of the following: (a) the expiration of ten years following the date upon which the Option is granted; (b) the expiration of one year following the date upon which the optionee ceases to be a director of the Company for any reason other than voluntary termination of director status; or (c) the expiration of three months following the date on which the optionee voluntarily ceases his status as a director.

    In the event that an optionee ceases to serve as a director of the Company for any reason other than voluntary termination of director status, each unmatured outstanding Option held by such optionee shall be accelerated. Upon the occurrence of a Change in Control, all unmatured outstanding Options will be accelerated effective as of such Change in Control. A "Change of Control" will be deemed to have occurred if any of the following events shall have occurred:
(a) there shall have occurred an event required to be reported in response to
Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement; (b) after the Effective Date any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a person that was a director of the Company on the Effective Date or any person controlled by such a director, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding voting securities; (c) the Company is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter; or (d) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (including for this purpose any new director whose election or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors.

    The Director Stock Option Plan provides that in the event of any subdivision or consolidation of outstanding shares of Class A Common Stock or declaration of a dividend payable in shares of Class A Common Stock or capital reorganization or reclassification or other transaction involving an increase or reduction in the number of outstanding shares of Class A Common Stock, the Board of Directors may adjust proportionally (i) the number of shares of Class A Common Stock reserved under the

Options; and (ii) the exercise price of such Options. In the event of any consolidation or merger of the Company with another corporation or entity or any distribution to holders of Class A Common Stock of securities or property (other than normal cash dividends or dividends payable in Class A Common Stock), the Board of Directors will make such adjustments or other provisions as it may deem equitable, including adjustments to avoid fractional shares, to give proper effect to such event. In the event of a merger, consolidation, acquisitions of property or stock, separation, reorganization or liquidation, the Board of Directors shall be authorized to issue or assume stock options by means of substitution of new options for previously issued Options or an assumption of previously issued Options, or to make provision for the acceleration of the exercisability of, or lapse of restrictions with respect to, the termination of unexercised Options in connection with such transaction.

    The obligations of the Company with respect to Options granted under the Director Stock Option Plan are subject to all applicable laws.

    All grants of Options under the Director Stock Option Plan will be automatic and will not be subject to the discretion of any person. The Director Stock Option Plan will be administered by the Company's Board of Directors, who will receive no additional compensation for such service. Members of the Board of Directors who are eligible for Options may vote on matters affecting administration of the Director Stock Option Plan.

    The Board of Directors may terminate or amend the Director Stock Option Plan at any time. However, without further stockholder approval, no amendment to the Director Stock Option Plan shall increase the number of shares subject to the Director Stock Option Plan (except as authorized by the adjustment provisions described above), change the class of persons eligible to receive Options under the Director Stock Option Plan, or otherwise materially increase the benefits accruing to participants under the Director Stock Option Plan. In addition, the Plan may not be amended without further stockholder approval to the extent such approval is otherwise required under applicable law. Termination or amendment of the Director Stock Option Plan may not adversely affect the rights of any holder of an Option without his or her consent.

    Certain Federal Income Tax Consequences. The following summary generally describes the principal Federal (but not state and local) income tax consequences of the Director Stock Option Plan. It is general in nature and is not intended to cover all tax consequences that may apply to a particular optionee or the Company. The provisions of the Code and the regulations thereunder relating to these matters are complex and their impact in any one case may depend upon the particular circumstances.

    In general, the grant of an Option will not result in taxable income to the optionee or a deduction to the Company for Federal income tax purposes. Upon exercise of an Option, the Company will be entitled, for Federal income tax purposes, to a tax deduction and the optionee will recognize ordinary income. The amount of such deduction and income generally will equal the amount by which the fair market value of the shares acquired on the date the Option is exercised exceeds the Option exercise price of the shares if the shares received on exercise are transferable and not subject to a substantial risk of forfeiture at such time. In general, the shares received on exercise of an Option will be transferable and will not be subject to a substantial risk of forfeiture. However, if the sale of shares acquired upon exercise of an Option would subject the optionee to liability under Section 16(b) of the Exchange Act, which requires certain "insiders" to pay to the Company any profits received from certain purchases and sales of equity securities of the Company, the optionee will recognize ordinary income (and the Company will be entitled to a corresponding tax deduction) equal to the amount by which the fair market value of the shares acquired exceeds the Option exercise price for the shares on the earlier of (i) the date that the optionee is no longer subject to liability under Section 16(b) of the Exchange Act or (ii) six months after the date the Option is exercised. An optionee subject to liability under Section 16(b) of the Exchange Act may, however, recognize ordinary income (and the Company will be entitled to a corresponding tax deduction) at the time the Option is exercised if the optionee makes an election under Section 83(b) of the Code.

    If an Option is exercised through the delivery of shares previously owned by the optionee, such exercise generally will not be considered a taxable disposition of the previously owned shares and thus no gain or loss will be recognized with respect to such shares upon such exercise.

    Any difference between the basis of shares acquired through the exercise of an Option (the Option exercise price plus the ordinary income recognized) and the amount realized upon a subsequent sale of such shares will be treated as a short-term or long-term capital gain or loss, depending on the length of the period such shares are held prior to sale. Currently, long-term capital gains are taxed to an individual at a maximum rate of 28% as opposed to a maximum rate of 39.6% for ordinary income.

    The affirmative vote of a majority in voting power and a majority in number of the shares of Class A Common Stock, Class B Common Stock and Series C Preferred Stock represented in person or by proxy and entitled to vote at the Annual Meeting, voting as a single class, is required for approval of the Director Stock Option Plan Proposal.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Beneficial Ownership of More than Five Percent of Voting Securities

     The following table sets forth, as of May 1, 1995, information with respect to the ownership of Class A Common Stock, Class B Common Stock, Class B Preferred Stock and Series C Preferred Stock by each person known to the Company to own beneficially more than 5% of any such class outstanding on that date. Shares issuable upon exercise or conversion of convertible securities are deemed to be outstanding for the purpose of computing the percentage of ownership and overall voting power of persons beneficially owning such convertible securities, but have not been deemed to be outstanding for the purpose of computing the percentage ownership or overall voting power of any other person. Voting power in the table is computed with respect to a general election of directors and, therefore, the Class B Preferred Stock is included in the calculation. The number of shares indicated as owned by Dr. Malone includes his interests in shares held by the trustee of the Company's Employee Stock Purchase Plan ("ESPP"). So far as is known to the Company, the persons indicated below have sole voting and investment power with respect to the shares indicated as owned by them except as otherwise stated in the notes to the table and except for the shares held by the trustee of the ESPP for the benefit of Dr. Malone, which shares are voted at the discretion of the trustee.

                                                     Amount and
    Title                                            Nature of
      of                Name and Address             Beneficial         Percent    Voting
    Class             of Beneficial Owner            Ownership        of Class(1)   Power
    -----             -------------------            ---------        -----------   -----
Class A           Bob Magness, Chairman of       4,626,938 (2)(3)(4)       *        26.30%
Class B             the Board and a Director    37,132,076 (2)(4)(7)    43.75%
Class B Pref.     5619 DTC Parkway                 125,000               7.72%
Series C Pref.    Englewood, Colorado                   --                 --

Class A           John C. Malone, President      1,169,983 (5)             *        18.08%
Class B             and a Director              25,697,083 (6)(7)(8)    30.28%
Class B Pref.     5619 DTC Parkway                 306,000 (6)(8)       18.89%
Series C Pref.    Englewood, Colorado                   --                 --

Class A           Kearns-Tribune Corporation     8,792,514 (4)           1.54%       7.00%
Class B           400 Tribune Building           9,112,500 (4)(7)       10.74%
Class B Pref      Salt Lake City, Utah              67,536               4.17%
Series C. Pref                                          --                 --

Class A           The Associated Group, Inc.    12,479,976               2.18%       5.83%
Class B           200 Gateway Towers             7,071,852               8.33%
Class B Pref.     Pittsburgh, Pennsylvania          41,598               2.57%
Series C Pref.                                          --                 --

Class A           The Equitable Companies       30,733,246 (9)           5.38%       2.15%
Class B             Incorporated                        --                 --
Class B Pref      787 Seventh Avenue                    --                 --
Series C Pref.    New York, New York; and               --                 --
                  The Mutuelles AXA and AXA
                  101-100 Terrace Boieldieu
                  92042 Paris La Defense France

                                                     Amount and
    Title                                            Nature of
      of                Name and Address             Beneficial         Percent    Voting
    Class             of Beneficial Owner            Ownership        of Class(1)   Power
    -----             -------------------            ---------        -----------   -----
Class A           The Capital Group Companies,  42,352,180 (10)          7.41%       2.96%
Class B             Inc.                                --                 --
Class B Pref.     333 South Hope Street                 --                 --
Series C Pref.    Los Angeles, California               --                 --

- ------------------------------

*  Less than one percent.


(1) Based on 571,489,713 shares of Class A Common Stock, 84,864,800 shares of Class B Common Stock, 1,620,026 shares of Class B Preferred Stock and 70,559 shares of Series C Preferred Stock outstanding on May 1, 1995 (after elimination of shares of the Company held by subsidiaries of the Company).

(2) Mr. Magness, as executor of the Estate of Betsy Magness, is the beneficial owner of all shares of Class A Common Stock and Class B Common Stock held of record by the Estate of Betsy Magness. The number of shares in the table includes 2,105,332 shares of Class A Common Stock and 6,346,212 shares of Class B Common Stock of which Mr. Magness is beneficial owner as executor.

(3) Assumes the exercise in full of stock options granted in tandem with stock appreciation rights in November of 1992 to acquire 1,000,000 shares of Class A Common Stock. Options to acquire 400,000 shares of Class A Common Stock are currently exercisable. See note 7 to the table under "Concerning Management--Executive Compensation--Summary Compensation Table" below for additional information.

(4) Mr. Magness and Kearns-Tribune Corporation ("Kearns") are parties to a buy-sell agreement, entered into in October of 1968, as amended, under which neither party may dispose of their shares without notification of the proposed sale to the other, who may then buy such shares at the offered price, sell all of their shares to the other at the offered price or exchange one of their shares of Class A Common Stock ("Class A shares") for each share of Class B Common Stock ("Class B shares") held by the other and purchase any remaining Class B shares at the offered price. There are certain exceptions, including transfers to specified persons or entities, certain public sales of Class A shares and exchanges of Class A shares for Class B shares.

(5) Assumes the exercise in full of stock options granted in tandem with stock appreciation rights in November of 1992 to acquire 1,000,000 shares of Class A Common Stock. Options to acquire 400,000 shares of Class A Common Stock are currently exercisable. See note 7 to the table under "Concerning Management--Executive Compensation--Summary Compensation Table" below for additional information.

(6) Includes 1,173,000 shares of Class B Common Stock and 6,900 shares of Class B Preferred Stock held by Dr. Malone's wife, Mrs. Leslie Malone, but Dr. Malone has disclaimed any beneficial ownership of such shares.

(7) Pursuant to a letter agreement, dated June 17, 1988, Mr. Magness and Kearns-Tribune each agreed with Dr. Malone that prior to making a disposition of a significant portion of their respective holdings of Class B Common Stock, he or it would first offer Dr. Malone the opportunity to purchase such shares.

(8) The number of shares of Class B Common Stock and Class B Preferred Stock in the table includes 3,120,000 and 40,000 Restricted Voting Shares, respectively, that as of the Record Date are subject to repurchase by the Company under certain circumstances. Until they cease to be subject to the Company's repurchase right, such shares may not be transferred and, with respect to any matter submitted to a vote of the stockholders of the Company, the votes represented thereby will be cast in the same proportion as all other votes are cast with respect to such matter. The number of shares of Class A Common Stock, Class B Common Stock and Class B Preferred Stock in the table which are not subject to such repurchase rights and voting requirements represent 15.89% of the total voting power of the shares of Class A Common Stock, Class B Common Stock, Class B Preferred Stock and Series C Preferred Stock outstanding (excluding the 3,120,000 and 40,000 Restricted Voting Shares from such total voting power).

(9) The number of shares in the table is based upon a Schedule 13G, dated February 10, 1995, filed by The Equitable Companies Incorporated and The Mutuelles AXA and AXA. Subsidiaries of The Equitable Companies Incorporated are listed in the Schedule 13G as having sole voting power with respect to 21,927,390 shares, sole dispositive power with respect to 30,322,016 shares, shared voting power with respect to 619,318 shares and shared dispositive power with respect to 411,230 shares. AXA entities are listed in the Schedule 13G as having sole voting and dispositive power with respect to 325,000 shares.

(10) The number of shares in the table is based upon a Schedule 13G, dated February 8, 1995, filed by The Capital Group Companies, Inc. Certain operating subsidiaries of The Capital Group Companies, Inc. exercised investment discretion over various institutional accounts which held as of December 31, 1994, 42,352,180 shares of Class A Common Stock. Capital Guardian Trust Company, a bank, and one of such operating companies, exercised investment discretion over 6,471,333 of said shares. Capital Research and Management Company, registered investment advisor, and Capital International, Ltd. and Capital International, S.A., other operating subsidiaries, had investment discretion with respect to 35,655,750, 137,770 and 87,310 shares, respectively, of the above shares.

Beneficial Ownership by Directors and Officers

     The following table sets forth, as of May 1, 1995, information with respect to the ownership of Class A Common Stock, Class B Common Stock and Class B Preferred Stock by all directors and each of the named executive officers of the Company, other than those listed in the immediately preceding table, and by all executive officers and directors of the Company as a group. None of the directors or executive officers of the Company owns any Series C Preferred Stock. Shares issuable upon exercise or conversion of convertible securities are deemed to be outstanding for the purpose of computing the percentage ownership and overall voting power of persons beneficially owning such convertible securities, but have not been deemed to be outstanding for the purpose of computing the percentage ownership or overall voting power of any other person. Voting power in the table is computed with respect to a general election of directors and therefore the Class B Preferred Stock is included in the calculation. The number of Class A and Class B shares in the table include interests of the named directors or executive officers or of members of the group of directors and executive officers in shares held by the trustee of the Company's ESPP and shares held by the trustee of the United Artists Entertainment Company Employee Stock Ownership Plan for their respective accounts. So far as is known to the Company, the persons indicated below have sole voting and investment power with respect to the shares indicated as owned by them except as otherwise stated in the notes to the table and except for the shares held by the trustee of the Company's ESPP for the benefit of such persons, which shares are voted at the discretion of the trustee.


                        Name of        Amount and Nature
                       Beneficial        of Beneficial             Percent   Voting
Title of Class           Owner             Ownership               of Class   Power
- --------------        ------------     -----------------           --------  -------
Class A               Donne F. Fisher       543,934 (2)                  *        *
Class B                                     249,072                      *
Class B Pref.                                 3,464                      *

Class A               John W. Gallivan        2,124 (3)                  *        *
Class B                                          --                      --
Class B Pref.                                    14                      *

Class A               Kim Magness                --                      --       *
Class B                                     518,000                      *
Class B Pref.                                    --                      --

Class A               Jerome H. Kern      2,000,000 (4)                  *        *
Class B                                          --                      --
Class B Pref.                                    --                      --

Class A               R.E. Turner            60,000 (5)                  *        *
Class B                                          --                      --
Class B Pref.                                    --                      --

Class A               Tony Coelho               800                      *        *
Class B                                          --                      --
Class B Pref.                                    --                      --

Class A               Robert A. Naify    23,638,860 (9)                3.98%    1.63%
Class B                                          --                      --
Class B Pref.                                 1,000                      *


                        Name of        Amount and Nature
                       Beneficial        of Beneficial             Percent   Voting
Title of Class           Owner             Ownership               of Class   Power
- --------------        ------------     -----------------           --------  -------
Class A               Fred A. Vierra        762,551 (6)                  *        *
Class B                                          --                      --
Class B Pref.                                   200                      *

Class A               Brendan R. Clouston 1,208,969 (8)                  *        *
Class B                                         230                      *
Class B Pref.                                    --                      --

Class A               J.C. Sparkman         247,359 (7)                  *        *
Class B                                          --                      --
Class B Pref.                                    --                      --

Class A               All directors and  36,967,784 (1)(2)(3)(4)       6.14%   46.14%
                      executive officers            (5)(6)(7)(8)
                         as a group                 (9)(10)(11)
Class B                 (19 persons)     63,601,807 (1)(11)           74.94%
Class B Pref.                               438,884                   27.09%


- ------------------------------

*  Less than one percent.


(1) See notes 1 through 8 to the table above under "Security Ownership of More than Five Percent of Voting Securities".

(2) Assumes the exercise in full of stock options granted in tandem with stock appreciation rights in November of 1994 to acquire 200,000 shares of Class A Common Stock. None of the options are exercisable until November 17, 1995. See note 1 to the table under "Concerning Management-Executive Compensation-Option/SAR Grants Table" below for additional information.


(3)  Includes 1,524 shares of Class A Common Stock held by Mr. Gallivan's wife.

(4) Assumes the exercise in full of stock options granted in tandem with stock appreciation rights to acquire 2,000,000 shares of Class A Common Stock at a purchase price of $16.75 per share. Options to acquire 800,000 shares are currently exercisable and the remainder vest and become exercisable evenly over three years. The options expire on October 12, 1998.

(5) Includes 50,000 shares of Class A Common Stock held in trust of which Mr. Turner is the trustee and beneficiary. Includes 10,000 shares of Class A Common Stock held in trust of which Mr. Turner's wife is trustee.

(6) Assumes the exercise in full of the following: (a) stock options, granted in August of 1990, to purchase an aggregate of 9,714 shares of Class A Common Stock at an adjusted price of $10.30 per share, all of which options are fully exercisable; (b) stock options granted in tandem with stock appreciation rights in November of 1992 to acquire 100,000 shares of Class A Common Stock, of which options to acquire 40,000 shares of Class A Common Stock are currently exercisable (see note 7 to the table under "Concerning Management-Executive Compensation-Summary Compensation Table"); (c) stock options granted in tandem with stock appreciation rights in November of 1993 to acquire 100,000 shares of Class A Common Stock, of which options to acquire 25,000 shares of Class A Common Stock are currently exercisable (see note 6 to the table under "Concerning Management-Executive Compensation-Summary Compensation Table"); and (d) stock options granted in tandem with stock appreciation rights in November of 1994 to acquire 200,000 shares of Class A Common Stock, none of which options are exercisable until November 17, 1995 (see note 1 to the table under "Concerning Management-Executive Compensation-Option/SAR Grants Table").


(7) Assumes the exercise in full of stock options granted in tandem with stock appreciation rights in November of 1992 to acquire 100,000 shares of Class A Common Stock. All such options became fully exercisable upon retirement by Mr. Sparkman. See note 7 to the table under "Concerning Management-Executive Compensation-Summary Compensation Table" below for additional information.

(8) Assumes the exercise in full of the following: (a) stock options granted in tandem with stock appreciation rights in November of 1992 to acquire 500,000 shares of Class A Common Stock; (b) options to acquire 200,000 shares of Class A Common Stock are currently exercisable, (see note 7 to the table under "Concerning Management-Executive Compensation-Summary Compensation Table"); (c) stock options granted in tandem with stock appreciation rights in November of 1993 to acquire 500,000 shares of Class A Common Stock; (d) options to acquire 125,000 shares of Class A Common Stock are currently exercisable (see note 6 to the table under "Concerning Management-Executive Compensation-Summary Compensation Table"); and (e) stock options granted in tandem with stock appreciation rights in November of 1994 to acquire 200,000 shares of Class A Common Stock, none of which options are exercisable until November 17, 1995 (see note 1, to the table under "Concerning Management-Executive Compensation-Option/SAR Grants Table").

(9) Mr. Robert Naify received notes, which are currently convertible into 22,446,926 shares of Class A Common Stock, as partial consideration for the sale to the Company of the stock owned by him in United Artists Communications, Inc. ("UACI"). Mr. Naify is also a co-trustee, along with Mr. Naify's brother, Marshall, and their sister, of a trust for the benefit of Marshall which holds additional notes convertible into 341,606 shares of Class A Common Stock. The number of shares in the table assumes the conversion of these notes.

(10) Certain executive officers and directors of the Company (11 persons, including Messrs. Magness, Malone, Sparkman, Vierra and Clouston) hold options which were granted in tandem with stock appreciation rights in November of 1992, to acquire 3,325,000 shares of Class A Common Stock at a purchase price of $16.75 per share. Options to acquire 1,390,000 of such shares are currently exercisable. Additionally certain executive officers (8 persons including Messrs. Vierra and Clouston) hold stock options which were granted in tandem with stock appreciation rights in October and November of 1993, to acquire 1,225,000 shares of Class A Common Stock at a purchase price of $16.75 per share. Options to acquire 306,250 of such shares are currently exercisable. Additionally, Mr. Vierra holds an option to acquire 9,714 shares of Class A Common Stock as described in note 6 above and Mr. Kern holds an option to acquire 2,000,000 shares of Class A Common Stock as described in note 4 above. Also certain executive officers and directors (9 persons including Messrs. Fisher, Vierra and Clouston) hold stock options which were granted in tandem with stock appreciation rights in November of 1994, and first become exercisable (as to 20% of the shares covered thereby) in November of 1995 to acquire 3,214,000 shares of Class A Common Stock at a purchase price of $22.00 per share. The number of Class A shares in the table assumes the exercise of these options.

(11) The number of shares in the table does not include any shares held by Kearns, of which Mr. Gallivan is an officer.

     No equity securities in any subsidiary of the Company, other than directors' qualifying shares, are owned by any of the Company's executive officers or directors, except that Mr. Bob Magness, a director and an executive officer of the Company, owns 944 shares of WestMarc Communications, Inc. ("WestMarc") Series B Cumulative Compounding Redeemable Preferred Stock; Mr. Kim Magness, a director of the Company, owns 31 shares of WestMarc Series B Cumulative Compounding Redeemable Preferred Stock; Dr. Malone, a director and an executive officer of the Company, owns, as trustee for his children, 68 shares of WestMarc Series B Cumulative Compounding Redeemable Preferred Stock; Mr. Larry Romrell, an officer of the Company, owns 103 shares of WestMarc Series B Cumulative Compounding Redeemable Preferred Stock and Mr. Jerome Kern, a director of the Company, owns 116 shares of WestMarc Series B Cumulative Compounding Redeemable Preferred Stock, including 58 shares owned by his wife, Diane D. Kern, over which Mr. Kern is deemed to have beneficial ownership. Mr. Kern has disclaimed any beneficial ownership of such shares owned by Mrs. Kern. Mr. Donne Fisher, a director and executive officer of the Company, pursuant to a Restricted Stock Award Agreement dated December 10, 1992, was transferred the right, title and interest in and to 124.03 shares of WestMarc Series B Cumulative Compounding Redeemable Preferred Stock owned by the Company. Such preferred stock held by Mr. Fisher is subject to forfeiture in the event of certain circumstances from the date of grant through February 1, 2002, decreasing by 10% on February 1 of each year.

     The Company knows of no arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

                             CONCERNING MANAGEMENT

Executive Officers

     The following lists the executive officers of the Company, other than directors listed above, and their respective birth dates, a description of their business experience and positions held with the Company as of May 1, 1995. All officers are elected for an indefinite term, serving at the pleasure of the Board of Directors.


           Name                                   Positions
- --------------------------   ---------------------------------------------------
Stephen M. Brett;            Executive Vice President, General Counsel and
  Born September 20, 1940    Secretary of the Company since January of 1994.
                             Senior Vice President and General Counsel of TCIC
                             since December of 1991.  Vice President and
                             Secretary and a director of most of the Company's
                             subsidiaries. From August of 1988 through December
                             of 1991, was Executive Vice President-Legal and
                             Secretary of United Artists Entertainment Company
                             ("UAE") and its predecessor, UACI.

Fred A. Vierra;              Executive Vice President of the Company since
  Born November 9, 1931      January of 1994. Chairman of the Board and Chief
                             Executive Officer of International since September
                             of 1994.  Executive Vice President of TCIC from
                             December of 1991 to October of 1994.  Was
                             President, Chief Operating Officer and a director
                             of UAE from May of 1989 through December of 1991.

Peter R. Barton;             Executive Vice President of the Company since
  Born April 6, 1951         January of 1994; President and Chief Executive
                             Officer of LMC from June of 1990 until October of
                             1994 and of Liberty subsequent thereto; was Senior
                             Vice President of TCIC from 1988 to March of 1991.


Brendan R. Clouston;         Executive Vice President of the Company since
  Born April 28, 1953        January of 1994; President and Chief Executive
                             Officer of TCIC since October of 1994; Executive
                             Vice President and Chief Operating Officer of TCIC
                             from March of 1992 to October of 1994; previously
                             Senior Vice President of TCIC since December of
                             1991; from January of 1987 through December of
                             1991, held various executive positions with UAE
                             and its predecessor, UACI, most recently Executive
                             Vice President and Chief Financial Officer.

Larry E. Romrell;            Executive Vice President of the Company since
  Born December 30, 1939     January of 1994. President of TCI Technology since
                             September of 1994; Senior Vice President of TCIC
                             from 1991 to October of 1994; previously held
                             various executive positions with WestMarc, a
                             wholly-owned subsidiary of the Company.


           Name                                   Positions
- --------------------------   ---------------------------------------------------
Barry P. Marshall;           Executive Vice President and Chief Operating
  Born March 4, 1946         Officer of TCIC since October of 1994.  Executive
                             Vice President and Chief Operating Officer of TCI
                             Cable Management Corporation, TCIC's primary
                             operating subsidiary, from March of 1992 through
                             January 1, 1994, where he directly oversaw all of
                             TCIC's regional operating divisions. From 1986 to
                             March of 1992, was Vice President and Chief
                             Operating Officer of TCIC's largest regional
                             operating division.

Gary K. Bracken;             Controller of TCIC since 1969.  Appointed Senior
  Born July 29, 1939         Vice President of TCIC in December of 1991.  Was
                             named Vice President and Principal Accounting
                             Officer of TCIC in 1982.

Bernard W. Schotters;        Appointed Senior Vice President-Finance and
  Born November 25, 1944     Treasurer of TCIC in December of 1991.  Was
                             appointed Vice President-Finance of TCIC in 1984.
                             Vice President and Treasurer of most of the
                             Company's subsidiaries, other than Liberty.

Robert N. Thomson;           Appointed Senior Vice President of TCIC in
  Born December 19, 1943     February of 1995. Senior Vice President of
                             Communications and Policy Planning for TCIC from
                             1991 to October of 1994.  Previously, Vice
                             President of Government Affairs for TCIC from
                             January of 1987 to 1991.

J. C. Sparkman;              Executive Vice President of the Company from
  Born September 12, 1932    January of 1994 through March of 1995.  Mr.
                             Sparkman retired in March of 1995. TCIC Executive
                             Vice President from 1987 to October of 1994.


     There are no family relations, of first cousin or closer, among the Company's directors or executive officers, by blood, marriage or adoption, except that Bob Magness and Kim Magness are father and son, respectively.

     During the past five years, none of the Company's directors or executive officers have had any involvement in such legal proceedings as would be material to an evaluation of his ability or integrity.

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Commission. Officers, directors and greater than 10% shareholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that, during the year ended December 31, 1994, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except that one report each, covering the initial reporting of shareholdings, was filed late by Mr. Romrell and Mr. Barton.

Executive Compensation

 Summary Compensation Table

     The following table shows, for the years ended December 31, 1994, 1993 and 1992, all forms of compensation for the Chief Executive Officer and each of the four most highly compensated executive officers of the Company, whose total annual salary and bonus exceeded $100,000 for the year ended December 31, 1994:


                                                                           Long-Term Compensation
                                                                   --------------------------------------
                                 Annual Compensation                       Awards                 Payout
                             --------------------------------      -------------------------     --------
                                                       Other                      Securities
                                                      Annual       Restricted     Underlying
                                                      Compen-        Stock         Options/        LTIP       All Other
                                                      sation        Award(s)         SARs         Payouts    Compensation
Position               Year  Salary ($)    Bonus ($)  ($)(4)          ($)            (#)            ($)           ($)
- ----------------       ----  ----------    ---------  -------      ----------     ----------      -------    ------------
Bob Magness            1994   $830,769       ---      $  ---         ---            ---             ---      $   2,500(8)
Chairman of the        1993   $800,000       ---      $  ---         ---            ---             ---      $   2,500(8)
  Board                1992   $488,250       ---       $2,355        ---      1,000,000(7)          ---      $   2,000(8)

John C. Malone         1994   $821,731(1)    ---       $2,610        ---            ---             ---      $17,500(8)(9)
President and Chief    1993   $800,000(1)    ---       $2,726        ---            ---             ---      $17,500(8)(9)
  Executive Officer    1992   $490,385(1)    ---       $2,595        ---      1,000,000(7)          ---      $17,999(8)(9)

Fred A. Vierra         1994   $669,613(2)    ---       $1,024        ---        200,000(5)          ---      $  15,000(9)
Executive Vice         1993   $623,617(2)    ---       $  263        ---        100,000(6)          ---      $  15,000(9)
  President            1992   $422,300(2)    ---          ---        ---        100,000(7)          ---      $   8,728(9)

Brendan R. Clouston    1994   $525,000       ---       $1,000        ---        200,000(5)          ---      $  15,000(9)
Executive Vice         1993   $519,231       ---       $  263        ---        500,000(6)          ---      $  15,000(9)
  President            1992   $279,476       ---          ---        ---        500,000(7)          ---      $   8,728(9)

J. C. Sparkman         1994   $756,750(3)    ---       $2,745        ---            ---             ---      $  15,000(9)
Executive Vice         1993   $738,000(3)    ---       $2,823        ---            ---             ---      $  15,000(9)
  President            1992   $431,622(3)    ---       $2,595        ---        100,000(7)          ---      $  15,286(9)

- ------------------------

(1) Includes deferred compensation of $320,000 in 1994 and $150,000 in each of 1993 and 1992.

(2) Includes deferred compensation of $250,000, $250,000 and $41,667 in 1994, 1993 and 1992, respectively.

(3) Includes deferred compensation of $188,000, $188,000 and $31,333 in 1994, 1993 and 1992, respectively.

(4) Consists of amounts reimbursed during the year for the payment of taxes.


(5) For additional information regarding this award, see "-Option/SAR Grants Table" below.

(6) The Company has a stock incentive plan, the Tele-Communications, Inc. 1994 Stock Incentive Plan (the "Incentive Plan"). Pursuant to the Agreement and Plan of Merger, dated as of January 26, 1994, as amended, by and among the Company, LMC, TCIC, TCI Mergerco, Inc. and Liberty Mergerco, Inc. (the "Merger Agreement") and certain Assumption and Amended and Restated Stock Option Agreements, holders of stock options and/or stock appreciation rights granted (or assumed) by TCIC and holders of stock options and/or stock appreciation rights granted by Liberty (collectively, the "Assumed Options and SARs") surrendered the Assumed Options and SARs to the Company following the Old TCI/LMC Combination. The Company assumed the Assumed Options and SARs and in place thereof substituted new stock options and stock appreciation rights under the Incentive Plan having substantially similar terms. On October 12, 1993 certain executive officers and other key employees of TCIC were granted 1,355,000 options in tandem with stock appreciation rights to acquire shares of Class A Common Stock at a purchase price of $16.75 per share. On November 12, 1993, an additional grant of stock options in tandem with stock appreciation rights to purchase an aggregate of 600,000 shares of Class A Common Stock was made to Messrs. Clouston and Vierra at a purchase price of $16.75 per share. Such options, which represent a portion of the Assumed Options and SARs, vest evenly over four years, first became exercisable on October 12, 1994 and expire on October 12, 2003. Notwithstanding the vesting schedule as set forth in the option agreement, the option shares shall become available for purchase if grantee's employment with the Company (a) shall terminate by reason of (i) termination by the Company without cause (as defined in the Incentive Plan),
    (ii) termination by the grantee for good reason (as defined in the agreement) or (iii) disability, (b) shall terminate pursuant to provisions of a written employment agreement, if any, between the grantee and the Company which expressly permits the grantee to terminate such employment upon occurrence of specified events (other than the giving of notice and passage of time), or (c) if grantee dies while employed by the Company. Further, the option shares will become available for purchase in the event of an Approved Transaction, Board Change, or Control Purchase (each as defined in the Incentive Plan), unless in the case of an Approved Transaction, the Compensation Committee under the circumstances specified in the Incentive Plan determines otherwise.

(7) On November 11, 1992, certain executive officers and other key employees were granted 4,020,000 options in tandem with stock appreciation rights to acquire shares of Class A Common Stock at a purchase price of $16.75 per share. Such options represent a portion of the Assumed Options and SARs referenced in note 6 above, vest and become exercisable evenly over five years, first became exercisable beginning on November 11, 1993 and expire on November 11, 2002. Notwithstanding the vesting schedule as set forth in the option agreement, the option shares shall become available for purchase if grantee's employment with the Company (a) shall terminate by reason of (i) termination by the Company without cause (as defined in the Incentive Plan),
    (ii)
    termination by grantee for good reason (as defined in the agreement) or
    (iii) disability, (b) shall terminate pursuant to provisions of a written employment agreement, if any, between the grantee and the Company which expressly permits the grantee to terminate such employment upon occurrence of specified events (other than the giving of notice and passage of time), or (c) if grantee dies while employed by the Company. Further, the option shares will become available for purchase in the event of an Approved Transaction, Board Change or Control Purchase (each as defined in the Incentive Plan), unless in the case of an Approved Transaction, the Compensation Committee under the circumstances specified in the Incentive Plan determines otherwise.

(8) Includes fees paid to directors for attendance at each meeting of the Board of Directors ($500 per meeting). During 1994, 1993 and 1992, a total of $2,500, $2,500 and $3,000 of such fees, respectively, were paid to Dr. Malone.

(9) Includes dollar value of annual Company contributions to the Company's ESPP in which all named executive officers are fully vested. Directors who are not employees of the Company are ineligible to participate in the ESPP. The ESPP, a defined contribution plan, enables participating employees to acquire a proprietary interest in the Company and benefits upon retirement. Under the terms of the ESPP, employees are eligible for participation after one year of service. The ESPP's normal retirement age is 65 years. Participants may contribute up to 10% of their compensation and the Company (by annual resolution of the Board of Directors) may contribute up to 100% of the participants' contributions. The ESPP includes a salary deferral feature in respect of employee contributions. Forfeitures (due to participants' withdrawal prior to full vesting) are used to reduce the Company's otherwise determined contributions. Generally, participants acquire a vested right in the Company contributions as follows:

               Years of service  Vesting Percentage
               ----------------  ------------------
                Less than 1              0
                        1-2             20
                        2-3             30
                        3-4             45
                        4-5             60
                        5-6             80
                  6 or more            100

     Participant contributions are fully vested. Although the Company has not expressed an intent to terminate the ESPP, it may do so at any time. The ESPP provides for full and immediate vesting of all participants rights upon termination. During 1994, 1993 and 1992, the Company contributed $15,000, $15,000 and $14,999, respectively, to the ESPP for Dr. Malone.

 Option/SAR Grants Table

     The following table shows all individual grants of stock options and stock appreciation rights ("SARs") granted to each of the named executive officers of the Company during the year ended December 31, 1994:

                       Number of
                       Securities
                       Underlying      % of Total
                        Options/        Options/SARs                         Market
                          SARs            Granted            Exercise or     Price on                           Grant Date
                        Granted         to Employees         Base Price     Grant Date        Expiration       Present Value
    Name                 (#)(1)       in Fiscal Year(1)       ($/Share)     ($/Share)(2)         Date             ($)(3)
- -------------------   ------------    -----------------      -----------    ------------   -----------------   -------------
Bob Magness                 ---             ---                 ---            ---                ---                ---

John C. Malone              ---             ---                 ---            ---                ---                ---

Fred A. Vierra            200,000           6.2%               $22.00        $24.125       November 17, 2004     $2,828,000

Brendan R. Clouston       200,000           6.2%               $22.00        $24.125       November 17, 2004     $2,828,000

J.C. Sparkman               ---             ---                 ---            ---                ---                ---


- --------------------------

(1) On November 17, 1994, pursuant to the Incentive Plan, certain executive officers and other key employees were granted 3,214,000 options in tandem with stock appreciation rights to acquire shares of Class A Common Stock at a purchase price of $22.00 per share. Such options vest evenly over five years, become exercisable beginning on November 17, 1995 and expire on November 17, 2004. Notwithstanding the vesting schedule as set forth in the option agreement, the option shares shall become available for purchase if grantee's employment with the Company (a) shall terminate by reason of
     (i) termination by the Company without cause, (ii) termination by the grantee for good reason (as defined in the agreement) or (iii) disability,
     (b) shall terminate pursuant to provisions of a written employment agreement, if any, between the grantee and the Company which expressly permits the grantee to terminate such employment upon occurrence of specified events (other than the giving of notice and passage of time), or
     (c) if grantee dies while employed by the Company. Further, the option shares will become available for purchase in the event of an Approved Transaction, Board Change, or Control Purchase (each as defined in the Incentive Plan), unless in the case of an Approved Transaction, the Compensation Committee under the circumstances specified in the Incentive Plan determines otherwise.

(2) Represents the closing market price per share of Class A Common Stock on November 17, 1994.

(3) The values shown are based on the Black-Scholes model and are stated in current annualized dollars on a present value basis. The key assumptions used in the model for purposes of this calculation include the following:
     (a) a 7.25% discount rate; (b) a
     volatility factor based upon the Company's historical trading pattern; (c) the 10-year option term; and (d) the closing price of the Company's common stock on March 1, 1995. The actual value an executive may realize will depend upon the extent to which the stock price exceeds the exercise price on the date the option is exercised. Accordingly, the value, if any, realized by an executive will not necessarily be the value determined by the model.

 Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR Value Table


     The following table shows each exercise of stock options and SARs during the year ended December 31, 1994 by each of the named executive officers of the Company and the December 31, 1994 year-end value of unexercised options and SARs on an aggregated basis:

                                               Number of
                                              Securities      Value of
                                              Underlying     Unexercised
                                              Unexercised   In-the-Money
                        Shares               Options/SARs   Options/SARs
                       Acquired               at December    at December
                          on        Value    31, 1994 (#)   31, 1994 ($)
                       Exercise   Realized   Exercisable/   Exercisable/
Name                     (#)         ($)     Unexercisable  Unexercisable
- ------------------     --------   --------   -------------  -------------
Bob Magness
  Exercisable               ---        ---         400,000     $2,000,000
  Unexercisable             ---        ---         600,000     $3,000,000

John C. Malone
  Exercisable               ---        ---         400,000     $2,000,000
  Unexercisable             ---        ---         600,000     $3,000,000

Fred A. Vierra
  Exercisable               ---        ---           9,714     $  111,225
  Exercisable               ---        ---          65,000     $  325,000
  Unexercisable             ---        ---         335,000     $  675,000

Brendan R. Clouston
  Exercisable               ---        ---         325,000     $1,625,000
  Unexercisable             ---        ---         875,000     $3,375,000

J.C. Sparkman
  Exercisable               ---        ---          40,000     $  200,000
  Unexercisable             ---        ---          60,000     $  300,000

 Employment Contracts and Termination of Employment and Change of Control Arrangements

     Effective November 1, 1992 the employment agreements between TCIC and Mr. Magness and Dr. Malone, as amended, were further amended and restated. Pursuant to an Assignment and Assumption Agreement, dated August 4, 1994, the payment, performance and other obligations of such employment agreements were assumed by the Company. The term of each agreement is extended daily so that the remainder of the employment term shall at all times on and prior to the effective date of the termination of employment as provided by each agreement be five years. Dr. Malone's and Mr. Magness' employment agreements provide for annual salaries of $800,000. Additionally, these employment agreements provide for personal use of the Company's aircraft and flight crew, limited to an aggregate value of $35,000 per year.

     Dr. Malone's employment agreement provides, among other things, for deferral of a portion (40% in 1993 and not in excess of 40% thereafter) of the monthly compensation payable to him. Pursuant to a letter agreement entered into between Dr. Malone and the Company subsequent to the date of his employment agreement, Dr. Malone deferred $150,000 in 1993 in lieu of 40% of his compensation for such year. The deferred amounts will be payable in monthly installments over a 20-year period commencing on the termination of Dr. Malone's employment, together with interest thereon at the rate of 8% per annum compounded annually from the date of deferral to the date of payment. The amendment also provides for the payment of certain benefits, discussed below.


     Mr. Magness' and Dr. Malone's agreements described above also provide that upon termination of such executive's employment by the Company (other than for cause, as defined in the agreement), or if Mr. Magness or Dr. Malone elects to terminate the agreement because of a change in control of the Company, all remaining compensation due under the agreement for the balance of the employment term shall be immediately due and payable.

     Dr. Malone's and Mr. Magness' agreements provide that during their employment with the Company and for a period of two years following the effective date of their termination of employment with the Company, unless termination results from a change in control of the Company, they will not be connected with any entity in any manner, as defined in the agreement, which competes in a material respect with the business of the Company. However, the agreements provide that both executives may own securities of any corporation listed on a national securities exchange or quoted in the Nasdaq System to the extent of an aggregate of 5% of the amount of such securities outstanding.

     Dr. Malone's agreement also provides that in the event of termination of his employment with the Company, he will be entitled to receive 240 consecutive monthly payments of $15,000 (increased at the rate of 12% per annum compounded annually from January 1, 1988 to the date payment commences), the first of which will be payable on the first day of the month succeeding the termination of Dr. Malone's employment. In the event of Dr. Malone's death, his beneficiaries will be entitled to receive the foregoing monthly payments. The Company currently owns a whole-life insurance policy on Dr. Malone, the face value of which is sufficient to meet its obligation under the salary continuation arrangement. The premiums payable by the Company on such insurance policy are currently being funded through earnings on the policy. Dr. Malone has no interest in this policy.

     The Company pays a portion of the annual premiums (equal to the "PS-58" costs) on three whole-life insurance policies of which Dr. Malone is the insured and trusts for the benefit

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of members of his family are the owners. The Company is the designated beneficiary of the proceeds of such policies less an amount equal to the greater of the cash surrender value thereof at the time of Dr. Malone's death and the amount of the premiums paid by the policy owners.

     Effective November 1, 1992, TCIC entered into an employment agreement with Mr. Vierra which will expire on December 31, 1997. Pursuant to an Assignment and Assumption Agreement, dated August 4, 1994, the payment, performance and other obligations of such employment agreement were assumed by the Company. Mr. Vierra's employment agreement provides for a salary of $650,000 per year, of which approximately 38.46% of each monthly payment shall be deferred so as to result in the deferral of payment of Mr. Vierra's salary at the rate of $250,000 per annum. The deferred amounts will be paid in monthly installments over a 240-month period commencing on the later of January 1, 1998 and the termination of Mr. Vierra's full-time employment with the Company, together with interest thereon at the rate of 8% per annum compounded annually from the date of deferral to the payment date. Additionally, Mr. Vierra's employment agreement provides for personal use of the Company's aircraft and flight crew, limited to an aggregate value of $35,000 per year.

     Mr. Vierra's employment agreement provides that upon termination by the Company without cause, all remaining compensation due under such agreement for the balance of the employment term would become immediately due and payable to such executive. Upon the death of such executive during the employment term, the Company will pay to such executive's beneficiaries a lump sum in an amount equal to the lesser of (i) the compensation due under such executive's employment agreement for the balance of the employment term or (ii) one year's compensation. In the event of such executive's disability, the Company will continue to pay such executive his annual salary as and when it would have otherwise become due until the first to occur of the end of the employment term or the date of such executive's death.

     Mr. Vierra's agreement provides that during his employment with the Company and for a period of two years following the effective date of his termination of employment with the Company, he will not be connected with any entity in any manner, as defined in the agreement, which competes in a material respect with the business of the Company. However, the agreement provides that such executive may own securities of any corporation listed on a national securities exchange or quoted in the Nasdaq System to the extent of an aggregate of 5% of the amount of such securities outstanding. If such executive terminates employment with the Company prior to the expiration of his employment term or if the Company terminates such executive's employment for cause, as defined in the agreement, then the noncompetition clause of the agreement shall apply to the longer of the previously described two year period or the period beginning on the effective date of termination of employment through December 31, 1997.

     Effective November 1, 1992, TCIC entered into an employment agreement with Mr. Sparkman which would have expired on December 31, 1997. Pursuant to an Assignment and Assumption Agreement, dated August 4, 1994 the payment, performance and other obligations of such employment agreement were assumed by the Company. Mr. Sparkman's employment agreement provided for a salary of $738,000 per year, of which approximately

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25.47% of each monthly payment was deferred resulting in the deferral of payment of Mr. Sparkman's salary at the rate of $188,000 per annum. The deferred amounts will be payable in monthly installments over a 120-month period commencing on January 1, 1998, together with interest thereon at the rate of 8% per annum compounded annually from the date of deferral to the payment date. Additionally, Mr. Sparkman's employment agreement provided for personal use of the Company's aircraft and flight crew, limited to an aggregate value of $35,000 per year.


  The Company will pay Mr. Sparkman 240 consecutive monthly payments of $6,250 (increased at the rate of 12% per annum compounded annually from January 1, 1988) commencing upon the termination of his employment. In the event Mr. Sparkman dies prior to the payment of all monthly payments, the remainder of such payments shall be made to Mr. Sparkman's designated beneficiaries. The Company owns a whole-life insurance policy on Mr. Sparkman, the face value of which is sufficient to meet its obligations under this salary continuation arrangement. The premiums payable by the Company on such insurance policy are currently being funded through earnings on the policies. Mr. Sparkman has no interest in this policy.

  Dr. Malone and Mr. Sparkman each deferred a portion of their monthly compensation under their previous employment agreements. Such deferred compensation (together with interest thereon at the rate of 13% per annum compounded annually from the date of deferral to the date of payment) will continue to be payable under the terms of the previous agreements. The rate at which interest accrues on such previously deferred compensation was established in 1983 pursuant to such earlier agreements.

Report of the Compensation Committee on Executive Compensation

  Neither the report of the Compensation Committee of the Board of Directors (the "Committee") nor the stock performance graph that follows such report shall be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

  The Committee's compensation philosophy is based on the belief that a link should exist between executive compensation and the return on investment provided to stockholders as reflected by the appreciation in the price of the Company's stock. In applying this philosophy, the Committee has developed and implemented a compensation policy which seeks to attract and retain highly skilled and effective executives with the business experience and acumen necessary to achievement of the long-term business objectives of the Company and to align the financial interests of the Company's senior executives with those of its stockholders. The Company attempts to realize these goals by providing competitive compensation and linking a substantial portion of compensation to the enhancement of stockholder value.

  The Company's executive compensation is based principally on two components-- salary and equity-based incentives--each of which is intended to serve the Company's overall compensation philosophy. Generally, the Company does not pay cash bonuses to its senior executives.

  Base Salary. Base salary for executive officers is generally targeted at or below the median for executives with comparable qualifications, experience and responsibilities at other companies in the cable/media industry. In the aggregate, executive salaries are consistent with this philosophy. Base salary levels are also based on the employees' relative levels of seniority and responsibility. During 1992, TCIC undertook a review of the compensation paid to its key employees and retained independent consultants to advise it in connection with setting base salaries. The consultants provided the Committee with a survey of the base salaries, bonuses and long term incentive compensation packages of the chief executive officers and certain other senior officers at 93 companies in the media industry, including 47 in the cable television industry, and 394 companies in various other industries. The Committee then established new salary levels for its executive officers below the median of the annual salaries and bonuses of officers in comparable positions and in media companies included in the survey. In connection with this review, in late 1992, TCIC entered into employment agreements with six of its executive officers, including the Chief Executive Officer and three of the four other named executive officers. Two of the Company's employment agreements with executives (not including any of the named executives) require minimum automatic increases of $25,000 per year in base salary. The four other agreements, including the Chief Executive Officer's agreement, established a minimum annual salary and provided that any increases would be in the discretion of the Board of Directors. Generally, the executive officers have been paid in accordance with the salary levels set in 1992 or pursuant to their employment agreements, with modest increases in the cash compensation paid to the Company's executives in 1994. Certain terms of the employment agreements of certain named executive officers are described under "CONCERNING MANAGEMENT--Executive Compensation--
Employment Contracts and Termination of Employment and Change of Control Arrangements."


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


  Equity-Based Incentives. In order to make the overall compensation packages of the Company's executives and other key employees competitive with other companies in the media industry, the Committee has emphasized equity-based incentives rather than salary and bonuses. The Committee believes that reliance upon such incentives is advantageous to the Company because they foster a long-term commitment by the recipient to the Company and motivate the employees to seek to improve the long-term market performance of the Company's stock. During 1994, the Committee authorized the grant of stock options in tandem with stock appreciation rights to certain named executive officers, excluding the Chief Executive Officer, and other key employees. Such options vest in equal amounts over five years and except in certain circumstances executives must be employed by the Company at the time of vesting in order to exercise the options. The aggregate number of shares of the Class A Common Stock covered by the options granted to the named executives in 1994 represents less than 1% of the total number of shares of such class outstanding. These grants were made after a review of the exercise prices, numbers and dates of the awards of those options and tandem stock appreciation rights already held by the Company's executives and other key employees. The Committee based its grants for 1994 in part upon the level of the executive or other key employee's responsibilities, experience and expertise and the degree to which such person is in a position to contribute to the achievement or advancement of the Company's financial and strategic objectives. No restricted stock grants were made to any of the Company's executive officers in 1994.

  Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code and the U.S. Treasury regulations relating thereto restrict publicly traded companies from claiming or receiving a tax deduction on compensation paid to an executive officer in excess of $1 million, unless such compensation is performance based. As such, many companies with executive pay levels exceeding the $1 million limit are considering revising or amending current compensation programs to qualify the payments thereunder for deductibility. The Compensation Committee has taken no action with respect to the Company's executive compensation plans that were in effect at the time of the adoption of Section 162(m) in 1994. The Compensation Committee will consider structuring future executive compensation and performance plans so that awards thereunder will qualify as performance-based compensation under the applicable Treasury regulations.

Additional Information with respect to Compensation Committee Interlocks and Insider Participation in Compensation Decisions

     The members of the Company's compensation committee are Messrs. Robert A. Naify and John W. Gallivan, both directors of the Company. Neither Mr. Naify nor Mr. Gallivan are or were officers of the Company or any of its subsidiaries.


     Mr. R.E. Turner, a director of the Company, is the Chairman of the Board and President of TBS and the beneficial owner of 65.2% of the total voting power of all outstanding TBS stock as of December 31, 1994. Mr. Fred A. Vierra, an Executive Vice President of the Company, serves on the compensation committee of the Board of Directors of TBS. During the year ended December 31, 1994, the Company and its affiliates paid approximately $108 million to purchase certain cable television programming from TBS.

     During the year ended December 31, 1994, the Company paid approximately $1.8 million to TBS relating to the lease of a satellite transponder. The Company is committed to pay approximately $10.8 million through the year 2000 pursuant to such lease.

     During the year ended December 31, 1994, the Company and its affiliates paid license fees of approximately $8 million to TBS for the rights to exhibit certain motion pictures.

     The TBS SuperStation signal is retransmitted by a common carrier, Southern, which is controlled by an indirect wholly-owned subsidiary of the Company. Southern is compensated by the local cable systems receiving the retransmission of the TBS SuperStation and does not have a contract with, or receive compensation from, TBS with respect to such retransmission.

     TBS and the Company each own a 44% indirect interest in SportSouth Network, L.P. ("SportSouth"), a limited partnership that operates a regional sports network serving the Southeast United States. SportSouth's revenue is primarily derived from the sale of advertising and the subscription sale of its service to cable television operators.

Compensation of Directors

  The standard arrangement by which the Company's directors are compensated for all services (including any amounts payable for committee participation or special assignments) as a director is as follows: each director receives a fee of $500 plus travel expenses for attendance at each meeting of the Board of Directors and each director who is not a full-time employee of the Company receives additional compensation of $30,000 per year. In addition, the Company's Board of Directors has approved, subject to stockholder approval of the Director Stock Option Plan at the Annual Meeting, the grant effective as of November 16, 1994, to each person that as of such date was a member of the Board of Directors and was not an employee of the Company or any of its subsidiaries, of options to acquire 50,000 shares of Class A Common Stock at a purchase price of $22.00 per share. Such options will vest and become exercisable over a five-year period, commencing on November 16, 1995, and will expire on November 16, 2004. If the stockholders approve the Director Stock Option Plan at the Annual

Meeting, each person who thereafter becomes a director of the Company and is not an employee of the Company or any of its subsidiaries will be automatically granted similar options upon such person's becoming a director. The exercise price of each such subsequently granted option will be equal to 95% of the fair market value of the Class A Common Stock on the date the option is granted, with the price resulting from such percentage being rounded down to the nearest quarter dollar. In general, such fair market value will be the last sale price for the shares of the Class A Common Stock as reported on the Nasdaq Stock Market on the date of the grant.

  Effective on November 1, 1992, the Company created a deferred compensation plan for all nonemployee directors. Each director may elect to defer receipt of all, but not less than all, of the annual cash compensation (excluding meeting fees and reimbursable expenses) payable to the director for serving on the Company's Board of Directors for each calendar year for which such deferral is elected. An election to defer may be made as to the compensation payable for a single calendar year or period of years. Any compensation deferred shall be credited to the director's account on the last day of the quarter for which compensation has accrued. Such deferred compensation will bear interest from the date credited to the date of payment at a rate of 8% per annum in 1993 and 120% of the applicable federal long-term rate thereafter, compounded annually.

  A director may elect payment of deferred compensation to be made at a specified year in the future or upon termination of the director's service as director of the Company. Each director may elect payment in a lump sum, three substantially equal consecutive annual installments or five substantially equal consecutive annual installments. In the event that a director dies prior to payment of all the amounts payable pursuant to the plan, any amounts remaining in the director's deferred compensation account, together with accrued interest thereon, shall be paid to the director's designated beneficiary.

  There are no other arrangements whereby any of the Company's directors received compensation for services as a director during 1994 in addition to or in lieu of that specified by the aforedescribed standard arrangement.

Board Meetings

  During 1994, there were six meetings of the full Board of Directors of the Company and its predecessor, TCIC. No director attended fewer than 75% of the meetings of the Board of Directors or of any committee of which he is a member.


Committees of the Board of Directors

  The Company has an Executive Committee, an Audit Committee and a Compensation Committee. There is no standing nomination committee of the Company's Board of Directors.

  The members of the Executive Committee are Bob Magness, John C. Malone and John W. Gallivan. The Executive Committee exercises all of the powers and authority of the Board of Directors between meetings of the entire Board, other than such powers and authority as the DGCL specifically prohibits an executive committee from performing.

  The members of the Audit Committee are John W. Gallivan, Robert A. Naify and Donne F. Fisher. The duties of the Audit Committee are to review and monitor the Company's financial reports and accounting practices to ascertain that they are within acceptable limits of sound practice, to receive and review audit reports submitted by the Company's independent auditors and by its internal auditing staff and make such recommendations to the Board as may seem appropriate to the Committee to assure that the interests of the Company are adequately protected and to review all related party transactions and potential conflict-of-interest situations. The Audit Committee of the Company and its predecessor, TCIC, held one meeting during 1994.

  The members of the Compensation Committee are John W. Gallivan and Robert A. Naify. The functions of the Compensation Committee are to review and make recommendations to the Board of Directors concerning the compensation of the executive officers of the Company, to consider and make recommendations to the Board of Directors concerning existing and proposed employment agreements between the Company and its executive officers and to administer the Tele-Communications, Inc. 1994 Stock Incentive Plan. The Compensation Committee of the Company and its predecessor, TCIC, held one meeting during 1994.

Certain Transactions

  Mr. Bob Magness and Dr. Malone, each of whom is a director and executive officer of the Company, are also directors of TCIC. During 1994 and prior to the Old TCI/LMC Combination, they were also directors of LMC, and Dr. Malone was an executive officer of LMC since 1990. The Old TCI/LMC Combination was consummated on August 4, 1994 and was structured as a tax free exchange of Class A and Class B shares of both companies and preferred stock of LMC for like shares of the Company. TCIC common shareholders received one share of the Company for each of their shares. LMC common shareholders received 0.975 of a share of the Company for each of their shares. Holders of LCM's Class E, 6% Cumulative Redeemable Exchangeable Junior Preferred Stock ("LCM Class E Preferred Stock") received shares of Class B Preferred Stock of the Company, having designations, preferences, rights and qualifications, limitations and restrictions substantially identical to those of the LMC Class E Preferred Stock, except that the holders of the LMC Class E Preferred Stock had no voting rights with respect to the election of directors. The other classes of preferred stock of LMC held by TCIC were converted into Class A Preferred Stock, a new series of preferred stock of the Company having a substantially equivalent fair market value to that which was given up.

  During 1992, TCIC and LMC formed Community Cable Television ("CCT"), a general partnership created for the purpose of acquiring and operating cable television systems with Tele-Communications of Colorado, Inc., an indirect wholly-owned subsidiary of TCIC, owning a 49.999% interest and Liberty Cable Partner, Inc., an indirect wholly-owned subsidiary of

LMC, owning a 50.001% interest. Pursuant to a cable management agreement, a subsidiary of TCIC provided management services for cable systems owned by CCT. The subsidiary received a fee equal to 3% of the gross cable television revenue of CCT through the date of the Old TCI/LMC Combination. From January 1, 1994 through August 4, 1994, CCT paid $2,044,099 under the agreement.

  SSI, a wholly-owned subsidiary of TCIC, purchased sports and other programming from certain subsidiaries and affiliates of LMC through the date of the Old TCI/LMC Combination. Charges to SSI (which were based upon customary rates charged to others) for such programming were $27,284,419 from January 1, 1994 through August 4, 1994. Certain subsidiaries and affiliates of LMC that operated cable systems purchased, at TCIC's cost plus in some cases an administrative fee of up to 10% of the rates actually charged, certain pay television and other programming through SSI through the date of the Old TCI/LMC Combination. In addition, a consolidated subsidiary of LMC paid a commission to TCIC for merchandise sales to customers who are subscribers of TCIC's cable systems. Aggregate commissions and charges for such programming were $9,798,431 from January 1, 1994 through August 4, 1994.

  TCIC and LMC were parties to a services agreement pursuant to which TCIC agreed to provide certain financial reporting, tax and other administrative services to LMC. A subsidiary of LMC also leased office space and satellite transponder facilities from TCIC. Charges by TCIC for such services and leases amounted to $124,859 for the period from January 1, 1994 through August 4, 1994.

  Encore QE Programming Corp. ("QEPC"), a wholly-owned subsidiary of EMC, a 90% owned subsidiary of Liberty, entered into a limited partnership agreement with TCI Starz, Inc. ("TCIS"), a wholly-owned subsidiary of TCIC prior to the Business Line Restructuring, for the purpose of developing, operating and distributing STARZ!, a first-run movie premium programming service launched in 1994. QEPC is the general partner and TCIS is the limited partner. Losses are allocated 1% to QEPC and 99% to TCIS. Profits are allocated 1% to QEPC and 99% to TCIS until certain defined criteria are met. Subsequently, profits are allocated 20% to QEPC and 80% to TCIS. TCIS has the option, exercisable at any time and without payment of additional consideration, to convert its limited partner interest to an 80% general partner interest with QEPC's partnership interest simultaneously converting to a 20% limited partnership interest. In addition, during specific periods commencing April 1999 and April 2001, respectively, QEPC may require TCIS to purchase, or TCIS may require QEPC to sell, the partnership interest of QEPC in the partnership for a formula-based price. EMC is paid a management fee equal to 20% of "managed costs" as defined, in order to manage the service. From January 1, 1994 through the Old TCI/LMC Combination, EMC earned approximately $2,145,000 in management fees. EMC has agreed to provide the limited partnership with certain programming under a programming agreement whereby the partnership will pay its pro rata share of the total costs incurred by EMC for such programming. In the Business Line Restructuring, TCIC became an indirect wholly-owned subsidiary of Liberty.

  During 1994, Peachtree Cable TV, Inc. ("Peachtree"), a Nevada corporation wholly owned by certain employees of TCIC, including Messrs. Thomson, Schotters, Marshall and

Bracken (executive officers of TCIC), paid $76,859 in management fees to TCIC for the operation and management of Peachtree's cable television systems.

  Mr. Jerome H. Kern, a director of the Company, is a partner with the law firm of Baker & Botts, L.L.P., the principal outside counsel for the Company. Fees paid to Baker & Botts, L.L.P. by the Company and TCIC were $10,069,871 for the last full fiscal year.

  On February 3, 1994, Dr. Malone, then an executive officer and director of TCIC, borrowed $310,000 from TCIC. Such indebtedness bore interest at the Bank of New York prime rate. Dr. Malone repaid such indebtedness, including accrued interest amounting to $1,733, on March 10, 1994.

  On October 24, 1991, Dr. Malone exercised certain options granted to him by LMC through the delivery of $100,000 in cash and a promissory note in the amount of $25,500,000. The promissory note Dr. Malone delivered to LMC bore interest at the rate of 7.54% per annum, and was secured by 16,000,000 shares of LMC Class B Common Stock and 200,000 shares of LMC Class E Preferred
Stock. On October 24, 1991, Dr. Malone tendered to LMC in partial payment of such note 800,000 shares of TCIC's Class B Common Stock, resulting in a net reduction of $12,194,877 in the amount payable under the note.

  On October 24, 1992, Dr. Malone and LMC entered into a letter agreement with respect to the timing and method of payment under the promissory note and the release of the 200,000 shares of LMC Class E Preferred Stock from the collateral securing the promissory note. The letter agreement provided that the $12,194,877 payment on the promissory note would be applied as follows: (1) $10,999,436 to the principal balance; (2) $192,195 as a prepayment of interest on the reduced principal balance accrued during calendar 1991 (after giving effect to a discount at the rate of 7.54% per annum to reflect the time value of money received prior to the scheduled payment date (the "Discount Rate")); and
(3) $1,003,246 as a prepayment of interest on the reduced principal balance accrued during calendar 1992 (after giving effect to the Discount Rate). Dr. Malone also agreed to make a payment in March 1993 in the amount of $983,823 from the proceeds of dividends received on his shares of LMC Class E Preferred Stock, which amount would be applied to payment of all interest accruing during calendar 1993 (after giving effect to the Discount Rate) and not to tender shares of the LMC Class E Preferred Stock to LMC to pay any of his obligations under the promissory note without LMC's consent.

  The Company acquired such note receivable from Dr. Malone in the Old TCI/LMC Combination. On October 27, 1994, Dr. Malone tendered to the Company 634,917 shares of Class B Common Stock as payment in full of principal amounting to $14,500,564 and accrued interest amounting to $896,182. The market value of the tendered shares was based on the last sales price of $24.25 for the shares of the Company's Class A Common Stock on October 26, 1994.

  The Company believes that the business dealings with management during 1994 described above were based upon terms no less advantageous to the Company or TCIC, as applicable, than those which would be available in dealing with unaffiliated persons.

                         ANTI-TAKEOVER CONSIDERATIONS

  The DGCL, the Charter and the Company's Bylaws contain provisions which may serve to discourage or make more difficult a change in control of the Company without the support of the Board of Directors or without meeting various other conditions. The principal provisions of the DGCL and the aforementioned corporate governance documents are outlined below.

  DGCL Section 203, in general, prohibits a "business combination" between a corporation and an "interested stockholder" within three years of the date such stockholder became an "interested stockholder", unless (i) prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans, or (iii) on or after such date, the business combination is approved by the board of directors and authorized by the affirmative vote at a stockholders' meeting of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. The term "business combination" is defined to include, among other transactions between the interested stockholder and the corporation or any direct or indirect majority-owned subsidiary thereof, a merger or consolidation; a sale, pledge, transfer or other disposition (including as part of a dissolution) of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; certain transactions that would increase the interested stockholder's proportionate share ownership of the stock of any class or series of the corporation or such subsidiary; and any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any such subsidiary. In general, and subject to certain exceptions, an "interested stockholder" is any person who is the owner of 15% or more of the outstanding voting stock (or, in the case of a corporation with classes of voting stock with disparate voting power, 15% or more of the voting power of the outstanding voting stock) of the corporation, and the affiliates and associates of such person. The term "owner" is broadly defined to include any person that individually or with or through his or its affiliates or associates, among other things, beneficially owns such stock, or has the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement or understanding or upon the exercise of warrants or options or otherwise or has the right to vote such stock pursuant to any agreement or understanding, or has an agreement or understanding with the beneficial owner of such stock for the purpose of acquiring, holding, voting or disposing of such stock. The restrictions of DGCL Section 203 do not apply to corporations that have elected, in the manner provided therein, not to be subject to such section or, with certain exceptions, which do not have a class of voting stock that is listed on a national securities exchange or authorized for quotation on an interdealer quotation system of a registered national securities association or held of record by more than 2,000 stockholders.

  The Charter does not contain any provision "opting out" of the application of DGCL Section 203 and the Company has not taken any of the actions necessary for it to "opt out" of such provision. As a result, the provisions of Section 203 will remain applicable to transactions between the Company and any of its "interested stockholders".

  The Charter also contains certain provisions which could make a change in control of the Company more difficult. For example, the Charter requires, subject to the rights, if any, of any class or series of preferred stock, the affirmative vote of 66 2/3% of the total voting power of the outstanding shares of Voting Stock, voting together as a single class, to approve (i) a merger or consolidation of the Company with, or into, another corporation, other than a merger or consolidation which does not require the consent of stockholders under the DGCL or a merger or consolidation which has been approved by 75% of the members of the Board of Directors (in which case, in accordance with the DGCL, the affirmative vote of a majority of the total voting power of the outstanding Voting Stock would, with certain exceptions, be required for approval), (ii) the sale, lease or exchange of all or substantially all of the property and assets of the Company or (iii) the dissolution of the Company. "Voting Stock" is currently defined as Class A Common Stock, Class B Common Stock and any class or series of preferred stock entitled to vote generally with the holders of common stock on matters submitted to stockholders for a vote, and if the Liberty Media Group Stock Proposal is approved, would include the TCI Group Common Stock and Liberty Media Group Common Stock. The Charter also provides for a Board of Directors of not less than three members, divided into three classes of approximately equal size, with each class to be elected for a three-year term at each annual meeting of stockholders. The exact number of directors, currently nine, is fixed by the Board of Directors. The holders of the Company's Class A Common Stock, Class B Common Stock, Class B Preferred Stock and Series C Preferred Stock, voting together as a single class, vote in elections for directors. (The Company's Class A Preferred Stock and Series F Preferred Stock have voting rights, but outstanding shares are not entitled to vote because they are held by subsidiaries of the Company.) Stockholders of the Company do not have cumulative voting rights.

  The Charter authorizes the issue of 10,000,000 shares of Series Preferred Stock, of which 8,520,000 remain available for issuance. Under the Charter, the Board of Directors is authorized, without further action by the stockholders of the Company, to establish the preferences, limitations and relative rights of the Series Preferred Stock. In addition, 1,250,000,000 shares of the Class A Common Stock and Class B Common Stock are currently authorized by the Charter, of which [503,441,864] remain available for issuance. If the Liberty Media Group Stock Proposal and the Increased Authorization Proposal are approved by stockholders and following the Distribution, there would be 1,900,000,000 shares of TCI Group Common Stock, 550,000,000 shares of Liberty Media Group Common Stock and 50,000,000 shares of Series Preferred Stock authorized, of which [1,153,441,864] shares of TCI Group Common Stock, [385,911,372] shares of Liberty Media Group Common Stock and [48,683,039] shares of Series Preferred Stock would be available for issuance as of the date of this Proxy Statement/Prospectus. If the Increased Authorization Proposal, but not the Liberty Media Group Stock Proposal, is approved by the stockholders, there would be 1,900,000,000 shares of Class A Common Stock and Class B Common Stock and 50,000,000 shares of Series Preferred Stock authorized, of which [1,153,441,864] shares of common stock and [48,683,039] shares of Series Preferred Stock would be available for issuance. The issue and sale of shares common stock and/or Series Preferred Stock could occur in connection with an attempt to acquire control of the Company, and the terms of such shares of Series Preferred Stock could be designed in part to impede the acquisition of such control.

  The Charter requires the affirmative vote of 66 2/3% of the total voting power of the outstanding shares of Voting Stock, voting together as a single class, to approve any amendment, alteration or repeal of any provision of the Charter or the addition or insertion of other provisions therein.

  The Charter and the Company's Bylaws provide that a annual meeting of stockholders will be held at any time, subject to the rights of the holders of any class or series of preferred stock, upon the call of the Secretary of the Company upon (i) the written request of the holders of not less than 66 2/3% of the total voting power of the outstanding shares of Voting Stock or (ii) at the request of not less than 75% of the members of the Board of Directors. Subject to the rights of any class or series of preferred stock, the Company's Bylaws require that written notice of the intent to make a nomination at a meeting of stockholders must be received by the Secretary of the Company, at the Company's principal executive offices, not later than (a) with respect to an election of directors to be held at an annual meeting of stockholders, 90 days in advance of such meeting, and (b) with respect to an election of directors to be held at a annual meeting of stockholders, the close of business on the seventh day following the day on which notice of such meeting is first given to stockholders. The notice must contain: (1) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (2) a representation that the stockholder is a holder of record of the Company's Voting Stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (3) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (4) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement/prospectus filed pursuant to the proxy rules of the Commission had each proposed nominee been nominated, or intended to be nominated, by the Board of Directors; and (5) the consent of each nominee to serve as a director of the Company if so elected.

  The Company believes that the Liberty Media Group Stock Proposal and the Increased Authorization Proposal, if approved by the stockholders, should not make a change in control of the Company more difficult. Although the number of authorized shares of common stock and preferred stock will increase, and the number of outstanding shares will increase upon the issuance of the Liberty Media Group Common Stock pursuant to the Distribution, the cost to an acquiring person of obtaining majority control would depend on the aggregate market value and the terms of the outstanding shares. The Company cannot predict whether, to what extent or during what periods of time such cost may increase or decrease, nor can the Company predict the effect of the proposed provisions for voting rights of the Liberty Media Group Common Stock. See "The Liberty Media Group Stock Proposal--Description of TCI Group Common Stock and Liberty Media Group Common Stock--Voting Rights" and "Special Considerations--No Assurance as to Market Price".

  Nevertheless, the existence of the Liberty Media Group Common Stock would present complexities and could in certain circumstances pose obstacles, financial and otherwise, to an acquiring person. For example, a potential acquiror would have to take into consideration that holders of different series of Common Stock might be more or less receptive to the acquiror's proposal, that a tender offer would have to be structured so as to take into account different prices at which shares of the different series might be acquired, that a merger would require allocation of consideration among the different series of Common Stock and the effects of actions the Company might take such as causing a conversion of the Liberty Media Group Common Stock.

                     DESCRIPTION OF EXISTING COMMON STOCK
                            AND OTHER CAPITAL STOCK

  The following is a description of the Company's currently authorized capital stock. Pursuant to the Liberty Media Group Stock Proposal and the Increased Authorization Proposal, the authorized shares of the Company's common stock and preferred stock would be increased, the Company's common stock would be redesignated to comprise 1,900,000,000 shares of TCI Group Common Stock and 550,000,000 shares of Liberty Media Group Common Stock. Each class of the Company's preferred stock described below will remain authorized following the approval of such proposals.

  Common Stock. The Company is currently authorized to issue 1,100,000,000 shares of Class A Common Stock and 150,000,000 shares of Class B Common Stock. As of the date of this Proxy Statement/Prospectus, there were approximately [571,489,713] shares of Class A Common Stock and [84,864,800] shares of Class B Common Stock issued and outstanding (after elimination of shares of the Company held by subsidiaries of the Company).

  Each share of Class A Common Stock has one vote and each share of Class B Common Stock has ten votes on each matter presented to the holders of Common Stock for a vote. Except as may be required by the DGCL, the holders of the Class A Common Stock, the Class B Common Stock, and the preferred stock of the Company vote as one class for all purposes. The Class A Common Stock and Class B Common Stock are otherwise identical in all respects, except that each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder. The Class A Common Stock is not convertible into Class B Common Stock.

  The holders of the Class A Common Stock and Class B Common Stock are entitled to receive dividends when and as declared by the Board of Directors out of funds legally available for such payment. Holders of Class A Common Stock and Class B Common Stock have no preemptive rights to purchase additional shares. The holders of Class A Common Stock and Class B Common Stock are entitled to share ratably in the assets of the Company available for distribution to stockholders in the event of the Company's liquidation, dissolution or winding up.

  The Charter provides that there can be no stock dividend on, or stock split, reverse stock split or reclassification of, either the Class A Common Stock or the Class B Common Stock without a corresponding stock dividend on, or stock split, reverse stock split or other reclassification of, the other class of Common Stock.

  Preferred Stock. The Company is authorized to issue up to 12,375,096 shares of preferred stock, divided into 700,000 shares of Class A Preferred Stock, 1,675,096 shares of Class B Preferred Stock and 10,000,000 shares of Series Preferred Stock, of which 80,000 shares have been designated as Series C Preferred Stock, 1,000,000 shares have been designated as Series D Preferred Stock and 400,000 shares have been designated as Series E Preferred Stock.

  Class A Preferred Stock. As of the date of this Proxy Statement/Prospectus, 592,798 shares of Class A Preferred Stock have been issued and are outstanding, all of which are held by a wholly-owned subsidiary of the Company. The dividend, liquidation and redemption features of the Class A Preferred Stock, each of which is discussed below, are determined by reference to the liquidation value of the Class A Preferred Stock, which as of any date of determination is equal, on a per share basis, to the sum of (i) $322.84, plus (ii) all dividends accrued on such share through the dividend payment date on or immediately preceding such date of determination to the extent not paid on or before such date, plus (iii) for purposes of determining liquidation and redemption payments, all unpaid dividends accrued on the sum of clauses (i) and (ii) above, to such date of determination.

  The holders of Class A Preferred Stock are entitled to receive preferential cumulative cash dividends when and as declared by the Board of Directors out of unrestricted funds legally available therefor. Dividends accrue cumulatively at an annual rate of 9 3/8% of the liquidation value per share, whether or not such dividends are declared or funds are legally or contractually available for payment of dividends. Dividends not paid on any dividend payment date are added to the liquidation value on such date and remain a part thereof until such dividends and all dividends accrued thereon are paid in full.

  Upon the dissolution, liquidation or winding up of the Company, holders of the Class A Preferred Stock are entitled to receive from the assets of the Company available for distribution to stockholders an amount in cash or property or a combination thereof, per share, equal to the then liquidation value.

  The Class A Preferred Stock is subject to optional redemption at any time by the Company, in whole or in part, and to mandatory redemption by the Company on the twelfth anniversary of the issue date, in each case at a redemption price, per share, equal to the then liquidation value of the Class A Preferred Stock.


  Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock. As of the date of this Proxy Statement/Prospectus, 1,675,096 shares of Class B Preferred Stock have been issued and are outstanding. Of such issued and outstanding shares, 55,070 shares are held by subsidiaries of the Company. The holders of Class B Preferred Stock are entitled to receive preferential cumulative dividends, when and as declared by the Board of Directors out of unrestricted funds legally available therefor. Dividends accrue cumulatively (but without compounding) at an annual rate of 6% of the stated liquidation value of $100 per share (the "Stated Liquidation Value"), whether or not such dividends are declared or funds are legally available for payment of dividends. Accrued dividends are payable annually and, in the sole discretion of the Board of Directors, may be declared and paid in cash, in shares of Class A Common Stock or in any combination of the foregoing. Accrued dividends not paid as provided above on any dividend payment date accumulate and such accumulated unpaid dividends may be declared and paid in cash, shares of Class A Common Stock or any combination thereof at any time without reference to any regular dividend payment date, to holders of record of Class B Preferred Stock as of a special record date fixed by the Board of Directors.

  In the event of any liquidation, dissolution or winding up of the Company, the holders of Class B Preferred Stock are entitled to receive from the assets of the Company available for distribution to stockholders an amount in cash or property or a combination thereof, per share, equal to the Stated Liquidation Value thereof, plus all accumulated and accrued but unpaid dividends thereon to the date of payment.

  The Class B Preferred Stock is redeemable at the option of the Company, in whole at any time or in part from time to time, for a redemption price per share payable in cash equal to the Stated Liquidation Value thereof, plus all accumulated and accrued but unpaid dividends thereon to and including the redemption date.

  The Class B Preferred Stock is exchangeable at the option of the Company in whole but not in part at any time for junior subordinated debt securities of the Company ("Junior Exchange Notes"). If the Company exercises its optional exchange right, each holder of outstanding shares of Class B Preferred Stock will be entitled to receive in exchange therefor newly issued Junior Exchange Notes of a series authorized and established for the purpose of such exchange, the aggregate principal amount of which will be equal to the aggregate Stated Liquidation Value of the shares of Class B Preferred Stock so exchanged by such holder, plus all accumulated and accrued but unpaid dividends thereon to and including the exchange date. The Junior Exchange Notes will mature on the fifteenth anniversary of the date of issuance and will be subject to earlier redemption at the option of the Company, in whole or in part, for a redemption price equal to the principal amount thereof plus accrued but unpaid interest. Interest will accrue, and be payable annually, on the principal amount of the Junior Exchange Notes at a rate per annum to be determined prior to issuance by adding a spread of 215 basis points to the "Fifteen Year Treasury Rate" (as defined in the Indenture pursuant to which the Junior Exchange Notes will be issued). Interest will accrue on overdue principal at the same rate, but will not accrue on overdue interest.

  Series Preferred Stock. The Series Preferred Stock is issuable, from time to time, in one or more series, with such designations, preferences and relative participating, optional or other special rights, qualifications, limitations or restrictions thereof, as is stated and expressed in a resolution or resolutions providing for the issue of such series adopted by the Board of Directors.

  All shares of any one series of the Series Preferred Stock are required to be alike in every particular and all series are required to rank equally and be identical in all respects, except insofar as they may vary with respect to matters which the Board of Directors is expressly authorized by the Charter to determine in the resolution or resolutions providing for the issue of any series of the Series Preferred Stock.

  Series C Convertible Preferred Stock. The Company has issued a series of Series Preferred Stock designated as "Convertible Preferred Stock, Series C". As of the date of this Proxy Statement/Prospectus, 70,559 shares of Series C Preferred Stock have been issued and are outstanding.

  Each share of Series C Preferred Stock is convertible, at the option of the holder, into 100 shares of Class A Common Stock, subject to anti-dilution adjustments. The dividend, liquidation and redemption features of the Series C Preferred Stock, each of which is discussed in greater detail below, are determined by reference to the liquidation value of the Series C Preferred Stock, which as of any date of determination is equal, on a per share basis, to the sum of (i) $2,375, plus (ii) all dividends accrued on such share through the dividend payment date on or immediately preceding such date of determination to the extent not paid on or before such date, plus (iii) for purposes of determining liquidation and redemption payments, all unpaid dividends accrued on the sums of clauses (i) and (ii) above, to such date of determination.

  The holders of Series C Preferred Stock are entitled to receive preferential cumulative cash dividends out of funds legally available therefor. Dividends accrue cumulatively at an annual rate of 5 1/2% of the liquidation value per share, whether or not such dividends are declared or funds are legally or contractually available for payment of dividends, except that if the Company fails to redeem shares of Series C Preferred Stock required to be redeemed on a redemption date, dividends thereafter accrue cumulatively at an annual rate of 15% of the liquidation value per share. Dividends not paid on any dividend payment date are added to the liquidation value on such date and remain a part thereof until such dividends and all dividends accrued thereon are paid in full. Dividends accrue on unpaid dividends at the rate of 5 1/2% per annum, unless such dividends remain unpaid for two consecutive quarters in which event such rate increases to 15% per annum.

  Upon the dissolution, liquidation or winding up of the Company, holders of the Series C Preferred Stock are entitled to receive from the assets of the Company available for distribution to stockholders an amount in cash, per share, equal to the liquidation value.

  The Series C Preferred Stock is subject to optional redemption by the Company at any time after the seventh anniversary of its issuance, in whole or in part, at a redemption price, per share, equal to the then liquidation value of the Series C Preferred Stock. Subject to the rights of any other class or series of the Company's preferred stock ranking pari passu with the Series C Preferred Stock, the Series C Preferred Stock is required to be redeemed by the Company at any time after such seventh anniversary at the option of the holder, in whole or in part (provided that the aggregate liquidation value of the shares to be redeemed is in excess of $1 million), in each case at a redemption price, per share, equal to the then liquidation value.

  Series D Convertible Preferred Stock. The Company has issued a series of Series Preferred Stock designated as "Convertible Preferred Stock, Series D". As of the date of this Proxy Statement/Prospectus, 1,000,000 shares of Series D Preferred Stock have been issued and are outstanding.

  Each share of Series D Preferred Stock is convertible, at the option of the holder, into 10 shares of Class A Common Stock, subject to anti-dilution adjustments. If the Company distributes to holders of Class A Common Stock rights or warrants to subscribe for or purchase capital stock (other than Class A Common Stock or Class B Common Stock) of the Company or a subsidiary of the Company which is (a) common stock of its issuer or (b) participates in one or more business operations of the issuer in a manner similar to the Liberty Media Group Common Stock ("Special Securities"), each holder of Series D Preferred Stock has the option, in lieu of the otherwise applicable antidilution adjustment, to exchange shares of Series D Preferred Stock for shares of a series of convertible preferred stock of the issuer of the Special Securities having terms similar to the Series D Preferred Stock but convertible into Special Securities.

  The dividend, liquidation and redemption features of the Series D Preferred Stock, each of which is discussed below, are determined by reference to the liquidation value of the Series D Preferred Stock, which as of any date of determination is equal, on a per share basis, to the sum of (i) $300, plus (ii) all dividends accrued on such share through the dividend payment date on or immediately preceding such date of determination to the extent not paid on or before such date, plus (iii) for purposes of determining liquidation and redemption payments, an amount equal to all unpaid dividends accrued on the sum of clauses (i) and (ii) above, to such date of determination.

  The holders of Series D Preferred Stock are entitled to receive preferential cumulative cash dividends out of funds legally available therefor. Dividends accrue cumulatively at an annual rate of 5 1/2% of the liquidation value per share, whether or not such dividends are declared or funds are legally or contractually available for payment of dividends, except that if the Company fails to redeem shares of Series D Preferred Stock required to be redeemed on a redemption date, dividends thereafter accrue cumulatively at an annual rate of 10% of the liquidation value per share. Dividends not paid on any dividend payment date are added to the liquidation value on such date and remain a part thereof until such dividends and all dividends accrued thereon are paid in full. Dividends accrue on unpaid dividends at the rate of 5 1/2% per annum, unless such dividends remain unpaid for two consecutive quarters, in which event such rate increases to 10% per annum. To the extent any cash dividends are not paid on any dividend payment date, the amount of such dividends will be converted, to the extent permissible under the DGCL, into shares of Class A Common Stock at a conversion rate equal to 95% of the then current market price (as defined in the certificate of designations establishing the Series D Preferred Stock) of Class A Common Stock, and upon issuance of Class A Common Stock to holders of Series D Preferred Stock in respect of such conversion such dividend will be deemed paid for all purposes.

  Upon the dissolution, liquidation or winding up of the Company, holders of the Series D Preferred Stock are entitled to receive from the assets of the Company available for distribution to stockholders an amount in cash, per share, equal to the liquidation value.

  The Series D Preferred Stock is subject to optional redemption by the Company at any time after the fifth anniversary of its issuance, in whole or from time to time in part, at a redemption price, per share, equal to the then liquidation value of the Series D Preferred Stock. Shares of Series D Preferred Stock may also be redeemed at the option of the Company after the third anniversary of the issue date if the market value per share of Class A Common Stock shall have exceeded $37.50 for periods specified in the certificate of designations establishing the Series D Preferred Stock. Subject to the rights of any other class or series of the Company's preferred stock ranking pari passu with the Series D Preferred Stock and subject to any prohibition or restriction contained in any instrument evidencing indebtedness of the Company, any holder of Series D Preferred Stock, at such holder's option, may require the Company, at any time after such tenth anniversary of the issuance of such Series D Preferred Stock, to redeem all or a portion of such holder's shares of Series D Preferred Stock, provided that the aggregate liquidation value of the shares to be redeemed is in excess of $50,000 (or, if all of the shares of Series D Preferred Stock held by such holder has an aggregate liquidation value of less than $50,000, all but not less than all of such shares of Series D Preferred Stock), in each case at a redemption price, per share, equal to the then liquidation value. If the Company fails to effect any redemption of Series D Preferred Stock, the holders thereof will have the option to convert their shares of Series D Preferred Stock into Class A Common Stock at a conversion rate equal to 95% of the current market value of the Class A Common Stock over a period specified in the certificate of designations establishing the Series D Preferred Stock, provided that such option may not be exercised unless the failure to redeem continues for more than a year.

  Series E Redeemable Convertible Preferred Stock. The Company has issued a series of Series Preferred Stock designated as "Redeemable Convertible Preferred Stock, Series E". As of the date of this Proxy Statement/Prospectus, 246,402 shares of Series E Preferred Stock have been issued and are outstanding, all of which are held by wholly-owned subsidiaries of the Company.

  At any time after the Company amends its Charter to increase the number of authorized shares of Class A Common Stock to a number that would permit the conversion of all of the shares of Series E Preferred Stock then outstanding, the shares of Series E Preferred Stock shall be convertible, at the option of the holder, into Class A Common Stock at the rate of 1,000 shares of Class A Common Stock for each share of Series E Preferred Stock, subject to anti-dilution adjustments. The dividend, liquidation and redemption features of the Series E Preferred Stock, each of which is discussed below, are determined by reference to the liquidation preference of the Series E Preferred Stock, which as of any date of determination is equal, on a per share basis, to the sum of
(i) $22,303, plus (ii) all dividends accrued on such share through the dividend payment date on or immediately preceding such date of determination to the extent not paid on or before such date, plus (iii) for purposes of determining liquidation and redemption payments, all unpaid dividends accrued on such share during the period from the immediately preceding dividend payment date (or the date of issuance of such share if the date of determination is on or prior to the first dividend payment date) through and including the date of determination.

  The holders of Series E Preferred Stock are entitled to receive preferential cumulative cash dividends when and as declared by the Board of Directors out of unrestricted funds legally available therefor. Dividends accrue cumulatively at an annual rate of 5% of the stated liquidation value per share (such stated liquidation value initially being $22,303), whether or not such dividends are declared or funds are legally available for payment of dividends. Dividends not paid on any dividend payment date are added to the liquidation value on such date and remain a part thereof until such dividends are paid.

  Upon the dissolution, liquidation or winding up of the Company, holders of the Series E Preferred Stock are entitled to receive from the assets of the Company available for distribution to stockholders an amount in cash or property or a combination thereof, per share, equal to the liquidation preference.

  The Series E Preferred Stock is subject to optional redemption by the Company at any time after its issuance, in whole or in part, at a redemption price, per share, equal to the then liquidation preference of the Series E Preferred Stock. The Company may elect to pay the redemption price (or designated portion thereof) of the shares of Series E Preferred Stock called for redemption by issuing to the holder thereof, in respect of his shares to be redeemed, a number of shares of Class A Common Stock equal to the aggregate redemption price (or designated portion thereof) of such shares divided by the average of the last daily sales prices of the Class A Common Stock for a period specified, and subject to the adjustments described, in the certificate of designations establishing the Series E Preferred Stock.

  Ranking; Limitations on Rights of Holders of Common Stock. All classes and series of preferred stock outstanding on the date of this Proxy Statement/Prospectus rank senior to the Common Stock, and if the Liberty Media Group Increased Authorization Proposal is approved, will rank senior to the Liberty Media Group Common Stock, as to dividend rights, rights to redemption and rights on liquidation.

  For so long as any dividends are in arrears on any outstanding class or series of preferred stock, and until all dividends accrued up to the immediately preceding dividend payment date on such preferred stock and on any class or series of preferred stock ranking on a parity with such preferred stock ("Parity Stock") shall have been paid or declared and set apart so as to be available for payment in full thereof and for no other purpose, neither the Company nor any subsidiary thereof may purchase or otherwise acquire any shares of such preferred stock, Parity Stock or any class or series of capital stock ranking junior to such preferred stock ("Junior Stock"), or set aside any money or assets for any such purpose, unless all of the outstanding shares of such preferred stock and Parity Stock are redeemed. For so long as any dividends are in arrears on any outstanding class or series of preferred stock and until all dividends accrued up to the immediately preceding dividend payment date on such preferred stock shall have been paid or declared and set apart so as to be available for payment in full thereof and for no other purpose, the Company may not declare or pay any dividend on or make any distribution with respect to the Parity Stock or Junior Stock or set aside any money or assets for any such purpose. If the Company fails to redeem shares of Class A Preferred Stock, Class B Preferred Stock or Series E Preferred Stock required to be redeemed on a redemption date, the Company may not declare or pay any dividend on or make any distribution with respect to the Parity Stock or Junior Stock or set aside money or assets for any such purpose, and neither the Company nor any subsidiary thereof may purchase or otherwise acquire any shares of such preferred stock, Parity Stock or Junior Stock or set aside any money or assets for any such purpose, until all shares of such class or series of preferred stock are redeemed in full. If the Company fails to redeem shares of Series C Preferred Stock or Series D Preferred Stock required to be redeemed on a redemption date, neither the Company nor any subsidiary thereof may purchase or otherwise acquire any shares of Parity Stock or Junior Stock or set aside any money or assets for any such purpose, until all shares of such series of preferred stock are redeemed in full. Neither the Company nor any subsidiary thereof may purchase or otherwise acquire any shares of Parity Stock or Junior Stock, or set aside any money or assets for such purpose, if after giving effect to such purchase or acquisition the amount that would be available for distribution to the holders of Class A Preferred Stock, Class B Preferred Stock and Series E Preferred Stock upon liquidation, dissolution or winding up of the Company, if such liquidation, dissolution or winding up were to occur on the date fixed for such purchase or acquisition of shares of Parity Stock or Junior Stock, would be less than the aggregate liquidation preference of all then outstanding shares of such classes and series of preferred stock. The failure of the Company (i) to redeem on any date fixed for redemption any outstanding shares of Class A Preferred Stock, Class B Preferred Stock or Series E Preferred Stock or (ii) to pay dividends on any Parity Stock, shall not prevent the Company from paying any dividends on Parity Stock solely in shares of Parity Stock or Junior Stock or on Junior Stock solely in shares of Junior Stock or the purchase or other acquisition of such preferred stock or Parity Stock solely in exchange for shares of Parity Stock or Junior Stock or of Junior Stock solely in exchange for shares of Junior Stock.

                                 LEGAL MATTERS

  The validity of the redesignation of the Company's Class A Common Stock and Class B Common Stock as Series A TCI Group Common Stock and Series B TCI Group Common Stock and the issuance of the Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock in connection with the Distribution will be passed upon by Baker & Botts, L.L.P., 885 Third Avenue, New York, New York 10022. Mr. Jerome Kern, a partner of Baker & Botts, L.L.P., is a director of the Company. Mr. Kern holds options to purchase 2,000,000 shares of Class A Common Stock. In addition, certain partners of Baker & Botts, L.L.P. serve as Assistant Secretaries of the Company.

                                    EXPERTS

  The firm of KPMG Peat Marwick LLP ("KPMG") serves as the Company's independent certified public accountants. A partner of KPMG will be present at the Annual Meeting with the opportunity to make a statement if KPMG so desires and will be available to respond to appropriate questions.

  The consolidated balance sheets of Tele-Communications, Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994, and all related schedules, have been included and incorporated by reference herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The reports of KPMG Peat Marwick LLP covering the December 31, 1994 consolidated financial statements refer to the adoption of Statement of Financial Accounting Standards No. 115, "Accounting for Investments in Certain Debt and Equity Securities," in 1994.

  The consolidated balance sheets of Liberty Media Corporation and subsidiaries (Successor) as of December 31, 1993 and 1992, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1993 and 1992 and the period from April 1, 1991 to December 31, 1991 (Successor Periods) and the consolidated statements of operations, stockholders' equity, and cash flows of Liberty Media (a combination of certain programming interests and cable television assets of TCI Communications, Inc. (formerly Tele-Communications, Inc.)) (Predecessor) for the period from January 1, 1991 to March 31, 1991 (Predecessor Periods), have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1993 consolidated financial statements refers to a change in the method of accounting for income taxes in 1993.

  The combined balance sheets of Liberty Media Group (a combination of certain assets of Tele-Communications, Inc. and its affiliate, Liberty Media Corporation) as of December 31, 1994 and 1993, and the related combined statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 1994 have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1994 combined financial statements refers to the adoption of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," in 1994.

  The consolidated balance sheets of QVC, Inc. and subsidiaries as of January 31, 1994 and 1993, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended January 31, 1994, which appear in the Current Report on Form 8-K, as amended, of Tele-Communications, Inc. dated February 3, 1995, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat

Marwick LLP covering the January 31, 1994 consolidated financial statements refers to a change in the method of accounting for income taxes.

  The financial statements of TeleCable Corporation as of December 31, 1993 and 1992 and for each of the two years in the period ended December 31, 1993, incorporated herein by reference to the Current Report on Form 8-K of the Company dated August 26, 1994, have been so incorporated by reference in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                            STOCKHOLDERS' PROPOSALS

  Proposals by stockholders for which consideration is desired at the 1996 annual meeting of stockholders must be received by the Company by _____________, 1996 in order to be considered for inclusion in proxy materials for the 1996 annual meeting.

                                                                      APPENDIX I
                       GLOSSARY OF CERTAIN DEFINED TERMS

                                                               Page on which
                                                               term is defined
                                                               in the Proxy
Term                                                        Statement/Prospectus
- ----                                                        --------------------
1984 Cable Act.............................................................. 111
1992 Cable Act..............................................................  53
Acclaim.....................................................................  20
Amended Charter.............................................................   4
Annual Meeting..............................................................   1
ARC.........................................................................  94
Assumed Options and SARs.................................................... 147
ATP......................................................................... 128
Australis................................................................... 105
Business Line Restructuring.................................................  18
Cablevision.................................................................  30
Cablevision Acquisition.....................................................  30
CCT......................................................................... 156
Certificate of Amendment....................................................  51
Change of Control........................................................... 133
Charter.....................................................................   2
Class A Common Stock........................................................   2
Class A Preferred Stock.....................................................  62
Class A shares.............................................................. 137
Class B Common Stock........................................................   2
Class B Preferred Stock.....................................................  21
Class B shares.............................................................. 137
Code........................................................................  87
Comcast.....................................................................  19
Commission..................................................................   7
Communications Act.......................................................... 115
Common Stock................................................................   1
Company.....................................................................   1
Company Earnings (Loss) Attributable to the Liberty Media Group.............  66
Company Earnings (Loss) Attributable to the TCI Group.......................  65
Convertible Securities...................................... Appendix III - A-21
Copyright Act............................................................... 123
Cox.........................................................................  19
CRT......................................................................... 123
DBS.........................................................................  94
DGCL........................................................................   4
Director Stock Option Plan..................................................   2
Director Stock Option Plan Proposal.........................................   2
Discount Rate............................................................... 158
Discovery...................................................................  19
Disposition.................................................................  72
Distribution................................................................   2
DMX.........................................................................  96
E!.......................................................................... 107
EMC......................................................................... 105
Effective Date.............................................................. 132
Encore......................................................................  19
ESPP........................................................................ 136
Exchange Act................................................................   7

                                                               Page on which
                                                               term is defined
                                                               in the Proxy
Term                                                        Statement/Prospectus
- ----                                                        --------------------
Fair Value..................................................................  70
FCC.........................................................................  19
First Appraiser.............................................................  71
GE.......................................................................... 118
Group.......................................................................   3
Groups......................................................................   3
Higher Appraised Amount.....................................................  71
HSC......................................................................... 117
HSDs........................................................................  94
HSN.........................................................................  19
Hughes...................................................................... 118
IFE......................................................................... 107
Incentive Plan.............................................................. 147
Increased Authorization Proposal............................................   1
Initiation Date.............................................................  71
Inter-Group Interest Fraction...............................................  25
Inter-Group Interest........................................................   3
International...............................................................  18
International Programming Opportunity.......................................  61
Junior Exchange Notes....................................................... 164
Junior Stock................................................................ 168
Kearns...................................................................... 137
KPMG........................................................................ 169
Liberty.....................................................................   7
Liberty Class E Preferred Stock............................................. 156
Liberty Media Group.........................................................   2
Liberty Media Group Available Dividend Amount...............................  65
Liberty Media Group Common Stock............................................   1
Liberty Media Group Stock Proposal..........................................   1
Liberty Media Group Subsidiaries............................................  76
Liberty Sports Networks..................................................... 100
Liberty Sports..............................................................  99
LMC.........................................................................   7
Lower Appraised Amount......................................................  71
LPTV........................................................................ 119
Market Capitalization....................................... Appendix III - A-24
Market Value................................................ Appendix III - A-24
Merger Agreement............................................................ 147
MLP......................................................................... 128
MMDS........................................................................ 111
MSTV........................................................................ 108
MTM......................................................................... 107
Mutually Appraised Amount...................................................  71
Mutually Designated Appraiser...............................................  71
Netlink.....................................................................  19
Net Proceeds................................................................  43
Nonemployee Director........................................................ 132
Number of Shares Issuable with Respect to the Inter-Group Interest..........  25
Old TCI.....................................................................   7
Old TCI/LMC Combination.....................................................   7
Optional Conversion Ratio...................................................  70
Options..................................................................... 132

                                                               Page on which
                                                               term is defined
                                                               in the Proxy
Term                                                        Statement/Prospectus
- ----                                                        --------------------
Outstanding Interest Fraction...............................................  25
Parity Stock................................................................ 168
PCS.........................................................................  19
Peachtree................................................................... 157
Programming Companies....................................................... 108
PSC.........................................................................  99
PSR......................................................................... 100
QEPC........................................................................ 157
Qualifying Securities.......................................................  73
QVC.........................................................................  19
QVC Merger..................................................................  30
Record Date.................................................................  21
Registration Statement......................................................   7
Related Business Transaction................................................  73
Restricted Voting Shares....................................................  22
RMS......................................................................... 127
Royal....................................................................... 122
SARs........................................................................ 147
Second Appraiser............................................................  71
Securities Act..............................................................   7
Series A Liberty Media Group Common Stock...................................   1
Series A TCI Group Common Stock.............................................   1
Series B Liberty Media Group Common Stock...................................   1
Series B TCI Group Common Stock.............................................   2
Series C Preferred Stock....................................................  21
Series D Preferred Stock....................................................  62
Series E Preferred Stock....................................................  62
Series F Preferred Stock....................................................  92
Series Preferred Stock......................................................   2
Service.....................................................................  87
share distribution..........................................................  67
SHV Act..................................................................... 123
SKC......................................................................... 119
Southern.................................................................... 122
Special Securities.......................................................... 166
Special Termination Right................................................... 118
SportSouth.................................................................. 154
Sprint......................................................................  19
SSI......................................................................... 100
Stated Liquidation Value.................................................... 164
Stations.................................................................... 126
TBS.........................................................................  19
TCG.........................................................................  20
TCI Cable Investments.......................................................   7
TCI Group...................................................................   3
TCI Group Available Dividend Amount.........................................  64
TCI Group Common Stock......................................................   2
TCI Technology..............................................................  18
TCI Treasury Shares.........................................................  92
TCIC........................................................................   7
TCIS........................................................................ 157
TeleCable...................................................................  30
TeleCable Merger............................................................  30
Telephony Joint Venture.....................................................  19

                                                               Page on which
                                                               term is defined
                                                               in the Proxy
Term                                                        Statement/Prospectus
- ----                                                        --------------------
TIN.........................................................................  90
Trading Day................................................. Appendix III - A-28
UACI........................................................................ 142
UAE......................................................................... 144
VJN......................................................................... 108
Voting Securities...........................................................  63
Voting Stock................................................................ 160
VRU System.................................................................. 120
WTBS........................................................................ 122

                                                                     APPENDIX II


                         ILLUSTRATION OF CERTAIN TERMS



     The following illustrations demonstrate the calculations of the TCI Group's Inter-Group Interest in the Liberty Media Group based on the assumptions set forth herein and using 550 million shares as the number of authorized shares of Liberty Media Group Common Stock and 160 million shares as the number of outstanding shares of Liberty Media Group Common Stock and zero as the Number of Shares Issuable with Respect to the Inter-Group Interest in the Liberty Media Group immediately following the Distribution. Unless otherwise specified, each illustration below should be read independently as if none of the other transactions referred to below had occurred. Actual calculations may be slightly different due to rounding. The following illustrations are not intended to be complete and are qualified in their entirety by the more detailed information contained in the Proxy Statement/Prospectus and the other Appendices thereto. Capitalized terms used herein have the respective meanings ascribed to them in the Proxy Statement/Prospectus. See Appendix I - Glossary of Certain Defined Terms.

     At any given time, the Outstanding Interest Fraction, which represents the percentage interest in the equity value of the Company attributable to the Liberty Media Group that is represented by the outstanding shares of Liberty Media Group Common Stock, would be equal to:

             Outstanding Shares of Liberty Media Group Common Stock
- --------------------------------------------------------------------------------

   Outstanding Shares of Liberty Media Group Common Stock + Number of Shares
               Issuable with Respect to the Inter-Group Interest

     The balance of the equity of the Liberty Media Group is represented by the TCI Group's Inter-Group Interest in the Liberty Media Group and, at any given time, the Inter-Group Interest Fraction, which represents the percentage interest in the equity value of the Company attributable to the Liberty Media Group that is attributed to the TCI Group, would be equal to:


       Number of Shares Issuable with Respect to the Inter-Group Interest
- --------------------------------------------------------------------------------

   Outstanding Shares of Liberty Media Group Common Stock + Number of Shares
               Issuable with Respect to the Inter-Group Interest


     The sum of the Outstanding Interest Fraction and the Inter-Group Interest Fraction will always equal 100%.

Distribution

     The following illustration assumes the initial issuance by the Company of 160 million shares of Liberty Media Group Common Stock pursuant to the Distribution.

     . The Number of Shares Issuable with Respect to the Inter-Group Interest will be zero immediately following the Distribution. As a result, the Outstanding Interest Fraction will be 100%, calculated as follows:



                                  160 million
                              -------------------
                                160 million + 0

          The Inter-Group Interest Fraction would accordingly represent an interest of 0% in the Liberty Media Group.

     . In this case, the TCI Group would not be credited, and the Liberty Media Group would not be charged, with any amount with respect to any dividend or other distribution paid on the outstanding Liberty Media Group Common Stock.

     . Immediately after the Distribution, the Company would have 390 million authorized and unissued shares of Liberty Media Group Common Stock remaining (550 million minus 160 million issued and outstanding).

Repurchases of Liberty Media Group Common Stock

     The following illustrations reflect the repurchase by the Company of 80 million shares of Liberty Media Group Common Stock.

     Repurchase with Liberty Media Group Funds

     Assume all such shares are identified as having been repurchased with funds attributed to the Liberty Media Group, with the Liberty Media Group being charged with the consideration paid for such shares.

               Shares previously issued and outstanding.........  160 million
               Shares repurchased...............................   80 million
                                                                  -----------
               Total issued and outstanding after repurchase....   80 million
                                                                  ===========

     . The Number of Shares Issuable with Respect to the Inter-Group Interest would not be changed by the repurchase of any shares of Liberty Media Group Common Stock with funds attributed to the Liberty Media Group.

     . The Outstanding Interest Fraction would be 100%, calculated as follows:

                                  80 million
                              --------------------
                                 80 million + 0

          The Inter-Group Interest Fraction would accordingly represent an interest of 0% in the Liberty Media Group.

     . In this case, the TCI Group would not be credited, and the Liberty Media Group would not be charged, with any amount with respect to any dividend or other distribution paid on the outstanding Liberty Media Group Common Stock.

     . The Company would have 470 million authorized and unissued shares of Liberty Media Group Common Stock (550 million minus 80 million issued and outstanding).

     Repurchase with TCI Group Funds

     Assume all such shares are identified as having been repurchased with funds attributed to the TCI Group, with the TCI Group being charged with the consideration paid for such shares.

               Shares previously issued and outstanding...........  160 million
               Shares repurchased.................................   80 million
                                                                    -----------
               Total issued and outstanding after repurchase......   80 million
                                                                    ===========

     . The Number of Shares Issuable with Respect to the Inter-Group Interest would be increased by the number of shares of Liberty Media Group Common Stock repurchased with funds attributed to the TCI Group.

               Number of Shares Issuable with Respect to the
                Inter-Group Interest prior to repurchase..........    0
               Shares repurchased with funds attributed to
                the TCI Group.....................................   80 million
                                                                     ----------
               Number of Shares Issuable with Respect to the
                Inter-Group Interest after repurchase.............   80 million
                                                                     ==========

     .    The Outstanding Interest Fraction would be 50%, calculated as follows:



                                  80 million
                          ---------------------------
                            80 million + 80 million

          The Inter-Group Interest Fraction would accordingly represent an interest of 50% in the Liberty Media Group.

     . In this case, the TCI Group would be credited, and the Liberty Media Group would be charged, with an amount equal to 100% (representing the ratio of the Inter-Group Interest Fraction (50%) to the Outstanding Interest Fraction (50%)) of the aggregate amount of any dividend or other distribution paid on the outstanding shares of Liberty Media Group Common Stock (other than a dividend or other distribution payable in shares of Liberty Media Group Common Stock). If, for example, a dividend of $1 per share were declared and paid on the 80 million shares of Liberty Media Group Common Stock outstanding (an aggregate of $80 million), the TCI Group would be credited with $80 million, and the Liberty Media Group would be charged with that amount in addition to the $80 million dividend on the outstanding shares of Liberty Media Group Common Stock (a total of $160 million).

     . The Company would have 470 million authorized and unissued shares of Liberty Media Group Common Stock (550 million minus 80 million issued and outstanding).

Transfers of Assets Between the TCI Group and the Liberty Media Group

     Contribution of Assets from the TCI Group to the Liberty Media Group

     The following illustration reflects the contribution by the TCI Group to the Liberty Media Group with respect to the Inter-Group Interest of $1,600 million of assets attributed to the TCI Group on a date on which the Market Value of the Liberty Media Group Common Stock is $20 per share.

               Shares previously issued and outstanding...........  160 million
               Newly issued shares................................    0
                                                                    -----------
               Total issued and outstanding after contribution....  160 million
                                                                    ===========

     . The Number of Shares Issuable with Respect to the Inter-Group Interest would be increased to reflect the contribution to the Liberty Media Group of assets theretofore attributed to the TCI Group.

               Number of Shares Issuable with Respect to the
                Inter-Group Interest prior to contribution..........   0
               Adjustment to reflect contribution to the Liberty
                Media Group of assets attributed to the TCI Group...  80 million
                                                                      ----------
               Number of Shares Issuable with Respect to the
                Inter-Group Interest after contribution.............  80 million
                                                                      ==========

     .    The Outstanding Interest Fraction would be 67%, calculated as follows:


                                  160 million
                         ----------------------------
                           160 million + 80 million

          The Inter-Group Interest Fraction would accordingly represent an interest of 33% in the Liberty Media Group.

     . In this case, the TCI Group would be credited, and the Liberty Media Group would be charged, with an amount equal to 50% (representing the ratio of the Inter-Group Interest Fraction (33%) to the Outstanding Interest Fraction (67%)) of the aggregate amount of any dividend or other distribution paid on the outstanding shares of Liberty Media Group Common Stock (other than a dividend or other distribution payable in shares of Liberty Media Group Common Stock).

     . The Company would have 390 million authorized and unissued shares of Liberty Media Group Common Stock (550 million minus 160 million issued and outstanding).

     Transfer of Assets from the Liberty Media Group to the TCI Group

     The following illustration reflects the transfer by the Liberty Media Group to the TCI Group with respect to the Inter-Group Interest of $800 million of assets attributed to the Liberty Media Group on a date on which the Market Value of Liberty Media Group Common Stock is $20 per share and the Number of Shares Issuable with Respect to the Inter-Group Interest is 80 million.

               Shares previously issued and outstanding............  160 million
               Shares repurchased..................................    0
                                                                     -----------
               Total issued and outstanding after transfer.........  160 million
                                                                     ===========

     . The Number of Shares Issuable with Respect to the Inter-Group Interest would be decreased to reflect the contribution to the TCI Group of assets theretofore attributed to the Liberty Media Group.

               Number of Shares Issuable with Respect to the
                Inter-Group Interest prior to transfer.............   80 million
               Adjustment to reflect transfer to the TCI Group of
                assets attributed to the Liberty Media Group.......   40 million
                                                                      ----------
               Number of Shares Issuable with Respect to the
                Inter-Group Interest after transfer................   40 million
                                                                      ==========

          The Liberty Media Group will not make transfers of assets to the TCI Group with respect to the Inter-Group Interest the fair value of which exceeds the Market Value of the Number of Shares Issuable with Respect to the Inter-Group Interest.

     . The Outstanding Interest Fraction would be 80%, calculated as follows:

                                  160 million
                         ----------------------------
                           160 million + 40 million

          The Inter-Group Interest Fraction would accordingly represent an interest of 20% in the Liberty Media Group.

     . In this case, the TCI Group would be credited, and the Liberty Media Group would be charged, with an amount equal to 25% (representing the ratio of the Inter-Group Interest Fraction (20%) to the Outstanding Interest Fraction (80%)) of the aggregate amount of any dividend or other distribution paid on the outstanding shares of Liberty Media Group Common Stock (other than a dividend or other distribution payable in shares of Liberty Media Group Common Stock).

     . The Company would have 390 million authorized and unissued shares of Liberty Media Group Common Stock (550 million minus 160 million issued and outstanding).

Future Offerings of Liberty Media Group Common Stock

     The following illustrations reflect the sale by the Company of 80 million shares of Liberty Media Group Common Stock on a date on which the Number of Shares Issuable with Respect to the Inter-Group Interest is 80 million.

     Offering for the Liberty Media Group


     Assume all such shares are identified as issued for the account of the Liberty Media Group, with the net proceeds credited to the Liberty Media Group.


               Shares previously issued and outstanding...........  160 million
               Newly issued shares................................   80 million
                                                                    -----------
               Total issued and outstanding after offering........  240 million
                                                                    ===========

     . The Number of Shares Issuable with Respect to the Inter-Group Interest would not be changed by the issuance of any shares of Liberty Media Group Common Stock for the account of the Liberty Media Group.

     .    The Outstanding Interest Fraction would be 75%, calculated as follows:


                                  240 million
                          ---------------------------
                           240 million + 80 million

          The Inter-Group Interest Fraction would accordingly represent an interest of 25% in the Liberty Media Group.

     . The Company would have 310 million authorized and unissued shares of Liberty Media Group Common Stock remaining (550 million minus 240 million issued and outstanding).

     Offering for the TCI Group

     Assume all of such shares are identified as issued for the account of the TCI Group with respect to the Inter-Group Interest, with the net proceeds credited to the TCI Group.

               Shares previously issued and outstanding............  160 million
               Newly issued shares.................................   80 million
                                                                     -----------
               Total issued and outstanding after offering.........  240 million
                                                                     ===========

     . The Number of Shares Issuable with Respect to the Inter-Group Interest would decrease by the number of shares of Liberty Media Group Common Stock issued for the account of the TCI Group.

               Number of Shares Issuable with Respect to the
                Inter-Group Interest prior to offering..............  80 million
               Shares issued in offering............................  80 million
                                                                      ----------
               Number of Shares Issuable with Respect to the
                Inter-Group Interest after offering.................   0
                                                                      ==========

     . The Outstanding Interest Fraction would be 100%, calculated as follows:

                                  240 million
                              -------------------
                                240 million + 0

          The Inter-Group Interest Fraction would accordingly represent an interest of 0% in the equity of the Liberty Media Group.

     . The Company would have 310 million authorized and unissued shares of Liberty Media Group Common Stock remaining (550 million minus 240 million issued and outstanding).

     Offerings of Convertible Securities


     If the Company were to issue any debt or preferred stock convertible into shares of Liberty Media Group Common Stock, the Inter-Group Interest Fraction and the Outstanding Interest Fraction would be unchanged at the time of such issuance. If any shares of Liberty Media Group Common Stock were issued upon conversion of such Convertible Security, however, then the Inter-Group Interest Fraction and the Outstanding Interest Fraction would be affected as shown above under "Offering for the Liberty Media Group", if such Convertible Security were attributed to the Liberty Media Group, or under "Offering for the TCI Group", if such Convertible Security were attributed to the TCI Group.

Liberty Media Group Common Stock Dividends

     The following illustrations reflect dividends of Liberty Media Group Common Stock on outstanding Liberty Media Group Common Stock and outstanding TCI Group Common Stock, respectively, on a date on which the Number of Shares Issuable with Respect to the Inter-Group Interest is 80 million.

     Liberty Media Group Common Stock Dividend on Liberty Media Group Common
Stock

     Assume the Company declares a dividend of one-half of one share of Liberty Media Group Common Stock on each outstanding share of Liberty Media Group Common Stock.

               Shares previously issued and outstanding..........    160 million
               Newly issued shares...............................     80 million
                                                                     -----------
               Total issued and outstanding after dividend.......    240 million
                                                                     ===========

     . The Number of Shares Issuable with Respect to the Inter-Group Interest would be increased proportionately to reflect the stock dividend payable in shares of Liberty Media Group Common Stock to holders of Liberty Media Group Common Stock.

               Number of Shares Issuable with Respect to the
                Inter-Group Interest prior to dividend.............   80 million
               Adjustment to reflect dividend of shares on
                outstanding  shares of Liberty Media Group
                Common Stock.......................................   40 million
                                                                     -----------
               Number of Shares Issuable with Respect to the
                Inter-Group Interest after dividend................  120 million
                                                                     ===========

     .    The Outstanding Interest Fraction would be 67%, calculated as follows:


                                  240 million
                         -----------------------------
                           240 million + 120 million


          The Inter-Group Interest Fraction would accordingly represent an interest of 33% in the Liberty Media Group. The Outstanding Interest Fraction and the Inter-Group Interest Fraction would be unchanged from the corresponding percentages prior to the dividend.

     . The Company would have 310 million authorized and unissued shares of Liberty Media Group Common Stock remaining (550 million minus 240 million issued and outstanding).

     Liberty Media Group Common Stock Dividend on TCI Group Common Stock

     Assume an aggregate of 600 million shares of TCI Group Common Stock are outstanding and the Company declares a dividend of one-tenth of one share of Liberty Media Group Common Stock on each outstanding share of TCI Group Common Stock.

               Shares previously issued and outstanding............  160 million
               Newly issued shares.................................   60 million
                                                                     -----------
               Total issued and outstanding after dividend.........  220 million
                                                                     ===========


     . Any dividend of shares of Liberty Media Group Common Stock on the outstanding shares of TCI Group Common Stock will be treated as a dividend from the Number of Shares Issuable with Respect to the Inter-Group Interest. As a result, the Number of Shares Issuable with Respect to the Inter-Group Interest would decrease by the number of shares of Liberty Media Group Common Stock distributed on the outstanding shares of TCI Group Common Stock as a dividend.

               Number of Shares Issuable with Respect to the
                Inter-Group Interest prior to dividend..............  80 million
               Shares distributed on outstanding shares of
                TCI Group Common Stock..............................  60 million
                                                                      ----------
               Number of Shares Issuable with Respect to the
                Inter-Group Interest after dividend.................  20 million
                                                                      ==========


          The Company will not distribute to holders of TCI Group Common Stock as a dividend a number of shares of Liberty Media Group Common Stock exceeding the Number of Shares Issuable with Respect to the Inter-Group Interest.

     .    The Outstanding Interest Fraction would be 92%, calculated as follows:


                                  220 million
                         ----------------------------
                           220 million + 20 million


          The Inter-Group Interest Fraction would accordingly represent an interest of 8% in the Liberty Media Group.

     . The Company would have 330 million authorized and unissued shares of Liberty Media Group Common Stock remaining (550 million minus 220 million issued and outstanding).

                                                           APPENDIX III-A


                              PROPOSED AMENDMENTS
                                     TO THE
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           TELE-COMMUNICATIONS, INC.

             (Implementing the Liberty Media Group Stock Proposal)

          The first paragraph of Article IV of the Restated Certificate of Incorporation is proposed to be amended pursuant to the Liberty Media Group Stock Proposal to read in its entirety as follows:

                                AUTHORIZED STOCK

          The total number of shares of capital stock which the Corporation shall have authority to issue is one billion eight hundred twelve million three hundred seventy-five thousand ninety-six (1,812,375,096) shares, of which one billion eight hundred million (1,800,000,000) shares shall be common stock ("Common Stock"), and twelve million three hundred seventy-five thousand ninety-six (12,375,096) shares shall be preferred stock ("Preferred Stock"). Said shares of Common Stock and Preferred Stock shall be divided into the following classes:

          (a) One billion eight hundred million (1,800,000,000) shares of Common Stock shall be a class designated as Common Stock with a par value of $1.00 per share, such class to be issuable in series as provided in Section E of this
Article IV;

          (b) Seven hundred thousand (700,000) shares of Preferred Stock shall be of a class designated as Class A Preferred Stock with a par value of $.01 per share;

          (c) One million six hundred seventy-five thousand ninety-six (1,675,096) shares of Preferred Stock shall be of a class designated as Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock with a par value of $.01 per share; and

          (d) Ten million (10,000,000) shares of Preferred Stock shall be of a class designated as Series Preferred Stock with a par value of $.01 per share, such class to be issuable in series as provided in Section D of this Article IV.


          If both the Liberty Media Group Stock Proposal and the Increased Authorization Proposal are approved by stockholders, the first paragraph of Article IV of the Restated Certificate of Incorporation will instead be amended to read in its entirety as set forth in Appendix III-B.

                                    III-A-1

          Section E of Article IV of the Restated Certificate of Incorporation is proposed to be amended pursuant to the Liberty Media Group Stock Proposal to read in its entirety as follows:

                                   SECTION E

           SERIES A TCI GROUP COMMON STOCK, SERIES B TCI GROUP COMMON
                STOCK, SERIES A LIBERTY MEDIA GROUP COMMON STOCK
                 AND SERIES B LIBERTY MEDIA GROUP COMMON STOCK

          One billion eight hundred million (1,800,000,000) shares of Common Stock shall be of a series designated as Series A TCI Group Common Stock (the "Series A TCI Group Common Stock"), one hundred fifty million (150,000,000) shares of Common Stock shall be of a series designated as Series B TCI Group Common Stock (the "Series B TCI Group Common Stock"), five hundred million (500,000,000) shares of Common Stock shall be of a series designated as Series A Liberty Media Group Common Stock (the "Series A Liberty Media Group Common Stock") and fifty million (50,000,000) shares of Common Stock shall be of a series designated as Series B Liberty Media Group Common Stock (the "Series B Liberty Media Group Common Stock").

          [Note: if both the Liberty Media Group Stock Proposal and the Increased Authorization Proposal are approved by stockholders, the immediately foregoing paragraph will instead be amended to read in its entirety as set forth in Appendix III-B.]

          Each share of Series A TCI Group Common Stock and each share of Series B TCI Group Common Stock shall, except as otherwise provided in this Section E, be identical in all respects and shall have equal rights and privileges.

          Each share of Series A Liberty Media Group Common Stock and each share of Series B Liberty Media Group Common Stock shall, except as otherwise provided in this Section E, be identical in all respects and shall have equal rights and privileges.


     1.   Voting Rights.
          -------------

          Holders of Series A TCI Group Common Stock shall be entitled to one vote for each share of such stock held, and holders of Series B TCI Group Common Stock shall be entitled to ten votes for each share of such stock held, on all matters presented to such stockholders. Except as may otherwise be required by the laws of the State of Delaware or in the instrument creating or evidencing any class or series of Preferred Stock, the holders of shares of Series A TCI Group Common Stock and the holders of shares of Series B TCI Group Common Stock shall vote with the holders of Series A Liberty Media Group Common Stock, the holders of Series B Liberty Media Group Common Stock and the holders of Preferred Stock, if any, as one class with respect to the election of directors and with respect to all other matters to be voted on by stockholders of the Corporation (including, without limitation, any proposed amendment to this Certificate that would increase the number of authorized shares of Series A TCI Group Common Stock, of Series B TCI Group Common Stock or of any other class or series of stock or decrease the number of authorized shares of any class or series of stock (but not below the number of shares thereof then outstanding)), and no separate vote or consent of the holders of shares of Series A

                                    III-A-2

TCI Group Common Stock, the holders of shares of Series B TCI Group Common Stock, the holders of shares of Series A Liberty Media Group Common Stock, the holders of shares of Series B Liberty Media Group Common Stock or the holders of shares of Preferred Stock shall be required for the approval of any such matter.


          Holders of Series A Liberty Media Group Common Stock shall be entitled to one vote for each share of such stock held, and holders of Series B Liberty Media Group Common Stock shall be entitled to ten votes for each share of such stock held, on all matters presented to such stockholders. Except as may otherwise be required by the laws of the State of Delaware or in the instrument creating or evidencing any class or series of Preferred Stock, the holders of shares of Series A Liberty Media Group Common Stock and the holders of shares of Series B Liberty Media Group Common Stock shall vote with the holders of Series A TCI Group Common Stock, the holders of Series B TCI Group Common Stock and the holders of Preferred Stock, if any, as one class with respect to the election of directors and with respect to all other matters to be voted on by stockholders of the Corporation (including, without limitation, any proposed amendment to this Certificate that would increase the number of authorized shares of Series A Liberty Media Group Common Stock or of Series B Liberty Media Group Common Stock or of any other class or series of stock or decrease the number of authorized shares of any class or series of stock (but not below the number of shares thereof outstanding)), and no separate vote or consent of the holders of shares of Series A Liberty Media Group Common Stock, the holders of shares of Series B Liberty Media Group Common Stock, the holders of shares of Series A TCI Group Common Stock, the holders of shares of Series B TCI Group Common Stock or the holders of Preferred Stock shall be required for the approval of any such matter.

     2.  Conversion Rights.
         -----------------

          (a) Conversion of Series B TCI Group Common Stock into Series A TCI Group Common Stock. Each share of Series B TCI Group Common Stock shall be convertible, at the option of the holder thereof, into one share of Series A TCI Group Common Stock. Any such conversion may be effected by any holder of Series B TCI Group Common Stock by surrendering such holder's certificate or certificates for the Series B TCI Group Common Stock to be converted, duly endorsed, at the office of the Corporation or any transfer agent for the Series B TCI Group Common Stock, together with a written notice to the Corporation at such office that such holder elects to convert all or a specified number of shares of Series B TCI Group Common Stock represented by such certificate and stating the name or names in which such holder desires the certificate or certificates for Series A TCI Group Common Stock to be issued. If so required by the Corporation, any certificate for shares surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder of such shares or the duly authorized representative of such holder. Promptly thereafter, the Corporation shall issue and deliver to such holder or such holder's nominee or nominees, a certificate or certificates for the number of shares of Series A TCI Group Common Stock to which such holder shall be entitled as herein provided. Such conversion shall be deemed to have been made at the close of business on the date of receipt by the Corporation or any such transfer agent of the certificate or certificates, notice and, if required, instruments of

                                    III-A-3
transfer referred to above, and the person or persons entitled to receive the Series A TCI Group Common Stock issuable on such conversion shall be treated for all purposes as the record holder or holders of such Series A TCI Group Common Stock on that date. A number of shares of Series A TCI Group Common Stock equal to the number of shares of Series B TCI Group Common Stock outstanding from time to time shall be set aside and reserved for issuance upon conversion of shares of Series B TCI Group Common Stock. Shares of Series B TCI Group Common Stock that have been acquired by the Corporation upon conversion shall remain treasury shares to be disposed of by resolution of the Board of Directors. Shares of Series A TCI Group Common Stock shall not be convertible into shares of Series B TCI Group Common Stock.

          (b) Conversion of Series B Liberty Media Group Common Stock into Series A Liberty Media Group Common Stock. Each share of Series B Liberty Media Group Common Stock shall be convertible, at the option of the holder thereof, into one share of Series A Liberty Media Group Common Stock. Any such conversion may be effected by any holder of Series B Liberty Media Group Common Stock by surrendering such holder's certificate or certificates for the Series B Liberty Media Group Common Stock to be converted, duly endorsed, at the office of the Corporation or any transfer agent for the Series B Liberty Media Group Common Stock, together with a written notice to the Corporation at such office that such holder elects to convert all or a specified number of shares of Series B Liberty Media Group Common Stock represented by such certificate and stating the name or names in which such holder desires the certificate or certificates for Series A Liberty Media Group Common Stock to be issued. If so required by the Corporation, any certificate for shares surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder of such shares or the duly authorized representative of such holder. Promptly thereafter, the Corporation shall issue and deliver to such holder or such holder's nominee or nominees, a certificate or certificates for the number of shares of Series A Liberty Media Group Common Stock to which such holder shall be entitled as herein provided. Such conversion shall be deemed to have been made at the close of business on the date of receipt by the Corporation or any such transfer agent of the certificate or certificates, notice and, if required, instruments of transfer referred to above, and the person or persons entitled to receive the Series A Liberty Media Group Common Stock issuable on such conversion shall be treated for all purposes as the record holder or holders of such Series A Liberty Media Group Common Stock on that date. A number of shares of Series A Liberty Media Group Common Stock equal to the number of shares of Series B Liberty Media Group Common Stock outstanding from time to time shall be set aside and reserved for issuance upon conversion of shares of Series B Liberty Media Group Common Stock. Shares of Series B Liberty Media Group Common Stock that have been acquired by the Corporation upon conversion shall remain treasury shares to be disposed of by resolution of the Board of Directors. Shares of Series A Liberty Media Group Common Stock shall not be convertible into shares of Series B Liberty Media Group Common Stock.

          (c) Conversion of Series A Liberty Media Group Common Stock into Series A TCI Group Common Stock and Series B Liberty Media Group Common Stock into Series B TCI Group Common Stock at the Option of the Corporation. (i) At the option of the Corporation by action of its Board of Directors, (A) each share of Series A Liberty

                                    III-A-4

Media Group Common Stock shall be convertible into a number of fully paid and nonassessable shares of Series A TCI Group Common Stock equal to the Optional Conversion Ratio, and (B) each share of Series B Liberty Media Group Common Stock shall be convertible into a number of fully paid and nonassessable shares of Series B TCI Group Common Stock equal to the Optional Conversion Ratio.



          (ii) For purposes of this paragraph 2(c), the "Optional Conversion Ratio" as of any date, means the quotient (calculated to the nearest five decimal places) the numerator of which is the Fair Value of one share of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock (determined pursuant to clause (iii) of this paragraph 2(c)) and the denominator of which is the average Market Value of one share of Series A TCI Group Common Stock for the 20-Trading Day period ending on the Initiation Date (as defined in clause (iii) of this paragraph 2(c)).

          (iii) For purposes of clause (ii) of this paragraph 2(c), the "Fair Value" of one share of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock means an amount determined in accordance with this clause (iii). In the event that the Corporation determines to establish a Fair Value, on the date as of which such Fair Value is to be determined (the "Initiation Date"), two investment banking firms of recognized national standing shall be designated to determine the Fair Value, one designated by the Corporation (the "First Appraiser") and one designated by a committee of the Board of Directors all of whose members are independent directors as determined under Nasdaq National Market rules (the "Second Appraiser"). Within 20 Trading Days after the Initiation Date, the First Appraiser and the Second Appraiser shall each determine its initial view as to the private market value (determined in accordance with clause (iv) of this paragraph 2(c)) of the Liberty Media Group as of the Initiation Date and shall consult with one another with respect thereto. By the 30th Trading Day after the Initiation Date, the First Appraiser and the Second Appraiser shall each have determined its final view as to such private market value. At that point, if the higher of the respective final views of the First Appraiser and the Second Appraiser as to such private market value (the "Higher Appraised Amount") is not more than 120% of the lower of such respective final views (the "Lower Appraised Amount"), the Fair Value shall be the average of those two amounts divided by the sum of the aggregate number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock outstanding and deemed to be outstanding as of the Initiation Date by such investment banking firms (or the average thereof if such aggregate number of shares differ) and the Number of Shares Issuable with Respect to the Inter-Group Interest. Otherwise, the First Appraiser and the Second Appraiser shall agree upon and jointly designate a third investment banking firm of recognized national standing (the "Mutually Designated Appraiser") to determine such private market value. The Corporation shall not disclose the final view of the First Appraiser and Second Appraiser to the Mutually Designated Appraiser, nor shall the Mutually Designated Appraiser have the benefit of any of the work of the First Appraiser and Second Appraiser. The Mutually Designated Appraiser shall, no later than the 50th Trading Day after the Initiation Date, determine such private market value (the "Mutually Appraised Amount"), and the Fair Value shall be (A) the average of (I) the Mutually Appraised Amount and (II) the Lower Appraised Amount or the

                                    III-A-5

Higher Appraised Amount, whichever is closer to the Mutually Appraised Amount, provided that the Mutually Appraised Amount is between the Lower Appraised Amount and the Higher Appraised Amount or (B) if the Mutually Appraised Amount is greater than the Higher Appraised Amount or less than the Lower Appraised Amount, the average of the Higher Appraised Amount and the Lower Appraised Amount, in either case divided by the sum of the aggregate number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock outstanding or deemed to be outstanding as of the Initiation Date by the investment banking firms whose determinations of such private market value are averaged to determine the Fair Value (or the average thereof if such aggregate number of shares differ) and the Number of Shares Issuable with Respect to the Inter-Group Interest. If the Corporation determines to convert shares of Series A Liberty Media Group Common Stock into Series A TCI Group Common Stock and shares of Series B Liberty Media Group Common Stock into Series B TCI Group Common Stock pursuant to clause (i) of this paragraph 2(c), such conversion shall occur on a conversion date on or prior to the 100th Trading Day following the Initiation Date. If the Corporation determines not to undertake such conversion, the Corporation may at any time thereafter undertake to reestablish the Fair Value as of a subsequent date.

          (iv) Each of the investment banking firms referred to in clause (iii) of this paragraph 2(c) shall be instructed to determine the private market value of the Liberty Media Group as of the Initiation Date based upon the amount a willing purchaser would pay to a willing seller, in an arm's length transaction, if it were acquiring the Liberty Media Group, as if the Liberty Media Group were a publicly traded non-controlled corporation and without consideration of any potential regulatory constraints limiting the potential purchasers of the Liberty Media Group other than that would have existed if the Liberty Media Group were a publicly traded non-controlled entity.

          (v) The Corporation shall not convert shares of Series A Liberty Media Group Common Stock into shares of Series A TCI Group Common Stock without converting shares of Series B Liberty Media Group Common Stock into shares of Series B TCI Group Common Stock, and the Corporation shall not convert shares of Series B Liberty Media Group Common Stock into shares of Series B TCI Group Common Stock without converting shares of Series A Liberty Media Group Common Stock into shares of Series A TCI Group Common Stock. The Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock shall also be convertible at the option of the Corporation in accordance with paragraph 5(b)(iii) of this Section E.

     3.   Dividends.
          ---------

          (a) Dividends on Series A TCI Group Common Stock and Series B TCI Group Common Stock. Dividends on the Series A TCI Group Common Stock and the Series B TCI Group Common Stock may be declared and paid only out of the lesser of (i) assets of the Corporation legally available therefor and (ii) the TCI Group Available Dividend Amount. Subject to paragraph 4 of this Section E, whenever a dividend is paid to the holders of Series A TCI Group Common Stock, the Corporation also shall pay to the holders of Series B TCI Group

                                    III-A-6

Common Stock a dividend per share at least equal to the dividend per share paid to the holders of Series A TCI Group Common Stock, and whenever a dividend is paid to the holders of Series B TCI Group Common Stock, the Corporation shall also pay to the holders of Series A TCI Group Common Stock a dividend per share at least equal to the dividend per share paid to the holders of Series B TCI Group Common Stock.

          (b) Dividends on Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock. Dividends on the Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock may be declared and paid only out of the lesser of (i) assets of the Corporation legally available therefor and (ii) the Liberty Media Group Available Dividend Amount. Subject to paragraph 4 of this Section E, whenever a dividend is paid to the holders of Series A Liberty Media Group Common Stock, the Corporation also shall pay to the holders of Series B Liberty Media Group Common Stock a dividend per share at least equal to the dividend per share paid to the holders of Series A Liberty Media Group Common Stock, and whenever a dividend is paid to the holders of Series B Liberty Media Group Common Stock, the Corporation shall also pay to the holders of Series A Liberty Media Group Common Stock a dividend per share at least equal to the dividend per share paid to the holders of Series B Liberty Media Group Common Stock.

          (c) Discrimination Between or Among Series of Common Stock. The Board of Directors, subject to the provisions of paragraph 3(a) and 3(b) of this Section E, shall have the authority to declare and pay dividends on all or less than all series of Common Stock in equal or unequal amounts, notwithstanding the relationship between the TCI Group Available Dividend Amount and the Liberty Media Group Available Dividend Amount, the respective amounts of prior dividends declared on, or the liquidation rights of, the Series A TCI Group Common Stock and the Series B TCI Group Common Stock or the Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock or any other factor.

     4.   Share Distributions.
          -------------------

          (a) Distributions on Series A TCI Group Common Stock and Series B TCI Group Common Stock. If at any time a distribution paid in Series A TCI Group Common Stock, Series B TCI Group Common Stock, Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock or any other securities of the Corporation (hereinafter sometimes called a "share distribution") is to be made with respect to the Series A TCI Group Common Stock or Series B TCI Group Common Stock, such share distribution may be declared and paid only as follows:

          (i) a share distribution consisting of shares of Series A TCI Group Common Stock (or Convertible Securities convertible into or exercisable for shares of Series A TCI Group Common Stock) to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock, on an equal per share basis; or consisting of shares of Series B TCI Group Common Stock (or Convertible Securities convertible into or exercisable for shares of Series B TCI Group Common Stock) to holders of Series A TCI Group Common Stock and Series B TCI


                                    III-A-7

Group Common Stock, on an equal per share basis; or consisting of shares of Series A TCI Group Common Stock (or Convertible Securities convertible into or exercisable for shares of Series A TCI Group Common Stock) to holders of Series A TCI Group Common Stock and, on an equal per share basis, shares of Series B TCI Group Common Stock (or like Convertible Securities convertible into or exercisable for shares of Series B TCI Group Common Stock) to holders of Series B TCI Group Common Stock;

          (ii) a share distribution consisting of shares of Series A Liberty Media Group Common Stock (or Convertible Securities convertible into or exercisable for shares of Series A Liberty Media Group Common Stock) to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock, on an equal per share basis; or consisting of shares of Series B Liberty Media Group Common Stock (or Convertible Securities convertible into or exercisable for shares of Series B Liberty Media Group Common Stock) to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock, on an equal per share basis; or consisting of shares of Series A Liberty Media Group Common Stock (or Convertible Securities convertible into or exercisable for shares of Series A Liberty Media Group Common Stock) to holders of Series A TCI Group Common Stock and, on an equal per share basis, shares of Series B Liberty Media Group Common Stock (or like Convertible Securities convertible into or exercisable for shares of Series B Liberty Media Group Common Stock) to holders of Series B TCI Group Common Stock; provided in each case covered by this subparagraph (ii) that the sum of (1) the aggregate number of shares of Series A Liberty Media Group Common Stock to be so issued (or the number of such shares which would be issuable upon conversion or exercise of any Convertible Securities to be so issued) and (2) the number of such shares of such series that are subject to issuance upon conversion or exercise of any Convertible Securities then outstanding that are attributed to the TCI Group is less than or equal to the Number of Shares Issuable with Respect to the Inter-Group Interest; and

          (iii) a share distribution consisting of any class or series of securities of the Corporation other than Series A TCI Group Common Stock, Series B TCI Group Common Stock, Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock (or Convertible Securities convertible into or exercisable for shares of Series A TCI Group Common Stock, Series B TCI Group Common Stock, Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock), either on the basis of a distribution of identical securities, on an equal per share basis, to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock or on the basis of a distribution of one class or series of securities to holders of Series A TCI Group Common Stock and another class or series of securities to holders of Series B TCI Group Common Stock, provided that the securities so distributed (and, if the distribution consists of Convertible Securities, the securities into which such Convertible Securities are convertible or for which they are exercisable) do not differ in any respect other than relative voting rights and related differences in designation, conversion, redemption and share distribution provisions not greater than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A TCI Group Common Stock and the Series B TCI Group Common Stock and provided that such distribution is otherwise made on an equal per share basis.

                                    III-A-8

          The Corporation shall not reclassify, subdivide or combine the Series A TCI Group Common Stock without reclassifying, subdividing or combining Series B TCI Group Common Stock, on an equal per share basis, and the Corporation shall not reclassify, subdivide or combine the Series B TCI Group Common Stock without reclassifying, subdividing or combining the Series A TCI Group Common Stock, on an equal per share basis.

          (b) Distributions on Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock. If at any time a share distribution is to be made with respect to the Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, such share distribution may be declared and paid only as follows:

          (i) a share distribution consisting of shares of Series A Liberty Media Group Common Stock (or Convertible Securities convertible into or exercisable for shares of Series A Liberty Media Group Common Stock) to holders of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, on an equal per share basis; or consisting of shares of Series B Liberty Media Group Common Stock (or like Convertible Securities convertible into or exercisable for shares of Series B Liberty Media Group Common Stock) to holders of Series A Liberty Media Group Common Stock and to holders of Series B Liberty Media Group Common Stock, on an equal per share basis; or consisting of shares of Series A Liberty Media Group Common Stock (or Convertible Securities convertible into or exercisable for shares of Series A Liberty Media Group Common Stock) to holders of Series A Liberty Media Group Common Stock and, on an equal per share basis, shares of Series B Liberty Media Group Common Stock (or Convertible Securities convertible into or exercisable for shares of Series B Liberty Media Group Common Stock) to holders of Series B Liberty Media Group Common Stock; and

          (ii) a share distribution consisting of any class or series of securities of the Corporation other than Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock (or Convertible Securities convertible into or exercisable for shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock), either on the basis of a distribution of identical securities, on an equal per share basis, to holders of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock or on the basis of a distribution of one class or series of securities to holders of Series A Liberty Media Group Common Stock and another class or series of securities to holders of Series B Liberty Media Group Common Stock, provided that the securities so distributed (and, if the distribution consists of Convertible Securities, the securities into which such Convertible Securities are convertible or for which they are exercisable) do not differ in any respect other than relative voting rights and related differences in designation, conversion, redemption and share distribution provisions not greater than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock.

                                    III-A-9

     The Corporation shall not reclassify, subdivide or combine the Series A Liberty Media Group Common Stock without reclassifying, subdividing or combining the Series B Liberty Media Group Common Stock, on an equal per share basis, and the Corporation shall not reclassify, subdivide or combine the Series B Liberty Media Group Common Stock without reclassifying, subdividing or combining the Series A Liberty Media Group Common Stock, on an equal per share basis.

     5.   Redemption and Other Provisions Relating to the Series A Liberty Media
          ----------------------------------------------------------------------
          Group Common Stock and Series B Liberty Media Group Common Stock.
          ----------------------------------------------------------------

          (a) Redemption in Exchange for Stock of Subsidiaries. At any time at which all of the assets and liabilities of the Liberty Media Group (and no other assets or liabilities) have become and continue to be held directly or indirectly by any one or more wholly owned subsidiaries of the Corporation (the "Liberty Media Group Subsidiaries"), the Board of Directors may, provided that there are assets of the Corporation legally available therefor and the Liberty Media Group Available Dividend Amount would have been sufficient to pay a dividend in lieu thereof, redeem all of the outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock in exchange for an aggregate number of outstanding shares of common stock of each Liberty Media Group Subsidiary equal to the product of the Outstanding Interest Fraction and the number of all of the outstanding shares of common stock of such Liberty Media Group Subsidiary, on a pro rata basis, each of which shall, upon such issuance, be fully paid and nonassessable. Any such redemption shall occur on a Redemption Date set forth in a notice to holders of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and Convertible Securities convertible into or exercisable for shares of either such series (unless provision for notice is otherwise made pursuant to the terms of such Convertible Securities) pursuant to paragraph 5(d)(vi). In effecting such a redemption, the Board of Directors may determine either to (i) redeem shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock in exchange for shares of separate classes or series of common stock of each Liberty Media Group Subsidiary with relative voting rights and related differences in designation, conversion, redemption and share distribution provisions not greater than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, with shares of Series B Liberty Media Group Common Stock receiving the class or series having the higher relative voting rights, or (ii) redeem shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock in exchange for shares of a single class of common stock of each Liberty Media Group Subsidiary without distinction between the common stock of each Liberty Media Group Subsidiary issued in redemption of the Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock. If the Corporation determines to undertake a redemption as described in clause (i) of the preceding sentence, the outstanding shares of common stock of each Liberty Media Group Subsidiary not distributed to holders of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock by reason of the existence of any Number of Shares

                                    III-A-10

Issuable with Respect to the Inter-Group Interest shall consist solely of the class or series having the lower relative voting rights.

          (b) Mandatory Dividend, Redemption or Conversion in Case of Disposition of Liberty Media Group Assets. In the event of the Disposition, in one transaction or a series of related transactions, by the Corporation and its subsidiaries of all or substantially all of the properties and assets of the Liberty Media Group to one or more persons or entities (other than (w) in connection with the Disposition by the Corporation of all of the Corporation's properties and assets in one transaction or a series of related transactions which is followed by a liquidation, dissolution or winding up of the Corporation within the meaning of paragraph 6 of this Section E, (x) on a pro rata basis to
(1) the holders of all outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and (2) the Corporation for the benefit of the TCI Group with respect to the Number of Shares Issuable with Respect to the Inter-Group Interest, (y) to any person, entity or group which the Corporation, directly or indirectly, after giving effect to the Disposition, controls or (z) in connection with a Related Business Transaction), the Corporation shall, on or prior to the 85th Trading Day following the consummation of such Disposition, either:

          (i) subject to paragraph 3(b) of this Section E, declare and pay a dividend in cash and/or in securities or other property to the holders of the outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock equally on a share for share basis, in an aggregate amount equal to the product of the Outstanding Interest Fraction and the Net Proceeds of such Disposition; or

          (ii) provided that there are assets of the Corporation legally available therefor and the Liberty Media Group Available Dividend Amount would have been sufficient to pay a dividend in lieu thereof pursuant to clause (i) of this paragraph 5(b), then:

               (A) if such Disposition involved all (not merely substantially all) of the properties and assets of the Liberty Media Group, redeem all outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock in consideration for cash and/or securities or other property in an aggregate amount equal to the product of the Outstanding Interest Fraction and the Net Proceeds of such Disposition, such amount to be allocated to shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock in the ratio of the number of shares of each such series outstanding; or

               (B) if such Disposition involves substantially all (but not all) of the properties and assets of the Liberty Media Group, apply an amount of cash and/or securities or other property equal to the product of the Outstanding Interest Fraction and the Net Proceeds of such Disposition to the redemption of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, such amount to be allocated to shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock in the ratio of the number of shares

                                    III-A-11
     of each such series outstanding, (1) the number of shares of Series A Liberty Media Group Common Stock to be redeemed to equal the lesser of the whole number nearest the amount so allocated to the redemption of such series divided by the average Market Value of such series during the ten-Trading Day period beginning on the 16th Trading Day following the consummation of such Disposition and the number of shares of such series outstanding and (2) the number of shares of Series B Liberty Media Group Common Stock to be redeemed to equal the lesser of the whole number nearest the amount so allocated to the redemption of such series divided by the average Market Value of such series during the same ten-Trading Day period and the number of shares of such series outstanding, and the Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock shall be redeemable at the option of the Corporation on such terms;

such redemption to be effected in accordance with the applicable provisions of paragraph 5(d) of this Section E; or

          (iii) convert (1) each outstanding share of Series A Liberty Media Group Common Stock into a number of fully paid and nonassessable shares of Series A TCI Group Common Stock and (2) each outstanding share of Series B Liberty Media Group Common Stock into a number of fully paid and nonassessable shares of Series B TCI Group Common Stock, in each case equal to 110% of the average daily ratio (calculated to the nearest five decimal places) of the Market Value of one share of Series B Liberty Media Group Common Stock to the Market Value of one share of Series B TCI Group Common Stock during the ten-Trading Day period referred to in clause (ii) of this paragraph 5(b).

     For purposes of this paragraph 5(b):

          (x) as of any date, "substantially all of the properties and assets of the Liberty Media Group" shall mean a portion of such properties and assets that represents at least 80% of the then-current market value (as determined by the Board of Directors) of the properties and assets of the Liberty Media Group as of such date;

          (y) in the case of a Disposition of properties and assets in a series of related transactions, such Disposition shall not be deemed to have been consummated until the consummation of the last of such transactions; and

          (z) the Corporation may pay the dividend or redemption price referred to in clause (i) or (ii) of this subparagraph 5(b) either in the same form as the proceeds of the Disposition were received or in any other combination of cash or securities or other property that the Board of Directors determines will have an aggregate market value, on a fully distributed basis, of not less than the amount of the Net Proceeds.

                                    III-A-12

          (c) Other Redemptions. After any Conversion Date or Redemption Date on which all outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock were converted or redeemed, any share of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock that is issued on conversion or exercise of any Convertible Securities shall, immediately upon issuance pursuant to such conversion or exercise and without any notice or any other action on the part of the Corporation or its Board of Directors or the holder of such share of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock:


          (i) in the event that the shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock were converted into Series A TCI Group Common Stock or Series B TCI Group Common Stock on such Conversion Date pursuant to paragraph 2(c) or 5(b)(iii) of this Section E, be converted into the kind and amount of shares of capital stock, cash and/or other securities or property that a holder of such Convertible Security would have been entitled to receive pursuant to the terms of such Convertible Security had such terms provided that the conversion or exercise privilege in effect immediately prior to any conversion by the Corporation of any of its capital stock into shares of any other capital stock of the Corporation would be adjusted so that the holder of any such Convertible Security thereafter surrendered for conversion or exercise would be entitled to receive the kind and amount of shares of capital stock, cash and/or other securities or property such holder would have received immediately following such action had such Convertible Security been converted or exercised immediately prior thereto; or

          (ii) in the event that the shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock were redeemed in whole pursuant to paragraph 5(b)(ii)(A) of this Section E or redeemed for common stock of the Liberty Media Group Subsidiary pursuant to paragraph 5(a) of this Section E, be redeemed, to the extent of assets of the Corporation legally available therefor, for $.01 per share in cash.

          The provisions of clauses (i) and (ii) of this paragraph 5(c) shall not apply to the extent that adjustments in respect of such conversion or redemption are otherwise made pursuant to the provisions of such Convertible Securities.

     (d)  General.

          (i) Not later than the 10th Trading Day following the consummation of a Disposition referred to in subparagraph 5(b) of this Section E, the Corporation shall announce publicly by press release (A) the Net Proceeds of such Disposition, (B) the number of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, (C) the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock into or for which Convertible Securities are then convertible or exercisable and the conversion or exercise price thereof and (D) the Outstanding

                                    III-A-13

Interest Fraction. Not earlier than the 26th Trading Day and not later than the 30th Trading Day following the consummation of such Disposition, the Corporation shall announce publicly by press release which of the actions specified in clauses (i), (ii) or (iii) of subparagraph 5(b) of this Section E it has irrevocably determined to take.



          (ii) If the Corporation determines to pay a dividend pursuant to clause (i) of subparagraph 5(b) of this Section E, the Corporation shall, not later than the 30th Trading Day following the consummation of such Disposition, cause to be given to each holder of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, and to each holder of Convertible Securities convertible into or exercisable for shares of either such series (unless provision for notice is otherwise made pursuant to the terms of such Convertible Securities), a notice setting forth (A) the record date for determining holders entitled to receive such dividend, which shall be not earlier than the 40th Trading Day and not later than the 50th Trading Day following the consummation of such Disposition, (B) the anticipated payment date of such dividend, (C) the kind and aggregate amount of shares of capital stock, cash and/or other securities or property to be distributed in respect of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, (D) the number of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock into or for which outstanding Convertible Securities are then convertible or exercisable and the conversion or exercise prices thereof and (E) in the case of a notice to holders of Convertible Securities, a statement to the effect that holders of such Convertible Securities shall be entitled to receive such dividend only if they appropriately convert or exercise them prior to the record date referred to in clause (A) of this sentence.

          (iii) If the Corporation determines to undertake a redemption pursuant to clause (ii) (A) of subparagraph 5(b) of this Section E, the Corporation shall cause to be given to each holder of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and to each holder of Convertible Securities convertible into or exercisable for shares of either such series (unless provision for notice is otherwise made pursuant to the terms of such Convertible Securities), a notice setting forth (A) a statement that all outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock shall be redeemed, (B) the Redemption Date, (C) the kind and aggregate amount of shares of capital stock, cash and/or other securities or property to be paid as a redemption price in respect of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, (D) the place or places where certificates for shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, properly endorsed or assigned for transfer (unless the Corporation waives such requirement), are to be surrendered for delivery of certificates for shares of such capital stock, cash and/or other securities or property, (E) the number of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock into or for which such Convertible Securities are then convertible or exercisable

                                    III-A-14
and the conversion or exercise prices thereof and (F) in the case of a notice to holders of Convertible Securities, a statement to the effect that holders of such Convertible Securities shall be entitled to participate in such redemption only if such holders appropriately convert or exercise such Convertible Securities on or prior to the Redemption Date referred to in clause (B) of this sentence and a statement as to what, if anything, such holders shall be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, paragraph 5(c) of this Section E if such holders thereafter convert or exercise such Convertible Securities. Such notice shall be sent by first class mail, postage prepaid, not less than 35 Trading Days nor more than 45 Trading Days prior to the Redemption Date, at such holder's address as the same appears on the transfer books of the Corporation.

          (iv) If the Corporation determines to undertake a redemption pursuant to clause (ii) (B) of subparagraph 5(b) of this Section E, the Corporation shall, not later than the 30th Trading Day following the consummation of such Disposition, cause to be given to each holder of record of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, and to each holder of Convertible Securities convertible into or exercisable for shares of either such series (unless provision for notice is otherwise made pursuant to the terms of such Convertible Securities), a notice setting forth (A) a date not earlier than the 40th Trading Day and not later than the 50th Trading Day following the consummation of such Disposition which shall be the date on which shares of the Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock then outstanding shall be subject to redemption, (B) the anticipated Redemption Date, (C) the kind and aggregate amount of shares of capital stock, cash and/or other securities or property to be paid as a redemption price in respect of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, (D) the number of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock into or for which outstanding Convertible Securities are then convertible or exercisable and the conversion or exercise prices thereof and (E) in the case of a notice to holders of Convertible Securities, a statement to the effect that holders of such Convertible Securities shall be entitled to participate in such redemption only if such holders appropriately convert or exercise such Convertible Securities on or prior to the date referred to in clause (A) of this sentence and a statement as to what, if anything, such holders shall be entitled to receive pursuant to the terms of such Convertible Securities and, if applicable, paragraph 5(c) of this Section E, if such holders thereafter convert or exercise such Convertible Securities. Promptly following the date referred to in clause (A) of the preceding sentence, but not less than 35 Trading Days nor more than 45 Trading Days prior to the redemption date, the Corporation shall cause to be given to each holder of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock to be so redeemed, a notice setting forth (A) the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common stock held by such holder to be redeemed, (B) a statement that such shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock shall be redeemed, (C) the Redemption Date, (D) the kind and per share amount of shares of capital stock, cash and/or other securities or property to be received by such holder with respect to each

                                    III-A-15
share of such Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock to be redeemed, including details as to the calculation thereof, and (E) the place or places where certificates for shares of such Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, properly endorsed or assigned for transfer (unless the Corporation waives such requirement), are to be surrendered for delivery of certificates for shares of such capital stock, cash and/or other securities or property. Such notices shall be sent by first-class mail, postage prepaid, at such holder's address as the same appears on the transfer books of the Corporation.

          (v) In the event of any conversion pursuant to paragraph 2(c) of this Section E or pursuant to this paragraph 5 (other than pursuant to subparagraph
(c) of this paragraph 5), the Corporation shall cause to be given to each holder of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock and to each holder of Convertible Securities convertible into or exercisable for shares of either such series (unless provision for such notice is otherwise made pursuant to the terms of such Convertible Securities), a notice setting forth (A) a statement that all outstanding shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock shall be converted, (B) the Conversion Date, (C) the per share number of shares of Series A TCI Group Common Stock or Series B TCI Group Common Stock, as applicable, to be received with respect to each share of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, including details as to the calculation thereof, (D) the place or places where certificates for shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered for delivery of certificates for shares of Series A TCI Group Common Stock or Series B TCI Group Common Stock, as applicable, (E) the number of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock into or for which outstanding Convertible Securities are then convertible or exercisable and the conversion or exercise process thereof and
(F) in the case of a notice to holders of Convertible Securities, a statement to the effect that holders of such Convertible Securities shall be entitled to receive shares of Series A TCI Group Common Stock or Series B TCI Group Common Stock, as applicable, only if such holders appropriately convert or exercise such Convertible Securities on or prior to the Conversion Date referred to in clause (B) of this sentence and a statement as to what, if anything, such holder shall be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, paragraph 5(c) of this Section E if such holders thereafter convert or exercise such Convertible Securities. Such notice shall be sent by first-class mail, postage prepaid, not less than 35 Trading Days nor more than 45 Trading Days prior to the Conversion Date, at such holder's address as the same appears on the transfer books of the Corporation.

          (vi) If the Corporation determines to redeem shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock pursuant to subparagraph (a) of this paragraph 5, the Corporation shall promptly cause to be given to each holder of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and to each holder of Convertible Securities convertible into or exercisable for

                                    III-A-16
shares of either such series (unless provision for such notice is otherwise made pursuant to the terms of such Convertible Securities), a notice setting forth
(A) a statement that all outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock shall be redeemed in exchange for shares of common stock of the Liberty Media Group Subsidiaries, (B) the Redemption Date, (C) the aggregate number of shares of common stock of each Liberty Media Group Subsidiary to be paid as a redemption price in respect of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, (D) the place or places where certificates for shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered for delivery of certificates for shares of common stock of the Liberty Media Group Subsidiaries,
(E) the number of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock into or for which outstanding Convertible Securities are then convertible or exercisable and the conversion or exercise prices thereof and (F) in the case of a notice to holders of Convertible Securities, a statement to the effect that holders of such Convertible Securities shall be entitled to receive shares of common stock of the Liberty Media Group Subsidiaries upon redemption only if such holders appropriately convert or exercise such Convertible Securities on or prior to the Redemption Date referred to in Class (B) of this sentence and a statement as to what, if anything, such holders shall be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, paragraph 5(c) this Section E if such holders thereafter convert or exercise such Convertible Securities. Such notice shall be sent by first-class mail, postage prepaid, not less than 35 Trading Days nor more than 45 Trading Days prior to the Redemption Date, at such holder's address as the same appears on the transfer books of the Corporation.

          (vii) If less than all of the outstanding shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock are to be redeemed pursuant to clause (ii) of subparagraph 5(b) of this Section E, such shares shall be redeemed by the Corporation pro rata among the holders of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock or by such other method as may be determined by the Board of Directors to be equitable, from among the holders of outstanding shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, as applicable, at the close of business on the record date referred to in clause
(A) of the first sentence of subparagraph 5(d)(iv) of this Section E. Neither the failure to mail any notice required by this paragraph 5(d) to any particular holder of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock or of Convertible Securities nor any defect therein shall affect the sufficiency thereof with respect to any other holder of outstanding shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock or of Convertible Securities, or the validity of any conversion or redemption.

                                    III-A-17

          (viii) The Corporation shall not be required to issue or deliver fractional shares of any class of capital stock or any fractional securities to any holder of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock upon any conversion, redemption, dividend or other distribution pursuant to paragraph 2(c) of this Section E or pursuant to this paragraph 5. If more than one share of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock shall be held at the relevant time by the same holder, the Corporation may aggregate the number of shares of any class of capital stock that shall be issuable or the amount of securities that shall be deliverable to such holder upon any such conversion, redemption, dividend or other distribution (including any fractions of shares or securities). If the number of shares of any class of capital stock or the amount of securities remaining to be issued or delivered to any holder of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock is a fraction, the Corporation shall, if such fraction is not issued or delivered to such holder, pay a cash adjustment in respect of such fraction in an amount equal to the fair market value of such fraction on the fifth Trading Day prior to the date such payment is to be made (without interest). For purposes of the preceding sentence, "fair market value" of any fraction shall be
(A) in the case of any fraction of a share of capital stock of the Corporation, the product of such fraction and the Market Value of one share of such capital stock and (B) in the case of any other fractional security, such value as is determined by the Board of Directors.

          (ix) No adjustments in respect of dividends shall be made upon the conversion or redemption of any shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock; provided, however, that if the Conversion Date or the Redemption Date with respect to the Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock shall be subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto, the holders of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on or with respect to such shares on the date set for payment of such dividend or other distribution, notwithstanding the conversion or redemption of such shares or the Corporation's default in payment of the dividend or distribution due on such date.

          (x) Before any holder of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock shall be entitled to receive certificates representing shares of any capital stock or cash and/or securities or other property to be received by such holder with respect to shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock pursuant to paragraph 2(c) of this Section E or pursuant to this paragraph 5, such holder shall surrender at such place as the Corporation shall specify certificates for shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement). The Corporation shall as soon as practicable after such surrender of certificates representing shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock deliver to the person for whose account shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock were so

                                    III-A-18
surrendered, or to the nominee or nominees of such person, certificates representing the number of whole shares of the kind of capital stock or cash and/or securities or other property to which such person shall be entitled as aforesaid, together with any payment for fractional securities contemplated by paragraph 5(d)(viii). If less than all of the shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock represented by any one certificate are to be redeemed, the Corporation shall issue and deliver a new certificate for the shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock not redeemed.

          (xi) From and after any applicable Conversion Date or Redemption Date, all rights of a holder of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock that were converted or redeemed shall cease except for the right, upon surrender of the certificates representing shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, to receive certificates representing shares of the kind and amount of capital stock or cash and/or securities or other property for which such shares were converted or redeemed, together with any payment for fractional securities contemplated by paragraph 5(d)(viii) of this Section E. No holder of a certificate that immediately prior to the applicable Conversion Date or Redemption Date for the Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock represented shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock shall be entitled to receive any dividend or other distribution with respect to shares of any kind of capital stock into or in exchange for which the Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock was converted or redeemed until surrender of such holder's certificate for a certificate or certificates representing shares of such kind of capital stock. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date after the Conversion Date or Redemption Date, as the case may be, but that were not paid by reason of the foregoing, with respect to the number of whole shares of the kind of capital stock represented by the certificate or certificates issued upon such surrender. From and after a Conversion Date or Redemption Date, as the case may be, for any shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, the Corporation shall, however, be entitled to treat the certificates for shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock that have not yet been surrendered for conversion or redemption as evidencing the ownership of the number of whole shares of the kind or kinds of capital stock for which the shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock represented by such certificates shall have been converted or redeemed, notwithstanding the failure to surrender such certificates.

          (xii) The Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of any shares of capital stock and/or other securities on conversion or redemption of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock pursuant to this Section E. The Corporation shall not, however, be required to pay any tax that may be payable

                                    III-A-19
in respect of any transfer involved in the issue and delivery of any shares of capital stock in a name other than that in which the shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock so converted or redeemed were registered and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation that such tax has been paid.

     6.   Liquidation.
          -----------

     In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the prior payment in full of the preferential amounts to which any class or series of Preferred Stock is entitled, (a) the holders of the Series A TCI Group Common Stock and the holders of the Series B TCI Group Common Stock shall share equally, on a share for share basis, in a fraction of the funds of the Corporation remaining for distribution to its common stockholders equal to the quotient of (A) the sum of (1) four times the average ratio of X/Z for the five-Trading Day period ending on the Trading Day prior to the date of the public announcement of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, (2) three times the average ratio of X/Z for the next preceding five-Trading Day period, (3) two times the average ratio of X/Z for the next preceding five-Trading Day period and (4) the average ratio of X/Z for the next preceding five-Trading Day period, divided by (B) ten, and (b) the holders of the Series A Liberty Media Group Common Stock and the holders of the Series B Liberty Media Group Common Stock shall share equally, on a share for share basis, in a fraction of the funds of the Corporation remaining for distribution to its common stockholders equal to the quotient of (A) the sum of
(1) four times the average ratio of Y/Z for the five-Trading Day period ending on the Trading Day prior to the date of the public announcement of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, (2) three times the average ratio of Y/Z for the next preceding five-Trading Day period, (3) two times the average ratio of Y/Z for the next preceding five-Trading Day period and (4) the average ratio of Y/Z for the next preceding five-Trading Day period, divided by (B) ten, where X is the aggregate Market Capitalization of such Series A TCI Group Common Stock and Series B TCI Group Common Stock, Y is the aggregate Market Capitalization of such Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, and Z is the aggregate Market Capitalization of the Series A TCI Group Common Stock, the Series B TCI Group Common Stock, the Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock. Neither the consolidation or merger of the Corporation with or into any other Corporation or Corporations nor the sale, transfer or lease of all or substantially all of the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph 6.

                                    III-A-20

     7.   Determinations by the Board of Directors.
          -----------------------------------------

     Any determinations made by the Board of Directors under any provision in this Section E shall be final and binding on all stockholders of the Corporation, except as may otherwise be required by law. The Corporation shall prepare a statement of any such determination by the Board of Directors of the fair market value of any properties, assets or securities and shall file such statement with the Secretary of the Corporation.

     8.   Certain Definitions.
          -------------------

     Unless the context otherwise requires, the terms defined in this paragraph 8 shall have, for all purposes of this Section E, the meanings herein specified:

     "Conversion Date" shall mean any date fixed for a conversion of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, as set forth in a notice to holders of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock pursuant to this Certificate.

     "Convertible Securities" shall mean any securities of the Corporation that are convertible into or evidence the right to purchase any shares of any series of Common Stock, whether upon conversion, exercise, pursuant to antidilution provisions of such securities or otherwise.

     "Corporation Earnings (Loss) Attributable to the Liberty Media Group", for any period, shall mean the net earnings or loss of the Liberty Media Group for such period (or for fiscal periods of the Corporation commencing prior to the date of the first issuance of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, the pro forma net earnings or loss of the Liberty Media Group for such period as if the first day of the fiscal quarter in which such date falls had been the first day of such period) determined in accordance with generally accepted accounting principles in effect at such time, including income and expenses of the Corporation attributed to the operations of the Liberty Media Group on a substantially consistent basis, including without limitation, corporate administrative costs, net interest and income taxes.

     "Corporation Earnings (Loss) Attributable to the TCI Group", for any period, shall mean the net earnings or loss of the TCI Group for such period (or for fiscal periods of the Corporation commencing prior to the date of the first issuance of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, the pro forma net earnings or loss of the TCI Group for such period as if the first day of the fiscal quarter in which such date falls had been the first day of such period) determined in accordance with generally accepted accounting principles in effect at such time, including income and expenses of the Corporation attributed to the operations of the TCI Group on a substantially consistent basis, including without limitation, corporate administrative costs, net interest and income taxes.

                                    III-A-21

     "Disposition" shall mean the sale, transfer, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise) of properties or assets.

     "Inter-Group Interest Fraction" as of any date is a fraction the numerator of which shall be the Number of Shares Issuable with Respect to the Inter-Group Interest on such date and the denominator of which shall be the sum of (a) such Number of Shares Issuable with Respect to the Inter-Group Interest as of such date and (b) the aggregate number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock outstanding on such date.

     "Liberty Media Group" shall mean, as of any date that any shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock have been issued and continue to be outstanding:

     (a) the interest of the Corporation or of any of its subsidiaries in Liberty Media Corporation (including any successor thereto by merger, consolidation or sale of all or substantially all of its assets, whether or not in connection with a Related Business Transaction) and its properties and assets,

     (b) all assets and liabilities of the Corporation to the extent attributed to any of the properties or assets referred to in clause (a) of this sentence, whether or not such assets or liabilities are assets and liabilities of Liberty Media Corporation (or a successor as described in clause (a) of this sentence),

     (c) all assets and properties contributed or transferred to the Liberty Media Group from the TCI Group, and

     (d) the interest of the Corporation or any of its subsidiaries in the businesses, assets and liabilities acquired by the Corporation or any of its subsidiaries for the Liberty Media Group, as determined by the Board of Directors;

provided that (i) from and after any dividend or other distribution with respect to any shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock (other than a dividend or other distribution payable in shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, with respect to which adjustment shall be made as provided in clause (a) of the definition of "Number of Shares Issuable with Respect to the Inter-Group Interest", or in Convertible Securities convertible into or exercisable for shares of such series, for which provisions shall be made as set forth in the last sentence of this definition), the Liberty Media Group shall no longer include an amount of assets or properties equal to the aggregate amount of such kind of assets or properties so paid in respect of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock multiplied by a fraction the numerator of which is equal to the Inter-Group Interest Fraction in effect immediately prior to such dividend or other distribution and the denominator of which is equal to the Outstanding Interest Fraction in effect immediately prior

                                    III-A-22
to such dividend or other distribution and (ii) from and after any transfer of assets or properties from the Liberty Media Group to the TCI Group, the Liberty Media Group shall no longer include the assets or properties so transferred. If the Corporation shall pay a dividend or make some other distribution with respect to shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock payable in Convertible Securities attributed to the Liberty Media Group, the TCI Group shall be deemed to hold an amount of such Convertible Securities equal to the amount so distributed multiplied by the fraction specified in clause (i) of this definition (determined as of a time immediately prior to such distribution), and to the extent interest or dividends are paid on such Convertible Securities so distributable, the Liberty Media Group shall no longer include a corresponding ratable amount of the kind of assets paid as such interest or dividends in respect of the Convertible Securities so deemed to be held by the TCI Group. The Corporation may also, to the extent such Convertible Securities are at the time convertible or exercisable, cause such Convertible Securities deemed to be held by the TCI Group to be deemed to be converted or exercised (and to the extent the terms of such Convertible Securities require payment of consideration as consideration for such exercise or conversion, the Liberty Media Group shall include an amount of the kind of properties or assets required to be paid as such consideration for the amount of the Convertible Securities deemed converted or exercised as if such Convertible Securities were outstanding), in which case such Convertible Securities shall no longer be deemed to be held by the TCI Group.

     "Liberty Media Group Available Dividend Amount", as of any date, shall mean the product of the Outstanding Interest Fraction and either:

          (a) the excess of (i) the greater of (x) the fair value (as determined by the Board of Directors) of the net assets of the Liberty Media Group and (y) $________ (the stockholders' equity of the Corporation attributable to the Liberty Media Group as of March 31, 1995), increased or decreased, as appropriate, to reflect, after such date, (A) Corporation Earnings (Loss) Attributable to the Liberty Media Group, (B) any dividends or other distributions (including by reclassification or exchange) declared or paid with respect to, or repurchases or issuances of, any shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock or Preferred Stock attributed to the Liberty Media Group, (C) assets or properties of the Liberty Media Group that are no longer included in the Liberty Media Group as a result of any dividend or other distribution with respect to any shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock pursuant to the first proviso to the definition of Liberty Media Group, and (D) any other adjustments to stockholders' equity of the Corporation made in accordance with generally accepted accounting principles and attributed to the Liberty Media Group, over (ii) the sum of the aggregate par value of all outstanding shares of Preferred Stock attributed to the Liberty Media Group and the aggregate par value of all outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, or

          (b) in case there is no such excess, an amount equal to the Corporation Earnings (Loss) Attributable to the Liberty Media Group (if positive) for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

                                    III-A-23

     "Market Value" of any class or series of capital stock of the Corporation on any day shall mean the average of the high and low reported sales prices regular way of a share of such class or series on such day (if such day is a Trading Day, and if such day is not a Trading Day, on the Trading Day immediately preceding such day) or in case no such reported sale takes place on such Trading Day the average of the reported closing bid and asked prices regular way of a share of such class or series on such Trading Day, in either case on the National Association of Securities Dealers Automated Quotations National Market System, or if the shares of such class or series are not quoted on such National Market System on such Trading Day, the average of the closing bid and asked prices of a share of such class or series in the over-the-counter market on such Trading Day as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation, or if such closing bid and asked prices are not made available by any such New York Stock Exchange member firm on such Trading Day, the market value of a share of such class or series as determined by the Board of Directors; provided that for purposes of determining the ratios set forth in paragraphs 2(c), 5(b) and 6 of this Section E, (a) the "Market Value" of any share of any series of Common Stock on any day prior to the "ex" date or any similar date for any dividend or distribution paid or to be paid with respect to such series of Common Stock shall be reduced by the fair market value of the per share amount of such dividend or distribution as determined by the Board of Directors and (b) the "Market Value" of any share of any series of Common Stock on any day prior to (i) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of such series of Common Stock or (ii) the "ex" date or any similar date for any dividend or distribution with respect to any such series of Common Stock in shares of such series of Common Stock shall be appropriately adjusted to reflect such subdivision, combination, dividend or distribution.

     "Market Capitalization" of any class or series of capital stock of the Corporation on any Trading Day shall mean the product of (i) the Market Value of one share of such class or series on such Trading Day and (ii) the number of shares of such class or series outstanding on such Trading Day.

     "Net Proceeds", as of any date, from any Disposition of any of the properties and assets of the Liberty Media Group shall mean an amount, if any, equal to the gross proceeds of such Disposition after any payment of, or reasonable provision for, (a) any taxes payable by the Corporation in respect of such Disposition or in respect of any dividend or redemption pursuant to clause
(i) or (ii), respectively, of paragraph 5(b) of this Section E, (or which would have been payable but for the utilization of tax benefits attributable to the TCI Group), (b) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses and (c) any liabilities (contingent or otherwise) of, or attributed to, the Liberty Media Group, including, without limitation, any indemnity obligations incurred in connection with the Disposition or any liabilities for future purchase price adjustments and any preferential amounts plus any accumulated and unpaid dividends in respect of Preferred Stock attributed to the Liberty Media Group. For purposes of this definition, any properties and assets of the Liberty Media Group remaining after such Disposition shall constitute "reasonable provision" for such amount of taxes, costs and liabilities (contingent or otherwise) as can be supported by such properties and

                                    III-A-24
assets. To the extent the proceeds of any Disposition include any securities or other property other than cash, the Board of Directors shall determine the value of such securities or property, including for the purpose of determining the equivalent value thereof if the Board of Directors determines to pay a dividend or redemption price in cash or securities or other property as provided in paragraph 5(b)(z) of this Section E.

     "Number of Shares Issuable with Respect to the Inter-Group Interest", after the initial issuance of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, shall be zero and shall from time to time, as applicable, be

          (a) adjusted as appropriate to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of the Series A Liberty Media Group Common Stock and dividends or distributions of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock to holders of Series A Liberty Media Group Common Stock and other reclassifications of Series A Liberty Media Group Common Stock,

          (b) decreased (but not to less than zero) by (i) the aggregate number of shares of Series A Liberty Media Group Common Stock issued or sold by the Corporation, the proceeds of which are attributed to the TCI Group, (ii) the aggregate number of shares of Series A Liberty Media Group Common Stock issued or delivered upon conversion or exercise of Convertible Securities issued or sold by the Corporation after such initial issuance, the proceeds of which are attributed to the TCI Group, (iii) the aggregate number of shares of Series A Liberty Media Group Common Stock issued by the Corporation as a dividend or distribution to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock, (iv) the aggregate number of shares of Series A Liberty Media Group Common Stock issued upon the conversion or exercise of any Convertible Securities issued by the Corporation after such initial issuance as a dividend or distribution or by reclassification or exchange to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock and (v) the aggregate number of shares of Series A Liberty Media Group Common Stock (rounded, if necessary, to the nearest whole number), equal to the aggregate fair value (as determined by the Board of Directors) of assets or properties attributed to the Liberty Media Group that are transferred from the Liberty Media Group to the TCI Group in consideration of a reduction in the Number of Shares Issuable with Respect to the Inter-Group Interest, divided by the Market Value of one share of Series A Liberty Media Group Common Stock as of the date of such transfer, and

          (c) increased by (i) the aggregate number of any outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock repurchased by the Corporation, the consideration for which is attributed to the TCI Group, (ii) a number (rounded, if necessary, to the nearest whole number), equal to the fair value (as determined by the Board of Directors) of assets or properties, theretofore attributed to

                                    III-A-25
the TCI Group that are contributed to the Liberty Media Group in consideration of an increase in the Number of Shares Issuable with Respect to the Inter-Group Interest, divided by the Market Value of one share of Series A Liberty Media Group Common Stock as of the date of such contribution and (iii) the aggregate number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock into or for which Convertible Securities are deemed to be converted or exercised pursuant to the last sentence of the definition of "TCI Group" in this paragraph 8. The Corporation shall not issue shares of Series B Liberty Media Group Common Stock in respect of a reduction in the Number of Shares Issuable with Respect to the Inter-Group Interest.

          Whenever a change in the Number of Shares Issuable with Respect to the Inter-Group Interest occurs, the Corporation shall prepare and file a statement of such change with the Secretary of the Corporation.

     "Outstanding Interest Fraction" as of any date is a fraction the numerator of which shall be the aggregate number of shares Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock outstanding on such date and the denominator of which shall be the sum of (a) such aggregate number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock outstanding on such date and (b) the Number of Shares Issuable with Respect to the Inter-Group Interest as of such date.

     "Redemption Date" shall mean any date fixed for a redemption or purchase of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, as set forth in a notice to holders of such series pursuant to this Certificate.

     "Related Business Transaction" shall mean any disposition of all or substantially all of the properties and assets of the Liberty Media Group (including, without limitation, by merger, consolidation or sale) in a transaction in which the Corporation receives primarily Qualifying Securities in consideration for the disposition of such properties and assets. For the purposes of this definition, "Qualifying Securities" shall mean equity securities (including, without limitation, capital stock, convertible securities, partnership or limited partnership interests and other types of equity securities, without regard to the voting power or contractual or other management or governance rights related to such equity securities), of the purchaser or acquiror of such assets and properties of the Liberty Media Group, any entity which succeeds (by merger, formation of a joint venture enterprise or otherwise) to all or substantially all of the business of the Liberty Media Group or a third party issuer, which purchaser, acquiror or other issuer is engaged or proposes to engage primarily in one or more businesses similar or complementary to the business conducted by the Liberty Media Group prior to such transaction, as determined in good faith by the Board of Directors.

                                    III-A-26

     "TCI Group" shall mean, as of any date:

          (a) the interest of the Corporation or any of its subsidiaries in all of the businesses in which the Corporation or any of its subsidiaries (or any of their predecessors or successors) is or has been engaged, directly or indirectly, and the respective assets and liabilities of the Corporation or any of its subsidiaries, other than any businesses, assets or liabilities of the Liberty Media Group;

          (b) a proportionate interest in the businesses, assets and liabilities of the Liberty Media Group equal to the Inter-Group Interest Fraction;

          (c) from and after any dividend or other distribution with respect to shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock (other than a dividend or other distribution payable in shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, with respect to which adjustment shall be made as provided in clause (a) of the definition of "Number of Shares Issuable with Respect to the Inter-Group Interest", or in Convertible Securities attributed to the Liberty Media Group, for which provision shall be made as set forth in the last sentence of this definition), an amount of assets or properties of the Liberty Media Group equal to the aggregate amount of such kind of assets or properties so paid in respect of such dividend or other distribution with respect to shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock multiplied by a fraction the numerator of which is equal to the Inter-Group Interest Fraction in effect immediately prior to such dividend or other distribution and the denominator of which is equal to the Outstanding Interest Fraction in effect immediately prior to such dividend or other distribution; and

          (d) any assets or properties transferred from the Liberty Media Group to the TCI Group;

provided that, from and after any contribution or transfer of any assets or properties from the TCI Group to the Liberty Media Group, the TCI Group shall no longer include such assets or properties so contributed or transferred (other than pursuant to its interest in the Liberty Media Group pursuant to clause (b) above). If the Corporation shall pay a dividend or make some other distribution with respect to shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock payable in Convertible Securities attributed to the Liberty Media Group, the TCI Group shall be deemed to hold an amount of such Convertible Securities equal to the amount so distributed multiplied by the fraction specified in clause (c) of this definition (determined as of a time immediately prior to such distribution), and to the extent interest or dividends are paid on such Convertible Securities so distributable, the TCI Group shall include a corresponding ratable amount of the kind of assets paid as such interest or dividends in respect of the Convertible Securities so deemed to be held by the TCI Group. The Corporation

                                    III-A-27
may also, to the extent such Convertible Securities are at the time convertible or exercisable, cause such Convertible Securities deemed to be held by the TCI Group to be deemed to be converted or exercised (and to the extent the terms of such Convertible Securities require payment of consideration as consideration for such conversion or exercise, the Liberty Media Group shall no longer include an amount of the kind of properties or assets required to be paid as such consideration for the amount of the Convertible Securities deemed converted or exercised as if such Convertible Securities were outstanding), in which case such Convertible Securities shall no longer be deemed to be held by the TCI Group.

     "TCI Group Available Dividend Amount", as of any date, shall mean either:

          (a) the excess of (i) the greater of (x) the fair market value (as determined by the Board of Directors) of the net assets of the TCI Group and (y) $_______ (the stockholders' equity of the Corporation attributable to the TCI Group as of March 31, 1995) increased or decreased, as appropriate, to reflect, after such date, (A) Corporation Earnings (Loss) Attributable to the TCI Group,
(B) any dividends or other distributions (including by reclassification or exchange) declared or paid with respect to, or repurchases or issuances of, any shares of Series A TCI Group Common Stock or Series B TCI Group Common Stock or Preferred Stock attributed to the TCI Group, (C) assets or properties of the TCI Group that are included in the TCI Group as a result of any dividend or other distribution with respect to any shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock pursuant to paragraph (c) of the definition of the TCI Group and (D) any other adjustments to stockholders' equity of the Corporation made in accordance with generally accepted accounting principles and attributed to the TCI Group, over (ii) the sum of the aggregate par value of all outstanding shares of Preferred Stock attributed to the TCI Group and the aggregate par value of all outstanding shares of Series A TCI Group Common Stock and Series B TCI Group Common Stock, or

          (b) in case there is no such excess, an amount equal to the Corporation Earnings (Loss) Attributable to the TCI Group (if positive) for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

     "Trading Day" shall mean each weekday other than any day on which any relevant class or series of capital stock of the Corporation is not traded on the National Association of Securities Dealers Automated Quotations National Market System or in the over-the-counter market.

                                    III-A-28

     Section C of Article V of the Restated Certificate of Incorporation is proposed to be amended pursuant to the Liberty Media Group Stock Proposal to read in its entirety as follows:

                                   SECTION C

                              REMOVAL OF DIRECTORS

     Subject to the rights of the holders of any class or series of Preferred Stock, directors may be removed from office only for cause (as hereinafter defined) upon the affirmative vote of the holders of a majority of the shares of Series A TCI Group Common Stock, Series B TCI Group Common Stock, Series A Liberty Media Group Common Stock, Series B Liberty Media Group Common Stock and any class or series of Preferred Stock entitled to vote at an election of directors, voting together as a single class. Except as may be provided by law, "cause" for removal, for purposes of this Section C, shall exist only if: (i) the director whose removal is proposed has been convicted of a felony, or has been granted immunity to testify in an action where another has been convicted of a felony, by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; (ii) such director has become mentally incompetent, whether or not so adjudicated, which mental incompetence directly affects his ability as a director of the Corporation, as determined by at least 66 2/3% of the members of the Board of Directors then in office (other than such director); or (iii) such director's actions or failure to act have been determined by at least 66 2/3% of the members of the Board of Directors then in office (other than such director) to be in derogation of the director's duties.


                                    III-A-29

     Article VIII of the Restated Certificate of Incorporation is proposed to be amended pursuant to the Liberty Media Group Stock proposal to read in its entirety as follows:


                                  ARTICLE VIII

                            MEETINGS OF STOCKHOLDERS


                                   SECTION A

                          ANNUAL AND SPECIAL MEETINGS


     Subject to the rights of the holders of any class or series of Preferred Stock, stockholder action may be taken only at an annual or special meeting. Except as otherwise provided in the terms of any class or series of Preferred Stock or unless otherwise prescribed by law or by another provision of this Certificate, special meetings of the stockholders of the Corporation, for any purpose or purposes, shall be called by the Secretary of the Corporation (i) upon the written request of the holders of not less than 66 2/3% of the total voting power of the outstanding Voting Securities (as hereinafter defined) or
(ii) at the request of at least 75% of the members of the Board of Directors then in office. The term "Voting Securities" shall include the Series A TCI Group Common Stock, the Series B TCI Group Common Stock, the Series A Liberty Media Group Common Stock, the Series B Liberty Media Group Common Stock, and any class or series of Preferred Stock entitled to vote with the holders of Common Stock generally upon all matters which may be submitted to a vote of stockholders at any annual meeting or special meeting thereof.

                                   SECTION B

                          ANNUAL AND SPECIAL MEETINGS

     Except as otherwise provided in the terms of any class or series of Preferred Stock, no action required to be taken or which may be taken at any annual meeting or special meeting of stockholders may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, is specifically denied.

                                    III-A-30

     Article X of the Restated Certificate of Incorporation is proposed to be amended pursuant to the Liberty Media Group Stock Proposal to read in its entirety as follows:


                                   ARTICLE IX

                ACTIONS REQUIRING SUPERMAJORITY STOCKHOLDER VOTE

     Subject to the rights of the holders of any class or series of Preferred Stock, the affirmative vote of the holders of at least 66 2/3% of the total voting power of the then outstanding Voting Securities (as defined in Section A of Article VIII of this Certiticate), voting together as a single class at a meeting specifically called for such purpose, shall be required in order for the Corporation to take any action to authorize:

          (i) the amendment, alteration or repeal of any provision of this Certificate or the addition or insertion of other provisions herein;

          (ii) the adoption, amendment or repeal of any provision of the Bylaws of the Corporation; provided, however, that this clause (b) shall not apply to, and no vote of the stockholders of the Corporation shall be required to authorize, the adoption, amendment or repeal of any provision of the Bylaws of the Corporation by the Board of Directors in accordance with the power conferred upon it pursuant to Section F of Article V of this Certificate;

          (iii) the merger or consolidation of this Corporation with or into any other corporation; provided, however, that this clause (c) shall not apply to any merger or consolidation (i) as to which the laws of the State of Delaware, as then in effect, do not require the consent of this Corporation's stockholders, or (ii) which at least 75% of the members of the Board of Directors then in office have approved;

          (iv) the sale, lease or exchange of all, or substantially all, of the property and assets of the Corporation; or

          (v) the dissolution of the Corporation.

     All rights at any time conferred upon the stockholders of the Corporation pursuant to this Certificate are granted subject to the provisions of this
Article IX.

                                    III-A-31

          The Certificate of Amendment to the Restated Certificate of Incorporation, as proposed to be filed with the Secretary of State of the State of Delaware pursuant to the Liberty Media Group Stock Proposal, is proposed to include the following:

          Upon the effectiveness of this Certificate of Amendment, (a) each share of the Class A Common Stock, par value $1.00 per share, of the Corporation that is issued and outstanding (including shares held in the treasury of the Corporation) shall be redesignated and changed, ipso facto and without any other action on the part of the stockholders thereof, into one share of Series A TCI Group Common Stock and (b) each share of Class B Common Stock, par value $1.00 per share, of the Corporation that is issued and outstanding (including shares held in the treasury of the Corporation) shall be redesignated and changed, ipso facto and without any other action on the part of the stockholders thereof, into one share of Series B TCI Group Common Stock.

                                    III-A-32

                                                            APPENDIX III-B


                              PROPOSED AMENDMENTS
                                     TO THE
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           TELE-COMMUNICATIONS, INC.
              (Implementing the Increased Authorization Proposal)


          The first paragraph of Article IV of the Restated Certificate of Incorporation is proposed to be amended pursuant to the Increased Authorization Proposal to read in its entirety as follows:

                                AUTHORIZED STOCK

          The total number of shares of capital stock which the Corporation shall have authority to issue is one billion nine hundred fifty-two million three hundred seventy-five thousand ninety-six (1,952,375,096) shares, of which one billion nine hundred million (1,900,000,000) shares shall be common stock ("Common Stock") and fifty-two million three hundred seventy-five thousand ninety-six (52,375,096) shares shall be preferred stock ("Preferred Stock"). Said shares of Common Stock and Preferred Stock shall be divided into the following classes:

          (a) One billion seven hundred fifty million (1,750,000,000) shares of Common Stock shall be of a class designated as Class A Common Stock with a par value of $1.00 per share;

          (b) One hundred fifty million (150,000,000) shares of Common Stock shall be of a class designated as Class B Common Stock with a par value of $1.00 per share;

          (c) Seven hundred thousand (700,000) shares of Preferred Stock shall be of a class designated as Class A Preferred Stock with a par value of $.01 per share;

          (d) One million six hundred seventy-five thousand ninety-six (1,675,096) shares of Preferred Stock shall be of a class designated as Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock with a par value of $.01 per share; and

          (e) Fifty million (50,000,000) shares of Preferred Stock shall be of a class designated as Series Preferred Stock with a par value of $.01 per share, such class to be issuable in series as provided in Section D of this Article IV.


                                    III-B-1

          If both the Liberty Media Group Stock Proposal and the Increased Authorization Proposal are approved by stockholders, the first paragraph of
Article IV of the Restated Certificate of Incorporation will instead be amended to read in its entirety as follows:

                                AUTHORIZED STOCK

          The total number of shares of capital stock which the Corporation shall have authority to issue is two billion five hundred two million three hundred seventy-five thousand ninety-six (2,502,375,096) shares, of which two billion four hundred fifty million (2,450,000,000) shares shall be common stock ("Common Stock") and fifty-two million three hundred seventy-five thousand ninety-six (52,375,096) shares shall be preferred stock ("Preferred Stock"). Said shares of Common Stock and Preferred Stock shall be divided into the following classes:

          (a) Two billion four hundred fifty million (2,450,000,000) shares of Common Stock shall be a class designated as Common Stock with a par value of $1.00 per share, such class to be issuable in series as provided in Section E of this Article IV;

          (b) Seven hundred thousand (700,000) shares of Preferred Stock shall be of a class designated as Class A Preferred Stock with a par value of $.01 per share;

          (c) One million six hundred seventy-five thousand ninety-six (1,675,096) shares of Preferred Stock shall be of a class designated as Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock with a par value of $.01 per share; and

          (d) Fifty million (50,000,000) shares of Preferred Stock shall be of a class designated as Series Preferred Stock with a par value of $.01 per share, such class to be issuable in series as provided in Section D of this Article IV.


                                    III-B-2

          If both the Liberty Media Group Stock Proposal and the Increased Authorization Proposal are approved by stockholders, the first paragraph of Section E of Article IV of the Restated Certificate of Incorporation will be amended to read in its entirety as follows:

          One billion seven hundred fifty million (1,750,000,000) shares of Common Stock shall be of a series designated as Series A TCI Group Common Stock (the "Series A TCI Group Common Stock"), one hundred fifty million (150,000,000) shares of Common Stock shall be of a series designated as Series B TCI Group Common Stock (the "Series B TCI Group Common Stock"), five hundred million (500,000,000) shares of Common Stock shall be of a series designated as Series A Liberty Media Group Common Stock (the "Series A Liberty Media Group Common Stock") and fifty million (50,000,000) shares of Common Stock shall be of a series designated as Series B Liberty Media Group Common Stock (the "Series B Liberty Media Group Common Stock").

                                    III-B-3

          Section D of Article IV of the Restated Certificate of Incorporation is proposed to be amended pursuant to the Increased Authorization Proposal to read in its entirety as follows:

                                   SECTION D

                             SERIES PREFERRED STOCK

          The Series Preferred Stock may be issued, from time to time, in one or more series, with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in a resolution or resolutions providing for the issue of such series adopted by the Board of Directors. All shares of any one series of the Series Preferred Stock shall be alike in every particular.

                                    III-B-4

                                                                     APPENDIX IV


                             FINANCIAL INFORMATION

                              Index to Appendix IV

TELE-COMMUNICATIONS, INC.
  Condensed Pro Forma Combined Financial Statements
    Condensed Pro Forma Combined Financial Statements, December 31, 1994 (unaudited)...             IV - 3
    Condensed Pro Forma Combined Balance Sheet, December 31, 1994 (unaudited)..........             IV - 4
    Condensed Pro Forma Combined Statement of Operations, Year
      ended December 31, 1993 (unaudited)..............................................             IV - 5
    Notes to Condensed Pro Forma Combined Financial Statements,
      December 31, 1994 (unaudited)....................................................   IV - 6 to IV - 8
  Management's Discussion and Analysis of Financial Condition and Results of
    Operations, Three months ended March 31, 1995 and 1994.............................  IV - 9 to IV - 22
  Consolidated Financial Statements
    Consolidated Balance Sheets, March 31, 1995 and 1994 (unaudited)................... IV - 23 to IV - 24
    Consolidated Statements of Operations, Three months ended
      March 31, 1995 and 1994 (unaudited)..............................................            IV - 25
    Consolidated Statements of Stockholders' Equity, Three months
      ended March 31, 1995 (unaudited).................................................            IV - 26
    Consolidated Statements of Cash Flows, Three months ended
      March 31, 1995 and 1994 (unaudited)..............................................            IV - 27
    Notes to Consolidated Financial Statements, March 31, 1995 (unaudited)............. IV - 28 to IV - 41
  Management's Discussion and Analysis of Financial Condition and Results of
    Operations, Years ended December 31, 1994, 1993 and 1992........................... IV - 42 to IV - 61
  Consolidated Financial Statements
    Independent Auditors' Report.......................................................            IV - 62
    Consolidated Balance Sheets, December 31, 1994 and 1993............................ IV - 63 to IV - 64
    Consolidated Statements of Operations, Years ended December 31,
      1994, 1993 and 1992..............................................................            IV - 65
    Consolidated Statements of Stockholders' Equity, Years ended
      December 31, 1994, 1993 and 1992................................................. IV - 66 to IV - 67
    Consolidated Statements of Cash Flows, Years ended December 31,
      1994, 1993 and 1992.............................................................. IV - 68 to IV - 69
    Notes to Consolidated Financial Statements, December 31, 1994,
      1993 and 1992....................................................................IV - 70 to IV - 113


LIBERTY MEDIA GROUP
  Management's Discussion and Analysis of Financial Condition and
    Results of Operations, Years ended December 31, 1994, 1993 and 1992................IV - 114 to IV - 125
  Combined Financial Statements
    Independent Auditors' Report.......................................................            IV - 126
    Combined Balance Sheets, December 31, 1994 and 1993................................IV - 127 to IV - 128
    Combined Statements of Operations, Years ended December 31, 1994,
      1993 and 1992....................................................................            IV - 129
    Combined Statements of Equity, Years ended December 31, 1994,
      1993 and 1992....................................................................            IV - 130
    Combined Statements of Cash Flows, Years ended December 31, 1994,
      1993 and 1992....................................................................            IV - 131
    Notes to Combined Financial Statements, December 31, 1994,
      1993 and 1992....................................................................IV - 132 to IV - 154

LIBERTY MEDIA CORPORATION
  Consolidated Financial Statements
    Independent Auditors' Report.......................................................            IV - 155
    Consolidated Balance Sheets, December 31, 1993 and 1992............................IV - 156 to IV - 157
    Consolidated Statements of Operations, Years ended December 31,
      1993 and 1992, nine months ended December 31, 1991
      and three months ended March 31, 1991............................................            IV - 158
    Consolidated Statements of Stockholders' Equity, Years ended
      December 31, 1993 and 1992, nine months ended
      December 31, 1991 and three months ended March 31, 1991..........................IV - 159 to IV - 160
    Consolidated Statements of Cash Flows, Years ended
      December 31, 1993 and 1992, nine months ended
      December 31, 1991 and three months ended March 31, 1991..........................IV - 161 to IV - 162
    Notes to Consolidated Financial Statements, December 31, 1993,
      1992 and 1991....................................................................IV - 163 to IV - 206


                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES


               Condensed Pro Forma Combined Financial Statements


                               December 31, 1994
                                  (unaudited)



          The following unaudited condensed pro forma combined balance sheet of TCI, dated as of December 31, 1994, assumes that (i) the TeleCable Merger, (ii) the Cablevision Acquisition and (iii) the QVC Merger had occurred as of such date. See notes (2), (3) and (4).


          The following unaudited condensed pro forma combined statement of operations of TCI for the year ended December 31, 1994 assumes that the TeleCable Merger, the Cablevision Acquisition, the Old TCI/Liberty Combination (see note 1) and the QVC Merger had occurred as of January 1, 1994.


          The unaudited pro forma results do not purport to be indicative of the results of operations that would have been obtained if the TeleCable Merger, the Cablevision Acquisition, the Old TCI/Liberty Combination and the QVC Merger had occurred as of January 1, 1994. These condensed pro forma combined financial statements of TCI should be read in conjunction with the historical financial statements and the related notes thereto of TCI.

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                  Condensed Pro Forma Combined Balance Sheet
                                  (unaudited)

                                                             December 31, 1994
                                       ---------------------------------------------------------------
                                                                                                            QVC
                                          TCI         TeleCable      Cablevision        Pro forma          Merger          TCI
                                       Historical   Historical (2)  Historical (3)  adjustments (2)(3)  Pro forma (4)    Pro forma
                                       ----------   --------------  --------------  ------------------  -------------    ---------
Assets                                                                       amounts millions
- ------
Cash, receivables and other current
 assets                                    $  496            19            10             --               --               525
Investment in affiliates and Turner
  Broadcasting System, Inc., and related
  receivables                               2,156            18            --             --                7 (12)        1,956
                                                                                                         (216)(13)
Property and equipment, net of
  accumulated depreciation                  5,876           258            30            334  (5)          --             6,498
Franchise costs, intangibles and other
 assets, net of amortization               11,000            21            --          1,319  (5)          --            13,296
                                                                                         956  (6)
                                           ------           ---            --         ------            ------           ------
                                          $19,528           316            40          2,609             (209)           22,284
                                          =======           ===           ===       ========            =====            ======
Liabilities and Stockholders' Equity
- ------------------------------------
Payables and accruals                     $ 1,193            31            32             --               --             1,256
Debt                                       11,162           274            46             87  (7)           7 (12)       11,755
                                                                                         179  (8)
Deferred income taxes                       3,613            46             6            956  (6)         (89)(13)        4,532
Other liabilities                             160             5            --             --               --               165
                                          -------           ---           ---       --------            -----            ------
         Total liabilities                 16,128           356            84          1,222              (82)           17,708
                                          -------           ---           ---       --------            -----            ------
Minority interests                            429             3            --             --               --               432
Series D Preferred Stock                       --            --            --            300 (10)          --               300
Stockholders' equity;
  Preferred Stock                              --            --            --             --               --                --
  Combined deficit                             --            --           (44)            44 (11)          --                --
  Class A common stock                        577            --            --             42 (10)          --               619
  Class B common stock                         89             7            --             (7) (9)          --                89
  Additional paid-in capital                2,959          (262)           --            958 (10)          --             3,917
                                                                                         262  (9)
  Cumulative foreign currency
    translation adjustment                     (4)           --            --             --               --                (4)
  Unrealized holding gains for
    available-for-sale securities             253             3            --             (3) (9)        (127)(13)          126
  Retained earnings (deficit)                (293)          209            --           (209) (9)          --              (293)
  Treasury stock                             (610)           --            --             --               --              (610)
                                          -------          ----           ---       --------            -----            ------
                                            2,971           (43)          (44)         1,087             (127)            3,844
                                          -------          ----           ---       --------            -----            ------
                                          $19,528           316            40          2,609             (209)           22,284
                                          =======          ====           ===       ========            =====            ======

See accompanying notes to unaudited condensed pro forma combined financial statements.

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

             Condensed Pro Forma Combined Statement of Operations
                                  (unaudited)

                                                              Year ended December 31, 1994
                              --------------------------------------------------------------------------------------------
                                                                                                                 QVC
                                   TCI      Liberty       TeleCable      Cablevision        Pro forma         Merger        TCI
                               Historical Historical (1) Historical (2) Historical (3) adjustments(1)(2)(3) Pro forma (4) Pro forma
                               ---------- -------------- -------------- -------------- -------------------- ------------- ---------
Revenue                         $ 4,936          790           302             139               (36) (14)       --       6,131
Operating, cost of sales,
  selling, general and
  administrative expenses and
  compensation relating to
  stock appreciation rights      (3,130)        (726)         (171)            (90)               36  (14)       --      (4,081)
Depreciation and amortization    (1,018)         (32)          (46)             (6)              (71) (15)       --      (1,173)
                                 ------       ------        ------          ------            ------         ------       -----
    Operating income (loss)         788           32            85              43               (71)            --         877
Interest expense                   (785)         (22)          (23)             --                12  (16)       --        (845)
                                                                                                  (6) (17)
                                                                                                 (15) (18)
                                                                                                  (6) (19)
Interest and dividend income         36           15             1              --               (12) (16)       --          40
Share of earnings of Liberty        125           --            --              --              (125) (20)       --          --
Share of earnings (losses)
 of affiliates, net                (120)          23            --              --                --             26  (24)   (98)
                                                                                                                (27) (25)
Gain on dispositions                151          183            --              --                --             --         334
Loss on early
 extinguishment of debt              (9)          --            --              --                --             --          (9)
Other expense, net                  (15)         (11)           (4)             (1)               --             --         (31)
                                 ------       ------        ------          ------            ------         ------       -----
    Earnings (loss) before
       income taxes                 171          220            59              42              (223)            (1)        268
Income tax expense                 (116)         (95)          (23)            (15)               86  (21)       --        (163)
                                 ------       ------        ------          ------            ------         ------       -----
      Net earnings (loss)            55          125            36              27              (137)            (1)        105
Dividend requirement on
 redeemable preferred stocks         (8)         (14)           --              --               (17) (22)       --         (31)
                                                                                                   8  (23)
                                 ------       ------        ------          ------            ------         ------       -----
  Net earnings (loss)
    attributable to common
    shareholders                $    47          111            36              27              (146)            (1)         74
                                =======       ======        ======          ======            ======         ======       =====

Primary earnings per common
  and common equivalent share      $.09                                                                                   $ .11 (26)
                                =======                                                                                   =====

See accompanying notes to unaudited condensed pro forma combined financial statements.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

           Notes to Condensed Pro Forma Combined Financial Statements


                               December 31, 1994
                                  (unaudited)



(1) The Old TCI/Liberty Combination, which was consummated on August 4, 1994, were structured as a tax free exchange whereby the common stock of TCIC and Liberty and the preferred stock of Liberty were exchanged for like shares of TCI. The merger agreement provided that each share of TCIC's and Liberty's common stock (including shares held by TCIC's or Liberty's subsidiaries) would be converted into one share and 0.975 of a share, respectively, of the corresponding class of TCI's common stock. Shares of Liberty Class E Preferred Stock were converted into shares of the Class B Preferred Stock. Shares of the remaining Liberty preferred stock held by subsidiaries of TCIC were converted into shares of a class of TCI preferred stock having an equivalent fair value to that which was given up. All preferred stock of TCI held by TCIC or its subsidiaries has been eliminated in consolidation. The Old TCI/Liberty Combination has been accounted for as a purchase of Liberty by TCI utilizing Liberty's historical predecessor cost.


(2) As of August 8, 1994, TCI, TCIC and TeleCable entered into a definitive merger agreement (the "TeleCable Merger Agreement") whereby TeleCable was merged into TCIC on January 26, 1995. The aggregate $1.6 billion purchase price was satisfied by TCIC's assumption of approximately $300 million of TeleCable's net liabilities and the issuance to TeleCable's shareholders of shares of TCI Class A common stock (approximately 42 million shares) and 1 million shares of Series D Preferred Stock with an aggregate initial liquidation value of $300 million. The Series D Preferred Stock, which accrues dividends at a rate of 5.5% per annum, is convertible into 10 million shares of TCI Class A common stock. The Series D Preferred Stock is redeemable at the option of TCI after five years and at the option of either TCI or the holder after ten years. The amount of net liabilities assumed by TCIC and the number of shares of TCI Class A common stock issued to TeleCable's shareholders are subject to closing adjustments.


(3) On April 25, 1995, the Company consummated the acquisition of controlling interests in Cablevision for an aggregate purchase price of $286 million, including a previously paid deposit of $20 million. The purchase price was paid with cash consideration of approximately $199 million (including the initial $20 million) and the Company's issuance of approximately $87 million in secured negotiable promissory notes payable.


(4) Pursuant to an Agreement and Plan of Merger dated as of August 4, 1994, as amended (the "QVC Merger Agreement"), the Purchaser, a corporation which is jointly owned by Comcast and Liberty, commenced an offer (the "QVC Tender Offer") to purchase all outstanding shares of common stock and preferred stock of QVC. The QVC Tender Offer expired at midnight, New York City time, on February 9, 1995, at which time the Purchaser accepted for payment all shares of QVC which had been tendered in the QVC Tender Offer. Following consummation of the QVC Tender Offer, the Purchaser was merged with and into QVC with QVC continuing as the surviving corporation. The Company owns an approximate 43% interest of the post-merger QVC. Upon consummation of the aforementioned QVC transactions, the Company was deemed to exercise significant influence over QVC and, as such, will account for its investment in QVC under the equity method.


(5) Represents an allocation of the purchase prices of TeleCable and Cablevision to their tangible and intangible assets. The cost allocations were estimated using information available at the date of preparation of these condensed pro forma combined financial statements and will be adjusted upon final appraisal of the assets acquired. Therefore, the actual allocations may differ from those allocations reflected herein.


(6) Represents the estimated incremental deferred income tax liability associated with the TeleCable and Cablevision purchase price allocations, as described in note (5) above. The adjustment assumes a combined federal and state income tax rate of 41%.

(7) Represents the issuance of the Notes in the acquisition of Cablevision (see note 3).


(8) Represents borrowings by the Company to pay the remaining cash consideration in the Cablevision acquisition.


(9) Represents the elimination of TeleCable's historical stockholders' deficit.


(10) Represents the issuance by TCI to TeleCable shareholders of TCI Class A common stock (approximately 42 million shares) and 1 million shares of Series D Preferred Stock with an aggregate liquidation value of $300 million. See note (2) above.


(11) Represents the elimination of Cablevision's historical stockholders' deficit.


(12) Represents the Company's cash contribution in the QVC Merger.


(13) Represents the elimination of the unrealized gain attributable to QVC.


(14) Represents the elimination of intercompany revenue and operating expenses between TCIC and Liberty arising from the sale of certain cable television programming to their respective cable television subscribers. See note (1) above.


(15) Represents depreciation and amortization of TeleCable's and Cablevision's allocated excess purchase prices based upon weighted average lives to 12-1/2 years for property and equipment and 40 years for franchise costs for TeleCable and 20 years for franchise costs for Cablevision.


(16) Represents the elimination of interest on intercompany indebtedness between TCIC and Liberty. See note (1) above.


(17) Represents assumed interest expense incurred by the Company on the Notes, calculated at an assumed rate of 7% per annum.


(18) Represents assumed interest expense incurred by the Company on the borrowings of $179 million to pay the remaining cash portion of the Cablevision purchase price and the interest expense that would have been incurred had the initial $20 million payment toward the Cablevision purchase price been paid on January 1, 1994. Such interest expense was calculated at the Company's weighted average interest rate of 7.5% for the year ended December 31, 1994.


(19) Represents additional interest expense on assumed indebtedness of Cablevision. Interest expense was not reflected in the historical financial statements as such borrowings were not utilized to support the assets to be acquired by the Company. Such interest expense was calculated at the interest rate in effect at December 31, 1994 for such indebtedness (14.4% per annum).


(20) Represents the elimination of TCIC's share of Liberty's historical earnings.


(21) Reflects the estimated income tax effect of the pro forma adjustments.


(22) Represents the dividend requirements on TCI's Series D Preferred Stock (issued in connection with the TeleCable Merger--see note 2).


(23) Represents the elimination of the preferred stock dividend requirements on Liberty preferred stock held by TCIC converted into preferred stock of TCI.


(24) Reflects the incremental increase in TCI's share of QVC's historical earnings resulting from the consummation of the QVC Merger.

(25) Represents the adjustments to TCI's share of the pro forma loss of the Purchaser after giving effect to the consummation of the QVC Merger. Such adjustment reflects the estimated incremental interest, depreciation and amortization expense, net of income taxes, incurred by the Purchaser following the consummation of the QVC Merger.




(26) Reflects primary and fully diluted earnings per common and common equivalent share based upon 651,475,966 weighted average shares. Such amount is calculated utilizing 540,837,355 weighted average shares of TCI at December 31, 1994 (such amount representing TCI's weighted average shares, as disclosed in its historical financial statements), adjusted for the effect of shares issued in the Old TCI/Liberty Combination as if such transaction had occurred on January 1 and adjusted for the issuance of 42 million shares of TCI Class A common stock issued in connection with the TeleCable Merger. Shares issuable upon conversion of the Series D Preferred Stock (see note 2) have not been included in the computation of weighted average shares outstanding for the year ended December 31, 1994 because their inclusion would be antidilutive.

                           Tele-Communications, Inc.

              Management's Discussion and Analysis of Financial
                      Condition and Results of Operations

                  Three Months ended March 31, 1995 and 1994


Material changes in financial condition.
- ---------------------------------------

          As of January 27, 1994, TCI Communications, Inc. (formerly Tele-Communications, Inc. or "Old TCI") and Liberty Media Corporation ("Liberty") entered into a definitive merger agreement to combine the two companies (the "TCI/Liberty Combination"). The transaction was consummated on August 4, 1994 and was structured as a tax free exchange of Class A and Class B shares of both companies and preferred stock of Liberty for like shares of a newly formed holding company, TCI/Liberty Holding Company. In connection with the TCI/Liberty Combination, Old TCI changed its name to TCI Communications, Inc. ("TCIC") and TCI/Liberty Holding Company changed its name to Tele-Communications, Inc. Old TCI shareholders received one share of TCI for each of their shares. Liberty common shareholders received 0.975 of a share of TCI for each of their common shares. Upon consummation of the TCI/Liberty Combination, certain subsidiaries of TCIC exchanged their shares of Old TCI Class A common stock for shares of TCI Class A common stock. Additionally, subsidiaries of TCI exchanged their shares of Liberty Class A common stock for TCI Class A common stock and Liberty exchanged its shares of Old TCI Class A and Class B common stock for like shares of TCI common stock. Such ownership is reflected as treasury stock at such entities' historical cost in the accompanying consolidated financial statements. Also, subsidiaries of TCI exchanged their shares of various preferred stock issuances of Liberty for preferred stock of TCI. Such preferred stock of TCI eliminates in consolidation.

          Due to the significant economic interest held by TCIC through its ownership of Liberty preferred stock and Liberty common stock and other related party considerations, TCIC accounted for its investment in Liberty under the equity method. Accordingly, TCIC had not recognized any income relating to dividends, including preferred stock dividends, and TCIC recorded the earnings or losses generated by Liberty (by recognizing 100% of Liberty's earnings or losses before deducting preferred stock dividends) through the date the TCI/Liberty Combination was consummated.

          The TCI/Liberty Combination was accounted for using predecessor cost due to the aforementioned related party considerations.

          During the fourth quarter of 1994, the Company was reorganized based upon four lines of business: Domestic Cable and Communications; Programming; International Cable and Programming; and Technology/Venture Capital (the "Reorganization"). The Company reorganized its structure to provide for financial and operational independence in the four operating units, each under the direction of its own chief executive officer, while maintaining the synergies and scale economies provided by a common corporate parent. While neither the International Cable and Programming unit nor the Technology/Venture Capital unit is currently significant to the Company as a whole, the Company believes each unit has growth potential and each unit is unique enough in nature to warrant separate focus.

The Board of Directors of TCI has adopted a proposal which, if approved by the stockholders, would authorize the Board to issue a new class of stock ("Liberty Group Common Stock") which corresponds to TCI's Programming unit ("Liberty Media Group"). The programming services include the production, acquisition and distribution of globally branded entertainment, education and information programming services and software for distribution through all available formats and media; and home shopping via television and other interactive media, direct marketing, advertising sales, infomercials and transaction processing. While the Liberty Group Common Stock would constitute common stock of TCI, it is intended to reflect the separate performance of such programming services. TCI intends to distribute to its security holders one hundred percent of the equity value of TCI attributable to Liberty Media Group.

          During 1994, subsidiaries of the Company, Comcast, Cox and Sprint formed WirelessCo to engage in the business of providing wireless communications services on a nationwide basis. Through WirelessCo, the partners have been participating in PCS Auctions of PCS licenses being conducted by the FCC. In the first round auction, which concluded during the first quarter of 1995, WirelessCo was the winning bidder for PSC licenses for 29 markets, including New York, San Francisco-Oakland-San Jose, Detroit, Dallas-Fort Worth, Boston-Providence, Minneapolis-St. Paul and Miami-Fort Lauderdale. The aggregate license cost for these licenses is approximately $2.1 billion.

          WirelessCo has also invested in APC, which holds a PCS license granted under the FCC's pioneer preference program for the Washington-Baltimore market. WirelessCo acquired its 49% limited partnership interest in APC for $23 million and has agreed to make capital contributions to APC equal to 49/51 of the cost of APC's PCS license. Additional capital contributions may be required in the event APC is unable to finance the full cost of its PCS license. WirelessCo may also be required to finance the build-out expenditures for APC's PCS system. Cox, which holds a pioneer preference PCS license for the Los Angeles-San Diego market, and WirelessCo have also agreed on the general terms and conditions upon which Cox (with a 60% interest) and WirelessCo (with a 40% interest) would form a partnership to hold and develop a PCS system using the Los Angeles-San Diego license. APC and the Cox partnership would affiliate their PCS systems with WirelessCo and be part of WirelessCo's nationwide integrated network, offering wireless communications services under the "Sprint" brand. The Company owns a 30% interest in WirelessCo.

          During 1994, subsidiaries of Cox, Sprint and the Company also formed PhillieCo, in which the Company owns a 35.3% interest. PhillieCo was the winning bidder in the first round auction for a PCS license for the Philadelphia market at a license cost of $85 million. To the extent permitted by law, the PCS system to be constructed by PhillieCo would also be affiliated with WirelessCo's nationwide network.

          WirelessCo may bid in subsequent rounds of the PCS Auctions and may invest in, affiliate with or acquire licenses from other successful bidders. The capital that WirelessCo will require to fund the construction of the PCS systems, in addition to the license costs and investments described above, will be substantial. The Company anticipates funding its portion of WirelessCo's capital requirements through borrowings under a new credit facility.

          At the end of the first quarter of 1995, subsidiaries of the Company, Comcast, Cox and Sprint formed two new partnerships, of which the principal partnership is MajorCo, to which they contributed their respective interests in WirelessCo and through which they formed another partnership, NewTelco, to engage in the business of providing local wireline communications services to residences and businesses on a nationwide basis. NewTelco will serve its customers primarily through the cable television facilities of cable television operators that affiliate with NewTelco in exchange for agreed-upon compensation. The modification of existing regulations and laws governing the local telephony market will be necessary in order for NewTelco to provide its proposed services on a competitive basis in most states. Subject to agreement upon a schedule for upgrading its cable television facilities in selected markets and certain other matters, the Company has agreed to affiliate certain of its cable systems with NewTelco. The capital required for the upgrade of the Company's cable facilities for the provision of telephony services is expected to be substantial.

          Subsidiaries of the Company, Cox and Comcast, together with Continental, own Teleport Communications Group, Inc. and TCG Partners, which is one of the largest competitive access providers in the United States in terms of route miles. The Company, Cox and Comcast have entered into an agreement with MajorCo and NewTelco to contribute their interests in TCG and its affiliated entities to NewTelco. The Company currently owns an approximate 29.9% interest in TCG. The closing of this contribution is subject to the satisfaction of certain conditions, including the receipt of necessary regulatory and other consents and approvals. In addition, the Company, Comcast and Cox intend to negotiate with Continental, which owns a 20% interest in TCG, regarding their acquisition of Continental's TCG interest. If such agreement cannot be reached, they will need to obtain Continental's consent to certain aspects of their agreement with Sprint.

          Subject to agreement upon an initial business plan, the MajorCo partners have committed to make cash capital contributions to MajorCo of $4.0 to $4.4 billion in the aggregate over a three- to five-year period, which amount includes the approximately $500 million already contributed by the partners to WirelessCo. The partners intend for MajorCo and its subsidiary partnerships to be the exclusive vehicles through which they engage in the wireless and wireline telephony service businesses, subject to certain exceptions.

          At March 31, 1995, the Company was liable for a $720 million letter of credit which guarantees contributions to WirelessCo. The Company pledged 56,656,584 shares of TCI Class A common stock held by subsidiaries of the Company as collateral for the letter of credit. During the first quarter of 1995, an initial borrowing aggregating $95 million was made pursuant to the letter of credit. Subsequent to March 31, 1995, 19,638,508 shares of TCI Class A common stock held by subsidiaries of the Company were pledged as additional collateral for the letter of credit.

          As of January 26, 1995, TCI, TCIC, a wholly-owned subsidiary of TCI, and TeleCable consummated the TeleCable Merger. The aggregate $1.6 billion purchase price was satisfied by TCIC's assumption of approximately $300 million of TeleCable's net liabilities and the issuance to TeleCable's shareholders of approximately 42 million shares of TCI Class A common stock and 1 million shares of the Series D Preferred Stock with an aggregate initial liquidation value of $300 million. The Series D Preferred Stock, which accrues dividends at a rate of 5.5% per annum, is convertible into 10 million shares of TCI Class A common stock. The Series D

Preferred Stock is redeemable for cash at the option of TCI after five years and at the option of either TCI or the holder after ten years. The amount of net liabilities assumed by TCIC and the number of shares of TCI Class A common stock issued to TeleCable's shareholders are subject to post-closing adjustments.

          Pursuant to the QVC Merger Agreement, the Purchaser, a corporation which is jointly owned by Comcast and Liberty, commenced the QVC Tender Offer to purchase all outstanding shares of common stock and preferred stock of QVC.

          The QVC Tender Offer expired at midnight, New York City time, on February 9, 1995, at which time the Purchaser accepted for payment all shares of QVC which had been tendered in the QVC Tender Offer. Following consummation of the QVC Tender Offer, the Purchaser was merged with and into QVC with QVC continuing as the surviving corporation. The Company owns an approximate 43% interest of the post-merger QVC.

          In connection with the financing of the QVC merger, the Purchaser entered into a credit facility. The credit facility is secured by substantially all of the assets of QVC. In addition, Comcast and Liberty have pledged their shares of QVC (as the surviving corporation following the QVC merger) pursuant to the credit facility. Neither Liberty nor Comcast has provided any guarantees of the credit facility.

          In connection with the transactions contemplated under a stockholders agreement entered into among Comcast, Liberty and the Purchaser, TCI has undertaken to cause Liberty to comply with each of its representations, warranties, covenants, agreements and obligations under the stockholders agreement. All such undertakings will terminate at such time as equity securities of Liberty or the Liberty Group Common Stock have been distributed and such securities impute a market capitalization of Liberty in excess of $2 billion.

          Upon consummation of the aforementioned QVC transactions, the Company is deemed to exercise significant influence over QVC and, as such, adopted the equity method of accounting. As a result, TCI restated its investment in QVC, its unrealized gain on available-for-sale securities, its deferred taxes and retained earnings by $211 million, $127 million, $89 million and $5 million, respectively, at December 31, 1994. No restatement to the Company's results of operations for the three months ended March 31, 1994 was required as QVC was only accounted for under the cost method from May of 1994 through February 9, 1995.

          Pursuant to an underwritten public offering, the Company sold 19,550,000 shares of TCI Class A common stock in February of 1995. The Company received net proceeds of approximately $401 million. Such proceeds were immediately used to reduce outstanding indebtedness under credit facilities.


          The Company's assets consist primarily of investments in its subsidiaries. The Company's rights, and therefore the extent to which the holders of the Company's preferred stocks will be able to participate in the distribution of assets of any subsidiary upon the latter's liquidation or reorganization, will be subject to prior claims of the subsidiary's creditors, including trade creditors, except to the extent that the Company may itself be a creditor with recognized claims against such subsidiary (in which case the claims of the Company would still be subject to the prior claims of any secured creditor of such subsidiary and of any holder of indebtedness of such subsidiary that is senior to that held by the Company).

          The Company's ability to pay dividends on any classes or series of preferred stock is dependent upon the ability of the Company's subsidiaries to distribute amounts to the Company in the form of dividends, loans or advances or in the form of repayment of loans and advances from the Company. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay the dividends on any class or series of preferred stock of TCI or to make any funds available therefor, whether by dividends, loans or their payments. The payment of dividends, loans or advances to the Company by its subsidiaries may be subject to statutory or regulatory restrictions, is contingent upon the cash flows generated by those subsidiaries and is subject to various business considerations. Further, certain of the Company's subsidiaries are subject to loan agreements that prohibit or limit the transfer of funds by such subsidiaries to the Company in the form of dividends, loans, or advances and require that such subsidiaries' indebtedness to the Company be subordinate to the indebtedness under such loan agreements. The amount of net assets of subsidiaries subject to such restrictions exceeds the Company's consolidated net assets. The Company's subsidiaries currently have the ability to transfer funds to the Company in amounts exceeding the Company's dividend requirement on any class or series of preferred stock. Net cash provided by operating activities of subsidiaries which are not restricted from making transfers to the parent company have been and are expected to continue to be sufficient to enable the parent company to meet its cash obligations.


          Subsidiaries of the Company had approximately $2.5 billion in unused lines of credit at March 31, 1995, excluding amounts related to lines of credit which provide availability to support commercial paper. Although such subsidiaries of the Company were in compliance with the restrictive covenants contained in their credit facilities at said date, additional borrowings under the credit facilities are subject to the subsidiaries' continuing compliance with the restrictive covenants (which relate primarily to the maintenance of certain ratios of cash flow to total debt and cash flow to debt service, as defined in the credit facilities) after giving effect to such additional borrowings. See note 7 to the accompanying consolidated financial statements for additional information regarding the material terms of the subsidiaries' lines of credit.

          One measure of liquidity is commonly referred to as "interest coverage." Interest coverage, which is measured by the ratio of Operating Cash Flow (operating income before depreciation, amortization and other non-cash operating credits or charges)($464 million and $450 million for the three months ended March 31, 1995 and 1994, respectively) to interest expense ($240 million and $178 million for the three months ended March 31, 1995 and 1994, respectively), is determined by reference to the consolidated statements of operations. The Company's interest coverage ratio was 193% and 253% for the three months ended March 31, 1995 and 1994, respectively. Management of the Company believes that the foregoing interest coverage ratio is adequate in light of the consistency and nonseasonal nature of its cable television operations and the relative predictability of the Company's interest expense, almost half of which results from fixed rate indebtedness. Operating Cash Flow is a measure of value and borrowing capacity within the cable television industry and is not intended to be a substitute for cash flows provided by operating activities, a measure of performance prepared in accordance with generally accepted accounting principles, and should not be relied upon as such. Operating Cash Flow, as defined, does not take into consideration substantial costs of doing business, such as interest expense, and should not be considered in isolation to other measures of performance.

          Another measure of liquidity is net cash provided by operating activities, as reflected in the accompanying consolidated statements of cash flows. Net cash provided by operating activities ($198 million and $326 million for the three months ended March 31, 1995 and 1994, respectively) reflects net cash from the operations of the Company available for the Company's liquidity needs after taking into consideration the aforementioned additional substantial costs of doing business not reflected in Operating Cash Flow. Amounts expended by the Company for its investing activities exceed net cash provided by operating activities. However, management believes that net cash provided by operating activities, the ability of the Company and its subsidiaries to obtain additional financing (including the subsidiaries available lines of credit and access to public debt markets), issuances and sales of the Company's equity or equity of its subsidiaries, proceeds from disposition of assets will provide adequate sources of short-term and long-term liquidity in the future. See the Company's consolidated statements of cash flows included in the accompanying consolidated financial statements.

          In order to achieve the desired balance between variable and fixed rate indebtedness and to diminish its exposure to extreme increases in variable interest rates, the Company has entered into various interest rate exchange agreements and interest rate hedge agreements. Pursuant to the interest rate exchange agreements, the Company pays (i) fixed interest rates ranging from 7.2% to 9.9% on notional amounts of $550 million at March 31, 1995 and (ii) variable interest rates on notional amounts of $2,605 million at March 31, 1995. During the three months ended March 31, 1995 and 1994, the Company's net receipts pursuant to its fixed rate exchange agreements were $5.1 million and $2.1 million, respectively. During the three months ended March 31, 1995 and 1994, the Company's net receipts pursuant to its variable rate exchange agreements were $1.4 million and $19.6 million, respectively. The Company's interest rate hedge agreements fix the maximum variable interest rates on notional amounts of $325 million at 11%. The Company is exposed to credit losses for the periodic settlements of amounts due under the interest rate exchange agreements in the event of nonperformance by the other parties to the agreements. However, the Company does not anticipate that it will incur any material credit losses because it does not anticipate nonperformance by the counterparties.

          Approximately thirty-five percent of the franchises held by the Company, involving approximately 3.8 million basic subscribers, expire within five years. There can be no assurance that the franchises for the Company's systems will be renewed as they expire although the Company believes that its cable television systems generally have been operated in a manner which satisfies the standards established by the Cable Communications Policy Act of 1984 (the "1984 Cable Act"), as supplemented by the renewal provisions of the 1992 Cable Act, for franchise renewal. However, in the event they are renewed, the Company cannot predict the impact of any new or different conditions that might be imposed by the franchising authorities in connection with the renewals. To date they have not varied significantly from the original terms.

          The Company competes with operators who provide, via alternative methods of distribution, the same or similar video programming as that offered by the Company's cable systems. Technologies competitive with cable television have been encouraged by Congress and the FCC. One such technology is direct broadcast satellite ("DBS"). DBS services are offered directly to subscribers owning home satellite dishes that vary in size depending upon the power of the satellite; two DBS operators recently began offering nationwide video services that can be received by a satellite that measures approximately eighteen inches in diameter. DBS operators can acquire the right to distribute over satellite all of the significant cable television programming currently available on the Company's cable systems. As the cost of equipment needed to receive these transmissions declines, the Company expects that it will experience increased and substantial competition from DBS operators.

          The 1984 Cable Act and FCC rules prohibit telephone companies from offering video programming directly to subscribers in their telephone service areas (except in limited circumstances in rural areas). However, a number of Federal Court decisions have held that the cross-entry prohibition in the 1984 Cable Act is unconstitutional as a violation of the telephone company's First Amendment right to free expression. In addition, certain proposals are also pending before the FCC and Congress which would eliminate or relax these restrictions on telephone companies. As the current cross-entry restrictions are removed or relaxed, the Company will face increased competition from telephone companies which, in most cases, have greater financial resources than the Company. All major telephone companies have announced plans to acquire cable television systems or provide video services to the home through fiber optic technology.

          The Company's entertainment and information programming services subsidiaries and 50% owned affiliates lease satellite transponders as follows:
6 full time leases and one shared lease on a "protected" or "transponder protected" basis, and 15 full time "unprotected" leases for an aggregate of 21 transponders on 10 domestic and 2 international communications satellites. Domestic communications satellite transponders may be leased full or part time on a "protected", "transponder protected" or "unprotected" basis. When the carrier provides services to a customer on a "protected" basis, replacement transponders are reserved on board the satellite for use in the event the "protected" transponder fails. Should there be no reserve transponders available, the "protected" customer will displace an "unprotected" transponder customer on the same satellite. In certain cases, the carrier also maintains a protection satellite and should a satellite fail completely, all lessors' "protected" transponders would be moved to the protection satellite. The customer who leases an "unprotected" transponder has no reserve transponders available, and may have its service interrupted for an indefinite period when its transponder is required to restore a "protected" service.

          Although the Company believes it has taken reasonable steps to ensure its continued satellite transmission capability, there can be no assurance that termination or interruption of satellite transmissions will not occur. Such a termination or interruption of service by one or more of these satellites could have a material adverse effect on the results of operations and financial condition of the programming group.

          The availability of replacement satellites and transponder time beyond current leases is dependent on a number of factors over which the Company has no control, including competition among prospective users for available transponders and the availability of satellite launching facilities for replacement satellites. Many of the commercial satellites now in orbit will have to be replaced in the next few years. The federal government has placed restrictions on the launching of commercial satellites by means of the space shuttle, causing manufacturers of commercial satellites to rely on alternative delivery systems to place these satellites in orbit. Additional commercial launching facilities are being developed currently, but there can be no assurance that the launch systems currently in place, or to be developed, will be able to replace the domestic communications satellites as their useful lives end.

          The Company is currently the sole satellite carrier of WTBS, a 24-hour independent UHF television station originated by TBS to cable television system operators and operators of other non-broadcast distribution media who receive the signal on their earth stations and offer the service to their subscribers. Other independent television stations are transmitted by other carriers. The Company's satellite carrier of WTBS, Southern Satellite Systems, Inc. ("Southern"), does not have an agreement with TBS with respect to the retransmission of the WTBS signal and there are no specific statutory or regulatory restrictions that would prevent any satellite carrier from transmitting the WTBS signal so long as the carrier meets the passive carrier requirements of the Copyright Revision Act of 1976, as amended and any applicable requirements of the Communications Act of 1934, as amended, or, if the carrier serves home satellite dish owners, so long as the carrier meets the requirements of the Satellite Home Viewer Act of 1988. Further, Southern has no control over the programming on such station. TBS produces and distributes other cable programming services, and TBS has and may be expected to continue to give priority to the programming needs of such services in allocating programming owned by it or to which it has national distribution rights. Southern's business could be adversely affected by any change in the type, mix or quality of the programming on WTBS that results in the service being less desirable to cable operators and their subscribers. TBS derives significant revenue from the sale of advertising time on WTBS, however, and the Company therefore believes that TBS has an economic incentive to maintain the audience appeal of WTBS's programming.

          The Company is upgrading and installing optical fiber in its cable systems at a rate such that in two years TCI anticipates that it will be serving the majority of its customers with state-of-the-art fiber optic cable systems. The Company made capital expenditures of $1,264 million in 1994 and the Company expects to expend similar amounts in 1995, among other things, to provide for the continued rebuilding of its cable systems. However, such proposed expenditures are subject to reevaluation based upon changes in the Company's liquidity, including those resulting from rate regulation.

          The Company is obligated to pay fees for the license to exhibit certain qualifying films that are released theatrically by various motion picture studios through December 31, 2006. The aggregate minimum liability under certain of the license agreements is approximately $387 million. The aggregate amount of the Film License Obligations under other license agreements is not currently estimable because such amount is dependent upon the number of qualifying films produced by the motion picture studios, the amount of United States theatrical film rentals for such qualifying films, and certain other factors. Nevertheless, the Company's aggregate payments under the Film License Obligations could prove to be significant.

          The Company also has guaranteed the obligation of an Australian affiliate to pay similar fees for the license to exhibit certain films through the year 2000. If the Company failed to fulfill its obligation under this guarantee, the beneficiaries have the right to demand an aggregate payment from the Company of $67 million. Although the aggregate amount of the Australian affiliate's film license fee obligations is not currently estimable, the Company believes that the aggregate payments pursuant to such affiliate's obligation could be significant.

          The Company has committed to provide additional debt or equity funding to certain of its affiliates. At March 31, 1995, such commitments aggregated $174 million.

          The Company also intends to continue to develop its entertainment and information programming services and has made certain financial commitments related to the acquisition of programming. The Company's obligation for certain sports program rights contracts as of March 31, 1995 was $214 million. It is expected that sufficient cash will be generated by the programming services to satisfy these commitments. However, the continued development of such services may require additional financing and it cannot be predicted whether the Company will obtain such financing on terms acceptable to the Company.

          The Company believes that it has complied, in all material respects, with the provisions of the 1992 Cable Act, including its rate setting provisions. However, the Company's rates for Regulated Services are subject to adjustment upon review, as described above. If, as a result of the review process, a system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriate benchmark and refund the excess portion of rates received. Any refunds of the excess portion of tier service rates would be retroactive to the date of complaint. Generally, any refunds of the excess portion of all other Regulated Services rates would be retroactive to the later of September 1, 1993, or one year prior to the implementation of the rate reduction. The amount of refunds, if any, which could be payable by the Company in the event that any system's rates were to be successfully challenged, is not considered to be material.

          The Company believes that the FCC's comprehensive system of rate regulation, including regulation of the changes in rates when programming services are added or deleted from service tiers, also may have an adverse effect on the programming services in which the Company has an ownership interest by limiting the carriage of such services and/or the ability and willingness of cable operators to pay the rights fees for such carriage.

          The FCC has adopted rules providing for mandatory carriage by cable systems after September 1, 1993 of all local full-power commercial television broadcast signals (up to one-third of all channels), including the signals of stations carrying home-shopping programming after October 6, 1993, and, depending on a cable system's channel capacity, non-commercial television broadcast signals. Alternatively, after October 6, 1993, commercial broadcasters have the right to deny such carriage unless they grant retransmission consent. The "must-carry" statutory provisions and regulations remain in effect pending the outcome of ongoing judicial proceedings to resolve challenges to their constitutionality. TCI believes that, by requiring such carriage of broadcast signals, these regulations may adversely affect the ability of TCI's programming services to obtain carriage on cable systems with limited channel capacity. To the extent that carriage is thereby limited, the subscriber and advertising revenues available to TCI's programming services also will be limited. However, as discussed above, such regulations have resulted in expanded cable distribution of Home Shopping Network, Inc. ("HSN"), which is carried by a number of full-power commercial broadcast television stations.

          The FCC has adopted regulations limiting carriage by a cable operator of national programming services in which that operator holds an attributable interest to 40 percent of the first 75 activated channels on each of the operator's systems. The rules provide for the use of two additional channels or a 45 percent limit, whichever is greater, provided that the additional channels carry minority controlled programming services. The regulations grandfather existing carriage arrangements which exceed the channel limits, but require new channel capacity to be devoted to unaffiliated programming services until the system achieves compliance with the regulations. Channels beyond the first 75 activated channels are not subject to such limitations, and the rules do not apply to local or regional programming services. These rules, which currently are subject to pending petitions for reconsideration before the FCC, may limit carriage of the Company's programming services on certain cable systems of cable operators in which TCI has ownership interests.

          On September 23, 1993, the FCC also adopted regulations establishing a 30% limit on the number of homes passed nationwide that a cable operator may reach through cable systems in which it holds an attributable interest, with an increase to 35% if the additional cable systems are minority controlled. However, the FCC stayed the effectiveness of its ownership limits pending the appeal of a September 16, 1993 decision by the United States District Court for the District of Columbia which, among other things, found unconstitutional the provision of the 1992 Cable Act requiring the FCC to establish such ownership limits. Under the FCC regulations, if the ownership limits are determined to be constitutional, they may limit TCI's future ability to acquire interests in additional cable systems.

          A number of petitions for reconsideration of various aspects of the regulations implementing the 1992 Cable Act remain pending before the FCC. Petitions for judicial review of regulations adopted by the FCC, as well as other court challenges to the 1992 Cable Act and the FCC's regulations, also remain pending. The Company is uncertain how the courts and/or the FCC ultimately will rule or whether such rulings will materially change any existing rules or statutory requirements.

          The Company's various partnerships and other affiliates accounted for under the equity method generally fund their acquisitions, required debt repayments and capital expenditures through borrowings under and refinancing of their own credit facilities (which are generally not guaranteed by the Company) and through net cash provided by their own operating activities.


Material changes in results of operations.
- -----------------------------------------

          On October 5, 1992, Congress enacted the 1992 Cable Act. In 1993 and 1994, the FCC adopted certain rate regulations required by the 1992 Cable Act and imposed a moratorium on certain rate increases. As a result of such actions, the Company's Regulated Services are subject to the jurisdiction of local franchising authorities and the FCC.

          The Company estimates that the FCC's 1993 and 1994 rate regulations will result in an aggregate annualized reduction of revenue and operating income ranging from $280 million to $300 million based upon rates charged prior to implementation of such rate regulations. The estimated annualized reduction in revenue assumes that the FCC will not require further reductions beyond the current regulations and is prior to any possible mitigating factors (none of which is assured) such as (i) the provision of alternate service offerings (ii) the implementation of rate adjustments to non-regulated services and (iii) the utilization of cost-of-service methodologies, as described below.


          Cable operators may justify rates higher than the benchmark rates established by the FCC through demonstrating higher costs based upon a cost-of-service showing. Under this methodology, cable operators may be allowed to recover through the rates they charge for Regulated Services, their normal operating expenses plus an interim rate of return of 11.25% on the rate base, as defined, which rate may be subject to change in the future.

          The FCC rate regulations govern changes in the rates which cable operators may charge when adding or deleting a service from a regulated tier of service. Such regulations allow an increase of either (i) the sum of a prescribed channel addition factor, the license fee expense and a 7.5% markup, or (ii) a flat fee increase per added channel and an aggregate limit on such increases with an additional license fee reserve. For systems with more than one tier of cable service, the methodology described in (ii) is not available for the basic level of service. The FCC's rate regulations also permit cable operators to "pass through" increases in programming costs and certain other external costs which exceed the rate of inflation. However, a cable operator may pass through increases in the cost of programming services affiliated with such cable operator to the extent such costs exceed the rate of inflation only if the price charged by the programmer to the affiliated cable operator reflects prevailing prices offered in the marketplace by the programmer to unaffiliated third parties or the fair market value of the programming.

          The Company believes that it has complied, in all material respects, with the provisions of the 1992 Cable Act, including its rate setting provisions. However, the Company's rates for Regulated Services are subject to adjustment upon review, as described above. If, as a result of the review process, a system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriate benchmark and refund the excess portion of rates received. Any refunds of the excess portion of tier service rates would be retroactive to the date of complaint. Any refunds of the excess portion of all other Regulated Service rates would be retroactive to one year prior to the implementation of the rate reductions. The amount of refunds, if any, which could be payable by the Company in the event that any system's rates were to be successfully challenged, is not considered to be material.

          Based on the foregoing, the Company believes that the 1993 and 1994 rate regulations have had and will continue to have a material adverse effect on its results of operations.

          Revenue increased by approximately 44% for the three months ended March 31, 1995 compared to the corresponding period of 1994. Such increase was the result of the TCI/Liberty Combination (34%), the growth in subscriber levels within the Company's cable television systems (5%) and the effect of certain acquisitions, including TeleCable (9%), net of a decrease in revenue (4%) due to rate reductions required by rate regulation implemented pursuant to the 1992 Cable Act.

          Net sales from home shopping services reflects the results of HSN which became a consolidated subsidiary of the Company in the TCI/Liberty Combination. Net sales from HSN represented $244 million or 23% of the increase in revenue from the TCI/Liberty Combination. HSN believes that future levels of net sales will be dependent, in large part, on program carriage, market penetration and merchandising management. Program carriage is defined as the number of cable systems and broadcast television stations that carry HSN programming. Market penetration represents the level of active purchasers within a market.

          Cable television systems and affiliated broadcast television stations broadcast HSN programming under affiliation agreements with varying original terms. HSN seeks to increase the number of cable television systems and broadcast television stations that televise HSN programming while evaluating the expected profitability of each contract.

          Revenue of TCI's consolidated entertainment and information programming services ("Other Programming Services") represented $66 million or 6% of the increase in revenue from the TCI/Liberty Combination. Such increase in revenue, compared to the corresponding period of 1994, was attributable to subscription and advertising revenue at TCI's consolidated sports programming businesses ($47 million), revenue from Netlink, USA, a marketer and distributor of programming to the United States home satellite dish subscriber market ($5 million) and subscription revenue generated by Southern and Encore Media Corporation ($14 million). The remainder of the increase in revenue from the TCI/Liberty Combination is due primarily to revenue generated by the cable television systems which were acquired in the combination.

          The 1992 Cable Act contains "must carry" provisions which mandate that cable companies within a broadcast television station's reach retransmit its signal, subject to certain limitations on this obligation depending upon a cable system's channel capacity. The FCC adopted rules which extend such "must carry" provisions to broadcast television stations with shop-at-home formats effective October 6, 1993. As a result of the mandatory carriage of stations carrying home-shopping programming, HSN has experienced growth in cable carriage. However, the constitutionality of the "must carry" provisions of the 1992 Cable Act has been challenged in the courts. Although the "must carry" provisions were upheld as constitutional by a three-judge panel of the United States District Court for the District of Columbia, the Supreme Court vacated the District Court's decision because genuine issues of material fact remain unresolved. The "must-carry" statutory provisions and regulations remain in effect pending the outcome of the ongoing proceedings before the District Court. During the past year, HSN has aggressively pursued and obtained long term carriage commitments from a number of cable operators. As a result of HSN's success in obtaining such commitments, the exposure to loss of revenue should the "must-carry" rules be declared unconstitutional has been largely mitigated.

          Operating costs and expenses have increased by 63% for the three months ended March 31, 1995 compared to the corresponding period of 1994. The TCI/Liberty Combination resulted in an increase of $424 million or 51% in operating, selling, general and administrative expenses. Due to the aforementioned program to upgrade and install optical fiber in its cable systems, the Company's capital expenditures and depreciation expense have increased. The Company cannot determine whether and to what extent increases in the cost of programming will affect its operating costs. However, such programming costs have increased at a greater percentage than increases in revenue of Regulated Services.

          Cost of sales of HSN represented $187 million or 23% of the increase resulting from the TCI/Liberty Combination. HSN expects that certain of its costs will increase in the future. Management believes that selling and marketing expenses will be at higher levels in future periods as HSN maintains its efforts to increase the number of cable systems carrying HSC programming, increase market penetration and develop new electronic opportunities. In addition, these expenses will increase if program carriage increases. Broadcast expenses are expected to increase in future periods. "Must carry" legislation, as discussed above, is expected to result in increases in certain operating expenses related to cable and broadcast carriage in dollars. However, as a percentage of sales, the effect is not currently determinable.

          HSN believes that seasonality does impact its business, but not to the same extent it impacts the retail industry in general.

          Programming expenses represented $65 million or 8% of total operating expenses (excluding cost of sales). Additionally, the Company incurred $11 million of programming and marketing costs associated with the launch in February of 1994 of a new premium programming service to its subscribers. The Company's Other Programming Services will continue to reflect losses associated with the new premium service as the Company's programming costs are reflected in the operations of the Programming group and the revenue from the subscribers of such service are reflected in the Company's Domestic Cable and Communications group. However, although there can be no assurance, as the Domestic Cable and Communications group increases its distribution of this service to its subscribers, management of the Company believes that the consolidated impact from such premium service should be positive.

          The Company has an ownership interest of approximately 38% in TeleWest Communications plc ("TeleWest Communications"), a company that is currently operating and constructing cable television and telephone systems in the United Kingdom ("UK"). TeleWest Communications, which is accounted for under the equity method, had a carrying value at March 31, 1995 of $462 million and comprised $11 million of the Company's share of its affiliates' losses during the three months ended March 31, 1995. In addition, the Company has other less significant equity method investments in video distribution and programming businesses located in the UK, other parts of Europe, Asia, Latin America and certain other foreign countries. In the aggregate, such other equity method investments had a carrying value of $164 million at March 31, 1995 and accounted for $8 million of the Company's share of its affiliates' losses in 1995.

          TeleWest Communications, which is currently constructing broadband cable television and telephony networks in the UK, has incurred net losses since its inception. At December 31, 1994, TeleWest Communications had completed approximately 37% of its network construction and, it is expected that TeleWest Communications' network construction will be substantially complete within the next five years. Although there is no assurance, the Company believes (i) that the continued expansion of TeleWest Communications' networks ultimately will provide TeleWest Communications with a revenue base that will exceed its expenses, (ii) that TeleWest Communications' present and future sources of liquidity (including the (Pounds)401.3 million ($630.0 million using the November 23, 1994 exchange rate) of net proceeds from TeleWest Communications' November 23, 1994 initial public offering and certain bank credit facilities) will be sufficient to meet TeleWest Communications' liquidity requirements. The Company has no present intention to make significant loans to or investments in TeleWest Communications.

          In connection with its investments in the above-described foreign entities, the Company is exposed to unfavorable and potentially volatile fluctuations of the U.S. dollar against the UK pound sterling ("(Pounds)"), the Japanese yen ("(Yen)"), and various other foreign currencies that are the functional currencies of the Company's foreign subsidiaries and affiliates. Any increase (decrease) in the value of the U.S. dollar against any foreign currency that is the functional currency of an operating subsidiary or affiliate of International will cause the Company to experience unrealized foreign currency translation losses (gains) with respect to amounts already invested in such foreign currencies. The Company is also exposed to foreign currency risk to the extent that the Company or its foreign subsidiaries and affiliates enter into transactions denominated in currencies other than their respective functional currencies. Because the Company generally views its foreign operating subsidiaries and affiliates as long-term investments, the Company generally does not attempt to hedge existing investments in its foreign affiliates and subsidiaries. With respect to funding commitments that are denominated in currencies other than the U.S. dollar, the Company historically has sought to reduce its exposure to short-term (generally no more than 90 days) movements in the applicable exchange rates once the timing and amount of such funding commitments becomes fixed. Although the Company monitors foreign currency exchange rates with the objective of mitigating its exposure to unfavorable fluctuations in such rates, the Company believes that it is not possible or practical to completely eliminate the Company's exposure to unfavorable fluctuations in foreign currency exchange rates.

          The Company's net loss (before preferred stock dividends) of $45 million for the three months ended March 31, 1995 represented a decrease of $77 million as compared to the Company's net earnings of $32 million for the corresponding period of 1994. Such decrease is principally the result of the effect of the aforementioned reduction in rates charged for Regulated Services, operating losses incurred by certain programming services including the new premium programming service launched in 1994, an increase in interest expense due to an increase in interest rates, net of the increase in operating income from the acquisition of TeleCable.

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                          Consolidated Balance Sheets
                                  (unaudited)



                                          March 31,  December 31,
                                            1995         1994*
                                          ---------  -------------
                                             amount in millions
Assets
- ------
 Cash                                       $    56            74

 Trade and other receivables, net               293           301

 Inventories, net                               112           121

 Investments in affiliates, accounted for
    under the equity method, and related
    receivables (note 4)                      1,484         1,285

 Investment in Turner Broadcasting
    System, Inc.
    ("TBS") (note 5)                            701           660

 Property and equipment, at cost:
    Land                                         91            91
    Distribution systems                      8,652         7,705
    Support equipment and buildings           1,164         1,085
    Computer and broadcast equipment             61            61
                                            -------        ------
                                              9,968         8,942
    Less accumulated depreciation             3,264         3,066
                                            -------        ------
                                              6,704         5,876
                                            -------        ------

 Franchise costs                             13,150        11,152
    Less accumulated amortization             1,779         1,708
                                            -------        ------
                                             11,371         9,444
                                            -------        ------

 Other assets, at cost, net of
  amortization                                1,733         1,556
                                            -------        ------
                                            $22,454        19,317
                                            =======        ======

* Restated - see note 4.

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                                  (unaudited)

                                          March 31,   December 31,
                                             1995        1994 *
                                          ----------  -------------
Liabilities and Stockholders' Equity         amounts in millions
- ------------------------------------
Accounts payable                            $   311            201
Accrued interest                                152            183
Other accrued expenses                          701            809
Debt (note 7)                                11,371         11,162
Deferred income taxes                         4,397          3,524
Other liabilities                               183            160
                                            -------         ------
     Total liabilities                       17,115         16,039
                                            -------         ------
Minority interests in equity
   of consolidated subsidiaries                 373            429
Redeemable preferred stock (note 8)             303             --

Stockholders' equity (note 9):
   Series Preferred Stock, $.01 par value        --             --
   Class B 6% Cumulative Redeemable
     Exchangeable Junior Preferred Stock,
       $.01 par value                            --             --
   Convertible Preferred Stock, Series C,
       $.01 par value                            --             --
   Class A common stock, $1 par value
     Authorized 1,100,000,000 shares;
     issued 659,323,499 shares in 1995
     and 576,979,498 shares in 1994             659            577
   Class B common stock, $1 par value
     Authorized 150,000,000 shares;
     issued 89,037,429 shares in 1995
     and 89,287,429 shares in 1994               89             89
   Additional paid-in capital                 4,687          2,959
   Cumulative foreign currency
     translation adjustment
   Unrealized holding gains for
     available-for-sale securities              160            126
   Accumulated deficit                         (333)          (288)
                                            -------         ------
                                              5,283          3,459
   Treasury stock, at cost (86,030,994
    and 86,030,992 shares of Class A
    common stock in 1995 and 1994 and
    4,172,629 shares of Class B common
    stock in 1995 and 1994)                    (620)          (610)
                                            -------         ------

         Total stockholders' equity           4,663          2,849
                                            -------         ------

Commitments and contingencies (note 10)

                                            $22,454         19,317
                                            =======         ======

* Restated - see note 4.

See accompanying notes to consolidated financial statements.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                     Consolidated Statements of Operations
                                  (unaudited)

                                                      Three months
                                                          ended
                                                        March 31,
                                                        ---------
                                                  1995              1994
                                                --------          --------
                                                    amount in millions,
                                                 except per share amounts
Revenue:
   From cable and programming services            $1,281            1,060
   Net sales from home shopping services             243               --
                                                  ------            -----
                                                   1,524            1,060
                                                  ------            -----

Operating costs and expenses:
   Operating                                         465              315
   Cost of sales                                     161               --
   Selling, general and administrative               434              295
   Adjustment to compensation relating
    to stock appreciation rights                      (3)             (19)
   Depreciation                                      201              163
   Amortization                                       86               72
                                                  ------            -----
                                                   1,344              826
                                                  ------            -----

         Operating income                            180              234

Other income (expense):
   Interest expense                                 (240)            (178)
   Interest and dividend income                        7               10
   Share of earnings of Liberty Media
      Corporation ("Liberty")                         --               14
   Share of losses of other affiliates,
      net (note 4)                                   (29)              (9)
   Gain on disposition of assets                       8               --
   Loss on early extinguishment of debt               --               (2)
   Minority interests in losses
    (earnings) of consolidated
    subsidiaries, net                                 11               (2)
   Other, net                                         (1)              (4)
                                                  ------            -----
                                                    (244)            (171)
                                                  ------            -----

      Earnings (loss) before income taxes            (64)              63

Income tax benefit (expense)                          19              (31)
                                                  ------            -----

      Net earnings (loss)                            (45)              32

Dividend requirements on preferred stocks             (8)              --
                                                  ------            -----

      Net earnings (loss) attributable
         to common shareholders                   $  (53)              32
                                                  ======            =====

Primary and fully diluted earnings (loss)
   attributable to common shareholders
   per common and common equivalent
   share (note 2)                                  $(.08)             .07
                                                  ======            =====

See accompanying notes to consolidated financial statements.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                 Consolidated Statement of Stockholders' Equity

                       Three months ended March 31, 1995
                                  (unaudited)

                                                                                                   Unrealized
                                                                                      Cumulative     holding
                                                                                       foreign      gains for
                                Class B   Series C     Common Stock     Additional     currency    available-
                               Preferred  Preferred  ---------------      paid-in    translation    for-sale    Accumulated
                                 Stock      Stock    Class A Class B      capital     adjustment   securities*    deficit*
                               ---------  ---------  ------- -------   -----------  ------------  -----------  ------------
                                                                 amounts in millions

Balance at January 1, 1995     $      --         --    577     89           2,959            (4)          126         (288)


   Net loss                           --         --     --     --              --            --            --          (45)

   Issuance of common
    stock in public offering          --         --     20     --             381            --            --           --

   Issuance of common
    stock in private offering         --         --      1     --              28            --            --           --

   Issuance of common
    stock for acquisitions and
    investments (note 6)              --         --     61     --           1,324            --            --           --
   Issuance of Class A
    common stock to subsidiary
    of TCI in Reorganization          --         --     --     --              10            --            --           --

   Accreted dividends on
    all classes of preferred
    stock                             --         --     --     --              (8)           --            --           --

   Accreted dividends on
    all classes of preferred
    stock not subject to
    mandatory redemption
    requirements                      --         --     --     --               5            --            --           --

   Payment of preferred
    stock dividends                   --         --     --     --             (12)           --            --           --
   Foreign currency translation
    adjustment                        --         --     --     --              --            25            --           --

   Change in unrealized holding
    gains for available-for-sale
    securities                        --         --     --     --              --            --            34           --
                                --------     ------   ----   ----         -------       -------        ------        -----
Balance at March 31, 1995      $      --         --    659     89           4,687            21           160         (333)

                                ========     ======   ====   ====         =======       =======        ======        =====
                                                  Total
                                   Treasury   stockholders'
                                     stock        equity
                                   ---------  --------------
Balance at January 1, 1995             (610)          2,849

   Net loss                              --             (45)
   Issuance of common
    stock in public offering             --             401
   Issuance of common
    stock in private offering            --              29
   Issuance of common
    stock for acquisitions and
    investments (note 6)                 --           1,385
   Issuance of Class A
    common stock to subsidiary
    of TCI in Reorganization            (10)             --
   Accreted dividends on
    all classes of preferred
    stock                                --              (8)
   Accreted dividends on
    all classes of preferred
    stock not subject to
    mandatory redemption
    requirements                         --               5
   Payment of preferred
    stock dividends                      --             (12)
   Foreign currency translation
    adjustment                           --              25
   Change in unrealized holding
    gains for available-for-sale
    securities                           --              34
                                   --------           -----
Balance at March 31, 1995             ( 620)          4,663
                                   ========           =====

* Restated - see note 4.

See accompanying notes to consolidated financial statements.

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows
                                  (unaudited)

                                                      March 31,   December 31,
                                                        1995          1994*
                                                     -----------  -------------
                                                         amount in millions
                                                            (see note 3)
Cash flows from operating activities:
   Net earnings (loss)                                  $   (45)            32
   Adjustments to reconcile net earnings (loss) to
      net cash provided by operating activities:
         Depreciation and amortization                      287            235
         Adjustment to compensation relating to
          stock appreciation rights                          (3)           (19)
         Share of earnings of Liberty                        --            (14)
         Share of losses of other affiliates                 29              9
         Deferred income tax expense (benefit)              (20)            13
         Minority interests in earnings (losses)            (11)             2
         Loss on early extinguishment of debt                --              2
         Gain on disposition of assets                       (8)            --
         Noncash interest and dividend income                (2)            (2)
         Other noncash charges                                1              1
         Changes in operating assets and
          liabilities, net of the effect of
          acquisitions:
               Change in receivables                         19              7
               Change in inventories                          9             --
               Change in accrued interest                   (35)           (26)
               Change in other accruals and
                payables                                    (23)            86
                                                        -------         ------
                 Net cash provided by operating
                  activities                                198            326
                                                        -------         ------
Cash flows from investing activities:
   Cash paid for acquisitions                               (21)           (10)
   Capital expended for property and equipment             (346)          (243)
   Proceeds from disposition of assets                       13              8
   Additional investments in and
      loans to affiliates and others                       (224)           (97)
   Repayment of loans by affiliates and others                6             31
   Return of capital from affiliates                          8             --
   Other investing activities                               (75)           (71)
                                                        -------         ------
                 Net cash used in investing
                  activities                               (639)          (382)
                                                        -------         ------
Cash flows from financing activities:
   Borrowings of debt                                     1,064          1,296
   Repayments of debt                                    (1,059)        (1,188)
   Preferred stock dividends of subsidiaries                 --             (2)
   Preferred stock dividends                                (12)            --
   Issuance of common stock                                 430             --
                                                        -------         ------
                 Net cash provided by financing
                  activities                                423            106
                                                        -------         ------
                 Net increase (decrease) in cash            (18)            50
                    Cash at beginning of period              74              1
                                                        -------         ------
                    Cash at end of period               $    56             51
                                                        =======         ======


See accompanying notes to consolidated financial statements.

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                                March 31, 1995
                                  (unaudited)

(1)  General
     -------

     The accompanying consolidated financial statements include the accounts of Tele-Communications, Inc. and those of all majority-owned subsidiaries ("TCI" or the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.


     The accompanying interim consolidated financial statements are unaudited but, in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results for such periods. The results of operations for any interim period are not necessarily indicative of results for the full year. These consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto contained in TCI's Annual Report on Form 10-K, as amended, for the year ended December 31, 1994.

     As of January 27, 1994, TCI Communications, Inc. (formerly Tele-Communications, Inc. or "Old TCI") and Liberty Media Corporation ("Liberty") entered into a definitive merger agreement to combine the two companies (the "TCI/Liberty Combination"). The transaction was consummated on August 4, 1994 and was structured as a tax free exchange of Class A and Class B shares of both companies and preferred stock of Liberty for like shares of a newly formed holding company, TCI/Liberty Holding Company. In connection with the TCI/Liberty Combination, Old TCI changed its name to TCI Communications, Inc. ("TCIC") and TCI/Liberty Holding Company changed its name to Tele-Communications, Inc. Old TCI shareholders received one share of TCI for each of their shares. Liberty common shareholders received 0.975 of a share of TCI for each of their common shares. Upon consummation of the TCI/Liberty Combination, certain subsidiaries of TCIC exchanged their shares of Old TCI Class A common stock for shares of TCI Class A common stock. Additionally, subsidiaries of TCI exchanged their shares of Liberty Class A common stock for TCI Class A common stock and Liberty exchanged its shares of Old TCI Class A and Class B common stock for like shares of TCI common stock. Such ownership is reflected as treasury stock at such entities' historical cost in the accompanying consolidated financial statements. Also, subsidiaries of TCI exchanged their shares of various preferred stock issuances of Liberty for preferred stock of TCI. Such preferred stock of TCI eliminates in consolidation.


     Due to the significant economic interest held by TCIC through its ownership of Liberty preferred stock and Liberty common stock and other related party considerations, TCIC accounted for its investment in Liberty under the equity method. Accordingly, TCIC had not recognized any income relating to dividends, including preferred stock dividends, and TCIC recorded the earnings or losses generated by Liberty (by recognizing 100% of Liberty's earnings or losses before deducting preferred stock dividends) through the date the TCI/Liberty Combination was consummated.

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


     During the fourth quarter of 1994, the Company was reorganized based upon four lines of business: Domestic Cable and Communications; Programming; International Cable and Programming; and Technology/Venture Capital (the "Reorganization"). Upon Reorganization, certain of the assets of TCIC and Liberty were transferred to the other operating units. In the first quarter of 1995, TCIC transferred additional assets to the International Cable and Programming unit.

     Certain amounts have been reclassified for comparability with the 1995 presentation.

(2)  Earnings (Loss) Per Common and Common Equivalent Share
     ------------------------------------------------------

     Primary earnings per common and common equivalent share attributable to common shareholders was computed by dividing net earnings attributable to common shareholders by the weighted average number of common and common equivalent shares outstanding (491.9 million for the three months ended March 31, 1994).

     Fully diluted earnings per common and common equivalent share attributable to common shareholders was computed by dividing earnings attributable to common shareholders by the weighted average number of common and common equivalent shares outstanding (491.9 million for the three months ended March 31, 1994).

     The loss per common share for March 31, 1995 was computed by dividing net loss by the weighted average number of common shares outstanding during the period (634.5 million). Common stock equivalents were not included in the computation of weighted average shares outstanding because their inclusion would be anti-dilutive.

(3)  Supplemental Disclosures to Consolidated Statements of Cash Flows
     -----------------------------------------------------------------

     Cash paid for interest was $275 million and $204 million for the three months ended March 31, 1995 and 1994, respectively. Also, during these periods, cash paid for income taxes was not material.

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


Significant noncash investing and financing activities are as follows:

                                                   Three months ended
                                                        March 31,
                                                   ------------------
                                                    1995        1994
                                                    ----        ----
                                                   amounts in millions
Cash paid for acquisitions:
   Fair value of assets acquired                   $ 2,791       10
   Liabilities assumed                                (279)      --
   Deferred tax liability recorded
      in acquisitions                                 (875)      --
   Minority interests in equity of
      acquired entities                                 (4)      --
   Common stock issued in acquisitions              (1,312)      --
   Redeemable preferred stock issued                             --
      in acquisition                                  (300)      --
                                                   -------      ---

      Cash paid for acquisitions                   $    21       10
                                                   =======      ===

Conversion of debt into additional minority
   interest in consolidated subsidiary             $    14       --
                                                   =======      ===

Common stock issued to subsidiaries in
   Reorganization reflected as
   treasury stock                                  $    10       --
                                                   =======      ===

Common stock issued in exchange for
   interest in consolidated subsidiary             $    73       --
                                                   =======      ===
Effect of foreign currency translation
   adjustment on book value of foreign
   equity investments                              $    25        1
                                                   =======      ===

Change in unrealized gains, net of deferred
   income taxes, on available-for-sale
   securities                                      $    34      113
                                                   =======      ===

Unrealized gains, net of deferred taxes,
   on available-for-sale securities
   as of January 1, 1994                           $    --      304
                                                   =======      ===

Noncash exchange of equity investments
   and consolidated subsidiaries for
   consolidated subsidiary                         $    --       38
                                                   =======      ===

Common stock issued upon conversion of
   redeemable preferred stock                      $    --       18
                                                   =======      ===

Accrued preferred stock dividends                  $     3       --
                                                   =======      ===

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements



(4)  Investments in Affiliates
     -------------------------

     Summarized unaudited results of operations for affiliates, other than Liberty, accounted for under the equity method are as follows:

                                  Three months ended
                                       March 31,
                                  ------------------
                                   1995        1994
                                  ------------------
  Combined Operations             amounts in millions
  -------------------
  Revenue                          $ 748         195
  Operating expenses                (602)       (173)
  Depreciation and amortization     (111)        (31)
                                    -----        ----

    Operating income (loss)           35          (9)

  Interest expense                   (54)         (9)
  Other, net                         (43)        (20)
                                    -----        ----

    Net loss                       $ (62)        (38)
                                    =====        ====

     The Company has various investments accounted for under the equity method. Some of the more significant investments held by the Company at March 31, 1995 are TeleWest Communications plc (carrying value of $462 million), Discovery Communications, Inc. (carrying value of $115 million) and Teleport Communications Group, Inc. (carrying value of $144 million).

     Certain of the Company's affiliates are general partnerships and any subsidiary of the Company that is a general partner in a general partnership is, as such, liable as a matter of partnership law for all debts of that partnership in the event liabilities of that partnership were to exceed its assets.

     Pursuant to an Agreement and Plan of Merger dated as of August 4, 1994, as amended (the "QVC Merger Agreement"), QVC Programming Holdings, Inc. (the "Purchaser"), a corporation which is jointly owned by Comcast Corporation ("Comcast") and Liberty, commenced an offer (the "QVC Tender Offer") to purchase all outstanding shares of common stock and preferred stock of QVC, Inc. ("QVC").

     The QVC Tender Offer expired at midnight, New York City time, on February 9, 1995, the Purchaser accepted for payment all shares of QVC which had been tendered in the QVC Tender Offer. Following consummation of the QVC Tender Offer, the Purchaser was merged with and into QVC with QVC continuing as the surviving corporation. The Company owns an approximate 43% interest of the post-merger QVC.

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements



     A credit facility entered into by the Purchaser is secured by substantially all of the assets of QVC. In addition, Comcast and Liberty have pledged their shares of QVC pursuant to such credit facility.

     TCI's ownership of QVC was received in the TCI/Liberty Combination. Liberty began accounting for its investment in QVC under the cost method in May 1994, upon its determination to remain outside of the previous QVC shareholders agreement. Prior to such determination, Liberty had accounted for its investment in QVC under the equity method.

     Upon consummation of the aforementioned QVC transactions, the Company is deemed to exercise significant influence over QVC and, as such, adopted the equity method of accounting. As a result, TCI restated its investment in QVC, its unrealized gain on available-for-sale securities, its deferred taxes and accumulated deficit by $211 million, $127 million, $89 million and $5 million, respectively, at December 31, 1994. The restatement did not affect the Company's results of operations for the three months ended March 31, 1994 as QVC was accounted for under the equity method during that period.

(5)  Investment in Turner Broadcasting System, Inc.
     ----------------------------------------------

     The Company owns shares of a class of preferred stock of TBS which has voting rights and are convertible into shares of TBS common stock. The holders of those preferred shares, as a group, are entitled to elect seven of fifteen members of the board of directors of TBS, and the Company appoints three such representatives. However, voting control over TBS continues to be held by its chairman of the board and chief executive officer. The Company's total holdings of TBS common and preferred stocks represent an approximate 12% voting interest for those matters for which preferred and common stock vote as a single class.


(6)  Acquisitions
     ------------

     As of January 26, 1995, TCI, TCIC, a wholly-owned subsidiary of TCI, and TeleCable Corporation ("TeleCable") consummated a transaction, whereby TeleCable was merged into TCIC, a wholly-owned subsidiary of TCI. The aggregate $1.6 billion purchase price was satisfied by TCIC's assumption of approximately $300 million of TeleCable's net liabilities and the issuance to TeleCable's shareholders of approximately 42 million shares of TCI Class A common stock and 1 million shares of Convertible Preferred Stock, Series D (the "Series D Preferred") with an aggregate initial liquidation value of $300 million (see note 8).

     The acquisition of TeleCable was accounted for by the purchase method. Accordingly, the results of operations of such acquired entity have been consolidated with those of the Company since its date of acquisition. On a pro forma basis, the Company's revenue would have been increased by $25 million, net loss would have been reduced by $1

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


     million, loss attributable to common shareholders and loss per share would have remained unchanged for the three months ended March 31, 1995 had such acquired entity been consolidated with the Company on January 1, 1994. On a pro forma basis, revenue would have increased by $73 million, net earnings would have been increased by $2 million, earnings attributable to common shareholders would have been reduced by $2 million and earnings per share would have been reduced by $.01 for the three months ended March 31, 1994 had such acquired entity been consolidated with the Company on January 1, 1994. The foregoing unaudited pro forma financial information was based upon historical results of operations adjusted for acquisition costs and, in the opinion of management, is not necessarily indicative of the results had the Company operated the acquired entity since January 1, 1994.

     Comcast Corporation ("Comcast") had the right, through December 31, 1994, to require TCI to purchase or cause to be purchased from Comcast all shares of Heritage Communications, Inc. ("Heritage") directly or indirectly owned by Comcast for either cash or assets or, at TCI's election shares of TCI common stock. On October 24, 1994, the Company and Comcast entered into a purchase agreement whereby the Company would repurchase the entire 19.9% minority interest in Heritage owned by Comcast for an aggregate consideration of approximately $290 million, the majority of which is payable in shares of TCI Class A common stock. Such acquisition was consummated in the first quarter of 1995.


(7)    Debt
       ----

       Debt is summarized as follows:

                                         March 31,  December 31,
                                           1995         1994
                                         ---------  ------------
                                           amounts in millions

        Senior Notes                       $ 5,382         5,412
        Bank credit facilities               4,225         4,045
        Commercial paper                       527           445
        Notes payable                        1,013         1,024
        Convertible notes (a)                   44            45
        Other debt                             180           191
                                           -------        ------

                                           $11,371        11,162
                                           =======        ======


(a) These convertible notes, which are stated net of unamortized discount of $186 million at March 31, 1995 and December 31, 1994, mature on December 18, 2021. The notes require (so long as conversion of the notes has not occurred) an annual interest payment through 2003 equal to 1.85% of the face amount of the notes. At March 31, 1995, the

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


     notes were convertible, at the option of the holders, into an aggregate of 38,707,574 shares of Class A common stock.

     The subsidiaries of the Company's bank credit facilities and various other debt instruments generally contain restrictive covenants which require, among other things, the maintenance of certain earnings, specified cash flow and financial ratios (primarily the ratios of cash flow to total debt and cash flow to debt service, as defined), and include certain limitations on indebtedness, investments, guarantees, dispositions, stock repurchases and/or dividend payments.

     As security for borrowings under one of its credit facilities, TCIC pledged a portion of the common stock (with a quoted market value of approximately $512 million at March 31, 1995) it holds of TBS.

     In order to achieve the desired balance between variable and fixed rate indebtedness, the Company has entered into various interest rate exchange agreements pursuant to which it pays (i) fixed interest rates (the "Fixed Rate Agreements") ranging from 7.2% to 9.9% on notional amounts of $550 million at March 31, 1995 and (ii) variable interest rates (the "Variable Rate Agreements") on notional amounts of $2,605 million at March 31, 1995. During the three months ended March 31, 1995 and 1994, the Company's net receipts pursuant to the Fixed Rate Agreements were $5.1 million and $2.1 million, respectively; and the Company's net receipts pursuant to the Variable Rate Agreements were $1.4 million and $19.6 million, respectively.

     The Company's Fixed Rate Agreements and Variable Rate Agreements expire as follows (amounts in millions, except percentages):

             Fixed Rate Agreements                             Variable Rate Agreements
    ---------------------------------------           ------------------------------------------
     Expiration    Interest Rate   Notional             Expiration      Interest Rate   Notional
        Date         To Be Paid     Amount                 Date        To Be Received    Amount
    -------------  --------------  --------           ---------------  ---------------  --------
    August 1995          7.2%       $ 10              April 1995             6.4%       $   75
    April 1996           9.9%         30              August 1995            7.7%           10
    May 1996             8.3%         50              April 1996             6.8%           50
    July 1996            8.2%         10              July 1996              8.2%           10
    August 1996          8.2%         10              August 1996            8.2%           10
    November 1996        8.9%        150              September 1996         4.6%          150
    October 1997      7.2%-9.3%       60              April 1997             7.0%          200
    December 1997        8.7%        230              September 1998      4.8%-5.2%        300
                                    ----              April 1999             7.4%          100
                                                      September 1999      7.2%-7.4%        300
                                    $550              February 2000       5.8%-6.6%        650
                                    ====              March 2000          5.8%-6.0%        675
                                                      September 2000         5.1%           75
                                                                                        ------
                                                                                        $2,605
                                                                                        ======


                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


     The Company is exposed to credit losses for the periodic settlements of amounts due under these interest rate exchange agreements in the event of nonperformance by the other parties to the agreements. However, the Company does not anticipate that it will incur any material credit losses because it does not anticipate nonperformance by the counterparties.

     In order to diminish its exposure to extreme increases in variable interest rates, the Company has entered into various interest rate hedge agreements on notional amounts of $325 million which fix the maximum variable interest rates at 11%. Such agreements expire during the third and fourth quarters of 1995.

     The fair value of the interest rate exchange agreements is the estimated amount that the Company would pay or receive to terminate the agreements at March 31, 1995, taking into consideration current interest rates and the current creditworthiness of the counterparties. The Company would be required to pay $121 million at March 31, 1995 to terminate the agreements.


     The fair value of the subsidiaries of the Company's debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the subsidiaries of the Company for debt of the same remaining maturities. The fair value of debt, which has a carrying value of $11,371 million, was $11,434 million at March 31, 1995.

     Certain of TCI's subsidiaries are required to maintain unused availability under bank credit facilities to the extent of outstanding commercial paper.

(8)  Redeemable Preferred Stock
     --------------------------

     Convertible Preferred Stock, Series D. The Company issued 1,000,000 shares of a series of TCI Series Preferred Stock designated "Convertible Preferred Stock, Series D", par value $.01 per share, as partial consideration for the merger between TCIC and TeleCable (see note 6).

     The holders of the Series D Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of unrestricted funds legally available therefor, cumulative dividends, in preference to dividends on any stock that ranks junior to the Series D Preferred Stock (currently the Class A common stock, the Class B common stock and the Class B Preferred Stock), that shall accrue on each share of Series D Preferred stock at the rate of 5-1/2% per annum of the liquidation value ($300 per share). Dividends are cumulative, and in the event that dividends are not paid in full on two consecutive dividend payment dates or in the event that TCI fails to effect any required redemption of Series D Preferred Stock, accrue at the rate of 10% per annum of the liquidation value. The Series D Preferred Stock ranks on parity with the Class A Preferred Stock, the Series C Preferred Stock and the Series E Preferred Stock.

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


     Each share of Series D Preferred Stock is convertible into 10 shares of TCI Class A common stock, subject to adjustment upon certain events specified in the certificate of designation establishing Series D Preferred Stock. To the extent any cash dividends are not paid on any dividend payment date, the amount of such dividends will be deemed converted into shares of TCI Class A common stock at a conversion rate equal to 95% of the then current market price of TCI Class A common stock, and upon issuance of TCI Class A common stock to holders of Series D Preferred Stock in respect of such deemed conversion, such dividend will be deemed paid for all purposes.

     Shares of Series D Preferred Stock are redeemable for cash at the option of the holder at any time after the tenth anniversary of the issue date at a price equal to the liquidation value in effect as of the date of the redemption. Shares of Series D Preferred Stock may also be redeemed for cash at the option of TCI after the fifth anniversary of the issue date at such redemption price or after the third anniversary of the issue date if the market value per share of TCI Class A common stock shall have exceeded $37.50 for periods specified in the certificate of designation.

     If TCI fails to effect any required redemption of Series D Preferred Stock, the holders thereof will have the option to convert their shares of Series D Preferred Stock into TCI Class A common stock at a conversion rate of 95% of the then current market value of TCI Class A common stock, provided that such option may not be exercised unless the failure to redeem continues for more than a year.

     Except as required by law, holders of Series D Preferred Stock are not entitled to vote on any matters submitted to a vote of the shareholders of TCI.

(9)  Stockholders' Equity
     --------------------

     Common Stock
     ------------

     The Class A common stock has one vote per share and the Class B common stock has ten votes per share. Each share of Class B common stock is convertible, at the option of the holder, into one share of Class A common stock.


     Stock Options
     -------------

     The Company has adopted the Tele-Communications, Inc. 1994 Stock Incentive Plan (the "Plan"). The Plan provides for awards to be made in respect of a maximum of 16 million shares of TCI Class A common stock. Awards may be made as grants of stock options, stock appreciation rights, restricted shares, stock units or any combination thereof. Pursuant to the TCI/Liberty Merger Agreement and certain assumption agreements, stock options and/or stock appreciation rights granted (or assumed) by Old TCI and stock options and/or stock appreciation rights granted by Liberty were assumed by the Company and new options and/or stock appreciation rights were substituted under

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


     the Plan. The following descriptions represent the terms of the assumed options and/or stock appreciation rights.


     Stock options to acquire 162,228 shares of TCI Class A common stock at adjusted purchase prices ranging from $8.83 to $18.63 per share were outstanding at March 31, 1995. During the three months ended March 31, 1995, no options were exercised and no options were canceled. Options to acquire 19,428 shares of TCI Class A common stock expire August 14, 1995. Options to acquire 142,800 shares of TCI Class A common stock expire December 15, 1998.

     Stock options in tandem with stock appreciation rights to purchase 3,963,000 shares of Class A common stock at a purchase price of $16.75 per share were outstanding at March 31, 1995. Such options become exercisable and vest evenly over five years, first became exercisable beginning November 11, 1993 and expire on November 11, 2002.

     Stock options in tandem with stock appreciation rights to purchase 1,940,000 shares of TCI Class A common stock at a purchase price of $16.75 per share were outstanding at March 31, 1995. Such options become exercisable and vest evenly over four years, first became exercisable beginning October 12, 1994 and expire on October 12, 2003.

     Stock options in tandem with stock appreciation rights to purchase 2,000,000 shares of TCI Class A common stock at a purchase price of $16.75 per share were outstanding at March 31, 1995. On November 12, 1993, twenty percent of such options vested and became exercisable immediately and the remainder become exercisable evenly over 4 years. The options expire October 12, 1998.

     Stock options in tandem with stock appreciation rights to acquire 54,600 shares of TCI Class A common stock at an adjusted purchase price of $19.56 were outstanding at March 31, 1995. The options vest in five equal annual installments commencing June 3, 1994 and expire in June 2003.

     Stock appreciation rights with respect to 1,423,500 shares of TCI Class A common stock were outstanding at March 31, 1995. These rights have an adjusted strike price of $0.82 per share, become exercisable and vest evenly over seven years, beginning March 28, 1992. Stock appreciation rights expire on March 28, 2001.

     The Company's Board of Directors has approved, subject to stockholder approval of the Director Stock Option Plan, the grant effective as of November 16, 1994, to each person that as of that date was a member of the Board of Directors and was not an employee of the Company or any of its subsidiaries, of options to purchase 50,000 shares of Class A common stock. Such options have an exercise price of $22.00 per share and will vest and become exercisable over a five-year period, commencing on November 16, 1995 and will expire on November 16, 2004.

                                                                     (continued)

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


     Estimated compensation relating to stock appreciation rights has been recorded through March 31, 1995, but is subject to future adjustment based upon market value, and ultimately, on the final determination of market value when the rights are exercised.

     Other
     -----

     The excess of consideration received on debentures converted or options exercised over the par value of the stock issued is credited to additional paid-in capital.

     At March 31, 1995, there were 68,520,802 shares of TCI Class A common stock reserved for issuance under exercise privileges related to options and convertible debt securities. In addition, one share of Class A common stock is reserved for each share of Class B common stock.

(10) Commitments and Contingencies
     -----------------------------

     During 1994, subsidiaries of the Company, Comcast, Cox Communications, Inc. ("Cox") and Sprint Corporation ("Sprint") formed a partnership ("WirelessCo") to engage in the business of providing wireless communications services on a nationwide basis. Through WirelessCo, the partners have been participating in auctions ("PCS Auctions") of broadband personal communications services ("PCS") licenses being conducted by the Federal Communications Commission ("FCC"). In the first round auction, which concluded during the first quarter of 1995, WirelessCo was the winning bidder for PSC licenses for 29 markets, including New York, San Francisco-Oakland-San Jose, Detroit, Dallas-Fort Worth, Boston-Providence, Minneapolis-St. Paul and Miami-Fort Lauderdale. The aggregate license cost for these licenses is approximately $2.1 billion.

     WirelessCo has also invested in American PSC, L.P. ("APC"), which holds a PCS license granted under the FCC's pioneer preference program for the Washington-Baltimore market. WirelessCo acquired its 49% limited partnership interest in APC for $23 million and has agreed to make capital contributions to APC equal to 49/51 of the cost of APC's PCS license. Additional capital contributions may be required in the event APC is unable to finance the full cost of its PCS license. WirelessCo may also be required to finance the build-out expenditures for APC's PCS system. Cox, which holds a pioneer preference PCS license for the Los Angeles-San Diego market, and WirelessCo have also agreed on the general terms and conditions upon which Cox (with a 60% interest) and WirelessCo (with a 40% interest) would form a partnership to hold and develop a PCS system using the Los Angeles-San Diego license. APC and the Cox partnership would affiliate their PCS systems with WirelessCo and be part of WirelessCo's nationwide integrated network, offering wireless communications services under the "Sprint" brand. The Company owns a 30% interest in WirelessCo.

     During 1994, subsidiaries of Cox, Sprint and the Company also formed a separate partnership ("PhillieCo"), in which the Company owns a 35.3% interest. PhillieCo was

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


     the winning bidder in the first round auction for a PCS license for the Philadelphia market at a license cost of $85 million. To the extent permitted by law, the PCS system to be constructed by PhillieCo would also be affiliated with WirelessCo's nationwide network.

     WirelessCo may bid in subsequent rounds of the PCS Auctions and may invest in, affiliate with or acquire licenses from other successful bidders. The capital that WirelessCo will require to fund the construction of the PCS systems, in addition to the license costs and investments described above, will be substantial.

     At the end of the first quarter of 1995, subsidiaries of the Company, Comcast, Cox and Sprint formed two new partnerships, of which the principal partnership is MajorCo, L.P. ("MajorCo"), to which they contributed their respective interests in WirelessCo and through which they formed another partnership, NewTelco, L.P. ("NewTelco") to engage in the business of providing local wireline communications services to residences and businesses on a nationwide basis. NewTelco will serve its customers primarily through the cable television facilities of cable television operators that affiliate with NewTelco in exchange for agreed-upon compensation. The modification of existing regulations and laws governing the local telephony market will be necessary in order for NewTelco to provide its proposed services on a competitive basis in most states. Subject to agreement upon a schedule for upgrading its cable television facilities in selected markets and certain other matters, the Company has agreed to affiliate certain of its cable systems with NewTelco. The capital required for the upgrade of the Company's cable facilities for the provision of telephony services is expected to be substantial.

     Subsidiaries of the Company, Cox and Comcast, together with Continental Cablevision, Inc. ("Continental"), own Teleport Communications Group, Inc. and TCG Partners (collectively, "TCG"), which is one of the largest competitive access providers in the United States in terms of route miles. The Company, Cox and Comcast have entered into an agreement with MajorCo and NewTelco to contribute their interests in TCG and its affiliated entities to NewTelco. The Company currently owns an approximate 29.9% interest in TCG. The closing of this contribution is subject to the satisfaction of certain conditions, including the receipt of necessary regulatory and other consents and approvals. In addition, the Company, Comcast and Cox intend to negotiate with Continental, which owns a 20% interest in TCG, regarding their acquisition of Continental's TCG interest. If such agreement cannot be reached, they will need to obtain Continental's consent to certain aspects of their agreement with Sprint.

     Subject to agreement upon an initial business plan, the MajorCo partners have committed to make cash capital contributions to MajorCo of $4.0 to $4.4 billion in the aggregate over a three- to five-year period, which amount includes the approximately $500 million already contributed by the partners to WirelessCo. The partners intend for MajorCo and its subsidiary partnerships to be the exclusive vehicles through which they engage in the wireless and wireline telephony service businesses, subject to certain exceptions.

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


     At March 31, 1995, the Company was liable for a $720 million letter of credit which guarantees contributions to WirelessCo. The Company pledged 56,656,584 shares of TCI Class A common stock held by subsidiaries of the Company as collateral for the letter of credit. During the first quarter of 1995, an initial borrowing aggregating $95 million was made pursuant to the letter of credit. Subsequent to March 31, 1995, 19,638,508 shares of TCI Class A common stock held by subsidiaries of the Company were pledged as additional collateral for the letter of credit.


     On October 5, 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"). In 1993, the FCC adopted certain rate regulations required by the 1992 Cable Act and imposed a moratorium on certain rate increases. As a result of such actions, the Company's basic and tier service rates and its equipment and installation charges (the "Regulated Services") are subject to the jurisdiction of local franchising authorities and the FCC. Basic and tier service rates are evaluated against competitive benchmark rates as published by the FCC, and equipment and installation charges are based on actual costs. Any rates for Regulated Services that exceeded the benchmarks were reduced as required by the 1993 rate regulations. The rate regulations do not apply to the relatively few systems which are subject to "effective competition" or to services offered on an individual service basis, such as premium movie and pay-per-view services.

     The Company believes that it has complied in all material respects with the provisions of the 1992 Cable Act, including its rate setting provisions. However, the Company's rates for regulated services are subject to review by the FCC, if a complaint has been filed, or the appropriate franchise authority, if such authority has been certified. If, as a result of the review process, a system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriate benchmark and refund the excess portion of rates received. Any refunds of the excess portion of tier service rates would be retroactive to the date of complaint. Any refunds of the excess portion of all other Regulated Service rates would be retroactive to the later of September 1, 1993 or one year prior to the certification date of the applicable franchise authority. The amount of refunds, if any, which could be payable by the Company in the event that systems' rates are successfully challenged by franchising authorities is not considered to be material.


     The Company is obligated to pay fees for the license to exhibit certain qualifying films that are released theatrically by various motion picture studios through December 31, 2006 (the "Film License Obligations"). The aggregate minimum liability under certain of the license agreements is approximately $387 million. The aggregate amount of the Film License Obligations under other license agreements is not currently estimable because such amount is dependent upon the number of qualifying films produced by the motion picture studios, the amount of United States theatrical film rentals for such qualifying films, and certain other factors. Nevertheless, the Company's aggregate payments under the Film License Obligations could prove to be significant. The Company also has guaranteed the obligation of an Australian affiliate to pay similar fees

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


     for the license to exhibit certain films through the year 2000. If the Company failed to fulfill its obligation under this guarantee, the beneficiaries have the right to demand an aggregate payment from the Company of $67 million. Although the aggregate amount of the Australian affiliate's film license fee obligations is not currently estimable, the Company believes that the aggregate payments pursuant to such affiliate's obligations could be significant.

     The Company has guaranteed notes payable and other obligations of affiliated and other companies with outstanding balances of approximately $250 million at March 31, 1995. Although there can be no assurance, management of the Company believes that it will not be required to meet its obligations under such guarantees, or if it is required to meet any of such obligations, that they will not be material to the Company.

     The Company has also committed to provide additional debt or equity funding to certain of its affiliates. At March 31, 1995, such commitments aggregated $174 million.

     In 1993, the President of Home Shopping Network, Inc. ("HSN") received stock appreciation rights with respect to 984,876 shares of HSN's common stock at an exercise price of $8.25 per share. These rights vest over a four year period and are exercisable until February 23, 2003. The stock appreciation rights will vest upon termination of employment other than for cause and will be exercisable for up to one year following the termination of employment. In the event of a change in ownership control of HSN, all unvested stock appreciation rights will vest immediately prior to the change in control and shall remain exercisable for a one year period.
     Stock appreciation rights not exercised will expire to the extent not exercised. These rights may be exercised for cash or, so long as HSN is a public company, for shares of HSN's common stock equal to the excess of the fair market value of each share of common stock over $8.25 at the exercise date. The stock appreciation rights also will vest in the event of death or disability. Estimated compensation related to stock appreciation rights has been recorded through March 31, 1995, but it is subject to future adjustment based upon market value, and ultimately on the final determination of market value when the rights are exercised.

     The Company has contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying consolidated financial statements.

                           Tele-Communications, Inc.
                           ------------------------

Management's Discussion and Analysis of Financial Condition and Results of
- --------------------------------------------------------------------------
Operations.
- -----------

          General
          -------

          As of January 27, 1994, TCI Communications, Inc. (formerly Tele-Communications, Inc. or "Old TCI") and Liberty Media Corporation ("Liberty") entered into a definitive merger agreement (the "TCI/Liberty Merger Agreement") to combine the two companies (the "TCI/Liberty Combination"). The transaction was consummated on August 4, 1994 and was structured as a tax free exchange of Class A and Class B shares of both companies and preferred stock of Liberty for like shares of a newly formed holding company, TCI/Liberty Holding Company. In connection with the TCI/Liberty Combination, Old TCI changed its name to TCI Communications, Inc. ("TCIC") and TCI/Liberty Holding Company changed its name to Tele-Communications, Inc. ("TCI" or the "Company"). Old TCI common shareholders received one share of TCI for each of their common shares. Liberty common shareholders received 0.975 of a share of TCI for each of their common shares. Upon consummation of the TCI/Liberty Combination, certain subsidiaries of TCIC exchanged the 79,335,038 shares of Old TCI Class A common stock held by such subsidiaries for 79,335,038 shares of TCI Class A common stock. Such ownership is reflected as treasury stock at such subsidiaries' historical cost.


          TCIC owned 3,477,778 shares of Liberty Class A common stock and 55,070 shares of Liberty Class E, 6% Cumulative Redeemable Exchangeable Junior Preferred Stock ("Liberty Class E Preferred Stock"). Upon consummation of the TCI/Liberty Combination, TCIC received 3,390,833 shares of TCI Class A common stock and 55,070 shares of TCI Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock ("Class B Preferred Stock"), a new preferred stock of TCI having designations, preferences, rights and qualifications, limitations and restrictions that are substantially identical to those of the Liberty Class E Preferred Stock, except that the holders of the Class B Preferred Stock will be entitled to one vote per share in any general election of directors of TCI. The Class B Preferred Stock received by TCIC eliminates in consolidation.

          Upon consummation of the TCI/Liberty Combination, the remaining classes of preferred stock of Liberty held by TCIC were converted into shares of Class A Preferred Stock, a new series of preferred stock of TCI having a substantially equivalent fair market value to that which was given up. All such preferred stock eliminates in consolidation.

          Liberty owned 2,988,009 shares of Old TCI Class A common stock and 3,537,712 shares of Old TCI Class B common stock. Such shares were replaced with the same number of shares of TCI Class A and Class B common stock upon consummation of the TCI/Liberty Combination.

          TCIC's and Liberty's ownership of TCI common stock are reflected as treasury stock in the accompanying consolidated financial statements. Such amounts have been recorded at the historical cost previously reflected by TCIC and Liberty.

          Due to the significant economic interest held by TCIC through its ownership of Liberty preferred stock and Liberty common stock and other related party considerations, TCIC accounted for its investment in Liberty under the equity method. Accordingly, TCIC had not recognized any income relating to dividends, including preferred stock dividends, and TCIC recorded the earnings or losses generated by Liberty (by recognizing 100% of Liberty's earnings or losses before deducting preferred stock dividends) through the date the TCI/Liberty Combination was consummated.

          The TCI/Liberty Combination was accounted for using predecessor cost due to the aforementioned related party considerations.

          During the fourth quarter of 1994, the Company was reorganized based upon four lines of business: Domestic Cable and Communications; Programming; International Cable and Programming; and Technology/Venture Capital (the "Reorganization"). The Company reorganized its structure to provide for financial and operational independence in the four operating units, each under the direction of its own chief executive officer, while maintaining the synergies and scale economies provided by a common corporate parent. While neither the International Cable and Programming unit nor the Technology/Venture Capital unit is currently significant to the Company as a whole, the Company believes each unit has growth potential and each unit is unique enough in nature to warrant separate operational focus.

          The Board of Directors of TCI has adopted a proposal which, if approved by the stockholders, would authorize the Board to issue a new class of stock ("Liberty Group Common Stock") which corresponds to TCI's Programming unit ("Liberty Media Group"). The programming services include the production, acquisition and distribution of globally branded entertainment, education and information programming services and software for distribution through all available formats and media; and home shopping via television and other interactive media, direct marketing, advertising sales, infomercials and transaction processing. While the Liberty Group Common Stock would constitute common stock of TCI, it is intended to reflect the separate performance of such programming services. TCI intends to distribute to its security holders one hundred percent of the equity value of TCI attributable to Liberty Media Group.

          Summary of Operations
          ---------------------

          The Company operates principally in two industry segments subsequent to consummation of the TCI/Liberty Combination: cable and communications services and programming services. Home shopping is a programming service which includes a retail function. Separate amounts of the aforementioned services have been provided to enhance the readers understanding of the Company. The Technology/Venture Capital and the International Cable and Programming portions of the Company's business have been included with cable and communications services due to their immateriality. The tables below set forth for the periods presented, the percentage relationship that certain items bear to revenue. This summary provides trend data relating to the normal recurring operations of the Company. Balances in the following table have been presented net of any intercompany amounts associated with the provision of programming services among the groups. Other items of significance are discussed separately under separate captions below. Amounts set forth below reflect the Company's motion picture theatre exhibition industry segment as discontinued operations.




                                                  Years ended December 31,
                                       -----------------------------------------------
                                             1994             1993           1992
                                       -----------------  -------------  -------------
                                         amounts in millions, except for percentages
Cable and Communications Services
- ---------------------------------
   Revenue                               100     $4,247   100%   $4,153  100%   $3,574
   Operating costs and expenses
      before depreciation
      and amortization                    56      2,390    56     2,326   54     1,946
   Depreciation and amortization          23        992    22       911   22       764
                                        ----     ------   ---    ------  ---    ------
         Operating income                 21%    $  865    22%   $  916   24%   $  864
                                        ====     ======   ===    ======  ===    ======
Programming Services:
- ---------------------
   Electronic Retailing Services:
      Net revenue                        100%    $  482    --    $   --   --    $   --
      Cost of sales                       65        313    --        --   --        --
      Operating costs and expenses
         before depreciation
         and amortization                 30        145    --        --   --        --
      Depreciation and amortization        3         15    --        --   --        --
                                        ----     ------   ---    ------  ---    ------
         Operating income                  2%    $    9    --    $   --   --    $   --
                                        ====     ======   ===    ======  ===    ======
   Other Programming Services:
      Revenue                            100%    $  207    --    $   --   --    $   --
      Operating costs and expenses
         before depreciation and
         amortization                    136        282    --        --   --        --
      Depreciation and amortization        5         11    --        --   --        --
                                        ----              ---    ------  ---    ------
            Operating income (loss)     (41)%    $  (86)   --    $   --   --    $   --
                                        ====     ======   ===    ======  ===    ======

Cable and Communications Services
- ---------------------------------

          Revenue increased by approximately 2% from 1993 to 1994. Such increase was the result of the TCI/Liberty Combination in August of 1994 (1%), growth in subscriber levels within the Company's cable television systems (5%), the effect of certain other acquisitions (2%) and certain new services (1%), net of a decrease in revenue (4%) due to rate reductions required by rate regulation implemented pursuant to the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") and a decrease in revenue (3%) due to the transfer of Netlink USA to the Programming unit in the Reorganization. Netlink USA's operations were included in Cable and Communications Services in 1993 and 1992, but have been reflected in Programming Services for all of 1994. In the second half of 1994, the Company experienced an additional decrease, in excess of that which was incurred in 1993, in the price charged for those services that are subject to rate regulation under the 1992 Cable Act. Revenue increased by approximately 16% from 1992 to 1993. Such increase was the result of an acquisition in late 1992 (10%), growth in subscriber levels within the Company's cable television systems (4%) and increases in prices charged for cable services (3%), net of a decrease in revenue (1%) due to rate reductions required by rate regulation implemented pursuant to the 1992 Cable Act. See related discussion below.

          On October 5, 1992, Congress enacted the 1992 Cable Act. In 1993 and 1994, the Federal Communications Commission ("FCC") adopted certain rate regulations required by the

1992 Cable Act and imposed a moratorium on certain rate increases. As a result of such actions, the Company's basic and tier service rates and its equipment and installation charges (the "Regulated Services") are subject to the jurisdiction of local franchising authorities and the FCC.

          The Company estimates that the FCC's 1993 and 1994 rate regulations will result in an aggregate annualized reduction of revenue and operating income ranging from $280 million to $300 million based upon rates charged prior to implementation of such rate regulation. The estimated annualized reduction in revenue assumes that the FCC will not require further reductions beyond the current regulations and is prior to any possible mitigating factors (none of which is assured) such as (i) the provision of alternate service offerings (ii) the implementation of rate adjustments to non-regulated services and (iii) the utilization of cost-of-service methodologies, as described below.

          Cable operators may justify rates higher than the benchmark rates established by the FCC through demonstrating higher costs based upon a cost-of-service showing. Under this methodology, cable operators may be allowed to recover through the rates they charge for Regulated Services, their normal operating expenses plus an interim rate of return of 11.25% on the rate base, as defined, which rate may be subject to change in the future.

          The FCC rate regulations govern changes in the rates which cable operators may charge when adding or deleting a service from a regulated tier of service. The FCC substantially revised its rules for adding and deleting services in November 1994 and has provided an alternative methodology for adding services to cable programming service tiers which includes a flat fee increase per added channel and an aggregate limit on such increases with an additional license fee reserve. The FCC's rate regulations also permit cable operators to "pass through" increases in programming costs and certain other external costs which exceed the rate of inflation. However, a cable operator may pass through increases in the cost of programming services affiliated with such cable operator to the extent such costs exceed the rate of inflation only if the price charged by the programmer to the affiliated cable operator reflects prevailing prices offered in the marketplace by the programmer to unaffiliated third parties or the fair market value of the programming.

          Based on the foregoing, the Company believes that the 1993 and 1994 rate regulations have had and will continue to have a material adverse effect on its results of operations.

          Operating costs and expenses before depreciation and amortization have increased by 3% for the year ended December 31, 1994 compared to the corresponding period of 1993. The consolidation of Liberty resulted in an increase of $18 million in operating, selling, general and administrative expenses from Liberty's cable television systems. The Company cannot determine whether and to what extent increases in the cost of programming will affect its future operating costs. However, such programming costs have increased at a greater percentage than increases in revenue of Regulated Services. In 1993, the Company incurred certain one-time direct charges relating to the implementation of the FCC rate regulations. Due to a program to upgrade and install optical fiber in its cable systems, the Company's capital expenditures and depreciation expense have increased. The Company recorded an adjustment of $6 million in 1994 to reduce its liability for compensation relating to stock appreciation rights resulting from a decline in the market price of the Company's Class A common stock. The Company made several separate grants (in 1992 and 1993) of stock options issued in tandem with stock appreciation rights. The Company recorded compensation relating to such stock appreciation rights of $31 million and $1 million in 1993 and 1992, respectively. During 1992, the Company streamlined its operating structure through the consolidation of three of its regional operating divisions into two divisions. In connection with the consolidation of these divisional offices, the Company incurred restructuring charges of approximately $8 million which are reflected in the accompanying consolidated financial statements for the year ended December 31, 1992.

          Effective April 1, 1993, based upon changes in FCC regulations, the Company revised its estimate of the useful lives of certain distribution equipment to correspond to the Company's anticipated remaining period of ownership of such equipment. The revision resulted in a decrease in net earnings of approximately $12 million (or $.03 per share) for the year ended December 31, 1993.

          Electronic Retailing Services
          -----------------------------

          This information reflects the results of Home Shopping Network, Inc. ("HSN"), which became a consolidated subsidiary of the Company in the TCI/Liberty Combination. HSN's primary business is the sale of merchandise to viewers of the home shopping programming produced and distributed by Home Shopping Club, Inc. ("HSC"), a wholly-owned subsidiary of HSN.

          Revenue for 1994 represents net sales for HSC. HSN believes that future levels of net sales of HSC will be dependent, in large part, on program carriage, market penetration and merchandising management. Program carriage is defined as the number of cable systems and broadcast television stations that carry HSC programming. Market penetration represents the level of active purchasers within a market.

          Cable television systems and affiliated broadcast television stations broadcast HSC programming under affiliation agreements with varying original terms. HSN seeks to increase the number of cable television systems and broadcast television stations that televise HSC programming while evaluating the expected profitability of each contract.

          The 1992 Cable Act contains "must carry" provisions which mandate that cable companies within a broadcast television station's reach retransmit its signal, subject to certain limitations on this obligation depending upon a cable system's channel capacity. The FCC adopted rules which extend such "must carry" provisions to broadcast television stations with shop-at-home formats effective October 6, 1993. As a result of the mandatory carriage of stations carrying home-shopping programming, HSN has experienced growth in cable carriage. However, the constitutionality of the "must carry" provisions of the 1992 Cable Act has been challenged in the courts. Although the "must carry" provisions were upheld as constitutional by a three-judge panel of the United States District Court for the District of Columbia, the Supreme Court vacated the District Court's decision because genuine issues of material fact remain unresolved. The "must-carry" statutory provisions and regulations remain in effect pending the outcome of the ongoing proceedings before the District Court. During the past year, HSN has aggressively pursued and obtained long term carriage commitments from a number of cable operators. As a result of HSN's success in obtaining such commitments, the exposure to loss of revenue should the "must-carry" rules be declared unconstitutional has been largely mitigated.

          HSN expects that certain of its costs will increase in the future. Management believes that selling and marketing expenses will be at higher levels in future periods as HSN maintains its efforts to increase the number of cable systems carrying HSC programming, increase market penetration and develop new electronic opportunities. In addition, these expenses will increase if program carriage increases. Broadcast expenses are expected to increase in future periods. "Must carry" legislation, as discussed above, is expected to result in increases in certain operating expenses related to cable and broadcast carriage in dollars. However, as a percentage of sales, the effect is not currently determinable.

          HSN believes that seasonality does impact its business, but not to the same extent it impacts the retail industry in general.

          Other Programming Services
          --------------------------

          Revenue of TCI's consolidated entertainment and information programming services represented 4% or $207 million, of total consolidated revenue for 1994. This revenue was attributable to subscription and advertising revenue at TCI's consolidated sports programming businesses ($58 million), revenue from Netlink USA, a marketer and distributor of programming to the United States home satellite dish subscriber market ($132 million) and subscription revenue generated by Southern Satellite Systems, Inc. ("Southern") and Encore Media Corporation ("EMC") ($17 million). Programming expenses represented 4% or $136 million total operating expenses (including cost of sales). The Company incurred $44 million of programming costs and $7 million of marketing costs associated with the launch in 1994 of a new premium programming service to its subscribers. The programming costs of such new premium service is included in the aforementioned $136 million total programming costs. The Company's Other Programming Services will continue to reflect losses associated with the new premium service as the Company's programming costs are reflected in the operations of the Programming group and the revenue from the subscribers of such service are reflected in the Company's Cable and Communications group. However, although there can be no assurance, as the Cable and Communications group increases its distribution of this service to its subscribers, management of the Company believes that the consolidated impact from such premium service should be positive.

          Other Income and Expense
          ------------------------

          The Company's weighted average interest rate on borrowings was 7.5%, 7.2% and 7.6% during 1994, 1993 and 1992, respectively. At December 31, 1994, after considering the net effect of various interest rate hedge and exchange agreements (see note 7 to the consolidated financial statements) with notional amounts aggregating $1,730 million, the Company had $4,818 million (or 43%) of fixed-rate debt with a weighted average interest rate of 8.9% and $6,344 million (or 57%) of variable-rate debt with interest rates approximating the prime rate (8.5% at December 31, 1994).

          The Company is a shareholder of TeleWest Communications plc (formerly TCI/US WEST Cable Communications Group or "TeleWest UK") ("TeleWest Communications"), a company that is currently operating and constructing cable television and telephone systems in the United Kingdom ("UK"). TeleWest Communications, which is accounted for under the equity method, had a carrying value at December 31, 1994 of $454 million and comprised $43 million, $28 million and $26 million of the Company's share of its affiliates' losses in 1994, 1993 and 1992, respectively. In February 1994, the Company acquired a consolidated investment in Flextech p.l.c. ("Flextech"). Flextech accounted for net losses of $24 million (before deducting the minority interests' 40% share of such losses) in 1994. In addition, the Company has other less significant equity method investments in video distribution and programming businesses located in the UK, other parts of Europe, Asia, Latin America and certain other foreign countries. In the aggregate, such other equity method investments had a carrying value of $135 million at December 31, 1994 and accounted for $50 million of the Company's share of its affiliates' losses in 1994.

          In November of 1994, TCI and US West, Inc. each exchanged their respective 50% ownership interest in TeleWest UK for 302,250,000 ordinary shares and 76,500,000 convertible preference shares of TeleWest Communications (the "TeleWest Exchange"). Following the completion of the TeleWest Exchange, TeleWest Communications conducted an initial public offering in November of 1994 in which it sold 243,740,000 ordinary shares for aggregate net proceeds of (Pounds)401 million (the "TeleWest IPO"). Upon completion of the TeleWest Exchange and the TeleWest IPO, TCI and US WEST, Inc. each became the owners of 36% of the ordinary shares and 38% of the total outstanding ordinary and convertible preference shares of TeleWest Communications. As a result of the TeleWest IPO and the associated dilution of the Company's ownership interest of TeleWest Communications, the Company has recognized a nonrecurring gain amounting to $161 million (before deducting the related tax expense of $75 million). There is no assurance that the Company will realize similar nonrecurring gains in future periods.

          TeleWest Communications, which is currently constructing broadband cable television and telephony networks in the UK, has incurred net losses since its inception. At December 31, 1994, TeleWest Communications had completed approximately 37% of its network construction and, within five years it is expected that approximately 97% of TeleWest Communications' network construction will be complete. Although there is no assurance, the Company believes (i) that the continued expansion of TeleWest Communications' networks ultimately will provide TeleWest Communications with a revenue base that will exceed its expenses and (ii) that TeleWest Communications' present and future sources of liquidity (including the net proceeds from the TeleWest IPO and certain bank credit facilities) will be sufficient to meet TeleWest Communications' liquidity requirements for the foreseeable future. The Company has no present intention to make significant loans to or investments in TeleWest Communications.

          In connection with its investments in the above-described foreign entities, the Company, through its International Cable and Programming unit, is exposed to the risk that unfavorable and potentially volatile fluctuations in exchange rates with respect to the UK currency and other foreign currencies will cause the Company to experience unrealized foreign currency translation losses. To a much lesser extent, the Company is exposed to the risk that unfavorable and potentially volatile foreign currency fluctuations will cause the Company to experience unrealized losses with respect to transactions denominated in currencies other than the respective functional currencies of the Company and its various foreign affiliates. Because the Company views its foreign assets as long-term investments, the Company generally does not hedge its exposure to short-term movements in foreign amounts of future foreign cash inflows and outflows associated with the Company's foreign investments. Although the Company continually evaluates the advantages and disadvantages of hedging its exposure to currency risk on a long-term basis, the Company historically has not entered into any significant long-term hedge agreements.

          On July 11, 1994, Rainbow Program Enterprise ("Rainbow") purchased 49.9% of Liberty's 50% general partnership interest in American Movie Classics Company ("AMC"). The gain recognized by Liberty in connection with the disposition of AMC was $183 million and is included in the Company's share of Liberty's earnings prior to the TCI/Liberty Combination.

          The Company sold certain investments and other assets for an aggregate net pre-tax gain of $42 million and $9 million in 1993 and 1992, respectively.


          During 1994, 1993 and 1992, the Company recorded losses of $9 million, $17 million and $67 million, respectively, from early extinguishments of debt. Included in the 1992 amount was $52 million from the extinguishment of the SCI Holdings, Inc. ("SCI") indebtedness (see note 4 to the consolidated financial statements). There may be additional losses associated with early extinguishments of debt in the future.

          Interest and dividend income was $36 million, $34 million and $69 million in 1994, 1993 and 1992, respectively. Included in the 1992 amounts was $30 million earned on the preferred stock investment that was repurchased by a subsidiary of SCI in 1992 (see note 4 to the consolidated financial statements). In connection with such repurchase, the Company received a premium amounting to $14 million which has been separately reflected in the accompanying consolidated statements of operations.

          Income Taxes
          ------------



          New tax legislation was enacted in the third quarter of 1993 which, among other matters, increased the corporate Federal income tax rate from 34% to 35%. The Company has reflected the tax rate change in its consolidated statements of operations. Such tax rate change resulted in an increase of $76 million to the Company's income tax expense and deferred income tax liability in the third quarter of 1993.

          Net Earnings (Loss)
          -------------------

          The Company's net earnings (before preferred stock dividends) of $55 million for the year ended December 31, 1994 represented an increase of $62 million as compared to the Company's net loss (before preferred stock dividends) of $7 million for the corresponding period of 1993. Such increase is principally the result of the effect of improved share of earnings from Liberty prior to the TCI/Liberty Combination (principally resulting from the gain recognized by Liberty upon the sale of its investment in AMC), the recognition of a nonrecurring gain resulting from the TeleWest IPO and the associated dilution of TCI's ownership in TeleWest Communications, and the reduction in income tax expense (principally resulting from the required recognition in the third quarter of 1993 of the cumulative effect of the change in the Federal income tax rate from 34% to 35%), net of the effect of the aforementioned reduction in rates charged for Regulated Services and the decrease in gain on disposition of assets.

          The Company's loss (before preferred stock dividends) of $7 million for the year ended December 31, 1993 represented a decrease of $14 million as compared to the Company's earnings from continuing operations of $7 million for the corresponding period of 1992. Such decline was due primarily to an increase in income tax expense arising from the aforementioned tax rate change enacted in the third quarter of 1993, an increase in compensation relating to stock appreciation rights and the reduction of interest and dividend income resulting from the disposition at the end of 1992 of a preferred stock investment, net of an increase in gain on disposition of assets, a reduction in loss from early extinguishment of debt and a reduction in minority interest in earnings of consolidated subsidiaries attributable to the repurchase of certain preferred stock of a consolidated subsidiary.

          On May 12, 1992, the Company sold its motion picture theatre business and certain theatre-related real estate assets (see note 14 to the accompanying consolidated financial statements). Accordingly, the operations of the Company's motion picture theatre exhibition industry segment have been reclassified and reflected as "discontinued operations" in the accompanying consolidated financial statements.

          Inflation has not had a significant impact on the Company's results of operations during the three-year period ended December 31, 1994.

          Recent Accounting Pronouncements
          --------------------------------

          In November of 1992, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" ("Statement No. 112"). As the Company's present accounting policies generally are in conformity with the provisions of Statement No. 112, the Company does not believe that Statement No. 112 will have a material effect on the Company. Statement No. 112 is effective for years beginning after December 31, 1994.


          In May 1993, the FASB issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities ("Statement No. 115"), effective for fiscal years beginning after December 15, 1993. Under Statement No. 115, debt securities that TCI has both the positive intent and ability to hold to maturity are carried at amortized cost. Debt securities that TCI does not have the positive intent and ability to hold to maturity and all marketable equity securities are classified as available-for-sale or trading and are carried at fair value. Unrealized holding gains and losses on securities classified as available-for-sale are carried net of taxes as a separate component of stockholders' equity. Unrealized holding gains and losses on securities classified as trading are reported in earnings.

          The Company applied Statement No. 115 beginning in the first quarter of 1994. Application of Statement No. 115 resulted in a net increase of $304 million to stockholders' equity on January 1, 1994, representing the recognition of unrealized appreciation, net of taxes, for the Company's investments in marketable equity securities determined to be available-for-sale. Such amount was adjusted by $182 million recorded in the TCI/Liberty Combination. The amount of net unrealized gain was reduced by $233 million through December 31, 1994. The majority of the aggregate unrealized gain is comprised of the Company's investment in Turner Broadcasting System, Inc. ("TBS") common stock ($100 million) and QVC, Inc. ("QVC") common stock ($127 million). The Company holds no material debt securities.

          The FASB has recently issued other accounting pronouncements which are not yet effective. The Company does not expect that these pronouncements will have a material effect on the Company's consolidated financial statements.

          Liquidity and Capital Resources
          -------------------------------


          During 1994, subsidiaries of the Company, Comcast Corporation ("Comcast"), Cox Communications, Inc. ("Cox") and Sprint Corporation ("Sprint") formed a partnership ("WirelessCo") to engage in the business of providing wireless communications services on a nationwide basis. Through WirelessCo, the partners have been participating in auctions ("PCS Auctions") of broadband personal communications services ("PCS") licenses being conducted by the FCC.
In the first round auction, which concluded during the first quarter of 1995, WirelessCo was the winning bidder for PCS licenses for 29 markets, including New York, San Francisco-Oakland-San Jose, Detroit, Dallas-Fort Worth, Boston-Providence, Minneapolis-St. Paul and Miami-Fort Lauderdale. The aggregate license cost for these licenses is approximately $2.1 billion.

          WirelessCo has also invested in American PSC, L.P. ("APC"), which holds a PCS license granted under the FCC's pioneer preference program for the Washington-Baltimore market. WirelessCo acquired its 49% limited partnership interest in APC for $23 million and has agreed to make capital contributions to APC equal to 49/51 of the cost of APC's PCS license. Additional capital contributions may be required in the event APC is unable to finance the full cost of its PCS license. WirelessCo may also be required to finance the build-out expenditures for APC's PCS system. Cox, which holds a pioneer preference PCS license for the Los Angeles-San Diego market, and WirelessCo have also agreed on the general terms and conditions upon which Cox (with a 60% interest) and WirelessCo (with a 40% interest) would form a partnership to hold and develop a PCS system using the Los Angeles-San Diego license. APC and the Cox partnership would affiliate their PCS systems with WirelessCo and be part of WirelessCo's nationwide integrated network, offering wireless communications services under the "Sprint" brand. The Company owns a 30% interest in WirelessCo.

          During 1994, subsidiaries of Cox, Sprint and the Company also formed a separate partnership ("PhillieCo"), in which the Company owns a 35.3% interest. PhillieCo was the winning bidder in the first round auction for a PCS license for the Philadelphia market at a license cost of $85 million. To the extent permitted by law, the PCS system to be constructed by PhillieCo would also be affiliated with WirelessCo's nationwide network.

          WirelessCo may bid in subsequent rounds of the PCS Auctions and may invest in, affiliate with or acquire licenses from other successful bidders. The capital that WirelessCo will require to fund the construction of the PCS systems, in addition to the license costs and investments described above, will be substantial. The Company anticipates funding its portion of WirelessCo's capital requirements through borrowings under a new credit facility.

          At the end of the first quarter of 1995, subsidiaries of the Company, Comcast, Cox and Sprint formed two new partnerships, of which the principal partnership is MajorCo, L.P. ("MajorCo"), to which they contributed their respective interests in WirelessCo and through which they formed another partnership, NewTelco, L.P. ("NewTelco") to engage in the business of providing local wireline communications services to residences and businesses on a nationwide basis. NewTelco will serve its customers primarily through the cable television facilities of cable television operators that affiliate with NewTelco in exchange for agreed-upon compensation. The modification of existing regulations and laws governing the local telephony market will be necessary in order for NewTelco to provide its proposed services on a competitive basis in most states. Subject to agreement upon a schedule for upgrading its cable television facilities in selected markets and certain other matters, the Company has agreed to affiliate certain of its cable systems with NewTelco. The capital required for the upgrade of the Company's cable facilities for the provision of telephony services is expected to be substantial.

          Subsidiaries of the Company, Cox and Comcast, together with Continental Cablevision, Inc. ("Continental"), own Teleport Communications Group, Inc. and TCG Partners (collectively, "TCG"), which is one of the largest competitive access providers in the United States in terms of route miles. The Company, Cox and Comcast have entered into an agreement with MajorCo and NewTelco to contribute their interests in TCG and its affiliated entities to NewTelco. The Company currently owns an approximate 29.9% interest in TCG. The closing of this contribution is subject to the satisfaction of certain conditions, including the receipt of necessary regulatory and other consents and approvals. In addition, the Company, Comcast and Cox intend to negotiate with Continental, which owns a 20% interest in TCG, regarding their acquisition of Continental's TCG interest. If such agreement cannot be reached, they will need to obtain Continental's consent to certain aspects of their agreement with Sprint.

          Subject to agreement upon an initial business plan, the MajorCo partners have committed to make cash capital contributions to MajorCo of $4.0 to $4.4 billion in the aggregate over a three- to five-year period, which amount includes the approximately $500 million already contributed by the partners to WirelessCo. The partners intend for MajorCo and its subsidiary partnerships to be the exclusive vehicles through which they engage in the wireless and wireline telephony service businesses, subject to certain exceptions.

          At December 31, 1994, the Company was liable for a $720 million letter of credit which guarantees contributions to WirelessCo. The Company pledged 56,656,584 shares of TCI Class A common stock held by subsidiaries of the Company as collateral for the letter of credit. There were no borrowings pursuant to such letter of credit at December 31, 1994.

          As of January 26, 1995, TCI, TCIC, a wholly-owned subsidiary of TCI, and TeleCable Corporation ("TeleCable") consummated a transaction whereby TeleCable was merged into TCIC (the "TeleCable Merger"). The aggregate $1.6 billion purchase price was satisfied by TCIC's assumption of approximately $300 million of TeleCable's net liabilities and the issuance to TeleCable's shareholders of approximately 42 million shares of TCI Class A common stock and 1 million shares of TCI Convertible Preferred stock, Series D (the "Series D Preferred Stock") with an aggregate initial liquidation value of $300 million. The Series D Preferred Stock, which accrues dividends at a rate of 5.5% per annum, is convertible into 10 million shares of TCI Class A common stock. The Series D Preferred Stock is redeemable for cash at the option of TCI after five years and at the option of either TCI or the holder after ten years. The amount of net liabilities assumed by TCIC and the number of shares of TCI Class A common stock issued to TeleCable's shareholders are subject to post-closing adjustments.

          On January 20, 1995, Tele-Vue Systems, Inc. ("Tele-Vue"), Viacom International, Inc. ("Viacom"), InterMedia Partners IV, L.P. ("IP-IV") and RCS Pacific, L.P. ("RCS Pacific") entered into an Asset Purchase Agreement (the "Tele-Vue Agreement") pursuant to which RCS Pacific agreed to acquire from Tele-Vue the assets of cable television systems serving approximately 1 million subscribers as of December 31, 1994 for total consideration of approximately $1,983,000,000, subject to adjustment in accordance with the terms of the Tele-Vue Agreement. A subsidiary of TCI has agreed to loan $600 million in cash to IP-IV. IP-IV will, in turn, loan such $600 million to RCS Pacific. RCS Pacific could use the proceeds of the aforementioned loan as a portion of the total cash consideration to be paid to Tele-Vue, or at the option of TCI, to purchase $600 million of TCI Class A common stock. Should TCI elect to sell such common stock, RCS Pacific has the option to pay the consideration to Tele-Vue by delivery of RCS Pacific's short-term note of up to $600 million of the total consideration with the balance to be paid in cash. Such note, if it is delivered, will be secured by RCS Pacific's pledge of shares of stock of TCI having an aggregate market value equal to the principal amount of, and accrued interest on, the note delivered to Tele-Vue. The consummation of the transactions contemplated by the Tele-Vue Agreement is conditioned, among other things, on receipt of approvals of various franchise and other governmental authorities and receipt of "minority tax certificates" from the FCC. Both Houses of Congress have passed legislation to repeal previous legislation which provided for minority tax certificates. The bills are currently in conference. There can be no assurance that the conditions precedent to closing the asset purchase will be satisfied, or that the parties will be able to agree on different terms, if necessary. Separately, TCI and Viacom have reached agreement regarding the settlement of litigation currently pending between them. Final settlement of the litigation will be subject, among other things, to the effectiveness of a new affiliation agreement covering TCI's long-term carriage of Showtime and The Movie Channel. Effectiveness of this affiliation agreement, in turn, is subject to certain conditions, including completion of the cable transactions described above.

          TCI, through its indirect wholly-owned subsidiary, TCID-IP IV, Inc. ("TCID-IP IV"), would hold a 25% limited partnership interest in IP-IV, and IP-IV would in turn hold a 79% limited partnership interest in RCS Pacific. TCI would account for its investment in IP-IV under the equity method of accounting. It is anticipated that if the transactions contemplated by the Tele-Vue Agreement are consummated, TCI's consolidated net income will be significantly reduced because of losses allocable to TCID-IP IV from its investment in IP-IV. As a result of the depreciation and amortization arising from allocation of the purchase price to the assets to be acquired by RCS Pacific and as a result of the interest expense resulting from the third party debt incurred by RCS Pacific to finance the acquisition, it is expected that RCS Pacific will incur losses for some time after the acquisition.

          Pursuant to an Agreement and Plan of Merger dated as of August 4, 1994, as amended (the "QVC Merger Agreement"), QVC Programming Holdings, Inc. (the "Purchaser"), a corporation which is jointly owned by Comcast and Liberty, commenced an offer (the "QVC Tender Offer") to purchase all outstanding shares of common stock and preferred stock of QVC, Inc. ("QVC").

          The QVC Tender Offer expired at midnight, New York City time, on February 9, 1995, at which time the Purchaser accepted for payment all shares of QVC which had been tendered in the QVC Tender Offer. Following consummation of the QVC Tender Offer, the Purchaser was merged with and into QVC with QVC continuing as the surviving corporation. The Company owns an approximate 43% interest of the post-merger QVC.

          In connection with the financing of the QVC merger, the Purchaser entered into a credit facility. The credit facility is secured by substantially all of the assets of QVC. In addition, Comcast and Liberty have pledged their shares of QVC (as the surviving corporation following the QVC merger) pursuant to the credit facility. Neither Liberty nor Comcast has provided any guarantees of the credit facility.

          In connection with the transactions contemplated under a stockholders agreement entered into among Comcast, Liberty and the Purchaser, TCI has undertaken to cause Liberty to comply with each of its representations, warranties, covenants, agreements and obligations under the stockholders agreement. All such undertakings will terminate at such time as equity securities of Liberty or the Liberty Group Common Stock have been distributed and such securities impute a market capitalization of Liberty in excess of $2 billion.

          Upon consummation of the aforementioned QVC transactions, the Company is deemed to exercise significant influence over QVC and, as such, will account for its investment in QVC under the equity method. Had the Company accounted for its investment under the equity method during 1994, the Company would have reflected additional share of earnings of QVC of $8 million (of which $1 million would have been included in the Company's share of Liberty's earnings prior to the TCI/Liberty Combination). Additionally, the Company's investment in QVC, its deferred tax liability and its unrealized gain from available-for-sale securities would have been reduced by $216 million, $89 million and $127 million, respectively, had the Company accounted for its investment in QVC under the equity method during 1994. The 1994 consolidated financial statements will be restated in the first quarter of 1995.

          Pursuant to an underwritten public offering, the Company sold 19,550,000 shares of TCI Class A common stock in February of 1995. The Company received net proceeds of approximately $401 million. Such proceeds were immediately used to reduce outstanding indebtedness under credit facilities.


          The Company's assets consist primarily of investments in its subsidiaries. The Company's rights, and therefore the extent to which the holders of the Company's preferred stocks will be able to participate in the distribution of assets of any subsidiary upon the latter's liquidation or reorganization, will be subject to prior claims of the subsidiary's creditors, including trade creditors, except to the extent that the Company may itself be a creditor with recognized claims against such subsidiary (in which case the claims of the Company would still be subject to the prior claims of any secured creditor of such subsidiary and of any holder of indebtedness of such subsidiary that is senior to that held by the Company).

          The Company's ability to pay dividends on any classes or series of preferred stock is dependent upon the ability of the Company's subsidiaries to distribute amounts to the Company in the form of dividends, loans or advances or in the form of repayment of loans and advances from the Company. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay the dividends on any class or series of preferred stock of TCI or to make any funds available therefor, whether by dividends, loans or their payments. The payment of dividends, loans or advances to the Company by its subsidiaries may be subject to statutory or regulatory restrictions, is contingent upon the cash flows generated by those subsidiaries and is subject to various business considerations. Further, certain of the Company's subsidiaries are subject to loan agreements that prohibit or limit the transfer of funds by such subsidiaries to the Company in the form of dividends, loans, or advances and require that such subsidiaries' indebtedness to the Company be subordinate to the indebtedness under such loan agreements. The amount of net assets of subsidiaries subject to such restrictions exceeds the Company's consolidated net assets. The Company's subsidiaries currently have the ability to transfer funds to the Company in amounts exceeding the Company's dividend requirement on any class or series of preferred stock. Net cash provided by operating activities of subsidiaries which are not restricted from making transfers to the parent company have been and are expected to continue to be sufficient to enable the parent company to meet its cash obligations.

          Subsidiaries of the Company had approximately $1.8 billion in unused lines of credit at December 31, 1994 excluding amounts related to lines of credit which provide availability to support commercial paper. Although subsidiaries of the Company were in compliance with the restrictive covenants contained in their credit facilities at said date, additional borrowings under the credit facilities are subject to the subsidiaries' continuing compliance with such restrictive covenants (which relate primarily to the maintenance of certain ratios of cash flow to total debt and cash flow to debt service, as defined). The Company believes that the aforementioned FCC 1993 and 1994 rate regulations will not materially impact the availability under its subsidiaries' lines of credit or its ability to repay indebtedness as it matures. See note 7 to the accompanying consolidated financial statements for additional information regarding the material terms of the subsidiaries' lines of credit.

          One measure of liquidity is commonly referred to as "interest coverage." Interest coverage, which is measured by the ratio of Operating Cash Flow (operating income before depreciation, amortization and other non-cash operating credits or charges)($1,798 million, $1,858 million and $1,637 million in 1994, 1993 and 1992, respectively) to interest expense ($785 million, $731 million and $718 million in 1994, 1993 and 1992, respectively), is determined by reference to the consolidated statements of operations. The Company's interest coverage ratio was 229%, 254% and 228% for 1994, 1993 and 1992, respectively. Management of the Company believes that the foregoing interest coverage ratio is adequate in light of the consistency and nonseasonal nature of its cable television operations and the relative predictability of the Company's interest expense, almost half of which results from fixed rate indebtedness. Operating Cash Flow is a measure of value and borrowing capacity within the cable television industry and is not intended to be a substitute for cash flows provided by operating activities, a measure of performance prepared in accordance with generally accepted accounting principles, and should not be relied upon as such. Operating Cash Flow, as defined, does not take into consideration substantial costs of doing business, such as interest expense, and should not be considered in isolation to other measures of performance.

          Another measure of liquidity is net cash provided by operating activities, as reflected in the accompanying consolidated statements of cash flows. Net cash provided by operating activities ($1,005 million, $1,251 million and $957 million in 1994, 1993 and 1992, respectively) reflects net cash from the operations of the Company available for the Company's liquidity needs after taking into consideration the aforementioned additional substantial costs of doing business not reflected in Operating Cash Flow. Amounts expended by the Company for its investing activities exceed net cash provided by operating activities. However, management believes that net cash provided by operating activities, the ability of the Company and its subsidiaries to obtain additional financing (including the subsidiaries available lines of credit and access to public debt markets), issuances and sales of the Company's equity or equity of its subsidiaries, proceeds from disposition of assets will provide adequate sources of short-term and long-term liquidity in the future. See the Company's consolidated statements of cash flows included in the accompanying consolidated financial statements.

          In order to achieve the desired balance between variable and fixed rate indebtedness and to diminish its exposure to extreme increases in variable interest rates, the Company has entered into various interest rate exchange agreements and interest rate hedge agreements. Pursuant to the interest rate exchange agreements, the Company pays (i) fixed interest rates ranging from 7.2% to 9.9% on notional amounts of $550 million at December 31, 1994 and (ii) variable interest rates on notional amounts of $2,605 million at December 31, 1994. During the years ended December 31, 1994, 1993 and 1992, the Company's net payments pursuant to its fixed rate exchange agreements were $26 million, $38 million and $46 million, respectively. During the years ended December 31, 1994, 1993 and 1992, the Company's net receipts pursuant to its variable rate exchange agreements were $36 million, $31 million and $7 million, respectively. The Company's interest rate hedge agreements fix the maximum variable interest rates on notional amounts of $325 million at 11%. The Company is exposed to credit losses for the periodic settlements of amounts due under the interest rate exchange agreements in the event of nonperformance by the other parties to the agreements. However, the Company does not anticipate that it will incur any material credit losses because it does not anticipate nonperformance by the counterparties.

          Approximately thirty-five percent of the franchises held by the Company, involving approximately 3.8 million basic subscribers, expire within five years. There can be no assurance that the franchises for the Company's systems will be renewed as they expire although the Company believes that its cable television systems generally have been operated in a manner which satisfies the standards established by the Cable Communications Policy Act of 1984 (the "1984 Cable Act"), as supplemented by the renewal provisions of the 1992 Cable Act, for franchise renewal. However, in the event they are renewed, the Company cannot predict the impact of any new or different conditions that might be imposed by the franchising authorities in connection with the renewals. To date they have not varied significantly from the original terms.

          The Company competes with operators who provide, via alternative methods of distribution, the same or similar video programming as that offered by the Company's cable systems. Technologies competitive with cable television have been encouraged by Congress and the FCC. One such technology is direct broadcast satellite ("DBS"). DBS services are offered directly to subscribers owning home satellite dishes that vary in size depending upon the power of the satellite; two DBS operators recently began offering nationwide video services that can be received by a satellite that measures approximately eighteen inches in diameter. DBS operators can acquire the right to distribute over satellite all of the significant cable television programming currently available on the Company's cable systems. As the cost of equipment needed to receive these transmissions declines, the Company expects that it will experience increased and substantial competition from DBS operators.

          The 1984 Cable Act and FCC rules prohibit telephone companies from offering video programming directly to subscribers in their telephone service areas (except in limited circumstances in rural areas). However, a number of Federal Court decisions have held that the cross-entry prohibition in the 1984 Cable Act is unconstitutional as a violation of the telephone company's First Amendment right to free expression. In addition, certain proposals are also pending before the FCC and Congress which would eliminate or relax these restrictions on telephone companies. As the current cross-entry restrictions are removed or relaxed, the Company will face increased competition from telephone companies which, in most cases, have greater financial resources than the Company. All major telephone companies have announced plans to acquire cable television systems or provide video services to the home through fiber optic technology.

          The FCC authorized the provision of so-called "video-dialtone" services by which independent video programmers may deliver services to the home over telephone-provided circuits, thereby by-passing the local cable system or other video provider. Under the FCC decision, such services would require no local franchise agreement or payment to the city or local governmental authority. Although telephone companies providing "video-dialtone" were originally allowed only a limited financial interest in programming services and their role was limited largely to that of a traditional "common carrier," the FCC recently has proposed relaxation of these restrictions and has authorized some telephone companies to offer programming services directly to subscribers. Telephone companies have filed numerous applications with the FCC for authorization to construct video-dialtone systems to provide such services.
This alternative means of distributing video services to the consumer's home represents a direct competitive threat to the Company.

          The Company's entertainment and information programming services subsidiaries and 50% owned affiliates lease satellite transponders as follows:
6 full time leases and one shared lease on a "protected" or "transponder protected" basis, and 15 full time "unprotected" leases for an aggregate of 21 transponders on 10 domestic and 2 international communications satellites. Domestic communications satellite transponders may be leased full or part time on a "protected", "transponder protected" or "unprotected" basis. When the carrier provides services to a customer on a "protected" basis, replacement transponders are reserved on board the satellite for use in the event the "protected" transponder fails. Should there be no reserve transponders available, the "protected" customer will displace an "unprotected" transponder customer on the same satellite. In certain cases, the carrier also maintains a protection satellite and should a satellite fail completely, all lessors' "protected" transponders would be moved to the protection satellite. The customer who leases an "unprotected" transponder has no reserve transponders available, and may have its service interrupted for an indefinite period when its transponder is required to restore a "protected" service.

          Although the Company believes it has taken reasonable steps to ensure its continued satellite transmission capability, there can be no assurance that termination or interruption of satellite transmissions will not occur. Such a termination or interruption of service by one or more of these satellites could have a material adverse effect on the results of operations and financial condition of the programming group.

          The availability of replacement satellites and transponder time beyond current leases is dependent on a number of factors over which the Company has no control, including competition among prospective users for available transponders and the availability of satellite launching facilities for replacement satellites. Many of the commercial satellites now in orbit will have to be replaced in the next few years. The federal government has placed restrictions on the launching of commercial satellites by means of the space shuttle, causing manufacturers of commercial satellites to rely on alternative delivery systems to place these satellites in orbit. Additional commercial launching facilities are being developed currently, but there can be no assurance that the launch systems currently in place, or to be developed, will be able to replace the domestic communications satellites as their useful lives end.

          The Company is currently the sole satellite carrier of WTBS, a 24-hour independent UHF television station originated by TBS to cable television system operators and operators of other non-broadcast distribution media who receive the signal on their earth stations and offer the service to their subscribers. Other independent television stations are transmitted by other carriers. Southern does not have an agreement with TBS with respect to the retransmission of the WTBS signal and there are no specific statutory or regulatory restrictions that would prevent any satellite carrier from transmitting the WTBS signal so long as the carrier meets the passive carrier requirements of the Copyright Revision Act of 1976, as amended and any applicable requirements of the Communications Act of 1934, as amended, or, if the carrier serves home satellite dish owners, so long as the carrier meets the requirements of the Satellite Home Viewer Act of 1988. Further, Southern has no control over the programming on such station. TBS produces and distributes other cable programming services, and TBS has and may be expected to continue to give priority to the programming needs of such services in allocating programming owned by it or to which it has national distribution rights. Southern's business could be adversely affected by any change in the type, mix or quality of the programming on WTBS that results in the service being less desirable to cable operators and their subscribers. TBS derives significant revenue from the sale of advertising time on WTBS, however, and the Company therefore believes that TBS has an economic incentive to maintain the audience appeal of WTBS's programming.

          The Company is upgrading and installing optical fiber in its cable systems at a rate such that in two years TCI anticipates that it will be serving the majority of its customers with state-of-the-art fiber optic cable systems. The Company made capital expenditures of $1,264 million in 1994 and the Company expects to expend similar amounts in 1995 to provide for the continued rebuilding of its cable systems. However, such proposed expenditures are subject to reevaluation based upon changes in the Company's liquidity, including those resulting from rate regulation.

          The Company is obligated to pay fees for the license to exhibit certain qualifying films that are released theatrically by various motion picture studios through December 31, 2006 (the "Film License Obligations"). The aggregate minimum liability under certain of the license agreements is approximately $405 million. The aggregate amount of the Film License Obligations under other license agreements is not currently estimable because such amount is dependent upon the number of qualifying films produced by the motion picture studios, the amount of United States theatrical film rentals for such qualifying films, and certain other factors. Nevertheless, the Company's aggregate payments under the Film License Obligations could prove to be significant. Additionally, the Company has guaranteed up to $70 million of similar license fee obligations of another affiliate.

          The Company intends to continue to develop its entertainment and information programming services and has made certain financial commitments related to the acquisition of programming. The Company's obligation for certain sports program rights contracts as of December 31, 1994 was $170 million. It is expected that sufficient cash will be generated by the programming services to satisfy these commitments. However, the continued development of such services may require additional financing and it cannot be predicted whether the Company will obtain such financing on terms acceptable to the Company.

          The Company believes that it has complied, in all material respects, with the provisions of the 1992 Cable Act, including its rate setting provisions. However, the Company's rates for Regulated Services are subject to adjustment upon review, as described above. If, as a result of the review process, a system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriate benchmark and refund the excess portion of rates received. Any refunds of the excess portion of tier service rates would be retroactive to the date of complaint. Generally, any refunds of the excess portion of all other Regulated Services rates would be retroactive to the later of September 1, 1993, or one year prior to the implementation of the rate reduction. The amount of refunds, if any, which could be payable by the Company in the event that any system's rates were to be successfully challenged, is not considered to be material.

          The Company believes that the FCC's comprehensive system of rate regulation, including regulation of the changes in rates when programming services are added or deleted from service tiers, also may have an adverse effect on the programming services in which the Company has an ownership interest by limiting the carriage of such services and/or the ability and willingness of cable operators to pay the rights fees for such carriage.

          The FCC has adopted rules providing for mandatory carriage by cable systems after September 1, 1993 of all local full-power commercial television broadcast signals (up to one-third of all channels), including the signals of stations carrying home-shopping programming after October 6, 1993, and, depending on a cable system's channel capacity, non-commercial television broadcast signals. Alternatively, after October 6, 1993, commercial broadcasters have the right to deny such carriage unless they grant retransmission consent. The "must-carry" statutory provisions and regulations remain in effect pending the outcome of ongoing judicial proceedings to resolve challenges to their constitutionality. TCI believes that, by requiring such carriage of broadcast signals, these regulations may adversely affect the ability of TCI's programming services to obtain carriage on cable systems with limited channel capacity. To the extent that carriage is thereby limited, the subscriber and advertising revenues available to TCI's programming services also will be limited. However, as discussed above, such regulations have resulted in expanded cable distribution of HSN, which is carried by a number of full-power commercial broadcast television stations.

          The FCC has adopted regulations limiting carriage by a cable operator of national programming services in which that operator holds an attributable interest to 40 percent of the first 75 activated channels on each of the operator's systems. The rules provide for the use of two additional channels or a 45 percent limit, whichever is greater, provided that the additional channels carry minority controlled programming services. The regulations grandfather existing carriage arrangements which exceed the channel limits, but require new channel capacity to be devoted to unaffiliated programming services until the system achieves compliance with the regulations. Channels beyond the first 75 activated channels are not subject to such limitations, and the rules do not apply to local or regional programming services. These rules, which currently are subject to pending petitions for reconsideration before the FCC, may limit carriage of the Company's programming services on certain cable systems of cable operators in which TCI has ownership interests.

          On September 23, 1993, the FCC also adopted regulations establishing a 30% limit on the number of homes passed nationwide that a cable operator may reach through cable systems in which it holds an attributable interest, with an increase to 35% if the additional cable systems are minority controlled. However, the FCC stayed the effectiveness of its ownership limits pending the appeal of a September 16, 1993 decision by the United States District Court for the District of Columbia which, among other things, found unconstitutional the provision of the 1992 Cable Act requiring the FCC to establish such ownership limits. Under the FCC regulations, if the ownership limits are determined to be constitutional, they may limit TCI's future ability to acquire interests in additional cable systems.

          A number of petitions for reconsideration of various aspects of the regulations implementing the 1992 Cable Act remain pending before the FCC. Petitions for judicial review of regulations adopted by the FCC, as well as other court challenges to the 1992 Cable Act and the FCC's regulations, also remain pending. The Company is uncertain how the courts and/or the FCC ultimately will rule or whether such rulings will materially change any existing rules or statutory requirements.

          The Company's various partnerships and other affiliates accounted for under the equity method generally fund their acquisitions, required debt repayments and capital expenditures through borrowings under and refinancing of their own credit facilities (which are generally not guaranteed by the Company) and through net cash provided by their own operating activities.

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------



The Board of Directors and Stockholders
Tele-Communications, Inc.:


We have audited the accompanying consolidated balance sheets of Tele-Communications, Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tele-Communications, Inc. and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in notes 1 and 5 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" in 1994.



                                           KPMG Peat Marwick LLP



Denver, Colorado

March 27, 1995

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                     (formerly TCI/Liberty Holding Company)

                          Consolidated Balance Sheets

                           December 31, 1994 and 1993

                                                    1994       1993
                                                  ---------  --------
Assets                                            amounts in millions
- ------
Cash                                                $    74         1
Trade and other receivables, net                        301       232
Inventories, net                                        121        --
Investment in Liberty Media Corporation
  ("Liberty") (note 3)                                   --       489
Investments in affiliates, accounted for
 under the equity method, and related
 receivables (note 4)                                 1,215       645
Investment in Turner Broadcasting System, Inc.
 ("TBS") (note 5)                                       660       491
Investment in QVC, Inc. ("QVC") (note 6)                281         2
Property and equipment, at cost:
   Land                                                  91        73
   Distribution systems                               7,705     6,629
   Support equipment and buildings                    1,085       818
   Computer and broadcast equipment                      61        --
                                                    -------    ------
                                                      8,942     7,520
   Less accumulated depreciation                      3,066     2,585
                                                    -------    ------
                                                      5,876     4,935
                                                    -------    ------
Franchise costs                                      11,152    10,620
   Less accumulated amortization                      1,708     1,423
                                                    -------    ------
                                                      9,444     9,197
                                                    -------    ------
Other assets, at cost, net of amortization            1,556       528
                                                    -------    ------
                                                    $19,528    16,520
                                                    =======    ======

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (formerly TCI/Liberty Holding Company)

                    Consolidated Balance Sheets, continued

                           December 31, 1994 and 1993

                                                          1994       1993
                                                       ----------  ---------
Liabilities and Stockholders' Equity                    amounts in millions
- ------------------------------------
Accounts payable                                         $   201        124
Accrued interest                                             183        157
Other accrued expenses                                       809        500
Debt (note 7)                                             11,162      9,900
Deferred income taxes (note 11)                            3,613      3,310
Other liabilities                                            160        114
                                                         -------     ------
      Total liabilities                                   16,128     14,105
                                                         -------     ------
Minority interests in equity
   of consolidated subsidiaries                              429        285
Redeemable preferred stocks (note 8)                          --         18
Stockholders' equity (note 9):
      Series Preferred Stock, $.01 par value                  --         --
      Class B 6% Cumulative Redeemable
         Exchangeable Junior Preferred Stock,
         $.01 par value                                       --         --
      Convertible Preferred Stock, Series C,
         $.01 par value                                       --         --
      Class A common stock, $1 par value
         Authorized 1,100,000,000 shares;
         issued 576,979,498 shares in 1994
         and 481,837,347 shares in 1993                      577        482
      Class B common stock, $1 par value
        Authorized 150,000,000 shares;
        issued 89,287,429 shares in 1994
        and 47,258,787 shares in 1993                         89         47
      Additional paid-in capital                           2,959      2,293
      Cumulative foreign currency
        translation adjustment, net of taxes                  (4)       (29)
     Unrealized holding gains for
        available-for-sale securities, net of taxes          253         --
     Accumulated deficit                                    (293)      (348)
                                                         -------     ------
                                                           3,581      2,445
Treasury stock, at cost (86,030,992 and
   79,335,038 shares of Class A common
   stock in 1994 and 1993 and 4,172,629
   shares of Class B common stock in 1994)                  (610)      (333)
                                                         -------     ------
      Total stockholders' equity                           2,971      2,112
                                                         -------     ------
Commitments and contingencies (note 12)                  $19,528     16,520
                                                         =======     ======

See accompanying notes to consolidated financial statements.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (formerly TCI/Liberty Holding Company)
                     Consolidated Statements of Operations

                  Years ended December 31, 1994, 1993 and 1992

                                                      1994      1993     1992
                                                    ---------  -------  -------
                                                       amounts in millions,
                                                     except per share amounts
Revenue (note 13):
   From cable and programming services (note 3)       $4,454    4,153    3,574
   Net sales from home shopping services                 482       --       --
                                                      ------    -----    -----
                                                       4,936    4,153    3,574
                                                      ------    -----    -----
Operating costs and expenses:
   Operating (note 3)                                  1,445    1,190    1,028
   Cost of sales                                         313       --       --
   Selling, general and administrative (note 4)        1,380    1,105      909
   Compensation relating to stock
      appreciation rights                                 --       31        1
   Adjustment to compensation relating to stock
      appreciation rights                                 (8)      --       --
   Restructuring charge                                   --       --        8
   Depreciation                                          700      622      512
   Amortization                                          318      289      252
                                                      ------    -----    -----
                                                       4,148    3,237    2,710
                                                      ------    -----    -----
         Operating income (note 13)                      788      916      864

Other income (expense):
   Interest expense                                     (785)    (731)    (718)
   Interest and dividend income                           36       34       69
   Share of earnings of Liberty (note 3)                 125        4       22
   Share of losses of other affiliates, net (note 4)    (120)     (76)    (105)
   Gain on sale of stock by equity investee (note 4)     161       --       --
   Gain (loss) on disposition of assets                  (10)      42        9
   Premium received on redemption of
      preferred stock investment (note 4)                 --       --       14
   Loss on early extinguishment of debt                   (9)     (17)     (67)
   Minority interests in losses (earnings) of
      consolidated subsidiaries, net                       2       (5)     (41)
   Other, net                                            (17)      (6)      (2)
                                                      ------    -----    -----
                                                        (617)    (755)    (819)
                                                      ------    -----    -----
      Earnings from continuing operations
         before income taxes                             171      161       45

Income tax expense (note 11)                            (116)    (168)     (38)
                                                      ------    -----    -----

      Earnings (loss) from continuing operations          55       (7)       7

Loss from discontinued operations,
   net of income taxes (note 14)                          --       --      (15)
                                                      ------    -----    -----

      Net earnings (loss)                                 55       (7)      (8)

Dividend requirements on preferred stocks                 (8)      (2)     (15)
                                                      ------    -----    -----

      Net earnings (loss) attributable
         to common stockholders                       $   47       (9)     (23)
                                                      ======    =====    =====

Primary and fully diluted earnings (loss)
   attributable to common stockholders per
   common and common equivalent share (note 1):
      Continuing operations                             $.09     (.02)    (.01)
      Discontinued operations                             --       --     (.04)
                                                      ------    -----    -----
                                                        $.09     (.02)    (.05)
                                                      ======    =====    =====

See accompanying notes to consolidated financial statements.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                    (formerly TCI/Liberty Holding Company)

                Consolidated Statements of Stockholders' Equity

                  Years ended December 31, 1994, 1993 and 1992

                                             Class B       Series C             Common stock           Additional
                                            Preferred      Preferred      -----------------------       paid-in
                                              Stock          Stock        Class A         Class B       capital
                                            ---------      ---------      -------         -------      ----------
Balance at December 31, 1991                $   --             --           449              49           1,738
   Net loss                                     --             --            --              --              --
   Conversion of public debentures
      (note 7)                                  --             --             7              --             105
   Issuance of common stock upon
      exercise of options                       --             --             1              --              13
   Issuance of Class A common stock
      for acquisition and
      investment                                --             --             5              --              93
   Dividends on redeemable
      preferred stocks                          --             --            --              --             (15)
   Foreign currency translation
      adjustment                                --             --            --              --              --
   Acquisition and retirement
     of common stock                            --             --            --              (1)            (25)
                                            ------         ------        ------          ------          ------
Balance at December 31, 1992                    --             --           462              48           1,909
   Net loss                                     --             --            --              --              --
   Issuance of common stock
      upon conversion of notes
      (note 7)                                  --             --            20              --             383
   Issuance of common stock upon
      exercise of options                       --             --            --              --               7
   Dividends on redeemable
      preferred stocks                          --             --            --              --              (2)
   Foreign currency translation
      adjustment                                --             --            --              --              --
   Acquisition and retirement
      of common stock                           --             --            --              (1)             (4)
                                            ------         ------        ------          ------          ------
Balance at December 31, 1993                $   --             --           482              47           2,293
                                            ------         ------        ------          ------          ------
                                                     Unrealized
                                    Cumulative        holding           Note
                                     foreign         gains for       receivable
                                     currency        available-         from                                             Total
                                    translation       for-sale         related       Accumulated       Treasury       stockholders'
                                    adjustment       securities         party          deficit          stock            equity
                                    -----------      ----------      ----------      -----------       --------       -------------
                                        amounts in millions
Balance at December 31, 1991              --              --              --             (333)          (333)            1,570
   Net loss                               --              --              --               (8)            --                (8)
   Conversion of public debentures
      (note 7)                            --              --              --               --             --               112
   Issuance of common stock upon
      exercise of options                 --              --              --               --             --                14
   Issuance of Class A common stock
      for acquisition and
      investment                          --              --              --               --             --                98
   Dividends on redeemable
      preferred stocks                    --              --              --               --             --               (15)
   Foreign currency translation
      adjustment                         (19)             --              --               --             --               (19)
   Acquisition and retirement
     of common stock                      --              --              --               --             --               (26)
                                      ------          ------          ------           ------         ------            ------
Balance at December 31, 1992             (19)             --              --             (341)          (333)            1,726
   Net loss                               --              --              --               (7)            --                (7)
   Issuance of common stock
      upon conversion of notes
      (note 7)                            --              --              --               --             --               403
   Issuance of common stock upon
      exercise of options                 --              --              --               --             --                 7
   Dividends on redeemable
      preferred stocks                    --              --              --               --             --                (2)
   Foreign currency translation
      adjustment                         (10)             --              --               --             --               (10)
   Acquisition and retirement
      of common stock                     --              --              --               --             --                (5)
                                      ------          ------          ------           ------         ------            ------
Balance at December 31, 1993             (29)             --              --             (348)          (333)            2,112
                                      ------          ------          ------           ------         ------            ------

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                     (formerly TCI/Liberty Holding Company)

           Consolidated Statements of Stockholders' Equity, continued

                  Years ended December 31, 1994, 1993 and 1992

                                                  Class B       Series C             Common stock           Additional
                                                 Preferred      Preferred      -----------------------       paid-in
                                                   Stock          Stock        Class A         Class B       capital
                                                 ---------      ---------      -------         -------      ----------
Balance at December 31, 1993                     $   --             --            482              47          2,293
   Unrealized holding gains for
      available-for-sale securities
      as of January 1, 1994 (note 5)                 --             --             --              --             --
   Net earnings                                      --             --             --              --             --
   Conversion of redeemable preferred
      stock (note 8)                                 --             --              1              --             17
   Issuance of common stock upon
      conversion of notes (note 7)                   --             --              3              --             --
   Issuance of common stock upon
      exercise of stock option                       --             --             --              --              3
   Acquisition and retirement of
      common stock                                   --             --             --              --             (2)
   Consummation of the TCI/Liberty
      Combination (notes 1 and 3)                    --             --             85              42            383
   Issuance of Series C Preferred Stock
      in acquisition (note 9)                        --             --             --              --            168
   Accreted dividends on all classes of
      preferred stock                                --             --             --              --             (8)
   Accreted dividends on all classes of
      preferred stock not subject
      to mandatory redemption
      requirements                                   --             --             --              --              8
   Payment of preferred stock dividends              --             --             --              --             (4)
   Foreign currency translation adjustment           --             --             --              --             --
   Issuance of TCI Class A common
      stock to subsidiaries of TCI in
      Reorganization                                 --             --             --              --            (23)
   Issuance of Class A common stock
      for investment                                 --             --              6              --            124
   Repayment of note receivable from
      related party (note 9)                         --             --             --              --             --
   Change in unrealized holding gains for
      available-for-sale securities (note 5)         --             --             --              --             --
                                                 ------         ------         ------          ------         ------


Balance at December 31, 1994                     $   --             --            577              89          2,959
                                                 ======         ======         ======          ======         ======

                                                                Unrealized
                                                 Cumulative      holding         Note
                                                  foreign       gains for     receivable
                                                  currency      available-       from                                     Total
                                                 translation     for-sale       related     Accumulated    Treasury    stockholders'
                                                 adjustment     securities       party        deficit       stock         equity
                                                 -----------    ----------    ----------    -----------    --------    -------------
                                                    amounts in millions
Balance at December 31, 1993                         (29)           --             --          (348)         (333)          2,112
   Unrealized holding gains for
      available-for-sale securities
      as of January 1, 1994 (note 5)                  --           304             --            --            --             304
   Net earnings                                       --            --             --            55            --              55
   Conversion of redeemable preferred
      stock (note 8)                                  --            --             --            --            --              18
   Issuance of common stock upon
      conversion of notes (note 7)                    --            --             --            --            --               3
   Issuance of common stock upon
      exercise of stock option                        --            --             --            --            --               3
   Acquisition and retirement of
      common stock                                    --            --             --            --            --              (2)
   Consummation of the TCI/Liberty
      Combination (notes 1 and 3)                     --           182            (15)           --          (285)            392
   Issuance of Series C Preferred Stock
      in acquisition (note 9)                         --            --             --            --            --             168
   Accreted dividends on all classes of
      preferred stock                                 --            --             --            --            --              (8)
   Accreted dividends on all classes of
      preferred stock not subject
      to mandatory redemption
      requirements                                    --            --             --            --            --               8
   Payment of preferred stock dividends               --            --             --            --            --              (4)
   Foreign currency translation adjustment            25            --             --            --            --              25
   Issuance of TCI Class A common
      stock to subsidiaries of TCI in
      Reorganization                                  --            --             --            --            23              --
   Issuance of Class A common stock
      for investment                                  --            --             --            --            --             130
   Repayment of note receivable from
      related party (note 9)                          --            --             15            --           (15)             --
   Change in unrealized holding gains for
      available-for-sale securities (note 5)          --          (233)            --            --            --            (233)
                                                  ------        ------         ------        ------        ------          ------

Balance at December 31, 1994                          (4)          253             --          (293)         (610)          2,971
                                                  ======        ======         ======        ======        ======          ======

See accompanying notes to consolidated financial statements.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (formerly TCI/Liberty Holding Company)

                     Consolidated Statements of Cash Flows

                  Years ended December 31, 1994, 1993 and 1992

                                                          1994    1993    1992
                                                         ------  ------  ------


                                                          amounts in millions
                                                             (see note 2)
Cash flows from operating activities:
   Net earnings (loss)                                   $   55    (47)    (8)
   Adjustments to reconcile net earnings (loss) to
      net cash provided by operating activities:
         Depreciation and amortization                    1,018    911    764
         Compensation relating to stock appreciation
            rights                                           --     31      1
         Adjustment to compensation relating to stock
            appreciation rights                              (8)    --     --
         Payment for stock appreciation rights               --     --    (80)
         Share of earnings of Liberty                      (125)    (4)   (22)
         Share of losses of other affiliates                120     76    105
         Gain on sale of stock by equity investee          (161)    --     --
         Deferred income tax expense                         33    139     28
         Minority interests in earnings (losses)             (2)     5     41
         Amortization of debt discount                        1     27     27
         Loss on early extinguishment of debt                 9     17     67
         Loss (gain) on disposition of assets                10    (42)    (9)
         Noncash interest expense                             5     --     --
         Premium received on preferred stock
            investment redemption                            --     --    (14)
         Payment of premium received on
            preferred stock investment redemption            --     14     --
         Noncash interest and dividend income                (8)    (7)   (40)
         Discontinued operations                             --     --     15
         Restructuring charge                                --     --      8
         Payment on restructuring charge                     --     (8)    --
         Changes in operating assets and liabilities,
            net of the effect of acquisitions:
               Change in receivables                         15    (32)    (3)
               Change in inventories                        (26)    --     --
               Change in accrued interest                    13     63     --
               Change in other accruals and payables         56     68     77
                                                         ------  -----   ----
                 Net cash provided by operating           1,005  1,251    957
                  activities                             ------  -----   ----


                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (formerly TCI/Liberty Holding Company)

                Consolidated Statements of Cash Flows, continued

                  Years ended December 31, 1994, 1993 and 1992

                                                       1994      1993     1992
                                                      ------    ------   ------
                                                        amounts in millions
                                                           (see note 2)
Cash flows from investing activities:
   Cash paid for acquisitions                           (358)    (158)  (1,256)
   Capital expended for property and equipment        (1,264)    (947)    (526)
   Cash proceeds from disposition of assets               39      149       66
   Payment received on preferred
      stock investment redemption                         --      183       --
   Cash proceeds from disposition of discontinued
      operations                                          --       --      220
   Discontinued operations                                --       --        9
   Additional investments in and
      loans to affiliates and others                    (445)    (361)    (205)
   Repayment of loans by affiliates and others           148       62       32
   Return of capital from affiliates                      24        1        1
   Other investing activities                           (136)     (99)    (155)
                                                     -------   ------   ------
                  Net cash used in investing
                   activities                         (1,992)  (1,170)  (1,814)
                                                     -------   ------   ------

Cash flows from financing activities:
   Borrowings of debt                                  4,676    6,305    5,354
   Repayments of debt                                 (3,607)  (6,321)  (4,435)
   Repayment of short-term notes to affiliate             --       --      (22)
   Preferred stock dividends of subsidiaries              (6)      (6)      (6)
   Preferred stock dividends                              (4)      (2)     (15)
   Repurchases of preferred stock                         --      (92)      (5)
   Issuances of common stock                               1        6        7
   Repurchases of common stock                            --       (4)     (19)
                                                     -------   ------   ------
                  Net cash provided (used) by
                   financing activities                1,060     (114)     859
                                                     -------   ------   ------

                  Net increase (decrease) in cash         73      (33)       2

                  Cash at beginning of year                1       34       32
                                                     -------   ------   ------

                  Cash at end of year                $    74        1       34
                                                     =======   ======   ======

See accompanying notes to consolidated financial statements.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (formerly TCI/Liberty Holding Company)

                  Notes to Consolidated Financial Statements

                        December 31, 1994, 1993 and 1992

(1)  Summary of Significant Accounting Policies
     ------------------------------------------

     Principles of Consolidation
     ---------------------------

     The accompanying consolidated financial statements include the accounts of Tele-Communications, Inc. (formerly TCI/Liberty Holding Company) and those of all majority-owned subsidiaries ("TCI" or the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.

     The TCI/Liberty Combination
     ---------------------------

     As of January 27, 1994, TCI Communications, Inc. (formerly Tele-Communications, Inc. or "Old TCI") and Liberty entered into a definitive merger agreement (the "TCI/Liberty Merger Agreement") to combine the two companies (the "TCI/Liberty Combination"). The transaction was consummated on August 4, 1994 and was structured as a tax free exchange of Class A and Class B shares of both companies and preferred stock of Liberty for like shares of a newly formed holding company, TCI/Liberty Holding Company. In connection with the TCI/Liberty Combination, Old TCI changed its name to TCI Communications, Inc. ("TCIC") and TCI/Liberty Holding Company changed its name to Tele-Communications, Inc. Old TCI shareholders received one share of TCI for each of their shares. Liberty common shareholders received 0.975 of a share of TCI for each of their common shares (see note
     3). Upon consummation of the TCI/Liberty Combination, certain subsidiaries of TCIC exchanged the 79,335,038 shares of Old TCI Class A common stock held by such subsidiaries for 79,335,038 shares of TCI Class A common stock. Such ownership is reflected as treasury stock at such subsidiaries' historical cost in the accompanying consolidated financial statements.

     Reorganization
     --------------

     During the fourth quarter of 1994, the Company was reorganized based upon four lines of business: Domestic Cable and Communications; Programming; International Cable and Programming; and Technology/Venture Capital (the "Reorganization"). Upon Reorganization, certain of the assets of TCIC and Liberty were transferred to the other operating units. As consideration for such transfer of assets by TCIC and Liberty, TCI issued 317,112 shares of TCI Class A common stock and 246,402 shares of Redeemable Convertible Preferred Stock, Series E ("Series E Preferred Stock") (see note 9).

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (formerly TCI/Liberty Holding Company)

                  Notes to Consolidated Financial Statements

     Receivables
     -----------

     Receivables are reflected net of an allowance for doubtful accounts. Such allowance at December 31, 1994 and 1993 was not material.

     Inventories, net
     ----------------

     Inventories, consisting of products held for sale, are valued at the lower of cost or market, cost being determined using the first-in, first-out method. Cost includes freight, certain warehousing costs and other allocable overhead. Market is determined on the basis of replacement cost or net realizable value, giving consideration to obsolescence and other factors. The inventory balances are presented net of a reserve of $19 million at December 31, 1994.

     Investments
     -----------

     In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("Statement No. 115"), effective for fiscal years beginning after December 15, 1993. Under Statement No. 115, debt securities that the Company has both the positive intent and ability to hold to maturity are carried at amortized cost. Debt securities that the Company does not have the positive intent and ability to hold to maturity and all marketable equity securities are classified as available-for-sale or trading and carried at fair value. Unrealized holding gains and losses on securities classified as available-for-sale are carried net of taxes as a separate component of shareholders' equity. Unrealized holding gains and losses on securities classified as trading are reported in earnings. Marketable equity securities held by the Company were reported at the lower of cost or market prior to the adoption of Statement No. 115, and any declines in the value which were other than temporary were reflected as a reduction in the Company's carrying value of such investment.

     Other investments in which the ownership interest is less than 20% but do not fall within the guidelines of Statement No. 115 are generally carried at cost. For those investments in affiliates in which the Company's voting interest is 20% to 50%, the equity method of accounting is generally used. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company's share of the net earnings or losses of the affiliates as they occur rather than as dividends or other distributions are received, limited to the extent of the Company's investment in, advances to and guarantees for the investee. The Company's share of net earnings or losses of affiliates includes the amortization of purchase adjustments.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (formerly TCI/Liberty Holding Company)

                  Notes to Consolidated Financial Statements

     Changes in the Company's proportionate share of the underlying equity of a subsidiary or equity method investee, which result from the issuance of additional equity securities by such subsidiary or equity investee, are recognized as gains or losses in the Company's consolidated statement of operations.

     Property and Equipment
     ----------------------

     Property and equipment is stated at cost, including acquisition costs allocated to tangible assets acquired. Construction costs, including interest during construction and applicable overhead, are capitalized. During 1994, 1993 and 1992, interest capitalized was not material.

     Depreciation is computed on a straight-line basis using estimated useful lives of 3 to 15 years for distribution systems, 3 to 40 years for support equipment and buildings and 6 to 13 years for computer and broadcast equipment.

     Repairs and maintenance are charged to operations, and renewals and additions are capitalized. At the time of ordinary retirements, sales or other dispositions of property, the original cost and cost of removal of such property are charged to accumulated depreciation, and salvage, if any, is credited thereto. Gains or losses are only recognized in connection with the sales of properties in their entirety. However, recognition of gains on sales of properties to affiliates accounted for under the equity method is deferred in proportion to the Company's ownership interest in such affiliates.

     Franchise Costs
     ---------------

     Franchise costs include the difference between the cost of acquiring cable television systems and amounts assigned to their tangible assets. Such amounts are generally amortized on a straight-line basis over 40 years. Costs incurred by the Company in obtaining franchises are being amortized on a straight-line basis over the life of the franchise, generally 10 to 20 years.

     Interest Rate Derivatives
     -------------------------

     Amounts receivable or payable under derivative financial instruments used to manage interest rate risks arising from the Company's financial liabilities are recognized as interest expense. Gains and losses on early terminations of derivatives are included in the carrying amount of the related debt and amortized as yield adjustments over the remaining terms of the debt. The Company does not use such instruments for trading purposes.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (formerly TCI/Liberty Holding Company)

                  Notes to Consolidated Financial Statements

     Minority Interests
     ------------------

     Recognition of minority interests' share of losses of consolidated subsidiaries is limited to the amount of such minority interests' allocable portion of the common equity of those consolidated subsidiaries. Further, the minority interests' share of losses is not recognized if the minority holders of common equity of consolidated subsidiaries have the right to cause the Company to repurchase such holders' common equity.

     Included in minority interests in equity of consolidated subsidiaries is $50 million in each of 1994 and 1993 of preferred stocks (and accumulated dividends thereon) of certain subsidiaries. The current dividend requirements on these preferred stocks aggregate $6 million per annum and such dividend requirements are reflected as minority interests in the accompanying consolidated statements of operations.

     Foreign Currency Translation
     ----------------------------

     All balance sheet accounts of foreign investments are translated at the current exchange rate as of the end of the accounting period. Statement of operations items are translated at average currency exchange rates. The resulting translation adjustment is recorded as a separate component of stockholders' equity.

     Net Sales from Home Shopping Services
     -------------------------------------

     Net sales include merchandise sales and shipping and handling revenues, and are reduced by incentive discounts and sales returns to arrive at net sales. The Company's sales policy allows merchandise to be returned at the customer's discretion, generally up to 30 days after the date of sale. An allowance for returned merchandise is provided based upon past experience.


     Earnings (Loss) Per Common and Common Equivalent Share
     ------------------------------------------------------

     Primary earnings per common and common equivalent share attributable to common stockholders was computed by dividing net earnings attributable to common stockholders by the weighted average number of common and common equivalent shares outstanding (540.8 million for the year ended December 31, 1994).

     Fully diluted earnings per common and common equivalent share attributable to common stockholders was computed by dividing earnings attributable to common stockholders by the weighted average number of common and common equivalent shares outstanding (540.8 million for the year ended December 31, 1994). Shares issuable upon conversion of the Convertible Preferred Stock, Series C ("Series C Preferred Stock") (see note 9)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (formerly TCI/Liberty Holding Company)

                  Notes to Consolidated Financial Statements

     have not been included in the computation of weighted average shares because their effect would be anti-dilutive.

     Loss per common share attributable to common stockholders for the years ended December 31, 1993 and 1992 was computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding (432.6 million for the year ended December 31, 1993 and 424.1 million for the year ended December 31, 1992). Common stock equivalents were not included in the computation of weighted average shares outstanding because their inclusion would be anti-dilutive.

     Reclassification
     ----------------

     Certain amounts have been reclassified for comparability with the 1994 presentation.

(2)  Supplemental Disclosures to Consolidated Statements of Cash Flows
     -----------------------------------------------------------------

     Cash paid for interest was $758 million, $641 million and $689 million for the years ended December 31, 1994, 1993 and 1992, respectively. Also, during these periods, cash paid for income taxes was not material.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (formerly TCI/Liberty Holding Company)

                  Notes to Consolidated Financial Statements

     Significant noncash investing and financing activities are as follows:

                                                       Years ended
                                                       December 31,
                                                 ----------------------
                                                  1994    1993    1992
                                                 ------  ------  ------
                                                  amounts in millions
    Cash paid for acquisitions:
      Fair value of assets acquired              $1,921    172   1,231
      Liabilities assumed, net of current assets   (648)    (7)     21
      Deferred tax liability recorded
        in acquisitions                            (190)    (7)      7
      Minority interests in equity of
        acquired entities                           (35)    --      --
      Note receivable from related party
        assumed                                      15     --      --
      Common stock and preferred stock
        issued in acquisitions                     (808)    --      (3)
      Common stock issued to TCIC and
      Liberty in the TCI/Liberty Combination
        reflected as treasury stock (note 3)        285     --      --
      Unrealized gains on available-for-sale
        securities of acquired entities            (182)    --      --
                                                 ------   ----   -----

        Cash paid for acquisitions               $  358    158   1,256
                                                 ======   ====   =====

    Common stock issued upon conversion
      of redeemable preferred stock              $   18     --      --
                                                 ======   ====   =====

    Effect of foreign currency translation
      adjustment on book value of foreign
      consolidated subsidiaries and equity
      method investments                         $   25     10      19
                                                 ======   ====   =====

    TCI common stock issued to subsidiaries
      in Reorganization reflected as
      treasury stock                             $   23     --      --
                                                 ======   ====   =====

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (formerly TCI/Liberty Holding Company)

                  Notes to Consolidated Financial Statements

                                                          Years ended
                                                          December 31,
                                                     ----------------------
                                                      1994    1993    1992
                                                     ------  ------  ------
                                                      amounts in millions
    Unrealized gains, net of deferred income
      taxes, on available-for-sale securities
      as of January 1, 1994                           $ 304      --      --
                                                      =====   =====   =====

    Reduction in unrealized gains, net of deferred
      income taxes, on available-for-sale
      securities exclusive of unrealized gains
      recorded in the TCI/Liberty Combination         $ 233      --      --
                                                      =====   =====   =====

    Common stock issued upon conversion
      of notes (with accrued interest
      through conversion)                             $   3     403     112
                                                      =====   =====   =====

    Repayment of note receivable from related
      party with shares of TCI Class A
      common stock                                    $  15      --      --
                                                      =====   =====   =====

    Receipt of notes receivable upon
      disposition of Liberty common
      stock and preferred stock                       $  --     182      --
                                                      =====   =====   =====

    Noncash exchange of equity investment
      for consolidated subsidiary and
      equity investment                               $  --      22      --
                                                      =====   =====   =====

    Noncash capital contribution to
      Community Cable Television ("CCT")              $  --      22      --
                                                      =====   =====   =====

    Common stock surrendered in lieu of cash
      upon exercise of stock options                  $   2       1       7
                                                      =====   =====   =====

    Value of TCI Class A common stock issued
      as part of purchase price of equity
      investment                                      $  --      --      95
                                                      =====   =====   =====

    Note received upon disposition of assets          $  --      --      15
                                                      =====   =====   =====

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (formerly TCI/Liberty Holding Company)

                  Notes to Consolidated Financial Statements

(3)  Investment in Liberty Media Corporation
     ---------------------------------------

     TCIC owned 3,477,778 shares of Liberty Class A common stock and 55,070 shares of Liberty Class E, 6% Cumulative Redeemable Exchangeable Junior Preferred Stock ("Liberty Class E Preferred Stock"). Upon consummation of the TCI/Liberty Combination, TCIC received 3,390,833 shares of TCI Class A common stock and 55,070 shares of TCI Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock ("Class B Preferred Stock"), a new preferred stock of TCI having designations, preferences, rights and qualifications, limitations and restrictions that are substantially identical to those of the Liberty Class E Preferred Stock, except that the holders of the Class B Preferred Stock will be entitled to one vote per share in any general election of directors of TCI (see note 9). The Class B Preferred Stock received by TCIC eliminates in consolidation.

     Upon consummation of the TCI/Liberty Combination, the remaining classes of preferred stock of Liberty held by TCIC were converted into shares of Class A Preferred Stock, a new series of preferred stock of TCI having a substantially equivalent fair market value to that which was given up. All such preferred stock eliminates in consolidation (See note 9.)

     Liberty owned 2,988,009 shares of Old TCI Class A common stock and 3,537,712 shares of Old TCI Class B common stock. Such shares were replaced with the same number of shares of TCI Class A and Class B common stock upon consummation of the TCI/Liberty Combination.

     TCIC's and Liberty's ownership of TCI common stock are reflected as treasury stock in the accompanying consolidated financial statements. Such amounts have been recorded at the historical cost previously reflected by TCIC and Liberty.

     Due to the significant economic interest held by TCIC through its ownership of Liberty preferred stock and Liberty common stock and other related party considerations, TCIC accounted for its investment in Liberty under the equity method. Accordingly, TCIC had not recognized any income relating to dividends, including preferred stock dividends, and TCIC recorded the earnings or losses generated by Liberty (by recognizing 100% of Liberty's earnings or losses before deducting preferred stock dividends) through the date the TCI/Liberty Combination was consummated.

     The TCI/Liberty Combination was accounted for using predecessor cost due to the aforementioned related party considerations. The results of operations of such acquired entity have been consolidated with those of the Company since the date the TCI/Liberty Combination was consummated. On a pro forma basis, the Company's revenue would have been increased by approximately $790 million and $1,153 million for the years

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (formerly TCI/Liberty Holding Company)

                  Notes to Consolidated Financial Statements

     ended December 31, 1994 and 1993, respectively, had the acquisition occurred prior to January 1, 1993. On a pro forma basis, the Company's net earnings would have remained unchanged as the Company had recognized 100% of Liberty's earnings or losses through the date the TCI/Liberty Combination was consummated. On a pro forma basis, the Company's earnings per share would have decreased by $.01 for the year ended December 31, 1994 and the Company's loss per share would have remained unchanged for the year ended December 31, 1993 had the acquisition occurred prior to January 1, 1993. The foregoing unaudited pro forma financial information was based upon historical results of operations adjusted for acquisition costs and, in the opinion of management, is not necessarily indicative of the results had the Company operated the acquired entity prior to January 1, 1993.

     Summarized unaudited financial information of Liberty as of December 31, 1993 and for the period from January 1, 1994 through August 4, 1994 and for the years ended December 31, 1993 and 1992 is as follows:

                                               December 31,
                                               ------------
                                                   1993
                                                   ----
    Consolidated Financial Position        amounts in millions
    -------------------------------

    Cash and cash equivalents                     $   91
    Investment in TCI common stock                   104
    Other investments and
    related receivables                              372
    Other assets, net                                870
                                                  ------

       Total assets                               $1,437
                                                  ======

    Debt                                          $  446
    Deferred income taxes                              2
    Other liabilities                                307
    Minority interests                               175
    Redeemable preferred stocks                      155
    Stockholders' equity                             352
                                                  ------

       Total liabilities and
        stockholders' equity                      $1,437
                                                  ======

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (formerly TCI/Liberty Holding Company)

                  Notes to Consolidated Financial Statements

                                    1994    1993    1992
                                   ------  ------  ------
  Consolidated Operations           amounts in millions
  -----------------------

    Revenue                        $ 790    1,153    157
    Operating expenses              (726)  (1,105)  (144)
    Depreciation and amortization    (32)     (49)   (16)
                                   -----   ------   ----

      Operating income (loss)         32       (1)    (3)

    Interest expense                 (22)     (31)    (7)
    Other, net                       115       36     32
                                   -----   ------   ----

      Net earnings                 $ 125        4     22
                                   =====   ======   ====

     Prior to the TCI/Liberty Combination, TCIC purchased sports and other programming from certain subsidiaries of Liberty. Charges to TCIC (which were based upon customary rates charged to others) for such programming were $27 million, $44 million and $44 million for the period from January 1, 1994 through August 4, 1994 and for the years ended December 31, 1993 and 1992, respectively. Such amounts are included in operating expenses in the accompanying consolidated statements of operations. Certain subsidiaries of Liberty purchased from TCIC, at TCIC's cost plus an administrative fee, certain pay television and other programming. In addition, a consolidated subsidiary of Liberty paid a commission to TCIC for merchandise sales to customers who were subscribers of TCIC's cable systems. Aggregate commission and charges for such programming were $9 million, $11 million and $3 million for the period from January 1, 1994 through August 4, 1994 and for the years ended December 31, 1993 and 1992, respectively. Such amounts are recorded in revenue in the accompanying consolidated statements of operations.

     On July 11, 1994, Rainbow Program Enterprise ("Rainbow") purchased 49.9% of Liberty's 50% general partnership interest in American Movie Classics Company ("AMC"). The gain recognized by Liberty in connection with the disposition of AMC was $183 million and is included in the Company's share of Liberty's earnings prior to the TCI/Liberty Combination.

     In January 1992, the Company and Liberty formed CCT, a general partnership created for the purpose of acquiring and operating cable television systems. The definitive partnership agreement was executed in March 1992. Pursuant to a cable television

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                    (formerly TCI/Liberty Holding Company)

                  Notes to Consolidated Financial Statements


     management agreement, a subsidiary of TCI provided management services for cable television systems owned by CCT. The subsidiary received a fee equal to 3% of the gross cable television revenue of the partnership prior to the TCI/Liberty Combination.

(4)  Investments in Affiliates
     -------------------------

     The Company has various investments accounted for under the equity method. Some of the more significant investments held by the Company at December 31, 1994 are TeleWest Communications plc ("TeleWest Communications") (carrying value of $454 million), Discovery Communications, Inc. (carrying value of $113 million) and Teleport Communications Group, Inc. ("TCG") (carrying value of $126 million).

     The Company is a shareholder of TeleWest Communications plc (formerly TCI/US WEST Cable Communications Group or "TeleWest UK") ("TeleWest Communications"), a company that is currently operating and constructing cable television and telephone systems in the United Kingdom ("UK"). TeleWest Communications, which is accounted for under the equity method, had a carrying value at December 31, 1994 of $454 million and comprised $43 million, $28 million and $26 million of the Company's share of its affiliates' losses in 1994, 1993 and 1992, respectively. In February 1994, the Company acquired a consolidated investment in Flextech p.l.c. ("Flextech"). Flextech accounted for net losses of $24 million (before deducting the minority interests' 40% share of such losses) in 1994. In addition, the Company has other less significant equity method investments in video distribution and programming businesses located in the UK, other parts of Europe, Asia, Latin America and certain other foreign countries. In the aggregate, such other equity method investments had a carrying value of $135 million at December 31, 1994 and accounted for $50 million of the Company's share of its affiliates' losses in 1994.

     On November 22, 1994, TCI and US West, Inc. each exchanged their respective 50% ownership interest in TeleWest UK for 302,250,000 ordinary shares and 76,500,000 convertible preference shares of TeleWest Communications (the "TeleWest Exchange"). Following the completion of the TeleWest Exchange, TeleWest Communications conducted an initial public offering on November 23, 1994 in which it sold 243,740,000 ordinary shares for aggregate net proceeds of (Pounds)401 million (the "TeleWest IPO"). Upon completion of the TeleWest Exchange and the TeleWest IPO, TCI and US West, Inc. each became the owners of 36% of the ordinary shares and 38% of the total outstanding ordinary and convertible preference shares of TeleWest Communications. As a result of the TeleWest IPO and the associated dilution of the Company's ownership interest of TeleWest Communications, Inc., the Company has recognized a nonrecurring gain amounting to $161 million (before deducting the related tax expense of $57 million).

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (formerly TCI/Liberty Holding Company)

                  Notes to Consolidated Financial Statements

     On December 2, 1992, SCI Holdings, Inc. ("SCI") consummated a transaction (the "Split-Off") that resulted in the ownership of its cable systems being split between its two stockholders, which stockholders were Comcast Corporation ("Comcast") and the Company. Prior to the Split-Off, the Company had an investment in the common stock of SCI and the preferred stock of its wholly-owned subsidiary, Storer Communications, Inc. ("Storer").

     The Split-Off, which permitted refinancing of substantially all of the publicly held debt of SCI and the preferred stock of Storer, was effected by the distribution of approximately 50% of the net assets of SCI to three holding companies formed by the Company (the "Holding Companies").

     Prior to the Split-Off, the Company contributed its SCI common stock to the Holding Companies in exchange for 100% of such Holding Companies' common stock. The amount of SCI common stock contributed to each of the Holding Companies was based upon the proportionate value of net assets to be received by each of the Holding Companies in the Split-Off. SCI then merged into Storer and the SCI common stock held by the Holding Companies was converted into Storer common stock.

     Also prior to the Split-Off, (i) the Holding Companies incurred long-term debt aggregating approximately $1.1 billion and contributed substantially all of the resulting proceeds to Storer and (ii) a consolidated subsidiary of TCI redeemed approximately $476 million of its debt securities held by Storer with proceeds of its separate financing, and an affiliate of Comcast redeemed approximately $274 million of its debt securities held by Storer. In turn, Storer utilized substantially all of the proceeds of such contributions and redemptions to repurchase its preferred stock and extinguish all of its debt. The Company's share of Storer's loss on early extinguishment of debt was $52 million and such amount is included in loss on early extinguishment of debt in the accompanying consolidated statements of operations. Additionally, the Company received a premium, amounting to $14 million, on the repurchase of the Storer preferred stock. Such amount is reflected separately in the accompanying consolidated financial statements.

     In the Split-Off, Storer redeemed its common stock held by the Holding Companies in exchange for 100% of the capital stock of certain operating subsidiaries of Storer.

     Immediately following the Split-Off, the Company owned a majority of the common stock of the Holding Companies and Comcast owned 100% of the common stock of Storer. As such, the Company, which previously accounted for its investment in SCI using the equity method, now consolidates its investment in the Holding Companies. The assets of the Holding Companies were recorded at predecessor cost.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (formerly TCI/Liberty Holding Company)

                  Notes to Consolidated Financial Statements

     In connection with the Company's 1988 acquisition of an equity interest in SCI, a subsidiary of the Company issued certain debt and equity securities to Storer for $650 million. Such debt securities were redeemed and the equity securities were received by one of the Holding Companies in the Split-Off. Interest charges and preferred stock dividend requirements on these debt and equity securities, prior to the Split-Off, aggregated $81 million for the period ended December 2, 1992. The Company's share of losses of SCI, prior to the Split-Off for the period ended December 2, 1992 amounted to $51 million, as adjusted for the effect of interest and dividends accounted for by Storer as capital transactions due to their related party nature.

     Summarized unaudited financial information for affiliates other than Liberty is as follows:

                                                      December 31,
                                                      ------------
                                                    1994        1993
                                                    ----        ----
     Combined Financial Position                  amounts in millions
     ---------------------------

       Property and equipment, net                  $2,243     1,059
       Franchise costs, net                          1,231       266
       Feature film inventory                          115        --
       Other assets, net                             1,512       727
                                                    ------    ------

         Total assets                               $5,101     2,052
                                                    ======    ======

       Debt                                         $2,579       593
       Due to (from) TCI                                (2)       78
       Feature film rights payable                      16        --
       Other liabilities                               681       338
       Owners' equity                                1,827     1,043
                                                    ------    ------

         Total liabilities and equity               $5,101     2,052
                                                    ======    ======

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (formerly TCI/Liberty Holding Company)

                  Notes to Consolidated Financial Statements

                                         Years ended December 31,
                                         ------------------------
                                      1994         1993         1992
                                      ----         ----         ----
    Combined Operations                     amounts in millions
    -------------------

      Revenue                        $ 2,015        713        1,224
      Operating expenses              (1,674)      (648)        (786)
      Depreciation and amortization     (398)      (127)        (303)
                                     -------     ------      -------

        Operating income (loss)          (57)       (62)         135

      Interest expense                  (169)       (37)        (295)
      Other, net                          82         98         (234)
                                     -------     ------      -------

        Net loss                     $  (144)        (1)        (394)
                                     =======     ======      =======

    Certain of the Company's affiliates are general partnerships and any subsidiary of the Company that is a general partner in a general partnership is, as such, liable as a matter of partnership law for all debts (other than non-recourse debts) of that partnership in the event liabilities of that partnership were to exceed its assets.

(5) Investment in Turner Broadcasting System, Inc.
    ----------------------------------------------

    The Company owns shares of a class of preferred stock of TBS which has voting rights and are convertible into shares of TBS common stock. The holders of those preferred shares, as a group, are entitled to elect seven of fifteen members of the board of directors of TBS, and the Company appoints three such representatives. However, voting control over TBS continues to be held by its chairman of the board and chief executive officer. The Company's total holdings of TBS common and preferred stocks represent an approximate 12% voting interest for those matters for which preferred and common stock vote as a single class.

    The Company's investment in TBS common stock had an aggregate market value of $803 million (which exceeded cost by $485 million) at December 31, 1993.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (formerly TCI/Liberty Holding Company)

                  Notes to Consolidated Financial Statements

  The Company applied Statement No. 115 beginning in the first quarter of 1994. Application of Statement No. 115 resulted in a net increase of $304 million to stockholders' equity on January 1, 1994, representing the recognition of unrealized appreciation, net of taxes, for the Company's investment in marketable equity securities determined to be available-for-sale. Such amount was adjusted by $182 million recorded in the TCI/Liberty Combination. The amount of net unrealized gain was reduced by $233 million through December 31, 1994. The majority of such unrealized gain is comprised of the Company's investment in TBS common stock ($100 million) and QVC common stock ($127 million) (see note 6). The Company holds no material debt securities.

  The Company's investment in TBS preferred stock, carried at cost, had an aggregate market value of $579 million and $954 million, based upon the market value of the common stock into which it is convertible, (which exceeded cost by $406 million and $781 million) at December 31, 1994 and 1993, respectively.


(6)  Investment in QVC, Inc.
     -----------------------

  Pursuant to an Agreement and Plan of Merger dated as of August 4, 1994, as amended (the "QVC Merger Agreement"), QVC Programming Holdings, Inc. (the "Purchaser"), a corporation which is jointly owned by Comcast Corporation ("Comcast") and Liberty, commenced an offer (the "QVC Tender Offer") to purchase all outstanding shares of common stock and preferred stock of QVC, Inc. ("QVC").

  The QVC Tender Offer expired at midnight, New York City time, on February 9, 1995, the Purchaser accepted for payment all shares of QVC which had been tendered in the QVC Tender Offer. Following consummation of the QVC Tender Offer, the Purchaser was merged with and into QVC with QVC continuing as the surviving corporation. The Company owns an approximate 43% interest of the post-merger QVC.

  A credit facility entered into by the Purchaser is secured by substantially all of the assets of QVC. In addition, Comcast and Liberty have pledged their shares of QVC pursuant to such credit facility.

  TCI's ownership of QVC was received in the TCI/Liberty Combination. Liberty had begun accounting for its investment in QVC under the cost method in May 1994, upon its determination to remain outside of the previous QVC shareholders agreement. Prior to such determination, Liberty had accounted for its investment in QVC under the equity method.

  Upon consummation of the aforementioned QVC transactions, the Company is deemed to exercise significant influence over QVC and, as such, will account for its investment in QVC under the equity method. Had the Company accounted for its investment under the equity method during 1994, the Company would have reflected additional share of earnings of QVC

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (formerly TCI/Liberty Holding Company)

                  Notes to Consolidated Financial Statements

    of $8 million (of which $1 million would have been included in the Company's share of Liberty's earnings prior to the TCI/Liberty Combination). Additionally, the Company's investment in QVC, its deferred tax liability and its unrealized gain from available-for-sale securities would have been reduced by $216 million, $89 million and $127 million, respectively, had the Company accounted for its investment in QVC under the equity method during 1994. The 1994 consolidated financial statements will be restated in the first quarter of 1995.

(7)  Debt
     ----

     Debt is summarized as follows:

                                  Weighted average        December 31,
                                  interest rate at        ------------
                                  December 31, 1994    1994         1993
                                 -----------------     ----         ----
                                                      amounts in millions
    Debt of subsidiaries:
       Senior notes                     8.5%        $ 5,412        5,052
       Bank credit facilities           7.3%          4,045        3,344
       Commercial paper                 6.6%            445           44
       Notes payable                   10.2%          1,024        1,321
       Convertible notes (a)            9.5%             45           47
       Other debt                        --             191           92
                                                    -------        -----

                                                    $11,162        9,900
                                                    =======        =====

  (a) These convertible notes, which are stated net of unamortized discount of $186 million and $197 million at December 31, 1994 and 1993, respectively, mature on December 18, 2021. The notes require (so long as conversion of the notes has not occurred) an annual interest payment through 2003 equal to 1.85% of the face amount of the notes. During the year ended December 31, 1993, certain of these notes were converted into 819,000 shares of TCI Class A common stock. During the year ended December 31, 1994, certain of these notes were converted into 2,350,000 shares of TCI Class A common stock. At December 31, 1994, the notes were convertible, at the option of the holders, into an aggregate of 38,710,990 shares of TCI Class A common stock.

  On October 28, 1993, the Company called for redemption of its remaining Liquid Yield Option(TM) Notes. In connection with such call for redemption, Notes aggregating $405 million were converted into 18,694,377 shares of TCI Class A common stock and Notes aggregating less than $1 million were redeemed together with accrued interest to the redemption date.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (formerly TCI/Liberty Holding Company)

                  Notes to Consolidated Financial Statements

  Prior to the aforementioned redemption, Notes aggregating $6 million were converted into 259,537 shares of TCI Class A common stock during 1993.

  During the year ended December 31, 1992, TCI called for redemption all of its 7% convertible subordinated debentures. Debentures aggregating $114 million were converted into 6,636,881 shares of TCI Class A common stock and the remaining debentures were redeemed at 104.2% of the principal amount together with accrued interest to the redemption date.

  The bank credit facilities and various other debt instruments of the Company's subsidiaries generally contain restrictive covenants which require, among other things, the maintenance of certain earnings, specified cash flow and financial ratios (primarily the ratios of cash flow to total debt and cash flow to debt service, as defined), and include certain limitations on indebtedness, investments, guarantees, dispositions, stock repurchases and/or dividend payments.

  As security for borrowings under one of its credit facilities, TCI pledged a portion of the common stock (with a quoted market value of approximately $479 million at December 31, 1994) it holds of TBS.

  In order to achieve the desired balance between variable and fixed rate indebtedness, the Company has entered into various interest rate exchange agreements pursuant to which it pays (i) fixed interest rates (the "Fixed Rate Agreements") ranging from 7.2% to 9.9% on notional amounts of $550 million at December 31, 1994 and (ii) variable interest rates (the "Variable Rate Agreements") on notional amounts of $2,605 million at December 31, 1994. During the years ended December 31, 1994, 1993 and 1992, the Company's net payments pursuant to the Fixed Rate Agreements were $26 million, $38 million and $47 million, respectively; and the Company's net receipts pursuant to the Variable Rate Agreements were $36 million, $31 million and $7 million, respectively. After giving effect to the Company's interest rate exchange agreements, approximately 43% of the Company's indebtedness bears interest at fixed rates.

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                    (formerly TCI/Liberty Holding Company)

                  Notes to Consolidated Financial Statements

     The Company's Fixed Rate Agreements and Variable Rate Agreements expire as follows (amounts in millions, except percentages):


             Fixed Rate Agreements                   Variable Rate Agreements
    ---------------------------------------  -----------------------------------------
     Expiration    Interest Rate   Notional    Expiration     Interest Rate   Notional
        Date         To Be Paid     Amount        Date       To Be Received    Amount
    -------------  --------------  --------  --------------  ---------------  --------
    August 1995              7.2%      $ 10  April 1995                 6.4%    $   75
    April 1996               9.9%        30  August 1995                7.7%        10
    May 1996                 8.3%        50  April 1996                 6.8%        50
    July 1996                8.2%        10  July 1996                  8.2%        10
    August 1996              8.2%        10  August 1996                8.2%        10
    November 1996            8.9%       150  September 1996             4.6%       150
    October 1997        7.2%-9.3%        60  April 1997                 7.0%       200
    December 1997            8.7%       230  September 1998        4.8%-5.2%       300
                                       ----  April 1999                 7.4%       100
                                             September 1999        7.2%-7.4%       300
                                       $550  February 2000         5.8%-6.6%       650
                                       ====  March 2000            5.8%-6.0%       675
                                             September 2000             5.1%        75
                                                                                ------

                                                                                $2,605
                                                                                ======

  The Company is exposed to credit losses for the periodic settlements of amounts due under these interest rate exchange agreements in the event of nonperformance by the other parties to the agreements. However, the Company does not anticipate that it will incur any material credit losses because it does not anticipate nonperformance by the counterparties.

  The fair value of the interest rate exchange agreements is the estimated amount that the Company would pay or receive to terminate the agreements at December 31, 1994, taking into consideration current interest rates and assuming the current creditworthiness of the counterparties. The Company would pay an estimated $195 million at December 31, 1994 to terminate the agreements.

  In order to diminish its exposure to extreme increases in variable interest rates, the Company has entered into various interest rate hedge agreements on notional amounts of $325 million which fix the maximum variable interest rates at 11%. Such agreements expire during the third and fourth quarters of 1995.


  The fair value of the Company's debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. The fair value of debt, which has a carrying value of $11,162 million, was $11,065 million at December 31, 1994.

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                    (formerly TCI/Liberty Holding Company)

                  Notes to Consolidated Financial Statements

     TCI and certain of its subsidiaries are required to maintain unused availability under bank credit facilities to the extent of outstanding commercial paper. Also, TCI and certain of its subsidiaries pay fees, ranging from 1/4% to 1/2% per annum, on the average unborrowed portion of the total amount available for borrowings under bank credit facilities.


  TCI has not assumed any of TCIC's or Liberty's indebtedness or other obligations that were outstanding at the time the TCI/Liberty Combination was consummated.

  Annual maturities of debt for each of the next five years are as follows (amounts in millions):

                 1995     $1,206*
                 1996        890
                 1997        839
                 1998        813
                 1999        823

            * Includes $445 million of commercial paper.

(8)  Redeemable Preferred Stocks
     ---------------------------

  4-1/2% Convertible Preferred Stock. The 4-1/2% Convertible Preferred Stock was stated at its redemption value of $3,000 per share, and each share was convertible into 204 shares of TCI Class A common stock. In February of 1994, all of the shares of such convertible preferred stock were tendered to the Company for conversion and, on March 3, 1994, 1,265,004 shares of TCI Class A common stock were issued to the holders of such preferred stock.

  Convertible Preferred Stock, Series D. Subsequent to December 31, 1994, the Company issued 1,000,000 shares of a series of TCI Series Preferred Stock (see note 9) designated "Convertible Preferred Stock, Series D" (the "Series D Preferred Stock"), par value $.01 per share, as partial consideration for the merger between TCIC and TeleCable Corporation ("TeleCable") (see note 16).


  The holders of the Series D Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of unrestricted funds legally available therefor, cumulative dividends, in preference to dividends on any stock that ranks junior to the Series D Preferred Stock (currently the Class A common stock, the Class B common stock and the Class B Preferred Stock), that shall accrue on each share of Series D Preferred stock at the rate of 5-1/2% per annum of the liquidation value ($300 per share). Dividends are cumulative, and in the event that dividends are not paid in full on two consecutive dividend payment dates or in the event that TCI fails to effect any required redemption of Series D Preferred Stock, accrue at the rate of 10% per annum of the liquidation value. The Series D Preferred Stock

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                    (formerly TCI/Liberty Holding Company)

                  Notes to Consolidated Financial Statements

  ranks on parity with the Class A Preferred Stock, the Series C Preferred Stock and the Series E Preferred Stock.

  Each share of Series D Preferred Stock is convertible into 10 shares of TCI Class A common stock, subject to adjustment upon certain events specified in the certificate of designation establishing Series D Preferred Stock. To the extent any cash dividends are not paid on any dividend payment date, the amount of such dividends will be deemed converted into shares of TCI Class A common stock at a conversion rate equal to 95% of the then current market price of TCI Class A common stock, and upon issuance of TCI Class A common stock to holders of Series D Preferred Stock in respect of such deemed conversion, such dividend will be deemed paid for all purposes.

  Shares of Series D Preferred Stock are redeemable for cash at the option of the holder at any time after the tenth anniversary of the issue date at a price equal to the liquidation value in effect as of the date of the redemption. Shares of Series D Preferred Stock may also be redeemed for cash at the option of TCI after the fifth anniversary of the issue date at such redemption price or after the third anniversary of the issue date if the market value per share of TCI Class A common stock shall have exceeded $37.50 for periods specified in the certificate of designation.

  If TCI fails to effect any required redemption of Series D Preferred Stock, the holders thereof will have the option to convert their shares of Series D Preferred Stock into TCI Class A common stock at a conversion rate of 95% of the then current market value of TCI Class A common stock, provided that such option may not be exercised unless the failure to redeem continues for more than a year.

  Except as required by law, holders of Series D Preferred Stock are not entitled to vote on any matters submitted to a vote of the shareholders of TCI.

(9)  Stockholders' Equity
     --------------------

  Common Stock
  ------------

  The Class A common stock has one vote per share and the Class B common stock has ten votes per share. Each share of Class B common stock is convertible, at the option of the holder, into one share of Class A common stock.

  Employee Benefit Plans
  ----------------------

  The Company has an Employee Stock Purchase Plan ("ESPP") to provide employees an opportunity for ownership in the Company and to create a retirement fund. Terms of the ESPP provide for employees to contribute up to 10% of their compensation to a trust for

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                    (formerly TCI/Liberty Holding Company)

                  Notes to Consolidated Financial Statements

  investment in TCI common stock. The Company, by annual resolution of the Board of Directors, contributes up to 100% of the amount contributed by employees. Certain of the Company's subsidiaries have their own employee benefit plans. Contributions to all plans aggregated $19 million, $16 million and $13 million for 1994, 1993 and 1992, respectively.

  Preferred Stock
  ---------------

  Class A Preferred Stock. The Company is authorized to issue 700,000 shares of Class A Preferred Stock, par value $.01 per share. Subsidiaries of TCI hold all of the issued and outstanding shares of such stock, amounting to 592,797 shares. Such preferred stock is eliminated in consolidation. The holders of the Class A Preferred Stock are entitled to receive, when and as declared by the Board of Directors, out of unrestricted funds legally available therefor, cumulative dividends, in preference to dividends on any stock that ranks junior to the Class A Preferred Stock (currently the Class A common stock, the Class B common stock and the Class B Preferred Stock), that accrue on each share of the Class A Preferred Stock at the rate of 9-3/8% per annum of the Stated Liquidation Value of such share ($322.84 per share). Dividends are fully cumulative and are payable in cash. The Class A Preferred Stock ranks on a parity basis with the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock as to dividend rights, rights of redemption or rights on liquidation. The Class A Preferred Stock is subject to mandatory redemption by the Company on the twelfth anniversary of the issue date. The Class A Preferred Stock may be redeemed at the option of the Company. The holders of the Class A Preferred Stock have the right to vote at any annual or special meeting of stockholders for the purpose of electing directors. Each share of Class A Preferred Stock shall have one vote for such purpose.

  Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock. The Company is authorized to issue 1,675,096 shares of Class B Preferred Stock. All such shares are issued and outstanding. Subsidiaries of TCIC hold 55,070 of such issued and outstanding shares.

  Dividends accrue cumulatively (but without compounding) at an annual rate of 6% of the stated liquidation value of $100 per share (the "Stated Liquidation Value"), whether or not such dividends are declared or funds are legally available for payment of dividends. Accrued dividends will be payable annually on March 1 of each year (or the next succeeding business day if March 1 does not fall on a business day), commencing March 1, 1995, and, in the sole discretion of the TCI Board, may be declared and paid in cash, in shares of TCI Class A common stock or in any combination of the foregoing. Accrued dividends not paid as provided above on any dividend payment date will accumulate and such accumulated unpaid dividends may be declared and paid in cash, shares of TCI Class A common stock or any combination thereof at any time (subject to the rights of any senior stock and, if applicable, to the concurrent satisfaction of any dividend arrearages on any class or series of TCI preferred stock ranking on a parity with the Class B Preferred Stock with respect to dividend rights) with reference to any regular dividend payment date, to holders of record of Class B

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                    (formerly TCI/Liberty Holding Company)

                  Notes to Consolidated Financial Statements

  Preferred Stock as of a special record date fixed by the TCI Board (which date may not be more than 45 days nor less than 10 days prior to the date fixed for the payment of such accumulated unpaid dividends). The Class B Preferred Stock ranks junior to the Class A Preferred Stock with respect to the declaration and payment of dividends.

  If all or any portion of a dividend payment is to be paid through the issuance and delivery of shares of TCI Class A common stock, the number of such shares to be issued and delivered will be determined by dividing the amount of the dividend to be paid in shares of TCI Class A common stock by the Average Market Price of the TCI Class A common stock. For this purpose, "Average Market Price" means the average of the daily last reported sale prices (or, if no sale price is reported on any day, the average of the high and low bid prices on such day) of a share of TCI Class A common stock for the period of 20 consecutive trading days ending on the tenth trading day prior to the regular record date or special record date, as the case may be, for the applicable dividend payment.

  In the event of any liquidation, dissolution or winding up of TCI, the holders of Class B Preferred Stock will be entitled, after payment of preferential amounts on any class or series of stock ranking prior to the Class B Preferred Stock with respect to liquidating distributions, to receive from the assets of TCI available for distribution to stockholders an amount in cash or property or a combination thereof, per share, equal to the Stated Liquidation Value thereof, plus all accumulated and accrued but unpaid dividends thereon to and including the redemption date. TCI does not have any mandatory obligation to redeem the Class B Preferred Stock as of any fixed date, at the option of the holders or otherwise.

  Subject to the prior preferences and other rights of any class or series of TCI preferred stock, the Class B Preferred Stock will be exchangeable at the option of TCI in whole but not in part at any time for junior subordinated debt securities of TCI ("Junior Exchange Notes"). The Junior Exchange Notes will be issued pursuant to an indenture (the "Indenture"), to be executed by TCI and a qualified trustee to be chosen by TCI.

  If TCI exercises its optional exchange right, each holder of outstanding shares of Class B Preferred Stock will be entitled to receive in exchange therefor newly issued Junior Exchange Notes of a series authorized and established for the purpose of such exchange, the aggregate principal amount of which will be equal to the aggregate Stated Liquidation Value of the shares of Class B Preferred Stock so exchanged by such holder, plus all accumulated and accrued but unpaid dividends thereon to and including the exchange date. The Junior Exchange Notes will be issuable only in principal amounts of $100 or any integral multiple thereof and a cash adjustment will be paid to the holder for any excess principal that would otherwise be issuable. The Junior Exchange Notes will mature on the fifteenth anniversary of the date of issuance and will be subject to earlier redemption at the option of TCI, in whole or in part, for a redemption price equal to the principal amount thereof plus accrued but unpaid interest. Interest will accrue, and be payable annually, on the principal amount

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                    (formerly TCI/Liberty Holding Company)

                  Notes to Consolidated Financial Statements

  of the Junior Exchange Notes at a rate per annum to be determined prior to issuance by adding a spread of 215 basis points to the "Fifteen Year Treasury Rate" (as defined in the Indenture). Interest will accrue on overdue principal at the same rate, but will not accrue on overdue interest.

  The Junior Exchange Notes will represent unsecured general obligations of TCI and will be subordinated in right of payment to all Senior Debt (as defined in the Indenture). Accordingly, holders of Class B Preferred Stock who receive Junior Exchange Notes in exchange therefor may have difficulty selling such Notes.

  For so long as any dividends are in arrears on the Class B Preferred Stock or any class or series of TCI preferred stock ranking pari passu with the Class B Preferred Stock which is entitled to payment of cumulative dividends prior to the redemption, exchange, purchase or other acquisition of the Class B Preferred Stock, and until all dividends accrued up to the immediately preceding dividend payment date on the Class B Preferred Stock and such parity stock shall have been paid or declared and set apart so as to be available for payment in full thereof and for no other purpose, neither TCI nor any subsidiary thereof may redeem, exchange, purchase or otherwise acquire any shares of Class B Preferred Stock, any such parity stock or any class or series of its capital stock ranking junior to the Class B Preferred Stock (including the TCI common stock), or set aside any money or assets for such purpose, unless all of the outstanding shares of Class B Preferred Stock and such parity stock are redeemed. If TCI fails to redeem or exchange shares of Class B Preferred Stock on a date fixed for redemption or exchange, and until such shares are redeemed or exchanged in full, TCI may not redeem or exchange any parity stock or junior stock, declare or pay any dividend on or make any distribution with respect to any junior stock or set aside money or assets for such purpose and neither TCI nor any subsidiary thereof may purchase or otherwise acquire any Class B Preferred Stock, parity stock or junior stock or set aside money or assets for any such purpose. The failure of TCI to pay any dividends on any class or series of parity stock or to redeem or exchange on any date fixed for redemption or exchange any shares of Class B Preferred Stock shall not prevent TCI from (i) paying any dividends on junior stock solely in shares of junior stock or the redemption purchase or other acquisition of junior stock solely in exchange for (together with cash adjustment for fractional shares, if any) or (but only in the case of a failure to pay dividends on any parity stock) through the application of the proceeds from the sale of, shares of junior stock; or (ii) the payment of dividends on any parity stock solely in shares of parity stock and/or junior stock or the redemption, exchange, purchase or other acquisition of Class B Preferred Stock or parity stock solely in exchange for (together with a cash adjustment for fractional shares, if any), or (but only in the case of failure to pay dividends on any parity stock) through the application of the proceeds from the sale of, parity stock and/or junior stock.

  The Class B Preferred Stock will vote in any general election of directors, will have one vote per share for such purpose and will vote as a single class with the TCI common stock, the

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                    (formerly TCI/Liberty Holding Company)

                  Notes to Consolidated Financial Statements


  Class A Preferred Stock and any other class or series of TCI preferred stock entitled to vote in any general election of directors. The Class B Preferred Stock will have no other voting rights except as required by the Delaware General Corporation Law ("DGCL").

  Series Preferred Stock. The TCI Series Preferred Stock is issuable, from time to time, in one or more series, with such designations, preferences and relative participating, option or other special rights, qualifications, limitations or restrictions thereof, as shall be stated and expressed in a resolution or resolutions providing for the issue of such series adopted by the TCI Board.

  All shares of any one series of the TCI Series Preferred Stock are required to be alike for every particular and all shares are required to rank equally and be identical in all respects, except insofar as they may vary with respect to matters which the TCI Board is expressly authorized by the TCI Charter to determine in the resolution or resolutions providing for the issue of any series of the TCI Series Preferred Stock.

  Convertible Preferred Stock, Series C. TCI has issued 70,559 shares of a series of TCI Series Preferred Stock designated "Convertible Preferred Stock, Series C," par value $.01 per share, as partial consideration for an acquisition by TCI.

  Each share of Series C Preferred Stock is convertible, at the option of the holders, into 100 shares of TCI Class A common stock, subject to anti-dilution adjustments. The dividend, liquidation and redemption features of the Series C Preferred Stock will be determined by reference to the liquidation value of the TCI Series C Preferred Stock, which as of any date of determination is equal, on a per share basis, to the sum of (i) $2,375, plus (ii) all dividends accrued on such share through the dividend payment date on or immediately preceding such date of determination to the extent not paid on or before such date, plus (iii), for purposes of determining liquidation and redemption payments, all unpaid dividends accrued on the sum of clauses (i) and (ii) above, to such date of determination.

  Subject to the prior preferences and other rights of any class or series of TCI preferred stock ranking pari passu with the Series C Preferred Stock, the holders of Series C Preferred Stock are entitled to receive and, subject to any prohibition or restriction contained in any instrument evidencing indebtedness of TCI, TCI is obligated to pay preferential cumulative cash dividends out of funds legally available therefor. Dividends accrue cumulatively at an annual rate of 5-1/2% of the liquidation value per share, whether or not such dividends are declared or funds are legally or contractually available for payment of dividends, except that if TCI fails to redeem shares of Series C Preferred Stock required to be redeemed on a redemption date, dividends will thereafter accrue cumulatively at an annual rate of 15% of the liquidation value per share. Accrued dividends are payable quarterly on January 1, April 1, July 1 and October 1 of each year, commencing on the first dividend payment date after the issuance of the Series C Preferred Stock. Dividends not paid on any dividend

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                    (formerly TCI/Liberty Holding Company)

                  Notes to Consolidated Financial Statements

  payment date will be added to the liquidation value on such date and remain a part thereof until such dividends and all dividends accrued thereon are paid in full. Dividends accrue on unpaid dividends at the rate of 5-1/2% per annum, unless such dividends remain unpaid for two consecutive quarters in which event such rate will increase to 15% per annum. The Series C Preferred Stock ranks prior to the TCI common stock and Class B Preferred Stock and pari passu with the Class A Preferred Stock with respect to the declaration and payment of dividends.

  Upon the dissolution, liquidation or winding up of TCI, holders of the Series C Preferred Stock will be entitled to receive from the assets of TCI available for distribution to stockholders an amount in cash, per share, equal to the liquidation value. The Series C Preferred Stock will rank prior to the TCI common stock and Class B Preferred Stock and pari passu with the Class A Preferred Stock as to any such distributions.

  The Series C Preferred Stock is subject to optional redemption at any time after the seventh anniversary of its issuance, in whole or in part, by TCI at a redemption price, per share, equal to the then liquidation value of the Series C Preferred Stock.

  For so long as any dividends are in arrears on the Series C Preferred Stock or any class or series of TCI preferred stock ranking pari passu (including the Class A Preferred Stock) with the Series C Preferred Stock and until all dividends accrued up to the immediately preceding dividend payment date on the Series C Preferred Stock and such parity stock shall have been paid or declared and set apart so as to be available for payment in full thereof and for no other purpose, TCI may not redeem or otherwise acquire any shares of Series C Preferred Stock, any such parity stock or any class or series of its preferred stock ranking junior (including the TCI common stock and Series C Preferred Stock) unless all then outstanding shares of Series C Preferred Stock and such parity stock are redeemed. If TCI fails to redeem shares of Series C Preferred Stock required to be redeemed on a redemption date, and until all such shares are redeemed in full, TCI may not redeem any such parity stock or junior stock, or otherwise acquire any shares of such stock or Series C Preferred Stock. Nothing contained in the two immediately preceding sentences shall prevent TCI from acquiring (i) shares of Series C Preferred Stock and any such parity stock pursuant to a purchase or exchange offer made to holders of all outstanding shares of Series C Preferred Stock and such parity stock, if (a) as to holders of all outstanding shares of Series C Preferred Stock, the terms of the purchase or exchange offer for all such shares are identical, (b) as to holders for all outstanding shares of a particular series or class of parity stock, the terms of the purchase or exchange offer for all such shares are identical and (c) as among holders of all outstanding shares of Series C Preferred Stock and parity stock, the terms of each purchase or exchange offer are substantially identical relative to the respective liquidation prices of the shares of Series C Preferred Stock and each series or class of such parity stock, or (ii) shares of Series C Preferred Stock, parity stock or junior stock in exchange for, or through the application of the proceeds of the sale of, shares of junior stock.

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                    (formerly TCI/Liberty Holding Company)

                  Notes to Consolidated Financial Statements

  The Series C Preferred Stock is subject to restrictions on transfer although it has certain customary registration rights with respect to the underlying shares of TCI Class A common stock. The Series C Preferred Stock may vote on all matters submitted to a vote of the holders of the TCI common stock, has one vote for each share of TCI Class A common stock into which the shares of Series C Preferred Stock are converted for such purpose, and may vote as a single class with the TCI common stock. The Series C Preferred Stock has no other voting rights except as required by the DGCL and except that the consent of the holders of record of shares representing at least two-thirds of the liquidation value of the outstanding shares of the Series C Preferred Stock is necessary to (i) amend the designation, rights, preferences and limitations of the Series C Preferred Stock as set forth in the TCI Charter and (ii) to create or designate any class or series of TCI preferred stock that would rank prior to the Series C Preferred Stock.

  Redeemable Convertible Preferred Stock, Series E. In connection with the Reorganization, the Board of Directors created and authorized the issuance of the Redeemable Convertible Preferred Stock, Series E, par value $.01 per share. The Company is authorized to issue 400,000 shares. Subsidiaries of TCI hold all of the issued and outstanding shares of such stock, amounting to 246,402 shares. All such preferred stock eliminates in consolidation.

  The holders of the Series E Preferred Stock are entitled to receive, when and as declared by the Board of Directors, out of unrestricted funds legally available therefor, cumulative dividends, in preference to dividends on any stock that ranks junior to the Series E Preferred Stock (currently the Class A common stock, the Class B common stock and the Class B Preferred Stock), that shall accrue on each share of Series E Preferred Stock at the rate of 5.0% per annum of the Stated Liquidation Value ($22,303 per share). Dividends are fully cumulative and are payable in cash. The Series E Preferred Stock ranks on parity with the Class A Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock as to dividend rights, rights of redemption or rights on liquidation.

  The Series E Preferred Stock may be redeemed at the option of the Company. The Company may elect to pay the redemption price by issuing to the holder thereof a number of shares of Class A common stock equal to the aggregate redemption price of such shares divided by the Average Quoted Price (as defined) of a share of Class A common stock.

  Unless previously called for redemption, shares of Series E Preferred Stock shall be convertible, at the option of the holder thereof, into shares of Class A common stock at any time subsequent to a duly approved amendment to the Company's Restated Certificate of Incorporation increasing the number of Class A shares to a number that would permit conversion of all shares of Series E Preferred Stock then outstanding into Class A common stock. The Series E Preferred Stock may be converted into Class A common stock at the initial conversion rate of 1,000 shares of Class A common stock for one share of the Series E Preferred Stock.

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                    (formerly TCI/Liberty Holding Company)

                  Notes to Consolidated Financial Statements

  The holders of the Series E Preferred Stock have the right to vote at any annual or special meeting of stockholders for the purpose of electing directors. Each share of Series E Preferred Stock shall have one vote for such purpose.

  Stock Options
  -------------


  The Company has adopted the Tele-Communications, Inc. 1994 Stock Incentive Plan (the "Plan"). The Plan provides for awards to be made in respect of a maximum of 16 million shares of TCI Class A common stock. Awards may be made as grants of stock options, stock appreciation rights, restricted shares, stock units or any combination thereof. Pursuant to the TCI/Liberty Merger Agreement and certain assumption agreements, stock options and/or stock appreciation rights granted (or assumed) by Old TCI and stock options and/or stock appreciation rights granted by Liberty were assumed by the Company and new options and/or stock appreciation rights were substituted under the Plan. The following descriptions represent the terms of the assumed options and/or stock appreciation rights and additional awards under the Plan.

  TCI assumed certain options which were exercisable through November 9, 1994. During the years ended December 31, 1994, 1993 and 1992, options to acquire 203,508, 96,242 and 321,406 shares, respectively, were exercised at prices ranging from $10.00 to $17.25 per share and options for 3,500, 25,000 and 12,000 shares, respectively, were canceled.

  TCI assumed certain stock options which are currently exercisable, representing the right, as of December 31, 1994, to acquire 162,228 shares of TCI Class A common stock at adjusted purchase prices ranging from $8.83 to $18.63 per share. During the year ended December 31, 1994, options to acquire 5,100 shares were exercised and no options were canceled. Options to acquire 19,428 shares of TCI Class A common stock expire August 14, 1995. Options to acquire 142,800 shares of TCI Class A common stock expire December 15, 1998.


  Stock options in tandem with stock appreciation rights to purchase 3,963,000 shares of Class A common stock at a purchase price of $16.75 per share were outstanding at December 31, 1994. Such options become exercisable and vest evenly over five years, first became exercisable beginning November 11, 1993 and expire on November 11, 2002. During the year ended December 31, 1994, stock appreciation rights covering 7,000 shares of Class A common stock were exercised and the tandem stock options were canceled. During the year ended December 31, 1993, stock options covering 50,000 shares of Class A common stock were canceled upon termination of employment of the option holder.

  Stock options in tandem with stock appreciation rights to purchase 1,940,000 shares of TCI Class A common stock at a purchase price of $16.75 per share were outstanding at December 31, 1994. Such options become exercisable and vest evenly over four years, first became exercisable beginning October 12, 1994 and expire on October 12, 2003. During the year

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                    (formerly TCI/Liberty Holding Company)

                  Notes to Consolidated Financial Statements

  ended December 31, 1994, stock options covering 1,875 shares of Class A common stock were exercised and stock options covering 13,125 shares of Class A common stock were canceled upon termination of employment of the option holder.

  Stock options in tandem with stock appreciation rights to purchase 2,000,000 shares of TCI Class A common stock at a purchase price of $16.75 per share were outstanding at December 31, 1994. On November 12, 1993, twenty percent of such options vested and became exercisable immediately and the remainder become exercisable evenly over 4 years. The options expire October 12, 1998.


  Stock options in tandem with stock appreciation rights to acquire 54,600 shares of TCI Class A common stock at an adjusted purchase price of $19.56 were outstanding at December 31, 1994. The options vest in five equal annual installments commencing June 3, 1994 and expire in June 2003.

  Stock appreciation rights with respect to 1,423,500 shares of TCI Class A common stock were outstanding at December 31, 1994. These rights have an adjusted strike price of $0.82 per share, become exercisable and vest evenly over seven years, beginning March 28, 1992. Stock appreciation rights expire on March 28, 2001.

  On November 17, 1994, stock options in tandem with stock appreciation rights to purchase 3,214,000 shares of TCI Class A common stock were granted pursuant to the Plan to certain officers and other key employees at a purchase price of $22.00 per share. Such options become exercisable and vest evenly over five years, first become exercisable beginning November 17, 1995 and expire on November 17, 2004.

  The Company's Board of Directors has approved, subject to stockholder approval of the Director Stock Option Plan, the grant effective as of November 16, 1994, to each person that as of that date was a member of the Board of Directors and was not an employee of the Company or any of its subsidiaries, of options to purchase 50,000 shares of Class A common stock. Such options have an exercise price of $22.00 per share and will vest and become exercisable over a five-year period, commencing on November 16, 1995 and will expire on November 16, 2004.

  Estimated compensation relating to stock appreciation rights has been recorded through December 31, 1994, but is subject to future adjustment based upon market value, and ultimately, on the final determination of market value when the rights are exercised.

  An officer of the Company received payments of $512,500 and $569,000 from the Company (based on the then market value of Class A common stock of $20.25 and $21.375 per share) in July and December of 1992, respectively, in cancellation of the remainder of his option covering 100,000 shares of TCI Class A common stock. Another officer received payment

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                    (formerly TCI/Liberty Holding Company)

                  Notes to Consolidated Financial Statements

     of $2,276,000 from the Company in December of 1992 upon cancellation of his option covering 200,000 shares of TCI Class A common stock. The amount paid was based on the then market value of Class A common stock of $21.375 per share.

     Other
     -----

     In connection with the exercise of a stock option by an officer/director of Liberty, a note was given to Liberty as partial payment of the exercise price. This note bore interest at 7.54% per annum. At the date of the TCI/Liberty Combination, the Company recorded the net assumed note receivable, amounting to approximately $15 million, from such officer as a reduction of stockholders' equity. On October 27, 1994, such officer tendered to the Company 634,917 shares of TCI Class B common stock in full payment of principal and interest amounting to $15 million. Such Class B common stock is reflected as treasury stock in the accompanying consolidated balance sheet.

     The shares issued by Liberty upon exercise of the aforementioned Liberty option, together with all subsequent dividends and distributions thereon (collectively totaling 16,000,000 shares of Liberty Class B common stock and 200,000 shares of Liberty Class E Preferred Stock, the "Option Units"), were subject to repurchase by Liberty under certain circumstances. Such shares were exchanged for 15,600,000 shares of TCI Class A common stock and 200,000 shares of Class B Preferred Stock in the TCI/Liberty Combination. The Company's repurchase right terminates as to 20% of the Option Units per year, commencing March 28, 1992, and will terminate as to all of the Option Units on March 28, 1996 or in the event of death, disability or under certain other circumstances.

     The excess of consideration received on debentures converted or options exercised over the par value of the stock issued is credited to additional paid-in capital.

     At December 31, 1994, there were 58,534,218 shares of TCI Class A common stock reserved for issuance under exercise privileges related to options, convertible debt securities and convertible preferred stock described in this note 9 and in note 7. Additionally, subsequent to December 31, 1994, the Company issued the Series D Preferred Stock (see note 8) which is convertible into 10,000,000 shares of TCI Class A common stock. In addition, one share of Class A common stock is reserved for each share of outstanding Class B common stock.

(10) Transactions with Officers and Directors
     ----------------------------------------

     On December 10, 1992, pursuant to a restricted stock award agreement, an officer, who is also a director, of the Company was transferred the right, title and interest in and to 124.03 shares (having a liquidation value of $4 million) of the 12% Series B cumulative compounding preferred stock of WestMarc Communications, Inc. (a wholly-owned subsidiary of the Company) owned by the Company. Such preferred stock is subject to forfeiture in the

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                    (formerly TCI/Liberty Holding Company)

                  Notes to Consolidated Financial Statements

  event of certain circumstances from the date of grant through February 1, 2002, decreasing by 10% on February 1 of each year.

  On December 14, 1992, an officer, who is also a director, sold 100,000 shares of Class B common stock to the Company for $2,138,000.

(11)   Income Taxes
       ------------

  TCI files a consolidated Federal income tax return with all of its 80% or more owned subsidiaries. Consolidated subsidiaries in which the Company owns less than 80% each file a separate income tax return. TCI and such subsidiaries calculate their respective tax liabilities on a separate return basis which are combined in the accompanying consolidated financial statements.

  The Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes" ("Statement No. 109") requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement No. 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Under Statement No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                    (formerly TCI/Liberty Holding Company)

                  Notes to Consolidated Financial Statements

  Income tax expense attributable to income or loss from continuing operations for the years ended December 31, 1994, 1993 and 1992 consists of:


                                   Current   Deferred   Total
                                   --------  ---------  ------
                                      amounts in millions
  Year ended December 31, 1994:
    Federal                           $(69)       (25)    (94)
    State and local                    (14)        (8)    (22)
                                      ----       ----    ----

                                      $(83)       (33)   (116)
                                      ====       ====    ====

  Year ended December 31, 1993:
    Federal                           $(14)      (119)   (133)
    State and local                    (15)       (20)    (35)
                                      ----       ----    ----

                                      $(29)      (139)   (168)
                                      ====       ====    ====

  Year ended December 31, 1992:
    Federal                           $ --        (24)    (24)
    State and local                    (10)        (4)    (14)
                                      ----       ----    ----

                                      $(10)       (28)    (38)
                                      ====       ====    ====


                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                    (formerly TCI/Liberty Holding Company)

                  Notes to Consolidated Financial Statements

  The significant components of deferred income tax expense for the years ended December 31, 1994, 1993 and 1992 are as follows:

                                             Years ended
                                             December 31,
                                        ----------------------
                                         1994     1993   1992
                                        -------  ------  -----
                                         amounts in millions

   Deferred tax expense
    (exclusive of effects of other
    components listed below)             $ (33)    (63)   (28)
   Adjustment to deferred tax assets
    and liabilities for enacted change
    in tax rates                            --     (76)    --
                                         -----    ----   ----

                                         $ (33)   (139)   (28)
                                         =====    ====   ====

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                    (formerly TCI/Liberty Holding Company)
                  Notes to Consolidated Financial Statements

  Income tax expense attributable to income or loss from continuing operations differs from the amounts computed by applying the Federal income tax rate of 35% in 1994 and 1993 and 34% in 1992 as a result of the following:


                                             Years ended
                                             December 31,
                                        ----------------------
                                          1994    1993   1992
                                        --------  -----  -----
                                         amounts in millions

  Computed "expected" tax
    expense                               $ (60)   (56)   (15)
  Adjustment to deferred tax assets
    and liabilities for enacted change
    in Federal income tax rate               --    (76)    --
  Dividends excluded for income
    tax purposes                              1      4     10
  Amortization not deductible for
    tax purposes                            (13)   (12)    (8)
  Minority interest in earnings of
    consolidated subsidiaries                (3)    (1)   (14)
  Recognition of losses of
    consolidated partnership                (10)    (8)    --
  State and local income taxes,
    net of Federal income
    tax benefit                             (20)   (23)    (9)
  Valuation allowance on
    foreign corporation                     (10)    --     --
  Other                                      (1)     4     (2)
                                          -----   ----   ----

                                          $(116)  (168)   (38)
                                          =====   ====   ====

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                    (formerly TCI/Liberty Holding Company)

                  Notes to Consolidated Financial Statements

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1994 and 1993 are presented below:

                                                    December 31,
                                                 ------------------
                                                  1994        1993
                                                 ------      ------
                                                amounts in millions
  Deferred tax assets:
    Net operating loss carryforwards           $  490         590
      Less - valuation allowance                 (100)        (90)
    Investment tax credit carryforwards           122         140
      Less - valuation allowance                  (36)        (36)
    Alternative minimum tax credit
      carryforwards                                90          19
    Investments in affiliates, due
      principally to losses of affiliates
      recognized for financial statement
      purposes in excess of losses
      recognized for income tax purposes          294         266
    Future deductible amounts principally
      due to non-deductible accruals               52          27
    Other                                          19          13
                                               ------       -----

        Net deferred tax assets                   931         929
                                               ------       -----

  Deferred tax liabilities:
    Property and equipment, principally
      due to differences in depreciation        1,197       1,193
    Franchise costs, principally due to
      differences in amortization               2,600       2,784
    Investment in affiliates, due
      principally to undistributed
      earnings of affiliates                      556         256
    Intangible assets, principally due to
      differences in amortization                 108          --
    Other                                          83           6
                                               ------       -----
        Total gross deferred tax liabilities    4,544       4,239
                                               ------       -----

        Net deferred tax liability             $3,613       3,310
                                               ======       =====

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                    (formerly TCI/Liberty Holding Company)

                  Notes to Consolidated Financial Statements


  The valuation allowance for deferred tax assets as of December 31, 1994 was $136 million. Such balance increased by $10 million from December 31, 1993 resulting from a valuation allowance established against net operating losses of foreign corporations. Subsequently recognized tax benefits relating to $126 million of the valuation allowance for deferred tax assets as of December 31, 1994 will be recorded as reductions of franchise costs.

  At December 31, 1994, the Company had net operating loss carryforwards for income tax purposes aggregating approximately $927 million of which, if not utilized to reduce taxable income in future periods, $11 million expires through 2002, $151 million in 2003, $121 million in 2004, $364 million in 2005, $269 million in 2006, $8 million in 2008 and $3 million in 2009. Certain subsidiaries of the Company had additional net operating loss carryforwards for income tax purposes aggregating approximately $247 million and these net operating losses are subject to certain rules limiting their usage.

  At December 31, 1994, the Company had remaining available investment tax credits of approximately $67 million which, if not utilized to offset future Federal income taxes payable, expire at various dates through 2005. Certain subsidiaries of the Company had additional investment tax credit carryforwards aggregating approximately $55 million and these investment tax credit carryforwards are subject to certain rules limiting their usage.

  Certain of the Federal income tax returns of TCI and its subsidiaries which filed separate income tax returns are presently under examination by the Internal Revenue Service ("IRS") for the years 1979 through 1992. In the opinion of management, any additional tax liability, not previously provided for, resulting from these examinations, ultimately determined to be payable, should not have a material adverse effect on the consolidated financial position of the Company. The Company pursued a course of action on certain issues (primarily the deductibility of franchise cost amortization) the IRS had raised and such issues were argued before the United States Tax Court. During 1990, the Company received a favorable decision regarding these issues. The IRS appealed this decision but the Company prevailed in the appeal. The IRS elected not to further appeal the decision to the Supreme Court. The Company has entered into a closing agreement with the IRS which settles these matters for all open tax years. A subsidiary of the Company has filed a petition in United States Tax Court protesting the disallowance of certain Transitional Investment Tax Credits and such issue should be litigated by early 1996.

  Certain of the Federal income tax returns of a less than 80% owned subsidiary of the Company (the "Subsidiary") were examined by the IRS for the Subsidiary's 1986 through 1989 fiscal years and several adjustments were proposed. On June 8, 1994, the Subsidiary and the IRS agreed to settle all of the outstanding issues with the exception of the Subsidiary's deduction of certain royalty payments to a related party. In August of 1994, the Subsidiary paid $15 million, including interest, in settlement of all the assessments related to all the issues brought upon examination except the royalty payments issue. The payment

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                    (formerly TCI/Liberty Holding Company)

                  Notes to Consolidated Financial Statements

  covered all of the Subsidiary's tax returns through August 31, 1993. The assessments had previously been accrued.

  On September 9, 1994, the IRS issued a Statutory Notice of Deficiency for the Subsidiary's fiscal years 1986 through 1989 related to the royalty payments issue. In December 1994, the Subsidiary paid the assessments, totaling $5 million, including interest. The assessments had previously been accrued.
  The Subsidiary continues to maintain that it has meritorious positions regarding the deductibility of the payments and intends to file a refund claim with the IRS during 1995.

  New tax legislation was enacted in the third quarter of 1993 which, among other matters, increased the corporate Federal income tax rate from 34% to 35%. The Company has reflected the tax rate change in its consolidated statements of operations in accordance with the treatment prescribed by Statement No. 109. Such tax rate change resulted in an increase of $76 million to income tax expense and deferred income tax liability.

(12) Commitments and Contingencies
     -----------------------------

  During 1994, subsidiaries of the Company, Comcast, Cox Communications, Inc. ("Cox") and Sprint Corporation ("Sprint") formed a partnership ("WirelessCo") to engage in the business of providing wireless communications services on a nationwide basis. Through WirelessCo, the partners have been participating in auctions ("PCS Auctions") of broadband personal communications services ("PCS") licenses being conducted by the Federal Communications Commission ("FCC"). In the first round auction, which concluded during the first quarter of 1995, WirelessCo was the winning bidder for PCS licenses for 29 markets, including New York, San Francisco-Oakland-San Jose, Detroit, Dallas-Fort Worth, Boston-Providence, Minneapolis-St. Paul and Miami-Fort Lauderdale. The aggregate license cost for these licenses is approximately $2.1 billion.

  WirelessCo has also invested in American PSC, L.P. ("APC"), which holds a PCS license granted under the FCC's pioneer preference program for the Washington-Baltimore market. WirelessCo acquired its 49% limited partnership interest in APC for $23 million and has agreed to make capital contributions to APC equal to 49/51 of the cost of APC's PCS license. Additional capital contributions may be required in the event APC is unable to finance the full cost of its PCS license. WirelessCo may also be required to finance the build-out expenditures for APC's PCS system. Cox, which holds a pioneer preference PCS license for the Los Angeles-San Diego market, and WirelessCo have also agreed on the general terms and conditions upon which Cox (with a 60% interest) and WirelessCo (with a 40% interest) would form a partnership to hold and develop a PCS system using the Los Angeles-San Diego license. APC and the Cox partnership would affiliate their PCS systems with WirelessCo and be part of WirelessCo's nationwide integrated network, offering wireless

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                    (formerly TCI/Liberty Holding Company)

                  Notes to Consolidated Financial Statements

  communications services under the "Sprint" brand. The Company owns a 30% interest in WirelessCo.

  During 1994, subsidiaries of Cox, Sprint and the Company also formed a separate partnership ("PhillieCo"), in which the Company owns a 35.3% interest. PhillieCo was the winning bidder in the first round auction for a PCS license for the Philadelphia market at a license cost of $85 million. To the extent permitted by law, the PCS system to be constructed by PhillieCo would also be affiliated with WirelessCo's nationwide network.

  WirelessCo may bid in subsequent rounds of the PCS Auctions and may invest in, affiliate with or acquire licenses from other successful bidders. The capital that WirelessCo will require to fund the construction of the PCS systems, in addition to the license costs and investments described above, will be substantial.

  At the end of the first quarter of 1995, subsidiaries of the Company, Comcast, Cox and Sprint formed two new partnerships, of which the principal partnership is MajorCo, L.P. ("MajorCo"), to which they contributed their respective interests in WirelessCo and through which they formed another partnership, NewTelco, L.P. ("NewTelco") to engage in the business of providing local wireline communications services to residences and businesses on a nationwide basis. NewTelco will serve its customers primarily through the cable television facilities of cable television operators that affiliate with NewTelco in exchange for agreed-upon compensation. The modification of existing regulations and laws governing the local telephony market will be necessary in order for NewTelco to provide its proposed services on a competitive basis in most states. Subject to agreement upon a schedule for upgrading its cable television facilities in selected markets and certain other matters, the Company has agreed to affiliate certain of its cable systems with NewTelco. The capital required for the upgrade of the Company's cable facilities for the provision of telephony services is expected to be substantial.

  Subsidiaries of the Company, Cox and Comcast, together with Continental Cablevision, Inc. ("Continental"), own Teleport Communications Group, Inc. and TCG Partners (collectively, "TCG"), which is one of the largest competitive access providers in the United States in terms of route miles. The Company, Cox and Comcast have entered into an agreement with MajorCo and NewTelco to contribute their interests in TCG and its affiliated entities to NewTelco.
  The Company currently owns an approximate 29.9% interest in TCG. The closing of this contribution is subject to the satisfaction of certain conditions, including the receipt of necessary regulatory and other consents and approvals. In addition, the Company, Comcast and Cox intend to negotiate with Continental, which owns a 20% interest in TCG, regarding their acquisition of Continental's TCG interest. If such agreement cannot be reached, they will need to obtain Continental's consent to certain aspects of their agreement with Sprint.

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                    (formerly TCI/Liberty Holding Company)

                  Notes to Consolidated Financial Statements

  Subject to agreement upon an initial business plan, the MajorCo partners have committed to make cash capital contributions to MajorCo of $4.0 to $4.4 billion in the aggregate over a three- to five-year period, which amount includes the approximately $500 million already contributed by the partners to WirelessCo. The partners intend for MajorCo and its subsidiary partnerships to be the exclusive vehicles through which they engage in the wireless and wireline telephony service businesses, subject to certain exceptions.

  At December 31, 1994, the Company was liable for a $720 million letter of credit which guarantees contributions to WirelessCo. The Company pledged 56,656,584 shares of TCI Class A common stock held by subsidiaries of the Company as collateral for the letter of credit. There were no borrowings pursuant to such letter of credit at December 31, 1994.

  On January 20, 1995, Tele-Vue Systems, Inc. ("Tele-Vue"), Viacom International, Inc. ("Viacom"), InterMedia Partners IV, L.P. ("IP-IV") and RCS Pacific, L.P. ("RCS Pacific") entered into an Asset Purchase Agreement (the "Tele-Vue Agreement") pursuant to which RCS Pacific agreed to acquire from Tele-Vue the assets of certain cable television systems for total consideration of approximately $1,983 million, subject to adjustment in accordance with the terms of the Tele-Vue Agreement. A subsidiary of TCI has agreed to loan $600 million in cash to IP-IV. IP-IV will, in turn, loan such $600 million to RCS Pacific. RCS Pacific could use the proceeds of the aforementioned loan as a portion of the total cash consideration to be paid to Tele-Vue, or at the option of TCI, to purchase $600 million of TCI Class A common stock. Should TCI elect to sell such common stock, RCS Pacific has the option to pay the consideration to Tele-Vue by delivery of RCS Pacific's short-term note of up to $600 million of the total consideration with the balance to be paid in cash. Such note, if it is delivered, will be secured by RCS Pacific's pledge of shares of stock of TCI having an aggregate market value equal to the principal amount of, and accrued interest on, the note delivered to Tele-Vue. The consummation of the transactions contemplated by the Tele-Vue Agreement is conditioned, among other things, on receipt of approvals of various franchise and other governmental authorities and receipt of "minority tax certificates" from the FCC. Both Houses of Congress have passed legislation to repeal previous legislation which provided for minority tax certificates. The bills are currently in conference. There can be no assurance that the conditions precedent to closing the asset purchase will be satisfied, or that the parties will be able to agree on different terms, if necessary.

  TCI, through an indirect wholly-owned subsidiary, would hold a 25% limited partnership interest in IP-IV, and IP-IV would in turn hold a 79% limited partnership interest in RCS Pacific. TCI would account for its investment in IP-IV under the equity method of accounting.

  On October 5, 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"). In 1993 and 1994, the FCC adopted certain rate regulations required by the 1992 Cable Act and imposed a moratorium on certain rate

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                    (formerly TCI/Liberty Holding Company)

                  Notes to Consolidated Financial Statements

  increases. As a result of such actions, the Company's basic and tier service rates and its equipment and installation charges (the "Regulated Services") are subject to the jurisdiction of local franchising authorities and the FCC. Basic and tier service rates are evaluated against competitive benchmark rates as published by the FCC, and equipment and installation charges are based on actual costs. Any rates for Regulated Services that exceeded the benchmarks were reduced as required by the 1993 and 1994 rate regulations. The rate regulations do not apply to the relatively few systems which are subject to "effective competition" or to services offered on an individual service basis, such as premium movie and pay-per-view services.


  The Company believes that it has complied in all material respects with the provisions of the 1992 Cable Act, including its rate setting provisions. However, the Company's rates for Regulated Services are subject to review by the FCC, if a complaint has been filed, or the appropriate franchise authority, if such authority has been certified. If, as a result of the review process, a system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriate benchmark and refund the excess portion of rates received. Any refunds of the excess portion of tier service rates would be retroactive to the date of complaint. Any refunds of the excess portion of all other Regulated Service rates would be retroactive to the later of September 1, 1993 or one year prior to the certification date of the applicable franchise authority. The amount of refunds, if any, which could be payable by the Company in the event that systems' rates are successfully challenged by franchising authorities is not considered to be material.


  The Company is obligated to pay fees for the license to exhibit certain qualifying films that are released theatrically by various motion picture studios through December 31, 2006 (the "Film License Obligations"). The aggregate minimum liability under certain of the license agreements is approximately $405 million. The aggregate amount of the Film License Obligations under other license agreements is not currently estimable because such amount is dependent upon the number of qualifying films produced by the motion picture studios, the amount of United States theatrical film rentals for such qualifying films, and certain other factors. Nevertheless, the Company's aggregate payments under the Film License Obligations could prove to be significant. Additionally, the Company has guaranteed up to $70 million of similar license fee obligations of another affiliate.

  The Company has long-term sports program rights contracts which require payments through 2006. Future payments for each of the next five years are as follows (amounts in millions):


              1995    $32
              1996     32
              1997     28
              1998     25
              1999     22

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                    (formerly TCI/Liberty Holding Company)

                  Notes to Consolidated Financial Statements

  The Company has guaranteed notes payable and other obligations of affiliated and other companies with outstanding balances of approximately $234 million at December 31, 1994. Although there can be no assurance, management of the Company believes that it will not be required to meet its obligations under such guarantees, or if it is required to meet any of such obligations, that they will not be material to the Company.

  The Company leases business offices, has entered into pole rental agreements and uses certain equipment under lease arrangements. Minimum rental expense under such arrangements, net of sublease rentals, amounted to $70 million, $59 million and $57 million in 1994, 1993 and 1992, respectively.

  Future minimum lease payments under noncancellable operating leases for each of the next five years are summarized as follows (amounts in millions):


                 Years ending
                 December 31,
                 ------------

              1995             $48
              1996              43
              1997              41
              1998              34
              1999              31

  It is expected that, in the normal course of business, expiring leases will be renewed or replaced by leases on other properties; thus, it is anticipated that future minimum lease commitments will not be less than the amount shown for 1995.

  In 1993, the President of Home Shopping Network, Inc. ("HSN") received stock appreciation rights with respect to 984,876 shares of HSN's common stock at an exercise price of $8.25 per share. These rights vest over a four year period and are exercisable until February 23, 2003. The stock appreciation rights will vest upon termination of employment other than for cause and will be exercisable for up to one year following the termination of employment. In the event of a change in ownership control of HSN, all unvested stock appreciation rights will vest immediately prior to the change in control and shall remain exercisable for a one year period. Stock appreciation rights not exercised will expire to the extent not exercised. These rights may be exercised for cash or, so long as HSN is a public company, for shares of HSN's common stock equal to the excess of the fair market value of each share of common stock over $8.25 at the exercise date. The stock appreciation rights also will vest in the event of death or disability. Estimated compensation related to stock appreciation rights has been recorded through December 31, 1994, but it is subject to future adjustment based upon market value, and ultimately on the final determination of market value when the rights are exercised.

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                    (formerly TCI/Liberty Holding Company)

                  Notes to Consolidated Financial Statements

     The Company has contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying consolidated financial statements.

(13) Information about the Company's Operations
     ------------------------------------------

     Subsequent to the consummation of the TCI/Liberty Combination, the Company operates primarily in two industry segments: cable and communications services ("Cable") and programming services. The programming services include the production, acquisition and distribution of globally branded entertainment, education and information programming services and software for distribution through all available formats and media; and home shopping via television and other interactive media, direct marketing, advertising sales, infomercials and transaction processing ("Programming"). Home shopping is a programming service which includes a retail function. Separate amounts of the aforementioned home shopping service have been provided to enhance the readers understanding of the Company. The Technology/Venture Capital and the International Cable and Programming portions of the Company's business have been included in Cable due to their immateriality. Operating income is total revenue less operating costs and expenses which includes an allocation of corporate general and administrative expenses. Identifiable assets by industry are those assets used in the Company's operations in each industry. The Company has investments, accounted for under the equity method and the cost method, which also operate in the Cable and Programming industries. The following is selected information about the Company's operations for the year ended December 31, 1994:

                                        Programming
                                  ------------------------
                                  Electronic     Other
                         Cable    Retailing   Programming   Total
                        --------  ----------  ------------  ------
                                   amounts in millions
Revenue                  $ 4,247         482          207    4,936
                         =======         ===        =====   ======
Operating income         $   865           9          (86)     788
  (loss)                 =======         ===        =====   ======

Depreciation and         $   992          15           11    1,018
  amortization           =======         ===        =====   ======

Capital expenditures     $ 1,239          19            6    1,264
                         =======         ===        =====   ======
Identifiable assets      $16,959         948        1,583   19,490
                         =======         ===        =====   ======

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                    (formerly TCI/Liberty Holding Company)

                  Notes to Consolidated Financial Statements

(14) Discontinued Operations
     -----------------------

     The Company sold its motion picture theatre business and certain theatre-related real estate assets on May 12, 1992. The selling price (including liabilities assumed) was approximately $680 million. In connection with the disposition, the Company paid $92.5 million for certain preferred stock of the buyer. No gain or loss was recognized in connection with this transaction as the net assets of discontinued operations were reflected at their net realizable value.

     Operating results for the theatre operations for the period from January 1, 1992 through May 12, 1992 are reported separately in the consolidated statements of operations under the caption "Loss from discontinued operations" and include:



                                      1992
                                     ------
                              amounts in millions
    Revenue                           $ 211

    Loss before income taxes          $ (16)

    Income tax benefit                $   1

    Net loss                          $ (15)

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                    (formerly TCI/Liberty Holding Company)

                  Notes to Consolidated Financial Statements

(15) Quarterly Financial Information (Unaudited)
     -------------------------------------------


                                         1st       2nd       3rd       4th
                                       Quarter   Quarter   Quarter   Quarter
                                      ---------  --------  --------  --------
                                               amounts in millions,
    1994:                                    except per share amounts
    -----

    Revenue                            $ 1,060     1,081     1,286     1,509

    Operating income                   $   234       205       186       163

    Income tax expense                 $   (31)      (21)      (33)      (31)

    Net earnings (loss)                $    32         6        25        (8)

    Primary and fully diluted
      earnings (loss) attributable to
      common shareholders per
      common and common
      equivalent share                 $   .07       .01       .04      (.02)

    1993:
    -----

    Revenue                            $ 1,018     1,042     1,044     1,049

    Operating income                   $   247       246       236       187

    Income tax benefit (expense)       $   (38)      (17)     (114)        1

    Net earnings (loss)                $    53        26       (65)      (21)

    Primary and fully diluted
      earnings (loss) attributable to
      common shareholders per
      common and common
      equivalent share                 $   .11       .06      (.14)     (.05)

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                    (formerly TCI/Liberty Holding Company)

                  Notes to Consolidated Financial Statements

(16) Subsequent Events (Unaudited)
     -----------------------------

  Comcast had the right, through December 31, 1994, to require TCI to purchase or cause to be purchased from Comcast all shares of Heritage Communications, Inc. ("Heritage") directly or indirectly owned by Comcast for either cash or assets or, at TCI's election shares of TCI common stock. On October 24, 1994, the Company and Comcast entered into a purchase agreement whereby the Company would repurchase the entire 19.9% minority interest in Heritage owned by Comcast for an aggregate consideration of approximately $290 million, the majority of which is payable in shares of TCI Class A common stock. Such acquisition was consummated subsequent to December 31, 1994.

  As of January 26, 1995, TCI, TCIC, a wholly-owned subsidiary of TCI, and TeleCable consummated a transaction, whereby TeleCable was merged into TCIC, a wholly-owned subsidiary of TCI. The aggregate $1.6 billion purchase price was satisfied by TCIC's assumption of approximately $300 million of TeleCable's net liabilities and the issuance to TeleCable's shareholders of approximately 42 million shares of TCI Class A common stock and 1 million shares of Series D Preferred Stock with an aggregate initial liquidation value of $300 million (see note 8).

  The Board of Directors of TCI has adopted a proposal which, if approved by the stockholders, would authorize the Board to issue a new class of stock ("Liberty Group Common Stock") which corresponds to TCI's Programming segment ("Liberty Media Group") (see note 13). While the Liberty Group Common Stock would constitute common stock of TCI, it is intended to reflect the separate performance of such programming services. TCI intends to distribute to its security holders one hundred percent of the equity value of TCI attributable to Liberty Media Group.

                              Liberty Media Group

   Management's Discussion and Analysis of Financial Condition and Results of
                                   Operations

                 Years ended December 31, 1994, 1993 and 1992.


          The Board of Directors of Tele-Communications, Inc., ("TCI") has adopted a proposal (the "Liberty Media Group Stock Proposal") which, if approved by stockholders, would authorize the Board to issue a new class of stock ("Liberty Group Stock") which is intended to reflect the separate performance of TCI's business which produces and distributes cable television programming services ("Liberty Media Group"). However, the Liberty Group Stock would constitute common stock of TCI. The Liberty Group Stock Proposal would not result in any transfer of assets or liabilities of TCI or any of its subsidiaries or affect the rights of holders of TCI's or any of its subsidiaries' debt. TCI intends to distribute to its security holders Liberty Group Stock representing one hundred percent of the equity value of TCI attributable to the Liberty Media Group.

          As of January 27, 1994 TCI Communications, Inc. (formerly Tele-Communications, Inc. or "TCIC") and Liberty Media Corporation ("Liberty") entered into a definitive merger agreement to combine the two companies (the "Mergers"). The Mergers were consummated on August 4, 1994. Due to the significant economic interest held by TCIC through its ownership of Liberty preferred stock and Liberty common stock and other related party considerations, TCIC accounted for its investment in Liberty under the equity method prior to the consummation of the Mergers. Accordingly, TCIC had recognized 100% of Liberty's earnings or losses before deducting preferred stock dividends. The Mergers were accounted for using predecessor cost due to related party
considerations.   Accordingly, the accompanying combined financial statements of
Liberty Media Group reflect the combination of the historical financial information of the assets of TCI and Liberty which produce and distribute cable television programming currently anticipated to be attributed to the Liberty Media Group.

The subsidiaries of TCI and Liberty attributed to the Liberty Media Group, as well as certain investments held by these or other subsidiaries of TCI and Liberty also attributed to Liberty Media Group, are as follows (unless otherwise denoted, such subsidiaries and investments were held separately by Liberty through August 4, 1994, the date the Mergers were consummated):

Subsidiaries
- ------------
         Encore Media Corporation ("Encore")
         TV Network, Inc. (formed in 1994)
         Home Shopping Network, Inc. ("HSN")
         QE+LTD
         Southern Satellite Systems, Inc.
         Netlink USA (owned by TCIC prior to the Mergers)
         Netlink International, Inc. (owned by TCIC prior to the Mergers) Liberty Sports, Inc.
         Affiliated Regional Communications, Ltd. ("ARC")
         Vision Group Incorporated (owned by TCIC prior to the Mergers) Americana Television Productions LLC (formed in 1995)
         MacNeil/Lehrer Productions (acquired in 1995)
         Prime Ticket Networks, L.P. ("Prime Ticket") (acquired in 1994)

Investments
- -----------

         BET Holdings, Inc.
         Video Jukebox Network, Inc.
         Courtroom Television Network
         Discovery Communications, Inc. ("Discovery") (owned by TCIC prior to the Mergers)
         International Cablecasting Technologies, Inc. (owned by TCIC prior to the Mergers)
         E! Entertainment Television, Inc. (owned by TCIC prior to the Mergers) International Family Entertainment, Inc.
         Ingenius (formed in 1994)
         International Cable Channels Partnership, Ltd.("ICCP") (acquired in
          1994)
         QVC, Inc. ("QVC")
         Reiss Media Enterprises, Inc. (owned by TCIC prior to the Mergers)
         TBS (owned by TCIC prior to the Mergers)
         Prime SportsChannel Networks Associates
         Home Team Sports Limited Partnership ("HTS")
         SportsChannel Chicago Associates
         SportsChannel Pacific Associates
         SportsChannel Prism Associates
         Prime Sports Network - Upper Midwest
         SportsSouth Network, L.P.
         Sunshine Network ("Sunshine")
         American Movie Classics ("AMC")
         Republic Pictures Television (owned by TCIC prior to the Mergers) Sillerman Communications Management Corporation (owned by TCIC prior to the Mergers)
         Technology Programming Ventures (formed in 1994)
         Silver King Communications, Inc. ("SKC")
         Asian Television and Communications LLC

Summary of Operations
- ---------------------

          Liberty Media Group is engaged in two principal lines of business:
(i) production, acquisition and distribution through all available formats and media of globally branded entertainment, educational and informational programming and software, including multimedia products, for distribution ("Entertainment and Information Programming Services") and (ii) electronic retailing, direct marketing, advertising sales, infomercials and transaction processing ("Electronic Retailing Services"). To enhance the reader's understanding, separate financial data have been provided below for Electronic Retailing Services, which include a retail function, and other Entertainment and Information Programming Services. In February 1993, Liberty Media Group acquired a controlling voting interest in Home Shopping Network, Inc. ("HSN"). As a result, HSN became a consolidated subsidiary of Liberty Media Group for financial reporting purposes at that time. The Electronic Retailing Services financial data reflect the results of HSN. The table below sets forth, for the periods indicated, the percentage relationship that certain items bear to revenue. This summary provides trend data related to the normal recurring operations of the Liberty Media Group. Corporate expenses have not been reflected in the following table but are included in the following discussion. Liberty Media Group holds significant equity investments (see Investments above) the results of which are not a component of operating income, but are discussed below under "Other Income and Expense". Other items of significance are discussed separately under their own captions below.

                                                 Years Ended December 31,
                                                 ------------------------
                                         1994               1993             1992
                                   ----------------    --------------   --------------
                                                Dollar amounts in thousands.
                                                ----------------------------
Entertainment and Information
- -----------------------------
Programming Services
- --------------------
Revenue                            100%  $  372,346    100%  $263,960   100%  $208,988

Operating, selling, general and
administrative                     103%     383,786     85%   224,647    92%   192,863

Depreciation and amortization        5%      17,238      6%    16,112     7%    14,088
                                   ---   ----------   ----   --------  ----   --------

Operating income (loss)              8%    ($28,678)     9%  $ 23,201     1%  $  2,037
                                   ===   ==========   ====   ========  ====   ========
Electronic
- ----------
Retailing Services
- ------------------
Revenue                            100%  $1,125,917    100%  $942,940     -          -

Cost of sales                       65%     730,505     65%   611,526     -          -

Operating, selling, general and
administrative                      30%     341,015     31%   288,576     -          -

Depreciation and amortization        3%      32,244      2%    24,029     -          -
                                   ---   ----------   ----   --------  ----   --------

Operating income                     2%  $   22,153      2%  $ 18,809     -          -
                                   ===   ==========   ====   ========  ====   ========

Entertainment and Information Programming Services
- --------------------------------------------------

          Revenue from Entertainment and Information Programming Services
increased by 41%, or $108.4 million, from 1993 to 1994.   Liberty's sports
programming businesses were responsible for $47.2 million of this increase, the combined result of the August 1994 acquisition of Prime Ticket, a regional sports network primarily serving Southern California ($21.3 million of the increase) and higher subscription and advertising revenue from Liberty's other sports networks. Netlink USA, a marketer and distributor of programming to the United States home satellite dish subscriber market ("Netlink") accounts for $28.9 million of the increase in revenue, the result of growth in the number of subscribers and rate increases. Also contributing to the increased revenue in 1994 were revenue from STARZ!, a first run premium movie service launched in February 1994, and revenue from tv! Network, a new 24-hour basic cable service launched in May 1994.

          Revenue from Entertainment and Information Programming Services increased by 26%, or $55.0 million, from 1992 to 1993. Higher revenue from Netlink, responsible for $35.2 million of this change, was a result of growth in the number of subscribers. The remainder of the increase was attributable primarily to additional subscription and advertising revenue for the sports networks and higher subscription revenue from Encore.

          Operating expenses, exclusive of depreciation and amortization, increased by 71%, or $159.1 million, from 1993 to 1994. New business activities (Prime Sports-West, STARZ!, and tv! Network) accounted for $89.5 million of this increase. Higher costs at Netlink, primarily the result of license fees for a greater number of subscribers, accounted for $28.1 million of the increase. Higher costs at Encore were associated primarily with the launch of
six new thematic multiplex services during 1994.   Liberty's sports networks
also experienced higher costs, primarily the result of higher rights expenses associated with a greater number of subscribers, escalation under existing rights contracts, and new rights contracts.

          Operating expenses, exclusive of depreciation and amortization, increased by 16% or $31.8 million from 1992 to 1993. This increase was the result of a $28.4 million increase in costs for Netlink, the result of higher license fees due to subscriber growth.

          Operating income for Entertainment and Information Programming Services was a loss of $28.7 million in 1994, income of $23.2 million in 1993, and income of $2.0 million in 1992. The decline from 1993 to 1994 was primarily the result of losses related to new businesses, STARZ! ($36.6 million), Prime Sports-West ($8.0 million) and tv! Network ($6.7 million). STARZ! and tv! Network were both launched during 1994. The loss at Prime Sports-West (formerly Prime Ticket) was partially attributable to a non-recurring charge of $4 million related to the termination of a contract to provide advertising sales services. This was the result of a decision by Liberty Sports to form its own national ad sales organization, which would handle ad sales for Prime Sports-West as well as other Liberty Sports networks. Prime Sports-West also launched a new service during 1994, La Cadena Deportiva, a Spanish language sports network. The remaining loss is primarily attributable to the start-up of this new service. The increase in operating income from 1992 to 1993 was primarily the result of improved results from Netlink, Southern Satellite and the sports programming businesses.

Electronic Retailing Services
- -----------------------------

          This information reflects the results of HSN, which became a
consolidated subsidiary of Liberty in February 1993.   HSN's primary business is
the sale of merchandise to viewers of the home shopping programming produced and distributed by Home Shopping Club, Inc. ("HSC"), a wholly owned subsidiary of HSN.

          Revenue from Electronic Retailing Services was $1.126 billion for
1994, a 19% increase over 1993 revenue of $942.9 million.    The most
significant reason for this increase was a full year of HSN revenue in 1994, compared with approximately 10 1/2 months of HSN revenue in 1993 (subsequent to
Liberty's acquisition of HSN in February 1993.)   HSN revenue also increased in
1994 as a result of several factors, most significantly the addition of new cable subscribers due to the "must carry" provisions of the cable re-regulation law. See "Impact of Regulation" below. Cable television households reached by HSC programming increased from 33.8 million at the end of 1993 to 39.0 million at the end of 1994. The cable television household growth was achieved primarily through increased cable system carriage of HSC's broadcast signal due to the implementation of "must carry" beginning in September 1993 and HSN's aggressive campaign to obtain contracts for cable carriage of HSC programming. Because HSC programming is now on a cable channel line-up, former broadcast households can more easily access HSC programming.

          During 1995, 5.0 million cable subscribers are covered by cable system contracts that are subject to termination or renewal. This represents 12.7% of the total number of unduplicated cable households receiving HSC programming,
exclusive of "must carry" subscribers.   HSN is pursuing both renewals and
additional cable television system contracts, but channel availability, competition, cost of carriage, cable re-regulation and ownership or affiliation of HSN's competitors with cable system operators are some of the factors
affecting the negotiations for cable television system contracts.   HSN
management cannot determine the percentage of expiring contracts that will be renewed or the number of households that will be added through new contracts.


          During 1994, HSN appointed new senior management with expertise in merchandising, improved its purchasing and merchandising practices, and restyled HSC programming. While HSN management believes that the new merchandising and programming strategy will improve results ultimately, the initial impact of these changes was a slowdown in sales growth, such that consolidated net sales for the quarter ended December 31, 1994 increased only 1.8% over the same period in 1993. Sales and earnings through mid-1995 are expected to be negatively affected by these changes and HSN management estimates the earliest that sales will be positively affected will be the latter half of 1995. There can be no assurance that these changes will achieve the intended results.

          Cost of sales increased by 19%, or $119.0 million, from 1993 to 1994. Operating expenses, exclusive of depreciation and amortization, increased by 18%, or $52.4 million, from 1993 to 1994. These increases were primarily attributable to the full year of 1994 results compared with 10 1/2 months in 1993. As a percentage of sales, cost of sales remained flat at 65% for both 1994 and 1993, and operating expenses declined slightly, from 31% in 1994 to 30% in 1993. HSN management believes that certain of its costs will increase in the future. Selling and marketing expenses, which accounted for $161.9 million of operating expenses in 1994, are expected to be at higher levels in future periods as HSN maintains its efforts to increase the number of cable systems carrying HSC programming, increase market penetration, and develop new electronic retailing opportunities. Engineering and programming expenses, which accounted for $98.8 million of operating expenses in 1994, are also expected to increase in 1995 as HSN develops new programming and telemarketing opportunities and attempts to expand its broadcast television reach for existing programming. "Must-carry" legislation, as discussed below, is expected to result in increases in certain operating expenses related to cable and broadcast carriage. However, as a percentage of sales, the offset is not currently determinable.

Corporate Expenses
- ------------------

          Corporate expenses are not reflected in the preceding table. Such amounts are primarily attributable to changes in compensation expense associated with management incentive stock appreciation rights. In 1994, there was a reversal of $7.0 million of previously accrued expense associated with stock appreciation rights. In 1993 and 1992, the related expense was $37.5 million
and $16.9 million, respectively.   In addition to the corporate stock
appreciation right expense, HSN accrued $2.8 million of compensation related to stock appreciation rights in 1993 and reversed $1.5 million of that amount in 1994. The amount of expense associated with stock appreciation rights is based on the market price of the underlying common stock as of the date of the financial statements. This expense is subject to future adjustment based on market price fluctuations and, ultimately, on the final determination of market value when the rights are exercised. Stock options and/or stock appreciation rights granted by Liberty prior to the Mergers have been assumed by TCI.

          Upon implementation of the Liberty Media Group Stock Proposal, certain TCI corporate general and administrative costs would be charged to Liberty Media Group at rates set at the beginning of each year based on projected utilization
for that year.   The utilization based charges will be set at levels that
management believes to be reasonable and that would approximate the costs Liberty Media Group would incur for comparable services on a stand alone basis. The accompanying combined statements of operations do not reflect the allocation of TCI corporate general and administrative costs in the aforementioned manner because the majority of the entities attributable to Liberty Media Group were owned, directly or indirectly, by Liberty Media Corporation for the majority of
the periods presented herein.   During such periods, Liberty Media Corporation
was not allocated corporate general and administrative costs.

          Liberty Media Corporation and TCI were parties to a services agreement pursuant to which TCI agreed to provide certain administrative services to Liberty Media Corporation. In addition, the employees of certain of Liberty's subsidiaries remained on the TCI payroll until December 31, 1992. Liberty Media Corporation reimbursed TCI for their salaries and related employment expenses.
A subsidiary of Liberty Media Corporation also leases office space and satellite transponder facilities from TCI. Charges by TCI for such arrangements for the years ended December 31, 1994, 1993 and 1992, aggregated $8,717,000, $4,455,000 and $7,586,000, respectively. From January 1, 1993 through the Mergers, no employees of Liberty Media Corporation's subsidiaries remained on the TCI payroll.

Other Income and Expenses
- -------------------------

          Interest expense was $14.8 million, $14.4 million, and $14.4 million in 1994, 1993 and 1992. Interest expense in 1994 increased slightly from 1993 as the effect of HSN's repayment of certain loans in August 1994 was offset by interest expense at Prime Ticket Network, acquired in August 1994, and an increase in interest expense at Affiliated Regional Communications, Ltd., related to borrowings under a bank credit facility that was put in place in
April 1994.   The consolidation of HSN's indebtedness in 1993 was responsible
for an $8.7 million increase in interest expense that year.   This was offset by
a decrease in interest expense on a revolving line of credit of Communication
Capital Corporation ("CCC"), also a subsidiary of Liberty Media Group.   Average
borrowings under the CCC facility were $164 million in 1992, decreasing to $31 million in 1993.

          Virtually all of Liberty Media Group's combined indebtedness bears
interest at rates that fluctuate with market rates.   Consequently, a general
increase in interest rates would increase combined interest expense.

          Subsequent to the implementation of the Liberty Group Stock Proposal, borrowings from or loans to TCI would bear interest at a rate to be established by the Board of Directors. It is intended that the rate would be set so as to approximate the rate at which TCI or Liberty Media Group could obtain comparable financing from an unrelated financing source.

          Dividend and interest income was $20.2 million, $23.1 million and $12.0 million in 1994, 1993 and 1992, respectively. The decrease in 1994 was primarily the result of the repayment of an HSN note receivable in August 1994. The increase in 1993 was primarily the result of the acquisition and consolidation of HSN in February 1993.

          Liberty Media Group's share of earnings in affiliates decreased to $20.0 million in 1994 from $24.0 million in 1993. Earnings from QVC decreased to $3.0 million in 1994 from $14.1 million in 1993 primarily as a result of a change to the cost method of accounting for Liberty Media Group's investment in QVC. In November 1993, Liberty Media Group sold approximately 1.7 million shares of common stock of QVC to Comcast Corporation ("Comcast") for aggregate consideration of approximately $31.5 million. The sale to Comcast reduced Liberty Media Group's interest in QVC common stock (on a fully diluted basis) from 21.9% to 18.9%. Liberty Media Group continued to account for its investment in QVC under the equity method, although it no longer exercised significant influence over such affiliate, due to the pending determination of whether it would rejoin the control group under a stockholder's agreement. As a result of the election on May 13, 1994 by Liberty Media Group to forego the exercise of its option to be reinstated as a party to the stockholder's agreement, Liberty Media Group began, as of that date, to account for its investment in QVC under the cost method of accounting.

          Liberty Media Group, Comcast, QVC Programming Holdings, Inc., a corporation which is jointly owned by Liberty Media Group and Comcast, and QVC are parties to an Agreement and Plan of Merger dated as of August 4, 1994 as amended (the "QVC Merger Agreement"). As a result of transactions under the QVC Merger Agreement, in February 1995, Liberty Media Group's investment in QVC was restated to reflect such investment under the equity method. (See Demands on Liquidity below.)

          Liberty Media Group's share of earnings from affiliates related to American Movie Classics Company ("AMC") decreased from $11.3 million in 1993 to $8.8 million in 1994, the result of the sale of substantially all of Liberty Media Group's interest in AMC in July 1994. Partially offsetting these decreases was a $7.6 million improvement in earnings in 1994 from Home Team Sports Limited Partnership ("HTS"). Liberty's share of earnings from HTS was a loss of $7.1 million in 1993, the result of an adjustment by Liberty Media Group to amortization of its excess cost assigned to certain programming rights contracts.

          Liberty Media Group's share of earnings in affiliates remained approximately level from 1992 to 1993. Several of Liberty Media Group's equity affiliates showed improved results in 1993, including AMC and SportsChannel Chicago Associates, but these improvements were offset by a loss in 1993 related to HTS, described above.

          Liberty Media Group's gain on disposition of assets was $183.3 million in 1994, $32.0 million in 1993, and $8.2 million in 1992. The 1994 gain was primarily the result of the sale of substantially all of Liberty Media Group's interest in AMC.

          Litigation settlement expense of $7.5 million in 1993 related to agreements in principle reached in December 1993 to settle certain lawsuits in which Liberty Media Group and HSN were parties. Additional amounts payable under the settlement were capitalized by Liberty Media Group as part of its cost to acquire its interest in HSN.

Income Taxes
- ------------

          Pursuant to a tax sharing agreement, federal income taxes will be calculated, with certain adjustments, on a separate return basis for each corporation in each Group (applying provisions of the Internal Revenue Code of 1986, as amended, and related regulations as if such corporation filed a separate return for federal income tax purposes). In addition, pursuant to such agreement, state and local income taxes will be calculated on a separate return basis for each Group (applying provisions of state and local tax law and related regulations as if the Group were a separate unitary or combined group for tax purposes). Based upon these separate calculations, an allocation of tax liabilities will be made such that the Liberty Media Group (or each separate corporation within the Liberty Media Group, as the case may be) is responsible to TCI for its gross share of TCI's consolidated, combined or unitary tax liabilities, such gross share being determined without regard to certain tax benefits that are attributable to the Liberty Media Group (or its constituent corporations) but that are taken into account in determining TCI's consolidated, combined or unitary tax liability. Similarly, TCI is responsible to the Liberty Media Group (or its constituent corporations) for tax benefits attributable to the Liberty Media Group (or its constituent corporations) and actually used by TCI in determining its consolidated, combined or unitary tax liability. Tax attributes, including but not limited to net operating losses, investment tax credits, alternative minimum tax net operating losses, alternative minimum tax credits, deferred intercompany gains and tax basis in assets will be inventoried and tracked for the entities comprising each Group. TCI will retain the right to file all returns, make all elections and control all audits and contests.


          Certain of the Federal income tax returns of TCI are presently under examination by the Internal Revenue Service including the years of 1979 through 1992. These examinations may result in proposed adjustments for additional income taxes relating to Liberty Media Group.

Recent Accounting Pronouncements
- --------------------------------

          In November of 1992, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 112, "Employers'
Accounting for Postemployment Benefits" ("Statement No. 112").   As Liberty
Media Group's present accounting policies generally are in conformity with the provisions of Statement No. 112, Liberty Media Group does not believe that Statement No. 112 will have a material effect on the Liberty Media Group. Statement No. 112 is effective for years beginning after December 31, 1994.

          In May 1993, the FASB issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("Statement No. 115"), effective for fiscal years beginning after December 15, 1993. Under Statement No. 115, debt securities that Liberty Media Group has both the positive intent and ability to hold to maturity are carried at amortized cost. Debt securities that Liberty Media Group does not have the positive intent and ability to hold to maturity and all marketable equity securities are classified as available-for-sale or trading and are carried at fair value. Unrealized holding gains and losses on securities classified as available-for-sale are carried net of taxes as a separate component of combined equity. Unrealized holding gains and losses on securities classified as trading are reported in earnings.

          Liberty Media Group applied Statement No. 115 beginning in the first quarter of 1994. Application of Statement No. 115 resulted in a net increase of $335 million to combined equity on January 1, 1994, representing the recognition of unrealized appreciation, net of taxes, for Liberty Media Group's investments in marketable equity securities determined to be available-for-sale. The amount of net unrealized gain was reduced by $78 million through December 31, 1994. The majority of the aggregate unrealized gain is comprised of Liberty Media Group's investment in Turner Broadcasting System Inc. ("TBS") common stock ($98 million) and QVC, Inc. ("QVC") common stock ($127 million). Liberty Media Group holds no material debt securities.

          The FASB has recently issued other accounting pronouncements which are not yet effective. Liberty Media Group does not expect that these pronouncements will have a material affect on Liberty Media Group's combined financial statements.

Liquidity and Capital Resources
- -------------------------------

          During 1994, Liberty Media Group entered into transactions which significantly impacted its liquidity. The net result of such activities during 1994, along with cash flow from operations, was a 24% or $19.6 million decrease in its cash balance, resulting in combined cash and cash equivalents of $63.0 million as of December 31, 1994. The following provides a brief description of the significant non-operating items that impacted liquidity during 1994:

          In July 1994, Rainbow Program Enterprises ("Rainbow") purchased 49% of Liberty Media Group's 50% general partnership interest in AMC from Liberty Media Group under the terms of a buy/sell provision contained in the AMC partnership agreement for total cash proceeds of approximately $180 million.

          In August 1994, HSN received $129.7 million from the repayment by Silver King Communications, Inc. of indebtedness to HSN plus accrued interest on
such indebtedness.   On the same date, HSN repaid the $85 million outstanding
balance on its senior term loans.   The remaining proceeds were invested in cash
equivalents.

          On August 8, 1994, Liberty Media Group acquired all the partnership interests of Prime Ticket from an independent third party and Forum Partners for aggregate consideration of $220,000,000. On the closing date, TCI paid $33 million in cash to Forum in consideration of the purchase of the 16.667% partnership interest held by Forum and the payment of partnership indebtedness owed to Forum. Also on the closing date, a subsidiary of Liberty Media Group was merged with and into CVN, Inc. ("CVN"), and all outstanding stock of CVN, which was held by the independent third party, was converted into 70,559 shares of TCI Convertible Preferred Stock, Series C. CVN owned the remaining 83.333% general partnership interest in Prime Ticket. The consideration paid by TCI on behalf of Liberty Media Group has been reflected in combined equity of Liberty Media Group.

          A commonly used measure of liquidity is "interest coverage", which is the ratio of operating income before non-cash charges to interest expense. Liberty Media Group's interest coverage ratios were 242%, 376% and 137% for the
years ended December 31, 1994, 1993 and 1992, respectively.   The improvement
from 1992 to 1993 was primarily the result of the acquisition of HSN in 1993, which had a higher interest coverage ratio than the other Liberty Media Group subsidiaries. In addition, lower average borrowing during 1993 under the CCC line of credit contributed to the improvement. The decline in 1994 was the result of lower operating income before non-cash changes.

          Subsequent to the Mergers, TCI manages certain treasury activities for Liberty Media Group on a centralized basis. Cash receipts of certain businesses attributed to Liberty Media Group are remitted to TCI and certain cash disbursements of Liberty Media Group are funded by TCI on a daily basis. Prior to the implementation of the Liberty Group Stock Proposal, but subsequent to the Mergers, the net amounts of such cash activities are included in combined equity in the accompanying combined financial statements. Prior to the Mergers, Liberty Media Corporation separately managed the treasury activities of its subsidiaries. Subsequent to the implementation of the Liberty Group Stock Proposal, such cash activities will be included in borrowings from and loans to TCI or, if determined by the Board of Directors, as an equity contribution to the Liberty Media Group.

          Notwithstanding the allocation of assets and liabilities, equity and items of income and expense to Liberty Media Group for purposes of preparing its financial statements, the change in the capital structure of TCI contemplated by the Liberty Group Stock Proposal would not affect the ownership of the respective legal title to assets or responsibility for liabilities of TCI or any of its subsidiaries. TCI and its subsidiaries would each continue to be responsible for their respective liabilities. Holders of Liberty Group Common Stock would be holders of common stock of TCI and would continue to be subject to risks associated with an investment in TCI and all of its businesses, assets and liabilities. The Liberty Group Stock Proposal would not affect the rights of creditors of TCI.

          Financial effects arising from any portion of TCI that affect the consolidated results of operations or financial condition could affect the results of operations or financial condition of the Liberty Media Group or the market price of shares of the Liberty Group Stock. In addition, net losses of any portion of TCI, dividends and distributions on any series of common stock or preferred stock, repurchases of any series of common stock and certain repurchases of preferred stock would reduce the assets of Liberty Media Group legally available for dividends on all series of common stock. Accordingly, Liberty Media Group financial information should be read in conjunction with the TCI and Liberty consolidated financial information.

          Under the terms of Liberty Group Stock, dividends would be payable at the sole discretion of the Board out of the lesser of (i) all assets of TCI legally available for dividends and (ii) the available dividend amount with
respect to the Liberty Media Group, as defined.   Determinations to pay
dividends on Liberty Group Common Stock would be based primarily upon the financial condition, results of operations and business requirements of Liberty Media Group and TCI as a whole.

Sources of Liquidity
- --------------------

          Liberty Media Group's sources of funds include its available cash balances, cash generated from operating activities, cash distributions from affiliates, dividend and interest payments, asset sales, availability under certain credit facilities, and loans and/or equity contributions from TCI. To the extent cash needs of the Liberty Media Group exceed cash provided by the Liberty Media Group, TCI may transfer funds to the Liberty Media Group. Conversely, to the extent cash provided by the Liberty Media Group exceeds cash needs of the Liberty Media Group, the Liberty Media Group may transfer funds to TCI.

          Loans from TCI would bear interest at a rate to be established from time to time by, or pursuant to procedures established by, the Board of Directors. It is intended that the rate would be set so as to approximate the rate at which TCI or Liberty Media Group could obtain comparable financing from an unrelated financing source. The availability of loans from TCI to Liberty Media Group is dependent on TCI working capital requirements and other factors. There can be no assurances that such financing will be available in the future.


          Many of Liberty Media Group's subsidiaries' loan agreements contain restrictions regarding transfers of funds to other members of Liberty Media Group in the form of loans, advances or cash dividends. However, other subsidiaries, principally Southern (which is the satellite carrier for the signal of WTBS, a 24-hour independent UHF television station originated by TBS) and CCC are not restricted from making transfers of funds to other members of the group. The cash provided by operating activities of Southern, is a primary source of cash available for distribution to Liberty Media Group. However, Southern does not have an agreement with WTBS with respect to the retransmission of its signal and there are not specific statutory restrictions per se which would prevent any other satellite carriers from retransmitting such signal to
cable operators and others.   If the business of Southern is adversely affected
by competitive or other factors, it may have an adverse effect on the ability of Liberty Media Group to generate adequate cash to meet its obligations.

          Several subsidiaries of Liberty Media Group have credit facilities. CCC, a wholly owned subsidiary, has a $325 million credit facility with a group of banks, $237 million of which was outstanding at December 31, 1994. This facility is secured by a pledge of a portion of Liberty Media Group's holding of stock in Turner Broadcasting Systems, Inc. The CCC facility does not restrict the transfer of funds to other members of Liberty Media Group or TCI. In August 1994, HSN's revolving credit facility was increased to $100 million, $25 million of which was outstanding on December 31, 1994.  In March 1994, ARC Holding, Ltd. ("ARCH")
established a $30 million revolving credit facility with a group of banks.   The
amount of this facility was increased to $45 million in December 1994, $18 million of which was outstanding on December 31, 1994. Another subsidiary, Prime Sports-West, has a $24 million credit facility with a bank, $16.4 million of which was outstanding an December 31, 1994. The HSN, ARCH and Prime Sports-West facilities restrict the transfer of funds to affiliated companies, and include various financial covenants, including maintenance of certain financial ratios.

          Various partnerships and other affiliates of Liberty Media Group accounted for under the equity method finance a substantial portion of their acquisitions and capital expenditures through borrowings under their own credit facilities and net cash provided by their operating activities.

Demands on Liquidity
- --------------------

          Liberty Media Group, Comcast, QVC Programming Holdings, Inc. (the "Purchaser"), a corporation which is jointly owned by Liberty Media Group and Comcast, and QVC are parties to the QVC Merger Agreement. Pursuant to the QVC Merger Agreement, The Purchaser commenced an offer (the "QVC Tender Offer") to purchase all outstanding shares of common stock and preferred stock of QVC. The QVC Tender Offer expired on February 9, 1995, at which time the Purchaser accepted for payment all shares of QVC which had been tendered in the QVC Tender
Offer.   Following consummation of the QVC Tender Offer, the Purchaser was merged with and into QVC with QVC continuing as the surviving corporation. Liberty Media Group owns an approximate 43% interest of the post-merger QVC. A credit facility entered into by the Purchaser is secured by substantially all of the assets of QVC. In addition, Comcast and Liberty Media Group have pledged their shares of QVC pursuant to such credit facility.

          In connection with the transactions contemplated under a stockholders agreement entered into among Comcast, Liberty Media Group and the Purchaser, TCI has undertaken to cause Liberty Media Group to comply with each of its representations, warranties, agreements and obligations under the stockholders agreement. All such undertakings will terminate at such time as equity securities of Liberty Media Group or the Liberty Group Stock have been distributed and such securities impute a market capitalization of Liberty Media Group in excess of $2 billion.

          Upon consummation of the aforementioned QVC transactions, Liberty Media Group was deemed to exercise significant influence over QVC and, as such,
will account for its investment in QVC under the equity method.   Had Liberty
Media Group accounted for its investment under the equity method during 1994, it would have reflected additional share of earnings of QVC of $8 million before income taxes. Additionally, Liberty Media Group's investment in QVC, its deferred tax liability and its unrealized gain from available-for-sale securities would have been reduced by $216 million, $89 million and $127 million, respectively, had Liberty Media Group accounted for its investments in QVC under the equity method during 1994. The 1994 combined financial statements will be restated in the first quarter of 1995.

          As of December 31, 1994, Liberty Media Group had combined debt maturities of $31 million in 1995, $2 million in 1996 and $279 million in 1997.


          In 1994, HSN's Board of Directors authorized the repurchase of up to $75.0 million of HSN common stock. In 1994, HSN repurchased 1.3 million shares at a total cost of $13.1 million and in 1995, through February 28, HSN repurchased an additional 2.6 million shares at a total additional cost of $21.6 million. HSN may, subject to cash availability, debt covenants and market conditions, continue to repurchase its common stock within the limits set by it's Board of Directors. HSN borrowed under its bank credit facility to finance these purchases, and expects to finance any future purchases in the same way.


          Liberty Media Group reached agreements in principle in December 1993 to settle certain lawsuits in which Liberty Media Group and HSN are parties. In accordance with these agreements, HSN paid approximately $10.2 million, and Liberty Media Group paid approximately $16.3 million during 1995, and HSN expects to pay an additional approximate $4.9 million in 1995.

          Liberty Media Group intends to continue to develop its Entertainment and Information Programming Services and has made certain financial commitments related to the acquisition of programming. As of December 31, 1994, Liberty Media Group's future minimum obligation related to certain film licensing agreements was $405 million. The amount of the total obligation is not currently estimable because such amount is dependent upon the number of qualifying films produced by the motion picture studios, the amount of United States theatrical film rentals for such qualifying films, and certain other factors. Liberty Media Group's obligations over the next five years for certain
sports program rights contracts as of December 31, 1994 was $230 million.   It
is expected that sufficient cash will be generated by the programming services
to satisfy these commitments.   However, continued development may require
additional financing and it cannot be predicted whether Liberty Media Group will obtain such financing. If additional financing cannot be obtained, Liberty Media Group could attempt to sell assets but there can be no assurance that asset sales, if any, can be consummated at a price and on terms acceptable to Liberty Media Group. Further, TCI could attempt to sell equity securities but, again, there can be no certainty that such a sale could be accomplished on acceptable terms.

          HSN has significant working capital needs for inventory and accounts receivable. However, HSN expects to meet its recurring working capital needs primarily through internally generated funds and its existing credit facilities.

Impact of Regulation
- --------------------

          The 1992 Cable Act provides for comprehensive federal and local regulation of the cable television industry, including Liberty Media Group's programming operations. The FCC has adopted extensive rate regulations governing cable systems not subject to "effective competition". The FCC has established standards and procedures governing regulation of rates for basic cable service and equipment to be implemented by state and local cable franchising authorities and for the FCC's review of the "reasonableness" of rates for additional tiers of cable service upon complaint from a franchising authority or a cable subscriber. The FCC also has adopted interim "cost-of-service" rules governing attempts by cable operators to justify higher than benchmark rates based on unusually high costs. Separately offered services, such as pay television and pay-per-view services, are not currently subject to rate regulation although packages or collective offerings of such services may
be subject to rate regulation.   The FCC also has identified and established
regulations for New Product Tiers, which are tiers of services not subject to rate regulation. Through a series of orders, the FCC had "frozen" cable rates, except for those cable systems already subject to effective competition, from April 5, 1993 through May 15, 1994.

          The FCC's rate regulations also govern changes in the rates which cable operators may charge when adding or deleting a service from a regulated tier of service. The FCC substantially revised its rules for adding and deleting services in November 1994 and has provided an alternative methodology for adding services to cable programming service tiers which includes a flat fee increase per added channel and an aggregate limit on such increases with an additional license fee reserve. The FCC's rate regulations also permit cable operators to "pass through" increases in programming costs and certain other external costs which exceed the rate of inflation subject to the aggregate limit through 1996. However, a cable operator may pass through increases in the cost of programming services affiliated with such cable operator to the extent such costs exceed the rate of inflation only if the price charged by the programmer to the affiliated cable operator reflects prevailing prices offered in the marketplace by the programmer to unaffiliated third parties or the fair market value of the programming.

          Liberty Media Group believes that the FCC's comprehensive system of rate regulation, including regulation of the changes in rates when programming services are added or deleted from service tiers, has had and will continue to have an adverse effect on the programming services in which Liberty Media Group has an ownership interest by limiting the carriage of such services and/or the ability and willingness of cable operators to pay the rights fees for such carriage.

          The FCC has adopted rules providing for mandatory carriage by cable systems after September 1, 1993 of all local full-power commercial television broadcast signals (up to one-third of all channels), including the signals of stations carrying home-shopping programming after October 6, 1993, and, depending on a cable system's channel capacity, at least one non-commercial television broadcast signal. Alternatively, after October 6, 1993, commercial broadcasters have the right to deny such carriage unless they grant retransmission consent. The "must carry" statutory provisions and regulations remain in effect pending the outcome of ongoing judicial proceedings to resolve challenges to their constitutionality. Liberty Media Group believes that, by requiring such carriage of broadcast signals, these regulations may adversely affect the ability of Liberty Media Group's programming services to obtain carriage on cable systems with limited channel capacity. To the extent that carriage is thereby limited, the subscriber and advertising revenues available to Liberty Media Group's programming services also will be limited. During the past year, HSN has aggressively pursued and obtained long-term carriage commitments from a number of cable operators. As a result of HSN's success in obtaining such commitments, the exposure to loss of revenue should the "must-carry" rules be declared unconstitutional has been largely mitigated.

          The FCC has adopted regulations limiting carriage by a cable operator of national programming services in which that operator holds an attributable interest to 40 percent of the first 75 activated channels on each of the
operator's systems.   The rules provide for the use of two additional channels
or a 45 percent limit, whichever is greater, provided that the additional channels carry minority controlled programming services. The regulations also grandfather existing carriage arrangements which exceed the channel limits, but require new channel capacity to be devoted to unaffiliated programming services
until the system achieves compliance with the regulations.   Channels beyond the
first 75 activated channels are not subject to such limitations, and the rules do not apply to local or regional programming services. These rules may limit carriage of Liberty Media Group's programming services on certain cable systems of TCI and its affiliates.

          The 1992 Cable Act directed the FCC to promulgate regulations regarding the sale and acquisition of cable programming between multichannel video program distributors (including cable operators) and programming services in which a cable operator has an attributable interest. The legislation and the implementing regulations adopted by the FCC preclude virtually all exclusive programming contracts between cable operators (unless the FCC first determines the contract serves the public interest) and generally prohibit a cable operator which has an attributable interest in a programmer from improperly influencing the terms and conditions of sale to unaffiliated multichannel video distributors. Further, the 1992 Cable Act requires that such affiliated programmers make their programming services available to cable operators and competing video technologies such as multichannel multi-point distribution systems ("MMDS") and DBS services on terms and conditions that do not unfairly discriminate among such technologies.

          A number of petitions for reconsideration of various aspects of the regulations implementing the 1992 Cable Act remain pending before the FCC. Petitions for judicial review of regulations adopted by the FCC, as well as other court challenges to the 1992 Cable Act and the FCC's regulations, also remain pending. Liberty Media Group is uncertain how the courts and/or the FCC ultimately will rule or whether such rulings will materially change any existing rules or statutory requirements.

                         Independent Auditors' Report
                         ----------------------------


The Board of Directors and Stockholders
Tele-Communications, Inc.:

We have audited and reported separately herein on the consolidated financial statements of Tele-Communications, Inc. and subsidiaries as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994.

We have also audited the accompanying combined balance sheets of Liberty Media Group (a combination of certain assets of Tele-Communications, Inc. and its affiliate, Liberty Media Corporation, as defined in note 1) as of December 31, 1994 and 1993, and the related combined statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 1994. These combined financial statements are the responsibility of the Companies' managements. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The combined financial statements of Liberty Media Group are presented for purposes of additional analysis of the consolidated financial statements of Tele-Communications, Inc. and subsidiaries. As more fully described in note 1, the combined financial statements of Liberty Media Group are intended to reflect the performance of the businesses of Tele-Communications, Inc. and its affiliate, Liberty Media Corporation, which produce and distribute cable television programming services. The combined financial statements of Liberty Media Group should be read in conjunction with the consolidated financial statements of Tele-Communications, Inc. and subsidiaries and Liberty Media Corporation and subsidiaries.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Liberty Media Group as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in notes 1 and 5 to the combined financial statements, Liberty Media Group adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," in 1994.


                                 KPMG Peat Marwick LLP

Denver, Colorado

March 27, 1995

                             "LIBERTY MEDIA GROUP"
                        (a combination of certain assets
   of Tele-Communications, Inc. and its affiliate, Liberty Media Corporation, as defined in note 1)

                            Combined Balance Sheets

                                                          December 31,
                                                        1994       1993
                                                        ----       ----
                                                     amounts in thousands
Assets
- ------
Cash and cash equivalents                          $   62,963     82,544
Trade and other receivables, net                       95,081     70,283
Inventories, net                                      119,814    112,008
Prepaid expenses                                       14,581     12,431
Prepaid program rights                                 24,018      1,422
Committed film inventory                               46,503     11,448
Investments in affiliates, accounted for under
   the equity method, and related receivables
   (note 4)                                           197,192    229,292
Investment in Turner Broadcasting System, Inc.
   ("TBS") (note 5)                                   653,691    487,073
Other investments, at cost, and related
   receivables (note 6)                               438,783    235,425
Deferred tax asset (note 10)                               --     15,426
Property and equipment, at cost (note 7):
   Land                                                21,934     20,374
   Support equipment and buildings                    152,487    130,207
   Computer and broadcast equipment                    60,525     61,825
                                                   ----------  ---------
                                                      234,946    212,406
   Less accumulated depreciation                       38,547     28,710
                                                   ----------  ---------
                                                      196,399    183,696
                                                   ----------  ---------

Excess cost over acquired net assets (note 7)         549,770    264,723
   Less accumulated amortization                       22,217     10,375
                                                   ----------  ---------
                                                      527,553    254,348
                                                   ----------  ---------

Other intangibles                                      77,925     99,751
   Less accumulated amortization                       54,936     67,095
                                                   ----------  ---------
                                                       22,989     32,656
                                                   ----------  ---------

Cable distribution fees                                71,871         --
   Less accumulated amortization                        3,893         --
                                                   ----------  ---------
                                                       67,978         --
                                                   ----------  ---------

Other assets, at cost, net of amortization             13,277      7,066
                                                   ----------  ---------

                                                   $2,480,822  1,735,118
                                                   ==========  =========
                                                                  (continued)

                             "LIBERTY MEDIA GROUP"
                        (a combination of certain assets
   of Tele-Communications, Inc. and its affiliate, Liberty Media Corporation, as defined in note 1)

                       Combined Balance Sheets, continued

                                                                  December 31,
                                                                1994       1993
                                                                ----       ----
                                                            amounts in thousands
Liabilities and Combined Equity
- -------------------------------
Accounts payable                                           $  111,239    100,672
Accrued liabilities                                           112,278     98,607
Film licenses payable                                          54,026     13,850
Accrued litigation settlements (note 8)                        27,450     29,000
Accrued compensation relating to stock
   appreciation rights (note 11)                               28,422     36,996
Due to TCI from HSN                                            28,724      2,738
Deferred revenue                                               46,845     43,839
Debt (note 9)                                                 330,461    399,680
Deferred tax liability (note 10)                              235,814         --
Other liabilities                                               4,320      1,522
                                                           ----------  ---------
         Total liabilities                                    979,579    726,904
                                                           ----------  ---------
Minority interests in equity of consolidated                  115,165    112,319
 subsidiaries
Combined equity (note 11):
    Combined equity                                         1,128,407    895,895
    Unrealized gains on available-for-sale
       securities, net of taxes                               257,671         --
                                                           ----------  ---------
                                                            1,386,078    895,895
                                                           ----------  ---------
                                                           $2,480,822  1,735,118
                                                           ==========  =========


Commitments and contingencies (notes 4, 10 and 12)

See accompanying notes to combined financial statements.

                             "LIBERTY MEDIA GROUP"
                        (a combination of certain assets
   of Tele-Communications, Inc. and its affiliate, Liberty Media Corporation, as defined in note 1)

                       Combined Statements of Operations


                                                 Years ended December 31,
                                            -----------------------------------
                                                1994          1993       1992
                                                ----          ----       ----
                                                   amounts in thousands
Revenue:
   Net sales from home shopping services      $1,125,917     942,940        --
   Programming services:
        From TCI (note 11)                        75,212      47,448    45,970
        From others                              297,134     216,512   163,018
                                              ----------   ---------   -------
                                               1,498,263   1,206,900   208,988
                                              ----------   ---------   -------
Cost of sales, operating costs and expenses:
   Cost of sales                                 730,505     611,526        --
   Operating                                     362,592     246,299   137,371
   Selling, general and administrative
    (note 11)                                    353,988     266,860    43,888
   Charges by TCI (note 11)                       15,355       5,655     7,586
   Compensation relating to stock
      appreciation rights (note 11)                   --      40,366    16,939
   Adjustment to compensation relating to
    stock appreciation rights                     (8,574)         --        --
   Depreciation                                   22,806      19,384     2,933
   Amortization                                   26,762      20,808    11,168
                                              ----------   ---------   -------
                                               1,503,434   1,210,898   219,885
                                              ----------   ---------   -------
            Operating loss                        (5,171)     (3,998)  (10,897)

Other income (expense):
   Interest expense                              (12,429)    (12,683)  (12,275)
   Interest expense to TCI                        (2,348)     (1,703)   (2,168)
   Dividend and interest income, primarily
      from affiliates                             20,249      23,145    11,974
   Share of earnings of affiliates, net
    (note 4)                                      19,984      24,045    24,355
   Gain on disposition of assets (note 4)        181,088      31,972     8,240
   Loss on early extinguishment of debt           (1,491)     (3,554)       --
   Minority interests in losses
    (earnings) of consolidated subsidiaries      (10,083)         32     5,511
   Litigation settlements (note 8)                    --      (7,475)       --
   Other, net                                       (886)     (1,586)   (1,277)
                                              ----------   ---------   -------
                                                 194,084      52,193    34,360
                                              ----------   ---------   -------
            Earnings before income taxes         188,913      48,195    23,463

Income tax expense (note 10)                     (83,604)    (21,330)   (8,959)
                                              ----------   ---------   -------

            Net earnings                      $  105,309      26,865    14,504
                                              ==========   =========   =======



See accompanying notes to combined financial statements.

                                 "LIBERTY MEDIA GROUP"
                        (a combination of certain assets
   of Tele-Communications, Inc. and its affiliate, Liberty Media Corporation, as defined in note 1)

                         Combined Statements of Equity
                  Years ended December 31, 1994, 1993 and 1992

                                                Unrealized holding     Total
                                               gains on available-    combined
                             Combined equity   for-sale securities     equity
                             ----------------  --------------------  ----------
                                               amounts in thousands

Balance at January 1, 1992        $  642,711            --             642,711
 Net earnings                         14,504            --              14,504
 Sale of programming to TCI          (45,970)           --             (45,970)
 Cost allocations from TCI             7,586            --               7,586
 Interest expense allocation
  from TCI                             2,168            --               2,168
 Intergroup tax allocations              107            --                 107
 Net cash transfers from TCI           6,681            --               6,681
                                  ----------        ----------       ---------

Balance at December 31, 1992         627,787            --             627,787
 Net earnings                         26,865            --              26,865
 Sale of programming to TCI          (47,448)           --             (47,448)
 Cost allocations from TCI             5,655            --               5,655
 Interest expense allocation
  from TCI                             1,703            --               1,703
 Intergroup tax allocations           24,387            --              24,387
 Net cash transfers from TCI         256,946            --             256,946
                                  ----------        ----------       ---------
Balance at December 31, 1993         895,895            --             895,895
 Unrealized holding gains
  for available-for-sale
  securities as of January 1,
  1994 (note 5)                           --          335,177          335,177

 Net earnings                        105,309            --             105,309
 Sale of programming to TCI          (75,212)           --             (75,212)
 Cost allocations from TCI            15,355            --              15,355
 Interest expense allocation
  from TCI                             2,348            --               2,348

 Intergroup tax allocation            62,353            --              62,353
 Acquisition of Prime Ticket
  (note 7)                           220,000            --             220,000
 Net cash transfers to TCI           (97,641)           --             (97,641)
 Change in unrealized holding
  gains for available-for-sale
   securities (note 5)                    --          (77,506)         (77,506)
                                  ----------        ----------       ---------

Balance at December 31, 1994      $1,128,407          257,671        1,386,078
                                  ==========        ==========       =========



See accompanying notes to combined financial statements.

                             "LIBERTY MEDIA GROUP"
                       (a combination of certain assets
  of Tele-Communications, Inc. and its affiliate, Liberty Media Corporation, as defined in note 1)

                       Combined Statements of Cash Flows

                                                Years ended December 31,
                                          -------------------------------------
                                              1994          1993        1992
                                          -------------  -----------  ---------
                                                  amounts in thousands
                                                     (see note 3)
Cash flows from operating activities:
   Net earnings                              $ 105,309       26,865     14,504
   Adjustments to reconcile net
    earnings to net cash provided (used)
    by operating activities:
         Depreciation and amortization          49,568       40,192     14,101
         Compensation relating to stock
            appreciation rights                     --       40,366     16,939
         Adjustment to compensation
          relating to stock appreciation rights (8,574)          --         --
         Payment of compensation relating to
           stock appreciation rights                --      (21,541)      (166)
         Share of earnings of affiliates, net  (19,984)     (24,045)   (24,355)
         Loss on early extinguishment
          of debt                                1,491        3,554         --
         Deferred income tax expense
          (benefit)                             21,251       (3,057)     8,852
         Minority interests in earnings
          (losses)                              10,083          (32)    (5,511)
         Gain on disposition of assets        (181,088)     (31,972)    (8,240)
         Litigation settlements                     --        7,475         --
         Amortization of debt discount              --           --        520
         Changes in operating assets and
            liabilities, net of effect
             of acquisitions:
               Change in receivables           (13,437)     (34,532)     3,226
               Change in inventories           (42,861)      (8,672)        80
               Change in prepaid expenses      (23,200)     (10,678)     1,296
               Change in payables,
                accruals, due to TCI and
                deferred revenue                76,407       55,285     23,592
                                             ---------   ----------   --------
                  Net cash provided
                   (used) by operating
                      activities               (25,035)      39,208     44,838
                                             ---------   ----------   --------
Cash flows from investing activities:
   Cash paid for acquisitions                       --     (160,440)   (32,930)
   Capital expended for property and
    equipment                                  (34,775)     (18,627)    (2,116)
   Additional investments in and loans
    to affiliates and others                   (24,846)     (48,457)   (45,010)
   Return of capital from affiliates             9,880        4,750     42,295
   Collections on loans to affiliates
    and others                                 149,162       20,136      4,148
   Proceeds from disposition of assets         180,429       44,061         --
   Cash paid for cable distribution fees       (71,871)          --         --
   Other investing activities, net              (1,369)      (3,569)    (3,751)
                                             ---------   ----------   --------
                  Net cash provided
                   (used) by investing
                      activities               206,610     (162,146)   (37,364)
                                             ---------   ----------   --------
Cash flows from financing activities:
   Borrowings of debt                          283,859    1,140,400    344,066
   Repayments of debt                         (388,579)  (1,197,181)  (337,628)
   Change in borrowings from or loans
    to TCI                                    (102,308)     118,738    (18,773)
   Contributions by minority
    shareholders of subsidiaries                 6,272       48,932      2,773
   Distributions to minority
    shareholders of subsidiaries                  (400)          --         --
                                             ---------   ----------   --------
                  Net cash provided
                   (used) by financing
                   activities                 (201,156)     110,889     (9,562)
                                             ---------   ----------   --------
                  Net decrease in cash
                   and cash equivalents        (19,581)     (12,049)    (2,088)
                  Cash and cash equivalents
                   at beginning of year         82,544       94,593     96,681
                                             ---------   ----------   --------
                  Cash and cash equivalents
                   at end of year            $  62,963       82,544     94,593
                                             =========   ==========   ========



See accompanying notes to consolidated financial statements.

                             "LIBERTY MEDIA GROUP"
                       (a combination of certain assets
  of Tele-Communications, Inc. and its affiliate, Liberty Media Corporation, as defined in note 1)

                    Notes to Combined Financial Statements

                       December 31, 1994, 1993 and 1992

(1)  Basis of Presentation
     ---------------------

     The Board of Directors of Tele-Communications, Inc. ("TCI") has adopted a proposal (the "Liberty Group Stock Proposal") which, if approved by stockholders, would authorize the Board to issue a new class of stock ("Liberty Group Stock") which is intended to reflect the separate performance of TCI's business which produces and distributes cable television programming services ("Liberty Media Group"). However, the Liberty Group Stock would constitute common stock of TCI. The Liberty Group Stock Proposal would not result in any transfer of assets or liabilities of TCI or any of its subsidiaries or affect the rights of holders of TCI's or any of its subsidiaries' debt. TCI intends to distribute to its security holders Liberty Group Stock representing one hundred percent of the equity value attributable to the Liberty Media Group.

     As of January 27, 1994, TCI Communications, Inc. (formerly Tele-Communications, Inc. or "TCIC") and Liberty Media Corporation ("Liberty") entered into a definitive merger agreement to combine the two companies (the "Mergers"). The transaction was consummated on August 4, 1994. Due to the significant economic interest held by TCIC through its ownership of Liberty preferred stock and Liberty common stock and other related party considerations, TCIC accounted for its investment in Liberty under the equity method prior to the consummation of the Mergers. Accordingly, TCIC had recognized 100% of Liberty's earnings or losses before deducting preferred stock dividends. The Mergers were accounted for using predecessor cost due to related party considerations. Accordingly, the accompanying combined financial statements of Liberty Media Group reflect the combination of the historical financial information of the assets of TCI and Liberty which produce and distribute cable television programming attributed to the Liberty Media Group.

     The subsidiaries of TCI and Liberty attributed to Liberty Media Group, as well as certain investments held by these or other subsidiaries of TCI and Liberty also attributed to Liberty Media Group, are as follows (unless otherwise denoted, such subsidiaries and investments were held separately by Liberty through August 4, 1994, the date the Mergers were consummated):

     Subsidiaries
     ------------

          Encore Media Corporation ("Encore")
          TV Network, Inc. (formed in 1994)
          Home Shopping Network, Inc. ("HSN")
          QE+ LTD
          Southern Satellite Systems, Inc.
          Netlink USA (owned by TCIC prior to the Mergers)
          Netlink International, Inc. (owned by TCIC prior to the Mergers) Liberty Sports, Inc.
          Affiliated Regional Communications, Ltd. ("ARC")
          Vision Group Incorporated (owned by TCIC prior to the Mergers) Americana Television Productions LLC (acquired in 1995)
          MacNeil/Lehrer Productions (acquired in 1995)
          Prime Ticket Networks, L.P. ("Prime Ticket") (acquired in 1994)

                                                                     (continued)

                             "LIBERTY MEDIA GROUP"
                       (a combination of certain assets
  of Tele-Communications, Inc. and its affiliate, Liberty Media Corporation, as defined in note 1)

                    Notes to Combined Financial Statements


     Investments
     -----------

          BET Holdings, Inc.
          Video Jukebox Network, Inc.
          Courtroom Television Network
          Discovery Communications, Inc. ("Discovery") (owned by TCIC prior to the Mergers)
          International Cablecasting Technologies, Inc. (owned by TCIC prior to the Mergers)
          E! Entertainment Television, Inc. (owned by TCIC prior to the Mergers) International Family Entertainment, Inc.
          Ingenius (formed in 1994)
          International Cable Channels Partnership, Ltd. ("ICCP") (acquired in
           1994)
          QVC, Inc. ("QVC")
          Reiss Media Enterprises, Inc. (owned by TCIC prior to the Mergers)
          TBS (owned by TCIC prior to the Mergers)
          Prime SportsChannel Networks Associates
          Home Team Sports Limited Partnership ("HTS")
          SportsChannel Chicago Associates ("Sports")
          SportsChannel Pacific Associates
          Sports Channel Prism Associates
          Prime Sports Network - Upper Midwest
          SportsSouth Network, L.P.
          Sunshine Network ("Sunshine")
          American Movie Classics Company ("AMC")
          Republic Pictures Television (owned by TCIC prior to the Mergers) Sillerman Communications Management Corporation (owned by TCIC prior to the Mergers)
          Technology Programming Ventures (formed in 1994)
          Premier Sports Network (launched in 1995)
          Silver King Communications, Inc. ("SKC")
          Asian Television and Communications LLC

     TCI also has other business units which may transact business with the Liberty Media Group. These businesses represent (i) TCI's Domestic Cable and Communications unit, (ii) TCI's International Cable and Programming unit and (iii) TCI's Technology/Venture Capital unit. Intercompany balances resulting from transactions with such units are reflected as borrowings from or loans to TCI and, prior to the implementation of the Liberty Group Stock Proposal, are included in combined equity in the accompanying combined financial statements. See note 11.
                                                                     (continued)

                             "LIBERTY MEDIA GROUP"
                       (a combination of certain assets
  of Tele-Communications, Inc. and its affiliate, Liberty Media Corporation, as defined in note 1)

                     Notes to Combined Financial Statements


     Notwithstanding the attribution of assets and liabilities, equity and items of income and expense to Liberty Media Group for purposes of preparing its combined financial statements, the change in the capital structure of TCI contemplated by the Liberty Group Stock Proposal would not affect the ownership or the respective legal title to assets or responsibility for liabilities of TCI or any of its subsidiaries. TCI and its subsidiaries would each continue to be responsible for their respective liabilities. Holders of Liberty Group Stock would be holders of common stock of TCI and would continue to be subject to risks associated with an investment in TCI and all of its businesses, assets and liabilities. The Liberty Group Stock Proposal would not affect the rights of creditors of TCI.

     Financial effects arising from any portion of TCI that affect the consolidated results of operations or financial condition of TCI could affect the results of operations or financial condition of the Liberty Media Group or the market price of shares of the Liberty Group Stock. In addition, net losses of any portion of TCI, dividends or distributions on, or repurchases of, any series of common stock, and dividends on, or certain repurchases of preferred stock would reduce the funds of TCI legally available for dividends on all series of common stock. Accordingly, Liberty Media Group financial information should be read in conjunction with the TCI and Liberty consolidated financial information.

     Under the terms of Liberty Group Stock, dividends on the Liberty Group Stock would be payable at the sole discretion of the Board out of the lesser of (i) all assets of TCI legally available for dividends and (ii) the available dividend amount with respect to the Liberty Media Group, as defined. Determinations to pay dividends on Liberty Group Stock would be based primarily upon the financial condition, results of operations and business requirements of Liberty Media Group and TCI as a whole.

     Subsequent to the Liberty Group Stock Proposal, existing securities of TCI that are convertible into or exchangeable for shares of TCI Class A common stock will, as a result of the operation of antidilution provisions, be adjusted so that there will also be delivered upon their conversion or exchange the number of shares of Series A Liberty Media Group Stock that would have been issuable in the distribution with respect to the TCI Class A common stock that would have been issuable upon their conversion or exchange prior to the distribution. The issuance of shares of Series A Liberty Media Group Stock upon such conversion or exchange will not result in any transfer of funds or other assets from TCI to the Liberty Media Group.

(2)  Summary of Significant Accounting Policies
     ------------------------------------------

     Cash and Cash Equivalents
     -------------------------

     Cash equivalents consist of investments which are readily convertible into cash and have original maturities of three months or less.

     Trade and Other Receivables
     ---------------------------

     A home shopping sales program with a deferred payment arrangement ("flex-pay") allows customers to charge their purchases to third party credit cards in installments, generally over three consecutive months. Flex-pay receivables totaled $23,621,000 and $15,547,000 at December 31, 1994 and 1993, respectively. An allowance for doubtful accounts is provided based on Liberty Media Group's past experience.
                                                                     (continued)

                             "LIBERTY MEDIA GROUP"
                       (a combination of certain assets
  of Tele-Communications, Inc. and its affiliate, Liberty Media Corporation, as defined in note 1)

                    Notes to Combined Financial Statements


     Inventories, net
     ----------------

     Merchandise inventories are valued at the lower of cost or market, cost being determined using the first-in, first-out method. Cost includes freight, certain warehousing costs and other allocable overhead. Market is determined on the basis of net realizable value, giving consideration to obsolescence and other factors. Inventories are presented net of a carrying adjustment of $18,791,000 and $25,246,000 at December 31, 1994 and 1993, respectively.

     Investments
     -----------

     In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("Statement No. 115"), effective for fiscal years beginning after December 15, 1993. Under Statement No. 115, debt securities that Liberty Media Group has both the positive intent and ability to hold to maturity are carried at amortized cost. Debt securities that Liberty Media Group does not have the positive intent and ability to hold to maturity and all marketable equity securities are classified as available-for-sale or trading and carried at fair value. Unrealized holding gains and losses on securities classified as available-for-sale are carried net of taxes as a separate component of combined equity.
     Unrealized holding gains and losses on securities classified as trading are reported in earnings. Marketable equity securities held by Liberty Media Group were reported at the lower of cost or market prior to the adoption of Statement No. 115, and any declines in the value which were other than temporary were reflected as a reduction in Liberty Media Group's carrying value of such investment.

     Investments in which the ownership interest is less than 20% but do not fall within the guidelines of Statement No. 115 are generally carried at cost. For those investments in affiliates in which Liberty Media Group's voting interest is 20% to 50%, the equity method of accounting is generally used. Under this method, the investment, originally recorded at cost, is adjusted to recognize Liberty Media Group's share of net earnings or losses of the affiliates as they occur rather than as dividends or other distributions are received, limited to the extent of Liberty Media Group's investment in, advances to and guarantees for the investee. Liberty Media Group's share of net earnings or losses of affiliates includes the amortization of purchase adjustments. However, recognition of gains on sales of properties to affiliates accounted for under the equity method is deferred in proportion to Liberty Media Group's ownership interest in such affiliates.

     Changes in Liberty Media Group's proportionate share of the underlying equity of a subsidiary or equity method investee, which result from the issuance of additional equity securities by such subsidiary or equity investee, are recognized as gains or losses in Liberty Media Group's combined statement of operations.
                                                                     (continued)

                             "LIBERTY MEDIA GROUP"
                       (a combination of certain assets
  of Tele-Communications, Inc. and its affiliate, Liberty Media Corporation, as defined in note 1)

                    Notes to Combined Financial Statements




     Property and Equipment
     ----------------------

     Property and equipment, including significant improvements, is stated at cost which includes acquisition costs allocated to tangible assets acquired. Construction costs, including interest during construction and applicable overhead, are capitalized. Interest capitalized during the periods presented was not material.

     Depreciation is computed on a straight-line basis using estimated useful lives of 3 to 40 years for support equipment and buildings (furniture and other equipment are depreciated from 3 to 8 years and buildings and improvements are depreciated from 20 to 40 years) and 3 to 7 years for computer and broadcast equipment (computer equipment is depreciated from 3 to 5 years and broadcast equipment is depreciated from 5 to 7 years).

     Repairs and maintenance and any gains or losses on disposition of assets in their entirety are included in operations.

     Excess Cost Over Acquired Net Assets
     ------------------------------------

     Excess cost over acquired net assets consists of the difference between the cost of acquiring programming entities and amounts assigned to their tangible assets. Such amounts are amortized on a straight-line basis over 30 years.

     Other Intangible Assets
     -----------------------

     Other intangible assets include amounts assigned to covenants not to compete and amounts (in excess of tangible assets) assigned to sports program rights agreements, affiliate agreements and distribution agreements. The amounts assigned to these agreements are amortized over the respective lives of the agreements ranging from 1 to 10 years.

     Cable Distribution Fees
     -----------------------

     During 1994, Liberty Media Group committed to long-term cable contracts for carriage of Liberty Media Group's home shopping programming. These contracts provide for payments of distribution fees to cable system operators totalling $71,871,000. Amounts payable under these agreements totaled $40,559,000 as of December 31, 1994.

     Cable distribution fees are amortized to expense on a straight-line basis, over the terms of the respective contracts, which range from 5 to 15 years.


     Minority Interests
     ------------------

     Recognition of minority interests' share of losses of consolidated subsidiaries is limited to the amount of such minority interests' allocable portion of the common equity of those consolidated subsidiaries. Further, the minority interests' share of losses is not recognized if the minority holders of common equity of consolidated subsidiaries have the right to cause Liberty Media Group to repurchase such holders' common equity.

                                                                     (continued)

                             "LIBERTY MEDIA GROUP"
                       (a combination of certain assets
  of Tele-Communications, Inc. and its affiliate, Liberty Media Corporation, as defined in note 1)

                    Notes to Combined Financial Statements







     Deferred Revenue
     ----------------

     Deferred revenue represents advance billings primarily to home satellite dish owners. Such revenue is recognized in the month service is provided.

     Net Sales
     ---------

     Revenue includes merchandise sales and shipping and handling revenue, and is reduced by incentive discounts and sales returns to arrive at net sales. Revenue is recorded for credit card sales upon transaction authorization, and for check sales upon receipt of customer payment, which does not vary significantly from the time goods are shipped. Liberty Media Group's sales policy allows merchandise to be returned at the customer's discretion, generally up to 30 days. An allowance for returned merchandise is provided based upon past experience.

     Earnings Per Common and Common Equivalent Share
     -----------------------------------------------

     Historical earnings per share are omitted from the statements of operations as Liberty Group Stock was not part of the capital structure of TCI for the periods presented. Following implementation of the Liberty Group Stock Proposal, the method of calculating earnings per share for TCI common stock and the Liberty Group Stock would reflect the terms of the certificate of amendment to the Restated Certificate of Incorporation of TCI which provide that Liberty Media Group's Available Dividend Amount, as defined, would be the source for payment of dividends, although liquidation rights of these series of stock and legally available assets of TCI may be more or less than these amounts. TCI would compute earnings per share of Liberty Group Stock by dividing Earnings Attributable to Liberty Media Group, as defined, by the weighted average number of shares of Liberty Group Stock and dilutive Liberty Group Stock equivalents outstanding during the applicable period. Earnings Attributable to Liberty Media Group would generally equal the Liberty Media Group's results of operations.

(3)  Supplemental Disclosures to Combined Statements of Cash Flows
     -------------------------------------------------------------

     Cash paid for interest was $10,741,000 $16,519,000 and $10,583,000 for the years ended December 31, 1994, 1993 and 1992, respectively. Cash paid for income taxes during the years ended December 31, 1994, 1993 and 1992 was $83,267,000, $8,642,000 and $953,000, respectively.

                                                                     (continued)

                             "LIBERTY MEDIA GROUP"
                       (a combination of certain assets
  of Tele-Communications, Inc. and its affiliate, Liberty Media Corporation, as defined in note 1)

                    Notes to Combined Financial Statements



     Significant noncash investing and financing activities are as follows:

                                                 Year ended December 31,
                                              ----------------------------
                                                1994       1993      1991
                                                ----       ----      ----
                                                   amounts in thousands
   Cash paid for acquisitions:
    Fair value of assets acquired            $ 302,043    540,254   32,930
    Net liabilities assumed                    (21,350)  (195,648)      --
    Deferred tax asset (liability) recorded
     upon acquisition                          (69,897)     1,115       --
    Contribution to combined equity from
    TCI for acquisition                       (210,796)  (123,000)      --
    Minority interests in equity of
    acquired entities                               --    (62,281)      --
                                             ---------   --------   ------
                                             $      --    160,440   32,930
                                             =========   ========   ======

   Noncash proceeds on disposition           $      --         --   12,643
                                             =========   ========   ======
   Unrealized gains, net of deferred
    income taxes, on available-for-sale
    securities as of January 1, 1994         $ 335,177         --       --
                                             =========   ========   ======

   Reduction in unrealized gains, net of
    deferred income taxes, on
    available-for-sale securities            $  77,506         --       --
                                             =========   ========   ======


                                                                     (continued)

                             "LIBERTY MEDIA GROUP"
                       (a combination of certain assets
  of Tele-Communications, Inc. and its affiliate, Liberty Media Corporation, as defined in note 1)

                    Notes to Combined Financial Statements


(4)  Investments in Affiliates
     -------------------------

     Summarized unaudited financial information for affiliates accounted for under the equity method is as follows:


                                                             December 31,
                                                       -------------------------
                                                           1994         1993
                                                           ----         ----
                                                         amounts in thousands
Combined Financial Position
- ---------------------------
   Property and equipment, net                         $    56,433      136,144
   Feature film inventory                                  115,638      112,183
   Cable distribution rights                                    --       99,579
   Due from Liberty Media Group                             11,253           --
   Excess cost, other intangibles and other assets         281,923    1,042,387
                                                       -----------   ----------

         Total assets                                  $   465,247    1,390,293
                                                       ===========   ==========


   Debt                                                $   168,520      203,813
   Due to Liberty Media Group                                1,712        4,254
   Feature film rights payable                              15,909      104,096
   Other liabilities                                       121,001      458,614
   Owners' equity                                          158,105      619,516
                                                       -----------   ----------

         Total liabilities and equity                  $   465,247    1,390,293
                                                       ===========   ==========


                                                 Years ended December 31,
                                                 ------------------------
                                              1994          1993         1992
                                              -----         ----         ----
                                                    amounts in thousands
Combined Operations
- -------------------
   Revenue                                 $ 583,813     1,799,780    1,518,508
   Operating expenses                       (442,157)   (1,515,697)  (1,272,238)
   Depreciation and amortization             (73,676)      (50,157)     (80,941)
                                           ---------   -----------   ----------

      Operating income                        67,980       233,926      165,329

   Interest expense                          (10,071)      (12,582)     (26,005)
   Other, net                                (28,597)     (118,281)     (53,098)
                                           ---------   -----------   ----------

      Net earnings                         $  29,312       103,063       86,226
                                           =========   ===========   ==========

                                                                     (continued)

                             "LIBERTY MEDIA GROUP"
                       (a combination of certain assets
  of Tele-Communications, Inc. and its affiliate, Liberty Media Corporation, as defined in note 1)

                    Notes to Combined Financial Statements






     The following table reflects the carrying value of Liberty Media Group's investments, accounted for under the equity method, including related receivables:

                      Year ended December 31,
                      -----------------------
                                1994     1993
                                ----     ----
                           amounts in thousands
     Discovery              $113,182  106,089
     QVC                          --   61,545
     Sunshine                  7,174    9,131
     AMC                          --  (11,026)
     Sports                   30,163   32,561
     HTS                       4,292    4,610
     ICCP                     13,686       --
     Other investments        28,695   26,382
                            --------  -------
                            $197,192  229,292
                            ========  =======

     The following table reflects Liberty Media Group's share of earnings (losses) of each of the aforementioned affiliates:


                      Year ended December 31,
                      -----------------------
                      1994     1993     1992
                      ----     ----     ----
                        amounts in thousands
    Discovery      $ 7,093    5,454    5,721
    QVC              3,042   14,078   13,322
    Sunshine         1,376     (957)  (1,055)
    AMC              8,805   11,313    7,839
    Sports           6,465    5,859    3,348
    HTS                531   (7,076)     748
    ICCP            (1,469)      --       --
    Other           (5,859)  (4,626)  (5,568)
                   -------   ------   ------
                   $19,984   24,045   24,355
                   =======   ======   ======





     On November 11, 1993, Liberty Media Group entered into an agreement with the staff of the Federal Trade Commission pursuant to which Liberty Media Group agreed to divest all of its equity interests in QVC during an 18 month time period if QVC was successful in its offer to buy Paramount Communications, Inc. ("Paramount") and not to vote or otherwise exercise influence over QVC until such time as QVC withdrew its offer for Paramount. Simultaneously, Liberty Media Group agreed to withdraw from a stockholders agreement pursuant to which Liberty Media Group and certain other stockholders exercised control over QVC (the "Previous Stockholders' Agreement"). On February 15, 1994, QVC terminated its offer for Paramount. Upon termination of such offer, Liberty Media Group had the right to be reinstated as a party to the Previous Stockholders' Agreement so long as such option was exercised within 90 days after such termination.

                                                                     (continued)

                             "LIBERTY MEDIA GROUP"
                       (a combination of certain assets
  of Tele-Communications, Inc. and its affiliate, Liberty Media Corporation, as defined in note 1)

                    Notes to Combined Financial Statements



     On November 16, 1993, Liberty Media Group sold 1,690,041 shares of common stock of QVC to Comcast Corporation ("Comcast") for aggregate consideration of approximately $31,461,000. The sale to Comcast reduced Liberty Media Group's interest in QVC common stock (on a fully diluted basis) from 21.9% to 18.9%. Liberty Media Group continued to account for its investment in QVC under the equity method, although it no longer exercised significant influence over such affiliate, due to the pending determination of whether it would rejoin the control group under the Previous Stockholders' Agreement. As a result of the election on May 13, 1994 by Liberty Media Group to forego the exercise of its option to be reinstated as a party to the Previous Stockholders' Agreement, Liberty Media Group began, as of that date, to account for its investment in QVC under the cost method of accounting.

     Pursuant to an Agreement and Plan of Merger dated as of August 4, 1994, as amended (the "QVC Merger Agreement"), QVC Programming Holdings, Inc. (the "Purchaser"), a corporation which is jointly owned by Comcast Corporation ("Comcast") and Liberty Media Group, commenced an offer (the "QVC Tender Offer") to purchase all outstanding shares of common stock and preferred stock of QVC.

     The QVC Tender Offer expired at midnight, New York City time, on February 9, 1995, the Purchaser accepted for payment all shares of QVC which had been tendered in the QVC Tender Offer. Following consummation of the QVC Tender Offer, the Purchaser was merged with and into QVC with QVC continuing as the surviving corporation. Liberty Media Group owns an approximate 43% interest of the post-merger QVC.

     A credit facility entered into by the Purchaser is secured by substantially all of the assets of QVC. In addition, Comcast and Liberty Media Group have pledged their shares of QVC pursuant to such credit facility.

     Upon consummation of the aforementioned QVC transactions, Liberty Media Group is deemed to exercise significant influence over QVC and, as such, will account for its investment in QVC under the equity method. Had Liberty Media Group accounted for its investment under the equity method during 1994, Liberty Media Group would have reflected additional share of earnings of QVC of $8 million. Additionally, Liberty Media Group's investment in QVC, its deferred tax liability and its unrealized gain from available-for-sale securities would have been reduced by $216 million, $89 million and $127 million, respectively, had Liberty Media Group accounted for its investment in QVC under the equity method during 1994. The 1994 consolidated financial statements will be restated in the first quarter of 1995.

                                                                     (continued)

                             "LIBERTY MEDIA GROUP"
                       (a combination of certain assets
  of Tele-Communications, Inc. and its affiliate, Liberty Media Corporation, as defined in note 1)

                    Notes to Combined Financial Statements



     In connection with the transactions contemplated under the current stockholders agreement, TCI has undertaken to cause Liberty Media Group to comply with each of its representations, warranties, covenants, agreements and obligations under the current stockholders agreement. Such undertaking will terminate at such time as equity securities of Liberty Media Corporation or the Liberty Group Stock have been distributed, and such securities impute a market capitalization in excess of $2 billion.

     During 1992, AMC distributed $39,000,000 to Liberty Media Group. Liberty Media Group recorded the amount received as a reduction of its investment in AMC. On July 11, 1994, Rainbow Program Enterprise ("Rainbow") purchased 49.9% of Liberty Media Group's 50% general partnership interest in AMC under the terms of a buy/sell provision contained in the AMC partnership agreement. In connection with the purchase, Rainbow acquired an option to purchase the remaining 0.1% general partnership interest in AMC from Liberty Media Group for approximately $373,000. The proceeds of $180,429,000 included the economic benefit of Liberty Media Group's consulting agreement with AMC assigned by Liberty Media Group to Cablevision Systems Corporation, the parent company of Rainbow. Liberty Media Group recognized a gain of approximately $183 million on the sale of its interest in AMC.

     Certain of Liberty Media Group's affiliates are general partnerships and any subsidiary of Liberty Media Group that is a general partner in a general partnership is, as such, liable as a matter of partnership law for all debts (other than non-recourse debts) of that partnership in the event liabilities of that partnership were to exceed its assets.

(5)  Investment in Turner Broadcasting System, Inc.
     ----------------------------------------------

     Liberty Media Group owns shares of a class of preferred stock of TBS which has voting rights and are convertible into shares of TBS common stock. The holders of those preferred shares, as a group, are entitled to elect seven of fifteen members of the board of directors of TBS, and Liberty Media Group appoints three such representatives. However, voting control over TBS continues to be held by its chairman of the board and chief executive officer. Liberty Media Group's total holdings of TBS common and preferred stocks represent an approximate 12% voting interest for those matters for which preferred and common stock vote as a single class.

     Liberty Media Group's investment in TBS common stock had an aggregate market value of $792 million (which exceeded cost by $478 million) at December 31, 1993.

     Liberty Media Group applied Statement No. 115 beginning in the first quarter of 1994. Application of Statement No. 115 resulted in a net increase of $335 million to combined equity on January 1, 1994, representing the recognition of unrealized appreciation, net of taxes, for Liberty Media Group's investment in marketable equity securities determined to be available-for-sale. The amount of net unrealized gain was reduced by $78 million through December 31, 1994. The majority of such unrealized gain is comprised of Liberty Media Group's investment in TBS common stock ($98 million) and QVC common stock ($127 million) (see note 4). Liberty Media Group holds no material debt securities.

                                                                     (continued)

                             "LIBERTY MEDIA GROUP"
                       (a combination of certain assets
  of Tele-Communications, Inc. and its affiliate, Liberty Media Corporation, as defined in note 1)

                    Notes to Combined Financial Statements




     Liberty Media Group's investment in TBS preferred stock, carried at cost, had an aggregate market value of $579 million and $954 million, based upon the market value of the common stock into which it is convertible, (which exceeded cost by $406 million and $781 million) at December 31, 1994 and 1993, respectively.





(6)    Other Investments
       -----------------

     Other investments, accounted for under the cost method, and related receivables, are summarized as follows:


                                                          December 31,
                                                      --------------------
                                                         1994       1993
                                                         ----       ----
                                                      amounts in thousands

    Marketable equity securities (a)                    $367,213    35,237
    Convertible debt, accrued interest and preferred
     stock investment                                     46,109    46,457
    Note receivable including accrued interest (b)            --   132,303
    Other investments and related receivables             25,461    21,428
                                                        --------   -------
                                                        $438,783   235,425
                                                        ========   =======


     (a) The marketable equity securities, which were accounted for at the lower of cost or market at December 31, 1993, had an aggregate market value of $122,628,000 (which exceeded cost by $87,391,000) at that date.

     (b) In December 1992, HSN, a cost investment of Liberty Media Group at that time and a consolidated subsidiary of Liberty Media Group at December 31, 1993 (see note 7), distributed the capital stock of SKC, formerly a wholly owned subsidiary of HSN, to their stockholders of record, including Liberty Media Group. This transaction was treated as a stock dividend by HSN. At the time of said dividend, intercompany indebtedness in an amount of approximately $135 million owed by SKC to HSN was converted into a secured long-term senior loan to SKC (a cost investment of Liberty Media Group). Such loan was evidenced by a promissory note, the terms of which were governed by a loan agreement and the liability evidenced thereby was secured by substantially all of SKC's assets, and bore interest on the unpaid principal amount at 9.5% per annum. On August 1, 1994, SKC repaid the outstanding principal and accrued interest to HSN.

     Management of Liberty Media Group estimates that the market value, calculated utilizing a multiple of cash flow approach or publicly quoted market prices, of all of Liberty Media Group's other investments aggregated $504 million and $432 million at December 31, 1994 and 1993, respectively, including amounts previously disclosed for marketable equity securities.
     No independent external appraisals were conducted for those assets which were valued utilizing a multiple of cash flow approach.


                                                                     (continued)

                             "LIBERTY MEDIA GROUP"
                       (a combination of certain assets
  of Tele-Communications, Inc. and its affiliate, Liberty Media Corporation, as defined in note 1)

                    Notes to Combined Financial Statements




(7)  Acquisitions
     ------------

     On August 8, 1994, Liberty Media Group acquired all the partnership interests of Prime Ticket from an independent third party and Forum Partners ("Forum") for aggregate consideration of $220 million. On the closing date, TCI paid $33 million in cash to Forum in consideration of the purchase of the 16.667% partnership interest held by Forum and the payment of partnership indebtedness owed to Forum. Also on the closing date, a subsidiary of Liberty Media Group was merged with and into CVN, Inc. ("CVN"), and all outstanding stock of CVN, which was held by the independent third party, was converted into 70,559 shares of TCI Convertible Preferred Stock, Series C. CVN owned the remaining 83.333% general partnership interest in Prime Ticket. The consideration paid by TCI on behalf of Liberty Media Group has been reflected in combined equity of Liberty Media Group.

     The acquisition of Prime Ticket was accounted for by the purchase method. Accordingly, the results of operations have been combined with those of Liberty Media Group since the date of acquisition. On a pro forma basis Liberty Media Group's revenue would have been increased by approximately $32,498,000 and $50,521,000 for the years ended December 31, 1994 and 1993 respectively, had the acquisition occurred prior to January 1, 1993. Net earnings would have increased by $4,491,000 for the year ended December 31, 1994. Net earnings would have decreased by $514,000 for the year ended December 31, 1993. The foregoing unaudited pro forma financial information was based on historical results of operations adjusted for acquisition costs, and in the opinion of management, is not necessarily indicative of the results had Liberty Media Group operated the acquired entity since prior to January 1, 1993.

     On February 11, 1993, Liberty Media Group acquired 20,000,000 shares of the Class B Stock of HSN from RMS Limited Partnership ("RMS") for aggregate consideration of $181,000,000. Liberty Media Group had previously acquired shares of common stock of HSN in 1992. Such common stock acquired in 1992 and the Class B Stock acquired represented 23.5% of the common equity and 65.6% of the controlling voting interest of HSN as of the date of acquisition. As a result of the acquisition of the controlling voting interest, HSN became a consolidated subsidiary of Liberty Media Group for financial reporting purposes.

     On June 1, 1993, Liberty Media Group completed the purchase of approximately 16,000,000 shares of HSN common stock at a price of $7 per share. The shares had been tendered pursuant to a tender offer initiated by Liberty Media Group in April 1993.





                                                                     (continued)

                             "LIBERTY MEDIA GROUP"
                       (a combination of certain assets
  of Tele-Communications, Inc. and its affiliate, Liberty Media Corporation, as defined in note 1)

                    Notes to Combined Financial Statements





(8)  Litigation Settlements
     ----------------------

     Liberty Media Group has reached agreements in principle to settle certain lawsuits related to HSN. Under the terms of the settlements, Liberty Media Group has paid or is expected to pay approximately the following (amounts in thousands):

         Civil actions, pending before state and Federal
          courts paid by Liberty in 1995                                $13,000

         Civil actions, pending before Federal court in
          Florida, paid by HSN in 1995 (including $1
          million settlement payment to HSN to be paid by Roy M. Speer)   9,600

         Derivative litigation involving HSN, pending before a Federal court in Florida, to be paid by HSN (including $2 million
          settlement payment to HSN to be paid by Roy M. Speer)           4,850
                                                                          -----

         Accrued litigation settlements                                 $27,450
                                                                        =======

     Any attorneys' fees awarded by the Courts to the plaintiffs' attorneys in such actions have been or will be charged to the above accruals. Pursuant to the terms of the settlements approved by the courts, Liberty Media Group paid $16.3 million, including accrued interest, and HSN paid $10.2 million, including accrued interest, in 1995. The portion of the accrued litigation settlements which will be paid to the class who sold shares of HSN common stock to Liberty Media Group as part of the June 1, 1993 purchase (approximately $5.5 million) (see note 7), was capitalized as additional acquisition costs. The portion of the accrued litigation settlements to be paid by HSN were capitalized by Liberty Media Group as additional acquisition consideration. A receivable amounting to $3 million has been recorded by Liberty Media Group in anticipation of reimbursement by Roy M. Speer.

(9)  Debt
     ----



     Debt is summarized as follows:


                                     Weighted average         December 31,
                                     interest rate at    ----------------------
                                     December 31, 1994        1994      1993
                                     -----------------        ----      ----
                                                           amounts in thousands

Liability to seller (a)                      --             $     --    19,637
Unsecured note payable (b)                   --                   --       545
Convertible note payable (c)               10.0%              14,141    13,131
Notes payable to bank (d)                   6.9%              25,000   110,000
Bank credit facility (e)                    8.5%             237,000   250,000
Note payable to bank (f)                    6.9%              18,000        --
Note payable to bank (g)                    8.9%              16,400        --
Note payable to partnership (h)            10.0%              11,253        --
Other debt, with varying rates and
 maturities                                                    8,667     6,367
                                                            --------   -------
                                                            $330,461   399,680
                                                            ========   =======

                                                                     (continued)


                             "LIBERTY MEDIA GROUP"
                       (a combination of certain assets
  of Tele-Communications, Inc. and its affiliate, Liberty Media Corporation, as defined in note 1)

                    Notes to Combined Financial Statements



 (a)      Payable by ARC
          --------------

          This amount was repaid April 30, 1994 with borrowings under a new bank credit facility entered into in 1994.

 (b)      Payable by LMC Regional Sports, Inc.
          ------------------------------------

          This note was repaid on June 30, 1994.

 (c)      Payable by ARC.
          ---------------

          These notes were due December 30, 2000. The notes were converted in January 1995 into an additional 11.65% limited partnership interest in ARC.

 (d)      Payable by HSN.
          --------------

          This note payable consists of a $100 million three-year senior unsecured revolving credit facility. The revolving credit facility provides for yearly extension options at the request of HSN and is subject to the approval of participating banks. Restrictions contained in the revolving credit agreement include, but are not limited to, limitations on the encumbrance and disposition of assets and the maintenance of various financial covenants and ratios.

          In February and April 1993, HSN retired $143,252,000 principal amount of its unsecured 11-3/4% Senior Notes, due October 15, 1996 (the "Senior Notes"), at 104% of the principal amount plus accrued interest to the redemption date.



          On May 11, 1993, HSN retired $16,915,000 principal balance of its unsecured 5-1/2% Convertible Subordinated Debentures, due April 22, 2002 (the "Debentures"), at 101.83% of the principal amount plus accrued interest to the redemption date.

     (e)  Payable by Communications Capital Corp.
          ---------------------------------------

          This revolving line of credit was amended on August 19, 1994 and provides for borrowings of up to $325,000,000 through August 19, 1997. The revolving credit facility permits borrowings subject to compliance with the restrictive covenants contained in the loan agreement governing the facility. As security for borrowings under this credit facility, Liberty Media Group pledged a portion of the TBS common stock (with a quoted market value of approximately $481 million at December 31, 1994) it holds.

     (f)  Payable by ARC Holding, Ltd.
          ----------------------------

          In 1994, ARC Holding, Ltd., a wholly-owned subsidiary of ARC entered into a credit agreement, as amended, with a group of banks providing for up to $45,000,000 of borrowings. Borrowings bear interest at the agent bank's base rate, the London Interbank Offered Rate (LIBOR), a CD rate or a combination thereof as selected by ARC Holding, Ltd. plus a margin depending on ARC Holding, Ltd.'s ratio of total debt to cash flow (as defined). Beginning June 30, 1995, and quarterly thereafter through December 31, 2000, the commitment amount will be reduced in equal quarterly amounts to achieve annual reductions in the credit facility ranging from a 10% reduction
                                                                     (continued)

                             "LIBERTY MEDIA GROUP"
                       (a combination of certain assets
  of Tele-Communications, Inc. and its affiliate, Liberty Media Corporation, as defined in note 1)

                    Notes to Combined Financial Statements


          in 1995 to the final 17% in 2000. Liberty Media Group must pay an annual commitment fee of .375% of the unfunded portion of the commitment. Borrowings under the credit agreement are secured by the assets of ARC Holding, Ltd., including joint venture interests, and the stock and assets of its existing and future subsidiaries. The proceeds from the initial borrowings under the credit agreement were used to make the final payment on the Payable by ARC (see (a)).

          The credit agreement contains certain provisions which limit ARC Holding, Ltd. as to additional indebtedness, sale of assets, liens, guarantees and distributions. Additionally, ARC Holding, Ltd. must attain certain specified financial ratios.

     (g)  Payable by Prime Ticket Networks, L.P. ("Prime Ticket")
          -------------------------------------------------------

          Prime Ticket has a credit agreement (the Agreement) with a bank that provides for borrowings in the form of revolving term loans aggregating up to a maximum commitment of $24,000,000 at December 31, 1994. The maximum commitment will be reduced to $20,000,000 and $15,000,000 at September 30, 1995 and 1996, respectively, and the Agreement expires on September 30, 1997. Prime Ticket may specify the interest rate on the loans under various prime and Eurodollar rate options plus an applicable margin, as defined. The loans are secured by a pledge of the partnership interests.

          The Agreement contains, among other things, requirements as to indebtedness obligations, restrictions on distributions and capital expenditures, as well as maintenance of certain specified financial ratios. Prime Ticket was in compliance with the debt covenants or obtained waivers from the bank at December 31, 1994.

     (h)  Payable by Encore ICCP, Inc.
          ----------------------------

          Encore ICCP, Inc. acquired a 50% general partner interest in ICCP in exchange for a note payable to the partnership with an initial principal amount of $15,000,000. The note payable is guaranteed by Encore Media Corporation.

     Certain of Liberty Media Group's subsidiaries are subject to loan agreements that prohibit or limit the transfer of funds of such subsidiaries to the parent company in the form of loans, advances or cash dividends.

     Liberty Media Group pays fees, generally 1/4% to 3/8% per annum, on the average unborrowed portion of the total amount available for borrowings under their bank credit facilities.

     The fair value of Liberty Media Group's debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to Liberty Media Group for debt of the same remaining maturities. The fair market value of such debt approximated its carrying value at December 31, 1994.

     Debt maturities are as follows: 1995 - $30,760,000; 1996 - $1,959,000; 1997
     - $278,898,000; 1998 -$1,892,000 and 1999 - $9,302,000.



                                                                     (continued)

                             "LIBERTY MEDIA GROUP"
                       (a combination of certain assets
  of Tele-Communications, Inc. and its affiliate, Liberty Media Corporation, as defined in note 1)

                    Notes to Combined Financial Statements



(10) Income Taxes
     ------------

     TCI files a consolidated Federal income tax return with all of its 80% or more owned subsidiaries. Consolidated subsidiaries in which TCI owns less than 80% each file a separate tax return. TCI and such subsidiaries calculate their respective tax liabilities on a separate return basis. Prior to the Mergers, Liberty filed a consolidated Federal income tax return with all of its 80% or more owned subsidiaries. Consolidated subsidiaries in which Liberty owned less than 80% each filed a separate income tax return. Liberty and such subsidiaries calculated their respective tax liabilities on a separate return basis. Prior to the Mergers, income tax expense for Liberty Media Group was based upon those items in the consolidated tax calculation of TCI and Liberty which are applicable to Liberty Media Group. Subsequent to the Mergers, income tax expense for Liberty Media Group is based upon those items in the consolidated tax calculations of TCI applicable to Liberty Media Group. Intergroup tax allocation represents an apportionment of tax expense or benefit (other than deferred taxes) and alternative minimum taxes to Liberty Media Group in relation to its amount of taxable earnings or losses. Prior to the implementation of the Liberty Group Stock Proposal, the payable or receivable arising from the intergroup tax allocation has been reflected as an increase or decrease in combined equity. Subsequent to the implementation of the Liberty Group Stock Proposal, such amounts would be reflected as borrowing from or loans to TCI.

     Pursuant to a tax sharing agreement, federal income taxes will be calculated, with certain adjustments, on a separate return basis for each corporation in each Group (applying provisions of the Internal Revenue Code of 1986, as amended, and related regulations as if such corporation filed a separate return for federal income tax purposes). In addition, pursuant to such agreement, state and local income taxes will be calculated on a separate return basis for each Group (applying provisions of state and local tax law and related regulations as if the Group were a separate unitary or combined group for tax purposes). Based upon these separate calculations, an allocation of tax liabilities will be made such that the Liberty Media Group (or each separate corporation within the Liberty Media Group, as the case may be) is responsible to TCI for its gross share of TCI's consolidated, combined or unitary tax liabilities, such gross share being determined without regard to certain tax benefits that are attributable to the Liberty Media Group (or its constituent corporations) but that are taken into account in determining TCI's consolidated, combined or unitary tax liability. Similarly, TCI is responsible to the Liberty Media Group (or its constituent corporations) for tax benefits attributable to the Liberty Media Group (or its constituent corporations) and actually used by TCI in determining its consolidated, combined or unitary tax liability. Tax attributes, including but not limited to net operating losses, investment tax credits, alternative minimum tax net operating losses, alternative minimum tax credits, deferred intercompany gains and tax basis in assets will be inventoried and tracked for the entities comprising each Group. TCI will retain the right to file all returns, make all elections and control all audits and contests.

     Certain of the Federal income tax returns of TCI are presently under examination by the Internal Revenue Service ("IRS") including the years 1979 through 1992. These examinations may result in proposed adjustments for additional income taxes relating to Liberty Media Group.

     Certain of the Federal income tax returns of a less than 80% owned subsidiary of Liberty Media Group (the "Subsidiary") were examined by the IRS for the Subsidiary's 1986 through 1989 fiscal years and several adjustments were proposed. On June 8, 1994, the Subsidiary and the IRS agreed to settle all of the outstanding issues with the exception of the deductibility of royalty payments to a then related party. In August of 1994, the Subsidiary paid the assessments, totaling $15,000,000 including interest, relating to all the issues except the royalty payments covering all of the Subsidiary's taxable periods through August 31, 1993. The assessments had previously been accrued.


                                                                     (continued)

                             "LIBERTY MEDIA GROUP"
                       (a combination of certain assets
  of Tele-Communications, Inc. and its affiliate, Liberty Media Corporation, as defined in note 1)

                    Notes to Combined Financial Statements

     On September 9, 1994, the IRS issued a statutory Notice of Deficiency for the Subsidiary's fiscal years 1986 through 1989 related to the royalty payments issue. In December 1994, the Subsidiary paid the assessments, totaling $4,600,000 including interest, which had previously been accrued. The Subsidiary continues to maintain that it has meritorious positions regarding the deductibility of these payments and intends to file a refund claim with the IRS during 1995.

     The Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes" ("Statement No. 109") requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement No. 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Under Statement No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Income tax benefit (expense) consists of:

                                     Current    Deferred    Total
                                    ----------  ---------  --------
                                          amounts in thousands
    Year ended December 31, 1994:
     State and local intergroup tax
      expense                        $(14,313)    (4,297)  (18,610)
    Federal intergroup tax expense
      allocation                      (48,040)   (16,954)  (64,994)
    Intergroup alternative minimum
      tax allocation                       --         --        --
                                     --------    -------   -------

                                     $(62,353)   (21,251)  (83,604)
                                     ========    =======   =======

    Year ended December 31, 1993:
     State and local intergroup tax
      expense allocation             $ (3,052)    (1,190)   (4,242)
    Federal intergroup tax benefit
      (expense) allocation            (20,781)     3,693   (17,088)
    Intergroup alternative minimum
      tax allocation                     (554)       554        --
                                     --------    -------   -------

                                     $(24,387)     3,057   (21,330)
                                     ========    =======   =======

    Year ended December 31, 1992:
     State and local intergroup tax
      expense allocation             $    (21)     (1,331)   (1,352)
    Federal intergroup tax expense
      allocation                          (63)    (7,544)   (7,607)
    Intergroup alternative minimum
      tax allocation                      (23)        23        --
                                     --------    -------   -------

                                     $   (107)    (8,852)   (8,959)
                                     ========    =======   =======

                                                                     (continued)


                             "LIBERTY MEDIA GROUP"
                       (a combination of certain assets
  of Tele-Communications, Inc. and its affiliate, Liberty Media Corporation, as defined in note 1)

                    Notes to Combined Financial Statements


     Income tax expense differs from the amounts computed by the Federal tax rate of 35% in 1994 and 1993 and 34% in 1992 as a result of the following:


                                               Year ended December 31,
                                            -----------------------------
                                               1994       1993     1992
                                               ----       ----     ----
                                                 amounts in thousands
    Computed expected tax expense            $(66,120)  (16,807)  (7,977)
    Dividends excluded for income tax
     purposes                                   1,134     1,104      766
    Minority interest of consolidated
     subsidiaries                              (3,548)     (398)      --
    Amortization not deductible for income
     tax purposes                              (4,774)   (2,886)      --
    Excess executive compensation                  --      (688)      --
    State and local income taxes, net of
     Federal income tax benefit               (11,999)   (2,774)    (892)
    Sale of wholly-owned subsidiary               920        --       --
    Other, net                                    783     1,119     (856)
                                             --------   -------   ------

                                             $(83,604)  (21,330)  (8,959)
                                             ========   =======   ======


                                                                    (continued)

                             "LIBERTY MEDIA GROUP"
                       (a combination of certain assets
  of Tele-Communications, Inc. and its affiliate, Liberty Media Corporation, as defined in note 1)

                    Notes to Combined Financial Statements


The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1994 and 1993 are presented below:

                                                              December 31,
                                                          ---------------------
                                                             1994       1993
                                                             ----       ----
                                                          amounts in thousands
Deferred tax assets:
 Net operating and capital loss carryforwards               $ 11,629    15,503
 Charitable contribution carryforward                            666       910
 Allocated alternative minimum tax paid
  credit carryforward                                          2,444     2,444
 Inventory costing                                             5,918     7,248
 Provision for returns and allowance                           8,729    10,949
 Future deductible amount attributable to accrued stock
  appreciation rights and deferred compensation               12,951    16,660
 Future deductible amount related to accrued litigation
  settlements                                                  3,065     3,065
 Other future deductible amounts primarily due to
  non-deductible accruals                                      1,056     3,635
                                                            --------   -------
    Deferred tax assets                                       46,458    60,414
                                                            --------   -------

Deferred tax liabilities:
 Property and equipment, principally due to differences
  in depreciation                                             11,916    11,482
 Intangible assets, primarily due to differences in
  amortization                                                 4,172     5,393
 Investments in affiliates, due principally to
  undistributed earnings of affiliates                       266,184    28,113
                                                            --------   -------
    Deferred tax liabilities                                 282,272    44,988
                                                            --------   -------

    Net deferred tax liabilities (assets)                   $235,814   (15,426)
                                                            ========   =======

There was no valuation allowance for deferred tax assets as of December 31, 1994 and 1993.

At December 31, 1994, Liberty Media Group had net operating and capital loss carryforwards for income tax purposes aggregating approximately $28,364,000 which, if not utilized to reduce taxable income in future periods, expire as follows: $1,127,000 in 2001, $2,335,000 in 2002, $2,502,000 in 2003, $780,000
in 2004, $11,721,000 in 2005 and $9,899,000 in 2006.  At December 31, 1994,
Liberty Media Group had allocated alternative minimum tax paid credit carryforwards aggregating approximately $2,444,000.

New tax legislation was enacted in the third quarter of 1993 which, among other matters, increased the corporate Federal income tax rate from 34% to 35%. Liberty Media Group has reflected the tax rate changes in its combined statements of operations in accordance with the treatment prescribed by Statement No. 109. Such tax rate changes resulted in a net increase of $314,000 in income tax expense in 1993.

                                                                     (continued)

                             "LIBERTY MEDIA GROUP"
                       (a combination of certain assets
  of Tele-Communications, Inc. and its affiliate, Liberty Media Corporation, as defined in note 1)

                    Notes to Combined Financial Statements


(11)  Combined Equity
      ---------------

   Stock Options and Stock Appreciation Rights
   -------------------------------------------

   Liberty had granted certain stock options and/or stock appreciation rights prior to the Mergers. All such options and/or stock appreciation rights were assumed by TCI in conjunction with the Mergers. Estimates of the compensation relating to the options and/or stock appreciation rights granted to employees of Liberty Media Group have been recorded in the accompanying combined financial statements, but are subject to future adjustment based upon the market value of TCI Class A common stock and, ultimately, on the final determination of market value when the rights are exercised.

   In 1993, the President of HSN received stock appreciation rights with respect to 984,876 shares of HSN's common stock at an exercise price of $8.25 per share. These rights vest over a four year period and are exercisable until February 23, 2003. The stock appreciation rights will vest upon termination of employment other than for cause and will be exercisable for up to one year following the termination of employment. In the event of a change in ownership control of HSN, all unvested stock appreciation rights will vest immediately prior to the change in control and shall remain exercisable for a one year period. These rights may be exercised for cash or, so long as HSN is a public company, for shares of HSN's common stock equal to the excess of the fair market value of each share of common stock over $8.25 at the exercise date. The stock appreciation rights also will vest in the event of death or disability. Estimated compensation relating to these stock appreciation rights has been recorded through December 31, 1994, but is subject to future adjustment based upon market value, and ultimately, on the final determination of market value when the rights are exercised.

   Transactions with TCI and Other Related Parties
   -----------------------------------------------

   Upon implementation of the Liberty Group Stock Proposal, certain corporate general and administrative costs would be charged to Liberty Media Group at rates set at the beginning of each year based on projected utilization for that year. The utilization-based charges will be set at levels that management believes to be reasonable and that would approximate the costs Liberty Media Group would incur for comparable services on a stand alone basis. The accompanying combined statements of operations do not reflect the allocation of corporate general and administrative costs in the aforementioned manner because the majority of the entities attributable to Liberty Media Group were owned, directly or indirectly, by Liberty Media Corporation for the majority of the periods presented herein. During such periods, Liberty Media Corporation was not allocated corporate general and administrative costs.

                                                                     (continued)

                             "LIBERTY MEDIA GROUP"
                       (a combination of certain assets
  of Tele-Communications, Inc. and its affiliate, Liberty Media Corporation, as defined in note 1)

                    Notes to Combined Financial Statements


   Liberty Media Corporation and TCI were parties to a services agreement pursuant to which TCI agreed to provide certain administrative services to Liberty Media Corporation. In addition, the employees of certain of Liberty's subsidiaries remained on the TCI payroll until December 31, 1992. Liberty Media Corporation reimbursed TCI for their salaries and related employment expenses. Subsidiaries of Liberty Media Corporation also lease office space and satellite transponder facilities from TCI. Charges by TCI for such arrangements for the years ended December 31, 1994, 1993 and 1992, aggregated $8,717,000, $4,455,000 and $7,586,000, respectively. From January 1, 1993 through the TCI/Liberty Combination, no employees of Liberty Media Corporation's subsidiaries remained on the TCI payroll.

   Certain subsidiaries attributed to Liberty Media Group produce and/or distribute sports and other programming to cable television operators (including TCI) and others. Charges to TCI are based upon customary rates charged to others.

   HSN paid a commission to TCI for merchandise sales to customers who are subscribers of TCI's cable systems. Aggregate commissions and charges to TCI were approximately $6,638,000 and $1,200,000 in 1994 and 1993, respectively.

   Subsequent to the Mergers, TCI manages certain treasury activities for Liberty Media Group on a centralized basis. Cash receipts of certain businesses attributed to Liberty Media Group are remitted to TCI and certain cash disbursements of Liberty Media Group are funded by TCI on a daily basis. Prior to the implementation of the Liberty Group Stock Proposal, but subsequent to the Mergers, the net amounts of such cash activities are included in combined equity in the accompanying combined financial statements. Prior to the Mergers, Liberty Media Corporation separately managed the treasury activities of its subsidiaries. Subsequent to the implementation of the Liberty Group Stock Proposal, such cash activities will be included in borrowings from and loans to TCI or, if determined by the Board of Directors, as an equity contribution to the Liberty Media Group.

   The Board of Directors could determine from time to time that debt of TCI not incurred by entities attributed to the Liberty Media Group or preferred stock and the proceeds thereof should be specifically attributed to and reflected on the combined financial statements of Liberty Media Group to the extent that the debt is incurred or the preferred stock is issued for the benefit of Liberty Media Group.

   For all periods prior to the Distribution, all financial impacts of equity offerings are attributed entirely to TCI. After the Distribution, all financial impacts of issuances of additional shares of Class A common stock and Class B common stock will be attributed entirely to TCI, all financial impacts of issuances of additional shares of Liberty Media Group Stock the proceeds of which are attributed to the Liberty Media Group will be reflected entirely in the combined financial statements of the Liberty Media Group. Financial impacts of dividends or other distributions on, and purchases of, Class A common stock and Class B common stock will be attributed entirely to TCI, and financial impacts of dividends or other distributions on Liberty Media Group Stock will be attributed entirely to the Liberty Media Group. Financial impacts of repurchases of Liberty Media Group Stock the consideration for which is charged to the Liberty Media Group will be reflected entirely in the combined financial statements of the Liberty Media Group, and financial impacts of repurchases of Liberty Media Group Stock the consideration for which is charged to TCI will be attributed entirely to TCI.

                                                                     (continued)

                             "LIBERTY MEDIA GROUP"
                       (a combination of certain assets
  of Tele-Communications, Inc. and its affiliate, Liberty Media Corporation, as defined in note 1)

                    Notes to Combined Financial Statements


   Subsequent to the implementation of the Liberty Group Stock Proposal, borrowings from or loans to TCI would bear interest at a rate to be established by the Board of Directors. It is intended that the rate would be set so as to approximate the rate at which Liberty Media Group or TCI could obtain comparable financing from an unrelated financing source.

(12) Commitments and Contingencies
     -----------------------------

   Liberty Media Group is obligated to pay fees for the license to exhibit certain qualifying films that are released theatrically by various motion picture studios through December 31, 2006 (the "Film License Obligations"). As of December 31, 1994, these agreements require minimum payments aggregating approximately $405 million. The aggregate amount of the Film License Obligations is not currently estimable because such amount is dependent upon the number of qualifying films produced by the motion picture studios, the amount of United States theatrical film rentals for such qualifying films, and certain other factors. Nevertheless, required aggregate payments under the Film License Obligations could prove to be significant.


   Liberty Media Group has long-term sports program rights contracts which require payments through 1999. Future payments by year are as follows (amounts in thousands):

     1995     $45,823
     1996      48,781
     1997      48,086
     1998      45,288
     1999      41,999

   Liberty Media Group leases business offices, has entered into pole rental agreements and transponder lease agreements, and uses certain equipment under lease arrangements. Rental expense under such arrangements amounted to approximately $36,733,000, $29,250,000 and $19,568,000 for the years ended
   December 31, 1994, 1993 and 1992, respectively.

   Liberty Media Group has agreed to participate in the investor group which was awarded a major league baseball franchise for the Tampa Bay area. Liberty Media Group's commitment is contingent upon its securing certain merchandising and broadcasting rights with respect to the franchise. If Liberty Media Group obtains those rights, it has agreed to contribute $10,000,000 as a general and limited partner.

   Future minimum lease payments under noncancellable operating leases for each of the next five years are summarized as follows (amounts in thousands):

     1995     $28,538
     1996      27,647
     1997      28,031
     1998      22,520
     1999      20,811

   It is expected that in the normal course of business, leases that expire will be renewed or replaced by leases on other properties; thus, it is anticipated that future minimum lease commitments will not be less than the amounts shown for 1995.

                         Independent Auditors' Report
                         ----------------------------

The Board of Directors and Stockholders
Liberty Media Corporation:

We have audited the accompanying consolidated balance sheets of Liberty Media Corporation and subsidiaries (Successor) as of December 31, 1993 and 1992, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1993 and 1992 and the period from April 1, 1991 to December 31, 1991 (Successor Periods) and the consolidated statements of operations, stockholders' equity, and cash flows of Liberty Media (a combination of certain programming interests and cable television assets of Tele-Communications, Inc.) (Predecessor) for the period from January 1, 1991 to March 31, 1991 (Predecessor Period). These consolidated financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the aforementioned Successor consolidated financial statements present fairly, in all material respects, the financial position of Liberty Media Corporation and subsidiaries as of December 31, 1993 and 1992, and the results of their operations and their cash flows for the Successor Periods, in conformity with generally accepted accounting principles. Further, in our opinion, the aforementioned Predecessor consolidated financial statements present fairly, in all material respects, the results of operations and cash flows for the Predecessor Period, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, effective March 28, 1991, Tele-Communications, Inc. (TCI) (the former parent of the Company) contributed to Liberty Media Corporation its interests in certain cable television programming businesses and cable television systems in exchange for several different classes and series of the Company's preferred stock. As a result, the Company recorded the exchange at TCI's historical cost basis, therefore the consolidated financial information for the period after the contribution is presented on a predecessor cost basis.

As discussed in notes 3 and 13 to the consolidated financial statements, the Companies changed their method of accounting for income taxes in 1993 to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."


                                                           KPMG Peat Marwick LLP

Denver, Colorado
March 18, 1994

LIBERTY MEDIA CORPORATION
AND SUBSIDIARIES

Consolidated Balance Sheets
- --------------------------------------------------------------------------------

                                                                 December 31,
                                                                 ------------
                                                               1993       1992*
                                                               ----       -----
                                                             amount in thousands
Assets
- ------
Cash and cash equivalents                                    $   91,305   96,253
Trade and other receivables                                      57,458   20,926
   Less allowance for doubtful receivables                        3,032    2,404
                                                             ----------  -------
                                                                 54,426   18,522
                                                             ----------  -------
Inventories, net                                                112,005       --
Due from Tele-Communications, Inc. ("TCI") (note 16)                 --    4,786
Prepaid expense                                                  25,210    6,253
Investments in affiliates, accounted for under the
 equity method, and related receivables (note 6)                151,540  239,535
Other investments, at cost, and related receivables
 (note 7)                                                       220,218  212,993
Investment in TCI common stock (note 8)                         104,011  104,011
Property and equipment, at cost:
   Land                                                          21,662       77
   Cable distribution systems                                    87,437   36,428
   Support equipment and buildings                              124,727   18,365
   Computer and broadcast equipment                              61,820       --
                                                             ----------  -------
                                                                295,646   54,870
   Less accumulated depreciation                                 39,968   19,395
                                                             ----------  -------
                                                                255,678   35,475
                                                             ----------  -------
Franchise costs                                                 142,789   52,808
   Less accumulated amortization                                  5,351    1,856
                                                             ----------  -------
                                                                137,438   50,952
                                                             ----------  -------
Excess cost over acquired net assets                            255,842   17,659
   Less accumulated amortization                                  9,818      480
                                                             ----------  -------
                                                                246,024   17,179
                                                             ----------  -------
Other intangibles                                                96,873   79,428
   Less accumulated amortization                                 65,895   40,372
                                                             ----------  -------
                                                                 30,978   39,056
                                                             ----------  -------
Other assets, at cost, net of amortization                        7,715    5,172
                                                             ----------  -------
                                                             $1,436,548  830,187
                                                             ==========  =======
*Restated -- see notes 6, 9 and 13.


LIBERTY MEDIA CORPORATION
AND SUBSIDIARIES

Consolidated Balance Sheets, continued
- --------------------------------------------------------------------------------

                                                              December 31,
                                                              ------------
                                                            1993        1992*
                                                            ----        -----
                                                           amount in thousands
Liabilities and Stockholders' Equity
- ------------------------------------
Accounts payable                                          $   99,680     9,985
Accrued liabilities                                           96,566    21,562
Accrued litigation settlements (note 10)                      29,000        --
Due to TCI, including accrued interest payable
 (notes 11 and 16)                                            17,874        --
Accrued compensation relating to stock
 appreciation rights (note 15)                                36,996    18,171
Income taxes payable                                          24,624       808
Debt (notes 11 and 17)                                       260,180   163,330
Debt to TCI (notes 11 and 17)                                185,918     4,322
Deferred income taxes (note 13)                                1,653    14,974
Other liabilities                                              1,585     3,003
                                                          ----------   -------
         Total liabilities                                   754,076   236,155
                                                          ----------   -------
Minority interests in equity of consolidated
 subsidiaries (note 12)                                      174,738    10,020

Preferred stock subject to mandatory redemption
 requirements (including accreted dividends)
 (notes 8, 14 and 17):
      Class A Redeemable Convertive Preferred Stock,
       $.01 par value                                             --    12,720
      Class B Redeemable Exchangeable Preferred Stock,
       $.01 par value                                        132,652   122,056
      Class D Redeemable Voting Preferred Stock,
       $.01 par value                                         22,585    20,485
                                                          ----------   -------
                                                             155,237   155,261
                                                          ----------   -------
Stockholders' equity (notes 2, 15 and 18):
   Class C Redeemable Exchangeable Preferred Stock,
    $.01 par value                                                --         4
   Class E, 6% Cumulative Redeemable Exchangeable
    Junior  Preferred Stock, $.01 par value                       17        16
   Class A common stock, $1 par value                         87,515    76,036
   Class B common stock, $1 par value                         43,339    43,340
   Additional paid-in capital                                236,126   323,855
   Retained earnings                                              --        --
   Note receivable from related party                        (14,500)  (14,500)
                                                          ----------   -------
                                                             352,497   428,751
                                                          ----------   -------
Commitments and contingencies (notes 6, 11 and 18)        $1,436,548   830,187
                                                          ==========   =======

*Restated - see notes 6, 9 and 13.

See accompanying notes to consolidated financial statements.

LIBERTY MEDIA CORPORATION
AND SUBSIDIARIES

Consolidated Statements of Operations
- --------------------------------------------------------------------------------

                                                                  Predecessor
                                           Liberty                  Companies
                                          ----------              -----------
                                                         Nine
                             Year ended      Year       Months    Three Months
                              December       ended      ended      ended March
                                 31,      December 31, December 31,    31,
                                1993        1992*        1991*        1991*
                             ----------    ----------- ------------ -----------
                                amounts in thousands, except per share data
Revenue:
  Net sales from home
   shopping services         $  942,940          --          --             --
  From TCI (note 16)             44,074      42,834      25,191          3,879
  From cable and
   programming services         166,242     113,679      60,206         17,529
                             ----------     -------     -------         ------
                              1,153,256     156,513      85,397         21,408
                             ----------     -------     -------         ------
Cost of sales, operating
 costs and expenses:
  Cost of sales                 611,526          --          --             --
  Operating, selling,
   general and administrative   442,142     120,851      68,237         24,958
  Charges by TCI (note 16)       10,856       6,573       4,345            495
  Compensation relating
   to stock appreciation
   rights (note 15)              40,366      16,939       1,398             --
  Depreciation                   24,958       3,815       2,278          1,246
  Amortization                   24,311      11,731       8,354          2,747
                             ----------     -------     -------         ------
                              1,154,159     159,909      84,612         29,446
                             ----------     -------     -------         ------
         Operating income
          (loss)                   (903)     (3,396)        785         (8,038)
Other income (expense):
   Interest expense to TCI
    (notes 11 and 12)           (13,039)       (271)         --            (98)
   Other interest expense       (18,041)     (7,058)     (4,687)        (1,685)
   Interest income from
    TCI (note 12)                 3,788         846          --             --
   Dividend and interest
    income, primarily
    from affiliates              19,761      30,063      25,116          7,849
   Premium received upon
    redemption of preferred
    stock investment                 --       8,248          --             --
   Share of earnings
    (losses) of affiliates, net
    (note 6)                     34,044      17,815      13,955         (2,414)
   Gain on sale of investment    31,972          --          --             --
   Loss on transactions
    with TCI (note 16)          (30,296)    (17,826)         --             --
   Minority interests in
    losses of consolidated
    subsidiaries                    289       4,734       5,618          3,817
   Recognition of deferred
    gain upon repayment of
    note receivable from
    affiliate                        --          --      16,412             --
   Litigation settlements
    (note 10)                    (7,475)         --          --             --
   Other, net                    (1,592)       (328)         83             42
                             ----------     -------     -------         ------
         Earnings (loss)
          before income
          taxes and
          extraordinary
          item                   18,508      32,827      57,282           (527)
Income tax benefit
 (expense) (note 13)            (11,522)    (10,443)    (16,961)           753
                             ----------     -------     -------         ------
         Earnings before
          extraordinary
          item                    6,986      22,384      40,321            226
Extraordinary item-loss on
    early  extinguishment
    of debt, net of taxes
    (note 11)                    (2,191)         --          --             --
                             ----------     -------     -------         ------
         Net earnings             4,795      22,384      40,321            226
Dividend requirement on
 preferred stocks
 (notes 14 and 15)              (31,972)    (41,631)    (24,499)            --
                             ----------     -------     -------         ------
Net earnings (loss)
 attributable to common
 shareholders                $  (27,177)    (19,247)     15,822            226
                             ==========     =======     =======         ======
Earnings (loss) per share:
   Net earnings (loss)
    before extraordinary
    item                         $(0.19)      (0.16)       0.13
   Extraordinary item, net        (0.02)         --          --
                             ----------     -------     -------
   Net earnings (loss)
    attributable to
    common shareholders          $(0.21)      (0.16)       0.13
                             ==========     =======     =======

* Restated-see notes 6, 9 and 13.
See accompanying notes to consolidated financial statements.

LIBERTY MEDIA CORPORATION
AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity

- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 Note
                                                                                                               receivable   Total
                                         Preferred Stock     Common Stock    Additional             Retained     from       stock-
                                     --------------------  -----------------  paid-in    Combined   earnings    related    holders'
                                       Class C    Class E  Class A   Class B  capital*    equity   (deficit)*    party     equity*
                                     ----------   -------  --------  ------- ----------  --------  ----------  ----------  --------
                                                                       amounts in thousands
Predecessor Companies:
- ----------------------

   Balance at January 1, 1991        $       --        --       --        --        --    497,503     (60,916)       --    436,587
   Restatement for change in
    accounting principle for
    income taxes                             --                                                        59,833               59,833
                                     ----------   -------  -------   -------  --------   --------     -------   -------    -------
   Balance at January 1, 1991,
    as restated                      $       --        --       --        --        --    497,503      (1,083)       --    496,420
   Change in contributions or
    advances from parent                     --        --       --        --        --      4,255          --        --      4,255
   Net earnings                              --        --       --        --        --         --         226        --        226
                                     ----------   -------  -------   -------   -------   --------     -------   -------    -------
 Balance prior to Transactions       $       --        --       --        --        --    501,758        (857)       --    500,901
                                     ==========   =======  =======   =======   =======   ========     =======   =======    =======

- ------------------------------------------------------------------------------------------------------------------------------------

Liberty:
- --------

   Net effect of Transactions
    (note 2)                         $       --        --      544       171    38,239         --          --        --     38,954
   Issuance of common stock
    upon exercise of stock
    options (note 15)                        --        --       --       100    25,500         --          --   (25,500)       100
   Income tax effect of stock
    options deduction                        --        --       --        --       320         --          --        --        320
   Income tax effect related to
     redemption of Class B
     Redeemable Exchangeable
     Preferred Stock,
     Series 2                                --        --       --        --     1,151         --          --        --      1,151
   Partial repayment of note
    receivable from related
    party (note 15)                          --        --       --        --        --         --          --    12,195     12,195
   Excess of fair value paid
    for assets acquired from
    affiliate over net book
    value, net of tax
      (note 16)                              --        --       --        --        --         --     (21,322)       --    (21,322)
   Excess of fair of assets
    sold to an affiliate over
    net book value, net of tax
    (note 16)                                --        --       --        --    16,564         --          --        --     16,564
   Accreted dividends on all
    classes of preferred stock               --        --       --        --    (5,516)        --     (18,983)       --    (24,499)
   Acquisitions and retirement
    of common stock                          --        --       (2)       --      (772)        --          --        --       (774)
   Net earnings                              --        --       --        --        --         --      40,321        --     40,321
   Retroactive effect of
    recapitalization
     (note 2)                                 4        16   10,306     5,151   399,242         --         (16)       --    414,703
                                     ----------    ------   ------    ------   -------    -------      ------   -------    -------
Balance at December 31, 1991         $        4        16   10,848     5,422   474,728         --          --   (13,305)   477,713
                                     ----------    ------   ------    ------   -------    -------      ------   -------    -------

LIBERTY MEDIA CORPORATION
AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity, continued

                                                                                                           Note
                                                                                                        receivable          Total
                                      Preferred Stock     Common Stock       Additional    Retained        from             stock-
                                      ---------------     ------------        paid-in      earnings       related          holders'
                                     Class C   Class E  Class A   Class B     capital*    (deficit)*       party           equity*
                                     -------   -------  -------   -------     --------    ----------       -----           -------
                                                                        amounts in thousands
   Liberty (continued)
   -------------------

   Balance at December 31, 1991      $     4        16   10,848     5,422      474,728           --       (13,305)         477,713
   Dividends, including
    accretion, on classes of
    preferred stock                       --        --       --        --      (19,247)     (22,384)           --          (41,631)
   Dividends, including
    accretion, on classes of
    preferred stock not subject
    to mandatory redemption
    requirements                          --        --       --        --       28,850           --            --           28,850
   Stock split effect in the form
    of a dividend (note 2)                --        --   29,514    16,252      (44,766)          --            --               --
   Acquisition and retirement of
    common stock                          --        --   (1,348)       --      (56,022)          --            --          (57,370)
   Accrued interest on note
    receivable from related party         --        --       --        --           --           --        (1,195)          (1,195)
   Exchange of Class B common stock
    for Class A common stock              --        --        4        (4)          --           --            --               --
   Net earnings                           --        --       --        --           --       22,384            --           22,384
   Retroactive effect of stock
    split effected in the form of a
    dividend (note 2)                     --        --   38,018    21,670      (59,688)          --            --               --
                                     --------   -------  -------   -------     --------    ---------    ----------         --------
Balance at December 31, 1992               4        16   76,036    43,340      323,855           --       (14,500)         428,751
   Dividends, including
    accretion on classes of
    preferred stock                       --        --       --        --      (27,177)      (4,795)           --          (31,972)
   Dividends, including
    accretion on classes of
    preferred stock not subject
    to mandatory redemption
    requirements                          --        --       --        --       19,229           --            --           19,229
   Cash dividends on Class E
    preferred stock                       --        --       --        --       (9,743)          --            --           (9,743)
   Issuance of Class A common
    stock and Class E Preferred
    Stock upon conversion of
    preferred stock (note 16)             --         1    4,406        --        8,360           --            --           12,767
   Issuance of Class A common stock
    for acquisition (note 9)              --        --    8,000        --      115,000           --            --          123,000
   Redemption of preferred stock
    (note 16)                             (4)       --       --        --     (175,787)          --            --         (175,791)
   Acquisition and retirement of
    common stock (note 16)                --        --     (928)       --      (17,611)          --            --          (18,539)
   Exchange of Class B common
    stock for Class A common
    stock                                 --        --        1        (1)          --           --            --               --
   Accrued interest on note
    receivable from related
    party (note 15)                       --        --       --        --           --           --          (984)            (984)
   Prepayment of interest on
    note receivable from
    related party (note 15)               --        --       --        --           --           --           984              984
   Net earnings                           --        --       --        --           --        4,795            --            4,795
                                     -------   -------   ------    ------     --------     --------     ---------         --------
Balance at December 31, 1993         $    --        17   87,515    43,339      236,126           --       (14,500)         352,497
                                     =======   =======   ======    ======     ========     ========     =========         ========

* Restated-see notes 6, 9 and 13.
See accompanying notes to consolidated financial statements.

LIBERTY MEDIA CORPORATION
AND SUBSIDIARIES

Consolidated Statements of Cash Flows
- --------------------------------------------------------------------------------

                                            Liberty                    Predecessor
                                            -------                     Companies
                                                                       -------------
                                                         Nine months    Three months
                              Year ended   Year ended       ended          ended
                             December 31,  December 31,  December 31,    March 31,
                                 1993         1992*         1991*          1991*
                             ------------  ------------  ------------  -------------
                                    amounts in thousands (see notes 4 and 5)
Cash flows from operating
 activities:
  Net earnings                  $  4,795      22,384      40,321           226
  Adjustments to reconcile
   net earnings to net cash
   provided (used) by
   operating activities:
      Depreciation and
       amortization               49,269      15,546      10,632         3,993
      Compensation
       relating to stock
       appreciation rights        40,366      16,939       1,398            --
      Payment of compensation
      relating to stock
      appreciation rights        (21,541)       (166)         --            --
      Share of (earnings)
       losses of affiliates,
       net,                      (34,044)    (17,815)    (13,955)        2,414
      Loss on transactions
       with TCI                   30,296      17,826          --            --
      Premium received upon
      redemption of preferred
      stock investment                --      (8,248)         --            --
      Deferred income tax
       (benefit) expense         (12,206)      7,952      15,181          (650)

      Minority interests
       in losses                    (289)     (4,734)     (5,618)       (3,817)
      Noncash interest and
       dividends                  (4,941)     (7,547)    (18,446)       (6,662)
      Gain on sale of
       investment                (31,972)         --          --            --
      Litigation settlements       7,475          --          --            --
      Payment of premium
       received upon redemption
       of preferred stock
       investment                  8,248          --          --            --
      Loss on early
       extinguishment of debt,
       net of tax                  2,191          --          --            --
      Amortization of debt            --         520       1,483           455
       discount
      Recognition of
       deferred gain                  --          --     (16,412)           --
      Other noncash charges        8,925          --          --            12
      Changes in operating
       assets and liabilities,
       net of effect of
       acquisitions:
         Change in receivables   (15,318)        (85)     (1,647)       (1,695)
         Change in inventories    (7,606)         --          --            --
         Change in due to/from
          TCI, other than
          repayment for
          commercial paper        22,660        (735)     (4,051)         (150)
         Change in prepaid
          expenses               (10,347)       (606)     (3,345)       (1,487)
         Change in payables
         and accruals             43,810       5,353      11,083         1,832
                                --------     -------     -------        ------
             Net cash provided
             (used) by
             operating
             activities           79,771      46,584      16,624        (5,529)
                                --------     -------     -------        ------

                                                                     (continued)

LIBERTY MEDIA CORPORATION
AND SUBSIDIARIES

Consolidated Statements of Cash Flows, continued
- --------------------------------------------------------------------------------

Cash flows from investing
 activities:
   Cash paid for acquisitions          $(264,180)   (57,016)       --       --
   Capital expended for property and
    equipment                            (25,476)    (3,315)   (3,353)    (845)
   Additional investments in and
    loans to affiliates and others       (48,155)  (113,811)  (21,807)  (3,368)
   Purchase of commercial paper
    from TCI                                  --         --   (22,004)      --
   Repayment for commercial paper
    from TCI                                  --     22,004        --       --
   Return of capital from affiliates      84,750     42,295    30,140      725
   Collections on loans to
    affiliates and others                 20,541      5,440    38,130    1,610
   Cash received on redemption of
    preferred stock investment           104,336         --        --       --
   Proceeds from disposition of
    assets                                53,228     36,300    20,933       --
   Cash resulting from consolidation
    of a certain affiliate, net of
    payment therefor                          --      1,269        --       --
   Other investing activities, net        (2,719)    (1,336)      567   (1,113)
                                       ---------   --------   -------   ------
       Net cash provided (used) by
         investing activities            (77,675)   (68,170)   42,606   (2,991)
                                       ---------   --------   -------   ------

Cash flows from financing
 activities:
   Borrowings of debt                    291,314     98,066        11       27
   Repayments of debt                   (317,326)   (25,220)   (9,758)  (2,192)
   Dividends on preferred stock           (9,743)        --        --       --
   Cash paid for redemption of
    preferred stock                      (12,338)        --        --       --
   Excess of fair value paid for assets
    acquired from affiliate over net
    book value                                --         --   (33,171)      --
   Excess of fair values of assets
    sold to an
    affiliate over net book value             --         --    23,333       --
   Purchases of retirements of
    common stock                              --    (57,370)     (774)      --
   Issuance of common stock                   --         --       100       --
   Contributions or advances from
    parent                                    --         --        --    8,018
   Contributions by minority
    shareholders of subsidiaries          41,049      2,774     3,324    1,893
                                       ---------   --------   -------   ------
             Net cash provided
              (used) by
              financing activities        (7,044)    18,250   (16,935)   7,746
                                       ---------   --------   -------   ------

             Net increase (decrease)
              in cash and cash
              equivalents                 (4,948)    (3,336)   42,295     (774)

Cash and cash equivalents at
   beginning of period                    96,253     99,589    57,294    8,068
                                       ---------   --------   -------   ------

Cash and cash equivalents at end of
 period                                $  91,305     96,253    99,589    7,294
                                       =========   ========   =======   ======


* Restated - see notes 6, 9 and 13.

See accompanying notes to consolidated financial statements.

LIBERTY MEDIA CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1993, 1992 and 1991
- --------------------------------------------------------------------------------
(1)  Formation and Related Transactions

     The accompanying consolidated financial statements include the accounts of Liberty Media Corporation, those of all majority-owned subsidiaries and entities for which there is a controlling voting interest ("Liberty" or the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation. The Company has made certain significant acquisitions in 1993 (see note 9).

     On January 27, 1994, Liberty and TCI entered into a definitive merger agreement (the "Merger Agreement"). Under the Merger Agreement, the transaction will be structured as a tax-free exchange of shares of Class A and Class B common stock of both companies and preferred stock of Liberty for like shares of a newly formed holding company, TCI/Liberty Holding Company ("TCI/Liberty"). TCI stockholders will receive one share of TCI/Liberty common stock for each of their shares. Liberty common stockholders will receive 0.975 of a share of TCI/Liberty common stock for each of their shares. Holders of Liberty Class E, 6% Cumulative Redeemable Exchangeable Junior Preferred Stock (the "Class E Preferred Stock") will receive one share of a substantially identical class of voting preferred stock of TCI/Liberty for each of their shares. The transaction is subject to the approval of both sets of shareholders as well as various regulatory approvals and other customary conditions. Subject to timely receipt of such approvals, which cannot be assured, it is anticipated the closing of such transaction will take place during 1994.

     During February 1991, Liberty, then a newly formed Delaware corporation and an indirect wholly owned subsidiary of TCI, distributed to certain security holders of TCI the transferable right (the "Class A Exchange Right") to exchange shares of TCI Class A common stock for shares of Liberty Class A common stock at an exchange rate of 160 shares of Liberty Class A common stock, after giving effect to the Stock Splits as defined in note 2, for every 16 shares of TCI Class A common stock exchanged, and the transferable right (the "Class B Exchange Right") to exchange shares of TCI Class B common stock for shares of Liberty Class B common stock at an exchange rate of 160 shares of Liberty Class B common stock, after giving effect to the Stock Splits as defined in note 2, for every 16 shares of TCI Class B common stock exchanged (the "Exchange Offers").

     The Class A Exchange Rights were issued to the holders of shares of TCI Class A common stock, on the basis of one Class A Exchange Right for every 200 shares of TCI Class A common stock held of record, and to the holders of certain options and convertible debt securities that are exercisable for or convertible into TCI Class A common stock on the basis of one Class A Exchange Right for every 200 shares of TCI Class A common stock issuable on exercise or conversion of such securities. The Class B Exchange Rights were issued to the holders of shares of TCI Class B common stock, on the basis of one Class B Exchange Right for every 200 shares of TCI Class B common stock held of record, and to the holders of certain options to purchase TCI Class B common stock on the basis of one Class B Exchange Right for every 200 shares of TCI Class B stock issuable on exercise of the options.

     On March 28, 1991, the Company issued 87,136,960 shares of Liberty Class A common stock and 27,377,120 shares of Liberty Class B common stock, after giving effect to the Stock Splits as defined in note 2, in the consummation of the Exchange Offers in exchange for 8,713,696 shares of TCI Class A common stock and 2,737,712 shares of TCI Class B common stock (the "Exchange").

     Also, on March 28, 1991, various subsidiaries of TCI contributed their interests in certain cable television programming businesses and cable television systems to the Company (the "Contribution") and the Company issued to said subsidiaries of TCI shares of several different classes and series of the Company's preferred stocks with an aggregate issue price of $624,295,000; and the one share of Liberty common stock owned by TCI on the date thereof was redeemed for its par value.

     In these notes to the consolidated financial statements, any reference to TCI in connection with the issuance of the Company's preferred stock includes subsidiaries of TCI.

LIBERTY MEDIA CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1993, 1992 and 1991

- --------------------------------------------------------------------------------


(2)  Basis of Presentation

     For financial reporting purposes, the Exchange and the Contribution (the "Transactions") are deemed to be effective on March 31, 1991. The statements of operations and cash flows for the years ended December 31, 1993 and 1992 and the nine months ended December 31, 1991 present the results of operations and cash flows of the Company after giving effect to the Transactions. The accompanying statements of operations and cash flows for the three months ended March 31, 1991, representing a combination of certain programming interests and cable television assets of TCI (referred to herein as the "Predecessor Companies"), are presented for comparative purposes.

     The Company's accounting basis in each share of TCI common stock acquired in the Exchange is $16 (the average of the high and low sales price for shares of both classes of TCI common stock on February 6, 1991, the record date of the Exchange Offers). The Company's interests in the cable television programming businesses and cable television systems received in the Contribution were accounted for utilizing the predecessor cost of TCI. The excess of the aggregate issue amount of the preferred stock issued to TCI over the restated historical basis (see notes 6, 9, and 13) in the net assets received in the Contribution is accounted for by the Company similar to a "preferential dividend" by deducting such amount from stockholders' equity.

     The following table reflects the recapitalization (after giving effect to the restatements described in notes 6, 9 and 13) resulting from the Transactions (amounts in thousands):

                     Combined net equity of Predecessor
                      Companies prior to Transactions                 $500,901

                     Liberty common stock issued in the
                      Exchange                                         183,223

                     Redeemable preferred stock issued in
                      connection with the Contribution                (624,295)

                     Deferred tax liability for temporary
                       difference arising from difference in book
                       and tax basis of TCI common stock received
                       in the Exchange                                 (31,458)

                     Cash contributed by TCI                            10,583
                                                                      --------
                     Initial common stockholders' equity of
                      Liberty subsequent to the Transactions          $ 38,954
                                                                      ========

     The subsidiaries of TCI which were contributed to the Company are separately operated. As such, there were no material expenses incurred by TCI on behalf of these subsidiaries. Therefore, no allocation of expenses (other than the allocation of income taxes described in note 13) has been reflected in the financial statements of the Predecessor Companies.

     On March 12, 1992, the shareholders of the Company voted to adopt a plan of recapitalization (the "Recapitalization") by approving amendments to the Company's Restated Certificate of Incorporation. The effect of the Recapitalization has been reflected retroactively to December 31, 1991.

     Pursuant to the Recapitalization, among other things, each outstanding share of Liberty's common stock was reclassified and exchanged into 20 shares of the same class of Liberty common stock and two shares of Class E Preferred Stock. Subsequently, Liberty effected the following stock splits each in the form of a stock dividend (together with the Recapitalization, the "Stock Splits"): (i) On December 3, 1992, each

LIBERTY MEDIA CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1993, 1992 and 1991

- -------------------------------------------------------------------------------

     stockholder received three additional shares for each share they held of record on November 23, 1992; and (ii) on March 17, 1993 each stockholder received one additional share for each share they held of record on March 10, 1993. The share amounts throughout the notes to the consolidated financial statements have been adjusted to give effect to the Stock Splits.

     Certain amounts have been reclassified for comparability with the 1993 presentation.

(3)  Summary of Significant Accounting Policies

     Cash and Cash Equivalents
     -------------------------

     Cash equivalents consist of investments which are readily convertible into cash and have original maturities of three months or less.

     Trade and Other Receivables
     ---------------------------

     A sales program with a deferred payment arrangement, "flex-pay," allows customers to charge their purchase to third party credit cards in installments, generally over three consecutive months. Flex-pay receivables at December 31, 1993 were $15,547,000.

     Inventories, net
     ----------------

     Inventories, consisting of products held for sale, are valued at the lower of cost or market, cost being determined using the first-in, first-out method. Cost includes freight, certain warehousing costs and other allocable overhead. Market is determined on the basis of replacement cost or net realizable value, giving consideration to obsolescence and other factors. The inventory balances are presented net of a reserve of $25,246,000 at December 31, 1993.

     Investments
     -----------

     Investments in which the ownership interest is less than 20% are generally carried at cost. For those investments in affiliates in which the Company's voting interest is 20% to 50%, the equity method of accounting is generally used. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company's share of net earnings or losses of the affiliates as they occur rather than as dividends or other distributions are received, limited to the extent of the Company's investment in, advances to and guarantees for the investee. The Company's share of net earnings or losses of affiliates includes the amortization of purchase adjustments.

     Property and Equipment
     ----------------------

     Property and equipment, including significant improvements, is stated at cost which includes acquisition costs allocated to tangible assets acquired. Construction costs, including interest during construction and applicable overhead, are capitalized. Interest capitalized during the periods presented was not material.

     Depreciation is computed on a straight-line basis using estimated useful lives of 5 to 15 years for cable distribution systems, 3 to 40 years for support equipment and buildings and 6 to 13 years for computer and broadcast equipment.

     Repairs and maintenance and any gains or losses on disposition of assets in their entirety are included in operations. However, recognition of gains on sales of properties to affiliates accounted for under the equity method is deferred in proportion to the Company's ownership interest in such affiliates.

LIBERTY MEDIA CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1993, 1992 and 1991

- -------------------------------------------------------------------------------

     Franchise Costs
     ---------------

     Franchise costs include the difference between the cost of acquiring cable television systems and amounts assigned to their tangible assets. Such amounts are generally amortized on a straight-line basis over 40 years. Costs incurred by Liberty in obtaining franchises are being amortized on a straight-line basis over the life of the franchise, generally 10 to 20 years.

     Excess Cost Over Acquired Net Assets
     ------------------------------------

     Excess cost over acquired net assets consists of the difference between the cost of acquiring programming entities and amounts assigned to their tangible assets. Such amounts are amortized on a straight-line basis over 30 years.

     Other Intangible Assets
     -----------------------

     Other intangible assets consist of amounts assigned to covenants not to compete and amounts (in excess of tangible assets) assigned to sports program rights agreements, affiliate agreements and distribution agreements. The amounts assigned to these agreements are amortized over the respective lives of the agreements ranging from 1 to 10 years.

     Net Sales
     ---------

     Net Sales include merchandise sales and shipping and handling revenues, and are reduced by incentive discounts and sales returns to arrive at net sales. The Company's sales policy allows merchandise to be returned at the customer's discretion, generally up to 30 days after the date of sale. An allowance for returned merchandise is provided based upon past experience.

     Restated Financial Statements for Implementation of Statement of Financial
     --------------------------------------------------------------------------
     Accounting Standards No. 109, "Accounting for Income Taxes"
     -----------------------------------------------------------

     Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109 ("Statement No. 109"), "Accounting for Income Taxes" and has applied the provisions of Statement No. 109 retroactively to Liberty and the Predecessor Companies to January 1, 1986. The accompanying 1992 and 1991 consolidated financial statements and related notes have been restated to reflect the implementation of Statement No. 109. See note 13.

     Primary and Fully Diluted Earnings (Loss) Per Common and Common
     ---------------------------------------------------------------
     Equivalent Share
     ----------------

     Loss per common share attributable to common shareholders for the years ended December 31, 1993 and 1992 was computed by dividing net loss attributable to common shareholders by the weighted average number of common shares outstanding (130,574,056 and 123,391,426, respectively). Common stock equivalents were not included in the computation of weighted average shares outstanding because their inclusion would be anti-dilutive.

     Primary earnings per common and common equivalent share attributable to common shareholders for the nine months ended December 31, 1991 was computed by dividing net earnings attributable to common shareholders by the weighted average number of common and common equivalent shares outstanding of 120,682,737.

     Fully diluted earnings per common and common equivalent share attributable to common shareholders was computed by dividing earnings attributable to common shareholders by the weighted average number of common and common equivalent shares outstanding (120,878,097 for the nine months ended December 31,

LIBERTY MEDIA CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1993, 1992 and 1991

- -------------------------------------------------------------------------------

     1991). Shares issuable upon conversion of the Class A Redeemable Convertible Preferred Stock (the "Class A Preferred Stock") have not been included in the 1991 computation of weighted average shares outstanding as their inclusion would be anti-dilutive.

(4) Supplemental Disclosure to Consolidated Statements of Cash Flows Relating to the Transactions


                                                            amounts in thousands
                                                            --------------------

           Cash Prior to the Transactions                         $ 7,294
              Repayment of amounts due
               from TCI and cash contributed by TCI                50,000
                                                                  -------
           Cash subsequent to the Transactions                    $57,294
                                                                  =======

(5)  Supplemental Disclosures to Consolidated Statements of Cash Flows

     Cash paid for interest was $20,354,000, $4,373,000, $2,219,000 and
     $1,493,000 for the years ended December 31, 1993 and 1992, the nine months ended december 31, 1991 and the three months ended March 31, 1991, respectively. Cash paid for income taxes during the years ended December 31, 1993 and 1992 was $6,621,000 and $3,336,000, respectively, Cash paid for income taxes during the remaining periods was not material.

LIBERTY MEDIA CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1993, 1992 and 1991

- --------------------------------------------------------------------------------

Significant noncash investing and financing activities:

                                                                                       Predecessor
                                                             Liberty                    Companies
                                                             -------                   -----------
                                                                          Nine months  Three months
                                             Year ended     Year ended       ended        ended
                                            December 31,    December 31,  December 31,   March 31,
                                                1993           1992           1991         1991
                                                ----           ----           ----         ----
                                                              Amounts in thousands
Cash paid for acquisitions:
   Fair value of assets acquired            $ 686,200         64,602          --              --
   Net liabilities assumed                   (197,536)        (7,586)         --              --
   Deferred tax asset recorded upon
     acquisition                                1,115             --          --              --
   Common stock issued for
     acquisition                             (123,000)            --          --              --
   Noncash contribution for
     acquisition                              (32,673)            --          --              --
   Minority interests in equity of
     acquired entities                        (69,926)            --          --              --
                                            ---------       --------    --------       ---------
                                            $ 264,180         57,016          --              --
                                            =========       ========    ========       =========

Cash resulting from consolidation of
   a certain affiliate net of payment
   therefor:
      Fair value of assets acquired         $      --        (26,186)         --              --
      Net liabilities assumed                      --         27,485          --              --
      Payment for additional interest              --            (30)         --              --
                                            ---------       --------    --------       ---------
                                            $      --          1,269          --              --
                                            =========       ========    ========       =========

Liberty Class A common stock issued
   upon conversion of preferred stock       $  12,767             --          --              --
                                            =========       ========    ========       =========
Note issued in exchange for Liberty
   Class A common stock                     $  18,539             --          --              --
                                            =========       ========    ========       =========
Notes issued in redemption of
   preferred stocks                         $ 163,057             --          --              --
                                            =========       ========    ========       =========
Accreted and unpaid preferred stock
   dividends                                $  30,348         41,631      24,499              --
                                            =========       ========    ========       =========
Redemption of preferred stock in
   exchange for TCI Class A common
   stock                                    $      --             --      91,611              --
                                            =========       ========    ========       =========
Note received upon exercise of
   stock option                             $      --             --      25,500              --
                                            =========       ========    ========       =========
Note issued in exchange for
   investment in affiliate                  $      --             --       4,322              --
                                            =========       ========    ========       =========
TCI common stock received as
   partial repayment of note and
   interest receivable                      $      --             --      12,195              --
                                            =========       ========    ========       =========
Partial repayment of note
   receivable with common stock
   of an affiliate                          $      --             --      18,867              --
                                            =========       ========    ========       =========

LIBERTY MEDIA CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1993, 1992 and 1991

- --------------------------------------------------------------------------------

                                                                                               Predecessor
                                                                     Liberty                    Companies
                                                                     -------                   -----------
                                                                                  Nine months  Three months
                                                     Year ended     Year ended       ended        ended
                                                    December 31,    December 31,  December 31,   March 31,
                                                        1993           1992           1991         1991
                                                        ----           ----           ----         ----
                                                                      Amounts in thousands
     Deferred tax liability recorded as
       a reduction to paid-in capital                $     --            --           5,298           --
                                                     ========      ========        ========     ========
     Deferred tax asset recorded as
       an increase to retained
       earnings                                      $     --            --          11,849           --
                                                     ========      ========        ========     ========
     Transfers of assets (other than in
       the Contribution), net of
       liabilities, from TCI                         $     --            --              --        3,763
                                                     ========      ========        ========     ========

(6)  Investments in Affiliates

     Summarized unaudited financial information for affiliated accounted for under the equity method, which operate in three related industries (see note 19) is as follows:

                                                         December 31,  December 31,
                                                             1993        1992
                                                         ------------  ------------
                                                            amounts in thousands
Combined Financial Position

  Property and equipment, net                            $  649,901       661,546
  Franchise, costs, net                                     678,232       623,904
  Investments                                               362,748       243,675
  Feature film inventory                                    112,183        60,217
  Cable distribution rights                                  99,579       116,557
  Excess cost, other intangibles
    and other assets                                        700,851       620,582
                                                         ----------    ----------

     Total assets                                        $2,603,494     2,326,481
                                                         ==========    ==========

  Debt                                                   $1,633,207     1,613,345
  Due to Liberty                                              4,254         3,848
  Feature film rights payable                               104,096        38,578
  Other liabilities                                         506,072       437,249
  Owners' equity                                            355,865       233,461
                                                         ----------    ----------
     Total liabilities and equity                        $2,603,494     2,326,481
                                                         ==========    ==========


LIBERTY MEDIA CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1993, 1992 and 1991
- --------------------------------------------------------------------------------

                                                                                                       Predecessor
                                                                            Liberty                    Companies
                                                                            -------                    ---------
                                                                                            Nine          Three
                                                                                           months         months
                                                             Year ended    Year ended      ended          ended
                                                             December 31,  December 31,  December 31,    March 31,
                                                                 1993          1992          1991          1991
                                                                 ----          ----          ----          ----
                                                                        amounts in thousands
               Combined Operations

               Revenue                                      $ 2,131,210      1,834,965      952,889       404,221
               Operating expenses                            (1,595,103)    (1,383,782)    (624,087)     (311,599)
               Depreciation and
                 amortization                                  (199,304)      (202,235)    (165,212)      (47,326)
                                                            -----------     ----------     --------      --------
                   Operating income                             336,803        248,948      163,590        45,296

               Interest expense                                 (98,933)      (120,618)    (129,909)      (42,296)
               Other, net                                      (116,686)       (73,174)     (28,802)       (7,262)
                                                            -----------     ----------     --------      --------

                   Net earnings
                    (loss)                                  $   121,184         55,156        4,879        (4,262)
                                                            ===========     ==========     ========      ========

LIBERTY MEDIA CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1993, 1992 and 1991

- --------------------------------------------------------------------------------

The following table reflects the carrying value of the Company's investments accounted for under the equity method, including related receivables:

                                                          December 31,      December 31,
                                                              1993             1992
                                                              ----             ----
                                                              amounts in thousands
     QVC, Inc. ("QVC")                                      $ 60,397          58,509
     Kansas City Cable Partners ("KCCP")                     (33,618)         35,860
     US Cable of Lake County ("Lake County")                  25,650          25,013
     Columbia Associates, L.P. ("Columbia")                    7,720          12,975
     Lenfest Communications, Inc. ("Lenfest")                 16,508          23,217
     Mile Hi Cablevision Associates, Ltd.
       ("Mile Hi") (see note 9)                                   --          32,689
     The Cable Partnerships of Country
       Cable and Knight-Ridder Cablevision,
       Inc. (SCI Cable Partners and TKR Cable
       Company, collectively referred to as "TKR")            34,270          22,912
     Sunshine Network Joint Venture ("Sunshine")               9,131          12,202
     American Movie Classics Company ("AMC")                 (11,026)        (22,125)
     Sioux Falls Cable Television ("Sioux Falls")            (11,675)        (13,463)
     SportsChannel Chicago Associates ("Sports")              32,561          31,385
     Home Team Sports Limited Partnership ("HTS")              4,610          10,958
     Other investments                                        17,012           9,403
                                                            --------         -------
                                                            $151,540         239,535
                                                            ========         =======

The common stock of QVC is publicly traded. At December 31, 1993, based on the trading price of QVC common stock, the Company's investment in QVC had a market value of $402,543,000 (which exceeded its cost by $342,146,000) (excluding the effect of the Diller option described below).

LIBERTY MEDIA CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1993, 1992 and 1991

- --------------------------------------------------------------------------------

The following table reflects the Company's share of earnings (losses) of each of the aforementioned affiliates:

                                                                       Predecessor
                                             Liberty                    Companies
                                             -------                    ---------
                                                             Nine         Three
                                                            months       months
                             Year ended    Year ended       ended         ended
                             December 31,  December 31,  December 31,   March 31,
                                 1993           1992         1991          1991
                                 ----           ----         ----          ----
                                       amounts in thousands
  QVC                           $13,978        13,217        6,911        (1,260)
  KCCP                           10,522         8,805        4,869         1,498
  Lake County                       637        (1,050)          --            --
  Columbia                       (5,256)      (10,849)        (881)       (1,234)
  Lenfest                        (6,710)       (8,843)      (3,588)       (1,197)
  Mile Hi                          (380)       (2,337)      (1,480)         (746)
  TKR                            11,358        10,870        5,533           142
  Sunshine                         (957)       (1,055)      (1,833)         (433)
  AMC                            11,313         7,839        5,911         1,948
  Sioux Falls                     1,788         1,532        1,229           598
  Sports                          5,859         3,348           --            --
  HTS                            (7,076)          748          271          (162)
  Other                          (1,032)       (4,410)      (2,987)       (1,568)
                                -------       -------       ------        ------

                                $34,044        17,815       13,955        (2,414)
                                =======       =======       ======        ======

On November 11, 1993, Liberty entered into an agreement with the staff of the Federal Trade Commission pursuant to which Liberty agreed to divest all of its equity interests in QVC during an 18 month time period if QVC was successful in its offer to buy Paramount Communications, Inc. ("Paramount") and not to vote or otherwise exercise or influence control over QVC until such time as QVC withdrew its offer for Paramount. Simultaneously, Liberty agreed to withdraw from a stockholders agreement pursuant to which Liberty and certain other stockholders exercised control over QVC (the "Stockholders' Agreement"). On February 15, 1994, QVC terminated its offer for Paramount. Upon termination of such offer, Liberty has the right to be reinstated as a party to the Stockholders' Agreement so long as such option is exercised within 90 days after such termination. However, Liberty has not yet determined if it will rejoin the control group under the Stockholders' Agreement.

On November 16, 1993, Liberty sold 1,690,041 shares of common stock of QVC to Comcast Corporation ("Comcast") for aggregate consideration of approximately $31,461,000. The sale to Comcast reduced Liberty's interest in QVC common stock (on a fully diluted basis) from 21.6% to 18.5%. Liberty continues to account for its investment in QVC under the equity method, although it no longer exercises significant control over such affiliate, pending the determination of whether it will rejoin the control group under the

LIBERTY MEDIA CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1993, 1992 and 1991

- --------------------------------------------------------------------------------

     Stockholders' Agreement. Liberty will change to the cost method of accounting in the event it elects not to be reinstated as a party to the Stockholders' Agreement.

     Certain of the shares of stock of QVC owned by Liberty are subject to repurchase by QVC in the event that commitments to carry its programming are not met. Approximately 46% of the shares which the Company holds or would hold upon exercise or conversion of convertible securities, are "unvested" and are subject to such repurchase rights by QVC. QVC's repurchase rights with respect to QVC securities held by the Company are exercisable over a period of time, ending in the year 2004, if certain carriage commitments made by Satellite Services, Inc., ("SSI"), an indirect wholly owned subsidiary of TCI, are not met. Under the terms of a certain agreement pursuant to which the Company acquired from TCI a substantial number of the QVC securities it now beneficially owns, TCI has agreed to reimburse the Company in the event QVC exercises its right to repurchase certain of the "unvested" shares. Such reimbursement will be based on the value assigned such shares when the Company acquired them from TCI, which is substantially below the current market price of such shares. Pursuant to an agreement with Comcast and Mr. Barry Diller ("Diller"), Liberty may be required to sell approximately 1.63 million shares of QVC common stock to Diller. The purchase price under the Diller purchase right is $34.082 per share.

     During 1992, AMC distributed $39,000,000 to the Company. The Company recorded the amount received as a reduction of its investment in AMC. On September 16, 1993, Liberty announced that one of its subsidiaries received notice from Rainbow Program Enterprises ("Rainbow") that Rainbow had elected to purchase Liberty's 50% partnership interest in AMC under the terms of a buy/sell provision contained in the AMC partnership agreement. Liberty expects to receive net pre tax cash proceeds of approximately $170 million from the sale and an additional $5 million from a buy-out of Liberty's consulting agreement with AMC. The $170 million cash proceeds consist of $195 million sales price reduced by Liberty's proportionate share of AMC's debt. On March 9, 1994 Liberty and Rainbow agreed to a postponement of the closing of the sale until May 31, 1994. Liberty and Rainbow are continuing their discussions regarding other possible transactions which, if consummated, may result in the parties amending or terminating the sale by Liberty of its AMC partnership interest.

LIBERTY MEDIA CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1993, 1992 and 1991

- --------------------------------------------------------------------------------

     On October 1, 1993 KCCP made an $80,000,000 distribution to the Company. The Company recorded the amount received as a reduction of its investment in KCCP. Approximately $63,174,000 was used to repay a note payable to KCCP, including accrued interest.

     TKR and Lenfest adopted Statement No. 109 in 1993 and have applied the provisions of Statement No. 109 on a retroactive basis. Liberty's (and the Predecessor Companies') investment, results of operations and stockholders' equity were adjusted retroactively to reflect Liberty's share of the restated results of operations of TKR and Lenfest. Upon restatement of Liberty's (and the Predecessor Companies') share of earnings (losses) of Lenfest and TKR, the Company's net earnings was increased by approximately
     $4,562,000   for the year ended December 31, 1992.  The Company's net
     earnings was reduced through a charge of approximately $1,966,000 and $656,000 for the nine months ended December 31, 1991 and the three months ended March 31, 1991, respectively.

     During 1992, the Company increased its investment in Lenfest and adopted the equity method of accounting for its investment in Lenfest, which was previously accounted for under the cost method. Accordingly, Liberty's (and the Predecessor Companies') investment, results of operations and stockholders' equity were adjusted retroactively to reflect the equity method of accounting. As of December 31, 1992, the Company reduced the carrying amount of its investment in Lenfest by $56 million.

     Certain of the Company's affiliates are general partnerships and any subsidiary of the Company that is a general partner in a general partnership is, as such, liable as a matter of partnership law for all debts (other than non-recourse debts) of that partnership in the event liabilities of that partnership were to exceed its assets.

(7)    Other Investments

     Other investments, accounted for under the cost method, and related receivables, are summarized as follows:

                                                                December 31,
                                                                ------------
                                                               1993       1992
                                                               ----       ----
                                                            amounts in thousands
Limited Partnership interest and related receivables          $  3,647    43,109
Marketable equity securities (a)                                25,811     8,841
Convertible debt, accrued interest and preferred stock          46,457    46,459
  investment
Note receivable including accrued interest (b)                 132,303       ---
Receivable for redemption of preferred stock investment            ---   112,583
Other investments and related receivables                       12,000     2,001
                                                              --------   -------
                                                              $220,218   212,993
                                                              ========   =======

LIBERTY MEDIA CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1993, 1992 and 1991

- --------------------------------------------------------------------------------

     (a) The marketable equity securities, which are being accounted for at the lower of cost or market, had an aggregate market value of $111,549,000 and $55,825,000 (which exceeded cost by $85,738,000 and $46,984,000)
          at December 31, 1993 and December 31, 1992, respectively.

     (b) In December 1992, Home Shopping Network, Inc. ("HSN"), a cost investment of the Company at that time and a consolidated subsidiary of the Company at December 31, 1993 (see note 9), distributed the capital stock of Silver King Communications, Inc. ("SKC"), formerly a wholly owned subsidiary of HSN, to their stockholders of record, including Liberty. This transaction was treated as a stock dividend by HSN. At the time of said dividend, intercompany indebtedness in an amount of approximately $135 million owed by SKC to HSN was converted into a secured long-term senior loan to SKC (a cost investment of the Company). Such loan is evidenced by a promissory note, the terms of which are governed by a loan agreement and the liability evidenced thereby is secured by substantially all of SKC's assets, and bears interest on the unpaid principal amount at 9.5% per annum. The note is payable in equal monthly installments of principal and interest over fifteen years.

     Management of the Company estimates that the market value, calculated utilizing a multiple of cash flow approach or publicly quoted market prices, of all of the Company's other investments aggregated $406 million and $338 million at December 31, 1993 and 1992, respectively, including amounts previously disclosed for marketable equity securities. No independent external appraisals were conducted for those assets which were valued utilizing a multiple of cash flow approach.

     In May 1993 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," ("Statement No. 115") effective for fiscal years beginning after December 15, 1993. Under the new rules, debt securities that the Company has both the positive intent and ability to hold to maturity are carried at amortized cost. Debt securities that the Company does not have the positive intent and ability to hold to maturity and all marketable equity securities are classified as available-for-sale or trading and carried at fair value. Unrealized holding gains and losses on securities classified as available-for-sale are carried as a separate component of stockholders' equity. Unrealized holding gains and losses on securities classified as trading are reported in earnings.

     Presently, the Company has no debt securities. Marketable equity securities are currently reported at the lower of cost or market and net unrealized losses are reported in earnings. The Company will apply the new rules starting in the first quarter of 1994. Application of the new rules will result in an estimated increase of $54,015,000 in stockholders' equity as of January 1, 1994, representing the recognition of unrealized appreciation, net of taxes, for the Company's investment in equity securities determined to be available-for-sale, previously carried at lower of cost or market. However, the unrealized holding gain does not include any unrealized gain associated with the Company's investment in TCI common stock as such common stock is deemed to be restricted stock. Restricted stock, under Statement No. 115, is not considered to have a readily determinable fair value. See note 8.

(8)  Investment in TCI Common Stock

     The Company holds 2,988,009   shares of TCI class A common stock and
     3,537,712   shares of TCI class B common stock.  At December 31, 1993 and
     1992, the market value of the Company's investment in TCI amounted to
     $209,785,000   and $140,440,000,   respectively, based on its publicly
     quoted market price.

LIBERTY MEDIA CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1993, 1992 and 1991

- --------------------------------------------------------------------------------

     Certain of the TCI common stock is held in escrow for delivery upon exchange of the Liberty Class B Redeemable Exchangeable Preferred Stock (the "Class B Preferred Stock"). Pending such exchange and provided that the Company is not in default of its obligations to redeem, exchange or purchase shares of the Class B Preferred Stock, the Company has the right to vote the TCI common stock held in escrow on all matters submitted for a vote to the holders of TCI common stock.

(9)  Acquisitions

     On February 11, 1993, Liberty acquired 20,000,000 shares of the Class B Stock of HSN from RMS Limited Partnership ("RMS") for $58,000,000 in cash and 8,000,000 shares of Liberty Class A common stock. Liberty had previously acquired shares of common stock of HSN in 1992. Such common stock acquired in 1992 and the Class B Stock acquired represented 23.5% of the common equity and 65.6% of the controlling voting interest of HSN as of the date of acquisition. As a result of the acquisition of the controlling voting interest, HSN became a consolidated subsidiary of the Company for financial reporting purposes.

     On June 1, 1993, Liberty completed the purchase of approximately 16,000,000 shares of HSN common stock at a price of $7 per share. The shares had been tendered pursuant to a tender offer initiated by the Company in April 1993.

     On March 15, 1993, Mile Hi Cable Partners, L.P. ("New Mile Hi") completed the acquisition of all the general and limited partnership interests in Mile Hi, the owner of the cable television system serving Denver, Colorado. New Mile Hi is a limited partnership formed among Community Cable Television ("CCT") a general partnership owned 50.001% by the Company and 49.999% by TCI, (78% limited partnership interest), Daniels Communications, Inc. ("DCI") (1% limited partner) and P & B Johnson Corp. ("PBJC") (21% general partnership interest), a corporation controlled by Robert L. Johnson, a member of the Company's Board of Directors. New Mile Hi is a consolidated subsidiary of the Company for financial reporting purposes. Liberty's investment in Mile Hi, which was previously accounted for under
     the cost method, was received from TCI in the Transactions.   As a result
     of the aforementioned acquisition of Mile Hi, Liberty's (and the Predecessor Companies') investment, results of operations and stockholders' equity were adjusted retroactively to reflect Liberty's share of historical losses of Mile Hi adjusted for the amortization of the excess cost over Liberty's share of Mile Hi's historical net book value. In addition, Liberty's (and the Predecessor Companies') investment, results of operations and stockholders' equity were adjusted retroactively to reflect previously reserved interest income on a loan receivable of approximately $50 million (including accrued interest) (the "Mile Hi Note") at the time of consolidation of New Mile Hi. The Mile Hi Note was eliminated upon consolidation. Upon restatement of Liberty's share of historical losses of Mile Hi, net of the restatement of previously reserved interest income on the Mile Hi Note, the Company's net earnings was increased by approximately
     $1,397,000,   $1,111,000   and $220,000  for the year ended December 31,
     1992, the nine months ended December 31, 1991 and the three months ended March 31, 1991, respectively.

     Prior to the acquisition, the Company, through a wholly owned subsidiary, indirectly owned a 32.175% interest in Mile Hi through its ownership of a limited partnership interest in Daniels & Associates Partners Limited ("DAPL"), one of Mile Hi's general partners. DAPL was liquidated on March 12, 1993, at which time a subsidiary of Liberty (and partner in DAPL) received a liquidating distribution consisting of its proportionate interest in DAPL's partnership interest in Mile Hi, representing the aforementioned 32.175% interest in Mile Hi. The subsidiary of Liberty also received the Mile Hi Note in novation of a loan

LIBERTY MEDIA CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1993, 1992 and 1991

- --------------------------------------------------------------------------------

     receivable from DAPL in an equal amount. The subsidiary then was merged into Liberty Cable Partner, Inc. ("LCP") a wholly owned subsidiary of the Company and a general partner of CCT.

     The total value of the acquisition was approximately $180 million. Of that amount, approximately $70 million was in the form of Mile Hi debt paid at the closing. Another $50 million was in the form of the Mile Hi Note, which debt was assumed by New Mile Hi and then by CCT. Of the remaining $60 million, approximately $40 million was paid in cash to partners in Mile Hi in exchange for their partnership interests. The remaining $20 million of interest in Mile Hi was acquired by New Mile Hi through the contribution by LCP to CCT and by CCT to New Mile Hi of the 32.175% interest in Mile Hi received in the DAPL liquidation and by DCI's contribution to New Mile Hi of a 0.4% interest in Mile Hi.

     Of the $110 million in cash required by New Mile Hi to complete the transaction, $105 million was loaned to New Mile Hi by CCT and $5 million was provided by PBJC as a capital contribution to New Mile Hi. Of the $5 million contributed by PBJC, approximately $4 million was provided by CCT through loans to Mr. Johnson and trusts for the benefit of his children. CCT funded its loans to New Mile Hi and the Johnson interests by borrowing $93 million under its revolving credit facility and by borrowing $16 million from TCI in the form of a subordinated note.

     The acquisitions of HSN and all the general and limited partnership interests in Mile Hi were accounted for by the purchase method. Accordingly, the results of operations of such acquired entities have been consolidated with those of the Company since their respective dates of acquisition. On a pro forma basis the Company's revenue would have been increased by approximately $111,208,000 and $1,106,394,000 for the years ended December 31, 1993 and 1992, respectively, had the acquisition occurred prior to January 1, 1992. Earnings before extraordinary item, on a pro forma basis would have been decreased by approximately $9,378,000 and $25,074,000 for the years ended December 31, 1993 and 1992, respectively. Net loss attributable to common shareholders and loss per common share would have increased by $14,429,000 and $0.11, respectively, for the year ended December 31, 1993. Net loss attributable to common shareholders and loss per common share would have increased by $24,508,000 and $0.19, respectively for the year ended December 31, 1992. The foregoing unaudited pro forma financial information was based upon historical results of operations adjusted for acquisition costs and, in the opinion of management, is not necessarily indicative of the results had the Company operated the acquired entities since prior to January 1, 1992.

LIBERTY MEDIA CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1993, 1992 and 1991

- --------------------------------------------------------------------------------

(10) Litigation Settlements

     The Company has reached agreements in principle to settle certain lawsuits related to HSN. Under the terms of the settlements, the Company will pay approximately the following (amounts in thousands):

 Civil actions pending Court approval in Delaware and Colorado to
  be paid by the parent                                                 $13,000

 Civil actions pending Court approval in the United States District
  Court for the Middle District of Florida to be paid by HSN              8,500

 Settlement to Western Hemisphere, Inc. to be paid by HSN                 4,500
 Settlements to be paid by HSN which will be reimbursed by Roy
  M. Speer, former chairman of the board of HSN                           3,000
                                                                        -------
Accrued litigation settlements                                          $29,000
                                                                        =======


     Any attorneys' fees awarded by the Courts to the plaintiffs' attorneys in such actions will be paid out of the above amounts. The portion of the accrued litigation settlements to be paid by the parent which will be paid to the class who sold shares of HSN common stock to Liberty as part of the June 1, 1993 purchase (approximately $5.5 million) (see note 9), was capitalized as additional acquisition costs. The portion of the accrued litigation settlements to be paid by HSN were capitalized by the Company as additional acquisition costs. A receivable amounting to $3 million has been recorded by the Company in anticipation of reimbursement by Roy M. Speer.

LIBERTY MEDIA CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1993, 1992 and 1991

- --------------------------------------------------------------------------------

(11) Debt

     Debt is summarized as follows:


                                       Weighted average        December 31,
                                       interest rate at        ------------
                                      December 31, 1993      1993        1992
                                      ------------------     ----        ----
                                                            amounts in thousands
Parent company debt:
 Note payable to TCI (a)                     11.6%          $ 76,952         ---
 Note payable to TCI (b)                      6.0%           104,644         ---
                                                            --------    --------
Debt of subsidiaries:                                        181,596         ---
 Note payable to TCI (c)                      6.0%             4,322       4,322
                                                            --------    --------
Debt due TCI                                                 185,918       4,322
                                                            --------    --------

 Note payable to bank (d)                     7.3%             5,815       6,257
 Note payable to bank (e)                     4.4%            23,425      25,954
 Note payable to bank (f)                     4.7%            79,500      25,000
 Liability to seller (g)                      ---             19,637      19,637
 Unsecured note payable (h)                   6.0%               545       1,635
 Convertible note payable (i)                10.0%            13,131      12,121
 Notes payable to bank (j)                    5.5%           110,000         ---
 Note payable to affiliate                    ---                ---      61,391
 Note payable to bank                         ---                ---       7,000
 Other debt, with varying rates
  and maturities                              8.9%             8,127       4,335
                                                            --------    --------
                                                             260,180     163,330
                                                            --------    --------
                                                            $446,098    $167,652
                                                            ========    ========

     (a)  Payable by Liberty.
          ------------------

          The notes payable are due on February 1, 1997 and are secured by the Company's partnership interest in CCT and in the Mile Hi Note.

     (b)  Payable by Liberty.
          ------------------

          These notes payable were amended to extend the due date from December 3, 1993 to the earlier of June 30, 1994 or ten days following termination of the proposed business combination of TCI and Liberty (see note 1). From and after maturity, the unpaid amount of these notes will bear interest at 10% per annum, payable on demand.

LIBERTY MEDIA CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1993, 1992 and 1991

- --------------------------------------------------------------------------------

     (c)  Payable by LMC Chicago Sports, Inc.
          -----------------------------------

          This note is payable on December 31, 1996 and is secured by the Company's general partnership interest in Sports.

     (d)  Payable by Command Cable of Eastern Illinois Limited Partnership
          ----------------------------------------------------------------
          ("Command").
          ------------

          This loan is payable in quarterly installments as defined in the related loan agreement, with a final payment on September 30, 1994. The quarterly installments consist of a fixed amount per quarter plus additional principal payments based on a percentage of the previous quarter's cash flow. The loan agreement contains provisions for the maintenance of certain financial ratios and other matters. At December 31, 1993, Command did not meet certain provisions of the note and the bank has the right to declare the loan in default. Command has requested a waiver of these items from the bank. All of Command's cable television assets are pledged as collateral under this loan agreement. The Company's investment in Command has been reduced to zero and therefore a default by Command under its loan agreement will have no material effect on Liberty.

     (e)  Payable by US Cable of Paterson ("Paterson").
          --------------------------------------------

          This term loan has quarterly principal payments in increasing amounts through December 31, 1996. In addition to the scheduled quarterly payments, an annual payment may be required based upon the prior year's excess cash flow, as defined. The terms of the agreement include, in addition to other requirements, compliance with certain financial ratios and limitations on capital expenditures and leases. The loan is secured and collateralized by the assets of Paterson, the franchise rights, and the assignment of its various leases and contracts.

          Paterson entered into an interest rate swap agreement to reduce the impact of changes in interest rates on its floating rate bank loan payable. This agreement effectively fixes the interest rate on $6 million of its floating rate debt to 8.25% plus the adjustment based on the results of a certain financial ratio, as discussed above. The agreement which had an expiration date of April 18, 1995 was terminated on December 29, 1993 at a cost of $403,000 including approximately $60,000 of accrued interest through the termination date. Such amounts are included in interest expense in the 1993 consolidated statement of operations.

     (f)  Payable by CCT.
          --------------

          This revolving line of credit provides for borrowings of up to $145,000,000 through March 31, 1995. Such facility provides for mandatory commitment reduction payments through December 31, 1999. The revolving credit facility permits CCT to borrow from the banks to fund acquisitions of cable television systems and for other general purposes, subject to compliance with the restrictive covenants (including ratios of debt to cash flow and cash flow to interest expense) contained in the loan agreement governing the facility.

     (g)  Payable by ARC.
          --------------

          The liability represents the discounted amount estimated under an "Earnout Rights" agreement. The agreement requires annual payments during a five-year period contingent upon the operations from ARC's "DBS Business," as defined in the agreement. The annual payments equal 86% of the Earnings Before Depreciation, Interest and Income Taxes ("EBDIT"), as defined of the DBS Business over the base EBDIT. The calculated amount required under the agreement is $20 million. At December 31, 1992, the estimated liability was revised to the calculated amount under the agreement. This amount is due on April 30, 1994. ARC has received a $30,000,000 financing commitment from a bank and intends to use a portion of that commitment to repay this obligation. The financing commitment is subject to final documentation, and includes covenants to maintain certain financial ratios and other restrictions. The discount was being deferred and amortized over the life of the agreement using the effective interest method. Amortization of the discount amounted to $520,000, $1,483,000 and $455,000 for the year ended December 31, 1992, the nine months ended December 31, 1991 and the three months ended March 31, 1991, respectively.

     (h)  Payable by LMC Regional Sports, Inc.
          ------------------------------------

          This note is payable in equal quarterly installments through June 30, 1994.

     (i)  Payable by ARC.
          --------------

          These notes are due December 30, 2000. The notes are convertible, at the option of the holders, into an 11.65% limited partnership interest in ARC.

     (j)  Payable by HSN.
          --------------

          These notes payable consist of a $60 million unsecured senior term loan, $25 million of which matures on each of June 15, 1994 and 1995 and $10 million of which matures on December 15, 1995; and a $50 million unsecured senior term loan, $25 million of which matures on each of January 31, 1997 and 1998; and a $40 million three-year senior unsecured revolving credit facility. The revolving credit facility provides for yearly extension options at the request of HSN and is subject to the approval of participating banks. At December 31, 1993, $40 million of the senior revolving credit facility remains available. Restrictions contained in the senior term loans and revolving credit agreement include, but are not limited to, limitations on the encumbrance and disposition of assets and the maintenance of various financial covenants and ratios.

          In February and April 1993, HSN drew $140 million under the above mentioned bank financing agreements. These proceeds, together with available working capital of HSN, were used to retire $143,252,000 principal amount of the Unsecured 11-3/4% Senior Notes, due October 15, 1996 (the "Senior Notes"), at 104% of the principal amount plus accrued interest to the redemption date. During August and September of 1993, HSN repaid $30 million of the outstanding balance on the revolving credit facility.

     In 1993, HSN entered into interest rate exchange agreements with certain financial institutions to limit its exposure from interest rate volatility. These agreements have notional principal amounts aggregating $115 million, of which $25 million, $35 million and $30 million of the senior term loans, have fixed maximum variable interest rates if the London Interbank Offering Rate ("LIBOR") exceeds 6% until June 1994, 6% until June 1995 and 7% until October 1995, respectively. The senior unsecured revolving credit facility has a principal amount of $25 million with a fixed maximum variable interest rate if LIBOR exceeds 6% until April 1994. The three month LIBOR rate at December 31, 1993 was 3.3125%.

LIBERTY MEDIA CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1993, 1992 and 1991

- --------------------------------------------------------------------------------

     On May 11, 1993, HSN retired the remaining $16,915,000 principal balance of its Unsecured 5-1/2% Convertible Subordinated Debentures, due April 22, 2002 (the "Debentures"), at 101.83% of the principal amount plus accrued interest to the redemption date.

     The Company recognized extraordinary losses on the early extinguishment of the Senior Notes and the Debentures.

     Certain of Liberty's subsidiaries are subject to loan agreements that prohibit or limit the transfer of funds of such subsidiaries to the parent company in the form of loans, advances or cash dividends.

     Subsidiaries of Liberty pay fees, generally 1/4% to 3/8% per annum, on the average unborrowed portion of the total amount available for borrowings under their bank credit facilities.

     Debt maturities are as follows: 1994 - $143,454,000; 1995 - $38,909,000;
     1996 - $21,834,000; 1997 -$109,941,000 and 1998 - $67,014,000.

(12) Promissory Notes

     CCT has a note payable to TCI of approximately $58 million, including accrued interest, due January 1, 2000. The note bears interest at 8% per annum. The note, net of payments made, is reflected as an addition to minority interest in the accompanying consolidated financial statements due to its related party nature. Additionally, CCT has approximately $36 million, including accrued interest, in notes receivable from TCI due January 1, 2000. The notes receivable earn interest at 11.6% per annum. These notes receivable are reflected as a reduction of minority interest in the accompanying consolidated financial statements as they represent subscription notes receivable.

(13) Income Taxes

     Liberty files a consolidated Federal income tax return with all of its 80% or more owned subsidiaries. Consolidated subsidiaries in which the Company owns less than 80% each file a separate income tax return. Liberty and such subsidiaries calculate their respective tax liabilities on a separate return basis which are combined in the accompanying consolidated financial statements.

     The Predecessor Companies were included in the consolidated Federal income tax return of TCI. Income tax expense for the Predecessor Companies was based on those items in the consolidated calculation applicable to the Predecessor Companies. Intercompany tax allocation represented an apportionment of tax expense or benefit (other than deferred taxes) among subsidiaries of TCI in relation to their respective amounts of taxable earnings or losses. The receivable or payable arising from the intercompany tax allocation was recorded as an increase or decrease in amounts due from TCI. Upon consummation of the Transactions, TCI repaid such amounts.

     In connection with the Transactions, TCI and Liberty entered into a tax sharing agreement. TCI agreed to reimburse Liberty for the benefit from investment tax credits and net operating losses generated by Liberty which were utilized in the consolidated Federal income tax return of TCI. Upon the consummation of the Transactions, Liberty was no longer included in the consolidated Federal income tax return of TCI. At that time, all investment tax credits and net operating losses generated by Liberty, but not previously utilized

LIBERTY MEDIA CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1993, 1992 and 1991

- --------------------------------------------------------------------------------

     by TCI in TCI's consolidated Federal income tax return, became available for use by Liberty in its own consolidated Federal income tax return.

     Certain of the Federal income tax returns of TCI are presently under examination by the Internal Revenue Service ("IRS") including the years 1979 through the date of the Transactions. These examinations may result in proposed adjustments for additional income taxes relating to Liberty. If and when future settlements with the IRS become final and nonappealable and if adjustments relating to Liberty are required to any consolidated return year as previously filed, Liberty and TCI have agreed to give effect to such adjustments as if they had been made a part of the original calculation of tax liabilities and benefits. Any amount remaining due or previously overpaid shall be paid or refunded as the case may be.

     Certain of the Federal income tax returns of a less than 80% owned subsidiary of Liberty (the "Subsidiary") are presently under examination by the IRS. During 1993, the IRS completed its examination of the Subsidiary's Federal income tax returns for its 1989 and 1988 fiscal years, proposing adjustments of approximately $11 million, not including interest thereon. The adjustments related primarily to issues currently under protest for the Subsidiary's 1987 and 1986 fiscal years, including the Subsidiary's amortization of acquired FCC broadcast licenses and related intangible assets and the Subsidiary's deduction of certain royalty payments to a related party. The Subsidiary's management believes that it has valid positions related to the adjustments and intends to vigorously defend its interests. The Subsidiary has protested all proposed adjustments to the Appellate Division of the IRS. Management of the Subsidiary believes that the ultimate resolution of the matters will not have a material effect on the results of operations of the Subsidiary.

     On February 9, 1994, the IRS announced a comprehensive Settlement Initiative which broadly addresses intangibles issues currently being contested by various taxpayers. The intangibles issues currently being protested by the Subsidiary are subject to this Settlement Initiative. At this time, it is not certain whether the IRS will make a settlement offer to the Subsidiary, nor whether the Subsidiary would accept such an offer if made.

     The Financial Accounting Standards Board Statement No. 109 requires a change from the deferred method of accounting for income taxes of APB Opinion No. 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement No. 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Under Statement No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     The Company adopted Statement No. 109 in 1993 and has applied the provisions of Statement No. 109 retroactively to the Predecessor Companies to January 1, 1986. The Company restated its financial statements for January 1, 1986 through March 28, 1991 for the Predecessor Companies and for March 29, 1991 through December 31, 1992 for Liberty. The effect of the implementation of Statement No. 109 was a net increase to stockholders' equity and a reduction to deferred taxes payable of $60,172,000 and $41,802,000 at March 28, 1991 and December 31, 1992, respectively.

LIBERTY MEDIA CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1993, 1992 and 1991

- --------------------------------------------------------------------------------

     The financial statements for the years ended December 31, 1992 and 1991 have been restated to comply with the provisions of Statement No. 109. The following summarizes the impact of applying Statement No. 109 on net earnings and net earnings (loss) per common share attributable to common shareholders:

                                                                  Predecessor
                                            Liberty                Companies
                                            -------                ---------
                                                  Nine months     Three months
                                  Year ended         ended           ended
                                 December 31,    December 31,      March 31,
                                     1992            1991             1991
                                     ----            ----             ----
                                  amounts in thousands, except per share data

Net earnings as previously            $13,933       42,331             613
 reported
Effect of restatements:
 Mile Hi and Mile Hi Note               2,329        1,851             367
  (note 9)
 Lefest and TKR (note 6)                7,603       (3,276)         (1,093)
 Statement No. 109                     (1,481)        (585)           (339)
                                      -------       ------          ------
    As restated                       $22,384       40,321             226
                                      =======       ======          ======

Per share amounts as                  $ (0.22)        0.15
 previously reported
Effect of restatements:
 Mile Hi and Mile Hi Note                0.02         0.02
  (note 9)
 Lenfest and TKR (note 6)                0.05        (0.03)
 State No. 109                          (0.01)       (0.01)
                                      -------       ------
    As restated                       $ (0.16)        0.13
                                      =======       ======


LIBERTY MEDIA CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1993, 1992 and 1991

- --------------------------------------------------------------------------------

Income tax benefit (expense) consists
 of:

                                                                           Predecessor
                                                Liberty                     Companies
                                                -------                     ---------
                                                                Nine
                                                               months     Three months
                                Year ended     Year ended      ended          ended
                               December 31,   December 31,   December 31,   March 31,
                                   1993           1992          1991          1991
                                   ----           ----          ----          ----
                                                 amounts in thousands
Current Federal tax expense       $(19,396)       (1,253)       (1,080)         --
 Current state tax expense          (4,332)       (1,238)         (700)        (47)
Intercompany tax benefit
 allocation                             --            --            --         150
                                  --------       -------       -------        ----
                                   (23,728)       (2,491)       (1,780)        103
Deferred Federal tax
 benefit (expense)                  11,423        (6,759)      (12,903)        552

Deferred state tax benefit
 (expense)                             783        (1,193)       (2,278)         98
                                  --------       -------       -------        ----
                                    12,206        (7,952)      (15,191)        650
                                  --------       -------       -------        ----
                                  $(11,522)      (10,443)      (16,961)        753
                                  ========       =======       =======        ====


LIBERTY MEDIA CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1993, 1992 and 1991

- --------------------------------------------------------------------------------

Income tax benefit (expense) differs from the amounts computed by the Federal tax rate of 35% in 1993 and 34% in all previous periods as a result of the following:

                                                                   Predecessor
                                          Liberty                   Companies
                                          -------                   ---------
                                                      Nine months  Three months
                           Year ended    Year ended    ended          ended
                          December 31,  December 31,  December 31,   March 31,
                              1993          1992         1991          1991
                              ----          ----         ----          ----
                                          amounts in thousands

Computed expected tax
 benefit (expense)           $ (6,478)    (11,161)    (19,476)           179

Dividends excluded for
 income tax purposes              182       4,144       2,849            976

Amortization not
 deductible for income tax
 purposes                      (3,944)       (155)       (116)           (39)

Excess executive
 compensation                    (689)         --          --             --

Minority interest in
 consolidated corporate
 subsidiaries                     386        (132)         40             --

State and local income
 taxes, net of Federal
 income tax benefit            (2,307)     (1,604)     (1,965)            (8)

Effect of change in
 anticipated state tax rate     2,043          --          --             --

Effect of change in
 Federal tax rate                (707)         --          --             --

Other, net                         (8)     (1,535)      1,707           (355)
                             --------     -------     -------           ----
                             $(11,522)    (10,443)    (16,961)           753
                             ========     =======     =======           ====

LIBERTY MEDIA CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1993, 1992 and 1991

- --------------------------------------------------------------------------------

The significant components of deferred tax benefit (expense) are as follows:

                                                                    Predecessor
                                           Liberty                   Companies
                                           -------                   ---------
                                                       Nine months  Three months
                            Year ended    Year ended     ended         ended
                           December 31,  December 31,  December 31,   March 31,
                               1993          1992         1991          1991
                               ----          ----         ----          ----
                                          amounts in thousands
Differences in recognition
 of earnings or losses of
 affiliates for income tax
 and financial statement
 purposes                      $ 3,098      (4,679)    (17,067)        (2,564)

Dividend income, including
 premium on redemption,
 recognized for financial
 statement purposes in
 excess of income
 recognized for income tax
 purposes                         (814)     (4,179)       (660)          (153)

Interest income recognized
 for income tax purposes
 in excess of income
 recognized for financial
 statement purposes                 --       4,287       2,509            331

Recognition of deferred
 gain for financial
 statement purposes in
 excess of gain recognized
 for income tax purposes            --      (9,020)     (4,413)            --

Differences in recognition
 of compensation relating
 to stock appreciation
 rights and unearned
 compensation arrangements       8,517       6,775         560             --

Litigation settlement
 expenses recognized for
 financial statement
 purposes in excess of
 amount recognized for
 income tax purposes             2,766          --          --             --

Inventory costing                4,057          --          --             --
Accrued liabilities for
 financial statement
 purposes in excess of
 amount recognized for
 income tax purposes
 attributable primarily to
 home shopping programming
 services                        3,200          --          --             --

Generation (utilization)
 of net operating loss,
 capital loss, investment
 tax credit and
 alternative minimum tax        (8,931)     (1,113)      3,584             70

Change in valuation
 allowance during the
 period                           (134)         --          --             --

Differences in
 depreciation and
 amortization for income
 tax and financial
 statement purposes               (871)         --         300          2,820

Net benefit realized due
 to change in state and
 Federal income tax rates        1,336          --          --             --

Other, net                         (18)        (23)          6            146
                               -------      ------     -------         ------
                               $12,206      (7,952)    (15,181)           650
                               =======      ======     =======         ======

LIBERTY MEDIA CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1993, 1992 and 1991

- --------------------------------------------------------------------------------

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1993 and 1992 are presented below:

                                                                December 31,
                                                              1993       1992
                                                            ---------  ---------
                                                            amounts in thousands
Deferred tax assets:
    Net operating and capital loss carryforwards             $  8,833   $ 22,507
    Charitable contribution carryforward                          910         --
    Investment tax credit carryforward                          3,422      4,095
    Alternative minimum tax carryforward                        5,317      2,499
    Investments in affiliates, due principally to losses
       of affiliates recognized for financial statement
       purposes in excess of losses recognized for income
       tax purposes                                            44,209     59,819


   Inventory costing                                            7,248         --
   Provision for returns and allowance                          4,669         --
   Provision for uncollectible amounts                          3,193        128
   Future deductible amount attributable to accrued
       stock appreciation rights and deferred compensation     15,240      7,269

   Future deductible amount related to accrued
       litigation settlements                                   2,766         --

    Other future deductible amounts primarily due to
       non-deductible accruals                                  8,672        596
                                                             --------   --------
         Total gross deferred tax assets                      104,479     96,913
           Less valuation allowance of deferred tax assets      2,017      1,138
                                                             --------   --------
             Net deferred tax assets                          102,462     95,775
                                                             --------   --------

Deferred tax liabilities:
    Property and equipment, principally due to
       differences in depreciation                              9,274      1,258

    Intangible assets, primarily due to differences in
       amortization                                             6,170         --

    Investments in affiliates, due principally to
       undistributed earnings of affiliates                    88,671    109,491
                                                             --------   --------
                                                              104,115    110,749
                                                             --------   --------
             Net deferred tax liabilities                    $  1,653     14,974
                                                             ========   ========

The valuation allowance for deferred tax assets as of December 31, 1992 was $1,138,000.

At December 31, 1993, the Company had net operating and capital loss carryforwards for income tax purposes aggregating approximately $23,872,000 which, if not utilized to reduce taxable income in future periods, expire as follows: $8,345,000 in 1997, $15,353,000 in 2004 and $174,000 in 2005.

At December 31, 1993, the Company had remaining available investment tax credits of approximately $3,422,000 which, if not utilized to offset future Federal income taxes payable, expire at various dates through 2004.

LIBERTY MEDIA CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1993, 1992 and 1991

- --------------------------------------------------------------------------------

New tax legislation was enacted in the third quarter of 1993 which, among other matters, increased the corporate Federal income tax rate from 34% to 35%. In addition, the Company recognized the benefit of a reduction in its state income tax rate relating to its receipt of favorable tax rulings from certain state tax authorities. The Company has reflected the tax rate changes in its consolidated statements of operations in accordance with the treatment prescribed by Statement No. 109. Such tax rate changes resulted in a net decrease of $1,336,000 in income tax expense.

(14) Preferred Stocks Subject to Mandatory Redemption Requirements

     Class A Redeemable Convertible Preferred Stock
     ----------------------------------------------

     The 10,794 shares of Class A Preferred Stock outstanding at December 31, 1992 held by TCI (representing 100% of the issued and outstanding shares at that time) were converted on January 15, 1993 in accordance to its terms, into 4,405,678 shares of Liberty Class A common stock and 55,070 shares of Liberty Class E Preferred Stock. Such Class A Preferred Stock was retired and may not be reissued.

     Class B Redeemable Exchangeable Preferred Stock
     -----------------------------------------------

     The Company is authorized to issue up to 106,000 shares of the Class B Preferred Stock. The aggregate number of shares of such Class B Preferred Stock that was issued to TCI and outstanding at December 31, 1993 is 105,353 shares (representing 100% of the issued and outstanding shares). The accretion rate for the Class B Preferred Stock is 8.5% per annum, compounded semi-annually.

     At the option of the Company, the shares of the Class B Preferred Stock are redeemable at any time, in whole or in part, at a redemption price equal to the accreted value per share as of the redemption date, payable solely in cash, and at the option of the Company will also be exchangeable, in whole but not in part, for shares of a series of Class F Serial Preferred Stock or of any other class or series of preferred stock of the Company then authorized to be issued (the "Convertible Exchangeable Preferred Stock"), the rights, preferences and qualifications of which shall be substantially similar to those of the Class B Preferred Stock as to ranking, voting rights, rights of redemption for cash at the option of the Company and mandatory redemption on March 28, 2006. If the Company elects to issue shares of Convertible Exchangeable Preferred Stock in exchange for Class B Preferred Stock, such shares will be convertible, in whole or in part, at the option of the holder into shares of Liberty Class A common stock, but will not be exchangeable at such holder's option for TCI common stock. The holder will have optional redemption rights equivalent to those for the Class B Preferred Stock, as described below, but the Company will not have the right to satisfy its redemption obligations with respect thereto through the issuance of additional shares of Convertible Exchangeable Preferred Stock. The shares of Convertible Exchangeable Preferred Stock may accrete dividends at a rate different from the accretion rate then applicable to the shares of Class B Preferred Stock for which they are exchanged or may provide for the accrual and payment of cash dividends (which may or may not be cumulative). At the option of the Company, at any time after March 28, 1995, the shares of Convertible Exchangeable Preferred Stock will be exchangeable, in whole but not in part, for subordinated notes of the Company that will be convertible, in whole or in part, at the option of the holder into shares of Liberty Class A common stock (the "Convertible Subordinated Notes"). If the shares of Convertible Exchangeable Preferred Stock that are being exchanged for Convertible Subordinated Notes accrete dividends, then the Convertible Subordinated Notes will be zero coupon notes, the issue price of which shall be equal to the liquidation price of the shares of Convertible Exchangeable Preferred Stock for which they are exchanged as of the date of such exchange, and the principal amount of which shall be equal

LIBERTY MEDIA CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1993, 1992 and 1991

- --------------------------------------------------------------------------------

     to the liquidation price of such shares of Convertible Exchangeable Preferred Stock at March 28, 2006. If the shares of Convertible Exchangeable Preferred Stock that are being exchanged for Convertible Subordinated Notes provide for the accrual and payment of cash dividends, the principal amount of such Convertible Subordinated Notes shall be equal to the liquidation price of the shares of Convertible Exchangeable Preferred Stock for which they are exchanged as of the date of such exchange, plus (to the extent not already included in such liquidation price) all accumulated or accrued and unpaid dividends, if any, to the date of such exchange, and interest will accrue, and be payable semiannually, on such principal amount at a rate per annum equivalent to the annual dividend rate for such shares of Convertible Exchangeable Preferred Stock. The terms of the Convertible Subordinated Notes shall otherwise be substantially similar to those of the shares of Convertible Exchangeable Preferred Stock for which they are exchanged, except for such variations as may be appropriate to reflect the differences between debt securities and equity securities and except that such Convertible Subordinated Notes will not be exchangeable for another issue of Convertible Subordinated Notes.

     In addition, at any time after March 28, 1995, the shares of Class B Preferred Stock shall each be exchangeable, at the Company's option, in whole but not in part, for zero coupon subordinated notes of the Company (the "Exchangeable Subordinated Notes"). The principal amount of such Exchangeable Subordinated Notes shall be equal to the accreted value of the shares for which they are exchanged as of March 28, 2006 (rounded down to the nearest $1,000) and the issue price of such Exchangeable Subordinated Notes (plus the amount of any cash adjustment payable in lieu of issuing Notes in other than authorized denominations) shall be equal to the accreted value of such shares as of the date of exchange. The terms of the Exchangeable Subordinated Notes shall otherwise be substantially similar to those of the Class B Preferred Stock for which they are exchanged, except for such variations as may be appropriate to reflect the differences between debt securities and equity securities and except that such Exchangeable Subordinated Notes will be exchangeable at the option of the Company at any time after issuance thereof for Convertible Subordinated Notes of the Company, but will not be exchangeable or redeemable for shares of Convertible Exchangeable Preferred Stock or for another issue of Exchangeable Subordinated Notes. The rate at which the Exchangeable Subordinated Notes may be exchanged for shares of TCI common stock at the option of the holder shall be calculated so that the aggregate principal amount of the Exchangeable Subordinated Notes issued in exchange for shares of the Class B Preferred Stock will be exchangeable into the same aggregate number of shares of TCI common stock as the shares of Class B Preferred Stock for which they were exchanged.

     The shares of Class B Preferred Stock are also exchangeable or redeemable at the option of the holder as described below.

     The shares of Class B Preferred Stock, unless previously redeemed, will be exchangeable at the option of the holder at any time in whole or in part for shares of TCI common stock. The Company will have the option of delivering shares of TCI Class A common stock or TCI Class B common stock or any combination thereof upon such exchange. The exchange rate for the Class B Preferred Stock is 54.34 shares of TCI common stock for each share of Class B Preferred Stock, subject to adjustment under certain conditions.

     The exchange rights of the shares of Class B Preferred Stock will expire at the close of business on the business day immediately preceding March 28, 2006 or, in the case of shares of Class B Preferred Stock called for redemption or exchange, at the close of business on the date specified for such redemption or

LIBERTY MEDIA CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1993, 1992 and 1991

- --------------------------------------------------------------------------------

     exchange, unless in either case the Company defaults in the payment of the redemption price or the making of the exchange.

     The Company deposited with an escrow agent all shares of TCI common stock acquired by the Company in connection with the Exchange. The TCI common stock is held by the escrow agent for delivery to holders of Class B Preferred Stock upon exchange. Upon surrender of shares of Class B Preferred Stock for exchange, the holder thereof shall be entitled to receive the shares of TCI common stock at the then applicable exchange rate. Any shares of TCI common stock remaining in escrow after March 28, 2006 will be returned to and become the sole property of the Company.

     The holders of shares of Class B Preferred Stock may, by delivery of a written notice of demand (a "Demand Notice"), require the Company to redeem all shares of Class B Preferred Stock covered by such Demand Notice on March 28, 1996 and March 28, 2001 (each such date a "Special Redemption Date"), at a redemption price (the "Special Redemption Price") equal to the accreted value of such shares as of such Special Redemption Date.

     The Special Redemption Price will be payable by the Company, at its option, in cash, Liberty Class A common stock, Convertible Exchangeable Preferred Stock, TCI common stock, the Company's convertible subordinated extension notes due on March 28, 2006, which are convertible into Liberty Class A common stock (the "Convertible Extension Notes"), the Company's subordinated extension notes due on March 28, 2006 (the "Non-Convertible Extension Notes", and together with the Convertible Extension Notes, the "Extension Notes") or any combination thereof; provided, however, that if any Convertible Extension Notes are issued as such payment, Convertible Extension Notes shall constitute no less than 25% of the Special Redemption Price and if Non-Convertible Extension Notes are issued as such payment, Non-Convertible Extension Notes shall constitute no less than 25% of the Special Redemption Price.

     Unless all outstanding shares of Class B Preferred Stock to be redeemed or exchanged are at the time held by TCI, the Company's right to redeem shares of Class B Preferred Stock through the delivery of Extension Notes or shares of Liberty Class A common stock, Convertible Exchangeable Preferred Stock or TCI common stock is subject to the Company satisfying various conditions.

     Class D Redeemable Voting Preferred Stock
     -----------------------------------------

     The Company is authorized to issue up to 18,000 shares of Class D Redeemable Voting Preferred Stock (the "Class D Preferred Stock"). The aggregate number of shares of such Class D Preferred Stock issued to TCI and outstanding at December 31, 1993 is 17,238 shares (representing 100% of the issued and outstanding shares). The accretion rate for the Class D Preferred Stock is 10% per annum, compounded semi-annually.

     The Class D Preferred Stock is redeemable at the option of the Company at any time and from time to time on and after March 28, 1996, in whole or in part, for a redemption price, payable solely in cash, equal to the accredit value per share of such class as of the redemption date. The Class D Preferred Stock is subject to a mandatory redemption requirement on March 28, 2006.

     Originally, TCI had the exclusive right to elect a number of directors equal to not less than 20% (rounded upward to the nearest whole number) of the total number of members of the Company's Board of Directors for so long as all of the outstanding shares of Class D Preferred Stock are owned by TCI, voting together as a separate class. On March 26, 1993 in conjunction with the Recapitalization Agreement described in

LIBERTY MEDIA CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1993, 1992 and 1991

- --------------------------------------------------------------------------------

     note 16, the terms of the Class D Preferred was amended to reduce the number of directors elected by the holders of the Class D Preferred from 20% of the total number of the Company's Board of Directors to 11% (which shall include the right to fill any vacancy created by the death or resignation of any director elected by the holders of Class D Preferred Stock or by the removal by such holders of any director elected by them, and to elect such number of additional directors to fill any newly created directorships as is necessary to maintain such level of representation).
     In the event that TCI ceases to own in the aggregate 100% of the outstanding shares of Class D Preferred Stock, the foregoing special voting rights of such class shall terminate.

     The following table reflects the changes in each issue of preferred stock subject to mandatory redemption requirements from the date of issuance through December 31, 1993:


                                                                                        Total Preferred
                                                                                         Stock Subject
                                                                                         to Mandatory
                                              Class B    Class B                          Redemption
                                   Class A   Series 1   Series 2     Class C   Class D   Requirements
                                  ---------  --------   --------     -------   -------   ------------
                                                           amounts in thousands
   Liberty
   Net effect of Transactions
     (note 2)                     $ 10,794     105,353     91,611    399,299    17,238          624,295
   Redemption of Class B
     Preferred Stock                    --          --    (91,611)        --        --          (91,611)
   Accreted dividends                  798       6,954         --     15,404     1,343           24,499
   Retroactive effect of the
     Recapitalization (note 2)
                                        --          --         --   (414,703)       --         (414,703)
                                  --------     -------  ---------   --------    ------         --------
   Balance at December 31,
     1991                           11,592     112,307         --         --    18,581          142,480
   Accreted dividends                1,128       9,749         --         --     1,904           12,781
                                  --------     -------  ---------   --------    ------         --------
   Balance at December 31,
     1992                           12,720     122,056         --         --    20,485          155,261
   Accreted dividends                   47      10,596         --         --     2,100           12,743
   Conversion of Class A
     Preferred Stock for
     Class A common stock          (12,767)         --         --         --        --          (12,767)
                                  --------     -------  ---------   --------    ------         --------
   Balance at December 31,
     1993                         $     --     132,652         --         --    22,585          155,237
                                  ========   =========  =========   ========   =======         ========

(15)  Stockholders' Equity

  (a)     Preferred Stocks Not Subject to Mandatory Redemption Requirements
          -----------------------------------------------------------------

          Class C Redeemable Exchangeable Preferred Stock
          -----------------------------------------------

          On March 26, 1993, pursuant to the Recapitalization Agreement described in note 16, the 399,299 shares of Class C Redeemable Exchangeable Preferred Stock (the "Class C Preferred Stock") held

LIBERTY MEDIA CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1993, 1992 and 1991

- --------------------------------------------------------------------------------

          by TCI (representing 100% of the issued and outstanding shares) were repurchased and retired and may not be reissued.

          Class E, 6% Cumulative Redeemable Exchangeable Junior Preferred Stock
          ---------------------------------------------------------------------

          The Company is authorized to issue 2,000,000 shares of Class E Preferred Stock. The aggregate number of shares of such Class E Preferred Stock issued upon consummation of the Recapitalization approved by the shareholders on March 12, 1992 was 1,620,026. When issued, the shares had a liquidation value of $100 per share. Dividends accrue on the Class E Preferred Stock at the rate of 6% per annum and are payable on March 1 of each year in cash or, at the option of the Company, in whole or in part, in shares of its Class A common stock. No interest or additional dividends will accrue or be payable on accumulated, accrued and unpaid dividends.

          The Class E Preferred Stock is redeemable at the option of the Company at any time or from time to time, in whole or in part, for a redemption price payable solely in cash equal to the liquidation value of each share (including any accrued and unpaid dividends). There is no mandatory redemption requirement.

          In addition, the shares of Class E Preferred Stock may, at any time, at the option of the Company, be exchanged in whole for junior subordinated notes of the Company (the "Junior Exchange Notes"). The principal amount of the Junior Exchange Notes shall be equal to the liquidation value of each share (including accrued and unpaid dividends) on the exchange date.

          The Junior Exchange Notes will bear interest, payable annually, at a rate equal to the prevailing Fifteen Year Treasury Rate (as defined) plus 2.15% and will have a maturity date 15 years from the date of issuance.

          Class F Serial Preferred Stock
          ------------------------------

          The Company is authorized to issue 5,000,000 shares of Class F Serial Preferred Stock (the "Class F Preferred Stock") in one or more series and to fix and state the designations, powers, preferences, qualifications, limitations, restrictions and relative rights of the shares of each such series. At any time that shares of any class or series of the above-described preferred stock (other than the Class F Preferred Stock) are issued and outstanding, the number of shares of Class F Preferred Stock of any series that may be issued shall not exceed the difference between five million (the number of Class F Preferred Stock currently authorized) and the sum of (i) the number of shares of all classes and series of the above-described preferred stock (other than the Class F Preferred Stock) issued and outstanding and (ii) the number of shares of all series of Class F Preferred Stock issued and outstanding, in each case at the time the resolution of the Board of Directors authorizing the issuance of shares of such series of Class F Preferred Stock is adopted.

LIBERTY MEDIA CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1993, 1992 and 1991

- --------------------------------------------------------------------------------

     (b)  Common Stock
          ------------

          General
          -------

          Liberty is authorized to issue 300,000,000 Class A shares and 100,000,000 Class B shares. Liberty had 87,515,378 Class A shares and 43,338,720 Class B shares outstanding at December 31, 1993, and 76,036,000 Class A shares and 43,340,320 Class B shares outstanding at December 31, 1992.

          The Class A common stock has one vote per share and the Class B common stock has ten votes per share. Each share of Class B common stock is convertible, at the option of the holder, into one share of Class A common stock.

          Stock Option
          ------------

          The Company has an employment agreement with an officer (who is also a director). Pursuant to this agreement, such officer was granted an option to acquire 100,000 shares of Liberty Class B common stock at a purchase price of $256 per share (reflects actual shares issued). The employment agreement was amended and the option was exercised with cash and a $25,500,000 note. This note bears interest at 7.54% per annum. During October 1991, such officer tendered to the Company in partial payment of such note 800,000 shares of TCI Class B common stock, resulting in a net reduction of $12,195,000 in the amount payable under the note.

          The 100,000 shares issued by Liberty upon exercise of this option, together with all subsequent dividends and distributions thereon, including shares issued in the Stock Splits (collectively totaling 16,000,000 shares of Liberty Class B common stock and 200,000 shares of Class E Preferred Stock at December 31, 1993, the "Option Units"), are subject to repurchase by the Company under certain circumstances. The Company's repurchase right will terminate as to 20% of the Option Units per year, commencing March 28, 1992, and will terminate as to all of the Option Units in the event of death, disability or under certain other circumstances.

          On October 24, 1992, said officer of the Company entered into a letter agreement with respect to the timing and method of payment under the promissory note and the release of the 200,000 shares of Class E Preferred Stock from the collateral securing the promissory note. A payment of approximately $984,000 for all interest accruing during calendar 1993 (after giving effect to a discount at the rate of 7.54% per annum to reflect the time value of money received prior to the scheduled payment date) was made in March 1993. After giving effect to the payment and the terms of the letter agreement, the remaining principal balance on the note is approximately $14,500,000. The next scheduled payment will be on October 24, 1994 in the principal amount of approximately $4,300,000 plus interest accrued from December 31, 1993 to the payment date.

          Stock Plan
          ----------

          The Company has a Stock Incentive Plan (the "Stock Plan") in order to provide a special incentive to officers and other persons. Under the Stock Plan, stock options, stock appreciation rights, restricted stock and other awards valued by reference to, or that are otherwise based on, the value of Class A common stock may be granted in respect to a maximum of 40,000,000 shares of Class A common stock. Shares to be delivered under the Stock Plan will be available from authorized

LIBERTY MEDIA CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1993, 1992 and 1991

- --------------------------------------------------------------------------------

          but unissued shares of Class A common stock or from shares of Class A common stock reacquired by the Company. Shares of Class A common stock that are subject to options or other awards that terminate or expire unexercised will return to the pool of such shares available for grant under the Stock Plan.

          In June 1993, the Company granted an aggregate of 56,000 non-qualified stock options with stock appreciation rights to certain officers and key employees under the Stock Plan. Each option is exercisable for one share of Class A common stock at an exercise price of $19.08. The options vest in five equal annual installments commencing June 3, 1994 and expire in June 2003. Estimates of compensation relating to these stock options with stock appreciation rights have been recorded through December 31, 1993, but are subject to future adjustments based upon market value and, ultimately, on the final determination of market value when the rights are exercised.

          Stock Appreciation Rights
          -------------------------

          The Company has granted to certain of its officers stock appreciation rights with respect to 2,240,000 shares of Liberty Class A common stock. These rights have an adjusted strike price of $0.80 per share, become exercisable and vest evenly over seven years. Stock appreciation rights expire on March 28, 2001. Estimates of compensation relating to these stock appreciation rights have been recorded through December 31, 1993, but are subject to future adjustment based upon market value and, ultimately, on the final determination of market value when the rights are exercised. On December 31, 1992, one of the Company's officers exercised stock appreciation rights with respect to 14,000 shares. Said officer was paid $166,425 (the difference between the market price and strike price on the date exercised). Stock appreciation rights with respect to 526,000 shares were exercised on October 29, 1993 and on November 2, 1993 stock appreciation rights with respect to 240,000 shares were exercised resulting in an aggregate payment of $21,541,200 (the difference between the market price and exercise price on the dates exercised) to the officers exercising such rights.

          In 1993, the President of HSN received stock appreciation rights with respect to 984,876 shares of HSN's common stock at an exercise price of $8.25 per share. These rights vest over a four year period and are exercisable until February 23, 2003. The stock appreciation rights will vest upon termination of employment other than for cause and will be exercisable for up to one year following the termination of employment. In the event of a change in ownership control of HSN, all unvested stock appreciation rights will vest immediately prior to the change in control and shall remain exercisable for a one year period. Stock appreciation rights not exercised will expire to the extent not exercised. These rights may be exercised for cash or, so long as HSN is a public company, for shares of HSN's common stock equal to the excess of the fair market value of each share of common stock over $8.25 at the exercise date. The stock appreciation rights also will vest in the event of death or disability.

          Estimated compensation relating to these stock appreciation rights has been recorded through December 31, 1993, but is subject to future adjustment based upon market value, and ultimately, on the final determination of market value when the rights are exercised.

LIBERTY MEDIA CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1993, 1992 and 1991

- --------------------------------------------------------------------------------

(16) Transactions with TCI and Other Related Parties

     On December 30, 1991, TCI Liberty, Inc. ("TCIL"), a wholly-owned subsidiary of TCI, entered into a Commercial Paper Purchase Agreement with Liberty whereby Liberty could from time to time purchase short-term notes from TCIL of up to an aggregate amount of $100 million. TCIL borrowed $22,000,000 from Liberty on December 31, 1991, pursuant to the Commercial Paper Purchase Agreement. The full amount, including interest, was repaid on January 15, 1992. Interest rates on the short-term notes were determined by the parties by reference to prevailing money-market rates. This agreement was terminated on March 23, 1993.

     Certain subsidiaries of Liberty produce and/or distribute sports and other programming to cable television operators (including TCI) and others. Charges to TCI are based upon customary rates charged to others.

     Certain subsidiaries of Liberty purchase, at TCI's cost plus an administrative fee, certain pay television and other programming through a subsidiary of TCI. In addition, HSN pays a commission to TCI for merchandise sales to customers who are subscribers of TCI's cable systems. Aggregate commissions and charges to TCI were approximately $10,650,000, $3,290,000, $1,532,000 and $495,000 for the years ended December 31, 1993 and 1992, the nine months ended December 31, 1991 and the three months ended March 31, 1991, respectively.

     On December 31, 1991, Liberty Program Investments, Inc., a wholly-owned subsidiary of the Company, purchased certain securities of QVC from TCI for approximately $28,339,000 in cash. The consideration for the QVC securities was based upon published prices. At the same time, Liberty Cable, Inc., a wholly-owned subsidiary of the Company, sold a certain note receivable from American TeleVenture Corporation ("ATV") to TCI Holdings, Inc. (a wholly-owned subsidiary of TCI) for $5,523,000 in cash, and LMC Cable AdNet II, a wholly-owned subsidiary of the Company, sold all of the common stock of Cable Television Advertising Group, Inc. ("CTAG") to TCI Development Corporation ("TCID"), a wholly-owned subsidiary of TCI, for $22,667,000 in cash. The only asset held by CTAG is a 49% general partnership interest in Cable AdNet Partners. The remaining 51% general partnership interest in Cable AdNet Partners is held by another subsidiary of TCID. The consideration for the ATV note was determined by reference to its face value, plus accrued interest. The ATV note bears interest at 2% above the prime rate. The consideration for the stock of CTAG was determined by reference to the price paid for the 51% general partnership interest in Cable AdNet Partners, which was acquired by an indirect, wholly-owned subsidiary of TCI from Cable AdNet, Inc., a subsidiary of Lenfest on November 25, 1991. At such date, Mr. H. F. Lenfest (a director of the Company) was President and Chief Executive Officer of Lenfest.

     Also, on December 31, 1991, an Exchange Agreement among TCI (and certain of its subsidiaries) and Liberty (and certain of its subsidiaries) was consummated. Pursuant to this Exchange Agreement, TCI received 69% of the stock of ATV, 2,024,063 shares of common stock of International Cablecasting Technologies, Inc., a release from an obligation to reimburse Liberty related to the repurchase of certain QVC stock, a release of the option with respect to Cencom Cable Associates, Inc. and a note in the amount of $4,322,000 issued by LMC Chicago Sports, Inc., a subsidiary of the Company. Liberty received a release from an obligation to provide two free months of Courtroom Television Network service, a 0.1% general partnership interest in US Cable of Northern Indiana, a 25% general partnership interest in Sports, an option to acquire an additional 25% general partnership interest in Sports, and $149,000 in cash. In the opinion of the respective managements of TCI and Liberty, the aggregate values of the assets exchanged were

LIBERTY MEDIA CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1993, 1992 and 1991

- --------------------------------------------------------------------------------

     substantially equivalent. Further, the Exchange Agreement was approved by the respective Boards of Directors of TCI and Liberty.

     The foregoing related party transactions have been recorded based on historical cost. For acquisitions, the excess of the amount paid by Liberty over TCI's historical cost has been accounted for by the Company similar to a "preferential dividend" by deducting such amount from retained earnings. For dispositions, the excess of the amount paid by TCI over Liberty's historical cost has been accounted for as an increase in additional paid-in capital.

     In January 1992, the Company and TCI formed CCT, a general partnership created for the purpose of acquiring and operating cable television systems. The definitive partnership agreement was executed in March 1992. TCI and the Company each agreed to contribute certain non-cash assets and up to $25 million in cash as needed to fund mutually acceptable acquisitions. In June 1992, CCT acquired certain cable television assets in Texas from a third party for aggregate consideration of $15,175,000. Funds for the acquisition were borrowed by CCT ratably from its two partners. Pursuant to a Cable Television Management Agreement, a subsidiary of TCI provides management services for cable television systems owned by CCT. The subsidiary receives a fee equal to 3% of the gross cable television revenue of the partnership.

     On December 29, 1992, the Company and TCI, as the sole partners of CCT, agreed to amend the CCT General Partnership Agreement. Pursuant to the amendment, the contributions by the Company and TCI of non-cash assets (other than the contribution by the Company of its partnership interest in Greater Media of Western Oakland County Limited ("Greater Media")) to CCT by Liberty and TCI were rescinded, retroactive to the date of contribution. All economic and tax attributes were allocated entirely to Liberty with respect to all of the assets contributed by Liberty (other than the partnership interest in Greater Media, the allocations of which remained unchanged) and entirely to TCI with respect to the Class C Preferred Stock contributed by TCI, all effective from and after the date of contribution. TCI contributed to CCT a $10,590,000 promissory note as of the date of the contribution of the originally contributed assets.

     On December 31, 1992, the Company sold a note receivable from an affiliate to TCI for $36,300,000 in cash. A loss of $17,826,000 was recognized upon the sale.

     On March 26, 1993, Liberty and TCI and certain of their respective subsidiaries entered into a series of agreements regarding the repurchase by Liberty of certain shares of its common and preferred stock from TCI and the purchase by TCI of certain cable television investments from Liberty and on June 3, 1993, Liberty completed the transactions contemplated by said agreements. The first such agreement (the "Recapitalization Agreement") was between Liberty, TCIL and Tele-Communications of Colorado, Inc. ("TCIC") both of which are wholly owned subsidiaries of TCI. The Recapitalization Agreement provided for the Company's repurchase of 927,900 shares of Liberty Class A common stock owned by TCIL, and repurchase of all of the outstanding shares of the Class C Preferred Stock. Liberty paid an aggregate purchase price for the Class C Preferred Stock of approximately $175 million and approximately $19 million for the shares of Class A common stock. The aggregate price of approximately $194 million was satisfied by delivery of approximately $12 million in cash and four promissory notes totaling approximately $182 million (see note 11). The shares of Class A common stock sold by TCIL are part of those received upon conversion of the Class A Preferred Stock into 4,405,678 shares of Liberty Class A common stock and 55,070 shares of Class E Preferred Stock.

LIBERTY MEDIA CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1993, 1992 and 1991

- --------------------------------------------------------------------------------

     In connection with the Recapitalization Agreement, TCIC and LCP entered into an Option-Put Agreement (the "Option-Put Agreement") which was amended on November 30, 1993. Under the amended Option-Put Agreement, between June 30, 1994 and September 28, 1994, and between January 1, 1996 and January 31, 1996, TCIC will have the option to purchase LCP's interest in CCT and the Mile Hi Note for an amount equal to $77 million plus interest on such amount from June 3, 1993. Between April 1, 1995 and June 29, 1995, and between January 1, 1997 and January 31, 1997, LCP will have the right to require TCIC to purchase LCP's interest in CCT and the Mile Hi Note for an amount equal to $77 million plus interest on such amount from June 3, 1993.

     Also on June 3, 1993, Liberty and a subsidiary of TCI entered into the second such agreement (the "Purchase and Sale Agreement") pursuant to which a TCI subsidiary purchased from the Company a 16% limited partnership interest in Intermedia Partners from LCP and all of LCP's interest in a special allocation of income and gain of $7 million under the partnership agreement of Intermedia Partners, for a purchase price of approximately $9 million (which resulted in a loss in the Company's statement of operations of approximately $22 million). Also pursuant to which TCI has an option to purchase the Company's remaining 6% interest in Intermedia Partners prior to December 31, 1995 for approximately $3.6 million plus interest at 8% per annum from June 3, 1993 (which resulted in a provision for impairment of investment in the Company's statement of operations of approximately $8 million). The Company's obligation to sell such partnership interest and to grant such option were conditioned upon consummation of the transactions contemplated by the Recapitalization Agreement.

     In September 1993, Encore QE Programming Corp. ("QEPC"), a wholly owned subsidiary of Encore Media Corporation ("Encore"), a 90% owned subsidiary of Liberty, entered into a limited partnership agreement with TCI Starz, Inc. ("TCIS"), a wholly owned subsidiary of TCI, for the purpose of developing, operating and distributing STARZ!, a first-run movie premium programming service launched in 1994. QEPC is the general partner and TCIS is the limited partner. Losses are allocated 1% to QEPC and 99% to TCIS. Profits are allocated 1% to QEPC and 99% to TCIS until certain defined criteria are met. Subsequently, profits are allocated 20% to QEPC and 80% to TCIS. TCIS has the option, exercisable at any time and without payment of additional consideration, to convert its limited partnership interest to an 80% general partnership interest with QEPC's partnership interest simultaneously converting to a 20% limited partnership interest. In addition, during specified periods commencing April 1999 and April 2001, respectively, QEPC may require TCIS to purchase, or TCIS may require QEPC to sell, the partnership interest of QEPC in the partnership for a formula-based price. Encore manages the service and has agreed to provide the limited partnership with certain programming under a programming agreement whereby the partnership will pay its pro-rata share of the total costs incurred by Encore for such programming. Encore will account for its interest in the partnership under the cost method.

(17) Fair Value of Financial Instruments

     Cash and Cash Equivalents, Trade and Other Receivables, Due to/from TCI,
     ------------------------------------------------------------------------
     Prepaid Expenses, Accounts Payable, Accrued Liabilities, Sales Returns and
     --------------------------------------------------------------------------
     Income Taxes Payable
     --------------------

     The carrying amount approximates fair value because of the short maturity of these instruments.

LIBERTY MEDIA CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1993, 1992 and 1991

- --------------------------------------------------------------------------------

     Debt and Debt due TCI
     ---------------------

     The carrying amount approximates fair value.

     Preferred Stocks, Subject to Mandatory Redemption Requirements
     --------------------------------------------------------------

     The fair values of the Company's preferred stocks subject to mandatory redemption requirements were based on management's estimates. These estimates were made by reference to the market values of other similar publicly traded instruments. Neither independent external appraisals nor dealer quotes were obtained. The estimated fair value of the Company's preferred stocks subject to mandatory redemption at December 31, 1993 was $199,366,000.

     Limitations
     -----------

     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature, involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(18) Commitments and Contingencies

     In February of 1991, the Company entered into an agreement with certain of its stockholders which provides the Company the right upon the occurrence of a "call triggering event" to require such persons to sell the shares of Liberty common stock owned by them, and would provide such persons the right upon the occurrence of a "put triggering event" to sell their shares of Liberty common stock, in a registered public offering or to one or more third parties selected by the Company. A "call triggering event" consists of the issuance or adoption of a decree by a governmental authority and the determination by an independent committee of the Board of Directors that divestiture by any or all of such persons of his or its Liberty common stock is necessary in order to comply with the decree or is in the best interest of the Company in light of material restrictions that would be imposed on the Company's business absent such divestiture. A "put triggering event" consists of the issuance or adoption of a decree by a governmental authority requiring any or all of such persons to divest his or its shares of Liberty common stock or TCI common stock or rendering such person's continued ownership thereof illegal or subject to fine or penalty or imposing material restrictions on such person's full rights of ownership of such shares, provided that one of the essential facts giving rise to such decree or that renders such decree applicable to such person is the dual ownership by such person of voting securities of both the Company and TCI. In each case, the Company would guarantee the sale price for certain of the shares to be sold. The Company believes that it would not be required to make any material payments in such event as the Company anticipates that the aggregate proceeds derived from any sale of such stock to the public or other third parties would approximate the guaranteed sales price, before giving effect to any required tax adjustment.

     The guaranteed sale price for shares of Liberty common stock that constitute "Covered Shares" (as defined) would be determined on the basis of the proportionate share that such shares represent of the fair market value of the Company on a going concern or liquidation value basis (whichever method yields a higher valuation), subject to an upward adjustment for taxes. If income taxes are payable by such persons with respect to such sales, the amount of the adjustment would be approximately $10.78 per share (assuming an effective tax rate of 37% based on Federal and state income tax rates in effect on December 31, 1993 and

LIBERTY MEDIA CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1993, 1992 and 1991

- --------------------------------------------------------------------------------

     a sale price of $29-1/8 per share based on the last reported sale price for the Class A common stock on that date). In the aggregate, 41,162,880 shares of Liberty common stock are currently covered by the agreement. The Company believes that the likelihood of the occurrence of a put triggering event is remote.

     On October 5, 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 ("1992 Cable Act"). In 1993, the FCC adopted certain rate regulations required by the 1992 Cable Act and imposed a moratorium on certain rate increases. Such rate regulations became effective on September 1, 1993. The rate increase moratorium, which began on April 5, 1993, continues in effect through May 15, 1994. As a result of such actions, the Company's basic and tier service rates and its equipment and installation charges (the "Regulated Services") are subject to the jurisdiction of local franchising authorities and the FCC. Basic and tier service rates are evaluated against competitive "benchmark" rates as published by the FCC, and equipment and installation charges are based on actual costs. Any rates for Regulated Services that exceeded the "benchmarks" were reduced as required by the 1993 rate regulations. The rate regulations do not apply to the relatively few systems which are subject to "effective competition" or to services offered on an individual service basis, such as premium movie and pay-per-view services. Subsequent to September 1, 1993, any cable system charging basic cable rates that exceed the FCC's benchmark rate may be required to substantiate its rates by demonstrating its cost of providing basic cable services to subscribers. If, as a result of this process, a system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriate benchmark and refund the excess portion of rates received since September 1, 1993.

     The Company believes that it has complied with all provisions of the 1992 Cable Act, including its rate setting provisions. However, since the Company's rates for regulated services are subject to review, the Company may be subject to a refund liability. The amount of refunds, if any, which could be payable by the Company in the event that systems' rates are successfully challenged by franchising authorities is not currently estimable.

     The Company has long-term sports program rights contracts which require payments through 1998. Future payments by year are as follows (amounts in thousands):


          1994    $15,345
          1995     11,503
          1996      8,580
          1997      5,926
          1998      1,300

     Liberty leases business offices, has entered into pole rental agreements and transponder lease agreements, and uses certain equipment under lease arrangements. Rental expense under such arrangements amounted to approximately $22,515,000, $11,607,000, $2,977,000 and $844,000 for the
     years ended December 31, 1993 and 1992, the nine months ended December 31, 1991 and the three months ended March 31, 1991, respectively.

     Future minimum lease payments under noncancellable operating leases for each of the next five years are summarized as follows (amounts in thousands):

LIBERTY MEDIA CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1993, 1992 and 1991

- --------------------------------------------------------------------------------


              1994  $22,810
              1995   20,029
              1996   19,526
              1997   19,296
              1998   14,985

     It is expected that in the normal course of business, leases that expire will be renewed or replaced by leases on other properties; thus, it is anticipated that future minimum lease commitments will not be less than the amounts shown for 1994.

     The Company is obligated to pay fees for the license to exhibit certain qualifying films that are released theatrically by various motion picture studios through December 31, 2006 (the "Film License Obligations"). As of December 31, 1993, these agreements require minimum payments aggregating approximately $189 million. The aggregate amount of the Film License Obligations is not currently estimable because such amount is dependent upon the number of qualifying films produced by the motion picture studios, the amount of United States theatrical film rentals for such qualifying films, and certain other factors. Nevertheless, the Company's aggregate payments under the Film License Obligations could prove to be significant.

(19) Information About Liberty's Operations

     Liberty operates primarily in the United States in two industry segments, cable television systems ("Cable") and production and distribution of cable television programming services ("Programming"). Home shopping is a programming service which includes a retail function. Separate amounts have been provided for home shopping programming services to enhance the reader's understanding of the Company. Operating income is total revenue less operating costs and expenses which includes an allocation of corporate general and administrative expenses. Identifiable assets by industry are those assets used in Liberty's operations in each industry. Liberty has investments, accounted for under the equity method, which also operate in the United States in the Cable and Programming industries. The following is selected information about Liberty's operations for the years ended December 31, 1993 and 1992, the nine months ended December 31, 1991 and the three months ended March 31, 1991:

LIBERTY MEDIA CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1993, 1992 and 1991


- -----------------------------------------------------------------------------------------------------------
                                                            Home
                                           Corporate      Shopping      Cable     Programming      Total
                                           ---------      --------      -----     -----------      -----
                                                                amounts in thousands
Liberty:
- -------

Year ended December 31, 1993:
- ----------------------------
  Revenue                                  $      --      942,940       56,744      153,572     1,153,256
                                           =========      =======      =======      =======     =========
  Revenue from TCI                         $      --           --           --       44,074        44,074
                                           =========      =======      =======      =======     =========
  Operating income (loss)                  $ (43,327)      15,975        9,834       16,615          (903)
                                           =========      =======      =======      =======     =========
  Depreciation and amortization            $     164       24,029       11,169       13,907        49,269
                                           =========      =======      =======      =======     =========
  Capital expenditures, including
    acquisitions                           $     426       13,156        8,374        3,520        25,476
                                           =========      =======      =======      =======     =========
  Identifiable assets                      $ 142,430      781,258      283,552      229,308     1,436,548
                                           =========      =======      =======      =======     =========

Year ended December 31, 1992:
- ----------------------------
  Revenue                                  $      --          --        21,549      134,964       156,513
                                           =========      =======      =======      =======     =========
  Revenue from TCI                         $      --          --            --       42,834        42,834
                                           =========      =======      =======      =======     =========
  Operating income (loss)                  $ (14,337)          --        5,617        5,324        (3,396)
                                           =========      =======      =======      =======     =========
  Depreciation and amortization            $     126           --        3,406       12,014        15,546
                                           =========      =======      =======      =======     =========
  Capital expenditures, including
           acquisitions                    $      37           --       10,655        1,826        12,518
                                           =========      =======      =======      =======     =========
  Identifiable assets                      $ 199,846       61,536      355,372      213,433       830,187
                                           =========      =======      =======      =======     =========

LIBERTY MEDIA CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1993, 1992 and 1991

- -----------------------------------------------------------------------------------------------------------
                                                           Home
                                           Corporate     Shopping       Cable     Programming     Total
                                           ---------     --------       -----     -----------     -----
                                                                amounts in thousands

Nine months ended
December 31, 1991:
- -----------------
  Revenue                                  $  --              --         9,479       75,918       85,397
                                           ========       ======       =======      =======       ======
  Revenue from TCI                         $  --              --            --       25,191       25,191
                                           ========       ======       =======      =======      =======
  Operating income (loss)                  $ (2,278)          --         2,273          790          785
                                           ========       ======       =======      =======      =======
  Depreciation and amortization            $     89           --         1,551        8,992       10,632
                                           ========       ======       =======      =======      =======
   Capital expenditures,
    including acquisitions                 $     65           --         1,202        2,086        3,353
                                           ========       ======       =======      =======      =======
   Identifiable assets                     $104,658       45,291       284,432      305,463      739,844
                                           ========       ======       =======      =======      =======
- ---------------------------------------------------------------------------------------------------------
Predecessor Companies:
- -----------------------------
Three months ended
March 31, 1991:
- -----------------------------
   Revenue                                 $     --           --         2,981       18,427       21,408
                                           ========       ======       =======      =======      =======
   Revenue from TCI                        $     --           --            --        3,879        3,879
                                           ========       ======       =======      =======      =======
   Operating income (loss)                 $ (3,023)          --         1,051       (6,066)      (8,038)
                                           ========       ======       =======      =======      =======
   Depreciation and                        $     --           --           563        3,430        3,993
    amortization                           ========       ======       =======      =======      =======
   Capital expenditures,
    including                              $     --           --           196          649          845
     acquisitions                          ========       ======       =======      =======      =======
   Identifiable assets                     $  1,607       44,801       286,864      202,349      535,621
                                           ========       ======       =======      =======      =======

LIBERTY MEDIA CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1993, 1992 and 1991
- --------------------------------------------------------------------------------

(20)  Quarterly Financial Information (Unaudited)

                                       1st          2nd          3rd          4th
                                      Quarter      Quarter      Quarter      Quarter
                                      -------      -------      -------      -------
                                                  amounts in thousands,
                                                  except per share data
1993:
- ----
  Revenue                             $179,072     303,685      313,083      357,416

  Operating income (loss)             $  2,089      (2,603)       1,302       (1,691)

  Gain on sale of investment          $ 10,613          --           --       21,359

  Loss on transactions with TCI       $     --     (30,296)          --           --

  Extraordinary item, net             $ (1,792)       (399)          --           --

  Net earnings (loss)                 $ 10,454     (18,016)      11,161        1,196

  Net earnings (loss) attributable
    to common shareholders            $   (441)    (27,520)       5,429       (4,645)

  Primary and fully diluted
    earnings (loss) per common
    and common equivalent share       $   0.00       (0.21)        0.04        (0.04)

LIBERTY MEDIA CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1993, 1992 and 1991

- ---------------------------------------------------------------------------------------------------------
                                            1st            2nd          3rd          4th
                                           Quarter        Quarter      Quarter      Quarter
                                           -------        -------      -------      -------
                                                         amounts in thousands,
                                                         except per share data
1992:
- ----
Revenue                                    $ 32,733        41,025       37,481       45,274
Operating income (loss)                    $ (4,344)        3,739        5,594       (8,385)
Loss on transactions with TCI              $     --            --           --      (17,826)

Net earnings (loss):
 As previously reported                    $ (1,911)        7,993       13,926       (6,075)
 Adjustment to restate share of
   earnings (losses) of Mile Hi,
   Lenfest, and TKR (see notes
   6 and 9)                                   1,295         1,355        1,323        1,293
 Adjustment to restate interest
   income on the Mile Hi Note
   (see note 9)                                 915         1,349        1,186        1,216
 Adjustment to revise/
   implement Statement
   No. 109                                   (2,675)        3,712        8,448      (10,966)
                                           --------      --------     --------     --------
     As adjusted                           $ (2,376)       14,409       24,883      (14,532)
                                           ========      ========     ========     ========
Net earnings (loss) attributable
    to common shareholders:
    As previously reported                 $(10,807)       (2,880)       2,967      (16,978)
    Adjustment to restate share of
      earnings (losses) of Mile Hi,
      Lenfest, and TKR (see notes
      6 and 9)                                1,295         1,355        1,323        1,293
    Adjustment to restate interest income
      on the Mile Hi Note (see note 9)          915         1,349        1,186        1,216
    Adjustment to revise/implement
      Statement No. 109
                                             (2,675)        3,712        8,448      (10,966)
                                           --------      --------     --------     --------
    As adjusted                            $(11,272)        3,536       13,924      (25,435)
                                           ========      ========     ========     ========

LIBERTY MEDIA CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1993, 1992 and 1991

- --------------------------------------------------------------------------------

                                        1st         2nd         3rd         4th
                                      Quarter     Quarter     Quarter     Quarter
                                      -------     -------     -------     -------
                                                 amounts in thousands,
                                                 except per share data
 1992 continued:
 ---------------
 Primary and fully diluted
   earnings (loss) per common and
   common equivalent share:
     As previously reported           $(0.08)      (0.02)      0.02        (0.14)
     Adjustment to restate share of
       earnings (losses) of Mile Hi,
       Lenfest, and TKR (see notes
       6 and 9)                         0.01        0.01       0.01         0.01
     Adjustment to restate interest
       income on the Mile Hi Note
       (see note 9)                     0.00        0.01       0.01         0.01
     Adjustment to revise/
       implement Statement
       No. 109                         (0.02)       0.03       0.07        (0.08)
                                      ------       -----       ----        -----
         As adjusted                  $(0.09)       0.03       0.11        (0.20)
                                      ======       =====       ====        =====

                                                                      APPENDIX V

                  1994 NONEMPLOYEE DIRECTOR STOCK OPTION PLAN

                                       of

                           TELE-COMMUNICATIONS, INC.


          1. Purpose of the Plan. This Nonemployee Director Stock Option Plan (the "Plan") is intended as an incentive to retain and attract persons of training, experience and ability to serve as independent directors on the Board of Directors of Tele-Communications, Inc., a Delaware corporation (the "Company"), to encourage the sense of proprietorship of such persons and to stimulate the active interest of such persons in the development and financial success of the Company. It is further intended that the options granted pursuant to this Plan (the "Options") will be nonqualified options within the meaning of Section 83 of the Internal Revenue Code of 1986, as amended (the "Code").

          2. Stockholder Approval. This Plan shall be effective as of the date (the "Effective Date") it was approved by the Board of Directors of the Company, November 16, 1994. All Options granted pursuant to this Plan are subject to, and may not be exercised before, the approval of this Plan by the affirmative vote of the holders of a majority in voting power of the shares of capital stock of the Company that are present, or represented, and entitled to vote thereon at a meeting of the Company's stockholders. If the stockholders of the Company should fail so to approve this Plan on or prior to such date, this Plan shall terminate and cease to be of any further force or effect and all grants of options hereunder shall be null and void.

          3. Designation of Participants; Automatic Grant of Options. Each director of the Company who is not an employee of the Company or any Subsidiary (as hereinafter defined) of the Company (any such director being hereinafter referred to as a "Nonemployee Director") shall be granted Options as described hereunder. Each Nonemployee Director who is a director as of the Effective Date (as hereinafter defined) shall automatically be granted Options to purchase 50,000 shares of Class A Common Stock, $1.00 par value per share of the Company (the "Common Stock") at the Effective Date. Thereafter, each individual who becomes a Nonemployee Director shall automatically be granted Options to purchase 50,000 shares of Common Stock (subject to adjustment as provided in Paragraph 10) on the date such person first becomes a Nonemployee Director. Notwithstanding the foregoing, in the case of any grant of Options made on a date subsequent to the Effective Date, such grant shall only be made if the number of shares subject to future grant under this Plan is sufficient to make all automatic grants required to be made pursuant to this Plan on such date of grant. As used herein, the term "Subsidiary" of the Company shall mean any corporation of which the Company directly or indirectly owns shares representing more than 50% of the voting power of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the stockholders of such corporation.

          4. Option Agreement. Each Option granted hereunder shall be embodied in a written option agreement ("Option Agreement"), which shall be subject to the terms and conditions set forth above and shall be signed by the Optionee and by the Chief Executive Officer, the Chief Operating Officer, or any Vice President of the Company for and on behalf of the Company.

          5. Common Stock Reserved for the Plan. Subject to adjustment as provided in Paragraph 10 hereof, a total of 1,000,000 shares of Common Stock shall be reserved for issuance upon the exercise of Options granted pursuant to this Plan. The Board of Directors and the appropriate officers of the Company shall from time to time take whatever actions are necessary to execute, acknowledge, file and deliver any documents required to be filed with or delivered to any governmental authority or any stock exchange or transaction reporting system on which shares of Common Stock are listed or quoted in order to make shares of Common Stock available for issuance to an Optionee (as hereinafter defined) pursuant to this Plan. Common Stock subject to Options that are forfeited or terminated or expire unexercised in such a manner that all or some of the shares subject thereto are not issued to an Optionee shall immediately become available for the granting of Options. As used herein, the term "Optionee" shall mean any Nonemployee Director to whom Options are granted hereunder.

          6.  Option Price.

          (a) The purchase price of each share of Common Stock that is subject to an Option granted pursuant to this Plan shall be 95% of the Fair Market Value of such share of Common Stock on the date the Option is granted, such percentage rounded down to the nearest quarter dollar.

          (b) The Fair Market Value of a share of Common Stock on a particular date means the last sale price (or, if no last sale price is reported, the average of the high bid and low asked prices) for a share of Common Stock, as applicable, on such day (or, if such day is not a trading day, on the next preceding trading day) as reported on the Nasdaq Stock Market or, if not reported on the Nasdaq Stock Market, as quoted by the National Quotation Bureau Incorporated, or if the Common Stock is listed on an exchange, on the principal exchange on which the Common Stock, as applicable, is listed.

          7. Option Period. Each Option granted pursuant to this Plan shall terminate and be of no force and effect with respect to any shares of Common Stock not purchased by the Optionee upon the earliest to occur of the following:
(a) the expiration of ten years following the date upon which the Option is granted; (b) the expiration of one year following the date upon which the Optionee ceases to be a Director for any reason other than voluntary termination of Director status; or (c) the expiration of three months following the date on which the Optionee voluntarily ceases his status as a Director.

          8.  Exercise of Options.

          (a) Options granted pursuant to this Plan shall be exercisable, on a cumulative basis, as follows: (i) with respect to 20% of the total number of shares of Common Stock initially subject to any Option, such Option shall be exercisable on the first anniversary of the date of grant; and (ii) with respect to the remaining shares of Common Stock subject to any Option, such Option shall be exercisable with respect to an additional 20% of the total number of shares initially subject thereto as of the second, third, fourth and fifth anniversaries of the date of the grant.

          (b) An Option may be exercised solely by the Optionee during his lifetime or after his death by the person or persons entitled thereto under his will or the laws of descent and distribution.

          (c) In the event that an Optionee voluntarily ceases his status as a Director, an Option granted to such Optionee may be exercised only to the extent such Option was exercisable at the time he ceased to serve in such capacity.

          (d) In the event that an Optionee ceases to serve as a Director for any reason other than voluntary termination of Director status, at a time when an Option granted hereunder is still in force and unexpired under the terms of Paragraph 7 hereof, each such unmatured Option shall be accelerated. Such acceleration shall be effective as of the date of termination of Director status and each Option so accelerated shall be exercisable in full for so long as it is still in force and unexpired under the terms of Paragraph 7 hereof.

          (e) Upon the occurrence of a Change in Control, as defined in Paragraph 10(c), all Options previously granted and still in force and unexpired under the terms of Paragraph 7 hereof shall be accelerated effective as of such Change in Control.

          (f) The purchase price of the shares as to which an Option is exercised shall be paid in full at the time of the exercise. Such purchase price shall be payable in cash or by means of tendering theretofore owned Common Stock which has been held by the Optionee for more than six months, valued at Fair Market Value on the date of exercise, or any combination thereof. No holder of an Option shall be, or have any of the rights or privileges of, a stockholder of the Company in respect of any shares subject to any Option unless and until certificates evidencing such shares shall have been issued by the Company to such holder.

          9. Assignability. No Option shall be assignable or otherwise transferable except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder. Any attempted assignment of an Option in violation of this Paragraph 9 shall be null and void.

          10.  Adjustments.

          (a) The existence of outstanding Options shall not affect in any manner the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

          (b) In the event of any subdivision or consolidation of outstanding shares of Common Stock or declaration of a dividend payable in shares of Common Stock or capital reorganization or reclassification or other transaction involving an increase or reduction in the number of outstanding shares of Common Stock, the Board of Directors may adjust proportionally (i) the number of shares of Common Stock reserved under these Options; and (ii) the exercise price of such Options. In the event of any consolidation or merger of the Company with another corporation or entity or the adoption by the Company of a plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), the Board of Directors shall make such adjustments or other provisions as it may deem equitable, including adjustments to avoid fractional shares, to give proper effect to such event. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board of Directors shall be authorized to issue or assume stock options by means of substitution of new options for previously issued options or an assumption of previously issued options, or to make provision for the acceleration of the exercisability of, or lapse of restrictions with respect to, the termination of unexercised options in connection with such transaction.

          (c) An Option shall become fully exercisable upon a Change in Control (as hereinafter defined) of the Company. For purposes of this Plan, a "Change of Control" shall be conclusively deemed to have occurred if (and only if) any of the following events shall have occurred: (a) there shall have occurred an event required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is then subject to such reporting requirement; (b) after the Effective Date any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a person that is a director of the Company on the Effective Date or any person controlled by such a director, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding voting securities; (c) the Company is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter; or (d) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (including for this purpose any new director whose election or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors.

          11. Purchase for Investment. Unless the Options and shares of Common Stock covered by this Plan have been registered under the Securities Act of 1933, as amended, each person exercising an Option under this Plan may be required by the Company to give a representation in writing in form and substance satisfactory to the Company to the effect that he is acquiring such shares for his own account for investment and not with a view to, or for sale in connection with, the distribution of such shares or any part thereof.

          12. Taxes. The Company may make such provisions as it may deem appropriate for the withholding of any taxes that it determines is required in connection with any Options granted to any Optionee hereunder.

          13. Amendments or Termination. The Board of Directors of the Company may amend, alter or discontinue this Plan, except that (a) no amendment or alteration that would impair the rights of any Optionee under any Option that he has been granted shall be made without his consent, (b) no amendment or alteration shall be effective prior to approval by the Company's stockholders to the extent such approval is then required pursuant to Rule 16b-3 (or any successor provision) under the Exchange Act in order to preserve the applicability of any exemption provided by such rule to any Option then outstanding (unless the holder of such Option consents) or to the extent stockholder approval is otherwise required by applicable legal requirements, and
(c) the Plan shall not be amended more than once every six months to the extent such limitation is required by Rule 16b-3(c)(2)(ii) (or any successor provision) under the Exchange Act as then in effect.

          14. Government Regulations. This Plan, and the granting and exercise of Options hereunder, and the obligation of the Company to sell and deliver shares of Common Stock under such Options, shall be subject to all applicable laws, rules and regulations, and to such approvals on the part of any governmental agencies or national securities exchanges or transaction reporting systems as may be required.

          15. Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Delaware.

          16. Miscellaneous. The granting of any Option shall not impose upon the Company, the Board of Directors of the Company or any other directors of the Company any obligation to nominate any Optionee for election as a director and the right of the stockholders of the Company to remove any person as a director of the Company shall not be diminished or affected by reason of the fact that an Option has been granted to such person.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such suit or proceeding if he act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by him in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the facts and circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     Section 102(b)(7) of the Delaware General Corporation Law provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of title 8, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

     Article V, Section E of the Company's Charter provides as follows:

     A.     Limitation On Liability.

            To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph 1 shall be prospective only and shall not adversely affect any limitation, right or protection of a director of the Corporation existing at the time of such repeal or modification.

     B.     Indemnification.

            a. RIGHT TO INDEMNIFICATION. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Section E. The Corporation shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

            b. PREPAYMENT OF EXPENSES. The Corporation shall pay the expenses (including attorneys' fees) incurred in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this paragraph or otherwise.

            c. CLAIMS. If a claim for indemnification or payment of expenses under this paragraph is not paid in full within 60 days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

            d. NON-EXCLUSIVITY OF RIGHTS. The rights conferred on any person by this paragraph shall not be exclusive of any other rights which such person may or hereafter acquire under any statute, provision of this Certificate, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

            e. OTHER INDEMNIFICATION. The Corporation's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

     Article II, Section 2.9 of the Company's By-laws also contains an indemnity provision, requiring Company to indemnify members of the Board of Directors and officers of the Company and their respective heirs, personal representatives and successors in interest for or on account of any action performed on behalf of the Company, to the fullest extent provided by the laws of the State of Delaware and the Company's Charter.

     The Company has also entered into indemnification agreements with each of its directors (each director, an "indemnitee"). The indemnification agreements provide (i) for the prompt indemnification to the fullest extent permitted by law against any and all expenses, including attorneys' fees and all other costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness or participating in (including on appeal), or in preparing for ("Expenses"), any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation ("Claim"), related to the fact that such indemnitee is or was a director, officer, employee, agent or fiduciary of the Company or is or was serving at the Company's request as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by a director or officer in any such capacity, and against any and all judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection therewith) of any Claim, unless the Reviewing Party (one or more members of the Board of Directors or other person appointed by the Board of Directors, who is not a party to the particular claim, or independent legal counsel) determines that such indemnification is not permitted under applicable law and (ii) for the prompt advancement of Expenses, and for reimbursement to the Company if the Reviewing Party determines that such indemnitee is not entitled to such indemnification under applicable law. In addition, the indemnification agreements provide (i) a mechanism through which an indemnitee may seek court relief in the event the Reviewing Party determines that the indemnitee would not be permitted to be indemnified under applicable law (and therefore is not entitled to indemnification or expense advancement under the indemnification agreement) and (ii) indemnification against all expenses (including attorneys' fees), and advancement thereof if requested, incurred by the indemnitee in seeking to collect an indemnity claim or advancement of expenses from the Company or incurred in seeking to recover under a directors' and officers' liability insurance policy, regardless of whether successful or not. Furthermore, the indemnification agreements provide that after there has been a "change in control" in the Company (as defined in the indemnification agreements), other than a change in control approved by a majority of directors who were directors prior to such change, then, with respect to all determinations regarding a right to indemnity and the right to advancement of Expenses, the Company will seek legal advice only from independent legal counsel selected by the indemnitee and approved by the Company.

     The indemnification agreements impose upon the Company the burden of proving that an indemnitee is not entitled to indemnification in any particular case and negate certain presumptions that may otherwise be drawn against an indemnitee seeking indemnification in connection with the termination of actions in certain circumstances. Indemnitees' rights under the indemnification agreements are not exclusive of any other rights they may have under Delaware law, the Company's Bylaws or otherwise. Although not requiring the maintenance of directors' and officers' liability insurance, the indemnification agreements require that indemnitees be provided with the maximum coverage available for any Company director or officer if there is such a policy.

     The Company may purchase liability insurance policies covering its directors and officers.

ITEM 21.  EXHIBITS.

(a)  Exhibits


   EXHIBIT
   NUMBER                           DESCRIPTION
  ---------                        -------------
     3.1        Restated Certificate of Incorporation of the Company dated
                August 4, 1994, as amended on August 4, 1994, August 16, 1994,
                October 11, 1994, October 21, 1994 and January 26, 1995.
                (Incorporated herein by reference to Exhibit 3 of the Company's
                Annual Report on Form 10-K for the year ended December 31, 1994
                (Commission File No. 0-20421)).

     3.2 Proposed Amendments to the Restated Certificate of Incorporation of the Company to be filed in connection with the Liberty Media
                Group Stock Proposal described in the Proxy Statement/Prospectus included in the Registration Statement (included as Appendix
                III-A to the Proxy Statement/Prospectus which is part of this Registration Statement).

     3.3 Bylaws of the Company as adopted August 4, 1994 (Incorporated herein by reference to Exhibit 3 of the Company's Annual Report on Form 10-K for the year ended December 31, 1994 (Commission
                File No. 0-20421)).

      *5 Opinion of Baker & Botts, L.L.P. regarding legality of securities.

      *8 Tax Opinion of Baker & Botts, L.L.P. regarding certain Federal income tax matters.

      23.1      Consent of KPMG Peat Marwick L.L.P.

      23.2      Consent of KPMG Peat Marwick L.L.P.

      23.3      Consent of KPMG Peat Marwick L.L.P.

     *23.4      Consent of KPMG Peat Marwick L.L.P.

     *23.5      Consent of Price Waterhouse L.L.P.

      23.6      Consent of Baker & Botts, L.L.P. (included in Exhibit 5).


      23.7      Consent of Baker & Botts, L.L.P. (included in Exhibit 8).

       24       Power of Attorney (included herein on page II-7).

    *  27       Financial Data Schedule.

       99       Form of Proxy for Annual Meeting of the Company.

- ------------------------------
*        To be filed by amendment

(b)      Financial Statement Schedules.  Not Applicable.

ITEM 22.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     The Registrant hereby undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF GREENWOOD VILLAGE, STATE OF COLORADO, ON MAY 25, 1995.

                                     TELE-COMMUNICATIONS, INC.


                                     By:      /s/ Stephen M. Brett
                                          --------------------------------------
                                          Name:  Stephen M. Brett
                                          Title: Executive Vice President
                                                  and Secretary

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen M. Brett, Esq., and Elizabeth M. Markowski, Esq., and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority, to do and perform each and every act and thing requisite or necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


      SIGNATURE                     TITLE                     DATE

/s/ Bob Magness            Chairman of the Board and       May 25, 1995
- -------------------------          Director
(Bob Magness)


/s/ John C. Malone          Chief Executive Officer,       May 25, 1995
- -------------------------    President and Director
(John C. Malone)          (Principal Executive Officer)

/s/ Donne F. Fisher         Executive Vice President,      May 25, 1995
- -------------------------    Treasurer and Director
(Donne F. Fisher)           (Principal Financial and
                              Accounting Officer)

/s/ Jerome H. Kern                 Director                May 25, 1995
- -------------------------
(Jerome H. Kern)


/s/ John W. Gallivan               Director                May 25, 1995
- -------------------------
(John W. Gallivan)


/s/ Kim Magness                    Director                May 25, 1995
- -------------------------
(Kim Magness)


/s/ Robert A. Naify                Director                May  25, 1995
- -------------------------
(Robert A. Naify)


/s/ Tony Coelho                    Director                May 25, 1995
- -------------------------
(Tony Coelho)

                                   Director                May 25, 1995
/s/ R. E. Turner
- -------------------------
(R. E. Turner)

                                 EXHIBIT INDEX



EXHIBIT
NUMBER                               DESCRIPTION
- -------  -----------------------------------------------------------------------
 3.1     Restated Certificate of Incorporation of the Company dated August 4,
         1994, as amended on August 4, 1994, August 16, 1994, October 11, 1994,
         October 21, 1994 and January 26, 1995.  (Incorporated herein by reference to Exhibit 3 of the Company's Annual Report on Form 10-K for
         the year ended December 31, 1994 (Commission File No. 0-20421)).
 3.2     Proposed Amendments to the Restated Certificate of Incorporation of
         the Company to be filed in connection with the Liberty Media Group
         Stock Proposal described in the Proxy Statement/Prospectus included in the Registration Statement (included as Appendix III-A to the Proxy
         Statement/Prospectus which is part of this Registration Statement).
 3.3     Bylaws of the Company as adopted August 4, 1994 (Incorporated herein by reference to Exhibit 3 of the Company's Annual Report on Form 10-K
         for the year ended December 31, 1994 (Commission File No. 0-20421)).
  *5     Opinion of Baker & Botts, L.L.P. regarding legality of securities.
  *8     Tax Opinion of Baker & Botts, L.L.P. regarding certain Federal income tax matters.
 23.1    Consent of KPMG Peat Marwick L.L.P.
 23.2    Consent of KPMG Peat Marwick L.L.P.
 23.3    Consent of KPMG Peat Marwick L.L.P.
*23.4    Consent of KPMG Peat Marwick L.L.P.
*23.5    Consent of Price Waterhouse L.L.P.
 23.6    Consent of Baker & Botts, L.L.P. (included in Exhibit 5).
 23.7    Consent of Baker & Botts, L.L.P. (included in Exhibit 8).
  24     Power of Attorney (included herein on page II-7).
 *27     Financial Data Schedule.
  99     Form of Proxy for Annual Meeting of the Company.

- ---------------------
* To be filed by amendment